UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Materials Pursuant to § 240.14a-12

Parametric Sound Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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PROPOSED MERGER – YOUR VOTE IS IMPORTANT

You are cordially invited to attend a Special Meeting of the stockholders of Parametric Sound Corporation, a Nevada corporation (referred to as “Parametric,” “we,” “our” or “us”), which we will hold on December 27, 2013, at Hampton Inn & Suites, 14068 Stowe Drive, Poway CA 92064 at 1:00 p.m., local time.

At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the issuance of Parametric common stock, par value $0.001 per share, in connection with the merger contemplated by the Agreement and Plan of Merger (referred to as the “merger agreement”) dated August 5, 2013, among Parametric, VTB Holdings, Inc., a Delaware corporation (referred to as “VTBH”), and Paris Acquisition Corp., a Delaware corporation (referred to as “Merger Sub”), and the change of control of Parametric which will result from the merger. We refer to this proposal as the “merger proposal.” Under the merger agreement, Merger Sub will be merged with and into VTBH, with VTBH surviving the merger as a subsidiary of Parametric. At the effective time of the merger, the former stockholders of VTBH will receive shares of Parametric common stock which, together with options to purchase shares of VTBH common stock that will be converted into options to purchase shares of Parametric common stock (and will be assumed by Parametric at the effective time of the merger pursuant to the merger agreement), will represent approximately 80% of the shares of Parametric common stock on a fully-diluted basis after the merger, subject to adjustment as provided in the merger agreement.

The Parametric board of directors, referred to as the “Parametric Board,” has determined that the merger agreement and the transactions contemplated thereby, including the issuance of shares pursuant to the merger and the corresponding change of control of Parametric, are fair to, advisable and in the best interests of Parametric and its stockholders. The Parametric Board recommends that Parametric stockholders vote “FOR” the merger proposal. Additionally, the Parametric Board unanimously recommends that Parametric stockholders vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of Parametric in connection with the merger, “FOR” the proposal to adjourn the Special Meeting to solicit additional proxies, if necessary or appropriate, “FOR” the approval of the Parametric Sound Corporation 2013 Stock-Based Incentive Compensation Plan and “FOR” the approval of the Parametric Sound Corporation Annual Incentive Bonus Plan.

The enclosed proxy statement describes the merger agreement, the merger and related agreements and provides specific information concerning the Special Meeting. In addition, you may obtain information about us from documents we file with the Securities and Exchange Commission (the “SEC”). You should read the entire proxy statement carefully, including the appendices, because it sets forth the details of the merger agreement and other important information related to the merger.

Your vote is important. The affirmative vote of the holders of a majority of the votes cast on the merger proposal at the Special Meeting (assuming a quorum is present in person or by proxy), excluding abstentions, is required for approval of the merger proposal. Whether or not you plan to attend the Special Meeting, please complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or on the Internet as soon as possible. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with your voting instruction card.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Morrow & Co. LLC, by mail at 470 West Ave., Stamford CT 06902 or by phone as follows: stockholders, please call (800) 279-6413 (toll free); banks and brokerage firms, please call (203) 658-9400.

On behalf of the Parametric Board, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

/s/ Kenneth Potashner

Kenneth Potashner

Executive Chairman

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement and the form of the proxy are first being sent to Parametric stockholders on or about December 3, 2013.

PROPOSED MERGER – YOUR VOTE IS IMPORTANT

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that a Special Meeting of the stockholders of Parametric Sound Corporation, a Nevada corporation (“Parametric,” the “Company,” “we,” “our” or “us”), will be held on December 27, 2013, at Hampton Inn & Suites, 14068 Stowe Drive, Poway CA 92064, at 1:00 p.m. local time for the following purposes:

1. To consider and vote upon a proposal to approve the issuance of Parametric common stock, par value $0.001 per share, in connection with the merger contemplated by the Agreement and Plan of Merger (referred to as the “merger” and the “merger agreement”) dated as of August 5, 2013, among Parametric, VTB Holdings, Inc., a Delaware corporation, and Paris Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parametric, and the corresponding change of control of Parametric, which proposal we refer to as the “merger proposal”;

2. To consider and vote, on an advisory (non-binding) basis, upon specified compensation that may become payable to the named executive officers of Parametric in connection with the merger;

3. To consider and vote upon a proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the merger proposal;

4. To consider and vote upon a proposal to approve the Parametric Sound Corporation 2013 Stock-Based Incentive Compensation Plan (the “Stock Plan”);

5. To consider and vote upon a proposal to approve the Parametric Sound Corporation Annual Incentive Bonus Plan (the “Bonus Plan”); and

6. To transact such other business as may properly come before the Special Meeting or any adjournment of the Special Meeting.

The holders of record of Parametric common stock at the close of business on November 11, 2013, are entitled to notice of and to vote at the Special Meeting or at any adjournment thereof. The affirmative vote of the holders of a majority of the votes cast on the merger proposal at the Special Meeting (assuming a quorum is present in person or by proxy), excluding abstentions, is required for approval of the merger proposal.

The Parametric board of directors has determined that the merger agreement and the transactions contemplated thereby, including the issuance of shares pursuant to the merger agreement and the corresponding change of control of Parametric, are fair to, advisable and in the best interests of Parametric and its stockholders. The Parametric board of directors recommends that Parametric stockholders vote “FOR” the merger proposal, “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of Parametric in connection with the merger, “FOR” the proposal to adjourn the Special Meeting to solicit additional proxies, if necessary or appropriate, “FOR” the approval of the Stock Plan and “FOR” the approval of the Bonus Plan.

Your vote is important. Whether or not you expect to attend the Special Meeting, please sign and return the enclosed proxy card promptly in the envelope provided or promptly submit your proxy by telephone or over the Internet following the instructions on the proxy card. You may revoke your proxy and vote in person at the Special Meeting if you desire. All stockholders are cordially invited to attend the Special Meeting.

By Order of the Board of Directors,

/s/ James A. Barnes

James A. Barnes

Chief Financial Officer, Secretary and Treasurer

Summary		1

Questions And Answers About The Special Meeting And The Merger		12

Forward-Looking Statements		19

Risk Factors		20

Market Prices And Dividend Data		36

Security Ownership Of Certain Beneficial Owners And Management		38

Special Meeting Of Stockholders		40

Parties To The Merger		45

The Merger		46

Proposal 1 – The Merger Proposal		83

Proposal 2 – Advisory (Non-Binding) Proposal To Approve Specified Compensation That May Become Payable To Parametric Named Executive Officers in Connection With The Merger		102

Proposal 3 – Adjournment Proposal		103

Unaudited Pro Forma Combined Consolidated Financial Information		104

Turtle Beach’s Business		112

Turtle Beach’s Management’s Discussion And Analysis Of Financial Condition And Results Of Operations		127

Management Of Parametric Following The Merger		148

Proposal 4 – Approval Of The 2013 Stock-Based Incentive Compensation Plan		156

Proposal 5 – Approval Of The Annual Incentive Bonus Plan		164

Compensation Of Parametric Executive Officers And Directors		167

Where You Can Find Additional Information		173

Incorporation By Reference		173

Stockholder Proposals		174

Other Matters		175

ANNEX A	AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B	CRAIG-HALLUM FAIRNESS OPINION	B-1
ANNEX C	FORM OF PROXY CARD	C-1
ANNEX D	VTB HOLDINGS, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	D-1
ANNEX E	PARAMETRIC SOUND CORPORATION 2013 STOCK-BASED INCENTIVE COMPENSATION PLAN	E-1
ANNEX F	PARAMETRIC SOUND CORPORATION ANNUAL INCENTIVE BONUS PLAN	F-1
ANNEX G	CONSENT OF SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP	G-1
ANNEX H	CONSENT OF FREED MAXICK CPAS, P.C.	H-1
ANNEX I	CONSENT OF BDO USA, LLP	I-1

All trade names, trademarks and service marks appearing in this proxy statement are the property of their respective owners. We have assumed that the reader understands that all such terms are source-indicating. Accordingly, such terms, when first mentioned in this proxy statement, appear with the trade name, trademark or service mark notice and then throughout the remainder of this proxy statement without the trade name, trademark or service mark notices for convenience only and should not be construed as being used in a descriptive or generic sense.

SUMMARY

This summary discusses the material information contained in this proxy statement, including with respect to the merger agreement, the merger and the other transactions and agreements contemplated in connection with the merger. You should carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all of the information that may be important to you. The items in this summary include page references directing you to a more complete description of that topic in this proxy statement.

Parties to the Merger (Page 45)

Parametric Sound Corporation. Parametric Sound Corporation, referred to as “Parametric,” “we,” “our” or “us,” is a Nevada corporation. Parametric is a technology company focused on delivering novel audio solutions through its HyperSound® or “HSS®” technology platform, which pioneered the practical application of parametric acoustic technology for generating audible sound along a directional ultrasonic column. The creation of sound using Parametric’s technology creates a unique sound image distinct from traditional audio systems. In addition to its commercial digital signage and kiosk product business, Parametric is targeting its technology for new uses in consumer markets, including computers, video gaming, televisions and home audio along with other commercial markets including casino gaming and cinema. Parametric is also focusing development on health applications for persons with hearing loss. See “Parties to the Merger – Parametric Sound Corporation” on page 45. Additional information about Parametric is contained in its public filings, some of which are incorporated by reference herein as described in “Where You Can Find Additional Information” beginning on page 173.

VTB Holdings, Inc. VTB Holdings, Inc., referred to as “VTBH,” is a privately held Delaware corporation. Voyetra Turtle Beach, Inc., a Delaware corporation (“VTB”), is a wholly-owned subsidiary of VTBH. VTBH and its subsidiaries, including VTB, are collectively referred to as “Turtle Beach.” Turtle Beach designs, develops and markets premium audio peripherals for video game, personal computer and mobile platforms, including its acclaimed line of Ear Force gaming headphones and headsets crafted for Microsoft Xbox®, Sony PlayStation®, Nintendo Wii® and PC-based gaming. Turtle Beach’s advanced products allow video game players to experience high-quality, immersive sound and communicate with others while playing video games. Unlike most traditional stereo headphones, the more advanced headsets from Turtle Beach incorporate sophisticated technology for processing audio and multi-band wires transmission capabilities. Turtle Beach has strong market share in established gaming markets, including a 53% dollar share of the U.S. console gaming headset market as of year-end 2012 according to The NPD Group, Inc. Turtle Beach has a presence in 40 countries and has partnered with major retailers, including Wal-Mart, Carrefour, Tesco, Best Buy, GameStop, Target and Amazon. See “Parties to the Merger – VTB Holdings, Inc.” on page 45. Additional information about Turtle Beach is contained in this proxy statement. For more information about Turtle Beach’s business, see “Turtle Beach’s Business” on page 112.

Paris Acquisition Corp. Paris Acquisition Corp., referred to as “Merger Sub,” is a Delaware corporation and is currently a wholly-owned subsidiary of Parametric that was formed solely for the purpose of entering into the merger agreement and completing the merger. Upon the consummation of the merger, Merger Sub will be merged with and into Turtle Beach and will cease to exist. See “Parties to the Merger – Paris Acquisition Corp.” on page 45.

The Merger (Page 46)

Parametric, Merger Sub and VTBH agreed to consummate a merger under the terms of the merger agreement that is described in this proxy statement and attached hereto as Annex A. Pursuant to the merger agreement, Merger Sub will merge with and into VTBH, with VTBH surviving the merger and continuing as a subsidiary of Parametric, wholly-owned except for the holders of Series B Preferred Stock, the shares of which will remain outstanding after the merger. At the effective time of the merger, the stockholders of VTBH, other than the holders of Series B Preferred Stock, will receive shares of Parametric common stock which, together with options to purchase shares of VTBH common stock that will be converted into options to purchase shares of Parametric common stock (and will be assumed by Parametric at the effective time of the merger pursuant to the terms of the merger agreement), will represent approximately 80% of the shares of Parametric common stock on a fully-diluted basis after the merger, subject to adjustment as provided in the merger agreement.

The merger agreement is attached as Annex A to this proxy statement. We encourage you to carefully read the merger agreement in its entirety because it is the legal document governing the merger.

Reasons for the Merger and Recommendation of the Parametric Board (Page 59)

We believe that the combination of Parametric’s and Turtle Beach’s businesses will create more value for Parametric’s stockholders in the long-term than Parametric could achieve as an independent, stand-alone company.

In the course of reaching its decision to approve the merger agreement and the transactions contemplated thereby, and to recommend that Parametric stockholders vote to approve the merger proposal, the Parametric board of directors, referred to as the “Parametric Board,” reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

•	Parametric’s estimated near- and long-term operations and performance on an independent, stand-alone basis;

•	the substantial additional financing that would be needed to achieve such performance assuming Parametric continued its planned technology development activities and recognized revenue from its core consumer, commercial and health care markets, possible dilution of the Parametric stockholders from such potential financings and the risk that such substantial additional financing may not be obtained on terms favorable to Parametric, or at all;

•	the industry in which Parametric competes, including that many competitors in targeted consumer and commercial audio markets have greater resources, financial and otherwise, than Parametric, and the risks involved in maintaining and establishing business relationships with customers and suppliers;

•	the belief that Turtle Beach’s experience, financial resources, technical expertise, sales and marketing resources, scalable supply chain and global distribution network will help accelerate the design, development, commercialization and distribution of Parametric’s products and technology, including its HyperSound-based products, in particular in Parametric’s three target market segments;

•	the belief that Turtle Beach’s position as a leading and established consumer audio brand will support adoption of Parametric’s current and planned HyperSound-based products;

•	historical and current information concerning Turtle Beach’s business, financial performance, financial conditions, financial prospects and operations presented by Turtle Beach’s management to the Parametric Board, Parametric’s management team and its advisors;

•	the process undertaken to explore strategic alternatives available to Parametric to maximize stockholder value, and the review and assessment of the possible outcomes of such alternatives, including the possibility of remaining independent, combinations with other merger partners, being acquired by other entities, licensing Parametric’s intellectual property and the possibility of equity or debt public or private offerings;

•	the number of shares of Parametric’s common stock to be issued to VTBH’s stockholders pursuant to the merger agreement and the fact that, following the completion of the merger, Parametric stockholders and option holders would participate in approximately 20% of the future growth and earnings of the combined company in light of the issuance of new shares of Parametric’s common stock (and the assumption of Turtle Beach stock options) pursuant to the merger agreement;

•	Parametric may be unable to obtain stockholder approval as required for the transactions contemplated by the merger agreement on a timely basis, or at all;

•	the conditions to the closing and the transactions contemplated by the merger agreement may not be satisfied due to events beyond Parametric’s control;

•	Parametric’s obligation, in certain circumstances upon a termination of the merger agreement, to pay a $1,000,000 termination fee and/or enter into a license agreement with VTBH with respect to certain Parametric intellectual property for use in console audio products on an exclusive basis and certain computer audio products on a non-exclusive basis;

•	the ability of Parametric to solicit alternative merger partners during the 30-day post-signing “go shop” period and furnish information to and engage in discussions or negotiations with a third party under certain circumstances described in the merger agreement, as well as the ability to withdraw or modify its recommendation regarding the merger under certain circumstances; and

•	the opinion of Craig-Hallum Capital Group LLC, dated August 2, 2013, to the Parametric Board as to the fairness to Parametric, from a financial point of view, as of the date of the opinion, of the “Per Share Exchange Ratio” contemplated by the merger agreement, as more fully described below in the section titled “The Merger – Opinion of Craig Hallum Capital Group LLC” on page 61.

For a more complete discussion of Parametric’s reasons for the merger, as well as risks and uncertainties related thereto, see “The Merger – Reasons for the Merger” on page 59.

Opinion of the Financial Advisor to the Parametric Board (Page 61)

In connection with the evaluation of the proposed merger by the Parametric Board, Craig-Hallum Capital Group LLC (“Craig-Hallum”), financial advisor to the Parametric Board, rendered a written opinion to the Parametric Board, dated August 2, 2013, that, as of that date and subject to the assumptions, qualifications and limitations set forth in its opinion, the “Per Share Exchange Ratio” as set forth in the merger agreement was fair, from a financial point of view, to Parametric.

The full text of the written opinion of Craig-Hallum, dated August 2, 2013, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Craig-Hallum provided its opinion for the information and assistance of the Parametric Board in connection with its consideration of the merger. The Craig-Hallum opinion was not intended to and does not constitute a recommendation as to how any holder of Parametric common stock should vote or make any election with respect to the merger or any other matter.

For a more complete description, see “The Merger – Opinion of Craig-Hallum Capital Group LLC, Financial Advisor to the Parametric Board” on page 61.

Treatment of VTBH Capital Stock in the Merger (Page 84)

Common Stock and Series A Preferred Stock. At the effective time of the merger, each share of VTBH common stock and Series A Preferred Stock will be cancelled and converted into the right to receive a number of shares of Parametric common stock equal to the “Per Share Number,” plus any cash paid in lieu of fractional shares. The Per Share Number is computed in accordance with a formula specified in the merger agreement and is estimated, as of the date of this proxy statement, to be approximately 0.3567, which would result in approximately 29,950,374 shares of Parametric common stock being issued to the former holders of VTBH common stock and Series A Preferred Stock at the effective time of the merger. These newly issued shares, together with the options to purchase shares of VTBH common stock that will be converted into options to purchase shares of Parametric common stock (and will be assumed by Parametric at the effective time of the merger), would represent approximately 80% of the shares of Parametric common stock, on a fully-diluted basis, after the effective time of the merger.

Series B Preferred Stock. Each share of VTBH Series B Preferred Stock that is issued and outstanding immediately prior to the effective time of the merger shall remain issued and outstanding after the effective time of the merger. The Series B Preferred Stock is not convertible into VTBH common stock, and after the merger it will not be convertible into Parametric common stock. 1,000,000 shares of Series B Preferred Stock are currently outstanding, with a liquidation preference, at November 30, 2013, of $13.6 million inclusive of accrued dividends. These shares accrue dividends at the rate of eight percent per annum and are payable only when, as and if declared by the VTBH board of directors or upon redemption. After the merger, the Series B Preferred Stock will vote (at the VTBH subsidiary level) on an as-if converted basis with the VTBH common stock (representing 0.99% of the voting power of VTBH after the merger) and is mandatorily redeemable upon the earlier to occur of maturity (September 2030) or certain liquidation events, such as certain change of control transactions of VTBH. The merger contemplated by the merger agreement will not require that the Series B Preferred Stock be redeemed.

Treatment of VTBH Equity-Based Awards in the Merger (Page 85)

Stock Options. At the effective time of the merger, each outstanding option to purchase a share of VTBH common stock, whether vested or unvested, will be deemed to constitute an option to purchase, on the same terms and conditions, a number of shares of Parametric common stock equal to the product of (i) the number of shares of VTBH common stock subject to such option, multiplied by (ii) the “Per Share Exchange Ratio” (defined below), at an exercise price per share of Parametric common stock equal to the quotient of (i) the exercise price per share of VTBH common stock subject to such option divided by (ii) the “Per Share Exchange Ratio.” The “Per Share Exchange Ratio” means the ratio of the Per Share Number to one. See “Summary – Treatment of VTBH Capital Stock in the Merger” above.

Phantom Stock Units. Each phantom stock unit of VTBH that is outstanding immediately prior to the effective time of the merger shall remain outstanding after the effective time of the merger. As of the date of the merger agreement, 1,153,697 phantom stock units were outstanding.

Special Meeting of Stockholders (Page 40)

Date, Time and Place. A Special Meeting of Parametric stockholders will be held on December 27, 2013, at Hampton Inn & Suites, 14068 Stowe Drive, Poway CA 92064, at 1:00 p.m. local time for the following purposes:

1.	To consider and vote upon the merger proposal;

2.	To consider and vote, on an advisory (non-binding) basis, upon specified compensation that may become payable to the named executive officers of Parametric in connection with the merger;

3.	To consider and vote upon a proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the merger proposal;

4.	To consider and vote upon a proposal to approve the Parametric Sound Corporation 2013 Stock-Based Incentive Compensation Plan (the “Stock Plan”);

5.	To consider and vote upon a proposal to approve the Parametric Sound Corporation Annual Incentive Bonus Plan (the “Bonus Plan”); and

6.	To transact such other business as may properly come before the Special Meeting or any adjournment of the Special Meeting.

Record Date and Voting Power. You are entitled to vote at the Special Meeting if you held shares of Parametric common stock at the close of business on November 11, 2013, the record date for the Special Meeting. You will have one vote at the Special Meeting for each share of Parametric common stock you owned at the close of business on the record date. 6,837,321 shares of Parametric common stock are entitled to be voted at the Special Meeting.

Vote Required to Approve Merger Proposal. The affirmative vote of the holders of a majority of the votes cast on the merger proposal at the Special Meeting (assuming a quorum is present in person or by proxy), excluding abstentions, is required for approval of the merger proposal.

Vote Required to Approve the Other Proposals. Approval, by non-binding, advisory vote, of specified compensation that may become payable to the named executive officers of Parametric in connection with the merger requires the affirmative vote of a majority of the votes cast, excluding abstentions. Approval of each of the Stock Plan and the Bonus Plan requires the affirmative vote of a majority of the votes cast, excluding abstentions. Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the votes cast, excluding abstentions.

Voting Agreements; Lock-Up of Certain Parametric Stockholders (Page 79)

Concurrently with the execution of the merger agreement, Parametric and VTBH entered into Stockholder Agreements and Irrevocable Proxies, referred to as the “voting agreements,” with Messrs. Potashner, Barnes and Norris, as well as certain entities over which they exercise voting and/or investment control, collectively referred to as the “management stockholders.”

Under the voting agreements, (i) the management stockholders have agreed to vote all Parametric shares that they hold at the time of such vote in favor of the merger proposal (and against other acquisition proposals) and (ii) the management stockholders have agreed to a lock-up restriction whereby they have agreed not to sell or otherwise transfer the shares of Parametric common stock beneficially owned by them (or subsequently acquired by them) until six months following the closing of the merger, subject to certain exceptions including, without limitation, the right to sell shares in order to pay certain taxes which may arise in connection with the merger. The shares subject to the voting agreements represented approximately 19.2% of the outstanding shares of Parametric common stock as of the record date.

Stockholder Agreement; Lock-Up of Certain Turtle Beach Stockholders (Page 79)

Concurrently with the execution of the merger agreement, VTBH and certain stockholders of VTBH (including all of the holders of VTBH common stock and Series A Preferred Stock), referred to as the “VTBH stockholders,” entered into a Stockholder Agreement, referred to as the “Stockholder Agreement,” pursuant to which the VTBH stockholders agreed to certain restrictions and other provisions with respect to the VTBH capital stock currently held by them (and subsequently acquired by them), the shares of Parametric common stock that will be issued to them pursuant to the merger agreement, and other Parametric shares subsequently acquired by them, collectively referred to as the “merger shares.”

Under the Stockholder Agreement, the VTBH stockholders have agreed to a lock-up restriction whereby they will not sell or otherwise transfer the merger shares for a period of six months following the closing of the merger, subject to certain exceptions including, without limitation, the right to sell shares in order to pay certain taxes which may arise in connection with the merger. Additionally, the Stockholder Agreement provides for certain post-closing registration rights, block voting covenants, the formation of a group for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”), and the election to cause Parametric to become a “controlled company” under NASDAQ rules after the merger. The VTBH stockholders also executed a written consent of stockholders in favor of the merger concurrently with the execution of the Stockholder Agreement. For more information about the Stockholder Agreement and the management of Parametric following the merger, see “Management of Parametric Following the Merger” on page 148.

Interests of Parametric Executive Officers and Directors in the Merger (Page 74)

When considering the recommendation of the Parametric Board that Parametric stockholders vote in favor of the merger proposal, you should be aware that Parametric executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Parametric’s stockholders. See “The Merger – Interests of Parametric Executive Officers and Directors in the Merger” on page 74 for a description of such interests that may be different from, or in addition to, the interests of Parametric stockholders.

The Parametric Board knew about these interests and considered them, among other matters, when it determined that the merger agreement and the merger are fair to, advisable and in the best interests of Parametric and its stockholders.

The following is a summary of certain interests of Parametric executive officers and directors in the merger:

•	in connection with the negotiation and execution of the merger agreement, certain amendments were made to the employment, compensation and severance conditions for Parametric’s executive officers and directors as described under “The Merger – Interests of Parametric Executive Officers and Directors in the Merger” on page 74;

•	Mr. Barnes, either directly or through an affiliate, holds warrants to purchase Parametric common stock which, pursuant to the terms of such warrants, may trigger a payment obligation from Parametric to Mr. Barnes upon the closing of the merger;

•	pursuant to the merger agreement, the Parametric Board will have the right to designate two members of the reconstituted Parametric board of directors (see “Proposal 1 – The Merger Proposal – Post-Merger Board of Directors”); and

•	in connection with the negotiation and execution of the merger agreement, certain amendments were made with respect to an option Mr. Potashner held to acquire shares of common stock of HyperSound Health, Inc., a subsidiary of Parametric, such that, among other changes, the option would terminate in full and no vesting would occur in the event the merger closes.

Market Prices and Dividend Data (Page 36)

Parametric common stock is quoted on the NASDAQ Capital Market under the symbol “PAMT.” On August 5, 2013, the last full trading day before the public announcement of the merger agreement, the closing price for our common stock was $17.69 per share and on November 29, 2013, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock was $12.39 per share.

Conditions to the Merger (Page 94)

The merger is subject to the satisfaction or waiver of various conditions, at or prior to the effective time, which include the following with respect to each party:

•	Parametric stockholders will have approved the merger proposal at the Special Meeting;

•	the approval of the continued listing application by NASDAQ of Parametric’s common stock to be issued in connection with the merger and in connection with the exercise of the VTBH stock options to be assumed by Parametric;

•	any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, referred to as the “HSR Act,” shall have expired or been terminated (which occurred on September 5, 2013);

•	the absence of any law, order or legal other restraint or prohibition that prevents the consummation of the merger and the transactions contemplated by the merger agreement; and

•	PNC Bank, the collateral agent under Turtle Beach’s current credit agreement, shall have consented to the terms and conditions of any “Qualified Equity Offering” in connection with or following Parametric’s consummation thereof and shall not have revoked such consent.

Additionally, Parametric is not obligated to effect the merger unless the following conditions are satisfied or waived, at or prior to the effective time:

•	the representations and warranties of VTBH in the merger agreement must be true and correct, except to the extent that breaches of such representations and warranties (without giving effect to any materiality qualifiers) would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on VTBH (other than certain specified representations and warranties of VTBH concerning organization and good standing, capitalization and corporate authorization, which representations and warranties must be true and correct in all material respects);

•	VTBH must have performed, in all material respects, all obligations to be performed by it under the merger agreement on or prior to the effective time and VTBH must have delivered a certificate dated as of the closing and signed by its chief executive officer or chief financial officer certifying as to the satisfaction thereof; and

•	No change, state of facts, circumstance, event or effect shall have occurred that would have a material adverse effect on VTBH.

VTBH is not obligated to effect the merger unless the following conditions are satisfied or waived, at or prior to the effective time:

•	the representations and warranties of Parametric in the merger agreement must be true and correct, except to the extent that breaches of such representations and warranties (without giving effect to any materiality qualifiers) would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parametric (other than certain specified representations and warranties of Parametric concerning organization and good standing, capitalization and corporate authorization, which representations and warranties must be true and correct in all material respects);

•	Parametric must have performed, in all material respects, all obligations to be performed by it under the merger agreement on or prior to the effective time and Parametric must have delivered a certificate dated as of the closing and signed by its chief executive officer or chief financial officer certifying as to the satisfaction thereof;

•	No change, state of facts, circumstance, event or effect shall have occurred that would have a material adverse effect on Parametric;

•	Parametric shall have completed a “Qualified Offering” (defined below) (which occurred on November 15, 2013); and

•	Certain individuals shall have delivered to Parametric valid and binding releases in the forms approved by VTBH.

Neither Parametric nor Turtle Beach can give any assurance that all of the conditions of the merger will be either satisfied or waived or that the merger will occur.

Limitation on Considering Other Acquisition Proposals (Page 91)

The merger agreement contains detailed provisions that restrict Parametric and its subsidiaries (and their respective representatives) from (i) initiating, soliciting or knowingly encouraging any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, an “acquisition proposal” (as defined in “Proposal 1 – The Merger Proposal – Limitation on Considering Other Acquisition Proposals” on page 91), (ii) engaging in, entering into, continuing or otherwise participating in any discussions or negotiations with any person with respect to, or providing any non-public information or data about Parametric and its subsidiaries to any person relating to, any proposal or offer that constitutes, or could reasonably be expected to result in, an acquisition proposal or (iii) entering into an “alternative acquisition agreement” (as defined in “Proposal 1 – The Merger Proposal – Limitation on Considering Other Acquisition Proposals” on page 91).

The merger agreement does not, however, prohibit the Parametric Board from considering and recommending to Parametric stockholders an unsolicited acquisition proposal from a third party if specified conditions are met (such as the acquisition proposal constituting a “superior proposal”) and to change its recommendation to Parametric’s stockholders under certain circumstances. See “Proposal 1 – The Merger Proposal – Limitation on Considering Other Acquisition Proposals – Change in Recommendation; Termination for Superior Proposal” on page 92.

Termination of the Merger Agreement (Page 97)

In general, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of merger proposal by Parametric stockholders, in the following ways:

•	by mutual written consent of Parametric and VTBH;

•	by either Parametric or VTBH if:

•	the closing of the merger agreement shall not have been consummated on or before February 28, 2014, referred to as the “outside date,” provided that such right to terminate is not available to any party if the inability to satisfy a closing condition was due to the failure of such party to perform in any material respect any of its obligations under the merger agreement;

•	a court or other governmental authority, by law or order, has restrained, enjoined or otherwise prohibited the transactions contemplated by the merger agreement and such law or order has become final and non-appealable, provided that such right to terminate is not available to any party if such restraint was due to the failure of such party to perform in any material respect any of its obligations under the merger agreement; or

•	Parametric stockholders have failed to approve the merger proposal at the Special Meeting;

•	by VTBH if:

•	Parametric has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement (or if any of the representations and warranties of Parametric set forth in the merger agreement fail to be true), such that the closing conditions applicable to Parametric would not be satisfied, if occurring at the effective time, and such breach or failure is incapable of being cured, or is not cured by Parametric within 30 calendar days following receipt of written notice of such breach or failure, except that such right to terminate is not available to VTBH if, at the time of such termination, there exists a material breach of any the representations, warranties, covenants or agreements of VTBH contained in the merger agreement;

•	before receipt of the approval of the merger proposal by Parametric stockholders, the Parametric Board or any committee thereof effects a “change in recommendation” (as defined in Proposal 1 – The Merger Proposal – Limitations on Considering Other Acquisition Proposals);

•	Parametric has materially breached its obligations relating to the calling of the Special Meeting or the solicitation or consideration of other acquisition proposals; or

•	Parametric has entered into an “alternative acquisition agreement” (as defined in Proposal 1 – The Merger Proposal – Limitations on Considering Other Acquisition Proposals);

•	by Parametric if:

•	VTBH has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement (or if any of the representations and warranties of VTBH set forth in the merger agreement fail to be true), such that the closing conditions applicable to VTBH would not be satisfied, if occurring at the effective time, and such breach or failure is incapable of being cured, or is not cured by VTBH within 30 calendar days following receipt of written notice of such breach or failure, except that such right to terminate is not available to Parametric if, at the time of such termination, there exists a material breach of any the representations, warranties, covenants or agreements of Parametric contained in the merger agreement;

•	before approval of the merger proposal by Parametric stockholders, the Parametric Board has authorized Parametric to enter into a definitive acquisition agreement, letter of intent, agreement in principle or any other agreement with respect to a superior proposal and has complied in all material respects with its obligations under the merger agreement related to soliciting or considering other acquisition proposals; provided that substantially concurrently with such termination, Parametric pays the required termination fee set forth in the merger agreement and described elsewhere in this proxy statement; or

•	all required closing conditions (other than those conditions which by their nature are to be satisfied at the closing) have been satisfied other than the condition requiring the completion of a Qualified Offering, except that such right to terminate is not available to Parametric if, at the time of such termination, there exists a material breach of any representation, warranty, covenant or agreement of Parametric contained in the merger agreement.

Termination Fees and Break-Up Fee License Agreement (Page 98)

If the merger agreement is terminated in certain circumstances, as described in more detail under “Proposal 1 – The Merger Proposal – Termination Fees and Break-Up Fee License Agreement” on page 98:

•	Parametric may be required to pay to VTBH a termination fee of $1,000,000 and/or enter into a license agreement with VTBH relating to Parametric’s HyperSound technology; or

•	VTBH may be required to pay to Parametric a “reverse” termination fee of $1,000,000.

Specific Performance (Page 101)

In addition to any other remedy that may be available at law or in equity, Parametric and VTBH have agreed that they are each entitled to sue in equity for specific performance and/or to obtain an injunction to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in the Delaware Court of Chancery or any federal court sitting in the State of Delaware. Parametric and VTBH have further agreed that they will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

Anticipated Accounting Treatment (Page 80)

The merger will be accounted for as a “reverse acquisition” pursuant to which VTBH will be considered the acquiring entity for accounting purposes in accordance with U.S. generally accepted accounting principles, referred to as “GAAP.” As such, VTBH will allocate the total purchase consideration to Parametric’s tangible and identifiable intangible assets and liabilities based on their respective fair values at the date of completion of the merger. VTBH’s historical results of operations will replace Parametric’s historical results of operations for all periods prior to the merger. After completion of the merger, the results of operations of both companies will be included in Parametric’s financial statements, which will also reflect the Series B Preferred Stock of VTBH that will remain outstanding after the merger. See “The Merger – Anticipated Accounting Treatment” on page [—].

Material U.S. Federal Income Tax Consequences of the Merger (Page 80)

The merger agreement and transactions contemplated thereby, including the merger and issuance of shares pursuant to the merger agreement, is intended to be tax free to holders of Parametric common stock. The merger agreement provides that Parametric, Merger Sub and VTBH intend that for U.S. federal income tax purposes, the merger will constitute a tax free reorganization with the meaning of Internal Revenue Code Section 368(a)(1)(B). None of the parties to the merger agreement is seeking tax or legal or accounting opinions or rulings on whether the merger agreement qualifies for tax-free treatment and tax-free treatment is not a condition precedent to the obligations of the parties to the merger agreement. See “The Merger – Restrictions on Sales of Parametric Common Stock Following the Merger” on page [—] for a discussion of exceptions to lock-up restrictions for VTBH stockholders in the event that the IRS or another applicable tax authority successfully challenges the treatment of the merger as a tax free reorganization.

Regulatory Matters (Page 81)

The merger is subject to U.S. antitrust laws. VTBH and Parametric have made all required filings under applicable U.S. antitrust laws with the Antitrust Division of the Department of Justice and the U.S. Federal Trade Commission. The U.S. Federal Trade Commission granted early termination of the applicable waiting period under the U.S. antitrust laws on September 5, 2013.

Dissenters’ Rights (Page 81)

Parametric stockholders are not entitled to dissenters’ rights under Nevada law in connection with the merger agreement and the transactions contemplated thereby. See “The Merger – Dissenters’ Rights” on page [—].

Litigation Relating to the Merger (Page 81)

On August 8, 2013, James Harrison, Jr., a purported shareholder of Parametric, filed a class action lawsuit in the Superior Court California, County of San Diego, under the caption Harrison v. Parametric Sound Corp., naming Parametric, Parametric’s directors, Paris Acquisition Corp. (a wholly-owned subsidiary of Parametric) and Turtle Beach as defendants. Several other substantially similar shareholder class action complaints were filed in the same court in August 2013. In August and September 2013, several substantially similar shareholder class action complaints were filed in the Eighth Judicial District Court, Clark County, Nevada. All complaints related to the same events and transactions regarding the merger, allege breaches of fiduciary duty and aiding and abetting breaches of fiduciary duty in connection therewith, sought class action status, and demanded an order enjoining the proposed merger and unspecified reforms, actions and disclosures. On September 10, 2013, the California Superior Court consolidated all related cases before it under the caption In re Parametric Sound Corp. Shareholder Litigation, Case No. 37-2013-00061953-CU-BT-CTL. On September 23, 2013, the Nevada District

Court consolidated all related cases before it under the caption In re Parametric Sound Corp. Shareholders’ Litigation, Lead Case No. A-13-686890-B, Dep’t XI. Following Parametric’s filing of a preliminary proxy statement with the SEC on November 4, 2013, amended consolidated complaints were filed on November 14, 2013 in the consolidated action pending in Nevada and on November 19, 2013 in the consolidated action pending in California. These amended complaints reiterate the same claims and seek the same relief as asserted and sought in the original complaints. On November 20, 2013, Shana Vasek, a purported shareholder of Parametric, filed a class action lawsuit in the United States District Court for the District of Nevada, under the caption Vasek v. Parametric Sound Corp., Case No. 2:13-cv-02148-JAD-GWF, naming the same defendants, asserting the substantially the same allegations and seeking substantially the same relief as asserted and sought the above-referenced consolidated action pending in Nevada state court. In addition to asserting substantially the same claims for breach of fiduciary duty and aiding and abetting as asserted in the above-referenced consolidated action pending in Nevada state court, the plaintiff in the federal court action asserts a claim for violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 14a-9.

Risk Factors (Page 20)

In evaluating the proposals set forth in this proxy statement, you should carefully read this proxy statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors” on page 20.

Recent Developments

Completion of Qualified Equity Offering. On November 12, 2013, Parametric entered into a Subscription Agreement with Hodges Small Cap Fund with respect to the registered direct offer and sale by Parametric of 364,286 shares of Parametric common stock, at a purchase price of $14.00 per share in a privately negotiated transaction in which no party acted as an underwriter or placement agent. The sale of the shares settled on November 15, 2013. The net proceeds to Parametric were $5.08 million after deducting offering expenses. Parametric intends to use the net proceeds from this offering for general corporate working capital purposes. This transaction constituted a “Qualified Offering” in satisfaction of the merger agreement closing condition and also a “Qualified Equity Offering” for purposes of adjusting the Per Share Number. See “Proposal 1 – The Merger Proposal – Treatment of VTBH Capital Stock in the Merger” on page 84 and “Proposal 1 – The Merger Proposal – Conditions to the Merger” on page 94.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some commonly asked questions regarding the Special Meeting, the merger agreement and the merger. These questions and answers may not address all questions that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the other documents Parametric refers to, or incorporated by reference into, this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	Parametric, Merger Sub and VTBH have agreed to consummate a merger under the terms of the merger agreement that is described in this proxy statement. A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to complete the merger, Parametric stockholders must vote to approve the issuance of Parametric common stock pursuant to the merger and the corresponding change of control of Parametric, as required by NASDAQ rules. Parametric will hold a Special Meeting of its stockholders to obtain this vote. You are receiving this proxy statement in connection with the solicitation of proxies to be voted at the Special Meeting or at any adjournments or postponements thereof.

You should carefully read this proxy statement, including its annexes and the other documents we refer to, or incorporated by reference, into this proxy statement, because they contain important information about the merger, the merger agreement and the Special Meeting. The enclosed voting materials allow you to vote your shares without attending the Special Meeting. Your vote is very important. We encourage you to vote as soon as possible.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on a proposal to approve the issuance of Parametric common stock pursuant to the merger and the corresponding change of control of Parametric, which proposal we refer to as the “merger proposal.” You are also being asked to vote upon: (i) on an advisory (non-binding) basis, the approval of specified compensation that may become payable to the named executive officers of Parametric in connection with the merger; (ii) a proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the merger proposal; (iii) the approval of the Parametric Sound Corporation 2013 Stock-Based Incentive Compensation Plan (“Stock Plan”); and (iv) the approval of the Parametric Sound Corporation Annual Incentive Bonus Plan (“Bonus Plan”).

Q:	How does the Parametric Board recommend that I vote?

A:	The Parametric Board unanimously recommends that you vote:

•	“FOR” the merger proposal;

•	“FOR” the non-binding, advisory proposal to approve specified compensation that may become payable to the named executive officers of Parametric in connection with the merger;

•	“FOR” the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate;

•	“FOR” the approval of the Stock Plan; and

•	“FOR” the approval of the Bonus Plan.

Q:	What should I do now?

A:

After carefully reading and considering the information contained in this proxy statement, including the appendices, we encourage you to vote by proxy as soon as possible, whether you plan to attend the Special Meeting or not. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. You may specify whether your shares should be voted “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the proposals. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Parametric Board’s recommendations, as noted below. Voting by proxy will not affect your right to attend the Special Meeting. If your shares are registered directly in your name through our stock transfer agent, or you have stock certificates registered in your name, you may vote as follows:

•	Voting by Telephone. You may vote by calling the toll-free telephone number and following the instructions printed on your proxy card. The deadline for voting by telephone is December 26, 2013, at 8:59 p.m., Pacific Standard Time. If you vote by telephone, you do not need to return your proxy card.

•	Voting on the Internet. You may vote on the Internet by accessing the website and following the instructions printed on your proxy card. The deadline for voting on the Internet is December 26, 2013, at 8:59 p.m., Pacific Standard Time. If you vote on the Internet, you do not need to return your proxy card.

•	Voting by Proxy Card. You may vote by completing, signing and returning your proxy card by mail. To vote in this manner, please mark, date and sign the enclosed proxy card and return it by mail in the accompanying postage-prepaid envelope. You should mail your signed proxy card sufficiently in advance for it to be received by December 26, 2013.

•	Voting in Person. Even if you have voted by one of the methods described above, you may still attend and vote your shares in person at the Special Meeting, if you are the record owner of those shares. If you do attend and vote your shares in person at the Special Meeting after having voted by any of the methods described above, only your last vote will be counted. However, attendance at the Special Meeting alone will not result in a revocation of any previously submitted proxy cards.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive voting instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Special Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Special Meeting in order to vote.

Q:	Why are Parametric and Turtle Beach proposing to effect the merger?

A:	We believe that the combination of Parametric’s and Turtle Beach’s businesses will create more value for Parametric’s stockholders in the long-term than Parametric could achieve as an independent, stand-alone company. For a more complete description of the reasons for the merger, see “The Merger – Reasons for the Merger” on page 59.

Q:	How will Parametric stockholders be affected by the merger?

A:	The merger will have no effect on the number of shares of Parametric common stock held by Parametric stockholders as of immediately prior to the completion of the merger. However, it is expected that upon completion of the merger such shares will represent approximately 20% of the outstanding shares of Parametric common stock after the merger, on a fully-diluted basis, whereas prior to the completion of the merger such shares represented 100%.

Q:	When do Parametric and Turtle Beach expect the merger to be completed?

A:	Parametric and Turtle Beach are working to complete the merger as quickly as practicable. However, we cannot predict the exact timing of the completion of the merger because it is subject to certain conditions. See “Proposal 1 – The Merger Proposal – Conditions to the Closing of the Merger” on page 94. We plan to complete the merger as soon as practicable after the Special Meeting if the merger proposal is approved.

Q:	What will happen to Parametric if, for any reason, the merger does not close?

A:	Parametric has invested significant time and incurred, and expects to continue to incur, significant expenses related to the proposed merger. If the merger does not close, the Parametric Board will, among other things, (i) continue to evaluate and review our business operations, properties and capitalization, (ii) make such changes as are deemed appropriate, and (iii) continue to seek to identify strategic alternatives to enhance stockholder value. In addition, upon termination of the merger agreement under specified circumstances, Parametric may be required to pay VTBH a termination fee of $1,000,000 and/or enter into a license agreement with Turtle Beach related to Parametric’s HyperSound technology, in each case as described under “Proposal 1 – The Merger Proposal – Effect of Termination of Merger Agreement” beginning on page 98.

Q:	Who will be the Parametric’s directors and executive officers following the merger?

A:	Following the merger, the Parametric Board will be comprised of a total of nine directors, with five directors designated by VTBH, two designated by Parametric and two vacancies at the closing of the merger. The Parametric Board is anticipated to include the following individuals as of the closing of the merger:

Name	Current Principal Affiliation
Juergen Stark	Turtle Beach
Kenneth A. Fox	Turtle Beach
Ronald Doornink	Turtle Beach
Kenneth F. Potashner	Parametric
Andrew Wolfe, Ph.D.	Parametric

VTBH is entitled to designate two additional individuals to serve as independent directors on the Parametric Board, but had not yet done so as of the date of this proxy statement.

Following the merger, the executive officers of Parametric are anticipated to include the following individuals (and others yet to be determined):

Name	Position
Juergen Stark	Chief Executive Officer and President
John Hanson	Chief Financial Officer, Treasurer and Secretary

For more information about Parametric’s anticipated directors and executive officers following the merger and related corporate governance matters, see “Management of Parametric Following the Merger” on page 148.

Q:	Will my shares be voted if I do not provide my proxy?

A:	Under stock market rules currently in effect, brokerage firms and nominees have the authority to vote their customers’ unvoted shares on certain “routine” matters if the customers have not furnished voting instructions within a specified period prior to the Special Meeting. However, the proposals to be voted upon at the Special Meeting are not considered “routine” matters and hence brokerage firms and nominees will not be able to vote the shares of customers from whom they have not received voting instructions. If you hold your shares directly in your own name, they will not be counted as shares present for the purposes of determining the presence of a quorum or be voted if you do not provide a proxy or attend the Special Meeting and vote the shares yourself.

Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (i) the broker has not received voting instructions from the beneficial owner of the shares and (ii) the broker lacks the authority to vote the shares at the broker’s discretion. Broker non-votes will be counted as shares present and entitled to vote for the purposes of determining the presence of a quorum on each of the proposals to be voted on at the Special Meeting.

Q:	If my shares are held in “street name” by my broker, can my broker vote my shares for me?

A:	Yes, but your broker will only be permitted to vote your shares of Parametric common stock if you instruct your broker how to vote. You should follow the procedures provided to you by your broker regarding how to instruct your broker to vote your shares.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held on December 27, 2013, at Hampton Inn & Suites, 14068 Stowe Drive, Poway CA 92064, at 1:00 p.m. local time.

Q:	Who may attend the Special Meeting?

A:	All Parametric stockholders who owned shares of Parametric common stock at the close of business on November 11, 2013, the record date for the Special Meeting, may attend.

Q.	Who may vote at the Special Meeting?

A.	Only holders of record of Parametric common stock as of the close of business on November 11, 2013, the record date for the Special Meeting, may vote at the Special Meeting. As of the record date, Parametric had 6,837,321 outstanding shares of Parametric’s common stock entitled to vote at the Special Meeting.

Q:	What vote is required to approve the merger proposal?

A:	Approval of the merger proposal requires the affirmative vote of a majority of the votes cast on the proposal, excluding abstentions, at a meeting at which a quorum is present.

Q:	Do any of Parametric’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:	In considering the recommendation of the Parametric Board with respect to the merger proposal, you should be aware that some of Parametric’s directors and executive officers may have interests that are different from, or in addition to, the interests of our stockholders generally. See “The Merger – Interests of Parametric Executive Officers and Directors in the Merger,” beginning on page 74.

Q:	How will our directors and executive officers vote on the merger proposal?

A:	Our directors and current executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their shares of Parametric common stock in favor of the merger proposal. As of November 11, 2013, the record date for the Special Meeting, our directors and current executive officers, directly or indirectly, owned, in the aggregate, 1,349,696 shares of Parametric common stock, or collectively approximately 19.7% of the shares of Parametric common stock entitled to vote at the Special Meeting. VTBH is deemed under the securities laws to hold voting power over approximately 19.2% of the total number of outstanding shares of Parametric common stock as of the record date for the Special Meeting on account of voting agreements entered into with Messrs. Potashner, Barnes and Norris (and certain entities controlled by them), which agreements provide, among other things, that each of Messrs. Potashner, Barnes and Norris (and certain entities controlled by them) will vote all of their shares in favor of the merger proposal. See “The Merger – Restrictions on Sales of Parametric Common Stock Following the Merger – Voting Agreements” beginning on page 79 for additional information.

Q:	Why am I being asked to approve specified merger-related compensation that may become payable to the named executive officers of Parametric?

A:

SEC regulations require us to seek a vote, on an advisory (non-binding) basis, with respect to certain merger-related executive compensation arrangements, or “golden parachute” compensation, that will be paid or may become payable to the Parametric’s named executive officers. See “Proposal 2 – Advisory (Non-Binding) Proposal to Approve Specified Compensation That May Become Payable to Parametric Named Executive Officers in Connection With the Merger” beginning on page 102.

Q.	What vote is required to approve the “golden parachute” compensation?

A.	Approval (by non-binding, advisory vote) of “golden parachute” compensation requires the affirmative vote of a majority of the votes cast on the proposal, excluding abstentions, at a meeting at which a quorum is present. Abstentions and broker non-votes (or other failures to vote) will have no effect on the proposal to approve the golden parachute compensation arrangements.

Q.	What happens if stockholders do not approve the “golden parachute” compensation?

A:	Approval (by non-binding, advisory vote) of “golden parachute” compensation that Parametric’s named executive officers will or may receive in connection with the merger is not a condition to completion of the merger. The vote with respect to “golden parachute” compensation is on an advisory basis and will not be binding on Parametric or VTBH. Therefore, regardless of whether stockholders approve the “golden parachute” compensation, if the merger proposal is approved by the stockholders and the merger is completed, the “golden parachute” compensation will be paid or may become payable to Parametric’s named executive officers to the extent provided in the merger agreement and in our related compensation plans and agreements.

Q.	Why am I being asked to approve the 2013 Stock-Based Incentive Compensation Plan?

A:	NASDAQ listing rules require stockholder approval prior to the issuance of securities to Parametric’s officers, directors, employees and consultants pursuant to a newly established or materially amended stock option plan or other equity compensation arrangement. Parametric is seeking approval of the 2013 Stock-Based Incentive Compensation Plan to enable it to grant stock-based incentive compensation to eligible officers, directors, employees and consultants in connection with and following the consummation of the merger.

Q:	Why am I being asked to approve the Annual Incentive Bonus Plan?

A:	Section 162(m) of the Internal Revenue Code of 1986, as amended, generally prohibits the deduction by Parametric of compensation paid to certain of its executive officers in excess of $1,000,000. An exception to this prohibition is provided for compensation that is paid pursuant to the achievement of performance goals, the material terms of which are disclosed to and approved by our stockholders. If the Annual Incentive Bonus Plan is approved by stockholders, Parametric will preserve the ability to pay compensation to such officers that may qualify for the exemption from such limitations on its deductibility.

Q:	What is a “quorum”?

A:	Under our bylaws, the presence, in person or by proxy duly authorized, of the holder or holders of not less than 50% of the outstanding shares of stock entitled to vote shall constitute a “quorum” for the transaction of business. If a quorum is not present at the Special Meeting, Parametric expects that the Special Meeting will be adjourned or postponed to solicit additional proxies. In general, shares of Parametric common stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Special Meeting for purposes of determining a quorum. Shares represented by proxies marked “ABSTAIN” are counted in determining whether a quorum is present. In addition, a “broker non-vote” is counted in determining whether a quorum is present.

Q:	Who is soliciting my proxy?

A:	This proxy is being solicited by the Parametric Board.

Q.	Who is paying for the solicitation of proxies?

A:	Parametric will bear the cost of solicitation of proxies by us. In addition to soliciting stockholders by mail, Parametric directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or other means of electronic communication. Parametric will not pay these individuals for their solicitation activities but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and Parametric will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by Parametric’s directors, officers and employees may also be made of some stockholders in person or by mail, telephone or other means of electronic communication following the original solicitation.

In addition, Parametric has retained Morrow & Co. LLC to assist in the solicitation of proxies, for a fee estimated to be approximately $6,500.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered in multiple accounts with one or more brokers and/or our transfer agent, you will receive more than one proxy card. If you are submitting your proxy by completing and returning your proxy card, please complete and return each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	If I have given a proxy, may I subsequently change my vote?

A:	Yes. If you give us your proxy, you may change or revoke it at any time before the Special Meeting. You may change or revoke your proxy in any one of the following ways:

•	by re-voting by Internet or by telephone as instructed above;

•	by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above; provided that it is received prior to the deadline set forth above;

•	by notifying our Secretary in writing before the Special Meeting that you have revoked your proxy; or

•	by attending the Special Meeting in person and voting in person in accordance with the instructions above. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

Your most current vote, whether by telephone, Internet or proxy card, is the one that will be counted.

If you have instructed a broker or other nominee to vote your shares, you must follow the procedures provided by your broker or nominee to change those instructions.

Q:	Will I have dissenters’ rights as a result of the merger agreement and the transactions contemplated thereby?

A:	No. See “The Merger – Dissenters’ Rights” on page 81.

Q:	Will the merger agreement and the transactions contemplated thereby be taxable to me as a Parametric stockholder?

A:	No. See “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” on page 80.

Q.	After the Special Meeting, how can I determine whether the merger proposal was approved by Parametric stockholders?

A.

Promptly after the Special Meeting, Parametric will issue a press release announcing whether the merger proposal has been approved by holders of a sufficient number of outstanding shares of Parametric common stock. In addition, within four business days after the Special Meeting, Parametric will file a Form 8-K with the SEC to report the results of the voting on the proposals presented to the Parametric stockholders at the Special Meeting.

Q:	Who can help answer my questions?

A:	If you have questions about the Special Meeting or the merger after reading this proxy statement, you should contact our proxy solicitor, Morrow & Co. LLC, 470 West Avenue, Stamford, CT 06902, or by phone as follows: stockholders, please call (800) 279-6413 (toll free); banks and brokerage firms, please call (203) 658-9400.

FORWARD-LOOKING STATEMENTS

This proxy statement includes and incorporates by reference statements that are not historical facts. These forward-looking statements are based on Parametric’s and/or, where applicable, VTBH’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning possible or assumed future results of operations and also include those preceded or followed by words such as “anticipates,” “believes,” “thinks,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. There may be events in the future that cannot be accurately predicted or over which Parametric has no control. Stockholders should be aware that the occurrence of the events described in this proxy statement or in the documents incorporated herein by reference could have a material adverse effect on our business, operating results and financial condition or ability to consummate the transaction. Examples of these risks include, without limitation:

•	the risk factors disclosed in this proxy statement under “Risk Factors” and in Parametric’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013, which report is incorporated by reference in this proxy statement;

•	the risk that the merger may not be consummated and that the merger agreement could be terminated, including under circumstances that would require Parametric to pay a termination fee of $1,000,000 and/or enter into a license agreement with VTBH related to Parametric’s HyperSound technology; and

•	the risk that, even though Parametric has incurred the costs and expenses related to the merger, the merger may not be completed.

The forward-looking statements are not guarantees of future performance, events or circumstances, and actual results may differ materially from those contemplated by the forward-looking statements.

RISK FACTORS

You should consider carefully the following risk factors, as well as the other information set forth in this proxy statement, before making a decision on the merger proposal or the other proposals presented. The value of your investment may increase or may decline and could result in a loss. You should carefully consider the following factors as well as the other information contained in this proxy statement. In particular, you should consider the risks related to potential conflicts of interest disclosed under “The Merger – Interests of Directors and Executive Officers in the Merger” on page 74.

Risk Factors Related to Parametric and the Merger

Although Parametric and Turtle Beach expect that the merger will result in benefits to the combined company, the combined company may not realize those benefits because of various challenges.

Parametric and Turtle Beach believe that the merger will result in Turtle Beach’s experience, financial resources, technical expertise, sales and marketing resources, scalable supply chain and global distribution network helping to accelerate the design, development, commercialization and distribution of Parametric’s products and technology, including its HyperSound-based products, in particular in Parametric’s three target market segments, and that the merger will drive future growth across the businesses of the combined company. However, the integration of a new company is a complex, costly and time-consuming process. This process may disrupt the business of either or both of the companies, and may not result in the full benefits expected by Parametric and Turtle Beach. There can be no assurance that the combination of Parametric with Turtle Beach will result in the realization of the anticipated benefits from the merger.

The announcement and pendency of the merger have had and may continue to have an adverse effect on our stock price and/or our business, financial condition, results of operations or business prospects.

The announcement and pendency of the merger has had and may continue to have an adverse effect on our stock price and increase the price volatility and risk of trading in our stock. Our business, financial condition, results of operations or business prospects could also be adversely affected. For example, third parties may seek to terminate and/or renegotiate their relationships with us as a result of the merger, whether pursuant to the terms of their existing agreements or otherwise. Potential licensees and commercial customers may decide not to continue discussions with us. In addition, the attention of our management may be directed toward the completion of the merger and related matters and may be diverted from the day-to-day business operations, including from other opportunities that otherwise might be beneficial to us.

Failure to complete the merger could impact negatively our business, financial condition or results of operations or our stock price.

The completion of the merger is subject to a number of conditions and there can be no assurance that the conditions to the completion of the merger will be satisfied. If the merger is not completed, Parametric will be subject to several risks, including:

•	the current trading price of Parametric’s common stock may reflect a market assumption that the merger will occur, meaning that a failure to complete the merger could result in a decline in the price of our common stock;

•	certain of our executive officers and/or directors may seek other employment opportunities, and the departure of any of our executive officers and the possibility that Parametric would be unable to recruit and hire a replacement executive could impact negatively our business and operating results;

•	the Parametric Board would need to reevaluate our strategic alternatives, which alternatives may include a sale of the company, liquidation of the company, a return to pre-merger strategies of seeking licensing candidates and growing commercial sales or other strategic transactions;

•	Parametric may be required to reimburse VTBH a termination fee of $1,000,000 and/or enter into a license agreement to Turtle Beach for certain of our intellectual property for use in console audio products on an exclusive basis and computer audio products on a non-exclusive basis if the merger agreement is terminated under certain circumstances;

•	we have incurred and will continue to incur substantial transaction costs in connection with the merger whether or not the merger is completed;

•	we would not realize any of the anticipated benefits of having completed the merger; and

•	under the merger agreement, we are subject to certain restrictions on the conduct of our business prior to the completion of the merger, which restrictions could adversely affect our ability to realize our business strategies or take advantage of certain business opportunities in the event the merger is not completed.

If the merger is not completed, these risks may materialize and materially and adversely affect our business, financial condition, results of operations or stock price.

The issuance of shares of our common stock to VTBH stockholders in connection with the merger will reduce substantially the voting power of our current stockholders.

Pursuant to the merger agreement, at the effective time of the merger, Parametric will issue shares of common stock to the former VTBH stockholders which, together with options to purchase shares of VTBH common stock that will be converted into options to purchase shares of our common stock (and will be assumed by us at the effective time of the merger), will represent approximately 80% of our common stock on a fully-diluted basis after the merger, subject to adjustment pursuant to the merger agreement. Accordingly, the issuance of shares of our common stock to VTBH stockholders in connection with the merger will reduce significantly the relative voting power of each share of our common stock held by our current stockholders. Consequently, our stockholders as a group will have significantly less influence over the management and policies of the combined company after the merger than prior to the merger.

The Per Share Number and Per Share Exchange Ratio are not adjustable based on the market price of our common stock and if the market price of our common stock fluctuates, the market value of the shares of each party to the merger can change prior to the completion of the merger.

The Per Share Number and Per Share Exchange Ratio, as calculated in the merger agreement, which determine the number of shares to be issued to the former VTBH stockholders pursuant to the merger and the number of Parametric common stock to be subject to options held by former VTBH option holders, respectively, is based on the fully-diluted number of shares of our common stock and VTBH capital stock outstanding as of immediately prior to the completion of the merger, subject to adjustment as provided in the merger agreement. No adjustments to the Per Share Number or Per Share Exchange Ratio will be made based on changes in the trading price of our common stock or the value of VTBH capital stock prior to the completion of the merger. Changes in the trading price of our common stock or the value of VTBH capital stock may result from a variety of factors, including, among others, general market and economic conditions, changes in our or Turtle Beach’s respective businesses, operations and prospects, market assessment of the likelihood that the merger will be completed as anticipated or at all, and regulatory considerations. Many of these factors are beyond our control or Turtle Beach’s control. As a result, the value of the shares of our common stock issued to VTBH stockholders in connection with the merger could be substantially less or substantially more than the current market value of our common stock. Likewise, such factors including those related to Turtle Beach could affect the value of our common stock prior to closing of the merger.

The “Parent Percentage” (as defined in the merger agreement) is not adjustable based on issuances by us of additional shares of our common stock either upon the exercise of options or warrants or issuance of certain new securities or otherwise, and any new issuances could result in additional dilution to our current stockholders.

Subject to certain conditions in the merger agreement, we are not prohibited from issuing additional equity securities, including securities issued pursuant to the exercise of outstanding options or warrants or the granting of new stock options or the issuance of new securities related to a qualified offering or otherwise. It is possible that prior to the completion of the merger, we may grant additional stock options or issue additional equity securities including in connection with a Qualified Equity Offering. The Parent Percentage, as defined in the merger agreement, which determines in part the number of shares to be issued to the former VTBH stockholders pursuant to the merger and the number of Parametric options to be granted to former VTBH option holders, respectively, is not adjustable based on issuances by us of additional shares of our common stock, or an increase in our fully-diluted shares by issuance of additional stock options or warrants as such (but may be adjusted in the event of a Qualified Equity Offering). See “Proposal 1 – The Merger Proposal – Treatment of VTBH Capital Stock in the Merger” on page [—]. Therefore, any such new issuances by us could result in additional dilution to our current stockholders.

We have incurred and will continue to incur significant transaction and litigation costs in connection with the merger, some of which will be required to be paid even if the merger is not completed.

We have incurred and will continue to incur significant transaction and litigation costs in connection with the merger. These costs are primarily associated with the fees of attorneys and accountants and our financial advisors. Many of these costs will be paid even if the merger is not completed. In addition, if the merger agreement is terminated due to certain triggering events specified in the merger agreement, we may be required to pay VTBH a termination fee of $1,000,000 and may be required to enter into the break-up fee license agreement. See “Proposal 1 – The Merger Proposal – Termination Fees and Break-Up Fee License Agreement” on page 98.

The merger agreement and certain related voting agreements contain provisions that could discourage or make it difficult for a third party to acquire us prior to the completion of the merger.

The merger agreement contains provisions that may make it difficult for us to entertain a third-party proposal for an acquisition. These provisions include:

•	certain prohibitions on our soliciting or engaging in discussions or negotiations regarding any alternative acquisition proposal outside a limited 30-day go shop period that expired on September 5, 2013; and

•	the requirement that we pay VTBH a termination fee of $1,000,000 and/or enter into the break-up fee license agreement if the merger agreement is terminated under certain circumstances.

In addition, pursuant to agreements entered into between VTBH and our three executive officers, each executive officer is subject to a voting agreement, pursuant to which he has agreed to vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby and vote against other acquisition proposals defined in the agreement. These provisions might discourage an otherwise interested third party from considering or proposing an acquisition of us, even one that may be deemed of greater value than the merger to our stockholders. Furthermore, even if a third party elects to propose an acquisition, the potential termination and the break-up fee license agreement may result in that third party offering a lower value to our stockholders than such third party might otherwise have offered.

Because the lack of a public market for VTBH’s outstanding shares makes it more difficult to evaluate the value of such shares, VTBH stockholders may receive consideration in the merger that is greater than the fair market value of the VTBH shares.

VTBH is privately held and its outstanding capital stock is not traded in any public market. The lack of a public market makes it difficult to determine the fair market value of VTBH or its shares of capital stock. Since the percentage of our equity to be issued to the VTBH stockholders was determined based on negotiations between the parties, it is possible that the value of the our common stock to be issued in connection with the merger will be greater than the fair market value of VTBH.

The merger will result in changes to the Parametric Board and Parametric may pursue different strategies after the merger than we may have pursued independently.

If the merger is completed, the composition of the Parametric Board will change in accordance with the merger agreement. Following completion of the merger, the Parametric Board is expected to consist of nine members initially to be comprised of two directors appointed by us, five directors appointed by former VTBH stockholders and two vacancies. Currently, it is anticipated that after the merger Parametric will continue to advance the current product development efforts and business strategies of both Parametric and Turtle Beach. However, because a majority of the Parametric Board after the merger will initially be comprised of directors selected by Turtle Beach, following the merger we may pursue certain business strategies that we would not have pursued had the merger not taken place.

Ownership of the combined company’s common stock will be highly concentrated, and it will prevent our stockholders from influencing many significant corporate decisions and may result in conflicts of interest that could cause the combined company’s stock price to decline.

Upon completion of the merger, certain VTBH stockholders acting as a group are expected to beneficially own or control a significant majority of Parametric. Accordingly, these stockholders, acting as a group pursuant to the Stockholder Agreement, will have substantial influence over the outcome of corporate actions of Parametric requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of Parametric’s assets or any other significant corporate transaction. These stockholders also may exert influence in delaying or preventing a change in control of Parametric, even if such change in control would benefit the other stockholders of Parametric. In addition, the significant concentration of stock ownership may affect adversely the market value of Parametric’s common stock due to investors’ perception that such conflicts of interest may exist or arise.

Following the merger, we expected to be a “controlled company” within the meaning of the corporate governance standards of NASDAQ and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements.

Upon completion of the merger, it is anticipated that Parametric will be a “controlled company” under NASDAQ rules. A “controlled company” under NASDAQ rules is a listed company more than 50 percent of the voting power of which is held by an individual, a group or another company (and which elects to be treated as a “controlled company”). Following the merger, certain stockholders of VTBH will constitute a group controlling more than 50% of the voting power of Parametric’s voting stock. As a “controlled company,” Parametric will be permitted to, and intends to, opt out of certain NASDAQ rules that would otherwise require (i) a majority of the members of the Parametric Board to be independent, (ii) that the compensation committee of Parametric be comprised entirely of independent directors and (iii) that Parametric establish a nominating and governance committee comprised entirely of independent directors, or otherwise ensure that director nominees are determined or recommended to the Parametric Board by the independent members of the Parametric Board. Accordingly, after the merger, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NASDAQ.

Following the merger, sales of shares of our common stock into the market in the future could cause the market price of our common stock to drop significantly, even if our business is doing well.

Concurrently with the execution of the merger agreement, Parametric and VTBH entered into Stockholder Agreements and Irrevocable Proxies, referred to as the “voting agreements,” with Messrs. Potashner, Barnes and

Norris, as well as certain entities over which they exercise voting and/or investment control, collectively referred to as the “management stockholders.” Under the voting agreements, the management stockholders have agreed to a lock-up restriction whereby they have agreed not to sell or otherwise transfer the shares of Parametric common stock beneficially owned by them (or subsequently acquired by them) until six months following the closing of the merger, subject to certain exceptions including, without limitation, the right to sell shares in order to pay certain taxes which may arise in connection with the merger.

Additionally, pursuant to the Stockholder Agreement, VTBH stockholders have agreed to a lock-up restriction whereby they will not sell or otherwise transfer the merger shares for a period of six months following the closing of the merger, subject to certain exceptions including, without limitation, the right to sell shares in order to pay certain taxes which may arise in connection with the merger. Additionally, the Stockholder Agreement provides for certain post-closing registration rights after the merger, which rights could facilitate the sale of the shares held by VTBH stockholders into the market.

If the shares held by the aforementioned stockholders are sold, or if it is perceived that they will be sold in the public market, the trading price of our common stock could decline. For more information on the lock-up restrictions set forth in the voting agreements and the Stockholder Agreement, see “The Merger – Restrictions on Sales of Parametric Common Stock Following the Merger” on page 79.

Several lawsuits have been filed against Parametric, Parametric’s directors, Merger Sub and VTBH challenging the merger, and an adverse judgment in such lawsuits may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

Parametric, Parametric’s directors, Merger Sub and VTBH are named as defendants in purported class action lawsuits brought by Parametric stockholders challenging the proposed merger, seeking, among other things, to enjoin the defendants from consummating the merger on the agreed-upon terms. If the plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the merger on the agreed-upon terms, the injunction may prevent the completion of the merger in the expected timeframe (or altogether). See “The Merger – Litigation Relating to the Merger” on page 81 for more information about the class action lawsuits related to the merger that have been filed.

In connection with the consummation of the merger, Parametric and its subsidiaries will become subject to the terms and conditions of Turtle Beach’s credit facility and, accordingly, will be required to grant to the lenders under such facility a first-priority lien against the assets of Parametric and its subsidiaries.

Upon the closing of the merger, Parametric and its subsidiaries will become parties to Turtle Beach’s credit facility and subject to the terms and conditions thereof. For more information about this credit facility and related risks, see “Turtle Beach’s Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Debt Obligations” on page 127, “Risk Factors – Turtle Beach depends upon the availability of capital under its credit facility…” on page 33 and “Risk Factors – Turtle Beach’s Credit Facility provides its lenders with a first priority lien against substantially all of its assets…” on page 34. If the combined company were to fail to comply with the affirmative and negative covenants of the credit facility, the lenders under such facility could under certain circumstances foreclose on the assets of the combined company, which would result in a material adverse effect on the combined company’s financial condition and results of operations.

Risks Related to Turtle Beach’s Business

The current transition and future transitions in console platforms could adversely affect the market for Turtle Beach’s products and adversely affect Turtle Beach’s business.

In 2005, Microsoft released the Xbox 360, in 2006, Sony introduced the PlayStation 3 and in 2012, Nintendo introduced the Wii U. Sony launched its next-generation console, PlayStation 4, on November 15,

2013, and Microsoft launched its next-generation console, Xbox One®, on November 22, 2013. When new console platforms are announced or introduced into the market, consumers typically reduce their purchases of game console peripherals and accessories, including headsets, for current console platforms in anticipation of new platforms becoming available. During these periods, sales of game console headsets such as those sold by Turtle Beach may slow or decline until new platforms are introduced and achieve wide consumer acceptance, which acceptance Turtle Beach cannot guarantee. This decrease or decline may not be offset by increased sales of products for the new console platforms. As console hardware moves through its life cycle, hardware manufacturers typically enact price reductions and decreasing prices may put downward pressure on prices for Turtle Beach’s products for such platforms. During platform transitions, Turtle Beach may simultaneously incur costs both in continuing to develop and market new products for prior-generation video game platforms, which may not sell at premium prices, and also in developing products for current-generation platforms, which will not generate immediate or near-term revenue. As a result, Turtle Beach’s operating results during platform transitions are more volatile and more difficult to predict than during other times.

A significant portion of Turtle Beach’s revenue is derived from a few large customers, and if any of these customers chooses to terminate its relationship with Turtle Beach or reduce its spending on Turtle Beach’s products, Turtle Beach’s financial condition and results of operations would suffer.

A substantial portion of Turtle Beach’s sales are generated from a small number of large customers. Turtle Beach’s top three customers, GameStop Corp., Best Buy Co., Inc. and Wal-Mart Stores, Inc., accounted for a total of approximately 51% of Turtle Beach’s gross sales in fiscal 2012, 51% of Turtle Beach’s gross sales in fiscal 2011 and 58% of Turtle Beach’s gross sales in fiscal 2010.

Turtle Beach does not have long-term agreements with these or other significant customers and Turtle Beach’s agreements with these customers do not require them to purchase any specific number or amount of Turtle Beach’s products; all of Turtle Beach’s customers generally purchase from it on a purchase order basis. As a result, agreements with respect to pricing, returns, cooperative advertising or special promotions, among other things, are subject to periodic negotiation with each customer. No assurance can be given that these or other customers will continue to do business with Turtle Beach or that they will maintain their historical levels of business. The loss of any of Turtle Beach’s significant customers, including as a result of the bankruptcy of a customer, could have a material adverse effect on Turtle Beach’s business, results of operations, financial condition and liquidity. In addition, the uncertainty of product orders can make it difficult to forecast Turtle Beach’s sales and allocate Turtle Beach’s resources in a manner consistent with actual sales, and Turtle Beach’s expense levels are based in part on Turtle Beach’s expectations of future sales. If Turtle Beach’s expectations regarding future sales are inaccurate, Turtle Beach may be unable to reduce costs in a timely manner to adjust for sales shortfalls.

Turtle Beach depends upon third parties to develop products.

The performance of Turtle Beach’s business is affected by the continued development of new and enhanced videogame platforms by first-party manufacturers, such as Sony, Microsoft and Nintendo, as well as videogames by such manufacturers and other publishers. Turtle Beach’s business could suffer if any of these parties fail to develop new or enhanced videogame platforms or popular game and entertainment titles for current or future generation platforms. If a platform is withdrawn from the market or fails to sell, Turtle Beach may be forced to liquidate Turtle Beach’s inventories or accept returns resulting in significant losses.

Historically, the videogame industry has been cyclical with many consumers delaying the purchase of new videogame systems for one to two years following the launch of a new system. However, since the announcement of Sony’s PlayStation 4 and Microsoft’s Xbox One systems, the industry has been in a transitional period. Turtle Beach expects this transition period to be a challenging sales environment for the videogame industry and for Turtle Beach’s products designed for use with videogame platforms. The general decline in the videogame industry that typically occurs during these transition periods may adversely impact Turtle Beach’s business, results of operations and financial condition, and if the decline is longer or deeper than expected, the impact on Turtle Beach’s business will be more severe.

Turtle Beach must make significant expenditures to develop products for new platforms and may not recover those costs, which would cause Turtle Beach’s results of operations to suffer.

Turtle Beach must make substantial product development and other investments in a particular platform well in advance of introduction of the platform and may be required to realign its product portfolio and development efforts in response to market changes. Furthermore, development costs for new console platforms are greater than those costs for current console platforms. If increased costs are not offset by higher revenues and other cost efficiencies, operating results and Turtle Beach’s financial position will suffer. If the platforms for which Turtle Beach develops new products or modifies existing products do not attain significant market penetration, Turtle Beach may not be able to recover its development costs, which could be significant, and Turtle Beach’s business and financial results could suffer. Additionally, if Sony or Microsoft do not produce and timely release sufficient quantities of their next-generation consoles, Turtle Beach’s sales of headsets for the next-generation consoles could be adversely effected, making it more difficult to recover its development costs for the next-generation consoles.

In addition, Turtle Beach’s Xbox One headsets require Xbox One console-specific components and software to function. If the required components are not produced in sufficient quantities or the required software is not released, Turtle Beach’s ability to sell headsets for the Xbox One would be reduced or eliminated, and Turtle Beach’s business and financial results could suffer. For example, Microsoft has informed its partners in the Xbox One console launch that the Xbox One Headset Adapter, being built by Microsoft and provided to Turtle Beach for inclusion with new gaming headsets, will not be available until early 2014. Turtle Beach anticipates that the current console transition will likely adversely affect sales of gaming headsets through the majority of the fourth quarter of 2013.

Turtle Beach’s financial results are dependent on timely introduction of its new products, and any failure or delay in the introduction of new products to the marketplace may have a material adverse effect on Turtle Beach’s business and results of operations.

There are numerous steps required to develop a product from conception to commercial introduction and to ensure timely shipment to retail customers, including designing, sourcing and testing the electronic components, receiving approval of hardware and other third-party licensors, factory availability and manufacturing and designing the graphics and packaging. Any difficulties or delays in the product development process will likely result in delays in the contemplated product introduction schedule. It is common in new product introductions or product updates to encounter technical and other difficulties affecting manufacturing efficiency and, at times, the ability to manufacture the product at all. Although these difficulties can be corrected or improved over time with continued manufacturing experience and engineering efforts, if one or more aspects necessary for the introduction of products are not completed as scheduled, or if technical difficulties take longer than anticipated to overcome, the product introductions will be delayed, or in some cases may be terminated. No assurances can be given that products will be introduced in a timely fashion, and if new products are delayed, Turtle Beach’s sales and revenue growth may be limited or impaired.

Some of Turtle Beach’s products have been only recently introduced and although they may experience strong initial market acceptance, no assurance can be given that any initial acceptance will result in future sales. As a general matter, Turtle Beach expects that sales of these products will decline over the product’s life cycle. Turtle Beach cannot predict the length of the life cycle for any particular product. In order to control costs, and take advantage of the limited shelf space provided to Turtle Beach, Turtle Beach may discontinue some of Turtle Beach’s product offerings. Turtle Beach’s long-term operating results will therefore depend largely upon Turtle Beach’s continued ability to conceive, develop and introduce new appealing products at competitive prices.

The gaming industry is subject to rapid technological change, and if Turtle Beach does not adapt to, and appropriately allocate its resources among, emerging technologies, Turtle Beach’s revenues could be negatively affected.

Technology changes rapidly in the gaming industry. Turtle Beach must anticipate and adapt its products to emerging technologies in order to keep those products competitive. When Turtle Beach chooses to incorporate a new technology into a product or to develop a product for a new platform or operating system, Turtle Beach often is required to make a substantial investment prior to the introduction of the product. If Turtle Beach invests in the development of a new technology or for a new platform that does not achieve significant commercial success, Turtle Beach’s revenues from those products likely will be lower than anticipated and may not cover Turtle Beach’s development costs. Further, Turtle Beach’s competitors may adapt to an emerging technology more quickly or effectively than Turtle Beach does, creating products that are technologically superior to Turtle Beach’s, more appealing to consumers, or both. If, on the other hand, Turtle Beach elects not to pursue the development of products incorporating a new technology or for new platforms that achieve significant commercial success, Turtle Beach’s revenues could also be adversely affected. It may take significant time and resources to shift product development resources to that technology or platform and may be more difficult to compete against existing products incorporating that technology or for that platform. Any failure to successfully adapt to, and appropriately allocate resources among, emerging technologies could harm Turtle Beach’s competitive position, reduce Turtle Beach’s share and significantly increase the time Turtle Beach takes to bring popular products to market.

The major videogame console manufacturers do not currently manufacture a large number of products that compete with Turtle Beach’s headsets. These manufacturers could increase their level of competition in the future, which could have a materially adverse impact on Turtle Beach’s business.

Of the main console manufacturers, only Sony presently manufactures and sells headsets that compete with Turtle Beach’s headsets, and Sony offers only two models that Turtle Beach considers competitive with its headsets. If Sony increases its product offerings that are competitive with Turtle Beach’s headsets, or if Microsoft begins offering competing headsets, Turtle Beach’s revenues could decline. In addition, the console manufacturers could fail to grant licenses to Turtle Beach, or implement new technologies, through hardware or software, which would cause Turtle Beach’s headsets to become incompatible with that hardware manufacturer’s console, in each case to increase the sales of the hardware manufacturer’s own competing products. If Sony or Microsoft takes any of these actions, they could cause unanticipated delays in the release of Turtle Beach’s products as well as increases to projected development, manufacturing, marketing or distribution costs, any of which could harm Turtle Beach’s business and financial results.

Errors or defects contained in Turtle Beach’s products, failure to comply with applicable safety standards or a product recall could result in delayed shipments or rejection of Turtle Beach’s products, damage to Turtle Beach’s reputation and expose Turtle Beach to regulatory or other legal action.

Any defects or errors in the operation of Turtle Beach’s products may result in delays in their introduction. In addition, errors or defects may be uncovered after commercial shipments have begun, which could result in the rejection of Turtle Beach’s products by its customers, damage to Turtle Beach’s reputation, lost sales, diverted development resources and increased customer service and support costs and warranty claims, any of which could harm Turtle Beach’s business. A product recall would be harmful to Turtle Beach because it would detract management’s attention from implementing Turtle Beach’s core business strategies. A significant product defect or product recall could materially and adversely affect Turtle Beach’s brand image, causing a decline in Turtle Beach’s sales, and could reduce or deplete Turtle Beach’s financial resources.

Turtle Beach may be unable to sustain its past growth, which may have a material adverse effect on its future operating results.

Turtle Beach has experienced rapid growth since 2010. Turtle Beach increased its net revenues from $91.9 million in 2010 to $207.1 million in 2012. Turtle Beach cannot guarantee that it will continue to experience a similar growth in the future. Turtle Beach’s future success will depend upon various factors, including the strength of Turtle Beach’s brand image, broad market acceptance of Turtle Beach’s current and future products, competitive conditions and the implementation of its growth strategy. Turtle Beach intends to finance its anticipated growth through cash flows generated from sales to Turtle Beach’s existing retailers and distributors, borrowings under Turtle Beach’s credit facility and additional funding from future financing transactions. However, if Turtle Beach’s net revenues decline, Turtle Beach may not have the cash flow necessary to pursue its growth strategy.

If Turtle Beach’s design and marketing efforts do not effectively extend the recognition and reputation of its brand, Turtle Beach may not be able to successfully implement its growth strategy.

Turtle Beach believes that its ability to extend the recognition and favorable perception of Turtle Beach’s brand is critical to implement Turtle Beach’s growth strategy, which includes further establishing its position in existing gaming headsets, developing a strong position in new console headsets, expanding beyond existing console, PC and mobile applications to new technology applications, accelerating its international growth and expanding complementary product categories. To extend the reach of Turtle Beach’s brand, Turtle Beach believes it must devote significant time and resources to product design, marketing and promotions. These expenditures, however, may not result in a sufficient increase in net sales to cover such expenses.

Turtle Beach’s pricing and product return policies and other promotional activities may negatively impact its sales and profitability and harm its business, results of operations and financial condition.

In the event that a competitor of Turtle Beach reduces its prices, Turtle Beach could be forced to respond by lowering its prices to remain competitive. If Turtle Beach is forced to lower prices, it may be required to “price protect” the products that remain unsold in its customers’ inventories at the time of the price reduction. Price protection results in Turtle Beach issuing a credit to its customers in the amount of the price reduction for each unsold unit in the customer’s inventory. Turtle Beach’s price protection policies, which are customary in its industry, can have a major impact on its sales and profitability. Turtle Beach may experience increased price competition, which could lead to price protection, as Turtle Beach continues to introduce new and enhanced products.

To the extent Turtle Beach introduces new versions of products or changes its product sales mix, the rate of product returns may increase above historical levels. Although Turtle Beach establishes allowances for anticipated product returns and believes its existing accounting policies have resulted in allowances that are adequate, there can be no assurance that such product return obligations will not exceed Turtle Beach’s allowances in the future, which would have a material adverse effect on its future operating results and financial condition.

Turtle Beach’s net sales and operating income fluctuate on a seasonal basis and decreases in sales or margins during Turtle Beach’s peak seasons could have a disproportionate effect on Turtle Beach’s overall financial condition and results of operations.

Historically, a majority of Turtle Beach’s annual revenues have been generated during the holiday season. As a result, Turtle Beach’s net sales and gross margins are typically higher in the fourth quarter and lower in the first, second and third quarters, as fixed operating costs are spread over the differing levels of sales volume. Given the strong seasonal nature of Turtle Beach’s sales, appropriate forecasting is critical to Turtle Beach’s operations. Turtle Beach anticipates that this seasonal impact on Turtle Beach’s net sales is likely to continue and any shortfall in expected fourth quarter net sales would cause Turtle Beach’s annual results of operations to suffer significantly.

If Turtle Beach does not accurately forecast demand for particular products, Turtle Beach could incur additional costs or experience manufacturing delays, which could adversely affect Turtle Beach’s results of operations.

Demand for Turtle Beach’s products depends on many factors such as consumer preferences and the introduction or adoption of game platforms and related content, and can be difficult to forecast. It may become more difficult to forecast demand for Turtle Beach’s products as Turtle Beach enters additional markets and as competition in Turtle Beach’s markets intensifies. If Turtle Beach misjudges the demand for its products, Turtle Beach could face the following problems in Turtle Beach’s operations, each of which could harm Turtle Beach’s operating results:

•	If Turtle Beach’s forecasts of demand are too high, Turtle Beach may accumulate excess inventories of products, which could lead to markdown allowances or write-offs affecting some or all of such excess inventories. Turtle Beach may also have to adjust the prices of its existing products to reduce such excess inventories.

•	If demand for specific products increases beyond what Turtle Beach forecasts, Turtle Beach’s suppliers and third-party manufacturers may not be able to increase production rapidly enough to meet the demand. Turtle Beach’s failure to meet market demand would lead to missed opportunities to increase Turtle Beach’s base of users, damage Turtle Beach’s relationships with retailers and harm Turtle Beach’s business.

•	The launch of next-generation consoles increases the likelihood that Turtle Beach could fail to accurately forecast demand for its next-generation console headsets and its existing headsets.

•	Rapid increases in production levels to meet unanticipated demand could result in increased manufacturing errors, as well as higher component, manufacturing and shipping costs, all of which could reduce Turtle Beach’s profit margins and harm Turtle Beach’s relationships with retailers and consumers.

The manufacture and supply of Turtle Beach’s products are dependent upon a limited number of third parties, and Turtle Beach’s success is dependent upon (i) the ability of these parties to manufacture and supply Turtle Beach with sufficient quantities of Turtle Beach’s products and (ii) the continued viability and financial stability of these third-party suppliers.

Turtle Beach relies on a limited number of manufacturers and suppliers for Turtle Beach’s products. There can be no assurance that these manufacturers and suppliers will be able to manufacture or supply Turtle Beach with sufficient quantities of products to ensure consumer availability. In addition, these parties may not be able to obtain the raw materials, components, or energy supply required to manufacture sufficient quantities of Turtle Beach’s products. Moreover, there can be no assurance that such manufacturers and suppliers will not refuse to supply Turtle Beach with products, and independently market their own competing products in the future, or will not otherwise discontinue their relationships with or support of Turtle Beach. Turtle Beach’s failure to maintain its existing manufacturing and supplier relationships, or to establish new relationships in the future, could have a material adverse effect on Turtle Beach’s business, results of operations, financial condition and liquidity. If Turtle Beach’s suppliers are unable or unwilling for any reason to supply Turtle Beach with a sufficient quantity of Turtle Beach’s products, Turtle Beach’s business, results of operations and financial condition would be materially adversely affected. If any of Turtle Beach’s key suppliers became financially unstable, Turtle Beach’s access to these products might be jeopardized, thereby adversely affecting Turtle Beach’s business, financial condition and operational results.

Any shortage of raw materials or components could impair Turtle Beach’s ability to ship orders of its products in a cost-efficient manner or could cause Turtle Beach to miss the delivery requirements of its retailers or distributors, which could harm Turtle Beach’s business.

The ability of Turtle Beach’s manufacturers to supply its products is dependent, in part, upon the availability of raw materials and certain components. Turtle Beach’s manufacturers may experience shortages in the availability of raw materials or components, which could result in delayed delivery of products to Turtle Beach or in increased costs to Turtle Beach. Any shortage of raw materials or components or inability to control costs associated with manufacturing could increase the costs for Turtle Beach’s products or impair its ability to ship orders in a timely cost-efficient manner. As a result, Turtle Beach could experience cancellation of orders, refusal to accept deliveries or a reduction in its prices and margins, any of which could harm Turtle Beach’s financial performance and results of operations.

Turtle Beach faces business, political, operational, financial and economic risks because all of Turtle Beach’s products are currently manufactured outside of the United States and a portion of Turtle Beach’s net sales are generated internationally.

In 2013, all of Turtle Beach’s products were manufactured in China. In addition, for the year ended December 31, 2012 international net revenues were 24.7% of net revenues. As a result, Turtle Beach faces business, political, operational, financial and economic risks inherent in international business, many of which are beyond Turtle Beach’s control, including:

•	trade restrictions, higher tariffs, currency fluctuations or the imposition of additional regulations relating to import or export of Turtle Beach’s products, especially in China, where all of Turtle Beach’s products are manufactured, which could force Turtle Beach to seek alternate manufacturing sources or increase Turtle Beach’s expenses, either of which could have a material adverse effect on Turtle Beach’s results of operations;

•	difficulties obtaining domestic and foreign export, import and other governmental approvals, permits and licenses, and compliance with foreign laws, which could halt, interrupt or delay Turtle Beach’s operations if Turtle Beach cannot obtain such approvals, permits and licenses, and that could have a material adverse effect on Turtle Beach’s results of operations;

•	difficulties encountered by Turtle Beach’s international distributors or Turtle Beach in staffing and managing foreign operations or international sales, including higher labor costs, which could increase Turtle Beach’s expenses and decrease Turtle Beach’s net sales and profitability;

•	transportation delays and difficulties of managing international distribution channels, which could halt, interrupt or delay Turtle Beach’s operations;

•	longer payment cycles for, and greater difficulty collecting, accounts receivable, which could reduce Turtle Beach’s net sales and harm Turtle Beach’s financial results;

•	political and economic instability, including wars, terrorism, political unrest, boycotts, curtailment of trade and other business restrictions, any of which could materially and adversely affect Turtle Beach’s net sales and results of operations; and

•	natural disasters, which could have a material adverse effect on Turtle Beach’s results of operations.

Any of these factors could reduce Turtle Beach’s net sales, decrease Turtle Beach’s gross margins or increase Turtle Beach’s expenses. Should Turtle Beach establish its own operations in international territories where it currently utilizes a distributor, Turtle Beach will become subject to greater risks associated with operating outside of the United States.

Any loss of China’s Normal Trade Relations (“NTR”) with the United States, or any changes in tariffs or trade policies, could increase Turtle Beach’s manufacturing expenses and make it more difficult for Turtle Beach to manufacture its products in China.

Turtle Beach’s products are manufactured in China and exported to the United States and worldwide. As a result of opposition to policies of the Chinese government and China’s growing trade surpluses with the United States, there has been, and in the future may be, opposition to the extension of NTR status for China. The loss of NTR status for China, changes in current tariff structures or adoption in the United States of other trade policies adverse to China could increase Turtle Beach’s manufacturing expenses and make it more difficult for Turtle Beach to manufacture its products in China.

Turtle Beach’s business could suffer if any of its manufacturers fail to use acceptable labor practices.

All of Turtle Beach’s products are manufactured by third party manufacturers, and Turtle Beach does not control its manufacturers or their labor practices. The violation of labor or other laws by a manufacturer utilized by Turtle Beach, or the divergence of an independent manufacturer’s labor practices from those generally accepted as ethical or legal in the United States, could damage Turtle Beach’s reputation or disrupt the shipment of finished products to Turtle Beach if such manufacturer is ordered to cease its manufacturing operations due to violations of laws or if such manufacturer’s operations are adversely affected by such failure to use acceptable labor practices. If this were to occur, it could have a material adverse effect on Turtle Beach’s financial condition and results of operations.

If Turtle Beach is unable to obtain intellectual property rights and/or enforce those rights against third parties who are violating those rights, Turtle Beach’s business could suffer.

Turtle Beach relies on various intellectual property rights, including patents, trademarks, trade secrets and trade dress to protect Turtle Beach’s brand name, reputation, product appearance and technology. If Turtle Beach fails to obtain, maintain, or in some cases enforce its intellectual property rights, Turtle Beach’s competitors may be able to copy Turtle Beach’s designs, or use its brand name, trademarks or technology. As a result, if Turtle Beach is unable to successfully protect its intellectual property rights, or resolve any conflicts effectively, Turtle Beach’s results of operations may be harmed.

Turtle Beach is susceptible to counterfeiting of its products, which may harm Turtle Beach’s reputation for producing high-quality products and force Turtle Beach to incur expenses in enforcing its intellectual property rights. Such claims and lawsuits can be expensive to resolve, require substantial management time and resources, and may not provide a satisfactory or timely result, any of which would harm Turtle Beach’s results of operations. Since some of Turtle Beach’s products are sold internationally, Turtle Beach is also dependent on the laws of a range of countries to protect and enforce its intellectual property rights. These laws may not protect intellectual property rights to the same extent or in the same manner as the laws of the United States.

Further, Turtle Beach is a party to licenses that grant Turtle Beach rights to intellectual property, including trademarks, that are necessary or useful to Turtle Beach’s business. For example, Turtle Beach licenses the right to market certain products with the trade names and imagery of brands such as Activision, Marvel and Major League Gaming. One or more of Turtle Beach’s licensors may allege that Turtle Beach has breached Turtle Beach’s license agreement with them, and accordingly seek to terminate Turtle Beach’s license. If successful, this could result in Turtle Beach’s loss of the right to use the licensed intellectual property, which could adversely affect Turtle Beach’s ability to commercialize its technologies or products, as well as harm Turtle Beach’s competitive business position and Turtle Beach’s business prospects.

Turtle Beach’s license agreement with Microsoft may be terminated, which would reduce Turtle Beach’s product offerings. In addition, Microsoft may grant similar licenses to other manufacturers, which could have an adverse impact on Turtle Beach’s revenues.

Turtle Beach is a party to a license agreement with Microsoft Corporation under which Turtle Beach has the right to manufacture (through third party manufacturers), market and sell audio products for the Xbox One videogame console (the “Xbox One Agreement”). Turtle Beach’s Xbox One headsets are dependent on this license. Microsoft has the right to terminate the Xbox One Agreement under certain circumstances set forth in the agreement. Should the Xbox One Agreement be terminated, Turtle Beach’s product offerings may be limited, thereby significantly reducing Turtle Beach’s revenues.

As of this proxy statement, only one other company has announced it has been granted a license from Microsoft to manufacture, market and sell Xbox One compatible headsets. Turtle Beach expects to benefit from being one of the first companies to sell audio products compatible with the Xbox One. If and when Microsoft grants additional licenses to other manufacturers of audio products for the Xbox One, Turtle Beach’s ability to capitalize on its first-to-market opportunity will be decreased which could adversely affect Turtle Beach’s business, results of operations and financial condition.

Turtle Beach may be faced with legal challenges asserting that its products infringe third parties’ intellectual property rights. These challenges could cause Turtle Beach to incur significant litigation or licensing expenses or could prohibit Turtle Beach from producing or marketing some or all of its products entirely.

Although Turtle Beach does not believe that Turtle Beach’s products infringe the proprietary rights of any third parties, there can be no assurance that infringement or other legal claims will not be asserted against Turtle Beach or that any such claims will not materially adversely affect Turtle Beach’s business, financial condition or results of operations. Regardless of their validity or success, such claims may result in costly litigation, divert management’s time and attention, cause product shipment delays or require Turtle Beach to enter into royalty or licensing agreements, which may not be available on terms acceptable to Turtle Beach, or at all. If licensing arrangements are required but unavailable, Turtle Beach may be prohibited from marketing and distributing these products. In addition, Turtle Beach could incur substantial costs to redesign its products to comply with legal orders or contractual arrangements. Any of these costs or outcomes could adversely affect Turtle Beach’s business, results of operations and financial condition.

Turtle Beach’s intellectual property rights may not prevent its competitors from using its technologies or similar technologies to develop competing products, which could weaken Turtle Beach’s competitive position and harm Turtle Beach’s financial results.

Turtle Beach’s success depends in part on the use of proprietary technologies. Turtle Beach relies, and plans to continue to rely, on a combination of patents, copyrights, trademarks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect Turtle Beach’s proprietary rights. Although Turtle Beach has entered into confidentiality and invention assignment agreements with Turtle Beach’s employees and contractors, and nondisclosure agreements with selected parties with whom Turtle Beach conducts business to limit access to and disclosure of Turtle Beach’s proprietary information, these contractual arrangements and the other steps Turtle Beach has taken to protect Turtle Beach’s intellectual property may not prevent misappropriation of that intellectual property or deter independent third-party development of similar technologies. Monitoring the unauthorized use of proprietary technology and trademarks is costly, and any dispute or other litigation, regardless of outcome, may be costly and time consuming and may divert Turtle Beach’s management and key personnel from Turtle Beach’s business operations. The steps taken by Turtle Beach may not prevent unauthorized use of Turtle Beach’s proprietary technology or trademarks. Many features of Turtle Beach’s products are not protected by patents; and as a consequence, Turtle Beach may not have the legal right to prevent others from reverse engineering or otherwise copying and using these features in competitive products. If Turtle Beach fails to protect or to enforce Turtle Beach’s intellectual property rights successfully, Turtle Beach’s competitive position could suffer, which could adversely affect Turtle Beach’s financial results.

Turtle Beach is subject to various environmental laws and regulations that could impose substantial costs upon Turtle Beach and may adversely affect Turtle Beach’s business, operating results and financial condition.

Turtle Beach’s operations and some of Turtle Beach’s products are regulated under various federal, state, local and international environmental laws. In addition, regulatory bodies in many of the jurisdictions in which Turtle Beach operates propose, enact and amend environmental laws and regulations on a regular basis. The laws and regulations applying to Turtle Beach’s business include those governing the discharge of pollutants into the air and water, the management, disposal and labeling of, and exposure to, hazardous substances and wastes and the cleanup of contaminated sites. Turtle Beach could be required to incur additional costs to comply with such regulations and may incur fines and civil or criminal sanctions, third-party property damage or personal injury claims, or could be required to incur substantial investigation or remediation costs, if Turtle Beach were to violate or become liable under environmental laws. Liability under environmental laws can be joint and several and without regard to comparative fault. The ultimate costs under environmental laws and the timing of these costs are difficult to predict. Although Turtle Beach cannot predict the ultimate impact of any new laws and regulations, such laws will likely result in additional costs or decreased revenue, and could require that Turtle Beach redesign or change how Turtle Beach manufactures its products, any of which could have a material adverse effect on Turtle Beach’s business. Additionally, to the extent that Turtle Beach’s competitors choose not to abide by these environmental laws and regulations, Turtle Beach will be at a cost disadvantage, thereby hindering Turtle Beach’s ability to effectively compete in the marketplace.

Turtle Beach faces vigorous competition from other consumer electronics companies and this competition could have a material adverse effect on Turtle Beach’s financial condition and results of operations.

Turtle Beach competes with other producers of PC and video game console headsets, including video game console manufacturers themselves. In addition, because of Turtle Beach’s established position and reputation in the gaming industry, Turtle Beach’s competitors may target Turtle Beach’s products to a greater extent than other producers of similar products. Turtle Beach’s competitors vary in size from small companies with limited resources to very large corporations with significantly greater financial, marketing and product development resources than those of Turtle Beach. Those competitors are located both within the United States and, increasingly, in international jurisdictions. Turtle Beach’s competitors may spend more money and time on developing and testing products, undertake more extensive marketing campaigns, adopt more aggressive pricing policies, pay higher fees to licensors for motion picture, television, sports, music and character properties, or develop more commercially successful products for the PC or video game platforms than Turtle Beach does. In addition, competitors with large product lines and popular products typically have greater leverage with retailers, distributors and other customers, who may be willing to promote products with less consumer appeal in return for access to those competitors’ more popular products.

Turtle Beach depends upon the availability of capital under its credit facility to finance its operations. Any additional financing that Turtle Beach may need may not be available on favorable terms or at all.

In addition to cash flow generated from sales of Turtle Beach’s products, Turtle Beach finances its operations with a Credit Facility (the “Credit Facility”) provided by PNC Bank, National Association, (“PNC Bank”), as Administrative Agent for itself and a group of other lenders. If Turtle Beach is unable to comply with the restrictive and financial covenants contained in the Credit Facility, and is unable to obtain a waiver from PNC Bank and the other lenders under the Credit Facility, PNC Bank may declare the outstanding borrowings under the facility immediately due and payable. Such event would have an immediate and material adverse impact on Turtle Beach’s business, results of operations and financial condition. Turtle Beach would be required to obtain additional financing from other sources, and Turtle Beach cannot predict whether or on what terms additional financing might be available. If Turtle Beach is required to seek additional financing and is unable to obtain it, Turtle Beach may have to change its business and capital expenditure plans, which would have a materially adverse effect on Turtle Beach’s business, financial condition and results of operations. In addition, the debt under Turtle Beach’s Credit Facility could make it more difficult to obtain other debt financing in the future, which could put Turtle Beach at a competitive disadvantage to competitors with less debt.

The Credit Facility contains financial and other covenants that Turtle Beach is obligated to maintain. If Turtle Beach violates any of these covenants, Turtle Beach will be in default under the Credit Facility. If a default occurs and is not timely cured or waived by PNC Bank, PNC Bank could seek remedies against Turtle Beach, including: (1) penalty rates of interest, (2) immediate repayment of the debt or (3) foreclosure on assets securing the Credit Facility. No assurance can be given that Turtle Beach will be able to maintain compliance with these covenants in the future. The Credit Facility is asset based and can only be drawn down in an amount to which eligible collateral exists and can be negatively impacted by extended collection of accounts receivable, unexpectedly high product returns and slow moving inventory, among other factors. Turtle Beach is required to meet quarterly financial covenants based on its trailing four quarter’s total leverage, fixed-charge coverage and capital expenditures. On August 5, 2013, these covenants were amended and as of the date of this proxy statement, Turtle Beach was in compliance with its covenants.

If Turtle Beach needs to obtain additional funds for any reason, there can be no assurance that alternative financing can be obtained on substantially similar or acceptable terms, or at all. Turtle Beach’s failure to promptly obtain alternate financing could limit its ability to implement its business plan and have an immediate, severe and adverse impact on Turtle Beach’s business, results of operations and financial condition. In the event that no alternative financing is available, Turtle Beach would be forced to drastically curtail operations, dispose of assets or cease operations altogether.

Turtle Beach’s Credit Facility provides its lenders with a first-priority lien against substantially all of its assets and contains certain restrictions on Turtle Beach’s ability to take certain actions.

Turtle Beach’s Credit Facility contains certain financial covenants and other restrictions that limit Turtle Beach’s ability, among other things, to:

•	engage in certain business activities;

•	incur certain additional indebtedness;

•	create liens;

•	make certain investments;

•	make restricted payments;

•	issue capital securities;

•	undergo a merger or consolidation;

•	sell certain assets; and

•	enter into certain restrictive agreements.

In addition, Turtle Beach has granted the lenders a first-priority lien against substantially all of its assets. Failure to comply with the operating restrictions or financial covenants in the Credit Facility could result in a default which could cause the lender to accelerate the timing of payments and exercise its lien on substantially all of Turtle Beach’s assets.

Turtle Beach’s management team and certain members of its board of directors have limited experience in managing and governing a public company, and regulatory compliance may divert Turtle Beach’s attention from the administration of its business.

Turtle Beach’s management team has limited experience managing a publicly-traded company or complying with the increasingly complex laws pertaining to public companies. In particular, Mr. Stark has not previously managed a publicly-traded company. In addition, certain of Turtle Beach’s directors have limited experience serving on the boards of public companies. Turtle Beach may not successfully or efficiently manage the increased legal, regulatory and reporting requirements associated with being a public company, including significant regulatory oversight and reporting obligations under federal securities laws. Turtle Beach’s failure to comply with all applicable requirements could lead to the imposition of fines and penalties, distract its management team from attending to the administration of its business, result in a loss of investor confidence in its financial reports and have an adverse effect on its business and stock price.

If Turtle Beach fails to implement effective internal controls, its ability to produce accurate financial statements could be impaired, which could adversely affect its operating results and its ability to operate its business. Turtle Beach has not assessed the effectiveness of its disclosure controls and procedures or its internal control over financial reporting.

Ensuring that Turtle Beach has adequate internal financial and accounting controls and procedures in place to enable Turtle Beach to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Following the merger, Section 404 of the Sarbanes-Oxley Act of

2002 (“SOX”) will require annual management assessments of the effectiveness of the combined company’s internal control over financial reporting and a report by Parametric’s independent auditors regarding the effectiveness of the combined company’s internal control over financial reporting. However, management’s assessment of the effectiveness of the combined company’s internal control over financial reporting may exclude internal controls relating to Turtle Beach’s operations for up to one year following completion of the merger.

Turtle Beach has begun the process of documenting, reviewing and improving its internal controls and procedures in order to meet the requirements of Section 404 of SOX but, as of the date of this proxy statement, Turtle Beach has not fully assessed the effectiveness of its disclosure controls and procedures or its internal control over financial reporting. The financial statements for the year ended December 31, 2010 included in Annex D to this proxy statement have been restated and this restatement may indicate a material weakness in Turtle Beach’s internal controls and disclosure controls. Turtle Beach and its independent auditors will be testing its internal controls pursuant to the requirements of Section 404 of SOX and could, as part of that documentation and testing, identify areas for further attention or improvement. Implementing any appropriate changes to Turtle Beach’s internal controls may require additional personnel, specific compliance training of Turtle Beach’s directors, officers and employees, entail substantial costs in order to modify its existing accounting systems and require a significant period of time to complete. If the combined company has a material weakness in its financial reporting, or if effective internal control over financial reporting is otherwise not achieved on a timely basis, then the combined company’s ability to report financial results on a timely and accurate basis will be adversely affected, which could in turn have a material adverse effect on the combined company’s ability to operate its business and remain listed on the NASDAQ Capital Market, and could result in legal sanctions or private lawsuits. Parametric’s stock price could decline as a result of any of these occurrences.

MARKET PRICES AND DIVIDEND DATA

Market Price of Parametric Common Stock

Parametric common stock is traded on the NASDAQ Capital Market under the symbol “PAMT.” The range of high and low sales prices as reported by NASDAQ Capital Market for each of the quarters of the fiscal years ended September 30, 2012 and 2013:

	Fiscal 2012
	High	Low
First Quarter*	$3.27	$0.55
Second Quarter*	$5.70	$0.00
Third Quarter	$9.85	$3.86
Fourth Quarter	$11.74	$6.22

	Fiscal 2013
	High	Low
First Quarter	$7.39	$3.49
Second Quarter	$20.25	$7.10
Third Quarter	$22.39	$14.52
Fourth Quarter	$17.90	$10.57

*	Reported bid prices. Other quarters reflect sales prices.

On August 5, 2013, the last full trading day before the public announcement of the merger agreement, the closing price for our common stock was $17.69 per share and on November 29, 2013, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock was $12.39 per share.

Holders of Parametric Common Stock

As of the close of business on November 11, 2013, the record date for the Special Meeting, there were 969 holders of record of Parametric common stock. The number of holders of record is based on the actual number of holders registered on the books of our transfer agent and does not reflect holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security position listings maintained by depository trust companies.

Dividends on Parametric Common Stock

Parametric did not pay any dividends in fiscal years 2012 and 2013 or during the interim periods of fiscal year 2014 through the date of this proxy statement. Parametric does not have a policy regarding a regular dividend payment and any future dividends declared will be at the discretion of the Parametric board of directors.

Under the merger agreement, Parametric is prohibited from paying any dividend or other distribution on Parametric common stock prior to the completion of the merger.

Information Regarding Turtle Beach

VTBH is a private company and shares of its capital stock are not publicly traded. VTB is a wholly-owned subsidiary of VTBH.

As of the date of this proxy statement, VTBH had one holder of record of its Series B Preferred Stock, six holders of record of its Series A Preferred Stock and two holders of record of its common stock. At the effective time of the merger, pursuant to the merger agreement, each share of VTBH common stock and VTBH Series A Preferred Stock will be cancelled and converted into the right to receive a number of shares of Parametric common stock, as further described in the “Proposal 1 – The Merger Proposal – Treatment of VTBH Capital Stock in the Merger” on page 84.

For the year ended December 31, 2012, dividends on VTBH common stock declared and paid by VTBH’s board of directors were $16.4 million. There have been no other dividends declared or paid on VTBH common stock for any other periods. Any determination to pay dividends to the holders of VTBH common stock following completion of the merger will be subject to the preferences of the VTBH Series B Preferred Stock, as described in Note 9 to VTBH’s consolidated financial statements which are attached as Annex D to this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following ownership information with respect to Parametric common stock is set forth, as of record date for the Special Meeting (November 11, 2013), unless otherwise noted, with respect to (i) each stockholder known by Parametric to be beneficial owners of more than 5% of Parametric common stock, (ii) each of the current (as of the record date) directors of Parametric, (iii) each of the named executive officers of Parametric and (iv) all current (as of the record date) directors and executive officers as a group (eight persons). Other than as set forth below, we are not aware of any other stockholder who may be deemed to be a beneficial owner of more than 5% of our common stock.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. The percentage of beneficial ownership is based on 6,837,321 shares of common stock outstanding on the record date. In accordance with the SEC rules, shares of Parametric common stock that are subject to options or warrants that are currently exercisable or exercisable within 60 days of the record date are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The address of each director and executive officer shown below is c/o Parametric Sound Corporation, 13771 Danielson Street, Suite L, Poway California 92064.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
5% Stockholders:
FRM LLC	599,068	(1)	8.8%
82 Devonshire Street Boston, Massachusetts 02109

James E. Besser and Manchester Management Company, LLC	483,811	(2)	7.1%
131 Charles Street, 1st Floor Boston, Massachusetts 02114

VTB Holdings, Inc.	1,313,520	(3)	19.2%
100 Summit Lake Drive, Suite 100 Valhalla, New York 10594

Directors and Officers:
Elwood G. Norris	1,103,770	(4)	15.9%
James A. Barnes	446,000	(5)	6.4%
Kenneth F. Potashner	417,500	(6)	5.8%
Robert M. Kaplan	41,076	(7)	*
Seth Putterman	29,100	(8)	*
Andrew Wolfe	12,500	(9)	*
James L. Honore	12,500	(10)	*
All Directors and Executive Officers as a Group (8 persons)	2,084,696	(11)	27.5%

*	less than 1%.
(1)	Beneficial ownership by FRM LLC is based on the information provided by the stockholders as reported in the Schedule 13G filed with the SEC on February 14, 2013. A wholly-owned subsidiary of FRM LLC, Fidelity Management & Research Company is an investment advisor and under the Investment Advisors Act of 1940 is deemed to beneficially own 599,068 shares as a result of acting as investment advisor to various investment companies.
(2)	Beneficial ownership by Mr. Bresser and Manchester Management Company, LLC is based on information provided by the stockholder as reported in a Schedule 13G/A filed with the SEC on February 8, 2013. Consists of 135,000 shares as to which sole voting and dispositive power is held by Mr. Bresser and 348,811 shares as to which shared voting and dispositive power is held by Mr. Bresser and by Manchester Management Company, LLC.

(3)	Beneficial ownership by VTBH is based on the information provided by the stockholders as reported in a Schedule 13D filed with the SEC. VTBH is deemed to have shared voting power with respect to the shares beneficially owned by certain members of Parametric’s management team due to the proxy granted to VTBH in the voting agreements entered into with certain members of Parametric management and entities controlled by them, as described elsewhere in this proxy statement.
(4)	Includes 453,864 shares held by a family trust for which Mr. Norris serves as trustee, 4,500 held by EGN Holdings LLC and 180,083 held by Mt. Savage Products LLC both for which Mr. Norris is manager, and 284,825 shares representing Mr. Norris’ pecuniary interest in shares held by Syzygy. Also includes options currently exercisable and those exercisable within 60 days on an aggregate of 92,500 shares. By virtue of the voting agreement entered into with VTBH, VTBH is deemed to share the power to vote the securities beneficially owned by Mr. Norris.
(5)	Consists of 17,733 shares held by Sunrise Capital, Inc., 67,000 shares held by Sunrise Management, Inc. Profit Sharing Plan, 63,000 shares held by Palermo Trust, 153,367 shares representing Mr. Barnes’ pecuniary interest in shares held by Syzygy, 600 shares held by a personal retirement plan and 550 shares held by a personal retirement plan of his spouse. Mr. Barnes is President of Sunrise Capital, Inc. and Trustee of Sunrise Management, Inc. Profit Sharing Plan, the Palermo Trust and his personal retirement plan. He is also the managing member of Syzygy. Also includes 20,000 warrants held by Palermo Trust and options currently exercisable and those exercisable within 60 days on an aggregate of 123,750 shares. He disclaims any beneficial interest in the 550 shares held in his spouse’s personal retirement plan. By virtue of the voting agreement entered into with VTBH, VTBH is deemed to share the power to vote the securities beneficially owned by Mr. Barnes.
(6)	Includes options currently exercisable and those exercisable within 60 days on an aggregate of 417,500 shares. By virtue of the voting agreement entered into with VTBH, VTBH is deemed to share the power to vote the securities beneficially owned by Mr. Potashner.
(7)	Includes options currently exercisable and those exercisable within 60 days on an aggregate of 12,500 shares.
(8)	Includes options currently exercisable and those exercisable within 60 days on an aggregate of 25,000 shares. Dr. Putterman resigned as a director of Parametric on November 21, 2013.
(9)	Includes options currently exercisable and those exercisable within 60 days on an aggregate of 12,500 shares.
(10)	Includes options currently exercisable and those exercisable within 60 days on an aggregate of 12,500 shares.
(11)	Includes options and warrants currently exercisable and those exercisable within 60 days on an aggregate of 735,000 shares.

SPECIAL MEETING OF STOCKHOLDERS

The enclosed proxy is solicited on behalf of the Parametric Board for use at the Special Meeting of stockholders or at any adjournment or postponement thereof.

Date, Time and Place

The Special Meeting will be held on December 27, 2013, at Hampton Inn & Suites, 14068 Stowe Drive, Poway CA 92064, at 1:00 p.m. local time.

Purpose of the Special Meeting

At the Special Meeting, we will ask the holders of Parametric common stock:

1. To consider and vote upon the merger proposal;

2. To consider and vote, on an advisory (non-binding) basis, upon specified compensation that may become payable to the named executive officers of Parametric in connection with the merger;

3. To consider and vote upon a proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the merger proposal;

4. To approve the Parametric Sound Corporation 2013 Stock-Based Incentive Compensation Plan (the “Stock Plan”);

5. To approve the Parametric Sound Corporation Annual Incentive Bonus Plan (the “Bonus Plan”); and

6. To transact such other business as may properly come before the Special Meeting or any adjournment of the Special Meeting.

Record Date and Shares Outstanding

Only holders of record of Parametric common stock at the close of business on November 11, 2013, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting. On the record date, 6,837,321 shares of Parametric common stock were issued and outstanding and held by 969 holders of record.

Quorum

A quorum of stockholders is necessary to hold a valid Special Meeting. Under our bylaws, the presence, in person or by proxy duly authorized, of the holder or holders of not less than 50% of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, the Special Meeting may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business may be transacted at such meeting.

In general, shares of Parametric common stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Special Meeting for purposes of determining a quorum. Shares represented by proxies marked “ABSTAIN” are counted in determining whether a quorum is present. In addition, a “broker non-vote” is counted in determining whether a quorum is present. A “broker non-vote” is a proxy returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received by the broker from the customer, and the broker does not have discretionary authority to vote on behalf of such customer on such matter.

If a quorum is not present at the Special Meeting, Parametric expects that the Special Meeting will be adjourned or postponed to solicit additional proxies. If the Special Meeting is adjourned to another time or place, notice need not be given of the adjournment if the time and place thereof are announced at the Special Meeting. At the adjourned meeting, Parametric may transact any business that might have been transacted at the original

Special Meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting.

Vote Required

Each holder of Parametric common stock is entitled to one vote for each share held of record on the record date.

The following votes are required to approve the proposals to be voted on at the Special Meeting:

•	Approval of the merger proposal requires the affirmative vote of a majority of the votes cast, excluding abstentions;

•	Approval, by non-binding, advisory vote, of specified compensation that may become payable to the named executive officers of Parametric in connection with the merger requires the affirmative vote of a majority of the votes cast, excluding abstentions;

•	Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the votes cast, excluding abstentions;

•	Approval of the Stock Plan requires the affirmative vote of a majority of the votes cast, excluding abstentions; and

•	Approval of the Bonus Plan requires the affirmative vote of a majority of the votes cast, excluding abstentions.

For purposes of determining approval of the foregoing proposals, proxies marked “ABSTAIN” and broker non-votes will not affect the results of these votes.

Voting of Proxies

Whether you plan to attend the Special Meeting or not, we encourage you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. You may specify whether your shares should be voted “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the proposals. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Parametric Board’s recommendations, as noted below. Voting by proxy will not affect your right to attend the Special Meeting. If your shares are registered directly in your name through our stock transfer agent, or you have stock certificates registered in your name, you may vote as follows:

•	Voting by Telephone. You may vote by calling the toll-free telephone number and following the instructions printed on your proxy card. The deadline for voting by telephone is December 26, 2013, at 8:59 p.m., Pacific Standard Time. If you vote by telephone, you do not need to return your proxy card.

•	Voting on the Internet. You may vote on the Internet by accessing the website and following the instructions printed on your proxy card. The deadline for voting on the Internet is December 26, 2013, at 8:59 p.m., Pacific Standard Time. If you vote on the Internet, you do not need to return your proxy card.

•	Voting by Proxy Card. You may vote by completing, signing and returning your proxy card by mail. To vote in this manner, please mark, date and sign the enclosed proxy card and return it by mail in the accompanying postage-prepaid envelope. You should mail your signed proxy card sufficiently in advance for it to be received by December 26, 2013.

•	Voting in Person. Even if you have voted by one of the methods described above, you may still attend and vote your shares in person at the Special Meeting, if you are the record owner of those shares. If you do attend and vote your shares in person at the Special Meeting after having voted by any of the methods described above, only your last vote will be counted. However, attendance at the Special Meeting alone will not result in a revocation of any previously submitted proxy cards.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Special Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Special Meeting in order to vote.

Revocability of Proxies

If you give us your proxy, you may change or revoke it at any time before the Special Meeting. You may change or revoke your proxy in any one of the following ways:

•	by re-voting by Internet or by telephone as instructed above;

•	by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above; provided that it is received prior to the deadline set forth above;

•	by notifying our Secretary in writing before the Special Meeting that you have revoked your proxy; or

•	by attending the Special Meeting in person and voting in person in accordance with the instructions above. Attending the Special Meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

Your most current vote, whether by telephone, Internet or proxy card, is the one that will be counted.

If you have instructed a broker or other nominee to vote your shares, you must follow the procedures provided by your broker or nominee to change those instructions.

Recommendation of the Parametric Board

The Parametric Board unanimously recommends that you vote:

•	“FOR” the merger proposal;

•	“FOR” the non-binding, advisory proposal to approve specified compensation that may become payable to the named executive officers of Parametric in connection with the merger;

•	“FOR” the proposal to adjourn the Special Meeting to a later date, if necessary or appropriate;

•	“FOR” the approval of the Stock Plan; and

•	“FOR” the approval of the Bonus Plan.

Voting by Parametric Executive Officers and Directors

As of the record date, Parametric executive officers and directors as a group owned and were entitled to vote 1,349,696 shares of Parametric’s common stock, which represents approximately 19.7% of Parametric’s total common stock outstanding on that date.

Concurrently with the execution of the merger agreement, Parametric and VTBH entered into Stockholder Agreements and Irrevocable Proxies, referred to as the “voting agreements,” with Messrs. Potashner, Barnes and Norris, as well as certain entities over which they exercise voting and/or investment control, collectively referred to as the “management stockholders.” Under the voting agreements, the management stockholders have agreed to vote their currently-held Parametric shares in favor of the merger proposal (and against other acquisition proposals). The shares subject to the voting agreements represented approximately 19.2% of the outstanding shares of Parametric common stock as of the record date.

Solicitation of Proxies

Parametric will bear the cost of solicitation of proxies by us. In addition to soliciting stockholders by mail, Parametric directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or other means of electronic communication. Parametric will not pay these individuals for their solicitation activities but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and Parametric will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by Parametric directors, officers and employees may also be made of some stockholders in person or by mail, telephone or other means of electronic communication following the original solicitation.

Parametric has retained the firm of Morrow & Co., LLC, 470 West Ave, Stamford, Connecticut 06902 to assist in the solicitation of proxies for a fee of $6,500.

Other Matters

Parametric does not expect that any matter other than the proposals described in this proxy statement will be brought before the Special Meeting. If, however, the Parametric Board properly presents other matters, each of the persons named as a proxy on the proxy card will vote in accordance with his judgment as to matters that he believes to be in the best interests of Parametric stockholders. A proxy in the accompanying form or properly submitted by telephone or over the Internet will give authority to Kenneth F. Potashner, our Executive Chairman, and James A. Barnes, our Chief Financial Officer, Treasurer and Secretary, to vote on such matters at their respective discretion and they intend to do so in accordance with their best judgment on any such matter.

List of Stockholders

Our Secretary will prepare and make, at least ten (10) days before the Special Meeting, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the Special Meeting, during ordinary business hours, for a period of at least ten (10) days prior to the Special Meeting, either at a place within the city where the Special Meeting is to be held, which place shall be specified in the notice of the Special Meeting, or, if not specified, at the place where the Special Meeting is to be held. The list will be produced and kept at the time and place of Special Meeting during the whole time thereof and may be inspected by any stockholder who is present.

Householding of Special Meeting Materials

SEC rules allow us or your broker to send a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single set of proxy materials, but you would prefer to receive your own copy, please contact Broadridge, by calling their toll free number 1-800-542-1061. If you do not wish to participate in “householding” and would like to receive your own set of proxy materials in future years, please call Broadridge at the toll free number listed above. Conversely, if you share an address with another Parametric stockholder and together both of you would like to receive only a single set of proxy materials, follow these instructions:

•	If your Parametric shares are registered in your own name, please contact Broadridge and inform them of your request by calling them at 1-800-542-1061 or writing them at Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

•	If a broker or other nominee holds your Parametric shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

PARTIES TO THE MERGER

Parametric

Parametric Sound Corporation

13771 Danielson Street, Suite L

Poway, California 92064

(888) 477-2150

Parametric Sound Corporation, referred to as “Parametric,” “we,” “our” or “us,” is a Nevada corporation. Parametric is a technology company focused on delivering novel audio solutions through its HyperSound® or “HSS®” technology platform, which pioneered the practical application of parametric acoustic technology for generating audible sound along a directional ultrasonic column. The creation of sound using Parametric’s technology creates a unique sound image distinct from traditional audio systems. In addition to its commercial digital signage and kiosk product business, Parametric is targeting its technology for new uses in consumer markets, including computers, video gaming, televisions and home audio along with other commercial markets including casino gaming and cinema. Parametric is also focusing development on health applications for persons with hearing loss. Additional information about Parametric is contained in its public filings, some of which are incorporated by reference herein as described in “Where You Can Find Additional Information” beginning on page 173.

VTBH

VTB Holdings, Inc.

100 Summit Lake Drive, Suite 100

Valhalla, New York 10594

(914) 345-2255

VTB Holdings, Inc., referred to as “VTBH,” is a privately held Delaware corporation. Voyetra Turtle Beach, Inc., a Delaware corporation (“VTB”), is a wholly-owned subsidiary of VTBH. VTBH and its subsidiaries, including VTB, are collectively referred to as “Turtle Beach.” Turtle Beach designs, develops and markets premium audio peripherals for video game, personal computer and mobile platforms, including its acclaimed line of Ear Force gaming headphones and headsets crafted for Microsoft Xbox, Sony PlayStation, Nintendo Wii and PC-based gaming. Turtle Beach’s advanced products allow video game players to experience high-quality, immersive sound and communicate with others while playing video games. Unlike most traditional stereo headphones, the more advanced headsets from Turtle Beach incorporate sophisticated technology for processing audio and multi-band wires transmission capabilities. Turtle Beach has strong market share in established gaming markets, including a 53% dollar share of the U.S. console gaming headset market as of year-end 2012 according to The NPD Group, Inc. Turtle Beach has a presence in 40 countries and has partnered with major retailers, including Wal-Mart, Carrefour, Tesco, Best Buy, GameStop, Target and Amazon. For more information about Turtle Beach’s business, see “Turtle Beach’s Business” on page 112.

Merger Sub

Paris Acquisition Corp.

c/o Parametric Sound Corporation

13771 Danielson Street, Suite L

Poway, California 92064

(888) 477-2150

Paris Acquisition Corp, a Delaware corporation (referred to as “Merger Sub”), is a wholly-owned subsidiary of Parametric that was formed solely for the purpose of entering into the merger agreement and completing the merger. Upon the consummation of the merger, Merger Sub will merge with and into Turtle Beach and will cease to exist.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Effect of the Merger

Upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into VTBH, with VTBH continuing as the surviving corporation. As a result of the merger, VTBH will become a subsidiary of Parametric, wholly-owned except for the VTBH Series B Preferred Stock which will remain outstanding after the merger.

The time at which the merger will become effective, referred to as the effective time of the merger, will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as Parametric, VTBH and Merger Sub may agree and specify in the certificate of merger). At the effective time of the merger, and as a result of the merger:

•	each share of VTBH common stock and Series A Preferred Stock will be cancelled and converted into the right to receive a number of shares of Parametric common stock equal to the “Per Share Number,” plus any cash paid in lieu of fractional shares; the Per Share Number is computed in accordance with a formula specified in the merger agreement and is estimated as of the date of this proxy statement, to be approximately 0.3567, which would result in approximately 29,950,374 shares of Parametric common stock being issued to the former holders of VTBH common stock and Series A Preferred Stock at the effective time of the merger; and

•	each outstanding option to purchase a share of VTBH common stock, whether vested or unvested, will be deemed to constitute an option to purchase, on the same terms and conditions, a number of shares of Parametric common stock equal to the product of (i) the number of shares of VTBH common stock subject to such option, multiplied by (ii) the “Per Share Exchange Ratio” (defined below), at an exercise price per share of Parametric common stock equal to the quotient of (i) the exercise price per share of VTBH common stock subject to such option divided by (ii) the “Per Share Exchange Ratio”; the “Per Share Exchange Ratio” means the ratio of the Per Share Number to one.

Each share of VTBH Series B Preferred Stock that is issued and outstanding and each VTBH phantom stock unit that is outstanding immediately prior to the effective time of the merger shall remain outstanding after the effective time of the merger, and shall not be cancelled or otherwise converted as a result of the merger.

We expect that Parametric’s common stock will continue to be publicly traded on the NASDAQ Capital Market under the trading symbol “PAMT” after the effective time of the merger.

Effect on Parametric if the Merger is Not Completed

If the merger proposal is not approved by Parametric stockholders or if the merger is not completed for any other reason, the issuance of shares to the former VTBH stockholders contemplated by the merger agreement and corresponding change of control of Parametric will not occur. In such event, Parametric expects that management will operate the business in a manner similar to that in which it is being operated today, and that Parametric stockholders will continue to be subject to the same risks and opportunities to which they are currently subject.

Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, the price of Parametric common stock may decline significantly from the trading price as of the date of this proxy statement. If that were to occur, it is uncertain when, if ever, the price of Parametric common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Parametric common stock. If the merger is not completed, the Parametric Board will, among other things, (i) continue to evaluate and review our business operations, properties and capitalization, (ii) make such changes as are deemed appropriate, and (iii) continue to seek to identify strategic alternatives to enhance stockholder value. If the merger proposal is not approved by Parametric stockholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Parametric will be offered or that our business, prospects or results of operation will not be adversely impacted.

In addition, upon termination of the merger agreement under specified circumstances, Parametric may be required to pay VTBH a termination fee of $1,000,000 and/or enter into a license agreement with VTBH related to Parametric’s HyperSound technology, or may be entitled to receive a reverse termination fee from VTBH, in each case as described under “Proposal 1 – The Merger Proposal – Effect of Termination of Merger Agreement” beginning on page 98.

Background of the Merger

As part of Parametric’s ongoing strategic planning process, the Parametric Board and Parametric’s executive officers have regularly reviewed and evaluated Parametric’s strategic direction and alternatives in light of the performance of Parametric’s business and operations and market, economic, competitive and other conditions and developments.

On March 7, 2013, Parametric entered into a Mutual Non-Disclosure Agreement with Voyetra Turtle Beach, Inc., the operating subsidiary of VTBH, pursuant to which the parties agreed to share confidential information on customary terms and conditions.

From March 13, 2013 to March 25, 2013, representatives of Houlihan Lokey held three telephonic meetings with Parametric officers to discuss potential transaction alternatives with Turtle Beach, financing options and engagement terms.

On March 20, 2013, Parametric’s executives provided a demonstration of the company’s technology to business development personnel of Company A at Parametric’s headquarters. On that same day, Parametric executives met with technology representatives of Company B at Parametric’s headquarters (following previous product demonstrations to Company B personnel in late 2012 and in January 2013) to discuss strategic licensing and a proposed co-development effort.

On March 21, 2013, Juergen Stark, the Chief Executive Officer of VTB, and Mr. Ron Doornink, Chairman of Turtle Beach, visited Parametric’s offices for product demonstrations and business discussions.

On March 27, 2013, representatives of Houlihan Lokey met in-person with Parametric officers to review potential strategic buyers of Parametric and to finalize engagement terms. On that same day, Parametric engaged Houlihan Lokey to act as its financial advisor with respect to potential transaction alternatives.

On March 28, 2013, Parametric issued a press release announcing that it had been approached by several industry leaders in key target verticals to discuss strategic alternatives, and that Parametric had engaged Houlihan Lokey to help it assess these opportunities.

On March 29, 2013, Mr. Stark advised Mr. Potashner that Turtle Beach was interested in discussing a potential acquisition of all or a part of Parametric, a license of Parametric’s technology, or a combination of the foregoing. The parties did not discuss pricing or valuation.

On March 31, 2013, Mr. Stark and Mr. Potashner met in person to discuss potential deal structures and deal synergies.

From April 1, 2013 to April 22, 2013, representatives of Houlihan Lokey contacted and held varying levels of discussions with a total of 13 parties other than Turtle Beach regarding a transaction involving Parametric. During this time period, all such parties advised representatives of Houlihan Lokey that they were not interested in pursuing an acquisition of Parametric.

On April 1, 2013, a meeting was held at Parametric’s headquarters in Poway, California between Parametric’s officers and representatives of Turtle Beach and SG VTB Holdings, LLC (“SG VTB”), the majority owner of VTBH, at which Parametric officers demonstrated Parametric’s technology and provided an overview of Parametric’s business and intellectual property. Mr. Stark, Mr. Richard Kulavik, the Chief Technology Officer of VTB, Mr. Doornink, Mr. Kenneth Fox, the Managing Partner of, SG VTB, and an officer and director of VTBH, and another representative of SG VTB were present at the meeting. At the same meeting, Mr. Stark provided an overview of Turtle Beach’s business, and the parties discussed potential strategic transactions involving Parametric and Turtle Beach.

On April 3, 2013, a meeting was held at Turtle Beach’s San Diego office at which Mr. Potashner made a presentation to Turtle Beach representatives regarding Parametric’s business and Mr. Stark presented confidential business and financial information regarding Turtle Beach. On that same day, Mr. Stark provided Mr. Potashner with confidential materials regarding Turtle Beach, including financial information.

On April 5, 2013 a representative of Company A contacted Parametric to express interest in its technology and to begin strategic licensing discussions. Additional demonstrations and meetings with Company B occurred on May 29, August 27 and September 3, 2013. Although Company A declined to pursue an acquisition of Parametric, the parties continue to discuss licensing and co-development business.

On April 6, 2013, Turtle Beach sent Parametric a draft term sheet regarding a license of Parametric’s technology for the fields of use of console gaming and computer audio, but noted Turtle Beach’s continued strong interest in a transaction with Parametric. From April 7, 2013 to April 9, 2013, Mr. Stark and Mr. Potashner, and other representatives of Turtle Beach and Parametric, discussed and corresponded regarding various licensing, investment and joint venture structures, including the possibility of a license agreement to be entered into in the event of a termination of a definitive agreement for a transaction involving Parametric.

On April 9, 2013, Parametric issued a press release announcing that, with respect to strategic alternatives and licensing activities: (i) Parametric had received substantial licensing proposals for its HyperSound technology addressing key market verticals; (ii) Parametric had been approached by several industry leaders in key target verticals to pursue strategic discussions and, as a result, had retained investment bank Houlihan Lokey; (iii) Parametric was deferring decisions to execute licenses as it assessed strategic opportunities; and (iv) Parametric was actively pursuing strategic discussions regarding Parametric and its technology. The press release also announced the status of commercial pilot projects and reiterated that Parametric was focused on the global commercialization of its HyperSound technology.

From April 12, 2013 to April 30, 2013, Parametric and Turtle Beach began conducting due diligence on each other. Representatives of Parametric, Turtle Beach, Houlihan Lokey, Sheppard Mullin Richter & Hampton LLP (“Sheppard Mullin”), counsel to Parametric, Dechert LLP (“Dechert”), counsel to Turtle Beach, and McGladrey LLP (“McGladrey”), Turtle Beach’s auditor, provided numerous information requests, organized and provided information and documentation in response to such requests, and corresponded and held numerous telephonic meetings with respect thereto.

On April 12, 2013, Company C requested an introductory call with Parametric. On that same day, the parties entered into a confidentiality agreement dated April 12, 2013. The introductory presentation was made by executives of Parametric telephonically on April 15 and on April 16, 2013, one executive and one business development consultant of Parametric visited the home office of Company C and made a product demonstration. A brief call with Company C was held on April 22, 2013.

On April 18, 2013, Turtle Beach provided Parametric with a draft of an exclusivity agreement.

On April 19, 2013, a meeting was held at Turtle Beach’s San Diego office which was attended by Mr. Stark, Mr. Doornink, Mr. Potashner and Mr. Barnes. At this meeting, Turtle Beach provided Parametric with (i) a presentation regarding its rationale for a proposed merger with Parametric and (ii) a draft, non-binding term sheet (referred to as the “April 19th term sheet”) to acquire Parametric through a reverse merger, under which the security holders of VTBH (including option holders) immediately prior to the merger would own, on a fully-diluted basis, 80.88% of Parametric following the merger, and the security holders of Parametric (including option and warrant holders) immediately prior to the merger would own, on a fully-diluted basis, 19.12% of Parametric following the merger. The respective ownership proportions of Parametric following the merger of the security holders of VTBH, on the one hand, and the security holders of Parametric, on the other hand, is referred to hereafter as the “post-merger ownership ratio.” At the meeting, the parties negotiated extensively regarding the post-merger ownership ratio and reached an oral agreement that it would be 78%/22%. On that same day, Mr. Barnes and representatives of Houlihan Lokey held a call with Mr. Stark and Bruce Murphy, the Chief Financial Officer of VTB, regarding Turtle Beach’s operations.

On April 20, 2013, a telephonic meeting of the Parametric Board was held with its financial and legal advisors. At the meeting:

•	The Parametric Board discussed and reviewed the April 19th term sheet, with Mr. Potashner noting that Turtle Beach had agreed orally to a post-merger ownership ratio of 78%/22%.

•	Representatives of Houlihan Lokey presented information regarding Turtle Beach and the rationale for the transaction. Houlihan Lokey also advised the Parametric Board that the Parametric Board should consider retaining a second investment bank to provide a fairness opinion in a potential transaction between Parametric and Turtle Beach in order to avoid the appearance of a conflict of interest resulting from Houlihan Lokey’s previous engagement by Turtle Beach on an unrelated matter in early 2012.

•	Representatives of Sheppard Mullin presented to the Parametric Board regarding the fiduciary duties of directors in connection with evaluating a change of control transaction, as well as a process for the Parametric Board to follow to discharge its fiduciary duties in connection with the proposed transaction with Turtle Beach, including a general discussion with respect to customary transaction “protection” alternatives.

•	The Parametric Board discussed Turtle Beach’s request for a breakup fee in the form of a license agreement for Parametric’s technology in the console gaming and computer audio fields of use.

•	The Parametric Board discussed the proposed exclusivity agreement with Turtle Beach and the likelihood of alternative strategic transactions, and approved Parametric entering into the exclusivity agreement.

On April 21, 2013, Turtle Beach provided Parametric with a revised, non-binding term sheet that included a post-merger ownership ratio of 78%/22% (referred to as the “April 21st term sheet”). On that same day, Parametric and VTBH signed an exclusivity agreement that provided that Parametric would cease discussions with any other party regarding a proposed acquisition until May 1, 2013 (or May 8, 2013 if the parties were continuing to negotiate in good faith with respect to a definitive acquisition agreement on May 1, 2013).

On April 22, 2013, Mr. Potashner and Mr. Stark met at Turtle Beach’s offices in San Diego and discussed various merger terms. Later that same day, a telephonic meeting of the Parametric Board was held with its financial and legal advisors. At the meeting:

•	Houlihan Lokey presented regarding business and financial considerations related to the proposed transaction, including an overview of and comments regarding Turtle Beach and its business, the historical financial performance of Parametric and Turtle Beach, a discussion of strategic rationale and possible opportunities for growth that such a transaction could offer Parametric, an overview of the April 21st term sheet, illustrative valuation information, key items for the Parametric Board to consider and a summary of the exclusivity terms.

•	The Parametric Board discussed the April 21st term sheet and the proposed terms of the transaction with Turtle Beach, including the transaction structure, financing requirements, process and timing.

•	The Parametric Board discussed at length the proposed terms of the transaction with Turtle Beach, including the transaction structure, financing requirements and process and timing considerations. Representatives of Sheppard Mullin discussed fiduciary duties with the Parametric Board, including “transaction protection” and related mechanisms such as “go shop” vs. “window shop” vs. “no shop”, “break-up fee” and “reverse break-up fees.”

From April 22, 2013 to April 26, 2013, both Parametric and Turtle Beach received due diligence request lists from representatives of Dechert, McGladrey, Houlihan Lokey, Craig-Hallum (engaged on April 26, 2013) and Sheppard Mullin.

On April 23, 2013, Parametric and VTB entered into a First Amendment to Mutual Non-Disclosure Agreement, which expanded the scope of the parties who could receive confidential information thereunder.

On April 24, 2013, Parametric received a due diligence request list from representatives of J.P. Morgan, Turtle Beach’s financial advisor.

On April 25, 2013, a meeting of the Parametric Board was held with its financial and legal advisors. At the meeting:

•	Mr. Potashner provided an update regarding the status of merger negotiations with Turtle Beach.

•	The Parametric Board discussed a number of key issues raised by the April 21st term sheet, including potential compensation to be given to Turtle Beach if the merger agreement were to be terminated under certain circumstances, including Parametric being required to enter into a license agreement under which Turtle Beach would receive an exclusive license to HyperSound technology for the console gaming field and a potentially exclusive license to HyperSound technology for the PC audio field (such license agreement, the “break-up fee license agreement”).

•	Representatives of Sheppard Mullin presented to the Parametric Board regarding its fiduciary duties with respect to the proposed transaction with Turtle Beach (including those pertaining to the proposed break-up fee license agreement and break-up fees generally), related litigation risks and D&O insurance.

•	Representatives of Houlihan Lokey discussed with the Parametric Board the proposed scope of financial due diligence of Turtle Beach and Houlihan Lokey’s recommendation with respect thereto.

•	The Parametric Board discussed the engagement letters with Houlihan Lokey and Craig-Hallum, respectively, noting that Houlihan Lokey was initially expected to provide a fairness opinion related to the merger transaction but had recommended that a second advisor, Craig-Hallum, be hired to provide the fairness opinion.

On April 26, 2013, Parametric signed a letter engaging Craig-Hallum to provide a fairness opinion in connection with the proposed merger with Turtle Beach on terms approved by the Parametric Board.

On April 27, 2013, a telephonic meeting was held between Messrs. Stark, Doornink and Kulavic, the Chief Technology Officer of VTB, and Mr. Seth Putterman (a member of the Parametric Board) regarding the safety profile of Parametric’s products.

On April 30, 2013, Mr. Stark informed Mr. Potashner that Turtle Beach planned to conduct 10-14 days of additional due diligence regarding Parametric’s products and markets before proceeding further with negotiating the terms of the merger agreement.

On May 1, 2013, the exclusivity agreement signed on April 21, 2013 expired because Parametric and Turtle Beach were not negotiating a definitive agreement for the merger. At such time, representatives of Parametric provided information in response to a request from Company C. On that same day, Parametric made an additional product demonstration to technical personnel at an engineering location of Company C.

On May 1, 2013, a meeting of the Parametric Board was held at which Mr. Potashner provided an update regarding the status of discussions with Turtle Beach, indicating that Turtle Beach wanted to perform additional due diligence related to Parametric’s technology and customer preferences before proceeding further with negotiating the terms of the merger agreement, and that the timing of the execution of the merger agreement was accordingly uncertain. Mr. Potashner also discussed the level of interest of other strategic prospects.

On May 2, 2013, Parametric issued a press release announcing that (i) it had received a term sheet from Turtle Beach (referenced in the press release anonymously as a “leader in one of [Parametric’s] target verticals”) and was undergoing due diligence, and (ii) Parametric had also received and was evaluating strategic inquiries from additional parties. On that same day, Mr. Potashner advised on Parametric’s quarterly earnings call that the due diligence phase with the party referenced in the press release was expected to last weeks but not months.

On May 7, 2013, Turtle Beach officers reviewed Parametric’s technology license agreements and conducted a patent due diligence session with Parametric officers. On May 13, 2013, Parametric and Turtle Beach executed a Common Interest and Non-Disclosure Agreement related to patent information, at which time Parametric began delivering detailed patent files to Turtle Beach’s patent counsel. From May 9, 2013 to May 15, 2013, Turtle Beach officers conducted hearing and preference marketing research sessions with Parametric officers overseeing these activities.

From May 18, 2013 to May 28, 2013, Mr. Potashner and Mr. Stark held numerous telephonic meetings regarding the status of due diligence and Turtle Beach’s level of interest in pursuing the merger.

On May 21, 2013 and May 28, 2013, Parametric held further telephonic discussions with Company C regarding a potential strategic transaction.

On June 3, 2013, Mr. Stark had an in-person meeting with Mr. Elwood Norris, Parametric’s President and Chief Scientist, at Parametric’s research laboratory at which Mr. Norris demonstrated Parametric’s latest new emitter prototypes.

On June 9, 2013, Mr. Stark provided Parametric with a revised post-merger ownership ratio of 81%/19% (or 80%/20% if Parametric raised $5 million in equity capital prior to the closing of the merger).

On June 10, 2013, a meeting of the Parametric Board was held with its financial and legal advisors. At the meeting, the Parametric Board discussed the status and terms of negotiations with Turtle Beach regarding the proposed merger, and unanimously agreed to continue negotiations, while Parametric pursued, in tandem, other strategic, licensing and financing alternatives.

On June 11, 2013, Mr. Potashner met with Mr. Stark at the E3 video gaming conference in Los Angeles to view Turtle Beach’s booth and range of products. The parties discussed the revised merger terms and Mr. Stark outlined a request for a new exclusivity agreement. On that same day, Mr. Stark delivered a new exclusivity agreement and non-binding term sheet to Parametric, which reflected the necessity of consent to the merger by Turtle Beach’s third party lenders, and again proposed a post-merger ownership ratio of 81%/19% (80%/20% if Parametric raised $5 million in equity capital prior to the closing of the merger).

On June 12, 2013, representatives of Houlihan Lokey and SG VTB held a telephonic meeting at which it was confirmed that Turtle Beach and Parametric would proceed with due diligence and that Dechert would begin preparing a first draft of the merger agreement.

On June 13, 2013, Parametric and Turtle Beach signed a new exclusivity agreement. On that same day, Parametric issued a press release announcing that Turtle Beach (referred to in the press release anonymously as the “strategic partner”) had completed its technology due diligence of Parametric’s patents and IP, technology, products, markets and consumer preferences, and reported positive results. The press release also announced that (i) Parametric and the “strategic partner” had moved to an exclusive negotiating period and were working on the merger agreement, and (ii) Parametric, while it was evaluating strategic alternatives, was continuing to execute on its operational plan to grow commercial revenues, develop and co-develop products for consumer licensing and develop applications of its technology for the aging and hearing impaired markets.

On June 14, 2013, representatives of Dechert provided representatives of Sheppard Mullin with a first draft of the merger agreement. On that same day, Mr. Stark had an in-person meeting with Mr. Potashner to discuss the merger and potential future strategies for the combined businesses.

From June 17, 2013 to June 19, 2013: (i) representatives of McGladrey provided due diligence request lists to Parametric; (ii) representatives of Houlihan Lokey provided a supplemental due diligence request list to Turtle Beach and representatives of SG VTB; and (iii) representatives of Houlihan Lokey and SG VTB held a telephonic meeting to discuss due diligence and process timing.

On June 20, 2013, representatives of Sheppard Mullin, Houlihan Lokey, Dechert and SG VTB held a telephonic meeting to discuss the merger agreement and related issues. On June 22, 2013, Sheppard Mullin provided Dechert with a revised draft of the merger agreement.

On June 24, 2013, Mr. Potashner met with Mr. Stark at Turtle Beach’s San Diego offices to discuss the merger transaction and related issues.

From to June 24, 2013 to June 28, 2013: (i) representatives of Craig-Hallum and Houlihan Lokey sent due diligence request lists to Turtle Beach and SG VTB; (ii) Mr. Murphy provided Parametric with unaudited financial statements for Turtle Beach; (iii) Mr. Barnes and representatives of Houlihan Lokey held telephonic meetings with Messrs. Stark and Murphy and representatives of SG VTB to get updates regarding Turtle Beach’s business and financing efforts; and (iv) Parametric and representatives of Houlihan Lokey and Craig-Hallum held a telephonic due diligence session with Messrs. Stark and Murphy and representatives of SG VTB regarding Turtle Beach.

On June 25, 2013, a meeting of the Parametric Board was held with its financial and legal advisors. At the meeting: (i) the Parametric Board discussed with representatives of Sheppard Mullin and Houlihan Lokey the general status of merger agreement negotiations with Turtle Beach and related issues, including tax issues, financing issues surrounding the merger, the post-merger ownership ratio, termination issues, a proposed go-shop provision and other transaction items; (ii) representatives of Houlihan Lokey presented to the Parametric Board regarding the status of its business and financial due diligence of Turtle Beach; (iii) representatives of Houlihan Lokey and Craig-Hallum discussed with the Parametric Board future planned meetings with Turtle Beach and McGladrey regarding Turtle Beach business and financial due diligence matters; and (iv) the Parametric Board discussed licensing initiatives and the impact of the merger discussions thereon.

From June 26, 2013 to June 28, 2013, representatives of McGladrey held telephonic and in-person audit due diligence sessions with Mr. Barnes and representatives of Houlihan Lokey regarding the past audits of both Parametric and Turtle Beach. Representatives of McGladrey also performed a review of Parametric’s audit workpapers during this time.

On June 26, 2013, representatives of Dechert communicated to representatives of Sheppard Mullin that Turtle Beach would require termination of the “HHI stock options” (defined below) and/or an amendment of the “HHI license agreement” (defined below) between Parametric and HyperSound Health, Inc. (“HHI”), a wholly-owned subsidiary of Parametric, prior to signing a definitive merger agreement. Parametric established HHI in October 2012 to facilitate Food and Drug Administration approval for certain medical applications of

HyperSound technology (e.g., hearing devices); at that time, it was anticipated that the Parametric Board would hire a new CEO to run Parametric, and that Mr. Potashner would become CEO of HHI while remaining a director of Parametric. In February 2013 and March 2013, options were granted to four individuals (Mr. Potashner and three consultants) to purchase shares of the common stock of HHI (such options referred to as the “HHI stock options”). In April 2013, to enable HHI to pursue health care applications of the HyperSound technology and consider third party financing options, Parametric entered into a license agreement with HHI (referred to as the “HHI license agreement”) pursuant to which Parametric granted to HHI an exclusive, worldwide, royalty-bearing license to use certain HyperSound-related intellectual property and technology solely for, and in connection with, the use, testing, manufacture, marketing, sale, offering for sale, commercialization, distribution and servicing of products in the “medical device” and “personal sound amplification product” fields.

On June 28, 2013, representatives of Dechert sent a revised due diligence request list to Parametric and Sheppard Mullin.

On July 1, 2013, Mr. Putterman held a telephonic meeting with Mr. Barnes and Mr. Stark at Turtle Beach’s San Diego offices at which various HHI-related matters were discussed, including the structure and rationale for HHI, the financing to date of HHI by Parametric and the ownership of HHI’s intellectual property. Mr. Stark reiterated Turtle Beach’s position that either the HHI stock options would have to be terminated prior to signing a definitive merger agreement or that HHI would have to be dissolved prior to signing a definitive merger agreement.

On July 1, 2013, a meeting of the Parametric Board was held with its legal advisors. At the meeting:

•	The Parametric Board discussed the issue of HHI stock options, the existence of which had become an issue of concern with Turtle Beach and a potential obstacle to proceeding with the merger. Because Mr. Potashner held an HHI stock option, the Parametric Board directed Mr. Putterman, and in his absence while on travel, Mr. Andrew Wolfe (an independent member of the Parametric Board), to negotiate with Turtle Beach and also with Mr. Potashner and one other (Parametric consultant) holder of HHI stock options, regarding the termination of HHI stock options.

•	The Parametric Board considered a proposed requirement from Turtle Beach’s lenders that, as a condition to the lenders’ consenting to the merger and Parametric becoming a co-borrower under Turtle Beach’s credit facility, Parametric raise at least $5,000,000 in debt or equity capital prior to the closing of the merger, and the Parametric Board discussed Parametric’s ability to effectuate such a capital raise. In addition, the Parametric Board discussed a requirement from Turtle Beach’s lenders that Turtle Beach raise $10,000,000 in debt or equity capital, which would be used to prepay an equivalent portion of its credit facility.

From July 1, 2013 to July 15, 2013: (i) representatives of Dechert provided representatives of Sheppard Mullin with a revised draft of the merger agreement; (ii) representatives of McGladrey, representatives of Squar, Milner, Peterson, Miranda and Williamson LLP (“Squar Milner”), Parametric’s independent auditor, and Mr. Barnes held a telephonic meeting regarding tax due diligence of Parametric; (iii) representatives of Dechert and McGladrey sent various information request lists to Parametric and to representatives of Sheppard Mullin and Houlihan Lokey; (iv) representatives of Squar Milner reviewed Turtle Beach’s audit workpapers; (v) representatives of Houlihan Lokey held a telephonic meeting with Messrs. Stark and Murphy and representatives of SG VTB regarding the merger and related financing process; (vi) representatives of Dechert held a telephonic meeting with Mr. Barnes and representatives of Sheppard Mullin regarding Parametric’s options and warrants; and (vii) representatives of Houlihan Lokey and representatives of SG VTB held a telephonic meeting to discuss the merger agreement and related issues and timing.

On July 3, 2013, representatives of Dechert provided Sheppard Mullin with a draft of the break-up fee license agreement.

On July 5, 2013, a meeting of the Parametric Board was held with its financial and legal advisors. At the meeting, the Parametric Board discussed the requirement of Turtle Beach’s lenders that Parametric raise capital prior to the closing of the merger as a condition of delivering such lender’s consent thereto.

On July 7, 2013, Mr. Potashner and Mr. Stark held an in-person meeting in San Diego at which the merger agreement, HHI, HHI stock options and related issues were discussed.

On July 12, 2013, representatives of Sheppard Mullin and Dechert held a telephonic meeting regarding the merger agreement and related issues. On July 13, 2013, representatives of Sheppard Mullin provided representatives of Dechert with a revised draft of the merger agreement; and on July 15, 2013, representatives of Sheppard Mullin provided Dechert with a revised draft of the break-up fee license agreement.

On July 16, 2013, a meeting was held in Costa Mesa, California with all members of the Parametric Board, Mr. Stark and Mr. Doornink to discuss merger issues and post-merger operating plans.

On July 17, 2013, a meeting was held with Mr. Stark, Mr. Potashner, Mr. Barnes and two medical consultants engaged by HHI where the parties discussed status and future plans regarding medical applications of Parametric’s technology.

On July 19, 2013, a telephonic negotiating session regarding the merger agreement was held at which representatives of Houlihan Lokey, SG VTB, Sheppard Mullin and Dechert and Messrs. Potashner, Barnes, Stark and Murphy were present. The parties discussed, among other issues, (i) the termination of HHI stock options, (ii) the parties to be subject to voting and lock-up agreements, (iii) the proposed closing condition required by Turtle Beach’s lender regarding Parametric raising at least $5,000,000 in capital pursuant to a “Qualified Equity Offering” prior to the merger (and the effect on the post-merger ownership ratio), (iv) the treatment of Turtle Beach Series B Preferred Stock (and the effect on the post-merger ownership ratio), (v) termination fees and the break-up fee license agreement, (vi) the definitions of “material adverse effect” and related exclusions and (vii) the status of disclosure schedules to be provided pursuant to the merger agreement.

On July 20, 2013, a meeting of the Parametric Board was held with its legal advisors. At the meeting:

•	The Parametric Board considered a proposed requirement from Turtle Beach’s lenders that, as a condition to the lenders’ consenting to the merger and Parametric becoming a co-borrower under Turtle Beach’s credit facility, Parametric raise at least $5,000,000 in debt or equity capital prior to the closing of the merger, and the Parametric Board discussed Parametric’s ability to effectuate such a capital raise. In addition, the Parametric Board discussed a requirement from Turtle Beach’s lenders that Turtle Beach raise $10,000,000 in debt or equity capital, which would be used to prepay an equivalent portion of its credit facility. The Parametric Board discussed Turtle Beach’s proposal that a closing condition be added to the merger agreement with respect to Parametric’s completion of its capital raise. After discussing the risks of such a financing condition and potential “break-up fee” implications, the Parametric Board agreed to accept the financing closing condition.

•	The Parametric Board discussed the status of negotiations regarding (i) the termination of HHI stock options and proposed amendments to the HHI license agreement, (ii) proposals from Mr. Potashner and from one of the consultants related to the termination of HHI stock options (which contemplated, in part, that the HHI stock options would survive the merger), and (iii) the possibility of litigation from a consultant related thereto. The Parametric Board directed Mr. Andrew Wolfe, an independent member of the Parametric Board, to contact Mr. Stark to discuss whether the proposals from Mr. Potashner and the consultant regarding their HHI stock options would be acceptable to Turtle Beach.

On July 21, 2013, Mr. Wolfe, Mr. Potashner, Mr. Barnes and Mr. Stark held a telephonic meeting at which Mr. Stark stated that the proposals from Mr. Potashner and the consultant regarding HHI stock options were unacceptable, and that Turtle Beach would not continue negotiating the merger agreement until HHI ownership issues were resolved. Later that same day, Mr. Potashner telephoned Mr. Stark and assured Mr. Stark that the HHI ownership issue would be resolved, and that the parties should continue pursuing the merger.

On July 22, 2013, Mr. Barnes and representatives of Houlihan Lokey held a telephonic meeting with Mr. Murphy regarding business and financial due diligence issues regarding Turtle Beach. On that same day, Mr. Barnes and representatives of Houlihan Lokey held a telephonic meeting with McGladrey to conduct Turtle Beach audit due diligence.

On July 22, 2013, representatives of Dechert provided representatives of Sheppard Mullin with first drafts of the voting agreements under which Messrs. Potashner, Barnes and Norris, and certain entities controlled by them, would agree to vote Parametric shares beneficially owned by them in favor of the merger.

On July 23, 2013, a meeting of the Parametric Board was held with its financial and legal advisors. At the meeting:

•	representatives of Craig-Hallum presented to, and answered questions from, the Parametric Board regarding Craig-Hallum’s preliminary financial analysis regarding the merger proposed by Turtle Beach;

•	representatives of Houlihan Lokey presented to, and answered questions from, the Parametric Board regarding: (i) the progress of negotiations with Turtle Beach; (ii) the status of Houlihan Lokey’s financial and business due diligence of Turtle Beach and related issues (including the near-term softening of the market for gaming headsets until the next generation console releases for the Xbox and PlayStation); (iii) the requirement under the merger agreement for Parametric to raise capital in a “qualified offering” prior to closing and the related effect on the post-merger ownership ratio; (iv) potential sources of debt and equity capital for Parametric and related timing; and (v) the “go shop” period under the merger agreement and potential actions related thereto;

•	after discussion with representatives of Sheppard Mullin, the Parametric Board, in a joint session with the Audit Committee, took the following actions with respect to HHI: (i) approved Parametric and HHI amending and restating the HHI license agreement to exclude “personal sound amplification products,” as defined therein, from the fields of use thereunder; (ii) instructed Parametric’s executive officers to reconstitute HHI’s board of directors such that it would be the same as that of the Parametric Board; (iii) approved a proposal to pay an aggregate of $250,000 to the aforementioned consultant in exchange for an amendment to his HHI stock option and a release of claims with respect to such option and the amended and restated HHI license agreement, in each case effective as of the closing of the merger (Mr. Potashner agreed to similar modifications to his option that would result in cancellation on merger closing and with similar releases, but without any payment or additional compensation); and

•	the Parametric Board discussed, but took no action with respect to, potential cash bonuses under Parametric’s 2013 Cash Bonus Plan, including the payment in full of such bonuses to Messrs. Potashner, Barnes and Norris upon the closing of the proposed merger with Turtle Beach, as well as potential “double trigger” acceleration of vesting of stock options upon such merger for Parametric’s executive officers and directors.

On July 23, 2013, Parametric and HHI amended and restated the HHI license agreement to exclude “personal sound amplification products,” as defined therein, from the fields of use thereunder. On the same date, Parametric, in its capacity as the sole stockholder of HHI, reconstituted the board of directors of HHI such that its composition was the same as that of the Parametric Board and representatives of Shepard Mullin provided representatives of Dechert with the proposed HHI resolution terms to ascertain whether such terms were acceptable to Turtle Beach.

On July 23, 2013, representatives of Dechert sent representatives of Sheppard Mullin initial comments on specific issues in the revised form of break-up fee license agreement. On July 23, 2013 on July 24, 2013, representatives of Sheppard Mullin and Dechert discussed various issues raised by the break-up fee license agreement, including the scope of the fields of use, term of the agreement and the right to renew, whether minimum royalties should be required and whether the agreement could be terminated for convenience.

From July 25 to August 5, 2013, representatives of Sheppard Mullin and Dechert exchanged multiple drafts of the merger agreement, the Stockholder Agreement and the voting agreements, and the exhibits and attachments thereto, including the disclosure schedules to the merger agreement (with respect to both Turtle Beach and Parametric) and the break-up fee license agreement. Also during this time period: (i) representatives of Sheppard Mullin and representatives of Dechert held numerous telephone calls regarding the draft agreements and related issues, including issues pertaining to the tax treatment of the merger, the parties to be subject to the voting and lock-up agreements and certain proposed exclusions to the lock-up restrictions, and the terms and conditions of the break-up fee license agreement (including the term of the agreement, whether minimum royalties would be required, and the right of Parametric to convert the license to a non-exclusive license or to terminate for convenience); (ii) representatives of Houlihan Lokey provided Turtle Beach and representatives of Dechert with an updated due diligence request list, and Turtle Beach and Dechert provided responses in connection therewith; (iii) Mr. Murphy provided Parametric with McGladrey audit letters related to the 2011 and 2010 audits of VTB; and (iv) Parametric and representatives of Craig-Hallum and Houlihan Lokey held a due diligence call with Turtle Beach regarding its business and finances, and the status of consents required for the merger under Turtle Beach’s credit agreement.

On July 30 and 31, 2013, two telephonic negotiating sessions regarding the merger agreement were held at which Messrs. Potashner, Barnes and Stark and representatives of Houlihan Lokey, SG VTB, Sheppard Mullin and Dechert were present. At these sessions, the parties discussed, among other things, (i) the post-merger ownership ratio and the formula in the merger agreement for calculating the number of shares of Parametric common stock to be issued to VTBH stockholders pursuant to the merger (including that the post-ownership ratio could be 78.5%/21.5% if Parametric raised $15 million in a “Qualified Equity Offering”), (ii) finalizing the voting agreements and lock-up restriction terms for Messrs. Potashner, Barnes and Norris and related entities, (iii) the status of the stockholder agreement, (iv) termination fees and the break-up fee license agreement, (v) the definitions of “material adverse effect” and related exclusions and (vi) the definition of “Qualified Equity Offering” and the related closing condition.

On July 31, 2013, a joint meeting of the Parametric Board and compensation committee was held without Mr. Potashner present. Representatives from Sheppard Mullin discussed with the Parametric Board the status of negotiations regarding the final terms and conditions of the amendments to the HHI stock options of Mr. Potashner and the consultant who had also been negotiating, including with respect to the termination of such options upon the closing of the merger or alternative transaction. The Parametric Board instructed Mr. Barnes and Sheppard Mullin to finalize and execute the HHI-related documentation with Mr. Potashner and the consultant on the terms presented.

On July 31, 2013, a telephonic meeting regarding disclosure strategy for announcement of the merger was held at which Messrs. Potashner, Barnes and Stark and representatives of Houlihan Lokey, SG VTB, Sheppard Mullin, Dechert and J.P. Morgan were present.

On August 1, 2013, a meeting of the Parametric Board was held with its financial and legal advisors. At the meeting:

•	Mr. Potashner and representatives from Sheppard Mullin and Houlihan Lokey reviewed and discussed with the Parametric Board the status of ongoing merger negotiations with Turtle Beach;

•	representatives of Sheppard Mullin presented to the Parametric Board regarding Sheppard Mullin’s legal due diligence of Turtle Beach and related issues and risks; and

•	representatives of Houlihan Lokey presented to the Parametric Board regarding Houlihan Lokey’s analysis of the proposed merger and related terms and conditions, and discussed with the Parametric Board, among other things: (i) the status of consents required for the merger under Turtle Beach’s credit agreement; (ii) Houlihan Lokey’s financial and business due diligence of Turtle Beach; (iii) the status of financing efforts for Parametric related to the “Qualified Offering” condition under the merger agreement; and (iv) the 30-day “go shop” provision in the merger agreement and proposed actions related thereto.

On August 2, 2013, a joint meeting of the Parametric Board and compensation committee was held, with the financial and legal advisors of the Parametric Board. At the meeting:

•	the Parametric Board discussed the status of merger negotiations with Turtle Beach, including (i) the status of consents required under Turtle Beach’s credit agreement for the merger and effect on timing of signing the merger agreement, and (ii) the closing condition requiring Parametric to raise capital in a “Qualified Equity Offering,” including the risks associated with Turtle Beach or its lenders having the right to approve whether a Qualified Equity Offering satisfies the applicable closing condition under the merger agreement;

•	representatives of Craig-Hallum reviewed and discussed with the Parametric Board Craig-Hallum’s financial analysis and views regarding the merger with VTBH and the terms of the merger agreement with VTBH (including the “Per Share Exchange Ratio” as defined therein, with reference to a proposed fairness opinion and slide presentation distributed to the Parametric Board prior to the meeting; at the request of the Parametric Board, Craig-Hallum rendered its oral opinion to the effect that, as of August 2, 2013, subject to certain assumptions, qualifications and limitations, the “Per Share Exchange Ratio” contemplated by the merger agreement is fair, from a financial point of view, to Parametric;

•	the Parametric Board unanimously approved the merger agreement and related transactions, under the condition that VTBH and/or its lenders did not have the right to approve whether a “Qualified Equity Offering” satisfies the applicable closing condition under the merger agreement.

•	the Parametric Board amended Parametric’s bylaws to render inapplicable certain portions of the Nevada Revised Statutes that could potentially, as a result of the acquisition of a controlling interest in Parametric by the former VTBH stockholders, subject to certain conditions, otherwise allow for Parametric’s stockholders (other than the former VTBH stockholders) to dissent and obtain fair value in cash for their shares of Parametric stock; and

•	the Parametric Board, upon recommendation of the compensation committee, (i) amended, contingent and effective upon the signing of the merger agreement, the stock options held by Messrs. Barnes and Norris such that they would vest in full upon a change of control of Parametric followed by such executive’s departure from Parametric under certain circumstances thereafter (“double trigger” vesting), and (ii) amended Parametric’s Cash Bonus Plan for the period January 1, 2013 to December 31, 2013 such that the target bonuses for each of Parametric’s executive officers (Messrs. Potashner, Barnes and Norris) would be achieved in full upon the closing of the merger.

On August 3, 2013, two telephonic negotiating sessions regarding the merger agreement were held at which Messrs. Potashner, Barnes and Stark and representatives of Houlihan Lokey, SG VTB, Sheppard Mullin and Dechert were present. At these sessions, the parties discussed the definition of “Qualified Equity Offering” in the merger agreement and related closing condition, and the terms and conditions under which an equity offering by Parametric would qualify as a “Qualified Equity Offering” without the need to seek approval from either VTBH or its lenders.

On August 4, 2013, a meeting of the Parametric Board was held with its financial and legal advisors. At the meeting:

•	Mr. Potashner and representatives from Sheppard Mullin and Houlihan Lokey reviewed and discussed with the Parametric Board the status of ongoing merger negotiations with Turtle Beach, including with respect to: (i) the status of consents required under Turtle Beach’s credit agreement for the merger and effect on timing of signing the merger agreement; (ii) issues presented by the two founders of VTB, in their capacities as stockholders, potentially not voting in favor of the proposed merger (and related appraisal rights issues under Delaware law), including whether such founders may be forced to vote in favor of the merger pursuant to the terms of a contractual “drag-along” provision signed in favor of SG VTB; and (iii) the definition of “Qualified Equity Offering” in the merger agreement and issues and risks presented by Turtle Beach or its lenders having the right to approve whether Parametric has successfully completed a “Qualified Equity Offering” for purposes of satisfying the applicable closing condition under the merger agreement.

•	After completing its deliberations, the Parametric Board reiterated (i) that its approval of the merger agreement and related transactions is contingent upon Turtle Beach and/or its lender(s) not having the right to approve whether Parametric has completed a “Qualified Equity Offering” satisfying the applicable closing condition in the merger agreement, and (ii) that if Turtle Beach’s lenders do not consent to the merger following Parametric’s successful completion of a “Qualified Equity Offering,” and all other pertinent closing conditions are otherwise satisfied, that Parametric should receive a termination fee from Turtle Beach in such instance.

On August 5, 2013, after confirming that all stockholders of VTBH had delivered written consents voting in favor of the merger, (i) Parametric and VTBH entered into the merger agreement, (ii) Parametric and the VTBH stockholders entered into the Stockholder Agreement, (iii) VTBH and the management stockholders entered into the voting agreements, (iv) HHI and Mr. Potashner entered into an amended stock option agreement for his HHI stock options, on the terms approved by the Parametric Board, and Mr. Potashner delivered to Parametric a release of claims regarding the stock option amendment and amended HHI license agreement, and (v) HHI and the aforementioned consultant entered into an amended stock option agreement for his HHI stock options, on the terms approved by the Parametric Board, and the consultant delivered to Parametric a release of claims regarding the stock option amendment and amended HHI license agreement. For a discussion of the merger agreement, the Stockholder Agreement and the voting agreements, see “The Merger – Restrictions on Sales of Parametric Common Stock Following the Merger,” “Proposal One – The Merger Proposal” and “Management of Parametric Following the Merger.”

On August 5, 2013, after the close of trading on NASDAQ, Parametric issued a press release announcing the execution of the merger agreement.

From August 5, 2013 to September 4, 2013, pursuant to the 30-day “go shop” period provided for in the merger agreement, representatives of Houlihan Lokey contacted 49 prospective buyers (many of which had been previously contacted earlier in the process, including Company A, Company B and Company C), in a variety of industries, to solicit acquisition proposals for Parametric. None of these prospective buyers, or any other parties, expressed interest in making an acquisition proposal for Parametric. However, the following parties did express interest in exploring a potential strategic transaction with Parametric:

•	On August 6, 2013, a Parametric executive met at the headquarters of Company B (with other Parametric executives attending telephonically) to discuss the company’s technology and more details regarding a co-development project which the parties had been discussing since March 2013; Company B provided sample technology for evaluation as part of the possible co-development project, and Parametric is currently evaluating such technology.

•	On August 9, 2013, Company C indicated interest in pursuing a licensing transaction for a specific application of Parametric’s technology.

•	On August 15, 2013, a Parametric executive contacted Company D, with which Parametric had been in discussions in late 2012 and early 2013 regarding co-development and licensing of technology, but was unable to agree on terms, particularly with respect to the ownership of intellectual property developed by the parties; Company D indicated no interest in pursuing a licensing transaction or an acquisition proposal.

•	In August 2013, Company E indicated it had performed patent diligence on Parametric and expressed an interest in exploring co-development and licensing, but not an acquisition proposal.

On August 26, 2013, Turtle Beach and Parametric made the required filings under applicable U.S. antitrust laws with respect to the merger with the Antitrust Division of the Department of Justice and the U.S. Federal Trade Commission. The U.S. Federal Trade Commission granted early termination of the applicable waiting period under the U.S. antitrust laws on September 5, 2013.

On September 5, 2013, the 30-day “go shop” period provided for in the merger agreement expired.

Reasons for the Merger

In evaluating the merger agreement and the transactions contemplated thereby, the Parametric Board consulted with Parametric’s management and legal and financial advisors, reviewed a significant amount of information and considered a number of factors, including, among others, the following factors which the Parametric Board viewed as generally supporting its decision to approve the merger agreement and the transactions contemplated thereby:

•	Parametric’s estimated near- and long-term operations and performance on an independent, stand-alone basis;

•	the substantial additional financing that would be needed to achieve such performance assuming Parametric continued its planned technology development activities and recognized revenue from its core consumer, commercial and health care markets, and the risk that such substantial additional financing may not be obtained on terms favorable to Parametric, or at all;

•	the competitive industry in which Parametric competes, including that many competitors have greater resources, financial and otherwise, than Parametric, and the risks involved in maintaining and establishing business relationships with customers and suppliers;

•	the belief that the combination of Parametric’s and Turtle Beach’s businesses would create more value for Parametric’s stockholders in the long-term than Parametric could achieve as an independent, stand-alone company;

•	historical and current information concerning Turtle Beach’s business, financial performance, financial conditions, financial prospects, operations and management and the results of a due diligence investigation of Turtle Beach conducted by Parametric’s management team and advisors;

•	the belief that Turtle Beach’s experience, financial resources, technical expertise, sales and marketing resources, scalable supply chain and global distribution network will help accelerate the design, development, commercialization and distribution of Parametric’s products and technology, including its HyperSound-based products, in particular in Parametric’s three targeted market segments;

•	the belief that Turtle Beach’s position as a leading and established consumer audio brand will support adoption of newly introduced HyperSound-based products;

•	the process undertaken to explore strategic alternatives available to Parametric to maximize stockholder value and the review and assessment of the possible outcomes of such alternatives, including the possibility of remaining independent, combinations with other merger partners, the possibility of being acquired (including by Turtle Beach), licensing Parametric’s intellectual property and the possibility of equity or debt public or private offerings;

•	the number of shares of Parametric’s common stock to be issued to VTBH’s stockholders pursuant to the merger agreement, relative to current and historical trading prices of Parametric’s common stock;

•	the other economic terms of the merger agreement, including the termination fees that are payable to both parties under certain circumstances (including the existence, nature and effect of the license agreement to VTBH);

•	the ability of Parametric to solicit alternative merger partners and furnish information to and engage in discussions or negotiations with a third party under certain circumstances described in the merger agreement, as well as the ability to withdraw or modify its recommendation regarding the merger under certain circumstances;

•	certain other provisions in the merger agreement, including the right to specific performance and the termination provisions (in particular the reverse termination fee that may be payable by VTBH to Parametric in certain circumstances following a termination of the merger agreement);

•	that the holders of VTBH common stock and Series A Preferred Stock have unanimously approved the merger agreement and the transactions contemplated thereby;

•	that certain VTBH stockholders have agreed to a lock-up whereby they will not sell or otherwise transfer the shares of Parametric common stock they will receive pursuant to the merger for a period of six months following the closing of the merger, subject to certain exceptions;

•	the fact that two individuals designated by Parametric will be directors of Parametric after the merger; and

•	the opinion of Craig-Hallum Capital Group LLC, dated August 2, 2013, to the Parametric Board as to the fairness to Parametric, from a financial point of view, as of the date of the opinion, of the “Per Share Exchange Ratio” contemplated by the merger agreement, as more fully described below in the section titled “–Opinion of Craig Hallum Capital Group LLC, Financial Advisor to the Parametric Board.”

The Parametric Board also carefully considered and discussed a number of risks, uncertainties and other countervailing factors in its deliberations relating to entering into the merger agreement and the merger, including, among others, the following factors:

•	the fact that, following the completion of the merger, Parametric security holders (including option holders) as of immediately prior to the merger would only participate in approximately 20% of the future growth or earnings of the combined company in light of the issuance of new shares of Parametric common stock to the VTBH stockholders and the assumption of VTBH stock options pursuant to the merger;

•	the interests of Parametric’s directors and executive officers in the merger, as more fully described below in the section titled “The Merger – Interests of Directors and Executive Officers in the Merger” on page 74;

•	the risk that the conditions to the merger will not be satisfied, including the condition requiring Parametric to raise $5,000,000 or more in capital pursuant to a “Qualified Offering” as defined in the merger agreement;

•	the potential effect on the interest of new bidders of the license agreement required to be entered into upon the termination of the merger agreement under certain circumstances;

•	the risks and costs, including public company costs, of Parametric remaining a standalone publicly traded company instead of agreeing to a transaction with VTBH;

•	the uncertainty of the trading price of Parametric’s common stock after announcing the merger and after closing the merger transaction;

•	the possibility that the anticipated benefits of the merger may not be realized or may be lower than expected;

•	the potential limitations on Parametric’s operations due to pre-closing covenants in the merger agreement;

•	the effect of the public announcement of the merger on Parametric’s operations, stock price, customers, suppliers and employees;

•	the effect of disruption that may be caused by unexpected bidders or the failure to complete the merger;

•	that Parametric’s remedy of specific performance may be difficult to enforce;

•	the termination fee that may become payable by Parametric to VTBH if the merger agreement is terminated in certain circumstances;

•	the possible delay in anticipated closing of the merger that may be required to ensure adequate internal controls over financial reporting of the combined companies when required;

•	the substantial fees and expenses incurred by Parametric in connection with the merger, which will be incurred whether or not the merger is completed; and

•	the other risks described in the “Risk Factors” and “Forward-Looking Statements” sections of this proxy statement.

The Parametric Board believed that, overall, the potential benefits to Parametric stockholders of the merger agreement and the transactions contemplated thereby outweighed the risks and uncertainties.

Although this discussion of the information and factors considered by the Parametric Board is believed to include the material factors considered by the Parametric Board, it is not intended to be exhaustive and may not include all of the factors considered by the Parametric Board. In reaching its determination to approve the merger agreement and the transactions contemplated thereby, the Parametric Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of Parametric and its stockholders. Rather, the Parametric Board based its determination on the totality of the information presented to and factors considered by it. In addition, individual members of the Parametric Board may have given differing weights to different factors.

In considering the determination by the Parametric Board that the merger agreement and the transactions contemplated thereby, including the issuance of shares pursuant to the merger and corresponding change of control of Parametric, are fair to, advisable and in the best interests of Parametric and its stockholders, you should be aware that certain Parametric directors and officers have interests in the merger that are different from, in addition to, or may conflict with the interests of Parametric stockholders generally. See “The Merger – Interests of Parametric Executive Officers and Directors in the Merger” on page 74.

Opinion of Craig-Hallum Capital Group LLC, Financial Advisor to the Parametric Board

Craig-Hallum rendered its opinion to the Parametric Board that, as of August 2, 2013, and based upon and subject to the factors and assumptions set forth therein, the “Per Share Exchange Ratio,” as set forth in the merger agreement, was fair from a financial point of view to Parametric.

The full text of the written opinion of Craig-Hallum, dated August 2, 2013, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Craig-Hallum provided its opinion for the information and assistance of the Parametric Board in connection with its consideration of the merger. The Craig-Hallum opinion was not intended to and does not constitute a recommendation as to how any holder of Parametric common stock should vote or make any election with respect to the merger or any other matter.

In arriving at its opinion, Craig-Hallum, among other things:

•	Reviewed a substantially final draft of the merger agreement;

•	Reviewed certain publicly available financial and other information about Parametric and Turtle Beach;

•	Reviewed Parametric’s internal financial projections for the fiscal years ended September 30, 2013 through September 30, 2017, prepared by and furnished to Craig-Hallum by the management of Parametric;

•	Reviewed publicly available audited financial statements of Parametric for the fiscal years ended September 30, 2009 through September 30, 2012;

•	Reviewed publicly available unaudited financial statements of Parametric for the quarters ended December 31, 2012, and March 31, 2013;

•	Reviewed a draft of the unaudited financial statements of Parametric for the quarter ending June 30, 2013;

•	Reviewed Turtle Beach’s internal financial projections for the fiscal years ended December 31, 2013 through December 31, 2016, prepared by and furnished to Craig-Hallum by the management of Turtle Beach;

•	Reviewed audited financial statements of VTB for the fiscal years ended December 31, 2010 and December 31, 2011;

•	Reviewed a draft of the financial statements of VTB for the fiscal year ended December 31, 2012, along with drafts of consolidated Turtle Beach financial statements;

•	Reviewed year-to-date internal financial statements of VTB through June 29, 2013;

•	Held discussions with members of senior management of both Parametric and Turtle Beach concerning their evaluations of the merger and their businesses, operating environments, competitive landscape, financial conditions, industry conditions, prospects and strategic objectives, joint Parametric and Turtle Beach opportunities, and potential synergies, as well as such other matters as Craig-Hallum deemed necessary or appropriate for purposes of rendering its opinion;

•	Reviewed historical market prices and trading activity for Parametric common stock;

•	Compared certain publicly available financial and stock market data for Parametric and Turtle Beach with similar information for certain other publicly traded companies that Craig-Hallum deemed to be relevant;

•	Reviewed the publicly available financial terms of certain business combination transactions that Craig-Hallum deemed to be relevant to Parametric and Turtle Beach;

•	Performed a discounted cash flow analysis of Parametric and Turtle Beach on a stand-alone basis utilizing information prepared by and furnished to Craig-Hallum by their respective management teams;

•	Performed a relative contribution analysis of Parametric and Turtle Beach; and

•	Conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Craig-Hallum deemed necessary and appropriate in arriving at its opinion.

In conducting its review and rendering its opinion, Craig-Hallum relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information discussed with, reviewed by, provided to or otherwise made available to Craig-Hallum, and did not attempt to independently verify, and assumed no responsibility for the independent verification of, such information; relied upon the assurances of management of Parametric and Turtle Beach that the information provided was prepared on a reasonable basis in accordance with industry practice, and that management was not aware of any information or facts that made the information provided to Craig-Hallum incomplete or misleading; assumed that there were no material changes in assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to Craig-Hallum prior to the date of its opinion; assumed that neither Parametric nor Turtle Beach was party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the merger; assumed that there would be no “Qualified Offering” (as defined in the merger agreement) on or prior to the merger; assumed with respect to financial forecasts, estimates of net operating loss tax benefits and other estimates and forward-looking information relating to Parametric and Turtle Beach reviewed by Craig-Hallum, that such information reflected the best available estimates and judgments of management at that time; and expressed no opinion as to any financial forecasts, net operating loss or other estimates or forward-looking information of Parametric or Turtle Beach or the assumptions on which they were based.

The internal management projections provided by Parametric and Turtle Beach to Craig-Hallum in connection with Craig-Hallum’s analysis of the merger were not prepared with a view toward public disclosure. These internal management projections were prepared by management and were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such internal management projections. See “– Certain Financial Information” on page 73.

Craig-Hallum was not asked to undertake, and did not undertake, an independent verification of any information provided to or reviewed by Craig-Hallum, nor was Craig-Hallum furnished with any such verification and Craig-Hallum does not assume any responsibility or liability for the accuracy or completeness thereof. Craig-Hallum did not conduct a physical inspection of any of the properties or assets of Parametric or Turtle Beach. Craig-Hallum did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of Parametric or Turtle Beach, nor was Craig-Hallum furnished with any such evaluations or appraisals, nor did Craig-Hallum evaluate the solvency of Parametric or Turtle Beach under any state or federal laws.

Craig-Hallum also assumed that the final executed form of the merger agreement did not differ in any material respects from the latest draft provided to Craig-Hallum, and that the merger will be consummated in accordance with the terms and conditions of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Parametric or Turtle Beach or the contemplated benefits of the merger. Craig-Hallum is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of Parametric and its legal, tax and regulatory advisors with respect to such matters.

Craig-Hallum was not requested to, and did not, (i) participate in negotiations with respect to the merger agreement, (ii) solicit any expressions of interest from any other parties with respect to any business combination with Parametric or any other alternative transaction or (iii) advise the Parametric Board or any other party with respect to alternatives to the merger. In addition, Craig-Hallum was not requested to and did not provide advice regarding the structure, the Per Share Exchange Ratio, any other aspect of the merger, or provide services other than the delivery of its opinion. Craig-Hallum expressed no opinion as to the amount, nature or fairness of consideration or compensation to be received in or as a result of the proposed merger by preferred stock holders, warrant holders, option holders, officers, directors, employees or any other class of such persons or relative to or in comparison with the Per Share Exchange Ratio. Craig-Hallum’s opinion did not address any other aspect or implication of the merger, the merger agreement or any other agreement or understanding entered into in connection with the merger or otherwise. Craig-Hallum was not requested to opine as to, and its opinion does not address, the decision to undertake or the terms of any qualified offering described in the merger agreement, the basic business decision to proceed with or effect the merger, or any solvency or fraudulent conveyance consideration relating to the merger.

Craig-Hallum’s opinion was necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to Craig-Hallum, as of the date of its opinion. Craig-Hallum did not express any opinion as to the prices or trading ranges at which Parametric common stock will trade at any time. Furthermore, Craig-Hallum did not express any opinion as to the impact of the merger on the solvency or viability of the surviving corporation in the merger or the ability of the surviving corporation to pay its obligations when they become due.

Craig-Hallum assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof. Craig-Hallum’s opinion was approved by Craig Hallum’s fairness opinion committee in accordance with established procedures.

The Per Share Exchange Ratio was determined through arm’s-length negotiations between Parametric Sound and Turtle Beach and was approved by the Parametric Board. Craig-Hallum did not provide advice to the Parametric Board during these negotiations nor recommend any specific consideration to Parametric or the Parametric Board or suggest that any specific consideration constituted the only appropriate consideration for the merger. In addition, Craig-Hallum’s opinion and its presentation to the Parametric Board were one of many factors taken into consideration by the Parametric Board in deciding to approve the merger.

Summary of Financial Analyses

In accordance with customary investment banking practice, Craig-Hallum employed generally accepted valuation methods in reaching its fairness opinion. The following is a summary of the material financial analyses contained in the presentation that was made by Craig-Hallum to the Parametric Board on August 2, 2013, and that were utilized by Craig-Hallum in connection with providing its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Craig-Hallum, nor does the order of analyses described represent the relative importance or weight given to those analyses by Craig-Hallum. Some of the summaries in the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Craig-Hallum’s financial analyses. Some of the following quantitative information, was based on market data as it existed on or before August 2, 2013, and is not necessarily indicative of current or future market conditions.

For purposes of its stand-alone analyses performed on Parametric, Craig-Hallum utilized Parametric’s internal financial projections for fiscal years ended September 30, 2013 through September 30, 2017, prepared by and furnished to Craig-Hallum by the management of Parametric. Information regarding the net cash, number of fully-diluted shares of common stock outstanding and net operating losses for Parametric was provided by management. For purposes of its stand-alone analyses performed on Turtle Beach, Craig-Hallum utilized Turtle Beach’s internal financial projections for fiscal years ended December 31, 2013 through December 31, 2016 prepared by and furnished to Craig-Hallum by the management of Turtle Beach. Information regarding the net debt, number of fully-diluted shares of common stock outstanding and net operating losses for Turtle Beach was provided by management. For more information regarding these internal financial projections, see “—Certain Financial Information” on page 73.

Parametric Historical Trading Analyses

Craig-Hallum reviewed the share price trading history of Parametric common stock for the one-year period ending August 2, 2013 on a stand-alone basis and also in relation to the NASDAQ Composite Index, the S&P 500 Index, an equal-weight consumer and audio technology composite index comprised of the companies listed below (the “Consumer and Audio Technology Index”), and an equal-weight hearing device composite index comprised of the companies listed below (the “Hearing Device Index”)

Composite Index Companies:

Consumer and Audio Technology	Hearing Device

• Audience, Inc.	• Cochlear Limited

• Dolby Laboratories, Inc.	• GN Store Nord A/S

• DTS, Inc.	• Sonova Holding AG

• IMAX Corporation	• William Demant Holding A/S

• Immersion Corporation

• Neonode, Inc.

• Plantronics, Inc.

• RealD Inc.

• Synaptics Inc.

• TiVo Inc.

• Uni-Pixel, Inc.

• Universal Display Corp.

This analysis showed that during the one-year period ending August 2, 2013, the trading price of the shares of Parametric rose 60.2%, the NASDAQ Composite Index rose 24.2%, the S&P 500 Index rose 22.8%, the Consumer and Audio Technology Index rose 41.4%, and the Hearing Device Index rose 16.5%.

Craig-Hallum also noted that shares of Parametric common stock have appreciated significantly since Parametric was spun out of LRAD Corporation on September 27, 2010. The per share price of Parametric common stock on August 2, 2013 was $17.29 compared to a $1.72 average share price during the three month period from September 27, 2010 to December 27, 2010 (the first three months of trading after the spin out).

Comparable Public Company Analysis – Parametric Stand-Alone

Craig-Hallum reviewed and compared certain financial information for Parametric to corresponding financial information, ratios and public market multiples for the following publicly traded companies, which, in the exercise of its professional judgment, Craig-Hallum determined to be relevant to its analysis. In selecting comparable public companies, Craig-Hallum focused on businesses in the consumer and audio technology and hearing device industries.

Selected Companies:

Consumer and Audio Technology	Hearing Device
• Audience, Inc.	• Cochlear Limited
• Dolby Laboratories, Inc.	• GN Store Nord A/S
• DTS, Inc.	• Sonova Holding AG
• IMAX Corporation	• William Demant Holding A/S
• Immersion Corporation
• Neonode, Inc.
• Plantronics, Inc.
• RealD Inc.
• Synaptics Incorporated
• TiVo Inc.
• Uni-Pixel, Inc.
• Universal Display Corp.

Craig-Hallum obtained financial metrics and projections for the selected companies from documents filed by such companies with the SEC and S&P Capital IQ (“Capital IQ”). In its analysis, Craig-Hallum derived and compared multiples for Parametric and the selected companies (as a blended group), calculated as follows:

•	the total enterprise value (“TEV”) as a multiple of revenue for calendar year 2014, which is referred to below as “TEV/2014E Revenue”;

•	the TEV as a multiple of estimated adjusted EBITDA for calendar year 2014, which is referred to below as “TEV/2014E Adjusted EBITDA”;

•	the market capitalization (“MC”) as a multiple of estimated net income for calendar year 2014, which is referred to below as “MC/2014E Net Income.”

MC is calculated utilizing the treasury stock method. TEV refers to MC plus all outstanding debt and capital lease obligations, plus preferred stock, plus minority interest, and less cash and cash equivalents (“Net Debt”). Adjusted EBITDA refers to earnings before interest, taxes, depreciation, amortization, stock-based compensation, non-cash impairment charges, transaction expenses, and restructuring charges and any other expenses deemed non-recurring in nature.

This analysis indicated the following:

Financial Multiple	25th Percentile*	Median*	75th Percentile*
TEV/2014E Revenue	2.2x	3.0x	4.3x
TEV/2014E Adjusted EBITDA	7.9x	11.5x	13.0x
MC/2014E Net Income	13.8x	17.7x	19.9x

*	Excludes Parametric.

In reviewing this analysis, Craig-Hallum also considered, among other things, the relative comparability of the selected companies to Parametric. Based upon the foregoing and applying its professional judgment, Craig-Hallum selected the representative ranges of the 25th percentile to the 75th percentile for each metric. Craig-Hallum then applied the respective representative ranges to 2014 estimated revenue and 2014 estimated adjusted EBITDA for Parametric, resulting in ranges of implied total enterprise values. These total enterprise values were further adjusted for Parametric’s Net Debt to calculate ranges of implied equity values. Craig-Hallum then applied the respective multiple ranges to 2014 estimated net income for Parametric to calculate ranges of implied equity values. A summary of the equity value ranges is shown in the table below.

Financial Multiple	Representative Range	Implied Equity Value Reference Range*
TEV/2014E Revenue	2.2x – 4.3x	$71.0 – $132.7
TEV/2014E Adjusted EBITDA	7.9x – 13.0x	$77.0 – $124.4
MC/2014E Net Income	13.8x – 19.9x	$103.7 –$149.4

*	Dollars in millions

Although Craig-Hallum selected the companies reviewed in the analysis because, among other things, their businesses are reasonably similar to that of Parametric, no selected company is identical to Parametric. In evaluating the financial multiples for the selected companies, Craig-Hallum made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Accordingly, Craig-Hallum’s comparison of selected companies to Parametric and analysis of the results of such comparisons was not purely quantitative, but instead necessarily involved qualitative considerations and professional judgments concerning differences in financial and operating characteristics and other factors that could affect the relative value of Parametric.

Precedent Transaction Analysis – Parametric Stand-Alone

Craig-Hallum performed a selected precedent transactions analysis, which is designed to imply a value for a company based on publicly available financial terms of the selected transactions that share some characteristics with the merger. Craig-Hallum reviewed precedent transactions that, in the exercise of its professional judgment, Craig-Hallum selected as relevant to its analysis and that met the following criteria: (i) transactions where the target company operated in the consumer and audio technology and hearing device industries, (ii) transactions announced and closed since January 1, 2005 with publicly available financial terms, (iii) transactions where the target company’s implied enterprise value was between $25 million and $1 billion, and (iv) the acquisition was not of a minority interest. In its analysis, Craig-Hallum reviewed the following precedent transactions as of the date of announcement:

Acquirer	Target	Date Announced
DTS, Inc.	SRS Labs, Inc.	April 2012
The Gores Group LLC	Elo TouchSystems, Inc.	April 2012
Milestone AV Technologies, Inc.	Da-Lite Screen Co. Inc.	March 2011
William Demant Holding A/S	Otix Global, Inc.	October 2010
Sonic Solutions LLC	DivX, Inc.	June 2010
Google Inc.	Global IP Solutions, Inc.	May 2010
Harmonic Inc.	Omneon, Inc.	May 2010
Sonova Holding AG	Advanced Bionics Corporation	November 2009
Kudelski SA	OpenTV Corp.	October 2009
Google Inc.	On2 Technologies Inc.	August 2009
Dolby Laboratories, Inc.	Coding Technologies AB	November 2007
Nuance Communications, Inc.	VoiceSignal Technologies, Inc.	May 2007
Internap Network Services Corp.	VitalStream Holdings Inc.	October 2006
Corel Corporation	InterVideo, Inc.	August 2006
Dover Corporation	Knowles Electronics Holdings, Inc.	August 2005
Avid Technology, Inc.	Pinnacle Systems, Inc.	March 2005

For each precedent transaction indicated above, using publicly available company filings, Capital IQ, and press releases, Craig-Hallum calculated multiples of TEV using the target company’s latest twelve month (“LTM”) revenue and adjusted EBITDA as of the announced date. Craig-Hallum chose LTM multiples because there was a lack of available forecast data for the precedent transactions at the announcement date. From this analysis, Craig-Hallum derived the 25th percentile and the 75th percentile for the selected precedent transactions set forth in the following table:

Financial Multiple	25th Percentile	Median	75th Percentile
TEV/LTM Revenue	1.0x	3.1x	5.6x
TEV/LTM Adjusted EBITDA	11.0x	23.6x	28.3x

In reviewing this analysis, Craig-Hallum also considered, among other things, the relative comparability of the precedent transactions and target companies to the merger and Parametric, respectively. Based on the foregoing and applying its professional judgment, Craig-Hallum selected the representative ranges of the 25th percentile to the 75th percentile for each metric. However, due to the early stage at which Parametric is at in product commercialization and technology licensing, Craig-Hallum did not believe it was prudent to apply the precedent transaction LTM multiples to Parametric’s LTM financials, because in Craig-Hallum’s judgment such figures would not be meaningful. As such, Craig-Hallum applied the respective LTM multiples from the precedent transactions to Parametric’s calendar year 2014 estimated revenue and adjusted EBITDA and discounted each of those amounts to present value utilizing Parametric’s weighted average cost of capital, or “WACC,” of 20%, to determine the implied total enterprise value ranges. These total enterprise values were further adjusted for Parametric’s Net Debt to calculate ranges of implied equity values.

Financial Multiple	Representative Range	Implied Equity Value Reference Range*
TEV/LTM Revenue	1.0x – 5.6x	$28.2 – $134.4
TEV/LTM Adjusted EBITDA	11.0x – 28.3x	$83.1 – $206.9

*	Dollars in millions. Representative LTM multiple ranges were applied to Parametric’s calendar year 2014E revenue and adjusted EBITDA and discounted to present value utilizing its WACC

No target company or transaction utilized in the selected precedent transactions analysis is identical to Parametric or the merger. In evaluating the precedent transactions, Craig-Hallum made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Parametric, such as the impact of competition on the business of Parametric or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Parametric or the industry or in the financial markets in general.

Discounted Cash Flow Analysis – Parametric Stand-Alone

Craig-Hallum conducted an illustrative discounted cash flow analysis for Parametric on a stand-alone basis, which is designed to estimate the implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of the company. Craig-Hallum calculated a range of implied equity values of Parametric based on forecasts of future unlevered free cash flows for the remainder of fiscal year 2013 as of August 1, 2013 through fiscal year 2017 provided by management of Parametric. See “– Certain Financial Information” on page 73. Craig-Hallum first calculated unlevered free cash flows (calculated as earnings before interest and taxes, less taxes, plus depreciation and amortization, plus stock-based compensation, less the amount of any increase or plus the amount of any decrease in net working capital, and less capital expenditures) of Parametric for fiscal years 2013 to 2017, using an assumed tax rate of 37.5%. Craig-Hallum then calculated terminal values for Parametric using the terminal value method based on revenue and adjusted EBITDA multiples. The terminal value based on revenue multiples was calculated by applying a range of terminal LTM revenue multiples of 2.0x to 4.0x (which range was selected based on Craig-Hallum’s professional judgment after consideration of the precedent transaction multiples and comparable public company multiples referred to above) to Parametric’s management forecast of revenue for fiscal year 2017. The terminal value based on adjusted EBITDA multiples was calculated by applying a range of terminal LTM adjusted EBITDA multiples of 10.0x to 14.0x (which range was selected based on Craig-Hallum’s professional judgment after consideration of the precedent transaction multiples and comparable public company multiples referred to above) to Parametric’s management forecast of adjusted EBITDA for fiscal year 2017. In addition, Craig-Hallum added Parametric’s net operating loss carryforwards expected to be utilized by Parametric’s management to reduce future federal and state taxes, in each case based on internal estimates of Parametric’s management. These unlevered free cash flows, terminal values and net operating loss carryforwards were then discounted to present values as of August 1, 2013 using a range of discount rates of 18.0% to 22.0% (which range was selected based on Craig-Hallum’s professional judgment and derived from an analysis of the estimated weighted average cost of capital using Parametric and the comparable company data) to calculate a range of implied total enterprise values for Parametric. These total enterprise values were further adjusted for Parametric’s Net Debt to calculate ranges of implied equity values. From this analysis, Craig-Hallum derived the 25th percentile and the 75th percentile for the values produced from the discounted cash flow analysis set forth in the following table:

Discounted Cash Flow Analysis	Implied Equity Value Reference Range*
Terminal Revenue Method	$70.6 – $100.6
Terminal EBITDA Method	$89.9 – $105.6

*	Dollars in millions

Comparable Public Company Analysis – Turtle Beach Stand-Alone

Craig-Hallum reviewed and compared certain financial information for Turtle Beach to corresponding financial information, ratios and public market multiples for the following publicly traded companies, which, in the exercise of its professional judgment, Craig-Hallum determined to be relevant to its analysis. In selecting comparable public companies, Craig-Hallum focused on businesses in the consumer electronics and accessories industries.

Selected Companies:

Consumer electronics and accessories

•	Bang & Olufsen Holding A/S

•	Bigben Interactive

•	Harman International Industries, Incorporated

•	Logitech International S.A.

•	Mad Catz Interactive, Inc.

•	Plantronics, Inc.

•	Skullcandy, Inc.

•	VOXX International Corporation

Craig-Hallum obtained financial metrics and projections for the selected companies from documents filed by such companies with the SEC and Capital IQ. In its analysis, Craig-Hallum derived and compared multiples for the selected companies, calculated as follows:

•	the TEV as a multiple of adjusted LTM EBITDA, which is referred to below as “TEV/LTM Adjusted EBITDA”;

•	the TEV as a multiple of estimated adjusted EBITDA for calendar year 2013, which is referred to below as “TEV/2013E Adjusted EBITDA”;

•	the TEV as a multiple of estimated adjusted EBITDA for calendar year 2014, which is referred to below as “TEV/2014E Adjusted EBITDA”;

•	the TEV as a multiple of adjusted LTM EBIT, which is referred to below as “TEV/LTM Adjusted EBIT”;

•	the TEV as a multiple of estimated adjusted EBIT for calendar year 2013, which is referred to below as “TEV/2013E Adjusted EBIT”;

•	the TEV as a multiple of estimated adjusted EBIT for calendar year 2014, which is referred to below as “TEV/2014E Adjusted EBIT”;

MC is calculated utilizing the treasury stock method. TEV refers to MC plus all outstanding debt and capital lease obligations, plus preferred stock, plus minority interest, and less cash and cash equivalents (“Net Debt”). Adjusted EBITDA refers to earnings before interest, taxes, depreciation, amortization, stock-based compensation, non-cash impairment charges, transaction expenses, and restructuring charges and any other expenses deemed non-recurring in nature. Adjusted EBIT refers to earnings before interest, taxes, stock-based compensation, non-cash impairment charges, transaction expenses, and restructuring charges and any other expenses deemed non-recurring in nature.

This analysis indicated the following:

Financial Multiple	25th Percentile	Median	75th Percentile
TEV/LTM Adjusted EBITDA	7.2x	8.5x	10.1x
TEV/2013E Adjusted EBITDA	8.3x	9.6x	9.8x
TEV/2014E Adjusted EBITDA	5.7x	6.5x	7.4x
TEV/LTM Adjusted EBIT	10.8x	13.5x	14.6x
TEV/2013E Adjusted EBIT	12.2x	12.8x	16.4x
TEV/2014E Adjusted EBIT	8.5x	9.9x	11.0x

In reviewing this analysis, Craig-Hallum also considered, among other things, the relative comparability of the selected companies to Turtle Beach. Based upon the foregoing and applying its professional judgment, Craig-Hallum selected the representative ranges of the 25th percentile to the 75th percentile for each metric. Craig-Hallum then applied the respective representative ranges to the actual and forecasted adjusted EBITDA and adjusted EBIT figures for Turtle Beach, resulting in ranges of implied total enterprise values. These total enterprise values were further adjusted for Turtle Beach’s Net Debt to calculate the ranges of implied equity values shown in the table below.

Financial Multiple	Representative Range	Implied Equity Value Reference Range*
TEV/LTM Adjusted EBITDA	7.2x – 10.1x	$213.3 – $325.8
TEV/2013E Adjusted EBITDA	8.3x – 9.8x	$273.7 – $335.1
TEV/2014E Adjusted EBITDA	5.7x – 7.4x	$259.5 – $356.4
TEV/LTM Adjusted EBIT	10.8x – 14.6x	$285.8 – $410.2
TEV/2013E Adjusted EBIT	12.2x – 16.4x	$376.9 – $529.6
TEV/2014E Adjusted EBIT	8.5x – 11.0x	$376.5 – $505.2

*	Dollars in millions

Although Craig-Hallum selected the companies reviewed in the analysis because, among other things, their businesses are reasonably similar to that of Turtle Beach, no selected company is identical to Turtle Beach. In evaluating the financial multiples for the selected companies, Craig-Hallum made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Accordingly, Craig-Hallum’s comparison of selected companies to Turtle Beach and analysis of the results of such comparisons was not purely quantitative, but instead necessarily involved qualitative considerations and professional judgments concerning differences in financial and operating characteristics and other factors that could affect the relative value of Turtle Beach. Craig-Hallum noted that Turtle Beach’s 2013 – 2014 estimated revenue growth and actual and projected adjusted EBITDA and adjusted EBIT margins are considerably higher than the median of the comparable companies.

Precedent Transaction Analysis – Turtle Beach Stand-Alone

Craig-Hallum performed a selected precedent transactions analysis, which is designed to imply a value for a company based on publicly available financial terms of the selected transactions that share some characteristics with the merger. Craig-Hallum reviewed precedent transactions that, in the exercise of its professional judgment, Craig-Hallum selected as relevant to its analysis and that met the following criteria: (i) transactions where the target company operated in the consumer electronics and accessories industries, (ii) transactions announced and closed since January 1, 2005 with publicly available financial terms, (iii) transactions where the target company’s implied enterprise value was between $25 million and $1 billion, and (iv) the acquisition was not of a minority interest. In its analysis, Craig-Hallum reviewed the following precedent transactions as of the date of announcement:

Acquirer	Target	Date Announced
Gibson Guitar Corp.	Teac Corporation	March 2013
Trilantic Capital Management LLC	Nixon Inc.	February 2012
ZAGG Inc.	iFrogz Inc.	June 2011
Audiovox Corporation	Klipsch Group, Inc.	January 2011
Bain Capital Private Equity	D&M Holdings Inc.	June 2008
JVC	Kenwood Corporation	July 2007
LOUD Technologies Inc.	Martin Audio Ltd.	March 2007
Hitachi Ltd.	Clarion Co., Ltd.	October 2006
Flextronics International Ltd.	International DisplayWorks, Inc.	August 2006
Directed Electronics, Inc.	Polk Audio, Inc.	July 2005
Plantronics, Inc.	Altec Lansing Technologies, Inc.	June 2005
D&M Holdings Inc.	Boston Acoustics, Inc.	June 2005

For each precedent transaction indicated above, using publicly available company filings, Capital IQ, and press releases, Craig-Hallum calculated multiples of TEV using the target company’s LTM adjusted EBITDA and adjusted EBIT as of the announced date. From this analysis, Craig-Hallum derived the 25th percentile and the 75th percentile for the selected precedent transactions set forth in the following table:

Financial Multiple	25th Percentile	Median	75th Percentile
TEV/LTM Adjusted EBITDA	7.2x	9.2 x	9.9x
TEV/LTM Adjusted EBIT	8.7x	10.5x	13.2x

In reviewing this analysis, Craig-Hallum also considered, among other things, the relative comparability of the precedent transactions and target companies to the merger and Turtle Beach, respectively. Based upon the foregoing and applying its professional judgment, Craig-Hallum selected the representative ranges of the 25th percentile to the 75th percentile for each metric. Craig-Hallum then applied the respective representative ranges to the actual and forecasted adjusted EBITDA and adjusted EBIT figures for Turtle Beach, resulting in ranges of implied total enterprise values. These total enterprise values were further adjusted for Turtle Beach’s Net Debt and to calculate ranges of implied equity values shown in the table below.

Financial Multiple	Representative Range	Implied Equity Value Reference Range*
TEV/LTM Adjusted EBITDA	7.2x – 9.9x	$215.9 – $318.5
TEV/LTM Adjusted EBIT	8.7x – 13.2x	$220.2 – $363.3

*	Dollars in millions.

No target company or transaction utilized in the selected precedent transactions analysis is identical to Turtle Beach or the merger. In evaluating the precedent transactions, Craig-Hallum made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Turtle Beach, such as the impact of competition on the business of Turtle Beach or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Turtle Beach or the industry or in the financial markets in general.

Discounted Cash Flow Analysis – Turtle Beach Stand-Alone

Craig-Hallum conducted an illustrative discounted cash flow analysis for Turtle Beach on a stand-alone basis, which is designed to estimate the implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of the company. Craig-Hallum calculated a range of implied equity values of Turtle Beach based on forecasts of future unlevered free cash flows for the remainder of calendar year 2013 as of August 1, 2013 through calendar year 2016 provided by management of Turtle Beach. See “– Certain Financial Information” on page 73. Craig-Hallum first calculated unlevered free cash flows (calculated as earnings before interest and taxes, less taxes, plus depreciation and amortization, plus stock-based compensation, less the amount of any increase or plus the amount of any decrease in net working capital, and less capital expenditures) of Turtle Beach for calendar years 2013 through 2016, using an assumed tax rate of 37.5%. Craig-Hallum then calculated terminal values for Turtle Beach using the terminal value method based on adjusted EBITDA and adjusted EBIT multiples. The terminal value based on adjusted EBITDA multiples was calculated by applying a range of terminal LTM adjusted EBITDA multiples of 6.0x to 8.0x (which range was selected based on Craig-Hallum’s professional judgment after consideration of the precedent transaction multiples and comparable public company multiples referred to above) to Turtle Beach’s management forecast of adjusted EBITDA for calendar year 2016. The terminal value based on adjusted EBIT multiples was calculated by applying a range of terminal LTM adjusted EBIT multiples of 7.0x to 9.0x (which range was selected based on Craig-Hallum’s professional judgment after consideration of the precedent transaction multiples and comparable public company multiples referred to above) to Turtle Beach’s management forecast of adjusted EBIT for calendar year 2016. These unlevered free cash flows and terminal values were then discounted to present values as of August 1, 2013 using a range of discount rates of 13.0% to 17.0% (which range was selected based on Craig-Hallum’s professional judgment and derived from an analysis of the estimated weighted average cost of capital using the comparable company data) to calculate a range of implied total enterprise values for Turtle Beach. These total enterprise values were further adjusted for Turtle Beach’s Net Debt to calculate ranges of implied equity values shown in the table below. From this analysis, Craig-Hallum derived the 25th percentile and the 75th percentile for the values produced from the discounted cash flow analysis set forth in the following table:

Discounted Cash Flow Analysis	Implied Equity Value Reference Range*
Terminal adjusted EBITDA Method	$384.2 – $451.8
Terminal adjusted EBIT Method	$410.7 – $471.2

*	Dollars in millions

Relative Contribution Analysis

Craig-Hallum performed a relative contribution analysis for Parametric and VTBH based on the valuation methodologies described above. In performing the relative contribution analysis, Craig-Hallum compared the range of stand-alone implied equity values for each company derived from the range of median values calculated for each of the comparable public companies, selected precedent transactions, and discounted cash flow analyses. Craig-Hallum then compared these ranges to generate the implied relative contribution for each company for each analysis. Craig-Hallum then compared the implied relative contribution ranges to the Per Share Exchange Ratio.

	Implied Equity Value*		Implied Relative Contribution*
	Parametric	VTBH	Parametric	VTBH
Methodology/Analysis	Range of Medians (1)	Range of Medians (1)	Range of Medians (1)	Range of Medians (1)
Comparable Public Company	$93.6 – $132.6	$263.7 – $448.1	17.3% – 33.5%	66.5% – 82.7%
Precedent Transactions (2)	$75.6 – $173.1	$278.9 – $291.6	20.6% – 38.3%	61.7% – 79.4%
Discounted Cash Flow	$85.1 – $ 98.4	$420.7 – $440.3	16.2% – 19.0%	81.0% – 83.8%
	Merger Exchange Ratio		19.1%	80.9%

*	Dollars in millions

Note:

(1)	Based on the lowest and highest median multiples from the financial multiples calculated for the comparable public company and precedent transactions analyses, and the range of the median values produced by the discount cash flow analysis using the terminal revenue and adjusted EBITDA exit multiple methods, in the case of Parametric, and the terminal adjusted EBITDA and adjusted EBIT exit multiple methods, in the case of VTBH.
(2)	Due to lack of available forward multiples for the precedent transactions and Parametric’s current LTM financial profile, Craig-Hallum used LTM multiples from the comparable transactions to calculate an implied equity value for Parametric using Parametric management’s CY 2014 estimates, discounted to present value utilizing Parametric’s weighted average cost of capital (20%).

Miscellaneous

The foregoing summary of material financial analyses does not purport to be a complete description of the analyses or data presented by Craig-Hallum. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Craig-Hallum believes that the foregoing summary set forth above and its analyses must be considered as a whole and that selecting portions of it, without considering all of its analyses, could create an incomplete view of the processes underlying the analyses and its opinion. No single factor or analysis was determinative of Craig-Hallum’s fairness determination. Rather, Craig-Hallum considered the totality of the factors and analyses performed in arriving at its opinion. Craig-Hallum based its analyses on assumptions that it deemed reasonable, including those concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which Craig-Hallum based its analysis have been described under the description of each analysis in the foregoing summary. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Craig-Hallum are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Craig-Hallum’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which securities may trade at the present time or at any time in the future or at which businesses actually could be bought or sold.

As part of its investment banking business, Craig-Hallum and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. Craig-Hallum was selected as financial advisor to the Parametric Board on the basis of Craig-Hallum’s experience and its familiarity with Parametric and the industry in which it operates.

Under the terms of the engagement letter dated April 24, 2013, Parametric has paid Craig-Hallum a fee of $200,000 for rendering its opinion whether or not the transaction is consummated. In addition, Parametric has agreed to reimburse Craig-Hallum for reasonable expenses incurred in connection with the engagement and to indemnify Craig-Hallum against certain liabilities that may arise out of its engagement by Parametric and the rendering of the opinion. In the ordinary course of business, Craig-Hallum and its affiliates may actively trade or hold the securities of Parametric or any of their affiliates for Craig-Hallum’s account or for others and, accordingly, may at any time hold a long or short position in such securities.

Craig-Hallum’s analyses were prepared solely as part of Craig-Hallum’s analysis of the fairness, from a financial point of view, to Parametric of the Per Share Exchange Ratio and were provided to the Parametric Board in that connection. The opinion of Craig-Hallum was only one of the factors taken into consideration by the Parametric Board in making its determination to approve the merger agreement and the merger.

Certain Financial Information

In the course of the discussions described under “– Background of the Merger,” the management of Parametric prepared and provided to Turtle Beach internal financial projections for the fiscal years ending September 30, 2013 through September 30, 2017, and the management of Turtle Beach prepared and provided to Parametric internal financial projections for the fiscal years ending December 31, 2013 through December 31, 2016. Such projections were also furnished to the Parametric Board, Houlihan Lokey and Craig-Hallum, in connection with the Parametric Board’s consideration of the merger and Craig-Hallum’s fairness opinion analysis.

Parametric and Turtle Beach do not usually publicly disclose internal financial projections of the type referenced above, and even though such internal financial projections are being disclosed in this section, they were not prepared with a view toward public disclosure. Such internal financial projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the internal financial projections reproduced in this section below. See “Forward-Looking Statements” on page 19.

The internal financial projections were prepared by the management of Parametric and Turtle Beach in good faith and on a reasonable basis based on the best information available to them at the time of their preparation. The internal financial projections, however, are not actual results and should not be relied upon as being necessarily indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on this information. Neither Parametric’s nor Turtle Beach’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections set forth below, nor have they expressed any opinion or any other form of assurance with respect thereto. The internal financial projections were not prepared in compliance with generally accepted accounting principles in the United States (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Except as required by law, neither Parametric nor Turtle Beach intends to update these financial projections or to make other projections public in the future.

In addition, because the internal financial projections cover multiple years, they will necessarily become less predictive with each successive year and become subject to increasing uncertainty in the years beyond 2013. Though the internal financial projections are being presented with numeric specificity, the assumptions upon which the internal financial projections were based necessarily involve judgments with respect to, among other things, future economic and competitive conditions, many of which are difficult to predict accurately and are beyond the control of Parametric’s and Turtle Beach’s management. Also, the economic and business environments can and do change quickly, which add a significant level of unpredictability and execution risk. It is expected that differences between actual and projected results will occur, and actual results may be materially greater or less than those contained in the internal financial projections. There can be no assurance that the internal financial projections, or the assumptions underlying the internal financial projections, will be realized. Accordingly, readers of this proxy statement are cautioned not to place undue reliance on the internal financial projections included in this section.

Parametric’s internal financial projections included the following:

•	Total revenues of $1.0 million, $23.1 million, $33.5 million, $40.2 million and $51.8 million for fiscal years 2013, 2014, 2015, 2016 and 2017, respectively;

•	Gross profit of $0.5 million, $12.4 million, $17.2 million, $20.1 million and $24.3 million for fiscal years 2013, 2014, 2015, 2016 and 2017, respectively;

•	Adjusted operating income (loss) of $(5.5) million, $5.3 million, $10.2 million, $11.8 million and $15.1 million for fiscal years 2013, 2014, 2015, 2016 and 2017, respectively;

•	Adjusted EBITDA of $(5.2 million), $5.6 million, $10.4 million, $12.1 million and $15.3 million for fiscal years 2013, 2014, 2015, 2016 and 2017, respectively;

•	Capital expenditures of $0.4 million, $0.4 million, $0.4 million, $0.4 million, $0.4 million for fiscal years 2013, 2014, 2015, 2016 and 2017, respectively; and

•	Net working capital increases of $0.1 million, $6.9 million, $(2.2) million, $1.1 million and $2.0 million for fiscal years 2013, 2014, 2015, 2016 and 2017, respectively.

Turtle Beach’s internal financial projections included the following:

•	Net sales of $218.0 million, $268.6 million, $335.1 million and $402.2 million for fiscal years 2013, 2014, 2015 and 2016, respectively;

•	Gross profit of $78.5 million, $95.4 million, $133.0 million and $158.9 million for fiscal years 2013, 2014, 2015 and 2016, respectively;

•	Adjusted operating income of $36.1 million, $51.5 million, $75.6 million and $91.8 million for fiscal years 2013, 2014, 2015 and 2016, respectively;

•	Adjusted EBITDA of $40.6 million, $56.7 million, $82.8 million and $100.4 million for fiscal years 2013, 2014, 2015 and 2016, respectively;

•	Capital expenditures of $6.5 million, $8.5 million, $10.0 million, and $11.1 million for fiscal years 2013, 2014, 2015 and 2016, respectively; and

•	Net working capital increases of $(4.3) million, $17.8 million, $12.9 million and $11.6 million for fiscal years 2013, 2014, 2015 and 2016, respectively.

Adjusted operating income and adjusted EBITDA are considered non-GAAP financial measures. Parametric and Turtle Beach provided this information to each other because they believed it could be useful in evaluating, on a prospective basis, the respective companies’ operating performances. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used in the projections may not be comparable to similarly titled amounts used by other companies.

Adjusted operating income adds back certain additional items, and was calculated differently for Parametric and Turtle Beach. For Parametric, adjusted operating income included add backs of amounts for stock-based compensation and impairment of patents and inventory. For Turtle Beach, adjusted operating income included add backs of amounts for stock-based compensation and business transaction expenses.

EBITDA is calculated as net income (earnings), plus interest, taxes, depreciation and amortization. Adjusted EBITDA adds back certain additional items, and was calculated differently for Parametric and Turtle Beach. For Parametric, Adjusted EBITDA included addbacks of amounts for stock-based compensation and impairment of patents and inventory. For Turtle Beach, Adjusted EBITDA included addbacks of amounts for stock-based compensation and business transaction expenses.

You should not regard the inclusion of these projections in this proxy statement as an indication that Parametric, Turtle Beach or any of their respective affiliates, advisors or other representatives considered or consider the projections to be necessarily predictive of actual future events. None of Parametric, Turtle Beach or any of their respective affiliates, advisors or other representatives has made or makes any representations regarding the ultimate performance of Parametric or Turtle Beach compared to the information contained in the projections. Parametric and Turtle Beach made no representations in the merger agreement or otherwise concerning such financial projections.

Interests of Parametric Executive Officers and Directors in the Merger

In considering the recommendation of the Parametric Board that our stockholders vote “FOR” the merger proposal, our stockholders should be aware that certain of our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. These interests may present our directors and executive officers with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Parametric Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to recommend approval of, or to approve, the merger agreement and the merger and to recommend that our stockholders vote in favor of the merger proposal.

Employment Agreements and other Compensation Arrangements for Our Named Executive Officers

We have an employment agreement with Mr. Potashner which provides Mr. Potashner with certain severance benefits upon termination of employment or following a change of control of Parametric. The merger contemplated by the merger agreement will result in a change of control of Parametric for these purposes. Pursuant to the terms of his employment agreement, Mr. Potashner is entitled to full vesting of any unvested Parametric stock options upon the occurrence of a change of control. In addition, pursuant to the terms of his employment agreement, if Mr. Potashner’s employment with Parametric is terminated either without “cause” or for “good reason” (each, as such terms are defined in Mr. Potashner’s employment agreement), Mr. Potashner is entitled to continued payment of his base salary for 12 months as well as a pro rata portion of any accrued but unpaid bonus.

In addition, in connection with the negotiation and execution of the merger agreement, on August 2, 2013, Parametric amended Messrs. Barnes and Norris’ stock option agreements so that the stock options held by Messrs. Barnes and Norris will become accelerated in full upon a change of control of Parametric pursuant to the proposed merger with VTBH (including any alternative transaction) followed by such executive’s departure from Parametric under certain circumstances thereafter. The merger will qualify as a change of control of Parametric for these purposes. Also on August 2, 2013, the Parametric Board amended the 2013 Cash Bonus Plan to adjust the performance targets such that the target bonuses for each of the executive officers eligible for a bonus under such plan ($210,000, $162,000 and $81,000 for Messrs. Potashner, Barnes and Norris, respectively) would be achieved in full upon the closing of the proposed merger with VTBH (or any alternative transaction), whether or not the executive officers are still employed by Parametric. Finally, in connection with the negotiation and execution of the merger agreement, Parametric may elect to pay a fee to each of the non-employee members of the Parametric Board, commensurate to the incremental time devoted by them apart from normal board of director service in 2013, related to review and analysis of strategic transactions and related matters.

As described elsewhere in this proxy statement, pursuant to the voting agreements entered into by Messrs. Potashner, Norris and Barnes, such executive officers may be partially released from the lock-up restrictions of such agreement and may sell additional shares of Parametric common stock in order to cover any tax liability that may become payable by them in connection with the merger agreement under certain circumstances.

Outstanding Parametric Warrants

On February 22, 2011, we entered into a Securities Purchase Agreement with selected institutional investors and entities affiliated with two of our officers (Messrs. Norris and Barnes) pursuant to which we issued and sold for cash 400,000 shares of our common stock at a purchase price of $2.50 per share. In connection with the financing, we issued warrants to the investors exercisable for an aggregate of 400,000 shares of common stock at an exercise price of $3.75 per share. The warrants are exercisable until February 22, 2016. The institutional investors were considered related parties, due to greater than 10% ownership, and they purchased 300,000 shares and were issued 300,000 warrants (all of which have been exercised). Mr. Norris purchased through a controlled entity 60,000 shares and was issued 60,000 warrants, and Mr. Barnes purchased through controlled entities 40,000 shares and was issued 40,000 warrants, all on the same terms as the institutional investors. On September 30, 2011, entities affiliated with Mr. Norris exercised 60,000 of the warrants for cash of $225,000, and an entity affiliated with Mr. Barnes exercised 20,000 of the warrants for cash of $75,000. As of the date of this proxy statement, the only such outstanding warrants consist of 20,000 warrants issued to an entity affiliated with Mr. Barnes; pursuant to the terms of such warrants, a cash payment obligation from Parametric to such investor may be required upon the consummation of the merger.

Board Matters

As described elsewhere in this proxy statement, Parametric is entitled to designate two members of the nine member reconstituted Parametric board of directors to be in place as of the closing of the merger, and has so designated Messrs. Potashner and Wolfe. In addition, any new or continuing members of the Parametric Board will be entitled to certain indemnification benefits pursuant to indemnification agreements and our articles of incorporation. Furthermore, such new or continuing members of the Parametric Board will benefit from Parametric’s “director and officer” liability insurance.

HyperSound Health, Inc. Option

As described more fully in “Compensation of Parametric Executive Officers and Directors” on page 167, on August 5, 2013, HyperSound Health, Inc., a subsidiary of Parametric (“HHI”), and Mr. Potashner agreed to certain amendments to the option to acquire HHI common stock held by Mr. Potashner. Pursuant to such amendments to the HHI stock option, in the event the merger or any alternative transaction closes, the HHI stock option held by Mr. Potashner would terminate in full and no vesting under such option would occur prior to such closing. In addition, the financing vesting condition of such option was made more restrictive.

Continued Employee Benefits

All new and continuing executive officers of Parametric will be entitled to certain health and welfare benefits which are currently made available by Parametric to all of its employees.

New Employment Arrangements

As of the date of this proxy statement, none of our executive officers nor any member of our board of directors has entered into or is in negotiations to enter into any amendments or modifications to existing employment agreements with us or our subsidiaries in anticipation of the merger, nor has any executive officer who has plans or is expected to remain with the surviving corporation of the merger entered into or is in negotiations to enter into any agreement, arrangement or understanding with Parametric, VTBH, the surviving corporation of the merger or any of their respective affiliates regarding employment with Parametric or the surviving corporation or any such affiliates. Although no such agreement, arrangement or understanding currently exists for any executive officer at this time, Parametric or VTBH may request some of our executive officers to remain after the merger is completed, and such executive officers may, prior to the closing of the merger, enter into new arrangements with Parametric or its affiliates regarding employment with Parametric or the surviving corporation.

Golden Parachute Compensation Arrangements

We have previously entered into an employment agreement with one of our named executive officers, Kenneth Potashner (as discussed in more detail in the section of this proxy statement entitled “– Employment Agreements and Other Compensation Arrangements for Our Named Executive Officers”). The employment agreement specifies certain payments and benefits to be provided by Parametric upon various circumstances, including, among other things, upon a qualifying involuntary termination of employment or a change in control of Parametric. Our other named executive officers do not have employment agreements with us. In accordance with the SEC’s regulations regarding golden parachute compensation, the Golden Parachute Compensation table below sets forth the estimated amounts of compensation that each named executive officer could receive as a result of the proposed merger transaction. The estimates below are based in part on the following assumptions:

•	Before taking into account any acceleration of vesting provided at the closing of the merger, whether or not an equity compensation award is vested is determined as of the day before the closing of the merger;

•	the merger, which will constitute a change in control of Parametric, hypothetically closed on October 25, 2013, the latest practicable date prior to the filing of this proxy statement;

•	the price per share of Parametric common stock paid in the merger was $14.92, which is the average trading price of Parametric’s common stock over the five business days following the first public announcement of the transaction; and

•	where applicable, each named executive officer hypothetically experienced a qualifying involuntary termination of employment (as discussed in more detail in the section of this proxy statement entitled “Employment Agreements and Other Compensation Arrangements for Our Named Executive Officers”) as of the day after the merger.

Certain of the amounts payable may vary depending on the actual date of completion of the merger and any qualifying involuntary termination of employment. No named executive officer is entitled to any tax reimbursement payments from our company.

Golden Parachute Compensation

Named Executive Officer	Cash(1)(2)	Equity(3)	Perquisites / Benefits(4)	Total(5)
Kenneth F. Potashner, Executive Chairman (PEO)	$560,000	$2,247,738	—	$2,807,738

Elwood G. Norris, President (former Chief Executive Officer)	$81,000	$86,844	—	$167,844

James A. Barnes, CFO, Treasurer and Secretary (PFO)	$162,000	$85,422	—	$247,422

(1)	Target Bonus. The named executive officers are eligible to earn bonuses under our Cash Bonus Plan for the period of January 1, 2013 to December 31, 2013 (the “2013 Cash Bonus Plan”), subject to the achievement of certain performance objectives by Parametric. The closing of the merger is a performance objective eligible for the maximum bonus payout under the 2013 Cash Bonus Plan. Thus, the target bonuses for fiscal 2013 for each of Parametric’s named executive officers under the 2013 Cash Bonus Plan will be achieved in full upon the closing of the merger.

These target amounts represent 60% of Mr. Potashner’s annual base compensation, 50% of Mr. Norris’ annual base compensation, and 100% of Mr. Barnes’ annual base compensation. The named executive officers would receive the following bonuses under the 2013 Cash Bonus Plan by March 15, 2014 upon completion of the merger: Mr. Potashner will receive $210,000, Mr. Norris will receive $81,000 and Mr. Barnes will receive $162,000.

Amounts included in this column for Messrs. Barnes and Norris are “single-trigger” in nature; namely, eligibility to receive the payment is conditioned solely on the occurrence, and being employed as, of the closing of the merger.

(2)	Cash Payments to Mr. Potashner. Mr. Potashner is a party to an employment agreement with Parametric that provides that upon a Discharge Without Cause (as defined in the Employment Agreement) or a Termination for Good Reason (as defined in the Employment Agreement), Parametric will, among other things, pay Mr. Potashner an amount equal to his base salary at the annual rate in effect at the time of termination for a period of 12 months and any prorated bonus amount payable under the Cash Bonus Plan. However, Mr. Potashner will receive the full target bonus for fiscal 2013 in connection with the merger in lieu of the prorated amount provided for in the employment agreement.

The figure in this column for Mr. Potashner includes the amount of the potential base salary continuation amounts payable to Mr. Potashner upon a qualifying involuntary termination of employment and represents the estimated value of payment(s) by our company to Mr. Potashner of his then-existing base salary of $350,000 in regular installments for a period of 12 months from the date of his termination of employment. The figure also includes a bonus payment of $210,000, which represents Mr. Potashner’s full target annual bonus amount under the 2013 Cash Bonus Plan, as described in footnote 1, and which Mr. Potashner will receive regardless of whether a termination occurs.

The amount included in this column for Mr. Potashner representing his base salary continuation amounts is “double trigger” in nature; namely, eligibility to receive the payment is conditioned on a qualifying involuntary termination of employment. The amount included in this column for Mr. Potashner representing his target bonus amount is “single-trigger” in nature; namely, eligibility to receive the payment is conditioned solely on the occurrence, and being employed as, of the closing of the merger. Our payment of the base salary continuation amounts to Mr. Potashner described in this column is conditioned on the execution by Mr. Potashner of a release of claims in the form specified in his employment agreement.

(3)	Equity. Mr. Potashner’s employment agreement provides, among other things, that all of his outstanding unvested Parametric stock options shall automatically vest upon a change of control.

In connection with the merger, the stock options held by Messrs. Barnes and Norris will also vest in full upon a qualifying involuntary termination of employment.

The figures in this column represent the aggregate intrinsic value of the stock options whose vesting will be fully accelerated in connection with the merger, as described in greater detail above in the section of this proxy statement entitled “Employment Agreements and Other Compensation Arrangements for Our Named Executive Officers.” This amount is computed pursuant to instruction 1 of Item 402(t)(2) of Regulation S-K based upon a $14.92 per share value of Parametric’s common stock, which is the average trading price of Parametric’s common stock over the five business days following the first public announcement of the transaction, which was made on August 5, 2013, rounded up to the nearest whole cent. The five business days following the first public announcement were August 6, 7, 8, 9, and 12, 2013. The figures in this column represent the difference between the $14.92 per share value of Parametric’s common stock as calculated above and the per share exercise price of each stock option, multiplied by the number of shares subject to stock options whose vesting will be accelerated.

The amount included in this column for Mr. Potashner is “single-trigger” in nature; namely, eligibility to receive the payment is conditioned solely on the occurrence, and being employed as, of a change in control.

The amounts included in this column for Messrs. Barnes and Norris are “double trigger” in nature; namely, eligibility to receive the payment is conditioned on a qualifying involuntary termination of employment after a change of control.

(4)	Perquisites/benefits. None of our named executive officers will receive any perquisites or benefits in connection with the merger.
(5)	Total. The following table shows, for each named executive officer, the amounts which are single trigger or double trigger in nature.

Named Executive Officer	Single Trigger	Double Trigger
Kenneth F. Potashner, Executive Chairman (PEO)	$2,457,738	$350,000

Elwood G. Norris, President (former Chief Executive Officer)	$81,000	$86,844

James A. Barnes, CFO, Treasurer and Secretary (PFO)	$162,000	$85,422

Listing of Parametric Common Stock on NASDAQ

Parametric common stock is currently listed on the NASDAQ Capital Market under the symbol “PAMT.” NASDAQ considers the merger proposed in this proxy statement to be a business combination with a non-NASDAQ entity resulting in a change in control of Parametric, and has required that Parametric on behalf of the combined company submit a new initial listing application in connection with the merger. Although we believe that NASDAQ will approve the new initial listing application, it is possible that NASDAQ will deny our application and issue the combined company a delisting letter immediately after completion of the merger. If this occurs, the combined company intends to take all reasonable action in order to maintain the listing of its common stock on NASDAQ. However, there can be no assurance that the combined company will be successful, and if the combined company’s common stock is delisted from NASDAQ, stockholders may have difficulty converting their investments into cash effectively. As a result, the relative price of the combined company’s stock may decline and/or fluctuate more than in the past.

Restrictions on Sales of Parametric Common Stock Following the Merger

Stockholder Agreement. Under the Stockholder Agreement entered into among VTBH and the holders of all of the shares of common stock and Series A Preferred Stock of VTBH (referred to as the “VTBH stockholders”), the VTBH stockholders have agreed to a lock-up whereby they will not sell or otherwise transfer the shares of Parametric common stock issued to them pursuant to the merger agreement or subsequently acquired by them (such shares referred to as the “merger shares”) for a period of six months following the closing of the merger, subject to certain exceptions, including:

•	any VTBH stockholder that is an individual may transfer his or her merger shares to any member of such stockholder’s immediate family, or to a trust for the benefit of such stockholder or any member of such stockholder’s immediate family for estate planning purposes;

•	any VTBH stockholder that is a private equity fund may distribute its shares to its partners, members and equity holders or transfer its merger shares to any affiliate of such stockholder or any investment fund or other entity controlled by such stockholder in a transaction not involving a disposition for value, subject to the transferee agreeing to be bound by the Stockholder Agreement; and

•	any VTBH stockholder that suffers an actual out-of-pocket tax liability as a result of the U.S. Internal Revenue Service (referred to as the “IRS”) or other applicable tax authority successfully challenging the treatment of the merger as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (referred to as the “Code”), and the regulations promulgated thereunder, shall be released from the transfer restrictions imposed on such stockholder’s merger shares pursuant to the Stockholder Agreement only to the extent reasonably necessary to cover the resulting actual out-of-pocket tax liability to such stockholder by virtue of the merger and the merger consideration received by such stockholder pursuant to the merger agreement not qualifying for such tax-free treatment.

Voting Agreements. Additionally, under the voting agreements entered into by Messrs. Potashner, Barnes and Norris, as well as certain entities over which they exercise voting and/or investment control (such stockholders and entities collectively referred to as the “management stockholders”), the management stockholders are subject to a lock-up restriction whereby they have agreed not to sell or otherwise transfer the shares of Parametric common stock beneficially owned by them or subsequently acquired by them until six months following the closing of the merger, subject to certain exceptions, including:

•	any management stockholder may transfer such stockholder’s shares to any member of such stockholder’s immediate family, or to a trust for the benefit of such stockholder or any member of such stockholder’s immediate family for estate planning purposes, subject to any such transferee or distributee agreeing to be bound by the terms and conditions of the applicable voting agreement; and

•	if any management stockholder suffers an actual out-of-pocket tax liability as a result of (i) the IRS or other applicable tax authority successfully challenging the treatment of the merger as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, or (ii) receiving or being deemed to have received “excess parachute payments” for purposes of Code Sections 280G or 4999, or being deemed to have received any other payments in connection with the merger which results in any penalty, tax (including excise tax) or similar payment obligation to any governmental agency, in each case other than capital gains tax resulting from the sale of Parametric equity securities which applies to all Parametric stockholders in a similar manner, such stockholder shall be released from the transfer restrictions imposed on the shares pursuant to the voting agreement only to the extent reasonably necessary to cover such tax liabilities.

The shares subject to the voting agreements represented approximately 19.2% of the outstanding shares of Parametric common stock as of the date of the merger agreement.

Anticipated Accounting Treatment

Under GAAP, the merger will be accounted for as a “reverse acquisition” pursuant to which VTBH will be considered the acquiring entity for accounting purposes. As such, VTBH will allocate the total purchase consideration to Parametric’s tangible and identifiable intangible assets and liabilities based on their respective fair values at the date of the completion of the merger. Turtle Beach’s historical results of operations will replace Parametric’s historical results of operations for all periods prior to the merger; after completion of the merger, the results of operations of both companies will be included in Parametric’s financial statements.

Parametric will account for the merger using the acquisition method of accounting under U.S. GAAP. Accounting Standards Codification 805 “Business Combinations,” referred to as “ASC 805,” provides guidance for determining the accounting acquiror in a business combination when equity interests are exchanged between two entities. ASC 805 provides that in a business combination effected through an exchange of equity interests, such as the merger, the entity that issues the equity interests is generally the acquiring entity. Commonly, the acquiring entity is the larger entity. However, the facts and circumstances surrounding a business combination sometimes indicate that a smaller entity acquires a larger one. ASC 805 further provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including the relative voting rights of the stockholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

Based on the relative voting interests of Parametric and VTBH in the combined company whereby the VTBH stockholders will have a majority voting interest, that the board of directors of the combined entity will be composed of five board members designated by former VTBH stockholders and two directors designated by Parametric stockholders and that the chief executive officer of the combined entity will be the former chief executive officer of VTB, VTBH is considered to be the acquiror of Parametric for accounting purposes. This means that the total purchase price will be allocated to Parametric’s tangible and identifiable intangible assets and liabilities based on their estimated relative fair market values at the date of the completion of the merger. Final valuations of property, plant and equipment, and intangible and other assets have not yet been completed as management is still reviewing the existence, characteristics and useful lives of Parametric’s intangible assets. The completion of the valuation work could result in significantly different amortization expenses and balance sheet classifications. After completion of the merger, the results of operations of both companies will be included in the financial statements of Parametric. For further discussion of the accounting treatment, see “Unaudited Pro Forma Combined Consolidated Financial Information” on page 104.

Material U.S. Federal Income Tax Consequences of the Merger

The merger agreement and transactions contemplated thereby, including the merger and issuance of shares pursuant to the merger agreement, is intended to be tax free to holders of Parametric common stock. The merger agreement provides that Parametric, Merger Sub and VTBH intend that for U.S. federal income tax purposes, the merger will constitute a tax free reorganization with the meaning of Internal Revenue Code Section 368(a)(1)(B). None of the parties to the merger agreement is seeking tax or legal or accounting opinions or rulings on whether the merger agreement qualifies for tax-free treatment and tax-free treatment is not a condition precedent to the obligations of the parties to the merger agreement. See “The Merger – Restrictions on Sales of Parametric Common Stock Following the Merger” on page 79 for a discussion of exceptions to lock-up restrictions for VTBH stockholders in the event that the IRS or another applicable tax authority successfully challenges the treatment of the merger as a tax free reorganization.

Regulatory Approvals

Except for the filing of the certificate of merger with the Secretary of State of the State of Delaware at or before the effective time and the notification provided to the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (referred to as the “HSR Act”), Parametric is unaware of any material federal, state or foreign regulatory requirements or approvals that would be necessary for the consummation of the transaction. The certificate of merger will not be filed until immediately prior to the effective time. Parametric and Turtle Beach have made all required filings under applicable U.S. antitrust laws with the Antitrust Division of the Department of Justice and the U.S. Federal Trade Commission. Parametric received confirmation that early termination of the statutory waiting period initiated by these filings was granted on September 5, 2013.

Dissenters’ Rights

Under Section 92A.380 of the Nevada Revised Statutes, referred to as the “NRS,” Parametric stockholders are not entitled to dissenters’ rights in connection with the merger because approval by Parametric’s stockholders of the merger agreement and the transactions contemplated thereby, including the merger, is not required under the NRS because Parametric is not a “constituent entity” to the merger (the “constituent entities” to the merger being Merger Sub and VTBH) and there are no other provisions of the NRS or Parametric’s charter documents that would provide dissenters’ rights to Parametric’s stockholders in this context. Further, Parametric’s bylaws expressly provide that the provisions of NRS 78.378 to 78.3793, inclusive, relating to the accordance of voting rights to control shares (and related dissenters’ rights), do not apply to Parametric or to the acquisition of a controlling interest by existing or future stockholders.

Litigation Relating to the Merger

On August 8, 2013, James Harrison, Jr., a purported shareholder of Parametric, filed a class action lawsuit in the Superior Court California, County of San Diego, under the caption Harrison v. Parametric Sound Corp., naming Parametric, Parametric’s directors, Paris Acquisition Corp. (a wholly-owned subsidiary of Parametric) and Turtle Beach as defendants. Several other substantially similar shareholder class action complaints were filed in the same court in August 2013. In August and September 2013, several substantially similar shareholder class action complaints were filed in the Eighth Judicial District Court, Clark County, Nevada. All complaints related to the same events and transactions regarding the merger, allege breaches of fiduciary duty and aiding and abetting breaches of fiduciary duty in connection therewith, sought class action status, and demanded an order enjoining the proposed merger and unspecified reforms, actions and disclosures. On September 10, 2013, the California Superior Court consolidated all related cases before it under the caption In re Parametric Sound Corp. Shareholder Litigation, Case No. 37-2013-00061953-CU-BT-CTL. On September 23, 2013, the Nevada District Court consolidated all related cases before it under the caption In re Parametric Sound Corp. Shareholders’ Litigation, Lead Case No. A-13-686890-B, Dep’t XI. Following Parametric’s filing of a preliminary proxy statement with the SEC on November 4, 2013, amended consolidated complaints were filed on November 14, 2013 in the consolidated action pending in Nevada and on November 19, 2013 in the consolidated action pending in California. These amended complaints reiterate the same claims and seek the same relief as asserted and sought in the original complaints. On November 20, 2013, Shana Vasek, a purported shareholder of Parametric, filed a class action lawsuit in the United States District Court for the District of Nevada, under the caption Vasek v. Parametric Sound Corp., Case No. 2:13-cv-02148-JAD-GWF, naming the same defendants, asserting the substantially the same allegations and seeking substantially the same relief as asserted and sought the above-referenced consolidated action pending in Nevada state court. In addition to asserting substantially the same claims for breach of fiduciary duty and aiding and abetting as asserted in the above-referenced consolidated action pending in Nevada state court, the plaintiff in the federal court action asserts a claim for violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 14a-9.

PROPOSAL 1 – THE MERGER PROPOSAL

The Parametric Board is asking Parametric’s stockholders to consider and vote upon a proposal to approve the issuance of Parametric common stock pursuant to the merger contemplated by the merger agreement, and the corresponding change of control of Parametric, which proposal we refer to as the “merger proposal.”

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read carefully the merger agreement (including the form of “break-up fee license agreement” (defined below) and other exhibits thereto) in its entirety because this summary may not contain all the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about Parametric contained in this proxy statement or in Parametric’s public reports filed with the SEC may supplement, update or modify the representations and warranties made by Parametric contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by Parametric, Merger Sub and VTBH were also qualified and subject to important limitations agreed to by Parametric, Merger Sub and VTBH in negotiating the terms of the merger agreement and the disclosure schedules thereto. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by the matters disclosed to VTBH, Parametric and Merger Sub in connection with the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement and in Parametric’s filings with the SEC. See “Where You Can Find More Information” on page 173.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with Delaware law, at the effective time of the merger, Merger Sub will merge with and into VTBH, with VTBH surviving the merger and continuing as a subsidiary of Parametric, wholly-owned except for the VTBH Series B Preferred Stock which will remain outstanding after the merger. VTBH, as a subsidiary of Parametric, is sometimes referred to in this proxy statement as the “surviving corporation.”

The officers and directors of VTBH immediately prior to the effective time of the merger will be the initial officers and directors of the surviving corporation, to hold office until their respective successors are duly appointed or qualified or upon their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. At the effective time of the merger, the certificate of incorporation of VTBH, as the surviving corporation, will be amended and restated to read in the form of the certificate set forth in Exhibit B to the merger agreement, and the bylaws of VTBH, as the surviving corporation, will be amended and restated in the form of the bylaws set forth in Exhibit C to the merger agreement, in each case until changed or amended as provided in accordance with their terms or by applicable law.

Closing and Effective Time of the Merger

The closing of the merger will take place no later than the third business day after the satisfaction or waiver of all the closing conditions set forth in the merger agreement (as more fully described below under “– Conditions to the Merger”) (other than those conditions that by their nature are to be satisfied at the closing), or at such other date as Parametric and VTBH may agree to in writing. The merger will become effective at the time that the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as the parties may specify in the certificate of merger).

Treatment of VTBH Capital Stock in the Merger

Common Stock and Series A Preferred Stock. At the effective time of the merger, each share of VTBH common stock and Series A Preferred Stock will be cancelled and converted into the right to receive a number of shares of Parametric common stock equal to the “Per Share Number,” plus any cash paid in lieu of fractional shares.

The “Per Share Number” is computed in accordance with the following formula:

A = [(B / C) – B] / D

where:

A =	the Per Share Number;

B =	the “Parent Fully Diluted Share Amount,” which is equal to the sum of:

•	the number of outstanding shares of Parametric common stock as of the date of the merger agreement (6,769,051), plus

•	the number of shares of Parametric common stock subject to Parametric stock options as of the date of the merger agreement (1,365,354), plus

•	the number of shares of Parametric common stock subject to Parametric warrants as of the date of the merger agreement (186,864), plus

•	the “Qualified Offering Share Amount” (defined below), plus

•	without duplication of the foregoing, the number of shares of Parametric common stock subject to any new issuances of Parametric common stock, stock options, warrants or other securities convertible into or exercisable for Parametric common stock, less

•	the number of shares of Parametric common stock subject to Parametric stock options, warrants or other securities convertible into or exercisable for Parametric common stock that expire or are forfeited after the date of the merger agreement, if any;

C =	the “Parent Percentage,” which means a percentage equal to 0.19 plus (i) 0.01 if a “Qualified Equity Offering” (defined below) is completed, plus (ii) the product of (A) the “Excess Offering Multiplier” (defined below) multiplied by (B) 0.0015; and

D =	the “VTBH Fully Diluted Share Amount,” which is equal to the sum of:

•	554,000 (representing approximately half the number of VTBH phantom stock units), plus

•	the number of outstanding shares of VTBH common stock as of the date of the merger agreement (35,282,286), plus

•	the number of outstanding shares of VTBH Series A Preferred Stock as of the date of the merger agreement (48,689,555), plus

•	the number of shares of VTBH common stock subject to VTBH stock options as of the date of the merger agreement (11,490,597), plus

•	without duplication of the foregoing, the number of shares of VTBH subject to any new issuances after the date of the merger agreement of VTBH common stock, Series A Preferred Stock, stock options or other securities convertible into or exercisable for VTBH common stock (other than VTBH phantom stock units), less

•	the number of shares of VTBH common stock subject to VTBH stock options or other securities convertible into or exercisable for VTBH common stock that expire or are forfeited after the date of the merger agreement, if any.

In connection with the foregoing calculation:

•	“Qualified Equity Offering” means a sale of Parametric common stock and/or warrants to purchase Parametric common stock, in one or more transactions, under specified terms and conditions, on or before the closing date under the merger agreement, resulting in net proceeds to Parametric of at least $5,000,000 but not more than $15,000,000. See “-Qualified Offering; Financing Assistance” for more information regarding the terms and conditions required for an offering to qualify as a “Qualified Equity Offering.”

•	“Qualified Offering Share Amount” means, with respect to a Qualified Equity Offering, the sum of the number of shares of Parametric common stock plus the number of shares of Parametric common stock subject to warrants issued in the Qualified Equity Offering.

•	“Excess Offering Multiplier” means, with respect to a Qualified Equity Offering, the quotient of (i) the net proceeds received by Parametric in a Qualified Equity Offering in excess of $5,000,000 divided by (ii) $1,000,000.

On November 15, 2013, Parametric completed a Qualified Equity Offering under which it offered and sold 364,286 shares of Parametric common stock at a purchase price of $14.00 per share for net proceeds to Parametric of $5.08 million. As a result, the Parent Percentage increased from 19.0% to 20.01%. Based upon a Parent Fully Diluted Share Amount of 8,294,064 and a VTBH Fully Diluted Share Amount of 97,028,855, which numbers are current as of the date of this proxy statement (but may change prior to the effective time of the merger), the Per Share Number would be 0.3567, resulting in an aggregate of 29,950,374 shares of Parametric common stock being issued to the former holders of VTBH common stock and Series A Preferred Stock at the effective time of the merger.

Series B Preferred Stock. Each share of VTBH Series B Preferred Stock that is issued and outstanding immediately prior to the effective time of the merger shall remain issued and outstanding after the effective time of the merger. For more information regarding the VTBH Series B Preferred Stock, see Note 9 to VTBH’s consolidated financial statements which are attached as Annex D to this proxy statement.

Treatment of VTBH Equity-Based Awards in the Merger

Stock Options. At the effective time of the merger, each option to purchase a share of VTBH common stock, whether vested or unvested, will be deemed to constitute an option to purchase, on the same terms and conditions, a number of shares of Parametric common stock equal to the product of (i) the number of shares of VTBH common stock subject to such option, multiplied by (ii) the “Per Share Exchange Ratio” (defined below), at an exercise price per share of Parametric common stock equal to the quotient of (i) the exercise price per share of VTBH common stock subject to such option divided by (ii) the “Per Share Exchange Ratio.” The “Per Share Exchange Ratio” means the ratio of the Per Share Number to one. See “– Treatment of VTBH Capital Stock in the Merger” above.

Parametric is required to take all corporate action necessary to reserve for issuance a sufficient number of Parametric common stock for delivery upon exercise of the options being assumed in connection with the merger. After the effective time of the merger, Parametric is required (i) to file with the SEC a registration statement on Form S-8 with respect to the shares of Parametric common stock that are subject to these options and (ii) to use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as Parametric is subject to the reporting requirements pursuant to Section 13 or 15(d) of the Exchange Act and such options remain outstanding.

Phantom Stock Units. The merger agreement does not provide for any cancellation, conversion or other impact to the outstanding phantom stock units of VTBH. As such, each phantom stock unit of VTBH that is outstanding immediately prior to the effective time of the merger will remain outstanding after the effective time of the merger.

Representations and Warranties

Many of the representations and warranties made by Parametric and VTBH in the merger agreement are qualified by the absence of a material adverse effect on Parametric or VTBH, as applicable. Under the merger agreement, a “material adverse effect” means any change, state of facts, circumstance, event or effect that, individually or in the aggregate, is materially adverse to (i) the financial condition, properties, assets, liabilities, obligations, businesses or results of operations of Parametric and its subsidiaries, taken as a whole, or VTBH and its subsidiaries, taken as a whole, as the case may be, and/or (ii) the ability of either Parametric or Merger Sub, on the one hand, or VTBH, on the other hand, to perform their respective obligations under the merger agreement, subject to certain exceptions.

The representations and warranties of Parametric and VTBH contained in the merger agreement terminate at the effective time of the merger.

Representations and Warranties of Parametric and Merger Sub

In the merger agreement, Parametric made a number of representations and warranties to VTBH relating to, among other things:

•	corporate organization;

•	capitalization;

•	corporate authorization;

•	governmental authorization;

•	absence of conflicts;

•	compliance with SEC rules and regulations;

•	presentation of financial statements;

•	accuracy of information contained in the proxy statement, other than any information supplied by or on behalf of VTBH for inclusion therein;

•	absence of certain changes or events since September 30, 2012;

•	absence of undisclosed liabilities;

•	compliance with laws;

•	litigation;

•	title to properties and absence of liens;

•	opinion of financial advisor;

•	taxes;

•	employee benefit plans;

•	employees and labor matters;

•	environmental matters;

•	intellectual property;

•	material contracts;

•	broker’s and finder’s fees;

•	product liability;

•	anti-takeover and similar laws;

•	related party transactions;

•	insurance matters; and

•	top customers and suppliers.

Representations and Warranties of VTBH

In the merger agreement, VTBH made a number of representations and warranties to Parametric relating to, among other things:

•	corporate organization;

•	capitalization;

•	corporate authorization;

•	governmental authorization;

•	absence of conflicts;

•	presentation of financial statements;

•	accuracy of information provided to Parametric for inclusion in the proxy statement;

•	absence of certain changes or events since December 31, 2012;

•	absence of undisclosed liabilities;

•	compliance with laws;

•	litigation;

•	title to properties and absence of liens;

•	taxes;

•	employee benefit plans;

•	employees and labor matters;

•	environmental matters;

•	intellectual property;

•	broker’s and finder’s fees;

•	material contracts;

•	product liability;

•	anti-takeover and similar laws;

•	related party transactions;

•	insurance matters; and

•	top customers and suppliers.

Conduct of Business Pending the Merger

Except as expressly contemplated or permitted by the merger agreement, Parametric and VTBH have agreed that, prior to the effective time of the merger, subject to certain exceptions, unless the applicable party obtains the prior written consent of the other party (which will not be unreasonably withheld, conditioned or delayed), each of Parametric and VTBH will, and will cause their respective subsidiaries to:

•	conduct its business in the ordinary course consistent with past practice in all material respects;

•	use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its officers and key employees; and

•	take no action that would prohibit or materially impair or delay the ability of either party to obtain any necessary approvals of any regulatory agency or other governmental entity required to consummate the merger.

Parametric has further agreed that, until the effective time of the merger, subject to certain exceptions for actions taken in the ordinary course of business consistent with past practice or below certain dollar or amount thresholds, unless Parametric obtains the prior written consent of VTBH (which will not be unreasonably withheld, conditioned or delayed), and except as may be required by law or any rule or regulation of the SEC or NASDAQ or as permitted by the merger agreement, Parametric will not, and will not permit any of its subsidiaries to, among other things:

•	amend any of its organizational documents;

•	split, combine or reclassify any of shares of Parametric capital stock or propose to do any of the foregoing, or otherwise amend the terms of any capital stock or equity equivalents;

•	declare, set aside or pay any dividend or other distribution in respect of its capital stock;

•	redeem, repurchase or otherwise acquire any shares of Parametric capital stock, or offer to do any of the foregoing;

•	issue, deliver, pledge or sell, any Parametric common stock, equity equivalents or capital stock of any subsidiary, or authorize any of the foregoing, subject to certain exceptions, including the issuance of shares or pursuant to a Qualified Equity Offering;

•	incur any capital expenditure or any obligations or liabilities in respect thereof;

•	acquire, directly or indirectly, any assets, securities, properties, interests or businesses;

•	sell, lease, sublease, exchange or otherwise transfer, or create or incur any lien, subject to certain exceptions, on, any of Parametric’s or its subsidiaries’ assets, securities, properties, interests or businesses, or grant any option with respect to any of the foregoing;

•	make any loans, advances or capital contributions to, or investments in, any other person;

•	create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof (including reimbursement obligations with respect to letters of credit), other than (i) in replacement of existing or maturing debt, and (ii) draw downs pursuant to existing credit facilities and letters of credit in support of Parametric’s and its subsidiaries’ business consistent with past practice;

•	with respect to any director, officer or employee of Parametric or any of its subsidiaries whose annual base salary exceeds $100,000, grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement);

•	increase benefits payable under any existing severance or termination pay policies;

•	establish, adopt or amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement;

•	increase compensation, bonus or other benefits payable to any employee of Parametric or any of its subsidiaries;

•	change methods of accounting in any material respect, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

•	settle, or offer or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim involving or against Parametric or any of its subsidiaries;

•	make, change or rescind (or file a request to make, change or rescind) any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting (or file a request to make any such change), materially amend any tax returns, enter into any material closing agreement, settle or compromise any material tax claim, audit or assessment, surrender any right to claim a material tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the statute of limitations applicable to any claim or assessment in respect of taxes, except, in each case, as required by applicable law;

•	amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any material contract or waive, release or assign any material rights, claims or benefits of Parametric or its subsidiaries under any material contract, or enter into any contract or agreement that would have been a material contract had it been entered into prior the execution of the merger agreement;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parametric or any of its subsidiaries;

•	grant any license or sublicense to any third party, or otherwise enter into any agreement, with respect to any intellectual property rights of Parametric or its subsidiaries;

•	retain any investment banker, broker or finder to consummate a “Qualified Offering” (defined below), except for any retention pursuant to which compensation will be paid by Parametric or its subsidiaries out of the proceeds of such offering (and which has no continuing obligations following the termination of such retention); or

•	agree, resolve or commit to do any action otherwise restricted by the merger agreement or accept any restriction that would prevent Parametric or any of its subsidiaries from taking any action required by the merger agreement.

VTBH has further agreed that, until the effective time of the merger, subject to certain exceptions for actions taken in the ordinary course of business consistent with past practice or below certain dollar or amount thresholds, unless VTBH obtains the prior written consent of Parametric (which will not be unreasonably withheld, conditioned or delayed), and except as may be required by law or as permitted by the merger agreement, VTBH will not, and will not permit any of its subsidiaries to, among other things:

•	amend its organizational documents;

•	split, combine or reclassify any of shares of the capital stock of VTBH or propose to do any of the foregoing, or otherwise amend the terms of any capital stock or equity equivalents;

•	declare, set aside or pay any dividend or other distribution in respect of its capital stock;

•	redeem, repurchase or otherwise acquire any shares of its capital stock, or offer to do any of the foregoing;

•	issue, deliver, pledge or sell, any VTBH capital stock, equity equivalents or capital stock of any subsidiary, or authorize any of the foregoing;

•	incur any capital expenditure or any obligations or liabilities in respect thereof;

•	acquire, directly or indirectly, any assets, securities, properties, interests or businesses;

•	sell, lease, sublease, exchange or otherwise transfer, or create or incur any lien, subject to certain exceptions, on, any of VTBH’s or its subsidiaries’ assets, securities, properties, interests or businesses, or grant any option with respect to any of the foregoing;

•	make any loans, advances or capital contributions to, or investments in, any other person;

•	create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof (including reimbursement obligations with respect to letters of credit), other than (i) in replacement of existing or maturing debt, and (ii) draw downs pursuant to existing credit facilities and letters of credit in support of VTBH’s and its subsidiaries’ business consistent with past practice;

•	with respect to any director, officer or employee of VTBH or any of its subsidiaries whose annual base salary exceeds $100,000, grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement);

•	increase benefits payable under any existing severance or termination pay policies;

•	establish, adopt or amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement;

•	increase compensation, bonus or other benefits payable to any employee of VTBH or any of its subsidiaries;

•	change methods of accounting in any material respect, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

•	settle, or offer or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim involving or against VTBH or any of its subsidiaries;

•	make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, materially amend any tax returns, enter into any material closing agreement, settle or compromise any material tax claim, audit or assessment or surrender any right to claim a material tax refund, offset or other reduction in tax liability;

•	amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any material contract or waive, release or assign any material rights, claims or benefits of VTBH or its subsidiaries under any material contract, or enter into any contract or agreement that would have been a material contract had it been entered into prior the execution of the merger agreement;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of VTBH or any of its subsidiaries; or

•	agree, resolve or commit to do any action otherwise restricted by the merger agreement or accept any restriction that would prevent VTBH or any of its subsidiaries from taking any action required by the merger agreement.

Parametric and VTBH have also agreed to certain other customary covenants, including, but not limited to, using reasonable best efforts to obtain all permits, waivers, consents or approvals from governmental authorities or third parties as may be necessary to consummate the merger and the transactions contemplated by the merger agreement, cooperating in connection with the refinancing of VTBH’s existing credit facility, providing reasonable access to their respective personnel, properties and information, and making all filings or executing any further documentation necessary to consummate the merger.

Limitations on Considering Other Acquisition Proposals

Definitions of Acquisition Proposal, Superior Proposal and Intervening Event

An “acquisition proposal” means any bona fide inquiry, proposal or offer made by any person for, in a single transaction or a series of transactions:

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization, extra-ordinary dividend or share repurchase, dissolution, liquidation or similar transaction involving Parametric;

•	the direct or indirect acquisition by any person or group of 20% or more of the assets of Parametric and its subsidiaries, on a consolidated basis, or assets of Parametric and its subsidiaries representing 20% or more of the consolidated revenues or net income (including, in each case, securities of Parametric’s subsidiaries) of Parametric or

•	the direct or indirect acquisition by any person or group of 20% or more of the voting power of the outstanding shares of Parametric common stock, including any tender offer or exchange offer that if consummated would result in any person beneficially owning shares of Parametric with 20% or more of the voting power of the outstanding shares of Parametric common stock.

A “superior proposal” means a bona fide written acquisition proposal (substituting 50% for 20% in the definition of acquisition proposal in the last two bullet points above) that the Parametric Board has determined in its good faith judgment (after consultation with outside legal counsel and its financial advisor) is more favorable to Parametric stockholders than the merger, taking into account all of the terms and conditions of such acquisition proposal (including the financing, likelihood and timing of consummation thereof) and the merger agreement (including any changes to the terms of the merger agreement committed to by VTBH to Parametric in writing in response to such acquisition proposal).

An “intervening event” means an event, fact, circumstance, development or occurrence that is material to Parametric and its subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of the merger agreement by Parent or Merger Sub), that was not known to the Parametric Board as of or prior to the date of the merger agreement, which event, fact, circumstance, development or occurrence becomes known to the Parametric Board prior to Parametric stockholders approving the merger proposal, except that “intervening event” will not include any event, fact, circumstance, development or occurrence arising from or relating to an acquisition proposal, the public announcement of the merger agreement and related transactions (including the impact on customers, suppliers, employees and any legal proceedings arising therefrom) and certain other items specified in the merger agreement.

30-Day Go-Shop Provision

For 30 days following the execution of the merger agreement, Parametric was permitted (i) to initiate, solicit and encourage any inquiry or the making of any proposal or offer that constitutes an acquisition proposal and (ii) to engage in, enter into, continue or otherwise participate in discussions or negotiations with any persons or group of persons with respect to any acquisition proposals. The 30-day “go-shop” period expired on September 5, 2013, Parametric did not receive any acquisition proposals during such period and, as of the date of this proxy statement, Parametric has not received any acquisition proposals after such period.

Restrictions on Solicitation; Evaluation of Unsolicited Acquisition Proposals

Commencing upon the expiration of the 30-day “go shop” period and continuing until the earlier of the consummation of the merger or the termination of the merger agreement, Parametric and its subsidiaries will not, and Parametric will instruct, and use its reasonable best efforts to cause, its and its subsidiaries’ representatives not to:

•	initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, an acquisition proposal;

•	engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person with respect to, or provide any non-public information or data concerning Parametric or its subsidiaries to any person relating to, any proposal or offer that constitutes, or could reasonably be expected to result in, an acquisition proposal, or

•	enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle or any other agreement relating to an acquisition proposal (any such agreement, other than a confidentiality agreement permitted under the merger agreement, referred to as an “alternative acquisition agreement”).

Notwithstanding the foregoing, if Parametric receives an acquisition proposal from any person, Parametric and its representatives may contact such person to clarify the terms and conditions thereof and may provide to such person information and access regarding Parametric pursuant to an executed confidentiality agreement, so long as Parametric also promptly makes available to VTBH any non-public information concerning Parametric that is provided to any such person to the extent not previously made available to VTBH.

Additionally, if (i) the Parametric Board determines in good faith and after consultation with its financial advisor and outside legal counsel that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal, (ii) the Parametric Board determines in good faith and after consultation with its outside legal counsel that it is necessary to take such actions in order to comply with its fiduciary duties to Parametric stockholders under applicable law and (iii) the Parametric Board has given VTBH prior written notice of such determinations, then Parametric and its representatives may engage in, enter into, continue or otherwise participate in any discussions or negotiations with such person with respect to such acquisition proposal.

Parametric is required to promptly notify VTBH of the receipt of any acquisition proposal, any inquiries that would reasonably be expected to result in an acquisition proposal, or any request for information from, or any negotiations sought to be initiated or resumed with, Parametric or any of its representatives concerning an acquisition proposal. Parametric is also required (i) to provide certain information to VTBH with respect to any such acquisition proposal, inquiry or request, (ii) to keep VTBH reasonably informed on a prompt basis of any material developments, material discussions or material negotiations regarding any such acquisition proposal, inquiry or request and (iii) upon reasonable request, to apprise VTBH of the status of any discussions or negotiations with respect to any of the foregoing.

Change in Recommendation; Termination for Superior Proposal

Except as specified below, neither the Parametric Board nor any committee thereof may (i) effect a “change in recommendation” (defined below) or (ii) authorize, adopt or approve or propose to authorize, adopt or approve, an acquisition proposal, or cause or permit Parametric or any of its subsidiaries to enter into any alternative acquisition agreement. A “change of recommendation” would occur if the Parametric Board or a committee thereof:

•	changes, withholds, withdraws, qualifies or modifies, in a manner adverse to VTBH (or publicly proposes or resolves to change, withhold, withdraw, qualify or modify), the recommendation of the Parametric Board that Parametric stockholders vote in favor of the merger proposal (referred to as the “Parametric Board recommendation”);

•	fails to include the Parent Board Recommendation in the proxy statement for the Special Meeting;

•	approves or recommends, or publicly proposes to approve or recommend to Parametric stockholders, an acquisition proposal; or

•

if a tender offer or exchange offer for shares of capital stock of Parametric that constitutes an acquisition proposal is commenced, fails to recommend against acceptance of such tender offer or exchange offer by Parametric stockholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which will constitute a failure to recommend against acceptance of such tender offer or exchange offer; provided that a customary “stop, look and listen” communication by the Parametric Board pursuant to Rule 14d-9(f) of the Exchange Act shall not be prohibited), within 10 business days after commencement of the tender offer or exchange offer.

Notwithstanding the foregoing, before Parametric stockholders approve the merger proposal, the Parametric Board is permitted:

•	to cause Parametric to terminate the merger agreement and enter into an alternative acquisition agreement with respect to a superior proposal, subject to compliance with the termination provisions described in “-Termination of the Merger Agreement” below, if and only if: (i) the Parametric Board has received an acquisition proposal that, in the good faith determination of the Parametric Board, after consultation with its financial advisor and outside legal counsel, constitutes a superior proposal, after having complied with, and giving effect to all of the adjustments which may be offered by VTBH in response thereto; and (ii) the Parametric Board determines in good faith, after consultation with outside legal counsel, that it is necessary to take such action in order to comply with the directors’ fiduciary duties to Parametric stockholders under applicable law; or

•	to effect a change of recommendation, if and only if: (i) the Parametric Board has received an acquisition proposal that, in the good faith determination of the Parametric Board, after consultation with its financial advisor and outside legal counsel, constitutes a superior proposal, after having complied with, and giving effect to all of the adjustments which may be offered by VTBH in response thereto, or an “intervening event” (defined below) occurs and is continuing; and (ii) the Parametric Board determines in good faith, after consultation with outside legal counsel, it is necessary to take such action in order to comply with the directors’ fiduciary duties to Parametric’s stockholders under applicable Law.

However, before the Parametric Board may effect any such termination or change of recommendation:

•	Parametric shall provide a written notice to VTBH that the Parametric Board intends to take such action and describing (i) the facts underlying the Parametric Board’s determination that an intervening event has occurred and the rationale and basis for such change of recommendation; or (ii) the terms and conditions of the superior proposal that is the basis of such action (including the identity of the party making the superior proposal and any financing commitments related thereto (referred to as a “change of recommendation notice”);

•	during the five business day period following VTBH’s receipt of any change of recommendation notice, Parametric will, and will cause Parametric’s representatives to, negotiate with VTBH in good faith (to the extent VTBH desires to negotiate) to make adjustments in the terms and conditions of the merger agreement (i) with respect to an intervening event, so as to obviate the need for a change of recommendation as a result of the intervening event or (ii) with respect to a superior proposal, so that such superior proposal ceases to constitute a superior proposal, as applicable;

•	following the end of the five business day period described in the previous bullet point, the Parametric Board must have determined in good faith, after consultation with its financial advisor and outside legal counsel and taking into account any changes to the merger agreement proposed in writing by VTBH in response to the change of recommendation notice or otherwise, that (i) such change of recommendation in light of such intervening event is necessary to comply with the Parametric Board’s fiduciary duties to the stockholders of Parametric under applicable law or (ii) such superior proposal continues to constitute a superior proposal, and after consultation with its outside legal counsel, that it is necessary to take such action in order to comply with the directors’ fiduciary duties to Parametric stockholders under applicable law; and

Further, if (i) there is any material change in the circumstances of such intervening event or another intervening event occurs, or (ii) any amendment to the financial terms or any other amendment of such superior proposal is made, Parametric will deliver a new change of recommendation notice to VTBH, and Parametric will be required to comply again with the foregoing procedures, except that references to the five business day period above will be deemed to be references to a three business day period.

Post-Merger Board of Directors

Parametric will take all necessary action to cause, effective at the effective time, the size of the Parametric Board to consist of nine members and the Parametric Board to be comprised of:

•	five individuals identified by VTBH, one of whom will be Parametric’s chief executive offer post-closing and two of whom will be “independent directors” (and eligible to serve on Parametric’s audit committee) and “financially sophisticated” (including one “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K) under NASDAQ rules;

•	two individuals identified by Parametric, one of whom will be an “independent director” (and eligible to serve on Parametric’s audit committee) and “financially sophisticated” under NASDAQ rules; and

•	two vacancies.

Fees and Expenses

All fees and expenses incurred in connection with the transactions contemplated by the merger agreement will be the obligation of the party incurring such fees and expenses, except that:

•	VTBH will bear and pay the filing fees associated with required filings under applicable U.S. antitrust laws with the Antitrust Division of the Department of Justice and the U.S. Federal Trade Commission;

•	Parametric will pay the filing fee for the proxy statement for the Special Meeting and the costs of printing and mailing such proxy statement;

•	Parametric and VTBH will each bear and pay one-half of any applicable transfer taxes; and

•	VTBH will pay all fees related to the listing application required by NASDAQ rules as a result of the transactions contemplated by the merger agreement.

Internal Control over Financial Reporting

VTBH will, and will cause each of its subsidiaries to, use commercially reasonable efforts to establish and maintain a system of “internal control over financial reporting” (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) that, as of the closing of the merger agreement, is reasonably likely to be considered effective at the reasonable assurance level.

Conditions to the Merger

The merger is subject to the satisfaction or waiver of various conditions, at or prior to the effective time, which include the following with respect to each party:

•	Parametric stockholders will have approved the merger proposal;

•	the approval of the continued listing application by NASDAQ of Parametric’s common stock to be issued in connection with the merger and in connection with the exercise of the VTBH stock options to be assumed by Parametric;

•	any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, referred to as the “HSR Act,” shall have expired or been terminated (this condition was satisfied on September, 5, 2013);

•	the absence of any law, order or legal other restraint or prohibition that prevents the consummation of the merger and the transactions contemplated by the merger agreement; and

•	PNC Bank, the collateral agent under the current credit agreement with VTBH, shall have consented to the terms and conditions of any Qualified Equity Offering in connection with or following Parametric’s consummation thereof and shall not have revoked such consent.

Additionally, Parametric is not obligated to effect the merger unless the following conditions are satisfied or waived, at or prior to the effective time:

•	the representations and warranties of VTBH in the merger agreement must be true and correct, except to the extent that breaches of such representations and warranties (without giving effect to any materiality qualifiers) would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on VTBH (other than certain specified representations and warranties of VTBH concerning organization and good standing, capitalization and corporate authorization, which representations and warranties must be true and correct in all material respects);

•	VTBH must have performed, in all material respects, all obligations to be performed by it under the merger agreement on or prior to the effective time and VTBH must have delivered a certificate dated as of the closing and signed by its chief executive officer or chief financial officer certifying as to the satisfaction thereof; and

•	No change, state of facts, circumstance, event or effect shall have occurred that would have a material adverse effect on VTBH.

VTBH is not obligated to effect the merger unless the following conditions are satisfied or waived, at or prior to the effective time:

•	the representations and warranties of Parametric in the merger agreement must be true and correct, except to the extent that breaches of such representations and warranties (without giving effect to any materiality qualifiers) would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parametric (other than certain specified representations and warranties of Parametric concerning organization and good standing, capitalization and corporate authorization, which representations and warranties must be true and correct in all material respects);

•	Parametric must have performed, in all material respects, all obligations to be performed by it under the merger agreement on or prior to the effective time and Parametric must have delivered a certificate dated as of the closing and signed by its chief executive officer or chief financial officer certifying as to the satisfaction thereof;

•	No change, state of facts, circumstance, event or effect shall have occurred that would have a material adverse effect on Parametric;

•	Parametric shall have completed a “Qualified Offering” (defined below) unless the requirement to complete such transaction is waived by the requisite lenders under Turtle Beach’s credit agreement (this condition was satisfied on November 15, 2013); and

•	Certain individuals shall have delivered to Parametric valid and binding releases in the forms approved by VTBH.

Neither Parametric nor VTBH can give any assurance that all of the conditions of the merger will be either satisfied or waived or that the merger will occur.

Definition of “Material Adverse Effect”

Under the merger agreement, a “material adverse effect” means any change, state of facts, circumstances, event or effect that, individually or in the aggregate, is materially adverse to the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of Parametric and its subsidiaries, taken as a whole, or VTBH and its subsidiaries, taken as a whole, as the case may be, and/or the ability of Parametric, Merger Sub or VTBH to perform their respective obligations under merger agreement. However, under the terms of the merger agreement, none of the following shall be considered in determining whether a material adverse effect has occurred or is reasonably expected to occur:

•	conditions generally affecting the United States economy or generally affecting one or more industries in which Parametric and its subsidiaries operate or in which Turtle Beach and its subsidiaries operate, as the case may be;

•	national or international political or social conditions, including terrorism or the engagement by the United States in hostilities or acts of war;

•	financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index);

•	changes in generally accepted accounting principles or other accounting requirements;

•	changes in any laws, rules, regulations, orders, or other binding directives issued by any governmental entity;

•	the public announcement, pendency or completion of the transactions contemplated by the merger agreement; or

•	any failure, in and of itself, by Parametric or VTBH, as the case may be, to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts and circumstances giving rise or contributing to such failure may be taken into account in determining whether there has been a material adverse effect).

Qualified Offering; Financing Assistance

As described above, VTBH is not obligated to consummate the transactions contemplated by the merger agreement unless Parametric completes a “Qualified Offering,” which means either a “Qualified Equity Offering” or a “Qualified Debt Offering,” and in the case of a Qualified Equity Offering, PNC Bank approves the terms and conditions of such offering. On November 15, 2013, Parametric completed a Qualified Equity Offering under which it offered and sold 364,286 shares of Parametric common stock at a purchase price of $14.00 per share for net proceeds to Parametric of $5.08 million.

A “Qualified Equity Offering” means a sale of Parametric common stock and/or warrants to purchase Parametric common stock, in one or more transactions, on or before the closing date under the merger agreement, resulting in net proceeds to Parametric of at least $5,000,000 but not more than $15,000,000, provided that, in connection with any such sale, unless VTBH otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned):

•	Parametric will not agree to any redemption or repurchase rights, conversion or exchange rights, dividend rights or other obligations to make cash payments to investors after the closing of any such transaction other than customary fees and expenses related thereto;

•	Parametric will not agree to any restrictions on the business or operations of the Parametric or its subsidiaries (including VTBH and its subsidiaries after the closing) or their ability to comply with their obligations under Turtle Beach’s credit agreement after the closing or to any restrictions with respect to future financings; and

•	Parametric will not agree to any terms and conditions that are otherwise not customary for such transactions, it being understood and agreed that, by way of example, customary representations and warranties, indemnification obligations and (in the event of an exempt transaction under the Securities Act) registration rights, which registration rights do not conflict with those set forth in the stockholder agreement, will not be objectionable.

A “Qualified Debt Offering” means any incurrence of indebtedness for borrowed money, on or before the closing date, resulting in net proceeds to Parametric of at least $5,000,000 but no more than $10,000,000 on terms and conditions reasonably satisfactory to VTBH.

On or prior to the closing, VTBH has generally agreed to provide, and to cause its subsidiaries to provide, such cooperation as Parametric may reasonably request in connection with consummating a Qualified Offering. Additionally, on and prior to the closing, Parametric has generally agreed to provide, and to cause its subsidiaries to provide, such cooperation as VTBH may reasonably request in connection with a possible refinancing of Turtle Beach’s existing credit facility.

Termination of the Merger Agreement

The merger agreement may be terminated and the transactions contemplated by the merger agreement abandoned at any time prior to the effective time of the merger as follows:

•	by mutual written consent of Parametric and VTBH;

•	by either Parametric or VTBH, if the closing of the merger agreement shall not have been consummated on or before February 28, 2014, referred to as the “outside date,” provided that such right to terminate is not available to any party if the inability to satisfy such condition was due to the failure of such party to perform in any material respect any of its obligations under the merger agreement;

•	by either Parametric or VTBH, if a court or other governmental authority, by law or order, has restrained, enjoined or otherwise prohibited the transactions contemplated by the merger agreement and such law or order has become final and non-appealable, provided that such right to terminate is not available to any party if such restraint was due to the failure of such party to perform in any material respect any of its obligations under the merger agreement; or

•	by either Parametric or VTBH, if Parametric stockholders have failed to approve the merger proposal at the Special Meeting.

•	by VTBH, if Parametric has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement (or if any of the representations and warranties of Parametric set forth in the merger agreement fail to be true), such that VTBH’s closing conditions would not be satisfied, if occurring at the effective time, and such breach or failure is incapable of being cured, or is not cured by Parametric within 30 calendar days following receipt of written notice of such breach or failure, except that such right to terminate is not available to VTBH if, at the time of such termination, VTBH is in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement;

•	by VTBH, if before receipt of the approval of the merger proposal by Parametric stockholders, the Parametric Board or any committee thereof effects a change of recommendation;

•	by VTBH, if Parametric has materially breached its obligations relating to the calling of the Special Meeting or the solicitation or consideration of other acquisition proposals;

•	by VTBH, if Parametric has entered into an alternative acquisition agreement;

•	by Parametric, if VTBH has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement (or if any of the representations and warranties of VTBH set forth in the merger agreement fail to be true), such that Parametric’s closing conditions would not be satisfied, if occurring at the effective time, and such breach or failure is incapable of being cured, or is not cured by VTBH within 30 calendar days following receipt of written notice of such breach or failure, except that such right to terminate is not available to Parametric if, at the time of such termination, Parametric is in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement;

•

by Parametric if, before receipt of the approval of the merger proposal by Parametric stockholders, the Parametric Board has authorized Parametric to enter into an alternative acquisition agreement with respect to a superior proposal and has complied in all material respects with its obligations under the merger agreement related to soliciting or considering other acquisition proposals; provided that substantially concurrently with such termination, Parametric pays the required termination fee to VTBH; or

•	by Parametric if all required closing conditions (other than those conditions which by their nature are to be satisfied at the closing) have been satisfied other than the condition requiring PNC Bank to consent to any Qualified Equity Offering, except that such right to terminate is not available to Parametric if, at the time of such termination, Parametric is in material breach of any material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement.

Effect of Termination of the Merger Agreement

Except as described under “-Termination Fees and Break-Up Fee License Agreement” below, if the merger agreement is terminated, the merger agreement will become null and void and there will be no liability on the part of Parametric or VTBH or their respective directors, officers and affiliates, except that the parties may have liability with respect to fees and expenses as provided in the merger agreement.

The provisions in the merger agreement relating to third-party beneficiaries, the merger agreement setting forth the entire agreement among the parties, governing law, jurisdiction, waiver of jury trial, specific performance, notices, severability, defined terms and severability will survive any termination of the merger agreement.

Termination Fees and Break-Up Fee License Agreement

Parametric will be required to enter into a license agreement with VTBH with respect to Parametric’s HyperSound technology, referred to as the “break-up fee license agreement,” if either VTBH or Parametric terminates the merger agreement because the Special Meeting has been held and Parametric’s stockholders did not approve the merger proposal. The material terms and conditions of the break-up fee license agreement are described below under “-Break-Up Fee License Agreement.”

Parametric will be required to enter into the break-up fee license agreement and pay to VTBH a termination fee of $1,000,000 if the merger agreement is terminated under the following circumstances:

•	VTBH terminates the merger agreement because Parametric willfully breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement (or if any of the representations or warranties of Parametric set forth in the merger agreement fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the closing date) give rise to the failure of one of VTBH’s closing conditions and (ii) is incapable of being cured, or is not cured, by Parametric within 30 days following receipt of written notice from VTBH of such breach or failure;

•	VTBH terminates the merger agreement because the Parametric Board or any committee thereof effects a change of recommendation;

•	VTBH terminates the merger agreement because Parametric materially breaches its obligations with respect to (i) soliciting or considering alternative acquisition proposals or (ii) calling the Special Meeting;

•	VTBH terminates the merger agreement because Parametric has entered into an alternate acquisition agreement;

•	Prior to its stockholders approving the merger proposal, Parametric terminates the merger agreement as follows: (i) the Parametric Board authorizes Parametric to enter into an alternative acquisition agreement with respect to a superior proposal; (ii) Parametric has complied in all material respects with respect to its obligations concerning the consideration of alternative acquisition proposals; and (iii) substantially concurrently with such termination, Parametric enters into such alternative acquisition agreement, pays the termination fee and enters into the break-up fee license agreement; or

•	Either VTBH or Parametric terminates the merger agreement because (i) Parametric receives an acquisition proposal prior to the date of the Special Meeting, (ii) the Special Meeting is held and Parametric’s stockholders do not approve the merger proposal and (iii) Parametric enters into an alternative acquisition agreement within 12 months of such termination.

The $1,000,000 termination fee is payable by Parametric by the earlier of (ii) 10 business days following the time that Parametric and its subsidiaries have $3,000,000 in cash and (ii) six months after the date of such termination, except for the termination events described in the last two bullet points above, in which case the termination fee would be payable within one business day after the consummation of the transaction contemplated by the alternative acquisition agreement described in such bullets.

VTBH will be required to pay to Parametric a termination fee of $1,000,000 if the merger agreement is terminated under the following circumstances:

•	Parametric terminates the merger agreement because VTBH willfully breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement (or if any of the representations or warranties of VTBH set forth in the merger agreement fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the closing date) give rise to the failure of one of Parametric’s closing conditions and (ii) is incapable of being cured, or is not cured, by VTBH within 30 days following receipt of written notice from VTBH of such breach or failure; or

•	Parametric terminates the merger agreement because all closing conditions under the merger agreement have been satisfied except that PNC Bank has not consented to (or has revoked its consent to) the terms and conditions of a Qualified Equity Offering consummated by Parametric.

The $1,000,000 termination fee is payable by VTBH within 10 business days following the date of such termination.

If either party fails to pay the required termination fee or execute the break-up fee license agreement when required, then such party will be required to pay all of the other party’s reasonable costs and expenses (including reasonable attorneys’ fees) in connection with the efforts to enforce such obligations. If Parametric delivers the break-up fee license agreement and any termination fee when required to be paid, then Parametric will have no further liability to VTBH of any kind in respect of the merger agreement and the transactions contemplated thereby. If VTBH delivers the termination fee when required, then VTBH will have no further liability to Parametric of any kind in respect of the merger agreement and the transactions contemplated thereby.

Break-Up Fee License Agreement

License grants. Under the form of break-up fee license agreement (attached as Exhibit C to the merger agreement, which is attached as Annex A to this proxy statement), Parametric (through its wholly-owned subsidiary, PSC Licensing Corp.) would grant to VTBH and its affiliates, under Parametric’s intellectual property rights in certain patents, technology and materials related to HyperSound (as specified in the agreement):

•	an exclusive (even as to Parametric), worldwide, royalty-bearing, sub-licensable license to use, develop, make, have made, sell, offer for sale, import, export, service, market and repair products in the “console audio products field” (defined below); and

•	a non-exclusive, worldwide, royalty-bearing, non-sub-licensable license to use, develop, make, have made, sell, offer for sale, import, export, service, market and repair products in the “computer audio products field” (defined below).

Fields of use. The “console audio products field” would be defined in the break-up fee license agreement to mean gaming headsets and peripheral audio speakers that are (i) marketed specifically to be used in connection or combination with an entertainment console (including desktop consoles and mobile consoles), one of whose principal features is digital gaming, and (ii) which are designed to be connected directly to such entertainment consoles (including via audio cable, wireless or other future technology) or which are incorporated into such entertainment consoles. The console audio products field would specifically exclude products in the computer audio products field.

The “computer audio products field” would be defined in the break-up fee license agreement to mean headsets and peripheral audio speakers that are (i) marketed specifically to be used in connection or combination with personal computers (including PC computers, Apple® Mac® computers, and any future technologies) including desktop computers, laptop computers and mobile personal computing devices such as tablets, smartphones and other portable computing devices or future technologies similar to the foregoing and (ii) are designed to be connected directly to such devices (including via audio cable, wireless or other future technology).

Term and termination. The initial term of the break-up fee license agreement would be 10 years from the effective date of such agreement; at the end of such initial term, the agreement would automatically renew for successive two-year renewal terms, unless one party sends a written notice of non-renewal at least 90 days prior to the end of the then-current term (such initial term plus any renewal period(s) being referred to as the “term”). Either party may terminate the agreement if the other party materially breaches any of its obligations thereunder and, subject to certain exceptions, fails to cure such breach within 30 days after receiving written notice of such breach. Additionally, the agreement may be terminated at any time by VTBH upon written notice to Parametric.

Royalties. During the term (and any additional “sell-off period,” as described in the break-up fee license agreement), with respect to the sale by VTBH (or its affiliate) to a third party of any product (i) that incorporates or utilizes the licensed technology and materials, (ii) was developed through the use of a process covered under the licensed patents or (iii) the manufacture, use or sale of which would otherwise infringe the licensed patents, VTBH would pay to Parametric an amount equal to six percent (6%) of the net sales of such product. Additionally, VTBH would pay to Parametric, with respect to any sublicenses granted under the break-up fee license agreement, an amount equal to 30% of the amount of any compensation received by VTBH from its sublicensee(s).

Minimum royalty. To maintain its exclusive license for the console audio products field, during the term, VTBH would be required to pay to Parametric at least $2,000,000 in royalties during the first five years of the term, and at least $1,000,000 in royalties in each year of the agreement thereafter (as applicable, the “minimum royalty”). If VTBH has not paid at least $2,000,000 in royalties by the fourth anniversary of the effective date of the agreement, and it does not appear in Parametric’s reasonable judgment likely based on a reasonable projection of VTBH’s sales that VTBH will pay the full amount of the minimum royalty before the end of the fifth year of the term, at Parametric’s option by notice to VTBH, VTBH’s exclusive license to the licensed patents, technology and materials for the console audio products field would become non-exclusive until the termination or expiration of the agreement, provided that VTBH would have the option to pay the difference between the royalties actually paid to Parametric as of such date and the minimum royalty within 30 days of such notice from Parametric in order to retain such exclusive license through the end of the fifth year of the agreement. At the end of each successive year of the agreement, upon written notice to VTBH, Parametric would have the right to convert such exclusive license to a non-exclusive license if VTBH has not paid at least $1,000,000 in royalties in the prior year of the agreement, but VTBH would have the right to retain such exclusive license by paying any balance of the applicable minimum royalty for such year within thirty 30 days of Parametric’s notice. Parametric’s right to convert such exclusive license to a non-exclusive license would be Parametric’s sole remedy if VTBH has not paid the minimum royalty. At any time during the term, upon written notice to Parametric, VTBH could elect to convert such exclusive license to a non-exclusive license for the balance of the term.

Transferability. Except as otherwise agreed by Parametric, the license would not be transferable except that VTBH could assign the break-up fee license agreement without Parametric’s consent: (i) to a third party in connection with a merger of VTBH or a sale of substantially all of VTBH’s assets or business that related to the subject matter of the break-up fee license agreement; or (ii) in connection with an internal reorganization of VTBH that does not involve a third party.

Indemnification. VTBH has agreed to indemnify Parametric for damages caused by third party claims arising out of (i) VTBH’s use of the licensed patents and licensed technology and materials, (ii) claims relating to the products developed by VTBH, (iii) a breach by VTBH of the representations and warranties of the license agreement, (iv) VTBH’s transactions with third parties or operation of its business and (v) acts of fraud or willful misconduct, except that this indemnity does not cover, and Parametric will indemnify VTBH for, those third party claims arising out of a Parametric design defect, or third party claims of IP infringement that arise from a non-modified or combined use of the licensed patents and licensed technology in accordance with the terms of the license agreement. In addition, Parametric has agreed to indemnify VTBH for damages caused by third party claims arising out of a Parametric breach of the representation and warranties of the break-up fee license agreement, or fraudulent or willful misconduct.

The foregoing summary of the break-up fee license agreement does not purport to be complete and you are encouraged to read the form of break-up fee license agreement in its entirety.

Specific Performance

In addition to any other remedy that they may are entitled to at law or in equity, Parametric and VTBH have agreed that they are each entitled to sue in equity for specific performance and/or to obtain an injunction to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in the Delaware Court of Chancery or any federal court sitting in the State of Delaware. Parametric and VTBH have further agreed that they will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

Consequences If Not Approved

Parametric has invested significant time and incurred, and expects to continue to incur, significant expenses related to the proposed merger. If the merger proposal is not approved by Parametric stockholders, or the merger otherwise does not close, the Parametric Board will continue to evaluate and review our business operations, properties and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. See “The Merger – Effect on Parametric if the Merger is Not Completed” on page 46.

Vote Required

Approval of the merger proposal requires the affirmative vote of a majority of the votes cast on the proposal, excluding abstentions, at a meeting at which a quorum is present. Abstentions and broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL

PROPOSAL 2 – ADVISORY (NON-BINDING) PROPOSAL TO APPROVE SPECIFIED COMPENSATION THAT MAY BECOME PAYABLE TO PARAMETRIC NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER

The Non-Binding Advisory Proposal

Section 14A of the Securities Exchange Act of 1934, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires companies to provide their stockholders with the opportunity to vote to approve, on an advisory non-binding basis, certain golden parachute compensation arrangements for its named executive officers.

Therefore, Parametric is asking its stockholders to indicate their approval of golden parachute compensation arrangements and payments which the named executive officers will or may be eligible to receive in connection with the merger as disclosed in the section of this proxy statement entitled “The Merger – Interests of Parametric Executive Officers and Directors in the Merger – Golden Parachute Compensation Arrangements” beginning on page 76. These arrangements have previously constituted part of Parametric’s overall compensation program for its named executive officers and have been previously disclosed to Parametric’s stockholders in Parametric’s annual proxy statements and/or the “Executive Compensation” section of Parametric’s annual reports on Form 10-K, including the most recently filed Form 10-K which was filed with the SEC on November 26, 2013. These historical arrangements were generally adopted and approved by the independent members of the Parametric Board in separate meetings, such as during executive sessions of independent directors, and are believed to be reasonable and in line with marketplace norms. Estimated payments for these arrangements are specifically set forth in the table entitled “Golden Parachute Compensation” on page 77 of this proxy statement and the accompanying footnotes.

Accordingly, Parametric is seeking approval of the following resolution at the Special Meeting:

RESOLVED, that the stockholders of Parametric Sound Corporation hereby approve, solely on a nonbinding, advisory basis, the golden parachute compensation arrangements which may be paid to the named executive officers of Parametric Sound Corporation in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in Parametric Sound Corporation’s proxy statement for the Special Meeting.

Stockholders should be aware that, consistent with applicable law, this proposal regarding certain merger-related golden parachute compensation arrangements is merely an advisory vote which will not be binding on Parametric, the Parametric Board or Turtle Beach. Further, the underlying compensation plans and arrangements are contractual in nature and are not, by their terms, subject to this stockholder approval. Accordingly, regardless of the outcome of this advisory vote, if the merger is consummated, the named executive officers will remain eligible to receive the various golden parachute compensation payments in accordance with the terms and conditions applicable to those payments.

Vote Required

Approval of the non-binding advisory proposal regarding the golden parachute compensation arrangements requires the affirmative vote of a majority of the votes cast on the proposal, excluding abstentions, at a meeting at which a quorum is present. Abstentions and broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY (NON-BINDING) PROPOSAL TO APPROVE THE GOLDEN PARACHUTE COMPENSATION ARRANGEMENTS THAT MAY BECOME PAYABLE TO PARAMETRIC NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER AS DESCRIBED IN THIS PROXY STATEMENT

PROPOSAL 3 – ADJOURNMENT PROPOSAL

The Parametric Board is asking Parametric’s stockholders to vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the Special Meeting to approve the merger proposal or if necessary to achieve a quorum.

Vote Required

Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the votes cast on the proposal, excluding abstentions. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Consequences If Not Approved

If the proposal to adjourn the Special Meeting is not approved and there are insufficient votes at the time of the Special Meeting to approve the merger or proposal or achieve a quorum, Parametric may be required to incur additional time and expense in order to hold an effective stockholder meeting for the merger proposal to be considered and approved.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

UNAUDITED PRO FORMA COMBINED

CONSOLIDATED FINANCIAL INFORMATION

On August 5, 2013, Parametric entered into the merger agreement with VTBH and Merger Sub. Subject to the terms and conditions of the merger agreement, Merger Sub will merge with and into VTBH, and Parametric will issue shares of its common stock to the former VTBH stockholders which, together with options to purchase shares of VTBH common stock that will be converted into options to purchase shares of Parametric common stock (and will be assumed by Parametric at the effective time of the merger), will represent approximately 80 percent of the shares of Parametric common stock on a fully-diluted basis after the merger, subject to adjustment as provided in the merger agreement.

The merger will be accounted for as a reverse acquisition under the acquisition method of accounting. For accounting purposes, VTBH is considered to be the accounting acquirer. This will result in VTBH allocating the total purchase consideration issued in the acquisition to the fair value of Parametric’s assets and liabilities as of the assumed acquisition date, with any excess purchase consideration being recorded as goodwill.

The unaudited pro forma combined consolidated balance sheet is presented to show how Parametric might have looked had the acquisition occurred as of that reporting date. The unaudited pro forma combined consolidated statement of operations for the year ended September 30, 2013 is presented to show how Parametric might have looked had the acquisition occurred as of October 1, 2012, the beginning of the earliest period presented.

This pro forma information is based on, and should be read in conjunction with, the following:

•	The historical audited financial statements of Parametric as of and for the fiscal year ended September 30, 2013, included in a Form 10-K filed on November 26, 2013;

•	The historical audited financial statements of VTBH as of and for the fiscal year ended December 31, 2012, included in this proxy statement;

•	The historical unaudited financial statements of VTBH as of and for the nine months ended September 28, 2013, included in this proxy statement; and

•	The historical unaudited financial statements of VTBH for the three months ended December 31, 2012, not included in this proxy statement.

The unaudited pro forma combined consolidated balance sheet was derived from Parametric’s audited financial statements as of September 30, 2013 and VTBH’s unaudited financial statements as of September 28, 2013. The unaudited pro forma combined consolidated statement of operations for the fiscal year ended September 30, 2013 was derived from the audited financial statements of Parametric for the fiscal year ended September 30, 2013 and VTBH’s unaudited results from operations for the three months ended December 31, 2012 and the nine months ended September 28, 2013.

The unaudited pro forma combined consolidated financial information was prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The unaudited pro forma adjustments reflecting the acquisition have been prepared in accordance with the business combination accounting guidance and reflect the preliminary allocation of the purchase price to the acquired assets and liabilities based upon the preliminary estimate of fair values, using the assumptions set forth in the notes to the unaudited pro forma combined consolidated financial information. The detailed assumptions used to prepare the unaudited pro forma combined consolidated financial information are contained in the notes hereto and such assumptions should be reviewed in their entirety.

The unaudited pro forma combined consolidated financial information is provided for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. In connection with the unaudited pro forma combined consolidated financial information, the total purchase consideration was allocated based on the best estimates of fair value. The allocation is dependent upon certain valuation and other analyses that are not yet final. Accordingly, the pro forma acquisition price adjustments are preliminary and subject to further adjustments as additional information become available and as additional analyses are performed. There can be no assurances that the final valuations will not result in material changes to the preliminary estimated purchase price allocation. The unaudited pro forma condensed combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transaction or any integration costs. Furthermore, the unaudited pro forma combined consolidated statements of operations do not include certain nonrecurring charges which resulting directly from the acquisition as described in the accompanying notes.

Unaudited Pro Forma Combined Consolidated Balance Sheet

As of September 30, 2013

(In thousands, except share and per share data)

	Historical		Combined Subtotal	Pro Forma Adjustments		Unaudited Pro Forma Combined
	Parametric Sound Corporation	VTB Holdings, Inc.
ASSETS
Current assets:
Cash and cash equivalents	$1,598	$5,062	$6,660	$5,080	4(a)	$11,740
Accounts receivable, net	177	32,810	32,987	—		32,987
Inventories	723	62,270	62,993	—		62,993
Deferred tax assets	—	8,148	8,148	5,813	4(b)	13,961
Prepaid expenses and other current assets	98	6,897	6,995	—		6,995

Total current assets	2,596	115,187	117,783	10,893		128,676
Property and equipment, net	219	6,798	7,017	—		7,017
Deferred tax assets, long term portion	—	3,794	3,794	—		3,794
Intangible assets, net	1,451	4,243	5,694	38,479	4(c)	44,173
Goodwill	—	—	—	59,151	4(d)	59,151
Other assets, net	—	2,025	2,025	—		2,025

TOTAL ASSETS	$4,266	$132,047	$136,313	$108,523		$244,836

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Revolving line of credit	$—	$30,186	$30,186	$—		$30,186
Term loan, current portion	—	18,750	18,750	—		18,750
Accounts payable	863	50,480	51,343	—		51,343
Accrued liabilities	184	9,545	9,729	2,627	4(e)	12,356
Due to shareholders, current portion	—	3,125	3,125	—		3,125
Capital lease obligation	37	—	37	—		37
Other current liabilities	—	878	878	—		878

Total current liabilities	1,084	112,964	114,048	2,627		116,675
Capital lease obligation, long-term portion	95	—	95	—		95
Term loan, long-term portion	—	5,000	5,000	—		5,000
Subordinated loan	—	10,000	10,000	—		10,000
Series B redeemable preferred stock	—	13,448	13,448	—		13,448
Income tax payable, long-term portion	—	1,934	1,934	—		1,934
Deferred tax liabilities	—	1,174	1,174	14,774	4(f)	15,948

TOTAL LIABILITIES	1,179	144,520	145,699	17,401		163,100

Series A convertible preferred stock	—	24,345	24,345	(24,345)	4(g)	—
STOCKHOLDERS’ EQUITY (DEFICIT):
Parametric common stock	7	—	7	30	4(h)	37
VTBH common stock	—	353	353	(353)	4(h)	—
Additional paid-in capital	17,383	(55,015)	(37,632)	103,433	4(h)	65,801
(Accumulated deficit) retained earnings	(14,303)	17,894	3,591	12,357	4(i)	15,948
Accumulated other comprehensive loss	—	(50)	(50)	—		(50)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	3,087	(36,818)	(33,731)	115,467		81,736

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$4,266	$132,047	$136,313	$108,523		$244,836

The accompanying notes are an integral part of these unaudited pro forma condensed combined consolidated financial statements. The pro forma adjustments are explained in Note 4.

Unaudited Pro Forma Combined Consolidated Statements of Operations

Year Ended September 30, 2013

(in thousands, except share and per share data)

	Historical
	Parametric For the Fiscal Year Ended September 30, 2013	VTBH For the Twelve Months Ended September 28, 2013	Combination Adjustments		Combined Subtotal	Pro Forma Adjustments		Unaudited Pro Forma Combined
Net revenue	$563	$202,389	$—		$202,952	$—		$202,952
Cost of revenue	292	138,664	—		138,956	675	5(a)	139,631

Gross profit	271	63,725	—		63,996	(675)		63,321
Operating expenses:
Selling, general and administrative	4,602	—	(4,602)	3(a)	—	—		—
Research and development	2,056	—	(2,056)	3(b)	—	—		—
Selling and marketing	—	32,427	1,948	3(a)	34,375	89	5(a)	34,464
Product development	—	3,800	2,056	3(b)	5,856	(124)	5(a)	5,732
General and administrative	—	8,472	2,654	3(a)	11,126	—		11,126
Business transaction	1,280	2,629	—		3,909	(3,567)	5(b)	342

Total operating expenses	7,938	47,328	—		55,266	(3,602)		51,664

Operating (loss) income	(7,667)	16,397	—		8,730	2,927		11,657

Other income (expense), net:
Interest expense	(5)	—	5		—	—		—
Interest income	9	—	(9)	3(c)	—	—		—
Interest expense, net	—	(6,445)	4	3(c)	(6,441)	—		(6,441)
Gain on bargain purchase from acquisition	—	2,303	—		2,303	—		2,303
Other income (expense), net	(7)	(264)	—		(271)	—		(271)

Total other income (expense), net	(3)	(4,406)	—		(4,409)	—		(4,409)

(Loss) income before provision for income taxes	(7,670)	11,991	—		4,321	2,927		7,248
Provision for income taxes	—	1,865	—		1,865	1,083	5(c)	2,948

Net (loss) income	$(7,670)	$10,126	$—		$2,456	$1,844		$4,300

Net (loss) income attributable to common stockholders:
Basic	$(7,670)	$4,255						$4,300

Diluted	$(7,670)	$4,255						$4,300

Net (loss) income per share attributable to common stockholders:
Basic	$(1.16)	$0.12						$0.12

Diluted	$(1.16)	$0.12						$0.11

Weighted-average shares used in computing net (loss) income per share attributable to common stockholders:
Basic	6,587,337	35,282,286						36,537,711

Diluted	6,587,337	36,384,532						37,557,993

The accompanying notes are an integral part of these unaudited pro forma condensed combined consolidated financial statements. The pro forma adjustments are explained in Note 3 and 5.

1.	Basis of Presentation

The reverse acquisition of Parametric by VTBH is being accounted for using the acquisition method of accounting for business combinations. The excess purchase consideration over the fair values of assets acquired and liabilities assumed is recorded as goodwill.

The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable and (iii) with respect to the unaudited pro forma combined consolidated statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the transaction and certain other adjustments.

Under the acquisition method, acquisition-related transaction costs (e.g. advisory, legal, valuation and other professional fees) are not included as consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. These costs are not presented or reflected as pro forma adjustments in the unaudited pro forma combined consolidated statements of operations because they will not have a continuing impact on the combined results.

Description of Transaction

On August 5, 2013, Parametric entered into the merger agreement with VTBH and Merger Sub. Subject to the terms and conditions of the merger agreement, Parametric will issue shares of its common stock to the former VTBH stockholders which, together with options to purchase shares of VTBH common stock that will be converted into options to purchase shares of Parametric common stock (and will be assumed by Parametric at the effective time of the merger), will represent approximately 80 percent of the shares of Parametric common stock on a fully-diluted basis after the Merger, subject to adjustment as provided in the merger agreement.

The acquisition will be effected by VTBH’s issued and outstanding common stock being cancelled and converted into shares of Parametric’s common stock upon the consummation of the merger, based on the formula set forth in the merger agreement. VTBH’s issued and outstanding Series A convertible preferred stock will also be cancelled and converted into shares of Parametric’s common stock upon the consummation of the merger, based on the same formula. VTBH’s issued and outstanding Series B redeemable preferred stock and the phantom units issued under the 2011 Phantom Equity Appreciation Plan will remain outstanding following the merger.

As a condition to the consummation of the merger, Parametric is required to raise a minimum of an additional $5.0 million of capital in a “Qualified Offering” as defined in the merger agreement. On November 15, 2013 Parametric completed a Qualified Offering involving the sale of 364,286 shares of its common stock in a registered direct offering, with net proceeds to Parametric of $5.1 million.

The issued share capital on the assumed acquisition date of September 30, 2013 – based on an assumed 0.3567 shares of Parametric common stock being issued for each share of VTBH common stock or Series A Preferred Stock – will be comprised of the following:

Shares of Parametric common stock outstanding on September 30, 2013	6,835,321
Shares of Parametric common stock issued on November 15, 2013	364,286
Shares issued to VTBH stockholders	29,950,374

Total shares issued	37,149,981

2.	Purchase Consideration Allocation

The purchase consideration in a reverse acquisition is determined with reference to the fair value of equity interests that the accounting acquirer (VTBH) has issued to the owners of the accounting acquiree

(Parametric). As the reverse acquisition has not been consummated, the fair value of Parametric’s common stock was determined based on the closing stock price of Parametric’s common stock as of November 25, 2013.

The estimated total purchase consideration is calculated as follows (in thousands, except share and per share data):

Outstanding shares of common stock of Parametric as of acquisition date	7,199,607
Closing price per share of Parametric common stock as of November 25, 2013	$12.65

Total purchase consideration	$91,075

As the reverse acquisition has not been consummated, the estimated total purchase consideration will change as a result of changes in Parametric’s closing stock price between November 25, 2013 and the acquisition date. A $1.00 increase or decrease in the assumed closing price of $12.65 per share would increase or decrease the total purchase consideration by approximately $7.2 million.

Preliminary Purchase Consideration Allocation

The following table summarizes the preliminary allocation of the estimated purchase consideration to the fair values of assets acquired and liabilities assumed of Parametric, with the excess recorded as goodwill (dollars in thousands):

Cash and cash equivalents	$1,598
Accounts receivable	177
Deferred tax asset	5,132
Other current assets	820
Property and equipment	219
Intangible assets:
In-process research and development (IPR&D) (1)	31,960
Developed technology (2)	7,490
Customer relationships (2)	290
Trade name (2)	190
Goodwill (3)	59,151
Accounts payable and accrued liabilities	(1,046)
Capital lease obligation	(132)
Deferred tax liability	(14,774)

Total	$91,075

(1)	The amount allocated to in-process research and development represents an estimate of the fair value of purchased in-process technology for research projects, or IPR&D. IPR&D is considered an indefinite-lived intangible asset until the completion or abandonment of the associated research and development efforts. Accordingly, during the development period, the IPR&D is not amortized but subject to impairment review. The IPR&D is reflected as an acquired asset in the unaudited pro forma combined consolidated balance sheet. No amortization of the IPR&D has been reflected in the unaudited pro forma combined consolidated financial statements as the assets are considered indefinite-lived.
(2)	The acquired intangible assets relating to developed technology, customer relationships and trade name are subject to amortization. Developed technology will be amortized on a straight-line basis over an estimated useful life of approximately eight years with the amortization being included within cost of revenue. Customer relationships and trade name will be amortized on a straight-line basis over an estimated useful life of two years and five years with the amortization being included within sales and marketing expense.
(3)	The excess purchase consideration over the fair values of assets acquired and liabilities assumed is recorded as goodwill. Goodwill is not amortized but tested for impairment on an annual basis or when the indicator for impairment exists.

The preliminary valuation of the intangible assets acquired was determined using currently available information and reasonable and supportable assumptions. The fair value of IPR&D, developed technology, and trade name intangible assets was determined using the “income method,” which starts with a forecast of all the expected future net cash flows from such assets. Because customer relationships are not mature, the fair value customer relationship intangible assets were determined using the “cost method”, which starts with an analysis of the estimated costs to replace the existing asset. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, capital expenditures and working capital requirements) as well as estimated contributory asset charges; the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, among other factors.

3.	Combination Adjustments

The accounting policies used in the preparation of the unaudited pro forma combined consolidated financial information are those set out in Parametric’s audited financial statements as of September 30, 2013 and VTBH’s audited financial statements as of December 31, 2012. The following adjustments represent the reclassification adjustments made to the consolidated statements of operations of Parametric to conform the presentation to that of VTBH as the accounting acquirer:

3a)	Sales and Marketing, General and Administrative – The adjustment is to conform the presentation of Parametric’s selling, general and administrative expenses to that of VTBH by classifying the expenses as selling and marketing or general and administrative, as applicable.

3b)	Research and Development – The adjustment is to conform the presentation of Parametric’s research and development expenses to that of VTBH by classifying the expenses as product development.

3c)	Interest Expense and Interest Income – The adjustment is to conform the presentation of Parametric’s interest income and interest expense to that of VTBH by classifying the interest income and interest expense as interest expense, net.

There were no conforming adjustments necessary for the unaudited pro forma combined consolidated balance sheet.

4.	Unaudited Pro Forma Adjustments – Balance Sheet

The unaudited pro forma combined consolidated balance sheet has been prepared assuming an acquisition date of September 30, 2013 with the following pro forma adjustments:

4a)	Cash and Cash Equivalents – Represents the $5.1 million net increase in cash and cash equivalents as a result of Parametric’s issuing its common stock on November 15, 2013, as required to consummate the closing under the merger agreement.

4b)	Deferred Tax Assets – Represents the adjustment related to the net increase in Parametric’s and VTBH’s accrued expenses for estimated transaction costs and the reversal of the valuation allowance against Parametric’s net operating loss carryforwards as the combined company expects to be able to utilize them.

4c)	Intangible Assets – Represents the adjustment to record the acquired intangible assets from Parametric at fair value, as follows (in thousands):

Preliminary fair value of acquired intangible assets	$39,930
Eliminate Parametric’s historical intangible assets	(1,451)

Total	$38,479

4d)	Goodwill – Represents the adjustment to record the excess between the acquisition date fair value of the consideration expected to be transferred and the preliminary values assigned to the assets acquired and liabilities assumed.

4e)	Accrued Liabilities – Represents the accrual for estimated transaction costs of $2.6 million related to the acquisition that are not reflected in the consolidated financial statements.

4f)	Deferred Tax Liabilities – Represents the adjustment related to the net increase in the acquired intangible assets.

4g)	Series A Convertible Preferred Stock – Represents the cancellation and conversion of VTBH’s outstanding Series A convertible preferred stock into shares of Parametric’s common stock on the close of the acquisition.

4h)	Common Stock and Additional Paid-In Capital – The adjustments made to common stock and additional paid-in capital are as follows (in thousands):

Common Stock
Record the par value of the common stock that was issued	$30
Eliminate VTBH’s historical issued and outstanding common stock	(353)

Total common stock	$(323)

Additional Paid-In Capital
Eliminate Parametric’s historical additional paid-in capital	$(17,383)
Record the conversion of VTBH’s outstanding Series A convertible preferred stock into Parametric common stock	24,328
Record the conversion of VTBH’s issued and outstanding common stock into Parametric common stock	340
Record the issuance of Parametric common stock on November 15, 2013	5,080
Record purchase consideration, net of par value of Parametric common stock	91,068

Total additional paid-in capital	$103,433

Total common stock and additional paid-in capital	$103,110

4i)	Retained Earnings (Accumulated Deficit) – The adjustments made to retained earnings (accumulated deficit) are as follows:

Eliminate Parametric’s historical accumulated deficit	$14,303
Accrue estimated transaction costs to be incurred by Parametric and VTBH through accumulated deficit, net of expected tax impact	(1,946)

Total	$12,357

5.	Unaudited Pro Forma Adjustments – Statements of Operations

The unaudited pro forma combined consolidated statements of operations were prepared assuming an acquisition date of October 1, 2012 with the following pro forma adjustments:

5a)	Intangible Asset Amortization – Represents the additional amortization recognized on the acquired intangible assets that are subject to amortization.

5b)	Transaction Costs – Represents the elimination of acquisition-related transaction costs as they have no continuing impact on the combined consolidated results of operations.

5c)	Provision for Income Taxes – Represents the change in the provision for income tax consisting of the income tax effect of the respective pro forma adjustments based on the statutory rate of 37%, except for the pro forma adjustments related to the amortization of intangible assets and the non-deductibility of certain transaction costs.

TURTLE BEACH’S BUSINESS

Introduction and Summary

Turtle Beach is a leading designer, developer and marketer of premium audio peripherals for video game, personal computer and mobile platforms. Audio technology and digital signal processing have been a core focus at Turtle Beach since the company was founded in 1977, and Turtle Beach management views continued innovation and state-of-the-art product development as critical factors in its continued success.

In 1985, Turtle Beach began developing audio playback and recording products for use with personal computers. The launch of the Xbox 360 console in 2005 and the PlayStation 3 console in 2006 enabled increased participation in multiplayer gaming, as the consoles made it possible for millions of console owners to play together online. Turtle Beach has played a significant role in developing the market for advanced gaming headsets, which allow video game players to experience high-quality, immersive sound and to communicate with others while playing video games. Turtle Beach launched its first gaming headset, which unlike headphones and other similar audio products have an integrated microphone, in 2005. Turtle Beach believes its gaming headsets have fulfilled a growing need among gaming enthusiasts for both chat communications and high-quality audio.

As gaming has grown in popularity, Turtle Beach has broadened its product portfolio to provide headset solutions across various gaming platforms. Turtle Beach’s gaming headsets are compatible with the Microsoft Xbox, Sony PlayStation and Nintendo Wii console platforms, handheld console platforms including the Sony PlayStation Vita® and Nintendo DS®, PCs, Macs and mobile devices, including smartphones and tablets. Turtle Beach categorizes its headsets by price point based on the complexity of technology each headset offers, with higher price point headsets offering advanced features such as digital signal processing, surround sound and Bluetooth®. By offering products across multiple price points, Turtle Beach has reached a diverse base of consumers ranging from entry-level users to dedicated gamers.

In 2010, the Stripes Group, a private equity firm that makes investments in Internet, software, healthcare IT and branded consumer products businesses, became the majority stockholder of Turtle Beach. In connection with this recapitalization, the founders of VTB became minority stockholders of VTBH.

Turtle Beach has established and maintained a leading position in the gaming headset market through innovation in sophisticated audio technology, product quality, targeted marketing, retail distribution, and industry partnerships. Turtle Beach has a retail distribution network that it considers to be unrivaled in the gaming headset space, selling through more than 27,000 storefronts in 44 countries as of September 2013. Turtle Beach believes that its extensive retail footprint and broad floor presence have contributed to strong brand recognition and loyalty with consumers.

The size of the U.S. console gaming headset market in 2012 was estimated to be approximately $370 million in sales according to a study conducted by The NPD Group, Inc. (“NPD”). Based on this estimate, Turtle Beach believes that the global console gaming headset market size in 2012 was approximately $650 million in sales.

According to sales tracking data from NPD, Turtle Beach is the number one console gaming headset manufacturer in the U.S. based on dollar sales for the calendar year 2012, with a 53 percent dollar share of the market. According to NPD, Turtle Beach has introduced the top five best-selling third-party gaming headsets in the U.S. based on dollar sales since NPD began tracking gaming headset sales in 2012, and had nine of the top 10 best-selling third-party gaming headsets in the U.S. based on dollar sales in 2012. This market success has contributed to Turtle Beach’s generation of over $200 million in net revenues in 2012, approximately doubling its revenues from 2010. For a detailed discussion of Turtle Beach’s historical financial performance, see “Turtle Beach’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 127.

As gaming consoles have evolved from dedicated video game platforms to home entertainment hubs, and mobile devices have become platforms for entertainment, Turtle Beach’s headsets have evolved to reflect how content is consumed. Turtle Beach recently introduced media headsets that can bring sophisticated audio processing technology to consumers watching movies, listening to music, as well as playing video games. These new headsets will be carried in Apple stores. Media headsets represent an opportunity for Turtle Beach to introduce its brand, audio technology and products to a wider audience of consumers, and Turtle Beach intends to continue to develop new consumer audio products in anticipation of continued evolution of consumer preferences.

Turtle Beach has business offices in San Diego, California, San Jose, California and Valhalla, New York in the United States, and in Basingstoke and Darlington in the United Kingdom. Turtle Beach has warehouse facilities in Elmsford, New York and Darlington in the United Kingdom. In addition, it uses third-party warehouse facilities in City of Industry, California, Fairview, New Jersey and Grand Prairie, Texas.

Turtle Beach believes it has an experienced leadership team and employees that are committed to excellence. As of October 1, 2013, Turtle Beach had approximately 113 employees, including 88 based in the United States.

Turtle Beach considers the high-quality products that it brings to market to be the most visible manifestation of its skills and strengths. Behind those products is an organization that takes a disciplined and innovative approach to product design, a strong brand with a large installed base of consumers, a scalable, efficient supply chain, and a broad retail distribution network supported by a dynamic marketing function.

As a result of its robust infrastructure and history of successful commercialization of audio technologies, Turtle Beach believes it is well positioned to continue to grow its gaming headset business, expand retail distribution, launch new products and enter new markets, by broadening the Turtle Beach headset product line and commercializing the innovative audio technology from Parametric Sound into new consumer, commercial and healthcare products.

Gaming Headset Market

According to a 2013 report entitled Essential Facts about the Computer and Video Game Industry by the Electronic Software Association, consumers spent an estimated $20.77 billion in the United States on video game hardware, accessories and content in 2012. The console accessories market includes gaming headsets and other peripherals such as gamepads and specialty controllers, adapters, batteries and memory. Sales tracking data from NPD indicates U.S. consumers spent an estimated $1.7 billion on console accessories in 2012. Console gaming headsets comprised approximately 21% of that total, or $370 million. Sales of gaming headsets designed primarily for use with game consoles comprise the majority of Turtle Beach revenues.

Based on an August 2013 International Development Group (IDG) Global Forecast Update estimate that North America has approximately 54 percent of the installed base for seventh-generation gaming consoles, Turtle Beach believes the global console gaming headset market to be approximately $650 million. These estimated market sizes are for gaming headsets used with Xbox 360, PlayStation 3, and Nintendo Wii gaming consoles and do not including gaming headsets used with PCs or gaming headsets and stereo headphones used with mobile devices.

Turtle Beach believes video game players use gaming headsets to experience high-quality, immersive game audio, communicate via chat audio with other online players, and take advantage of advanced capabilities such as audio processing that can provide a competitive advantage during gameplay. Headsets also allow players to experience game and chat audio without disturbing others in their household.

Turtle Beach believes that the primary growth drivers for its console gaming headset business are:

•	A projected installed base of more than 130 million Xbox 360 and PlayStation 3 consoles as of year end 2013, as estimated in the August 2013 IDG Global Forecast Update;

•	The increase in multiplayer online gaming, whether console-, mobile-, or PC-based, in which a gaming headset provides the additional benefit of being a communication device;

•	The launch of new console video game titles, which Turtle Beach believes increases foot traffic into retail stores and lifts console gaming headset sales; and

•	The installed base of Turtle Beach headsets which drive upgrades and replacements.

While periods of increased or decreased sales can occur throughout the year based on the factors described above, sales of console gaming headsets is seasonal and is weighted towards the holiday period in the fourth quarter. In past years, more than 50 percent of Turtle Beach’s revenues have been generated from September through December. For a detailed discussion of the seasonality of Turtle Beach’s historical financial performance, see “Turtle Beach’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 127.

Turtle Beach believes that sales of console gaming headsets, like other console-related accessories and software, are significantly influenced by the launch of new consoles. The two largest console manufacturers, Microsoft and Sony, introduced next-generation consoles in November 2013. Sales of both the Xbox One and PlayStation 4 started off strong with sales of both exceeding one million units in the first 24 hours following introduction. Historical industry data shows that sales of gaming accessories have fallen in the 12 to 18 months immediately preceding a console transition and then have risen to higher levels spurred by the increased retail activity generated by the new console launch.

As with past transitions, industry analysts are predicting a drop in console sales in 2013 as compared with 2012, and then a period of growth in console sales after the new consoles come to market. The August 2013 IDG Global Forecast Update estimates a drop in Xbox 360 and PlayStation 3 global console unit sales of approximately 30 percent from 2012 to 2013 and a drop of 11 percent in total console unit sales even when estimated unit sales of the Xbox One and PlayStation 4 are included, followed by an increase in console sales in 2014 across the major gaming console markets in North America, Europe and Japan.

IDG estimates global hardware sales of Xbox and PlayStation consoles – including Xbox 360, Xbox One, PlayStation 3, and PlayStation 4 – to be 14.8 million units in 2013. In 2014, global console sales are expected to increase to 21.6 million units, representing an estimated 46 percent growth in unit sales.

In the fourth quarter of 2013, industry analysts expect a rebound in gaming accessory sales as consumers head into stores over the holidays for next generation consoles. According to a 2013 NPD survey of 505 Xbox and PlayStation console gamers that currently use headsets, 49% are either very likely (27%) or extremely likely (22%) to purchase a new headset if they receive or purchase a next generation console. This likelihood increases to 59% among those surveyed who indicated a desire to purchase a next-generation console. Turtle Beach expects that a slate of new game releases scheduled for the fourth quarter of 2013, including titles such as LEGO®: Marvel Super Heroes, BatmanTM: Arkham Origins, Assassin’s Creed® IV: Black Flag, and Battlefield 4TM, will also draw consumers into retail stores and increase sales of gaming headsets.

Industry analysts expect Microsoft and Sony to continue to support their current generation consoles for the next few years following the release of the Xbox One and PlayStation 4, which Turtle beach believes will sustain the market for current generation headsets. In May 2013 Microsoft predicted it would eventually sell 100 million Xbox 360 consoles, and in October 2013 Microsoft announced it had shipped 80 million Xbox 360 consoles to retailers worldwide since the console launch in November 2005.

Products

Turtle Beach sales have grown significantly since 2006 in response to strong, global consumer demand for its gaming headsets. Turtle Beach believes this demand is the result of the quality, advanced technology, innovative features and value of its headsets.

Product Portfolio

Turtle Beach produces a variety of gaming headsets, spanning multiple wired and wireless price tiers and covering every major gaming platform. Turtle Beach’s strategy is to provide product variety, quality, innovation and value at in each price tier.

Developers of major game franchises can spend millions of dollars on sound design, including casting voice actors, scoring music, and creating detailed and realistic soundscapes. Turtle Beach believes that using a quality headset allows the player to experience the game the way the developer intended, and that this is a key component in the player getting the full value of the investment they have made. For certain titles, Turtle Beach works with the game developer to ensure the audio experience delivered by a Turtle Beach headset is optimized for the player’s game experience.

Turtle Beach offers a full line of products at multiple price points, from less feature-rich headsets targeting entry level players to more feature-rich headsets targeting hardcore gamers. Many of the headsets feature technology that processes the complex audio of the latest console and PC games. Turtle Beach feels that its headsets generally offer more features than similarly-priced competitive headsets, including surround sound, Dual-Band Wi-Fi and Dual Pairing Bluetooth connectivity, adjustable audio presets, digital signal processing, and advanced control over voice and game audio. Turtle Beach’s premium headsets feature customizable audio processing, including desktop computer software that enables users to create their own audio presets and adjust surround sound speaker angles. Turtle Beach also strives to have the best audio quality and overall product quality in each of its price tiers.

Turtle Beach’s price tiers correspond to its customer profiles, beginning with “Entry-Level” gamers and progressing through “Casual,” “Enthusiast” and “Core.” Each successive price tier incorporates a higher level of finishing, features and technology, progressing from passive stereo to amplified stereo, surround sound, and programmable surround sound. Premium headsets have padded leather headbands, accent stitching, and noise-isolating memory foam ear cups. Other features seen in premium headsets include removable microphones, breakaway cables and “charge-and-play” batteries that allow users to continue playing even as they recharge their batteries.

Each headset model is designed for a “primary” platform, such as a specific console or a PC, though many can be used with multiple platforms, and most are compatible with mobile devices. A primary platform and unique packaging often results in the products being represented in the applicable platform area by retailers, increasing the prominence of Turtle Beach products in physical retail locations and online catalogs.

Turtle Beach’s core product catalog as of September 2013 included the following products:

Customer Profile	Wired	Wireless
Core	XP SEVEN, Z SEVEN	XP510, PX51, XP500

Enthusiast	XO SEVEN, DX12, DPX21, DP11, M SEVEN	XP400, PX5, Z300

Casual	XO FOUR, DXL1, PX22, Z22,	X42, X300, PX4, PX3

Entry-Level	X12, XL1, XLa XC1, P11, P4c, M1, M3, M5, N11, NLa, Z2, Z11, Z1	X32

Notes on the naming system:
X/XP/XO/DX/DXP = Xbox 360 is the primary platform P/PX/DP/DPX = PlayStation is the primary platform	N = Nintendo is the primary platform M = Mobile is the primary platform Z = PC is the primary platform

Limited Edition Headsets

In addition to its standard portfolio of products, Turtle Beach makes limited edition headsets in connection with its licensing partnerships. These relationships create retail sales and marketing opportunities associated with the launch of major new gaming titles and entertainment properties. Some of these relationships also include exclusivity, where, for example, Turtle Beach is the only licensed gaming headset associated with a particular software title or entertainment brand.

In addition, Turtle Beach believes these headsets play an important role in raising general awareness of its brand, by associating it with popular gaming and entertainment franchises. Turtle Beach’s first limited edition headsets were launched in July 2011 in an exclusive partnership with Activision for the game, Call of Duty®: Modern Warfare® 3.

Call of Duty: Ghosts

In October 2013, Turtle Beach introduced a new line of limited edition Call of Duty: Ghosts gaming headsets. The headsets will feature Call of Duty: Ghosts branding, premium finishes and bonus content developed in collaboration with the game’s developers, including voice prompts and audio presets. The limited edition headsets feature a black leather headband with blue stitching, bone-colored body and the Call of Duty: Ghosts mask graphic on the “speaker plates” on the face of each ear cup.

Marvel SEVEN

In November 2013, Turtle Beach began selling the Thor: The Dark World edition of its Marvel SEVEN headset. This is the first product developed under Turtle Beach’s partnership with Marvel Entertainment, which features premium finishes, and an interchangeable speaker, and it is compatible with several gaming consoles and handheld consoles, including the Nintendo DS and PS Vita, PC, Mac and mobile devices. The new headset includes a set of limited edition Thor: The Dark World speaker plates. The retail package features a dynamic image from the feature film.

Tournament-Grade Headsets

Turtle Beach makes tournament-grade headsets under a license with Major League Gaming (“MLG”), the world’s largest competitive gaming league and online multiplayer platform. MLG-licensed headsets currently include three models designed for professional players and gaming enthusiasts – the XP SEVEN console gaming headset, the Z SEVEN PC gaming headset, and the M SEVEN mobile gaming headset. In addition, Turtle Beach makes two MLG-licensed headsets for casual and entry-level gamers, the PX22 console gaming headset and Z22 PC gaming headset.

Turtle Beach’s MLG-endorsed products offer a number of features designed for professional players that compete in tournaments. For example, to account for the high level of ambient noise during tournaments, the SEVEN Series headsets have a unidirectional microphone with lowered sensitivity to minimize interference from background noise when the player speaks into the microphone, as well as memory foam ear cups that provide noise-isolation. A programmable audio control unit has presets designed to give players an edge in changing game scenarios.

Media Headsets

In October 2013, Turtle Beach launched a new line of media headsets. The iSeries headsets – initially including the wireless surround sound i60 headset and the wireless amplified stereo i30 headset – are “MFi-certified” by Apple, and enable the user to control applications such as iTunes® on Apple iOS mobile and OS X desktop devices. The MFi Program (“Made for iPhone/iPod/iPad”) is a licensing program for developers of hardware and software peripherals that work with Apple’s iPod®, iPad® and iPhone® devices. iSeries media headsets are carried at Apple retail stores, the Apple Online Store and the Turtle Beach Online Store.

The iSeries headsets include features that Turtle Beach first incorporated in its gaming headsets, including features that improve audio, chat and voice call quality and provide a broad level of control over audio. The iSeries media headsets feature premium finishes, including a leather headband and leather-covered, memory foam, noise-isolating ear cups. They also feature dual boom-less microphones that are designed to deliver clear, high-quality audio during chat and voice calling.

The i30 is a wireless stereo Bluetooth 4.0 headset with features including voice morphing and active noise cancellation. The i30 headset can also be paired directly with Bluetooth devices and act as a stereo Bluetooth headset or as a wired stereo amplified headset using a standard 3.5mm cable.

The i60 features an audio control unit base for use with Mac desktops and laptops that provides fingertip audio and preset control. Turtle Beach believes the i60 will be the first wireless headset designed for Mac to provide 7.1 DTS surround sound with adjustable speaker angles and EQ presets, a fully programmable digital signal processor (DSP), dual-band Wi-Fi designed to deliver uncompressed, interference free wireless audio, and dual-pairing Bluetooth 4.0 connectivity. Turtle Beach also believes that the i60 will be the only headset that can connect simultaneously to a device with an OS X operating system and a device with an iOS operating system, allowing users to use the headset to answer an incoming call received on an iPhone while gaming or listening to music on a Mac desktop or laptop.

Core Strengths

Turtle Beach feels that its 35-year legacy of audio innovation and strong, experienced leadership team form the core of its competitive advantage. Turtle Beach’s other core strengths include:

•	Innovative, high quality products that incorporate advanced audio and wireless technology;

•	Strong brand and large, loyal installed base of consumers;

•	Excellent retail relationships and distribution;

•	Exceptional partnerships; and

•	Economical and effective supply chain.

Product Design and Innovation

Turtle Beach considers the rapid, cost-effective commercialization of its innovations in audio technology to be a key contributor to Turtle Beach’s success. The Turtle Beach product management team takes a disciplined approach to product design that balances iteration, incremental improvement, and innovation to achieve a blend of differentiated technology designed to attract customers, maintain product design continuity, and exceed Turtle Beach’s expectations as to quality, reliability and profitability. A wide array of consumer research informs product planning, design and pricing, which contributes to improvements in product engineering.

Turtle Beach’s product management team introduced 17 new gaming and media headsets to the portfolio in 2013.

Turtle Beach also believes that advanced audio, digital signal processing, and wireless are differentiating factors for the Turtle Beach product portfolio. The ability to develop new features and incorporate them into products in a cost-effective manner has helped Turtle Beach expand and evolve its product portfolio and bring its products to market. As a result, Turtle Beach audio products have an array of features based on advanced technology that Turtle Beach believes provide a competitive advantage when its products are compared to those of competitors at similar price points.

Audio Fidelity. Gaming can be a very demanding environment for audio technology, where subtle audio cues can provide the player with important information about the in-game environment. Turtle Beach’s philosophy is to deliver headsets with outstanding audio fidelity and performance at all of its price tiers. Turtle Beach headsets often utilize larger speaker drivers than competitive headsets at similar price points. Turtle Beach believes its larger drivers provide natural bass and treble and produce more accurate high- and low-range audio. Turtle Beach tunes the audio and surrounding chamber to improve audio performance.

Digital Signal Processing. Digital Signal Processors (DSPs) take audio signals that have been digitized, such as voice from a call or a soundtrack from a film, and manipulate them to improve their quality or characteristics. Digital signal processing can be used with audio to provide echo and noise cancellation, dynamic compression, audio effects such as voice morphing, volume changes, and multichannel surround sound. Fast processing speed can be employed to ensure that there is no perceptible audio latency and to rapidly process complex, multi-channel audio from games and films. Digital signal processing also plays a role in maximizing the performance and quality of voice audio, which can be important to multiplayer gaming, mobile and PC chat, and phone calls.

Turtle Beach began establishing expertise in digital signal processing as it developed increasingly complex PC sound cards in the 1990s. Over the past decade, that capability has been leveraged with gaming headsets, beginning in 2005 with the Turtle Beach HPA gaming headset, which was Turtle Beach’s first multi-channel gaming headset. In 2008, Turtle Beach launched its first wireless Dolby® Surround Sound gaming headset, which represented the first in a line of Turtle Beach wireless surround sound headsets that used increasingly powerful digital signal processing. Many of Turtle Beach’s mid-tier products and all higher-tier products utilize digital signal processing. Turtle Beach’s premium products include desktop software that enables customization of a user’s audio experience.

Parametric utilizes digital signal processing in its audio technology, and Turtle Beach plans to leverage its digital signal processing experience with Parametric’s technology following the merger.

Surround Sound. Surround sound headsets can allow gamers to hear surround sound audio at a fraction of the cost of a traditional multi-speaker, surround sound stereo, with the additional benefit that the rest of the household does not have to listen to game play. The realism of surround sound audio and subtle, directional audio cues can provide players with an immersive gaming experience and a competitive advantage in multiplayer gameplay.

The addition of audio presets in high-end Turtle Beach surround sound headsets gives users the ability to alter their sound environment. A variety of gaming presets allow users to emphasize certain types of sound to gain an advantage. For example, some presets help to isolate the sound of footsteps so players can hear approaching threats over the sound of normal game play audio. Other presets optimize audio for watching films or listening to music. Turtle Beach’s most advanced headsets even allow users to download game-specific presets, create their own presets, and adjust surround sound speaker angles.

Wireless. Wireless technology has played an important role in the evolution of Turtle Beach products, and Turtle Beach considers its ability to cost-effectively incorporate complex wireless features to be a competitive advantage. Wireless technology appeals to consumers who enjoy the freedom of movement and removes the need to stretch cables across living rooms.

In a common modern household – with mobile phones, tablets, wireless internet connections, microwaves, cordless phones, and other wireless appliances – wireless congestion is increased which can degrade performance. Turtle Beach uses Dual-Band WiFi, which searches for the least congested signal space, to maximize bandwidth and minimize interference. After introducing Dual-Band WiFi to its gaming headsets in 2011, Turtle Beach believes using Dual-Band WiFi for wireless headsets remains unique to Turtle Beach.

Chat. Chat is the audio communication between players in multi-player games as well as PC and mobile applications. Turtle Beach has developed a proprietary suite of technology to improve chat audio, which Turtle Beach considers an important attribute for multiplayer gaming and other communications scenarios involving one or more people. Chat Boost™ automatically increases the volume of chat audio as game volume increases so that loud noises within a game, like explosions, will not drown out the voices of a player’s teammates. Noise GateTM is a feature that restricts the transmission of audio through the microphone to minimize background noises transmitted through chat. Turtle Beach headsets also add the sound of users’ own voices into the audio mix they hear so they don’t have to yell to hear their own voice while wearing headsets. Variable Mic MonitorTM allows users to adjust the level at which players hear their own voice in the headset to achieve an optimum audio mix.

Some games require the player to use his or her voice to interact with the game, for example, by verbally communicating instructions to characters in the game. Turtle Beach expects voice to be relied upon by game developers similarly to the way motion-detection is currently being relied upon by game developers as form of game control and player recognition. For instance, in Grand Theft Auto Online, which launched on October 1, 2013, in-game characters react to the urgency in a player’s voice, impacting the outcome of game scenarios. In addition, some missions within the game are very complex and require a smooth exchange of information, making the microphone a good option for controlling certain aspects of gameplay. A headset with a high-quality microphone can improve a player’s ability to interact with a game when this kind of voice control is required.

Bluetooth. Turtle Beach incorporates dual-pairing Bluetooth in many of its wireless headsets. Bluetooth allows gaming headsets to connect directly to some consoles for wireless chat. In addition, Bluetooth allows consumers to take phone calls while they are gaming or watching a movie, and to stream music to their headphones. These headsets may also connect to Bluetooth-enabled tablets and televisions.

Intellectual Property. Turtle Beach has utility and design patents on a number of features and technologies used in its products, and has filed for additional utility and design patents. The expiration of any individual patent would not have a significant adverse effect on its business, nor would the failure of any existing patent applications to be issued.

Turtle Beach believes its combination of high-quality audio, product features and build quality differentiates its products and contributes to consumer preference of Turtle Beach headsets over those of competitors. Turtle Beach reviewed consumer ratings for its products on Amazon.com in October 2013 and found that Amazon users rated Turtle Beach products higher than those of competitors at each of its price tiers.

Brand and Installed Consumer Base

Turtle Beach believes that its brand contributes value to its business and that the brand’s image among consumers is a competitive advantage. In addition, the “installed base” of consumers – the number of units actually in use, which may be contrasted with market share, which reflects sales over a particular period – with Turtle Beach headsets, which Turtle Beach estimates to be more than 7 million users, plays a positive role in driving brand and product awareness, and makes Turtle Beach a more valuable partner.

Brand Awareness and Sentiment. Turtle Beach commissions periodic brand studies in key markets to measure consumer awareness and sentiment, and track changes in brand perceptions over time. The most recent study was conducted in July 2013 by NPD.

Turtle Beach’s brand rating among Xbox 360 and PlayStation 3 console gamers who are familiar with the Turtle Beach brand – a measurement of positive brand perception – increased 7 points to 65 percent in 2013, and is 77 percent among 18-24 year-olds. Turtle Beach believes this strong brand perception relative to many of its competitors increases the likelihood of brand loyalty and brand recommendations.

Installed Consumer Base. Turtle Beach has a large installed base of consumers who own its gaming headsets, and Turtle Beach believes that individuals who play consumer games are a large and growing demographic. A recent study found that approximately 165 million Americans played videogames in 2012. A second study, entitled 2013 Electronic Software Association study: Essential facts about the computer and video game industry, found that more than 51 percent of U.S. households own a dedicated game console, with each such household owning an average of two dedicated game consoles.

The July 2013 NPD study also found that ownership of Turtle Beach headsets among the survey group nearly doubled from 12 to 23 percent from the prior study in 2012.

According to a March 2012 study of approximately 2,500 gamers by Bowen Research that Turtle Beach commissioned, consumers who already own Turtle Beach headsets earn more and spend more on gaming than those that own other headset brands. The study revealed that Turtle Beach customers, on average, have a higher household income than owners of headsets made by competitors (34 percent earn more than $75,000 annually vs. 27 percent of non-Turtle Beach headset buyers) and spend more on video gaming. They purchase more video games (79 percent purchase six or more games annually, vs. 68 percent of non-Turtle Beach headset buyers), are 26 percent more likely to have purchased a gaming peripheral (65 percent vs. 39 percent), and are 26 percent more likely to have an Xbox Live subscription (71 percent vs. 45 percent). Gamers who own Turtle Beach headsets play more frequently and are also more “social” when gaming, playing multiplayer games more often and more frequently.

Turtle Beach believes that this profile of Turtle Beach headset owners and Turtle Beach’s large installed base of users comprised of gamers who, based on the Bowen Research study, play more, earn more, and spend more than gamers that did not own Turtle Beach headsets makes Turtle Beach the strongest potential audio partner for console, software and entertainment brands and has contributed to its success with partnerships and licensing.

Retail Distribution

Turtle Beach has strong retail relationships and a large international distribution network.

Turtle Beach headsets are sold at more than 27,000 storefronts in 44 countries, including retailers such as Amazon, Argos, Best Buy, Carrefour, GameStop, HMV, Sainsbury, Target, Tesco and Walmart. Turtle Beach considers these relationships with major retailers to be a competitive advantage. Turtle Beach believes retailers value the brand as a leader because it drives sales across the gaming headset category. Turtle Beach believes prominent placement in video game and electronics retailers such as GameStop and Best Buy reinforces the brand’s authenticity with gaming enthusiasts, and its presence in mass channel retailers such as Walmart and Target enables Turtle Beach to reach a wider audience of casual gamers. The established presence of Turtle Beach on Amazon.com and other online retail sites, and high consumer product ratings on those sites, increases the search visibility of Turtle Beach products and helps to influence both online and brick and mortar sales.

Based on the retail performance of Turtle Beach’s products and strong retail relationships, Turtle Beach introduced a line of point-of-sale displays in 2010 and has worked to advance the capability of these displays as a selling tool. Turtle Beach expects to have over 15,000 of these displays deployed at retail storefronts globally by the 2013 holiday season, many of which are tablet-driven, interactive listening stations. Turtle Beach feels that these displays have proven to be a significant sales tool and a competitive advantage at retail stores.

Turtle Beach plans to rely on these retail relationships for the future anticipated commercialization of Parametric products after the merger.

The Turtle Beach website, http://www.turtlebeach.com, is an important hub for Turtle Beach’s marketing efforts, serving as a destination for paid and earned media. Earned media is favorable publicity gained through promotional efforts other than advertising, as compared with paid media, which refers to publicity gained through advertising. The website acts as a hub for both online and offline activity, and provides a direct sales channel for new and refurbished products. Turtle Beach believes that the site, which has averaged over 500,000 unique visitors per month year-to-date through October 2013, plays an important role in the consumer decision journey as potential customers investigate planned purchases, and existing customers come to the site for assistance.

Turtle Beach informs its fan base through social media using a combination of paid and earned media, including posts, promotions, and keyword and sponsored contextual ads. Turtle Beach has significant fan and follower engagement across its primary social media channels, including Facebook, Twitter and YouTube.

Turtle Beach also maintains an actively managed database of current and prospective headset owners for email marketing, including monthly email newsletters and special one-time announcements. External vendors are used for database management and periodic acquisition of email addresses.

Broad distribution and retailer relationships have contributed to Turtle Beach’s strong market share. According to data from NPD, Turtle Beach had a 53 percent dollar share of the U.S. console gaming headset market as of year-end 2012. Turtle Beach also had a significant share in the other major markets in which it operates, including a more than 50 percent share in the United Kingdom and approximately 40 percent of the market in Australia. International sales grew 47 percent year-over-year in 2012 due in part to expanded distribution capabilities.

Turtle Beach products are sold in more than 15,000 stores in the United States, Canada and Mexico, and nearly 12,000 stores in 44 countries across Europe, Asia-Pacific, Latin and South America, and the Middle East and Africa.

In October 2012, Turtle Beach acquired Lygo International Ltd, its primary distributor in the United Kingdom. This U.K. operation now serves as a hub and primary warehouse for Turtle Beach sales to the European market, and has strengthened Turtle Beach’s European operations with support for sales, marketing, customer service and distribution. European distributor Bigben Interactive is also a key partner in Europe, managing distribution across ten countries.

In June 2013, Turtle Beach announced the appointment of Acton as the distributor of Turtle Beach gaming headsets in China. Turtle Beach expects Acton to provide Turtle Beach access to thousands of retail locations in China and to help Turtle Beach meet the growing demand for headsets and video game accessories from Chinese consumers.

According to TechWeb’s 2012 China Game Industry Report, sales from online games, mobile games and console games was worth an estimated 60.3 billion Yuan (approximately $10 billion) in 2012, and the market is expected to grow by double digits annually over the next five years. In September 2013, China’s State Council lifted its ban on video game consoles in the country, allowing foreign companies to sell consoles throughout China for the first time since 2000, which will likely impact the projected growth of the Chinese market.

Partnerships

Strategic partnerships, which can include licensing, sponsorship and promotional relationships, are an important part of Turtle Beach’s growth strategy. Turtle Beach believes that its partnerships raise awareness for the brand, provide competitive advantages, create opportunities for retail promotions, appeal to retailers, and place the brand in front of consumers in fresh and exciting ways.

In 2013, Turtle Beach announced partnerships with Microsoft and Marvel and renewed a partnership with Activision that will make new Turtle Beach headsets available to consumers.

Microsoft. Through its partnership with Microsoft, Turtle Beach is developing audio solutions for the next-generation console, Xbox One, including the officially-licensed XO FOUR and XO SEVEN surround sound headsets. Turtle Beach is one of only two companies currently licensed and approved by Microsoft to produce Xbox One compatible audio products. As recently announced, headsets for Xbox One will be available in early 2014 pending Microsoft’s release of software and hardware to support headset functionality. While Microsoft may license additional companies to produce Xbox One compatible headsets, Turtle Beach anticipates that it will enjoy a window of opportunity for its headsets in early 2014. The partnership also provides retail and marketing benefits, including integration into Microsoft marketing vehicles and preferred positioning at point-of-sale. In October 2013, Turtle Beach extended its partnership with Microsoft through 2015.

Activision. As part of a two-year exclusive agreement with Activision, Turtle Beach is launching a new line of limited edition headsets optimized for the new game title, Call of Duty: Ghosts. The new headsets will feature Call of Duty: Ghosts branding, premium finishes and bonus content developed in collaboration with the game’s developers. The partnership provides a wide range of opportunities to increase exposure of the Turtle Beach brand to media and consumers.

In support of the partnership, Turtle Beach will promote across retail point-of-sale, media and marketing initiatives, including the Call of Duty Championship, in which professional gamers from around the world will compete using Turtle Beach headsets and tournament mixers in broadcast tournament events.

The new agreement extends a relationship that began with 2011’s Call of Duty: Modern Warfare 3, and continued last year with Call of Duty: Black Ops II. The launch of Call of Duty: Black Ops II was the biggest entertainment launch in 2012 ☐ more than any other game, film, or album ☐ with more than $500 million in sales worldwide during its first 24 hours of release.

In connection with the launch of Call of Duty: Black Ops II, Turtle Beach and Activision worked together on consumer, trade and retailer events, as well as integrated marketing before, during and after the game launch, including social media, online and email marketing, media relations, promotional and advertising. The game and limited edition headsets shared retail displays, and Call of Duty: Black Ops II video content was integrated into Turtle Beach interactive retail displays in stores across North America and Europe.

The limited edition Call of Duty: Black Ops II Ear Force Tango headset was named a PlayStation Universe Best Accessory at the Electronic Entertainment Expo (E3) in 2012, Examiner.com Best Hardware of E3, and was honored with a 2013 CES Innovations award.

Marvel Entertainment. Under its partnership with Marvel Entertainment, Turtle Beach has developed the Marvel SEVEN, a premium entertainment headset that features interchangeable speaker plates. Consumers will be able to customize their headset with an assortment of collectible speaker plates featuring selections from Marvel’s family of comic-based characters, including but not limited to Iron Man, Thor and The Hulk. The Turtle Beach partnership with Marvel creates opportunities to pair headsets with a broad array of Marvel properties, from feature films and TV shows to video games and comic books. The companies have already agreed to launch a Marvel’s Captain America: The Winter Soldier edition of the Marvel SEVEN in Q1 2014.

Turtle Beach will coordinate with Marvel to deploy an extensive mix of marketing, media and retail initiatives to support the new headset. The first edition of the Marvel SEVEN at retail was the Thor: The Dark World edition which was in stores in time for the launch of the feature film in November 2013.

eSports. Turtle Beach has exclusive licensing and sponsorship relationships with some of the biggest players in competitive gaming, including Twitch and Major League Gaming. In the last three years, eSports have emerged as one of the fastest-growing segments of the digital games markets. Worldwide viewership has grown from 8.4 million in 2010 to a projected 50 million in 2013, according to Superdata Research Inc.

•	Twitch. In 2013, Turtle Beach became the official audio partner of Twitch, known as the world’s leading broadcast platform and community for video game enthusiasts. Twitch has an audience of more than 34 million unique viewers per month. Twitch users spend an average of 90 minutes a day interacting with other gamers, watching player video footage, and tuning into online gaming shows and live events. In February 2013, more than 600,000 gamers shared videos on Twitch, which were viewed over 28 million times. Turtle Beach believes that it is one of the first consumer brands to recognize the potential for growth in this area. Its partnership with Twitch pairs the brand with the company that is considered by many to be the leader in the space.

•	Major League Gaming. Since 2012 Turtle Beach has been the official audio provider for Major League Gaming (MLG), the world’s largest competitive gaming league and online multiplayer platform. MLG produces premium gaming broadcasts and holds video game tournaments online and in-person for competitive gamers from around the globe. MLG has also announced it intends to expanding programming to include original “ESPN-style” shows. MLG tournaments draw millions of online stream viewers, and average viewing times rise with each major event. MLG has played a central role in turning video games into an organized and highly lucrative form of sport. MLG reaches one of the most highly-engaged networks of 16 to 34 year olds with 8 million registered members online and millions watching competitive gaming programming every month. Turtle Beach co-sponsors tournaments, sells MLG licensed headsets and accessories, and has a significant on-air sponsorship presence that exposes the brand to millions of video game enthusiasts.

Turtle Beach is also a part of several interrelated partnerships. Twitch and Turtle Beach both have relationships with Major League Gaming (MLG). Turtle Beach is the official audio partner for MLG, supplying headsets and tournament mixers for all MLG tournaments. Twitch features a MLG channel and hosts live broadcasts and replays of MLG tournaments. Through MLG, Twitch and Turtle Beach also share a connection with Activision and the Call of Duty franchise. Call of Duty is one of the games featured on the MLG Pro Circuit, and Turtle Beach creates exclusively licensed, limited edition Call of Duty headsets.

Supply Chain and Operations

Turtle Beach has developed a global network of suppliers that manufacture products to meet Turtle Beach’s time and cost objectives and meet the quality standards sought by Turtle Beach’s customers. Turtle Beach has worked closely with component, manufacturing and global logistic partners to build a supply chain that Turtle Beach considers predictable, scalable and consistent. Turtle Beach is focused on long-standing working relationships with partners that have industry-leading technical capabilities. Turtle Beach believes this approach plays an important role in providing high-quality, reliable products and leading cost management practices.

In anticipation of new product development and incremental growth in existing business, Turtle Beach made additional resourcing investments to its team in 2013 and Turtle Beach plans to continue to make similar investments in 2014. In addition, Turtle Beach has focused on making advancements to its planning systems, sales and operations practices and design and procurement practices.

Turtle Beach plans to leverage its investments in its supply chain to provide leading planning, sourcing, manufacturing and delivery solutions to Parametric products in the event of commercialization after the merger.

Competition

Turtle Beach’s console gaming headset competitors include both accessory manufactures and console manufacturers. Major console manufacturers such as Sony and Microsoft make chat communicators. These chat communicators are mono voice-only devices that do not transmit game audio, but do allow players to communicate with others. In addition, Sony makes two gaming headsets that compete against Turtle Beach PlayStation headsets.

Turtle Beach views chat communicators as a lead generator, drawing new customers to fully integrated gaming headsets. Turtle Beach believes that once new players experience the benefits of chat communicators, they often upgrade to a fully integrated gaming headset.

In the PC gaming segment Turtle Beach has more competitors than in the console gaming segment, and Turtle Beach has lower market share in the PC gaming segment. Unlike the console gaming market, there are dozens of brands offering PC gaming headsets. Many of the brands offering PC gaming headsets make an assortment of PC components and accessories, including cases, memory, keyboard, mice and controllers. Turtle Beach estimates that 65 percent of the PC gaming headsets on the market cost less than $50 dollars, 25 percent cost between $50 and $100 dollars, and 10 percent cost more than $100 dollars. Because a high percentage of the PC gaming headset market is comprised of less expensive, entry-level headsets Turtle Beach believes there is an opportunity for it to gain market share by offering higher priced, feature-rich gaming headsets targeted at gaming enthusiasts.

The iSeries media headsets that Turtle Beach launched in October 2013 face a highly competitive market. The consumer headphone market includes stereo headphones, where Bose® and BeatsTM by Dre have established positions as market share leaders, as well as single-ear Bluetooth chat earpieces. Both types of products target the same smartphone and tablet owners that the new iSeries is targeting.

Growth Strategy

Turtle Beach intends to build upon its brand awareness, sophisticated audio technology and high quality products to increase sales, profitability and brand awareness. Key elements of Turtle Beach’s growth strategy include growing the core console and casual gaming business, expanding global distribution, broadening the product line, creating valuable partnerships, improving retail presence and identifying and exploring new audio products categories.

Growing the Console Gaming Headset Business

IDG estimates that more than 300 million current-generation gaming consoles have been sold worldwide, and millions play online using their consoles every day. Microsoft has estimated that its 46 million subscribers spend an average of 42 hours a month playing games on Xbox Live. Turtle Beach expects the introduction of next-generation consoles in November 2013 to add millions more to the installed base of consoles. The first priority in Turtle Beach’s growth strategy is to continue to grow the core console gaming headset business, protecting share in established markets and increasing share in markets where Turtle Beach is less established.

A 2013 survey conducted by NPD found that only 22 percent of U.S.-based players of Xbox 360 and PlayStation 3 currently use a headset, suggesting to Turtle Beach that there is meaningful room for growth in this established market. In addition, more than half of headset owners are using their first headset. With its market share leadership and consumer base, Turtle Beach plans to capture a significant portion of sales from gamers upgrading to their second, more advanced headset and those buying new headsets for next-generation consoles.

In 2013, Turtle Beach announced a partnership with Microsoft that will enable Turtle Beach to produce officially-licensed headsets for the next-generation Xbox One console. At this time, Turtle Beach is one of only two announced audio companies licensed and approved by Microsoft to create Xbox One compatible audio products.

While industry analysts project that sales of next-generation consoles will be strong, the industry expects sales of current generation consoles to continue, albeit at a decreased rate. For example, Microsoft has publically announced that it expects to sell an additional 23 million Xbox 360s after the Xbox One is launched.

Worldwide sales of the title Grand Theft Auto V (GTAV) for current generation consoles reached $800 million on the title’s first day of sales on September 17, 2013, and reached $1 billion after three days. NPD reported that Sony’s PlayStation 3 was the highest selling game console in the U.S. overall in September 2013, largely driven by sales of the special PlayStation 3 500GB GTAV bundle. Turtle Beach views the sales of this magnitude less than two-months ahead of the launch of next-generation consoles as a willingness on the part of consumers to invest in their current generation platforms. As a result, Turtle Beach expects to continue to sell headsets for current-generation consoles through 2014 and beyond.

Expanding Distribution and Improving Retail Presence

Total points of distribution is a standard retail trade term used to summarize distribution breadth by multiplying the number of retail outlets selling a product by the number of those products in each location. It takes into account how widely products are available and how many items are available. Measured by points of distribution, Turtle Beach’s footprint increased by more than 50 percent in 2012 to 200,000 points of distribution, and Turtle Beach branded headsets are now distributed in 44 countries across North America, South America, Europe, the Middle East, Africa and Asia. Turtle Beach expects to add 50,000 additional points of distribution in 2013.

Another important part of Turtle Beach’s growth strategy is continually improving its retail presence. Over the last year, Turtle Beach has redesigned most of its product packaging and refreshed and modernized its branding and point-of-sale signage. Special interactive displays at key retailers, including Best Buy and Walmart, allow consumers to sample headsets at the point-of-purchase which Turtle Beach believes lifts sales. Turtle Beach believes that these displays have added additional appeal to both retailers and consumers and increased same store sales.

Broadening the Product Set

Turtle Beach has been pursuing non-gaming applications for its headset technology, including entertainment in the home and mobility on the road, through the integration of new technology, the introduction of new products, and strategic marketing.

Home Entertainment. As the game console has evolved from a dedicated video game platform to a home entertainment hub, Turtle Beach headsets have evolved as well. With a combination of cross-platform versatility and audio presets for different listening scenarios, Turtle Beach’s premium headsets transition from gaming, to movies, to music and to online chat and voice calls. Dual-Band Wi-Fi and dual-pairing Bluetooth are designed to provide both interference-free communication and the flexibility to use the headset with the growing number of smart wireless devices in the household. Turtle Beach’s partnership to create audio solutions for the next-generation Xbox One console, and the upcoming release of the iSeries media headsets, pair Turtle Beach with two major brands in the home entertainment space – Microsoft and Apple. Turtle Beach expects these relationships to help it continue to expand its presence in the broader home entertainment market.

Mobile. The shift to touchscreen mobile handsets and growing adoption of touch-screen tablets that has occurred in recent years spurred significant growth in mobile gaming. Turtle Beach expects consumer spending on mobile gaming to increase, and the role of mobile devices to be central to consumer’s lifestyles. In addition, Turtle Beach believes that gaming is both a driver and a beneficiary of the growth in the mobile device market. According to a study called “Understanding Tablet Use: A Multi-Method Exploration” compiled by Google, gaming currently represents the second most frequent use of a tablet (after checking email), and ranks ahead of making phone calls, emails and texting on smartphones.

Multiplayer games for mobile devices have increased in number and complexity, giving players more options to compete with others over local connections and online. Turtle Beach believes the increase in multiplayer-gaming on mobile devices will contribute to increased demand for headsets.

The majority of Turtle Beach wired headsets, and even some wireless headsets, include a standard 3.5 mm audio connection or an adaptor cord to make them compatible with many mobile devices. Turtle Beach wireless headsets use Bluetooth technology to allow the headsets to be used with mobile devices to take calls, video chat, watch video, game and stream music. Turtle Beach believes this emphasis on mobile compatibility will create a competitive advantage as consumers look for audio solutions.

Turtle Beach expects the upcoming launch of the iSeries platform to increase brand awareness outside of gaming and position Turtle Beach headsets as a multi-purpose audio solution for a broader set of media applications, including gaming, music, video, and communications.

PC Gaming. In 2013, Turtle Beach introduced a new line of PC products to grow its PC gaming headset market share. The tournament-grade, surround sound Z SEVEN and the stereo Z22 were introduced during the summer of 2013. Both headsets have received positive reviews from game and PC publications, including a category-leading 9.7 out of 10 score for the Z SEVEN from Top Ten Reviews. A wireless headset, the Z300, will be available at retail stores in November 2013.

Penetration of PC gaming varies by country, with PC gaming holding a majority share over consoles in some markets and holding a smaller share in others. According to the March 2013 PCGA Pinnacle Report issued by the PC Gaming Alliance, no geographical segments tracked in the study showed a decline in 2012 in overall PC game revenue, and some showed double-digit growth. In 2012 PC gaming generated $6.8 billion in revenue in China, the fastest growing PC market tracked in the study, a 9 percent increase over 2011. Additionally, PC game markets in Korea, Japan, U.S., U.K. and Germany all showed growth in 2012. Together these markets also increased PC game revenue by 9 percent in 2012, to $8.4 billion. Turtle Beach believes a strong PC gaming headset product offering is important for gaining market share in these countries.

New Audio Product Categories. An element of Turtle Beach’s growth strategy is to find complimentary categories of audio products that can leverage its core strengths and contribute to growth. Over the past 12 months, Turtle Beach has evaluated a number of additional audio technologies for potential acquisition. Turtle Beach believes that the merger with Parametric is the first step in its pursuit of multiple additional new product categories based on unique audio technology. Turtle Beach plans to rely on its core capabilities to develop, commercialize and sell audio technology products outside of the gaming headset category.

Creating Valuable Partnerships

Turtle Beach believes that its partnerships with console manufacturers, software developers, eSports leagues and gameplay and streaming communities will contribute to growth in 2014 and beyond. Turtle Beach actively negotiates with potential and existing partners regarding new licensing opportunities, products, and promotions and believes that it has a robust pipeline for 2014.

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Turtle Beach believes it has built a strong franchise in gaming headsets based on years of delivering innovative and high quality products through a large retail distribution network. Turtle Beach believes its capabilities in digital signal processing technology, its history of development and commercialization of innovative audio products, its partnerships and its supply chain enhance its reputation in the market and the strength of its business.

TURTLE BEACH’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Turtle Beach’s financial condition and results of operations was provided to Parametric by VTBH and should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information” and VTBH’s historical audited financial statements as of and for the years ended December 31, 2012 and December 31, 2011 and its unaudited financial statements as of and for the nine months ended September 28, 2013 and September 29, 2012, included in Annex D hereto. This discussion and analysis contains forward-looking statements that are based on the beliefs of VTBH’s management, as well as assumptions made by, and information currently available to, its management. Actual results could differ materially from those discussed in or implied by forward-looking statements for various reasons. See “Risk Factors –“Risks Related to Turtle Beach’s Business” on page 24.

Business Overview

Turtle Beach is a leading designer, developer and marketer of premium audio peripherals for video game, personal computer and mobile platforms. Audio technology and digital signal processing have been a core focus at Turtle Beach since the company was founded in 1977, and Turtle Beach management views continued innovation and state-of-the-art product development as critical factors in its continued success. Turtle Beach launched its first gaming headset in 2005, and played a significant role in developing the market for advanced gaming headsets. Many of Turtle Beach’s headsets incorporate advanced technology and innovative features, and Turtle Beach has become the market share leader in console gaming headsets.

Turtle Beach believes that the primary growth drivers for its console gaming headset business are:

•	A projected installed base of more than 130 million Xbox 360 and PlayStation 3 consoles as of year end 2013, as estimated in the August 2013 International Development Group (“IDG”) Global Forecast Update;

•	The increase in multiplayer online gaming, whether console-, mobile-, or PC-based, in which a gaming headset provides the additional benefit of being a communication device;

•	The launch of new console video game titles, which Turtle Beach believes increases foot traffic into retail stores and lifts console gaming headset sales; and

•	The installed base of Turtle Beach headsets which drive upgrades and replacements.

For a full description of Turtle Beach’s business, see “Turtle Beach’s Business” on page 112.

Business Trends

Turtle Beach’s business is seasonal with a significant portion of sales and profits historically occurring around the holiday period. The business has also been affected by the introduction of the Xbox One and PlayStation 4 consoles in November 2013. As the business has grown, Turtle Beach has increased spending and investment in personnel and infrastructure and also invested to enter or strengthen its position in new geographic regions and expand the product line into areas outside of console gaming headsets.

Seasonality

Turtle Beach’s revenues, operating profit and operating cash flows are affected by the seasonality of its business, with sales of console gaming headsets having historically been weighted towards the holiday period in the fourth quarter. In past years, more than 50 percent of Turtle Beach’s revenues have been generated from September through December. Although Turtle Beach expects to experience a similar concentration of revenue in 2013, the percentage of annual sales concentrated in the equivalent period in 2014 may be reduced if the launch of gaming consoles in November 2013 drives demand for gaming headsets into the first half of 2014. Turtle Beach has historically experienced the most significant cash inflows in the first and fourth fiscal quarters as a result of the timing of customer purchases around the holiday seasons.

New Xbox and PlayStation console launches

In November 2013, Microsoft launched a new Xbox gaming console, the Xbox One, and Sony launched a new PlayStation gaming console, the PlayStation 4. Industry analysts have predicted a decline in console sales in 2013, the year in which the new consoles are announced, as compared with prior years and then a period of growth in console sales after the new consoles come to market, similar to what occurred in connection with past console introductions. The August 2013 IDG Global Forecast Update estimates a drop in Xbox 360 and PlayStation 3 global console unit sales of approximately 30 percent from 2012 to 2013, and a drop of 11 percent, including sales of the Xbox One and PlayStation 4, using an assumed November launch date for both consoles. The same report predicts this decline will be followed by an increase of 46% in console sales in 2014 across the major gaming console markets in North America, Europe and Japan. Turtle Beach’s management believes that its revenue decline from 2012 to 2013 reflects this cyclical drop.

Xbox One. At this time, Turtle Beach is one of only two announced audio companies licensed and approved by Microsoft to develop and sell Xbox One compatible audio products. A proprietary hardware adapter, as well as related software is required for headsets to be fully functional with Xbox One. Due to the inclusion of this proprietary adapter, prior versions of Turtle Beach headsets, as well as headsets from all other competitors lacking a license from Microsoft, will not be compatible with the Xbox One without a separately purchased adapter. Turtle Beach believes the lack of interoperability, together with the inconvenience of using and the anticipated limited availability of the separate adapter, will drive significant sales of Xbox One headsets and believes it will have a market advantage as the strongest established player currently licensed to produce and sell Xbox One headsets after launch. In October 2013, Microsoft informed Turtle Beach that the adapter and software required to enable full headset functionality on the Xbox One will not be available until early 2014. As a result, Turtle Beach has deferred its XO Four and XO Seven headset launches, and believes that substantially all of the related revenues and profits previously anticipated for the fourth quarter of 2013 will instead be realized in early 2014. In its August 2013 report, IDG has forecasted Xbox One unit sales in North America and Europe of approximately 1.4 million units in the fourth quarter 2013. The same report forecasts 2014 sales of Xbox One consoles in North America and Europe of approximately 6.2 million units.

PlayStation 4. Turtle Beach currently sells several headsets that it believes will be compatible with PlayStation 4. Turtle Beach also has designed two new headsets, the P4C and PX4, specifically for the PlayStation 4, and expects strong demand for these products after the PlayStation 4 becomes available. In its August 2013 report, IDG has forecasted PlayStation 4 unit sales in North American and Europe of approximately 1.8 million units in the fourth quarter of 2013 and approximately 7.3 million units in 2014 in the same geographic areas. North American PlayStation 4 console sales exceeded one million units in the first 24 hours following its introduction, significantly exceeding the unit sales experienced during the same period for the PlayStation 3.

Industry analysts expect Microsoft and Sony to continue to support their current generation consoles over the next few years and, as a result, Turtle Beach anticipates that there will continue to be a significant market through 2013 and 2014 for its headsets that are compatible with Xbox 360 and PlayStation 3.

Prior console transitions preceded strong growth in the gaming industry and IDG estimates global hardware sales of Xbox and PlayStation consoles – including Xbox 360, Xbox One, PlayStation 3 and PlayStation 4 – will total 14.8 million units in 2013. IDG forecasts that global console sales will increase to 21.6 million units in 2014, representing an estimated 46 percent growth in unit sales from 2013. Global Xbox One console sales exceeded one million units in the first 24 hours following its introduction, significantly exceeding the unit sales experienced during the same period for the Xbox 360. Turtle Beach anticipates that this strong projected growth in sales of Xbox and PlayStation consoles in 2014 will fuel growth in sales of its gaming headsets.

Investments in People and Infrastructure

Turtle Beach’s net revenues have more than doubled from 2010 to 2012 and it has invested to continue to build out its internal capabilities, including the hiring of new executives, significantly expanding the number of internal product development, product management, and operational personnel, and increasing marketing expenditures and investment in retail selling displays. In addition, Turtle Beach acquired a United Kingdom-based distributor, Lygo (now “TB Europe”), in October 2012, which added sales and marketing staff and expenses as well as warehouse and distribution facilities. Turtle Beach intends to continue to invest in its internal capabilities to support longer term growth.

Geographic Expansion

Turtle Beach has a strong market position in North America, United Kingdom, and Australia with an estimated 50% dollar market share (or better) in North American and the United Kingdom, and an estimated 40% market share in Australia. Turtle Beach is also one of the top gaming headset providers in the rest of Europe but believes there is further opportunity for growth. Asia, in particular China, and Latin America are viewed by Turtle Beach as additional long-term growth opportunities. Turtle Beach intends to continue to be make investments to establish stronger presence and growth in these regions.

Product Portfolio

During 2011 and 2012, Turtle Beach significantly expanded its product portfolio to cover additional price tiers and to add products with different combinations of technology. Turtle Beach added ten new headsets in 2011, and 15 new headsets and three updated headsets in 2012. Four of the headsets added in 2011 and seven of the headsets added in 2012 had MSRPs below $100. While overall unit sales of the company increased by 34% during 2012, the addition of these lower priced headsets resulted in a reduction of Turtle Beach’s average wholesale selling price by 10%.

In late 2012, Turtle Beach management decided to reduce the number of product models. Given the expected launch of new consoles and the effect that management expected the launch to have on sales of Turtle Beach headsets, the management team also decided to reduce inventories of several models using price promotions and discounting to drive increased sales. The implementation of those reductions caused the gross profit of Turtle Beach to decline by approximately $1.7 million during the nine months ended September 28, 2013 compared to the nine months ended September 29, 2012.

In October 2013, Turtle Beach launched a new line of media headsets, the iSeries, as part of its strategy to broaden its base of users from console gaming headsets to headsets for music, movies, and mobile gaming, which feature advanced technologies derived from its gaming headsets but designed for Apple desktop and mobile device users. The iSeries will be carried at Apple retail stores, the Apple Online Store and the Turtle Beach Online Store. While the stereo headphone category is large and very competitive, Turtle Beach management believes that their availability in Apple stores and the underlying technology innovation in the products will be an important catalyst for expanding its consumer base. This initiative represents an investment of over $3 million in product development and marketing in 2013.

Cost of Goods

During 2013, Turtle Beach implemented a more active program to refurbish and sell returned products, in which Turtle Beach seeks to sell products at a 0%-10% gross profit. Turtle Beach has also experienced a slightly higher cost charged by its contract manufacturing partners with respect to newer headset models as compared with older models, reflecting macro-level Chinese labor and material cost increases.

2013 Outlook

Due to seasonality and the impact on the first half of 2013 of inventory management actions and the front-loading of marketing expenses, as described above, Turtle Beach anticipates significantly improved revenues, profit and cash flows in the second half of 2013. However, the delay of the Xbox One hardware and software discussed above is expected to result in a reduction of Turtle Beach’s Xbox One headset-related revenues and profits previously anticipated for the fourth quarter of 2013, substantially all of which Turtle Beach believes will be realized in early 2014. This delay will result in a downward revision to the 2013 outlook for revenue and EBITDA provided by Turtle Beach’s management on August 8, 2013. The level of such impact depends on several factors, including the projected launch date for the requisite hardware and software from Microsoft which is still being assessed. Turtle Beach plans to update its 2013 outlook for revenue and EBITDA following completion of this assessment.

Basis of Presentation

Revenue

Turtle Beach’s revenues are derived primarily from the sale of gaming headsets with the remaining gross sales derived from accessories, including replacement parts for gaming headsets, audio cables, and sound cards. Turtle Beach currently derives the majority of its revenue from headsets designed primarily for use with the Xbox 360 and PlayStation 3. The majority of Turtle Beach’s products are distributed domestically to specialty retailers of consumer electronics, superstores, online retailers and wholesalers, and internationally through TB Europe and to wholesalers. Products are also sold directly to consumers through Turtle Beach’s website. International sales are generally shipped directly from Turtle Beach’s suppliers in China to international wholesalers. Turtle Beach’s distribution footprint increased by more than 50 percent in 2012 and Turtle Beach branded headsets are distributed in 44 countries across North America, South America, Europe, the Middle East, Africa, Australia and Asia. Turtle Beach’s headsets are sold at more than 27,000 storefronts across 44 countries, including major retailers such as Amazon, Best Buy, and Wal-Mart.

Turtle Beach recognizes revenue when all of the following criteria are met: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which the services will be provided; (2) services have been provided or delivery has occurred; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. Collectability is assessed based on a number of factors, including the creditworthiness of a customer and transaction history.

Turtle Beach’s net revenues are influenced by numerous factors such as product volume and mix, pricing, geographic mix, foreign currency exchange rates, the mix between sales to resellers and end users and adjustments for sales returns, price protection programs and co-op programs.

Cost of Revenue and Gross Profit

Turtle Beach’s cost of revenue primarily consists of manufacturing costs associated with its headsets. Cost of revenue also includes charges for inventory obsolescence, freight and personnel costs including stock compensation expense.

Products gross profit percentage is influenced by numerous factors such as product volume and mix, pricing, geographic mix, the mix between sales to resellers and end-users, third-party costs (including both raw material and manufacturing costs), warranty costs and charges related to excess and obsolete inventory.

Operating Expenses

Turtle Beach’s significant operating expenses are: (1) sales and marketing; (2) product development, and (3) general and administration. The components of sales and marketing expenses include trade shows and events, promotions, salaries and benefits, direct media advertising, in-store advertising and brand building displays.

Personnel expenses are the largest category of expense in Turtle Beach and include salaries, benefits, bonuses, sales commissions and stock-based compensation expense. Turtle Beach expects personnel expenses to increase in absolute dollars as new employees are hired to support growing the business.

Sales and Marketing Expenses Selling and marketing expenses are Turtle Beach’s largest functional category of total operating expense. These expenses primarily consist of media and advertising, which include online search engine optimization, investment in retail sales displays and tradeshows. Expenses also include salaries and benefits related to Turtle Beach’s worldwide direct sales force, sales commissions, travel and entertainment costs, sales support, sales development and outside sales consultants. Turtle Beach plans to continue to invest in sales and marketing efforts, including a plan to increase the number of sales personnel worldwide in order to expand reach in international markets. In addition, Turtle Beach intends to continue to grow its marketing and promotional expenditures to build brand awareness.

Product Development Expenses Development expenses are costs related to the development and enhancement of Turtle Beach’s products. These expenses consist of salaries and benefits, information technology, consulting, engineering samples and prototypes and allocation of facility-related costs. Turtle Beach expects its development costs to increase in absolute dollars as it continues to expand product offerings and global reach.

General and Administrative Expenses General and administrative expenses consist primarily of salaries and benefits, professional fees, allocation of facility costs, bad debt and depreciation. General and administrative personnel costs include Turtle Beach’s executive, finance, human resources, information technology and external legal functions. Turtle Beach’s professional fees consist primarily of accounting, tax, legal, recruiting and other consulting costs. Turtle Beach expects an increase in general and administrative spending related to the costs associated with being a public company as Turtle Beach assumes the required reporting and compliance obligations.

Other Expense, net

Other Expense, net, is comprised of the following items:

Interest expense consists primarily of interest expense on Turtle Beach’s revolving credit facility, term loan and Turtle Beach’s Series B preferred stock. Turtle Beach expects its interest expense to increase on an absolute dollar basis in the near term due to the debt arrangements entered into during 2011 that were amended in 2012 and 2013.

Other expense consists primarily of foreign currency exchange gains and losses. Turtle Beach’s foreign currency exchange gains and losses relate to transactions and asset and liability balances denominated in currencies other than the U.S. dollar. Turtle Beach expects its foreign currency gains and losses to continue to fluctuate in the future due to changes in foreign currency exchange rates. Other expenses also include derivatives to partially offset Turtle Beach’s business exposure to foreign currency exchange risk.

The gain on bargain purchase from acquisition consists of the excess value of the net assets acquired over consideration paid when Turtle Beach acquired TB Europe.

Provision for Income Taxes

The provision for income taxes consists of federal and state income taxes in the United States, income taxes in certain foreign jurisdictions and deferred income taxes reflecting the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and includes Turtle Beach’s uncertain tax positions. Earnings from Turtle Beach’s non-U.S. activities are subject to local country income taxes and may be subject to U.S. income taxes.

Restatements of Previously Issued Financial Statements

Turtle Beach has restated the financial statements of VTB as of December 31, 2010, to correct for the following errors:

•	Turtle Beach determined that the reserve for sales returns and the allowance for doubtful accounts as of December 31, 2010, were overstated by $1.4 million and $0.6 million due to errors in the calculation of these estimates. The correction of these errors increased revenue by $1.4 million and decreased operating expenses by $0.6 million.

•	Turtle Beach has recorded additional adjustments in the 2010 VTB financial statements in order to correct other errors which were determined not to be material individually or in the aggregate. The most significant of such adjustments was to increase income tax expense for reserves associated with uncertain tax positions, decrease business transactions expenses for amounts that should have been recorded to additional paid in capital and to increase interest expense related to Turtle Beach’s Series B redeemable preferred stock.

The following table presents the impact of the restatement adjustments on VTB’s statement of operations for the period ended December 31, 2010 (in thousands):

	Year Ended December 31, 2010
	As Previously Reported	Effect of Restatement	As Restated
Net revenue	$90,470	$1,400	$91,870
Cost of revenue	49,387	1,169	50,556
Operating expenses	25,217	(2,190)	23,027
Operating income	15,865	2,422	18,287
Other expense, net	340	241	581
Income before provision for income tax	15,525	2,181	17,706
Provision for income tax	6,255	1,329	7,584
Net income	9,270	852	10,122

In addition, Turtle Beach also recorded certain audit adjustments to the 2011 financial statements relating to VTB to correct the following errors:

•	Turtle Beach determined that the stock-based compensation expense was understated by $2.7 million because Turtle Beach, on a retrospective basis determined the fair value of the options granted during 2011 exceeded the exercise price.

•	Turtle Beach determined inventory was understated by $1.0 million due to a $0.6 million error in the calculation of excess inventory reserves and to a $0.4 million error in the calculation of capitalized freight.

•	Turtle Beach has recorded additional adjustments in the 2011 VTB financial statements in order to correct other errors which were determined not to be material individually or in the aggregate. The most significant of such adjustments was to increase interest expense related to Turtle Beach’s Series B redeemable preferred stock.

The impact of these adjustments on Turtle Beach’s consolidated financial statements was $1.7 million addition to total assets, $0.2 million addition to stockholders’ equity and $3.3 million reduction to net income.

Results of Operations

The following table sets forth Turtle Beach’s statement of operations in dollars (in thousands):

	Nine Months Ended		Years Ended December 31,
	September 28, 2013	September 29, 2012	2012	2011	2010 As Restated
	(Unaudited)
Net revenue	$92,352	$97,099	$207,136	$166,121	$91,870
Cost of revenue	68,759	62,890	132,795	96,536	50,556

Gross profit	23,593	34,209	74,341	69,585	41,314
Operating expenses:
Selling and marketing	21,783	12,193	22,837	13,009	5,641
Product development	3,239	1,538	2,099	1,839	825
General and administrative	5,678	3,359	6,153	7,094	2,128
Business transaction	2,287	—	342	9,375	14,433

Total operating expenses	32,987	17,090	31,431	31,317	23,027

Operating (loss) income	(9,394)	17,119	42,910	38,268	18,287
Other expense, net:
Interest expense, net	4,580	2,873	4,738	2,932	581
Other expense, net	256	—	7		—
Gain on bargain purchase from acquisition	—	—	(2,303)	—	—

Total other expense, net	4,836	2,873	2,442	2,932	581

(Loss) income before (benefits) provision for income taxes	(14,230)	14,246	40,468	35,336	17,706
(Benefits) provision for income taxes	(7,186)	4,957	14,008	13,782	7,584

Net (loss) income	$(7,044)	$9,289	$26,460	$21,554	$10,122

Period Ended September 28, 2013 Compared to Period Ended September 29, 2012

Revenue

Revenue for the nine months ended September 28, 2013 totaled $92.4 million representing a $4.8 million or 4.9% decline over the same period in 2012. Total international net revenue decreased 2.1% year over year, driven by a 17.6% decrease in revenue outside the UK, but partially offset by a 22.3% increase in the UK relating to the acquisition of TB Europe in October 2012. North America net revenue declined 8.3% due to the impact of proactive inventory management, expected lower demand and shift in product mix due to the November 2013 next generation console roll-outs. This decline was partially offset by a 350% increase in refurbished product revenue as Turtle Beach accelerated efforts to reduce on-hand refurbished inventory. Turtle Beach increased its price protection awards in the first half of 2013 to reduce on hand inventories ahead of the Xbox One and PS 4 next generation console roll-out in November 2013. Turtle Beach believes that headset volume will increase over the next 18-24 months following the Xbox One and PlayStation 4 next generation console roll-outs. In addition, Turtle Beach believes the new consoles will rebalance the product mix back to more fully featured enhanced gaming experience headsets that are at higher price points.

Cost of Revenue

Cost of revenue increased to 74.4% of revenue for the nine months ended September 28, 2013 from 64.7% for the same period in 2012. The increase in cost of revenue is primarily driven by a number of non-recurring cost items and a change in the mix between North America and international business. The following non-recurring items resulted in a cumulative 6.4% increase in cost of revenue year over year: refurbished product revenue reduced gross profit by 2.4%; the deferral of inter-company profit capitalized in TB Europe inventory following its acquisition reduced gross profit by 0.9%, which is anticipated to be recovered over the next two quarters as products are sold out of TB Europe; higher freight in and product certification expenses decreased gross profit by 1.4%; and inventory reduction initiatives implemented in the first half of 2013 ahead of the next generation console release reduced gross profit by 1.7%. In 2013 international business increased as a percentage of total revenues and these revenues carry a higher cost. The 2013 change in mix between North America and international business increased costs approximately 4.4% of net revenue.

The highly seasonal nature of revenue causes certain cost items to appear inflated as a percentage of revenue for the first nine months of the year. The impact of these items on cost of revenue for the full year will be substantially less and analysis of cost of revenue should be done on an annual basis to properly understand performance. The gross profit percentage of revenue for the first half of 2013 is comparable to the same time period in 2012 excluding the non-recurring items and change in mix mentioned above.

Selling and Marketing

Selling and marketing expenses increased $9.6 million from the nine months ended September 29, 2012, as compared to September 28, 2013, primarily due to $1.7 million of depreciation related to retail sales displays, $0.7 million in amortization for intangibles related to the TB Europe acquisition (October 2012), a $1.8 million increase in promotional expenses such as expenses for tradeshows, $1.5 million of sales and marketing expenses at TB Europe and related exhibits, $1.2 million for international marketing, an increase in salaries and benefits of $0.5 million due to additional headcount and a $0.2 million increase in sponsorship fees. Turtle Beach management made a strategic decision to invest more heavily in marketing during the first nine months of 2013 ahead of the new console roll-outs. This action was taken to position Turtle Beach for the industry projected demand increase and shift to full feature wireless headsets driven by the new gaming consoles. Overall marketing spending (excluding depreciation ) for 2013 is expected to increase approximately 15% as compared to 2012 with much of the increase going to support the introduction of the Turtle Beach’s first media headsets (i30 and i60) in Apple stores in November 2013.

General and Administrative

General and administrative expenses increased $2.3 million from the nine months ended September 29, 2012, as compared to September 28, 2013, primarily due to $1.3 million in stock-based compensation expense, $0.5 million in separation related payments to two founders of Turtle Beach (“Founders”), $0.2 million in higher accounting and legal compliance expense and $0.1 million in increased depreciation.

Product Development

Product development expenses increased $1.7 million from the nine months ended September 29, 2012, as compared to September 28, 2013, primarily due to a $0.9 million increase in salaries and benefits associated with increased headcount in engineering, a $0.3 million increase in consulting fees for industrial design projects, a $0.1 million increase for patent filing fees and a $0.1 million increase in higher travel expenses associated with the increased headcount.

Business Transaction

Business transaction expenses increased $2.3 million from the nine months ended September 29, 2012, as compared to September 28, 2013, primarily due to the costs incurred in connection with the proposed merger with Parametric.

Interest Expense, net

Interest expense, net, increased by $1.7 million from the nine months ended September 29, 2012, as compared to September 28, 2013, primarily due to the higher average term and revolver loan balance outstanding during the period and additional financing costs.

Income Tax Expense

Income tax expense decreased by $12.1 million from the nine months ended September 29, 2012 as compared to September 28, 2013, due to the projected tax benefit relating to the loss incurred to date. The effective tax rate for the period was 49%.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Revenue

Net revenue increased by $41.0 million, or 24.7%, to $207.1 million in 2012 from $166.1 million in 2011.

North America revenue increased by $15.3 million, or 11.9%, to $146.4 million from 2011, as compared to 2012 primarily due to increased sales to existing retail customers, the addition of new retailers and the release of new products such as PLA, XP300 and XP400 series headphones.

International revenue, which consists of sales to distributors in Europe and sales by TB Europe, increased by $25.8 million, or 73.7%, to $60.8 million, from 2011 as compared to 2012, primarily due to the increase in distribution channels and revenue associated with new product releases.

Cost of Revenue

Cost of revenue increased to 64.1% of revenue from 58.1% in 2011 primarily due to the mix of product as the company broadened its product lines to expand overall market share and increased price protection and promotions in the fourth quarter of 2012 to reduce channel inventories. In addition, the company did see an increase in costs associated with products that were upgraded or enhanced to be competitive. The cost increases were partially offset by product cost improvements in our international operations.

Selling and Marketing

Selling and marketing expenses increased $9.8 million, or 75.5%, in 2012 as compared to 2011, primarily due to a $4.0 million increase direct media, trade shows and exhibitions to promote new product releases, an increase in depreciation on retail sales displays of $2.3 million and a $0.7 million increase in salaries and benefits related to increases in marketing headcount to support sales growth.

General and Administrative

General and administrative expenses decreased $0.9 million, or 13.3%, in 2012 as compared to 2011, primarily due to $3.4 million of restricted stock which was awarded and vested immediately to a Turtle Beach director in 2011. There were no restricted stock grants in 2012. This decrease was partially offset by an increase in salaries and benefits of $1.3 million, which included $0.5 million paid to two Founders as compensation to support the transition period. In addition, there was a $750,000 increase in the allowance for doubtful accounts due to the 41% increase in accounts receivables.

Product Development

Product development expense increased $0.3 million in 2012 as compared to 2011, primarily due to $0.3 million increase in additional staffing and consultants. During 2012, the Turtle Beach’s product development focused on new product development and technologies to enhance existing products and accessories.

Business Transaction

Business transaction expenses decreased $9.0 million over 2011 primarily due to bonus payments accrued in 2011 that were not incurred in 2012. Costs in 2012 were composed of legal and outside consulting fees incurred with the acquisition of TB Europe in 2012 totaling $0.3 million.

Interest Expense, net

Interest expense for the year ended December 31, 2012 increased $1.8 million over 2011 primarily due to higher average term loan balance outstanding throughout the year. Additional debt issuance costs of $1.3 million that will be amortized over the contractual life of the credit facility related to the revolver amendment, $0.3 recognized in conjunction with the August 2012 debt extinguishment.

Gain on Bargain Purchase from Acquisition

The gain on bargain purchase is related to the purchase of TB Europe. See Note 6, “Acquisition,” to Turtle Beach’s historical audited financial statements, which are included as Annex D to this proxy statement, for details related to the acquisition.

Income Tax Expense

Income tax expense increased by $0.2 million from 2011 as compared to 2012, as a result of the increase in income. The effective tax rate in 2012 was unchanged at 37% in 2011. The difference between the effective tax rate and the statutory tax rates is primarily related to differences in book and tax treatment of stock based compensation and non-deductible expenses.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Revenue

Net revenue increased $74.3 million, or 81.0%, to $166.1 million in 2011 from $91.9 million in 2010.

North America revenue increased $52.2 million, or 66.2%, to $131.1 million from 2010 as compared to 2011, primarily due to new product releases.

International revenue, which consists primarily of sales to distributors in Europe, increased by $22.0 million, or 169%, to $35.0 million, from 2010 as compared to 2011. The increase was primarily due to the increase in distribution channels.

Cost of Revenue

The cost of revenue increased 91% in 2011 from 2010 due to higher product related costs associated with more sophisticated headset products and partially offset by the mix of business. The company experienced strong business activity growth and the more sophisticated and expensive headsets represented a greater share of business as our customers looked for an enhanced gaming experience.

Selling and Marketing

Selling and marketing expenses increased by $7.4 million from 2010 as compared to 2011, primarily due to increases of $3.8 million for direct media and $1.1 million for advertising and promotional materials to support new product releases and to build marketing infrastructure. In addition, there was an increase of $1.3 million for salary and benefits due to an increase in marketing headcount to support planned growth.

General and Administrative

General and administrative expenses increased $5.0 million from 2010 as compared to 2011, primarily due to the restricted stock units issued to the Turtle Beach’s Chairman of the Board of Directors valued at approximately $3.4 million which vested immediately. In addition, there were increases in consultant and legal fees of $0.9 million.

Product Development

Product development expense increased by $1.0 million from 2010 as compared to 2011 primarily due to a $0.7 million increase in salaries and benefits in an effort to formalize the product development infrastructure.

Business Transaction

Business transaction expenses decreased $5.1 million from 2010 as compared to 2011, primarily due to fees incurred with the Stripes acquisition in October of 2010 that were not incurred in 2011.

Interest Expense, net

Interest expense increased by $2.4 million from 2010 as compared to 2011, primarily due to a higher average term loan balance outstanding throughout the year and the accrual of interest on Turtle Beach’s Series B Preferred Stock which was issued in October 2010.

Income Tax Expense

Income tax expense increased $6.2 million from 2010 as compared to 2011, as a result of the increase in income. The effective tax rate in 2011 was approximately 37% compared to approximately 37% in 2010. There were no significant changes in effective tax rate. The difference between the effective tax rate and the statutory tax rates is primarily related to differences in book and tax treatment of stock based compensation and non-deductible expenses.

Adjusted EBITDA

“Adjusted EBITDA” is defined as net income before interest, taxes, stock-based compensation (non-cash), business transaction costs, gain on bargain purchase, depreciation and amortization. Turtle Beach’s management believes Adjusted EBITDA is a useful measure to help evaluate its business, analyze trends, measure performance, prepare financial projections and make strategic decisions.

Turtle Beach’s management adjusts net income (loss) for business transaction costs and gain on bargain purchase from its calculations of Adjusted EBITDA because it believes that such items are not representative of Turtle Beach’s core operations. Business transaction costs and gain on bargain purchase are comprised of the following items for the periods presented:

•	For the nine months ended September 28, 2013, business transaction costs consist of acquisition-related costs in the amount of $2.3 million related to Turtle Beach’s proposed merger with Parametric;

•	For the year ended December 31, 2012, business transaction costs consist of $0.3 million of acquisition-related costs and gain on bargain purchase is $2.3 million, in each case, related to Turtle Beach’s acquisition of TB Europe (see Note 6 (Acquisition) to the consolidated financial statements included as Annex D to this proxy statement for more information regarding the acquisition of TB Europe);

•	For the year ended December 31, 2011, business transaction costs consist of $9.4 million of performance bonuses related to the recapitalization (see Note 1 (Organization and Description of the Business – Recapitalization) to the consolidated financial statements included as Annex D to this proxy statement for more information regarding the recapitalization);

•	For the year ended December 31, 2010, business transaction costs consist of $4.0 million in legal and professional fees and $10.4 million in performance bonuses related to the recapitalization.

Turtle Beach’s management further believes that most investors would exclude business transaction costs, gain on bargain purchase and stock-based compensation from customary EBITDA calculations because those items are often viewed as either non-recurring and not reflective of ongoing financial performance or have no cash impact on operations.

The material limitations of Adjusted EBITDA are as follows: Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. Moreover, because not all companies use identical measures and calculations, the presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. These limitations are compensated for by using Adjusted EBITDA in conjunction with traditional GAAP operating performance and cash-flow measures. Additionally, for the sake of clarity, “Adjusted EBITDA” as presented here is defined differently than “Adjusted EBITDA” as used in the section titled “–Opinion of Craig Hallum Capital Group LLC, Financial Advisor to the Parametric Board.”

Adjusted EBITDA (and a reconciliation to net income (loss), the nearest GAAP financial measure) for the nine months ended September 28, 2013 and September 29, 2012 and years ended December 31, 2012, 2011 and 2010 are as follows (in thousands):

	Nine Months Ended		Years Ended December 31,
	September 28, 2013	September 29, 2012	2012	2011	2010

Net income (loss)	$(7,044)	$9,289	$26,460	$21,554	$10,122
Interest expense, net	4,580	2,873	4,738	2,932	581
Depreciation and amortization	3,763	1,127	2,606	700	240
Stock-based compensation	1,919	402	985	3,749	—
Provision (benefit) for income taxes	(7,186)	4,957	14,008	13,782	7,584
Business transaction costs	2,287	—	342	9,375	14,433
Gain on bargain purchase	—	—	(2,303)	—	—

Adjusted EBITDA	$(1,681)	$18,648	$46,836	$52,092	$32,960

Adjusted EBITDA decreased in the nine months ended September 28, 2013 as compared to the nine months ended September 29, 2012 primarily due to lower revenues and mix of business ahead of the Xbox One and PlayStation 4 console roll-outs, higher refurbished product revenues at negative contribution margin, proactive inventory reduction initiatives in first half of year to reduce channel inventory, and higher sales and marketing expenses due to the acquisition of TB Europe, investments to drive growth in international markets and accelerated marketing spend ahead of the November 2013 console roll-outs.

In 2012, Adjusted EBITDA decreased over 2011 primarily due to an increase in compensation expenses due to an increase in headcount to support planned growth of Turtle Beach, the increase in selling and marketing expenses related to tradeshows, direct media and freight expenses, an increase in general and administrative expenses and $2.0 million of compensation to the two Founders to assist with transition.

In 2011, Adjusted EBITDA increased over 2010 primarily due to the increase in net sales from 2010 to 2011. In addition, business transaction expenses of approximately $14.4 million were incurred in 2010 related to Turtle Beach’s recapitalizations that were not incurred in 2011. This increase was offset by higher general and administrative expenses related to an increase in headcount, marketing expenses for tradeshows and direct media and development expenditures.

Liquidity and Capital Resources

	Nine Months Ended		Year Ended December 31,
	September 28, 2013	September 29, 2012	2012	2011	2010 As Restated
	(In thousands)
Cash and cash equivalents at beginning of year	$5,219	$15,942	$15,942	$7,990	$4,893
Net cash provided by (used in) operating activities	15,259	(2,213)	5,000	2,401	1,106
Net cash used in investing activities	(4,109)	(5,305)	(11,280)	(1,634)	(822)
Net cash provided by (used in) financing activities	(11,335)	(6,614)	(4,364)	7,185	2,813
Effect of foreign exchange on cash	28	—	(79)	—	—

Cash and cash equivalents at end of year	$5,062	$1,810	$5,219	$15,942	$7,990

Management Assessment of Liquidity

Turtle Beach has funded its operations and acquisitions in recent periods primarily with its operating cash flows and proceeds from the sale of Series A Preferred Stock and debt financings. Turtle Beach’s principal sources of liquidity as of September 28, 2013 and December 31, 2012 consisted of cash and cash equivalents of $5.1 and $5.2 million, respectively. Turtle Beach continually projects anticipated cash requirements, which includes cash held outside the United States in its foreign subsidiary, for requirements which may include potential merger and acquisition activity, capital expenditures, principal and interest payments on Turtle Beach’s outstanding indebtedness and working capital requirements. As of September 28, 2013 and December 31, 2012, Turtle Beach permanently reinvested approximately $0.7 million and $2.6 million of earnings from its foreign subsidiary and has not provided for U.S. federal income and foreign withholding taxes. If Turtle Beach were to distribute these earnings, such earnings could be subject to income tax upon repatriation. Determination of the amount of unrecognized deferred tax liability related to these earnings is not practicable.

Debt Obligations

Term Loan

In October 2010, Turtle Beach entered into a Loan and Security Agreement with various financial institutions. The Loan and Security Agreement provided for term loans aggregating to $28.0 million. Turtle Beach’s obligations under its credit facility are secured by a first priority lien against substantially all of Turtle Beach’s assets. The term loans bear interest at the greater of (i) the minimum interest rate of 5.50% or (ii) LIBOR (London interbank offered rate) plus 4.0% per annum. Interest is due monthly. The term loans mature on October 12, 2015 and have combined scheduled quarterly principal repayments, due on the last day of each quarter.

In August 2012, the Loan and Security Agreement was amended and restated to increase the principal amount on the term loans to $45.0 million and to amend the maturity date to August 22, 2015. Turtle Beach drew down $45 million of the term loan in connection with the amendment, of which $25.2 million went to pay off the outstanding balance. The term loans bear interest at Turtle Beach’s option at (i) the Adjusted Base Rate plus the applicable margin ranging from 2.50% to 3.25% as determined by Turtle Beach’s total leverage ratio, or (ii) LIBOR, plus the applicable margin ranging from 3.50% to 4.25%. The Applicable Base Rate is equal to the highest of (1) the Prime Rate as determined by the syndication agent, (b) Federal Funds Rate plus 0.5% and (c) the LIBOR rate plus 1%. As of September 28, 2013 the interest rates on the term loans was 5.75%. As of December 31, 2012, the interest rate on the term loan was 5.5%. Interest is due, at Turtle Beach’s option, every 30, 60 or 90 days. The term loans have scheduled quarterly principal repayments of $3.8 million, due on the last day of each quarter, commencing on December 29, 2012. Commencing in 2013, the term loans will be reduced by an amount equal to 50% of the excess cash flows, as defined in the Loan and Security Agreement, for the fiscal year ended December 31, 2012 and for each fiscal year thereafter; however, this payment was not required for the 2012 fiscal year.

For the nine month period ended September 28, 2013 and year ended December 31, 2012, Turtle Beach made principal payments of $17.5 million and $28.9 million, respectively.

A summary of the transaction and the amendments with financial institutions is as follows (in millions):

October 2010 Debt Outstanding: Loan and Security Agreement
Proceeds	$28.0
Principal payments 2011	(2.8)

Balance December 31, 2011	$25.2

Principal payments	$(2.9)
August 2012 Loan and Security Agreement Amendment
Proceeds	45.0
Payment of outstanding balance	(25.2)
Principal payments on amended term loan	(0.9)

Balance December 31, 2012	$41.2

Principal payments	(7.5)
Proceeds from Subordinated Notes	(10.0)

Balance September 28, 2013	$23.7

Revolving Line of Credit

In August 2011, the Loan and Security Agreement was amended and restated with various financial institutions to include a $15.0 million revolving line of credit. In August 2012, the Loan and Security Agreement was amended and restated to increase the borrowing capacity on the revolving line of credit to $55.0 million. As part of the amendment, the outstanding balance of $10.0 million was paid off. During the year ended December 31, 2012, subsequent to the amendment Turtle Beach drew down $38.0 million on the revolving line of credit. The maturity date on the revolving line of credit was amended to August 22, 2015. The revolving line of credit is subject to limitations based on specific percentages of eligible accounts receivables and inventory and bears interest at Turtle Beach’s option at (i) the Adjusted Base Rate plus the applicable margin ranging from 2.50% to 3.25 % as determined by the Company’s total leverage ratio, or (ii) LIBOR, plus the applicable margin ranging from 3.50% to 4.25%. The Applicable Base Rate is equal to the highest of (1) the Prime Rate as determined by the syndication agent, (b) Federal Funds Rate plus 0.5% and (c) the LIBOR rate plus 1%. As of September 28, 2013, the interest rates on the revolving loans were 5.75% and 6.50%. As of December 31, 2012, the interest rates on the revolving loans were 5.5% to 6.25%. Interest is due, at Turtle Beach’s option, every 30, 60 or 90 days. Turtle Beach is also required to pay a quarterly commitment fee of up to 0.50% per annum on the unused portion of the revolving line of credit.

For the nine month period ended September 28, 2013 and year ended December 31, 2012, Turtle Beach made principal payments of $33 million and $27 million, respectively.

A summary of the transaction and the amendments is as follows (in millions):

Loan and Security Agreement: Revolving Line of Credit

2011 proceeds	$12.0

Balance December 31, 2011	$12.0
2012 Amendment
2012 proceeds	$48.0
2012 payoff of prior balance	(10.0)
Payments on amended revolver	(17.0)

Balance December 31, 2012	$33.0
Payments	(33.1)
Proceeds	30.3

Balance September 28, 2013	$30.2

Other Facilities

Under the terms of the Loan and Security Agreement (as amended and restated), Turtle Beach can also draw down on a swing loan commitment of up to $5.0 million. In addition, Turtle Beach can arrange for certain letters of credit with a maximum amount of $5.0 million. Any borrowings against these facilities reduce the amount available pursuant to the revolving line of credit. As of September 28, 2013 and December 31, 2012, Turtle Beach has not drawn any amounts on the swing loan. At September 28, 2013 and December 31, 2012 and 2011, Turtle Beach had drawn $0.2 million, $0.2 million and $0.1 million under the letter of credit facility.

Covenants

Outstanding borrowings on the Loan and Security Agreement (as amended and restated) are secured by substantially all of the assets of Turtle Beach and pledges of certain shares in Turtle Beach’s subsidiary. The Loan and Security Agreement (as amended and restated) contains certain affirmative and negative covenants to which Turtle Beach must comply. Turtle Beach is also required to comply with the minimum total fixed charge coverage ratio (defined as the ratio of EBITDA minus capital expenditures to the sum of income taxes paid or payable, interest paid, scheduled payments of principal on indebtedness, as well as Founder Earn-out payments made during the period); maximum total leverage ratio (defined as the ratio of total debt outstanding to EBITDA); and maximum amount of capital expenditures that can be incurred during a fiscal year.

Turtle Beach was not in compliance with the fixed charge coverage ratio as of June 30, 2013 and December 31, 2012 and obtained waivers of the compliance issues from its lenders. However, in July and August 2013, Turtle Beach entered into two amendments to the Loan and Security Agreement (collectively the “2013 Amendments”) that waived the default of the fixed charge coverage ratio for those periods. In addition, the 2013 Amendments provided for (i) a minimum EBITDA financial covenant which required that EBITDA for the 12 month period ended June 30, 2013 not be less than $37.0 million, (ii) modification of the total fixed charge coverage ratio for periods ending September 28, 2013 through maturity, (iii) modification of the maximum total leverage ratio for the periods ending September 28, 2013 through maturity, and (iv) modification of the annual clean-down requirements of the revolving line of credit to provide for an increase in the eligible amount outstanding.

In addition, the 2013 Amendments increased the interest rate on the outstanding term loan by 0.25% to 0.75% and also required Turtle Beach to issue at least $10.0 million, but not more than $15.0 million, in

Subordinated Notes on or before August 30, 2013 to reduce the outstanding borrowings on the term loan. On August 30, 2013, Turtle Beach issued $10.0 million of Subordinated Notes to certain affiliated investors, including the Stripes Group and the Chief Executive Officer of Turtle Beach, the proceeds of which were applied against the outstanding balance of the term loan. The Subordinated Notes bear interest at a rate of (i) 10% per annum for the first year and (ii) 20% per annum for all periods thereafter, with interest accruing and being added to the principal amount of the Subordinated Notes quarterly. The Subordinated Notes will mature on the one year anniversary after the maturity of Turtle Beach’s term loan and revolving line of credit.

Series B redeemable preferred stock

In September of 2010, Turtle Beach issued 1,000,000 shares of its Series B redeemable preferred stock with a fair value of $12.4 million. Turtle Beach is required to redeem the Series B preferred stock on the earlier to occur of September 28, 2030, and the occurrence of a liquidation event at its original issue price of $12.425371 per share plus any accrued but unpaid dividends. The redemption value was $13.4 million and $12.7 million as of September 28, 2013 and December 31, 2012.

Turtle Beach believes that its current cash and cash equivalents, and the amounts available under its loan and security agreement and its cash flows derived from operations will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next 12 months. Turtle Beach may explore additional financing sources to fund expansion, to respond to competitive pressures, to acquire or to invest in complementary products, businesses or technologies, or to lower its cost of capital, which could include equity and debt financings. Turtle Beach cannot guarantee that any additional financing will be available on acceptable terms, if at all. If Turtle Beach raises additional funds through the issuance of equity or convertible debt Turtle Beach’s existing stockholders could suffer significant dilution, and if it raises additional funds through the issuance of debt securities or other borrowings, these securities or borrowings would have rights senior to common stock and could contain covenants that could restrict operations.

Critical Accounting Policies

Turtle Beach’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States and include its accounts and the accounts of its wholly-owned subsidiaries. The preparation of these consolidated financial statements requires management to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the applicable periods. Turtle Beach management bases its estimates, assumptions and judgments on historical experience and on various other factors that it believes to be reasonable under the circumstances. Different assumptions and judgments would change the estimates used in the preparation of Turtle Beach’s consolidated financial statements, which, in turn, could change the results from those reported. Turtle Beach management evaluates its estimates, assumptions and judgments on an ongoing basis.

The critical accounting estimates, assumptions and judgments that Turtle Beach management believes to have the most significant impact on the consolidated financial statements are described below.

Revenue Recognition

Net revenue consists primarily of revenue from the sale of gaming headsets and accessories to wholesalers, retailers and to a lesser extent, on-line customers. Turtle Beach recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collection is reasonably assured. Product is considered delivered to the customer once it has been shipped and title and risk of loss have been transferred. Net revenue for on-line purchases is recognized when products are shipped from Turtle Beach’s distribution facilities.

Provisions for sales discounts, product returns and price adjustments are recorded as a reduction of revenue. These revenue reductions are established by Turtle Beach based upon its management’s best estimates at the time of sale following the historical trend, adjusted to reflect known changes in the factors that impact such reserves and allowances, and the terms of agreements with customers.

Inventory Valuation

Turtle Beach records a write-down for products which are in excess of anticipated demand or net realizable value. Turtle Beach performs a detailed review of inventory each period that considers multiple factors including demand forecasts, product life cycle status, product development plans, and current sales levels. The demand for Turtle Beach’s products could be negatively affected by many factors such as unanticipated changes in consumer preferences, weakening economic conditions and reduced consumer confidence in the retail market. If future demand or market conditions for Turtle Beach’s products are less favorable than forecasted or if unforeseen technological changes negatively impact the utility of inventory, Turtle Beach may be required to record additional write-downs, which would adversely affect its results of operations in the period when the write-downs were recorded.

Impairment of Long-Lived Assets

The carrying amounts of Turtle Beach’s long-lived assets, including property and equipment and intangible assets subject to depreciation and amortization are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable or that the useful life is shorter than Turtle Beach had originally estimated. The assumptions and estimates used to determine future values and remaining useful lives of long-lived assets are complex and subjective. They can be affected by various factors, including external factors such as industry and economic trends, and internal factors such as changes in Turtle Beach’s business strategy and forecasts.

Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over their remaining lives. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. If the useful life is shorter than originally estimated, Turtle Beach is required to accelerate the rate of amortization by amortizing the remaining carrying value over the new shorter useful life.

No impairment of any long-lived assets was identified for the years ended December 31, 2010, 2011 and 2012 and for the nine months ended September 29, 2012 and September 28, 2013.

Stock-Based Compensation

Compensation expense related to stock option grants made to employees is calculated based on the fair value of all of the stock-based awards on the date of grant, net of estimated forfeitures. Turtle Beach determines the grant-date fair value of stock-based awards using the Black-Scholes option-pricing model, and the related stock-based compensation is recognized on a straight-line basis over the period in which an employee is required to provide service in exchange for the stock-based award, which is generally four years.

In determining the fair value of stock-based awards, Turtle Beach uses the Black-Scholes option-pricing model and the assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

Expected Term – The expected term represents the period that Turtle Beach’s stock-based awards are expected to be outstanding. Turtle Beach estimates the expected term for its equity incentive grants based on a study of several unrelated public peer companies within Turtle Beach’s industry that it considers to be comparable to its business and historical data on employee exercises and post-vesting employment termination behavior taking into account the contractual life of the award.

Risk-Free Interest Rate – The risk-free interest rate is based on the interest yield in effect at the date of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the option’s expected term.

Expected Volatility – Since Turtle Beach does not have a trading history for its common stock, the expected volatility was derived from the historical stock volatilities of several unrelated public companies within Turtle Beach’s industry that are considered to be comparable to its business over a period equivalent to the expected term of the stock option.

Dividend Rate – The expected dividend was assumed to be zero as Turtle Beach’s credit agreement prohibits the payment of dividends. Thus, a zero dividend yield is assumed in the stock option fair value computations.

The estimated grant-date fair value of all Turtle Beach’s stock-based awards was calculated based on the assumptions given in the table below:

	Nine Months Ended		Year Ended December 31,
	September 28, 2013	September 29, 2012	2012	2011
	(Unaudited)
Expected term (in years)	6.0	N/A	6.0	6.0
Risk-free interest rate	1.0% - 1.1%	N/A	0.8% - 1.1%	1.5% - 2.4%
Expected volatility	50.4% - 50.5%	N/A	50.5% - 51.1%	51.2% -52.4%
Dividend rate	0%	N/A	0%	0%

During the year ended December 31, 2010, Turtle Beach did not grant stock-based awards.

In addition to the Black-Scholes assumptions noted in the table, the Turtle Beach also estimates a forfeiture rate for its stock-based awards. Turtle Beach estimates its forfeiture rate based on an analysis of its actual forfeitures based on actual forfeiture experience, analysis of employee turnover behavior and other factors. The impact from any forfeiture rate adjustment would be recognized in full in the period of adjustment and if the actual number of future forfeitures differs from the estimates, Turtle Beach might be required to record adjustments to stock-based compensation in future periods.

Turtle Beach continues to use judgment in evaluating the expected term, expected volatility and forfeiture rate related to its stock-based compensation calculations on a prospective basis. As Turtle Beach continues to accumulate additional data related to its common stock, Turtle Beach may make refinements to the estimates of expected terms, expected volatility and forfeiture rates that could materially impact its future stock-based compensation.

Significant Factors Used in Determining Fair Value of Our Common Stock

The fair value of the common stock that underlies the stock options has historically been determined by Turtle Beach’s board of directors, with recommendations by management, based upon information available to it at the time of grant. Information regarding the stock options granted subsequent to January 1, 2013, is summarized as follows.

Grant Date	Number of Stock Options Granted	Exercise Price Per Share	Fair Value Per Share of Common Stock	Aggregate Grant Date Fair Value (1)
				(In thousands)
April 1, 2013	1,025,000	$2.01	$2.26	$257
May 20, 2013	150,000	2.01	2.26	38

(1)	Turtle Beach determined the aggregate grant date fair value using the Black-Scholes option-pricing model.

Because there has been no public market for the Turtle Beach’s common stock, the board of directors has determined the fair value of its common stock based on an analysis of relevant metrics, including the following:

•	rights, preferences and privileges of Turtle Beach’s convertible preferred stock relative to those of common stock;

•	Turtle Beach’s actual operating and financing performance;

•	an estimated enterprise value determined by applying a consistent multiple to Turtle Beach’s earnings before interest, taxes, depreciation and amortization, or EBITDA;

•	industry information such as market size and growth including the market performance of a comparable group of privately held companies that are in a stage of development similar to Turtle Beach; and

•	the option grants involve illiquid securities in a private company.

Historically, Turtle Beach did not obtain contemporaneous valuations prepared by an unrelated valuation specialist at the time of each stock option issuance because it believed its management possessed the requisite valuation expertise to prepare a reasonable estimate of the fair value of the interests at the time of each issuance. Subsequent to the issuance of these awards, Turtle Beach obtained valuation studies from an independent third-party valuation firm to reassess the fair value of the common stock underlying Turtle Beach’s stock-based awards used to calculate the related stock-based compensation for financial reporting purposes. In performing its valuation analysis, the valuation firm engaged in discussions with Turtle Beach management, reviewed corporate agreements and analyzed historical and forecasted financial statements. In addition, these valuation studies were based on a number of assumptions, including industry, market and other conditions that could reasonably be evaluated at the time of the valuation. Specifically, the valuation studies considered two approaches to determine the enterprise value of Turtle Beach’s business: the market approach and the income approach. The exercise prices of the stock options were not changed as a result of the valuations.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of our assets and liabilities at tax rates expected to be in effect when such assets or liabilities are realized or settled. Deferred income tax assets are reduced by valuation allowances when necessary.

Assessing whether deferred tax assets are realizable requires significant judgment. Turtle Beach considers all available positive and negative evidence, including historical operating performance and expectations of future operating performance. The ultimate realization of deferred tax assets is often dependent upon future taxable income and therefore can be uncertain. To the extent Turtle Beach believes it is more likely than not that all or some portion of the asset will not be realized, valuation allowances are established against its deferred tax assets, which increase income tax expense in the period when such a determination is made.

Income taxes include the largest amount of tax benefit for an uncertain tax position that is more likely than not to be sustained upon audit based on the technical merits of the tax position. Settlements with tax authorities, the expiration of statutes of limitations for particular tax positions, or obtaining new information on particular tax positions may cause a change to the effective tax rate. Turtle Beach recognizes accrued interest and penalties related to unrecognized tax benefits in the provision for income taxes on the consolidated statements of operations.

Recent Accounting Pronouncements

Refer to Note 2 (Summary of Significant Accounting Policies) to the consolidated financial statements included as Annex D to this proxy statement for additional information.

Off-Balance Sheet Arrangements

Off balance sheet arrangements are transactions, agreements, or other contractual arrangements with an unconsolidated entity for which Turtle Beach has an obligation to the entity that is not recorded in the consolidated financial statements. Turtle Beach does not have any significant off-balance sheet arrangements.

Refer to Note 9 (Commitments and Contingencies) to the consolidated financial statements included as Annex D to this proxy statement for additional information.

Contractual Obligations

Turtle Beach’s principal commitments primarily consist of obligations for minimum payment commitments to leases for office space, Turtle Beach’s term loan and revolving line of credit and purchase commitments to its contract manufacturers. As of December 31, 2012, the future non-cancelable minimum payments under these commitments were as follows:

	Payments Due by Period (in thousands)
	Total	Less Than One Year	1-3 Years	3-5 Years	More Than Five Years
Contractual Obligations: (1)
Operating lease obligations (2)	$4,010	$731	$1,230	$1,119	$930
Series B Preferred stock (3)	51,928	—	—	—	51,928
Principal payments on long term debt (4)	74,250	48,000	26,250	—	—
Interest and fees on long term debt (4)	3,197	1,856	1,341	—	—
Purchase Commitments (5)	8,400	8,400	—	—	—

Total	$141,785	$58,987	$28,821	$1,119	$52,858

(1)	Contractual obligations exclude tax liabilities of $1.5 million related to uncertain tax positions because Turtle Beach is unable to make a reasonably reliable estimate of the timing of settlement, if any, of these future payments.
(2)	Operating lease agreements represent Turtle Beach’s obligations to make payments under non-cancelable lease agreements for its facilities.
(3)	In October 2010, Turtle Beach issued shares of its Series B preferred stock. If the Series B preferred stock is still outstanding as of October 2030, Turtle Beach will be required to redeem the shares for an aggregate of $51.9 million, which is comprised of the aggregate purchase price of $12.4 million plus cumulative preferred dividends of 8.0% per annum of $39.5 million.
(4)	Debt obligations include $33.0 million and $41.3 million in principal on Turtle Beach’s revolving line of credit and term loan. Interest expense is calculated through the maturity date of the debt obligations based on the interest rate in effect on December 31, 2012. On August 30, 2013, Turtle Beach issued $10.0 million of Subordinated Notes to certain affiliated investors, including the Stripes Group and the Chief Executive Officer of Turtle Beach, the proceeds of which were applied against the outstanding balance of the term loan; this indebtedness is not reflected in the table.
(5)	Purchase commitments are contractual obligations to purchase inventory from Turtle Beach’s vendors in advance of anticipated sales. As of September 28, 2013, Turtle Beach has non-cancelable purchase commitments of $28.5 million.

Quantitative and Qualitative Disclosures about Market Risk

Turtle Beach is exposed to market risks in the ordinary course of its business. Market risk represents the risk of loss that may impact its financial position due to adverse changes in financial market prices and rates. Turtle Beach’s market risk exposure is primarily a result of fluctuations in interest rates and foreign currency exchange rates and inflation.

Interest Rate Risk

Turtle Beach is exposed to market risk due to the possibility of changing interest rates under its credit facilities. Its 2012 credit facility is comprised of a term loan and a revolving credit agreement with maturity dates of August 22, 2015. At the end of fiscal 2012, Turtle Beach’s total debt was comprised of a term loan of $41.3 million and a revolving credit line of $33.0 million. A hypothetical 10% increase in borrowing rates at the end of fiscal 2012 would have resulted in an $0.4 million annual increase in interest expense on the existing principal balances.

Foreign Currency Exchange Risk

Turtle Beach operates in international markets, which exposes it to market risk associated with foreign currency exchange rate fluctuations between the U.S. Dollar and various foreign currencies, the most significant of which is the British Pound. Historically, the majority of Turtle Beach’s revenue contracts are denominated in U.S. Dollars, with the most significant exception being Europe, where Turtle Beach invoices primarily in British Pound. Turtle Beach’s expenses are generally denominated in the currencies in which operations are located, which is primarily in the U.S. and United Kingdom. The consolidated results of operations and cash flow are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchanges rates applicable to its business would not have a material impact on its consolidated financial statements.

To date, Turtle Beach has used derivative financial instruments, specifically foreign currency forward and option contracts, to manage exposure to foreign currency risks, by hedging a portion of its forecasted expenses denominated in British Pounds expected to occur within a year. The effect of exchange rate changes on foreign currency forward and option contracts is expected to offset the effect of exchange rate changes on the underlying hedged item. The Company does not use derivative financial instruments for speculative or trading purposes.

Inflation Risk

Turtle Beach is exposed to market risk due to the possibility of inflation, such as increases in the cost of its products costs. Although Turtle Beach does not believe that inflation has had a material impact on its financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on the Company’s ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenue if the selling prices of products do not increase with these increased costs.

MANAGEMENT OF PARAMETRIC FOLLOWING THE MERGER

Arrangements Relating to Parametric’s Executive Officers and Directors

The following Parametric directors and executive officers have submitted, or are anticipated to submit prior to the closing of the merger, letters of resignation from each of the positions set forth opposite their respective names below to Parametric, contingent and effective upon the completion of the merger:

James A. Barnes	Chief Financial Officer, Treasurer and Secretary
James L. Honore	Director
Robert M. Kaplan, Ph.D.	Director
Elwood G. Norris	Director and President
Kenneth J. Potashner	Executive Chairman

Immediately after the effective time of the merger, the remaining directors on the Parametric Board (Messrs. Potashner and Wolfe) will cause the number of directors comprising the Parametric Board to be increased to nine, and will appoint to the Parametric Board five individuals identified by Turtle Beach, one of whom will be Parametric’s chief executive officer after the closing of the merger, and two of whom will be independent directors and eligible to serve on the audit committee (including one audit committee financial expert) under NASDAQ and SEC rules, to fill five of the seven resulting vacancies. As a result, immediately following the effective time of the merger, the Parametric Board will consist of five directors identified by Turtle Beach, two directors identified by Parametric and two vacancies.

Expected Directors and Executive Officers of Parametric Following the Merger

The following table lists the names and ages as of October 1, 2013, and positions of the individuals who are expected to serve as executive officers and directors of Parametric following completion of the merger:

Name	Age	Position(s)
Juergen Stark	47	Director, Chief Executive Officer and President
Kenneth A. Fox	43	Director
Ronald Doornink	59	Director
Kenneth F. Potashner	55	Director
Andrew Wolfe, Ph.D.	50	Director
John Hanson	56	Chief Financial Officer, Treasurer and Secretary

As of the date of this proxy statement, Turtle Beach has not yet determined whom it will designate to serve as the independent directors on the Parametric Board, and Parametric and Turtle Beach have not yet determined who the other executive officers, if any, of Parametric will be following completion of the merger.

Juergen Stark. Immediately after the effective time of the merger, Mr. Stark will be Parametric’s Chief Executive Officer, as well as a member of the Parametric Board, and has served as Chief Executive Officer of VTB since September 2012. Before joining Turtle Beach, Mr. Stark spent over eight years in senior management positions with Motorola Inc. and Motorola Mobility Holdings, Inc. with responsibilities for hardware and software businesses in the consumer, enterprise, and government sectors. From January 2011 to June 2012, Mr. Stark served as Chief Operating Officer of Motorola Mobility after having previously served as Senior Vice President and Chief Operating Officer, Mobile Devices, for Motorola from August 2010 until the spinoff of Motorola Mobility in January 2011. Prior to that, Mr. Stark served as Motorola’s Corporate Vice President, Mobile Devices Business Operations, Corporate Vice President, Product Management, Feature and Mass Market Phones, and Corporate Vice President, General Manager of Windows Mobile Products, from January 2009 to July 2010, November 2008 to January 2009, and August 2007 to October 2008, respectively. Prior to joining Motorola, Mr. Stark served as Chief Executive Officer of Centerpost Corporation, a technology company he co-founded. Since September 2012 Mr. Stark has served as a director of Turtle Beach. Mr. Stark received his B.S. in Aerospace Engineering from University of Michigan and his M.B.A. from Harvard Business School.

Mr. Stark’s perspective and business experience in consumer and enterprise hardware and software businesses, as well as the depth of his operating and senior management experience, provide him with the qualifications and skills to serve as a director.

Kenneth A. Fox. Mr. Fox founded Stripes Group, LLC in February 2003 and has served as the Managing General Partner of Stripes Group since that time. Prior to forming Stripes Group, Mr. Fox co-founded Internet Capital Group in 1995 and served as Managing Director until June 2002. Mr. Fox currently serves on the board of directors of Kareo Inc., eMarketer, Inc., Stella & Chewy’s LLC, Turtle Beach and Sandata Technologies, LLC, and also serves as a board observer at Seamless North America, LLC. Within the past five years Mr. Fox has also served on the board of directors of NetQuote, Inc. and Folica Inc. Mr. Fox received his B.S. in Economics from Pennsylvania State University.

Mr. Fox’s perspective and business experience as an entrepreneur and investor, as well as the depth of his operating and senior management experience, provide him with the qualifications and skills to serve as a director.

Ronald Doornink. Since May 2006, Mr. Doornink has served as an Operating Partner of Stripes Group, LLC. Prior to joining Stripes, Mr. Doornink served as President of Activision, Inc. from 1998 to 2006, and served in other senior management and advisory roles with Activision and Activision-Blizzard, Inc. through July 2012. Mr. Doornink has also held senior management positions with Erasmus Equity Investments, which he also founded, Hunt-Wesson Snack Food, a division of ConAgra Foods, Inc., and the Procter & Gamble Company. Mr. Doornink has served on the board of directors of Turtle Beach since October 2010, including as executive chairman of Turtle Beach from October 2010 to September 2012, and served as a board member of Activision from May 2003 to July 2008. Mr. Doornink currently serves as an advisory board member of Jawfish Games Inc., a position he has held since February 2013, and as a member of the Board of Overseers of Columbia Business School and the board of directors of the Prevent Cancer Foundation, positions he has held since February 2013 and October 2010, respectively. Mr. Doornink holds an undergraduate degree in Economics from Hogere Economische School of Arnhem in the Netherlands and an M.B.A. from Columbia University.

Mr. Doornink’s perspective and business experience in the branded consumer product and consumer technology marketplaces, as well as his many years of senior executive experience, provide him with the qualifications and skills to serve as a director.

Kenneth F. Potashner. Mr. Potashner was appointed a director of Parametric in December 2011 and Executive Chairman of Parametric in March 2012. He has served as Chairman of Newport Corporation since 2007 after being elected to the Board of Directors in 1998. From May 2003 to the present, he has been an independent investor in and advisor to technology companies. From 1996 to May 2003, he was Chairman of the Board of Directors of Maxwell Technologies, Inc., a manufacturer of ultracapacitors, microelectronics and high voltage capacitors, and he also served as President and Chief Executive Officer from 1996 to October 1998. From November 1998 to August 2002, he was President, Chief Executive Officer and Chairman of SONICblue Incorporated (formerly S3 Incorporated), a supplier of digital media appliances and services. He was Executive Vice President and General Manager of Disk Drive Operations for Conner Peripherals, a manufacturer of storage systems, from 1994 to 1996. From 1991 to 1994, he was Vice President, Worldwide Product Engineering for Quantum Corporation, a manufacturer of disk drives. From 1981 to 1991, he held various engineering management positions with Digital Equipment Corporation, a manufacturer of computers and peripherals, culminating with the position of Vice President of Worldwide Product Engineering in 1991. Mr. Potashner also serves on the boards of directors of several private companies. Mr. Potashner received his bachelor’s degree in electrical engineering at Lafayette College in 1979 and a masters’ degree in electrical engineering from Southern Methodist University in 1981.

Mr. Potashner brings extensive experience in the management and operation of technology companies qualifying him to guide Parametric’s business strategy in an increasingly complex business environment and qualifying him for service on the Parametric Board.

Andrew Wolfe, Ph.D. Dr. Wolfe was appointed a director of Parametric in February 2012. He founded Wolfe Consulting in 2002 and serves as a technology and intellectual property consultant in the consumer electronics, computer, and semiconductor industries. He works with Global 500 corporations and technology startups in developing product strategy, new product technology, and intellectual property strategy. He also testifies and serves as a consulting expert for intellectual property (IP) and other technology-related litigation matters. Dr. Wolfe was Chief Technology Officer for SONICblue, Inc. (formerly S3, Inc.) from 1999 to 2002 and also served as Senior Vice President of Business Development from 2001-2002. He served as a Consulting Professor at Stanford University from 1999 to 2002 and an Assistant Professor at Princeton University from 1991 to 1997. Dr. Wolfe obtained a B.S.E.E. in Electrical Engineering and Computer Science from The John Hopkins University in 1985, a M.S. in Electrical and Computer Engineering in 1987 and a Ph.D. in Computer Engineering in 1992 both from Carnegie Mellon University.

Dr. Wolfe’s extensive IP and licensing experience qualifies him for service on the Parametric Board.

John Hanson. Immediately after the effective time of the merger, Mr. Hanson will be Parametric’s Chief Financial Officer and has served as Chief Financial Officer of VTB since September 2013. Before joining Turtle Beach, Mr. Hanson served as Executive Vice President and Chief Financial Officer of Dialogic, Inc., a global telecommunications network appliance and software business, from September 2011 to June 2013. From April 2008 to April 2011, Mr. Hanson served as Chief Financial Officer for OneCommunications Corp., a local exchange carrier located in Boston, Massachusetts. Mr. Hanson has also previously served as the Chief Financial Officer for Worldport Communications, Inc., Millennium Rail, Inc., and Wace USA, Inc., and in other senior financial positions with Motorola, Inc. and Ameritech, Inc. Mr. Hanson has a master’s degree in management from Northwestern University J.L. Kellogg Graduate School of Business and bachelor’s degree in commerce with an accounting major from DePaul University. He is a CPA (inactive) in Illinois and an adjunct professor at the Lake Forest Graduate School of Management.

Controlled Company

Upon completion of the merger, it is anticipated that Parametric will be a “controlled company” under NASDAQ rules. A “controlled company” under NASDAQ rules is a listed company more than 50 percent of the voting power of which is held by an individual, a group or another company (and which elects to be treated as a “controlled company”). Pursuant to the voting provisions contained in the Stockholder Agreement described below, certain stockholders of VTBH will constitute a group controlling more than 50% of the voting power of Parametric’s voting stock. As a “controlled company,” Parametric will be permitted to, and intends to, opt out of certain NASDAQ rules that would otherwise require (i) a majority of the members of the Parametric Board to be independent, (ii) that the compensation committee of Parametric be comprised entirely of independent directors, and (iii) that Parametric establish a nominating and governance committee comprised entirely of independent directors, or otherwise ensure that director nominees are determined or recommended to the Parametric Board by the independent members of the Parametric Board. Parametric does not intend to opt out of other NASDAQ listing requirements even though it may be entitled to do so as a “controlled company.”

Stockholder Agreement

Concurrently with the execution of the merger agreement, Parametric and certain stockholders of VTBH (including all holders of VTBH common stock and Series A Preferred Stock), referred to as the “VTBH stockholders,” entered into a Stockholder Agreement, referred to as the “Stockholder Agreement,” pursuant to which the VTBH stockholders agreed to certain restrictions and other provisions with respect to the VTBH capital stock currently held by them and the shares of Parametric common stock that will be issued to them pursuant to the merger agreement, collectively referred to as the “merger shares.”

Lock-Up Restriction; Written Consents. Under the Stockholder Agreement, the VTBH stockholders have agreed to a lock-up whereby they will not sell or otherwise transfer the merger shares for a period of six months following the closing of the merger, subject to certain exceptions. The VTBH stockholders also agreed to execute a written consent of stockholders in favor of the merger concurrently with the execution of the Stockholder Agreement.

Registration Rights. Pursuant to the Stockholder Agreement, from and after the closing of the merger, the VTBH stockholders are entitled to certain registration rights covering the merger shares, including customary piggyback registration rights for all VTBH stockholders and demand registration rights for SG VTB Holdings, LLC, referred to as “SG VTB.” The Stockholder Agreement also includes customary indemnification and expense reimbursement obligations in connection with registrations of merger shares conducted pursuant to the Stockholder Agreement.

Controlled Company; Voting Agreement. Pursuant to the Stockholder Agreement, the VTBH stockholders have also agreed, effective as of the closing of the merger, to the formation of a group, referred to as the “Stockholder Group,” for purposes of the Exchange Act. The VTBH stockholders provided these block voting covenants to cause Parametric to qualify as a “controlled company” under NASDAQ rules following the closing of the merger. Furthermore, the VTBH stockholders agreed, effective from and after the closing of the merger, to vote their merger shares to ensure that SG VTB has the right to designate seven directors to the Parametric Board (including the Chief Executive Officer of Parametric and two independent directors) so long as SG VTB and its affiliates collectively beneficially own at least 10% of the outstanding capital stock of Parametric. The VTBH stockholders’ obligations with respect to the formation of the Stockholder Group and the voting requirements referred to above with respect to the Parametric Board terminate upon the first to occur of (i) the failure of the Stockholder Group to hold shares representing an aggregate of at least 50.1% of the voting power of Parametric and (ii) termination by the mutual agreement of Parametric and the Stockholder Group.

Termination. Most of the provisions of the Stockholder Agreement will terminate upon the earlier of (i) the dissolution of Parametric (unless Parametric continues to exist after such dissolution as a limited liability company or in another form, whether incorporated in Delaware or another jurisdiction), (ii) the consummation of a disposition of shares by SG VTB and its affiliates that would have the effect of transferring to a person or group that is not an affiliate of SG VTB or a portfolio company of one or more SG VTB affiliates a number of shares of Parametric common stock such that, following the consummation of such disposition, such person or group possesses the voting power to elect a majority of the Parametric Board (whether by merger, consolidation, sale or transfer of common stock or otherwise), or a majority of the board of directors (or similar body) of any successor entity, and (iii) the termination of the merger agreement; provided however, that (a) for so long as SG VTB and its affiliates collectively own any merger shares, the registration rights set forth in the Stockholder Agreement will not terminate without the prior written consent of SG VTB unless the Stockholder Agreement is terminated prior to the closing of the merger, and (b) the indemnification provisions with respect to the registration rights in the Stockholder Agreement survive any termination of the Stockholder Agreement.

Director Independence

Immediately following the effective time of the merger, the Parametric Board will consist of five directors identified by Turtle Beach, two directors identified by Parametric and two vacancies. Three of these directors will qualify as “independent directors” under NASDAQ listing rules (including Dr. Wolfe). As of the date of this proxy statement, VTBH has not yet determined whom it will designate to serve as independent directors on the Parametric Board.

Board Committees of Parametric Following the Merger

Following the merger, the Parametric Board will have three standing committees: the audit committee, the compensation committee, and the nominating and corporate governance committee.

Audit Committee

The primary purpose of the audit committee is to assist the Parametric Board in the oversight of the integrity of its accounting and financial reporting process, the audits of its consolidated financial statements, and its compliance with legal and regulatory requirements. The functions of the audit committee include, among other things:

•	hiring Parametric’s independent registered public accounting firm to conduct the annual audit of Parametric’s consolidated financial statements and monitoring its independence and performance;

•	reviewing and approving the planned scope of the annual audit and the results of the annual audit;

•	pre-approving all audit services and permissible non-audit services provided by Parametric’s independent registered public accounting firm;

•	reviewing the significant accounting and reporting principles to understand their impact on Parametric’s consolidated financial statements;

•	reviewing Parametric’s internal financial, operating and accounting controls with management and Parametric’s independent registered public accounting firm;

•	reviewing with management and Parametric’s independent registered public accounting firm, as appropriate, Parametric’s financial reports, earnings announcements and its compliance with legal and regulatory requirements;

•	establishing procedures for the treatment of complaints received by Parametric regarding accounting, internal accounting controls or auditing matters and confidential submissions by Parametric’s employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and approving related-party transactions; and

•	reviewing and evaluating, at least annually, Parametric’s audit committee’s charter.

It is anticipated that the Parametric Board will identify three directors to serve as members of the audit committee (including Dr. Wolfe), including at least one director who will also qualify as an “audit committee financial expert,” as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act. The Parametric Board will undertake a review of the independence of these directors and determine that they are independent under NASDAQ rules and meet the additional tests for independence for audit committee members imposed by Exchange Act Rule 10A-3 and NASDAQ rules.

Compensation Committee

The primary purpose of the compensation committee is to assist the Parametric Board in exercising its responsibilities relating to compensation of Parametric’s executive officers and employees and to administer Parametric’s equity compensation and other benefit plans. In carrying out these responsibilities, the committee will review all components of executive officer and employee compensation for consistency with its compensation philosophy, as in effect from time to time. The functions of the compensation committee will include, among other things:

•	designing and implementing competitive compensation policies to attract and retain key personnel;

•	reviewing and formulating policy and determining the compensation of Parametric’s executive officers and employees;

•	reviewing and recommending to the Parametric Board the compensation of the directors;

•	administering Parametric’s equity incentive plans and granting equity awards to employees and directors under these plans;

•	if required from time to time, reviewing with management Parametric’s disclosures under the caption “Compensation Discussion and Analysis” and recommending to the full board its inclusion in Parametric’s periodic reports to be filed with the SEC;

•	if required from time to time, preparing the report of the compensation committee to be included in Parametric’s annual proxy statement;

•	engaging compensation consultants or other advisors it deems appropriate to assist with its duties; and

•	reviewing and evaluating, at least annually, Parametric’s compensation committee’s charter.

It is anticipated that, after the effective time of the merger, Mr. Doornink will serve on the compensation committee along with two additional independent directors identified by the Parametric Board.

Nominating and Corporate Governance Committee

The primary purpose of the nominating and corporate governance committee will be to assist the Parametric Board in promoting the best interest of Parametric and its stockholders through the implementation of sound corporate governance principles and practices. The functions of the nominating and corporate governance committee will include, among other things:

•	identifying, reviewing and evaluating candidates to serve on the Parametric Board;

•	determining the minimum qualifications for service on the Parametric Board;

•	developing and recommending to the Parametric Board an annual self-evaluation process for the Parametric Board and overseeing the annual self-evaluation process;

•	developing, as appropriate, a set of corporate governance principles, and reviewing and recommending to the Parametric Board any changes to such principles; and

•	periodically reviewing and evaluating the nominating and corporate governance committee’s charter.

It is anticipated that, after the effective time of the merger, Messrs. Doornink and Fox will serve on the nominating and corporate governance committee, along with one independent director identified by the Parametric Board.

Expected Compensation of Parametric’s Executive Officers and Directors Following the Merger

It is anticipated that the compensation of the executive officers and directors of Parametric following completion of the merger will be determined by the Parametric Board in consultation with the compensation committee of the Parametric Board, as described above under the heading “Compensation Committee.” The executive officers and non-employee directors of Parametric will be eligible to receive compensation under the Parametric 2013 Stock-Based Incentive Plan, and executive officers of Parametric will be eligible to receive compensation under the Parametric Annual Incentive Bonus Plan, subject to the approval of each of those plans by the stockholders of Parametric. The 2013 Stock-Based Incentive Plan is described in the “Proposal 4 – Approval of the 2013 Stock-Based Incentive Compensation Plan” section of this proxy statement, and the Annual Incentive Bonus Plan is described in the “Proposal 5 – Approval of the Annual Incentive Bonus Plan” section of this proxy statement.

Offer Letter – Juergen Stark

Mr. Stark currently serves as Chief Executive Officer of Turtle Beach on the terms set forth in an offer letter dated August 13, 2012 and, following completion of the merger, Mr. Stark will also serve as Chief Executive Officer and President of Parametric. Mr. Stark currently receives an annual base salary of $535,000 and is eligible to participate in VTB’s bonus plan with a target bonus of $321,000.

If VTB terminates Mr. Stark’s employment without “cause” or if Mr. Stark terminates his employment with “good reason” (as these terms are defined in his offer letter and summarized below), in each case, other than following an “approved sale” (as such term is defined in the Stockholders Agreement, dated January 7, 2011, by and among VTBH and certain of its stockholders and summarized below), VTB has agreed to pay Mr. Stark severance consisting of a continuation of his then-current base salary, as well as healthcare continuation benefits, for a period of six months following such termination and a pro-rated portion of his target bonus for the year in which such termination occurs. If such termination occurs following an “approved sale,” VTB has agreed to pay Mr. Stark (i) a lump sum payment equal to his then-current annual base salary, (ii) healthcare continuation benefits for a period of one year following such termination and (iii) a pro-rata portion of his target bonus for the year in which such termination occurs. “Cause” is defined to include a conviction or liability for a felony, an act of fraud, misappropriation or embezzlement, and, unless cured by Mr. Stark within 30 days following notice thereof from VTB, any of the following: a material breach by Mr. Stark of the terms of his offer letter, willful misconduct or gross negligence, or a willful failure by Mr. Stark to carry out his responsibilities. “Good reason” is defined to include a material reduction in Mr. Stark’s title, duties or responsibilities, a material breach by VTB of the terms of Mr. Stark’s offer letter, or a material reduction in Mr. Stark’s base salary or target bonus opportunity; in each case, unless cured by VTB within 30 days following notice thereof from Mr. Stark. “Approved sale” is defined to include (i) the sale by SG VTB Holdings, LLC of not less than 50% of its shares of VTB stock, calculated on a fully diluted basis, to a third party in a bona fide sale or (ii) the approval of a sale of VTB, whether by merger, consolidation, sale of outstanding shares, sale of all or substantially all of its assets or otherwise.

Stock Award Agreement – Juergen Stark

Pursuant to a stock option award agreement with VTBH, Mr. Stark was granted an option to purchase 6,730,448 shares of VTBH common stock under the VTB Holdings, Inc. 2011 Equity Incentive Plan with an exercise price of $2.01 per share. One-quarter of the shares granted under the option vested on September 4, 2013, the first anniversary of the grant date, and, subject to Mr. Stark’s continued employment with Turtle Beach on the applicable vesting date, the remainder vest ratably each month as of the first day of each month until the fourth anniversary of the grant date. As of October 1, 2013, approximately 1,682,612 of such shares had vested. The treatment of VTBH equity-based awards in connection with the merger is described in the “Proposal 1 – The Merger Proposal – Treatment of VTBH Equity-Based Awards in the Merger” and “Proposal 4 – Approval of the 2013 Stock-Based Incentive Compensation Plan” sections of this proxy statement.

Offer Letter – John Hanson

Mr. Hanson currently serves as Chief Financial Officer of Turtle Beach on the terms set forth in an offer letter dated September 16, 2013 and, following completion of the merger, Mr. Hanson will also serve as Chief Financial Officer, Treasurer and Secretary of Parametric. Mr. Hanson currently receives an annual base salary of $350,000 and is eligible for a target performance bonus of 40% of his base salary (increasing to 50% of base salary once Mr. Hanson has completed his planned relocation to New York or San Diego). For 2013, Mr. Hanson will be entitled to a pro-rated bonus based on 100% of his target bonus amount for 2013.

Under the offer letter, on the 30th day following completion of the merger, Mr. Hanson will receive a stock option grant of the number of shares of Parametric common stock that 700,000 shares of VTBH common stock would have converted into pursuant to the merger agreement had they been outstanding at the effective time of the merger. The treatment of VTBH equity-based awards in connection with the merger is described in the “Proposal 1 – The Merger Proposal – Treatment of VTBH Equity-Based Awards in the Merger” and “Proposal 4 – Approval of the 2013 Stock-Based Incentive Compensation Plan” sections of this proxy statement. The strike price will equal the closing price of Parametric common stock on the trading day prior to the date of the grant. One-quarter of the shares granted will vest on September 23, 2014, with the remainder vesting ratably each month over the following three year period. As of October 1, 2013, none of such shares had vested.

In the event that Mr. Hanson’s employment is terminated by VTB without cause (including following a change in control of Turtle Beach), he will be entitled to continuation of his annual salary for a period of six months. In addition, if Mr. Hanson’s employment is terminated by VTB without cause or by Mr. Hanson for “good reason,” he will be entitled to a pro-rated bonus for the year of termination based upon the average percentage of the applicable target bonuses received by the management team. For purposes of Mr. Hanson’s offer letter, “good reason” means a material diminution in responsibilities; relocation more than 35 miles from San Diego, California or Valhalla, New York; or any material breach of the offer letter by VTB.

Certain Relationships and Related Transactions Involving Turtle Beach and its Affiliates

Subordinated Notes

On August 30, 2013, VTBH issued $10.0 million of subordinated notes, referred to as the “Subordinated Notes,” to certain affiliated investors, as described in the table below. The Subordinated Notes bear interest at a rate of (i) 10% per annum for the first year and (ii) 20% per annum for all periods thereafter, with interest accruing and being added to the principal amount of the Subordinated Notes quarterly. Principal and interest on the Subordinated Notes are due upon maturity of the Subordinated Notes, which shall occur on the one year anniversary of the later of (i) the term loan maturity date under Turtle Beach’s credit facility of August 22, 2015 or (ii) the revolving line of credit termination date of August 22, 2015. The proceeds from the Subordinated Notes were used to repay an equivalent portion of VTBH’s outstanding term loans. The investors in the Subordinated Notes were the following:

Investor	Original Principal Amount Outstanding

Juergen Stark (1)	$500,000

Doornink Revocable Living Trust dated December 17, 1996, as amended (2)	$1,003,025

SG VTB Holdings, LLC (3)	$8,496,975

Total	$10,000,000

(1)	Mr. Stark is the chief executive officer and a director of Turtle Beach. At the effective time of the merger, Mr. Stark will become the Chief Executive Officer and President of Parametric and a director of Parametric.
(2)	Ronald Doornink, a director of Turtle Beach, is the trustee of the Doornink Revocable Living Trust. At the effective time of the merger, Mr. Doornink will become a director of Parametric.
(3)	SG VTB is the holder of 42,889,555 shares of Series A Preferred Stock of VTBH, representing a 44.61% ownership interest on a fully-diluted basis. At the effective time of the merger, the shares of VTBH capital stock held of record by SG VTB will convert into shares of Parametric common stock as described in the “Proposal 1 – The Merger Proposal – Treatment of VTBH Capital Stock in the Merger” section of this proxy statement. SG VTB is an affiliate of Stripes Group, LLC. Kenneth A. Fox is the founder and managing general partner of Stripes Group and a director of Turtle Beach. Mr. Doornink is an operating partner of Stripes Group, and is a director of Turtle Beach. At the effective time of the merger, Mr. Fox and Mr. Doornink will become directors of Parametric.

Comparison of Stockholder Rights Before and After the Merger

As Parametric is not a constituent entity to the merger under Nevada law – as described elsewhere in this proxy statement, the parties to the merger are VTBH and Merger Sub – there will be no changes to the rights of Parametric’s stockholders under the Nevada Revised Statutes or Parametric’s articles of incorporation or bylaws as a result of the merger.

PROPOSAL 4 – APPROVAL OF THE 2013 STOCK-BASED INCENTIVE COMPENSATION PLAN

The Parametric Board is asking Parametric’s stockholders to vote on a proposal to approve the Parametric Sound Corporation 2013 Stock-Based Incentive Compensation Plan (referred to as the “Stock Plan”). Following the consummation of the merger, Parametric intends to grant stock-based incentive compensation to eligible employees, directors and consultants pursuant to the Stock Plan. Upon the adoption and effectiveness of the Stock Plan, Parametric will not grant any new options under its 2010 Stock Option Plan or its 2012 Stock Option Plan (together, and in each case as amended, the “Prior Plans”); provided that options currently outstanding under the Prior Plans will continue to be subject to the applicable terms of the Prior Plans and the applicable award agreements. The Stock Plan will become effective when, and only when, (i) the stockholders have approved the Stock Plan, (ii) the stockholders have approved the merger proposal and (iii) the merger has been consummated. The general purpose of the Stock Plan is to assist Parametric, its subsidiaries and affiliates in attracting and retaining key employees, consultants and non-employee directors by offering them a greater stake in Parametric’s success and a closer identity with it and by encouraging ownership of Parametric’s stock by such service providers. The Stock Plan will accomplish these goals by allowing eligible employees and consultants of Parametric, its subsidiaries and affiliates and non-employee members of the Parametric Board to receive awards of common stock, deferred stock, restricted stock, restricted stock units, stock options or stock appreciation rights (referred to as “SARs”).

Following the consummation of the merger, Parametric will assume the VTB Holdings, Inc. 2011 Equity Incentive Plan (referred to as the “VTB Stock Plan”) and the options previously granted thereunder. The options previously granted pursuant to the VTB Stock Plan will continue to be subject to the terms of the VTB Stock Plan and the applicable award agreements, provided that outstanding options granted under the VTB Stock Plan will be exercisable for Parametric common stock. Following the consummation of the merger, there will be no further awards granted under the VTB Stock Plan.

The Stock Plan will be administered by a committee appointed by the Parametric Board (referred to as the “Plan Committee”). None of the members of the Plan Committee will receive additional compensation for administering the Stock Plan. The total number of shares of Parametric common stock that are being authorized for grant under the Stock Plan is 2,250,000 (subject to adjustments for stock splits, stock dividends and the like), plus the shares that were authorized to be granted but have not been issued under the Prior Plans. The total number of new shares authorized for grant under the Stock Plan is anticipated to equal, as of the effective date of the merger, approximately 6% of Parametric’s outstanding shares after giving effect to the issuance of shares to VTBH stockholders contemplated by the merger agreement. No individual employee may be granted more than 450,000 shares under the Stock Plan during any calendar year.

Basis for Parametric Board’s Adoption of the Stock Plan. The Parametric Board’s purpose in adopting the Stock Plan was to ensure the longevity, effectiveness and administrative flexibility of the long-term equity incentive component of Parametric’s executive compensation program. Prior to adopting the Stock Plan, the Parametric Board and compensation committee considered the various aspects of the Stock Plan, including the number of shares authorized under the Stock Plan, the cost of issuing additional shares, the impact of share dilution on our existing stockholders and the central role of equity-based incentive compensation in Parametric’s executive compensation program. Additionally, the Parametric Board seeks approval of the Stock Plan from the stockholders to make grants of equity-based awards to participants in the VTB Stock Plan (who will become eligible to participate in the Stock Plan following the consummation of the merger).

The Stock Plan is intended to give Parametric the flexibility to grant common stock, deferred stock, restricted stock, stock options, restricted stock units and SARs (referred to collectively as “Awards”) over the next several years to its employees, consultants and non-employee directors. In determining the number of shares to authorize under the Stock Plan, the Parametric Board considered the number of shares remaining for issuance under the Prior Plans as well as historic grant rates. As a result of the merger, Parametric will have an increased number of employees who will be eligible to participate in the Stock Plan and therefore anticipates making corresponding increases in the aggregate annual number of shares subject to awards.

Based on the foregoing considerations, the Parametric Board concluded that it is in the best interests of Parametric and its stockholders for its stockholders to approve the Stock Plan. The Parametric Board determined that the costs to Parametric’s stockholders of approving the Stock Plan would be outweighed by the benefits to be achieved by appropriately compensated and motivated employees. If the Stock Plan is approved, the Parametric Board and the Compensation Committee will continue to monitor and evaluate the benefits and risks to Parametric and its stockholders in granting the shares available for issuance under the Stock Plan.

Best Practices. The Stock Plan was designed to include a number of provisions that Parametric believes will reinforce the alignment between the interests of the participants in the Stock Plan and those of Parametric’s stockholders. These provisions include, but are not limited to, the following:

•	No Discounted Options or SARs. Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•	No Re-pricing, Replacement or Repurchase without Stockholder Approval. Parametric may not re-price, replace or repurchase any stock option, SAR or other Award without stockholder approval.

•	No Liberal Share Recycling. If any shares subject to an Award are retained or reacquired by Parametric in payment of an exercise price or satisfaction of a withholding or other tax obligation in connection with any Award, such shares shall not be made available for future Awards under the Stock Plan. SARs to be settled in shares are counted in full against the number of shares available for award under the Stock Plan, regardless of the number of shares issued upon settlement of the SAR.

•	Clawback. Awards granted under the Stock Plan are subject to mandatory repayment by the participant pursuant to the terms of any applicable “clawback” or recoupment policy set forth in the participant’s Award agreement or as required by applicable law.

•	No Dividends on Unvested Awards. The Stock Plan does not permit the payment or accrual of dividends on unvested Awards.

•	No Transferability. No Award may be transferred, assigned, pledged or encumbered by a participant except pursuant to the laws of descent and distribution or as approved by the Plan Committee for estate planning purposes.

•	No Evergreen Provision. There is no “evergreen” feature pursuant to which the shares authorized for issuance under the Stock Plan can be automatically replenished.

•	No Automatic Grants. The Stock Plan does not provide for “reload” or other automatic grants to participants.

•	No Tax Gross-Ups. The Stock Plan does not provide for any tax gross-ups to participants.

•	Code Section 162(m). The Stock Plan is designed to allow the granting of Awards that can satisfy the requirements for “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, subject to the approval of the Stock Plan by Parametric’s stockholders. Awards that satisfy these requirements are not subject to the $1 million limit on deductibility applicable to compensation paid to certain of Parametric’s executives.

Summary of the Stock Plan

The following general description of certain features of the Stock Plan is qualified in its entirety by reference to the Stock Plan that is attached as Annex E to this proxy statement.

Share Reserve and Limitations. The Stock Plan reserves an aggregate of 2,250,000 shares of Parametric common stock for issuance pursuant to the Stock Plan, plus the number of shares that were authorized but unissued under the Prior Plans. The maximum number of shares of Parametric common stock available for awards that may be granted to an individual participant during a single year is 450,000.

Eligibility. All employees and consultants of Parametric, its subsidiaries and affiliates and all non-employee members of Parametric’s Board are eligible to receive awards under the Stock Plan. As of the date of this proxy statement, we anticipate that following completion of the merger there will be approximately 130 employees, five consultants and six non-employee members of the Parametric Board eligible to receive awards under the Stock Plan.

Administration. The Stock Plan will be administered by the Plan Committee, as described above. The Plan Committee will have the power to: (i) select the employees, consultants and non-employee directors who will receive awards pursuant to the Stock Plan; (ii) determine the type or types of awards to be granted to each participant; (iii) determine the number of shares of common stock to which an award will relate, the terms and conditions of any award granted under the Stock Plan, including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an award and waivers or accelerations thereof, and waivers of or modifications to performance conditions relating to an award, based in each case on such considerations as the committee shall determine, and all other matters to be determined in connection with an award; (iv) determine whether, to what extent, and under what circumstances an award may be canceled, forfeited, or surrendered; (v) determine whether, and to certify that, the performance goals to which the settlement of an award is subject are satisfied; (vi) correct any defect or supply any omission or reconcile any inconsistency in the Stock Plan, and adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Stock Plan; (vii) determine the effect, if any, of a change in control of Parametric upon outstanding awards; and (viii) construe and interpret the Stock Plan and make all other determinations as it may deem necessary or advisable for the administration of the Stock Plan. The Plan Committee may delegate some or all of its powers to any executive officer of our company or any other person, other than its authority to grant awards to certain specified executives.

Types of Awards. Awards that can be granted under the Stock Plan include common stock, deferred stock, restricted stock, restricted stock units (referred to as “RSUs”), stock options and SARs.

Common Stock. In a common stock award, a participant receives a grant of shares of Parametric common stock that are not subject to any restrictions on transfer or other vesting conditions. Upon the grant date, the participant will have all of the customary rights of a stockholder with respect to such shares, including the right to vote such shares and to receive dividends with respect to such shares.

Deferred Stock. In a deferred stock award, Parametric agrees to deliver, subject to certain conditions, a fixed number of shares of Parametric common stock to the participant at the end of a specified deferral period or periods. During such period or periods, the participant will have no rights as a stockholder with respect to any such shares. No dividends will be paid with respect to shares of deferred stock during the applicable deferral period, and the participant will have no future right to any dividend paid during such period.

Restricted Stock. In a restricted stock award, a participant receives a grant of shares of Parametric common stock that are subject to certain restrictions, including forfeiture of such stock upon the happening of certain events. During the restriction period, holders of restricted stock will have the right to vote the shares of restricted stock. No dividends will be paid with respect to shares of restricted stock during the applicable restriction period, and the participant shall have no future right to any dividend paid during such period.

Restricted Stock Units. An RSU is a grant of the right to receive a payment in Parametric common stock or cash, or in a combination thereof, equal to the fair market value of a share of our common stock on the expiration of the applicable restriction period or periods. During such period or periods, the participant will have no rights as a stockholder with respect to any such shares. No dividends will be paid with respect to shares underlying an RSU during the applicable restriction period, and the participant will have no future right to any dividend paid during such period.

Stock Options. Stock options granted under the Stock Plan may be either incentive stock options or non-qualified stock options. The exercise price of an option shall be determined by the Plan Committee, but must be at least 100% of the fair market value of Parametric common stock on the date of the grant. If the participant owns, directly or indirectly, shares constituting more than 10% of the total combined voting power of all classes of stock of our company, the exercise price of an incentive stock option must be at least 110% of the fair market value of a share of common stock on the date the incentive stock option is granted.

Stock Appreciation Rights. A grant of a SAR entitles the holder to receive, upon exercise of the SAR, the excess of the fair market value of one share of Parametric common stock on the date of exercise over the grant price of the SAR as determined by the Plan Committee. The grant price of a SAR may never be less than 100% of the fair market value of a share of common stock on the date of grant.

Performance Goals. In the discretion of the Plan Committee, any award may be granted subject to performance goals that must be met by the end of a period specified by the Plan Committee, but that are substantially uncertain to be met before the grant of the award, and that must be based upon one or more of the following as they relate to our company, our subsidiaries or affiliates, or any business unit or department thereof: (i) stock price, (ii) market share, (iii) sales, (iv) earnings per share, (v) diluted earnings per share, (vi) diluted net income per share, (vii) return on stockholder equity, (viii) costs, (ix) cash flow, (x) return on total assets, (xi) return on capital or invested capital, (xii) return on net assets, (xiii) operating income, (xiv) net income, (xv) earnings (or net income) before interest, taxes, depreciation and amortization, (xvi) improvements in capital structure, (xvii) gross, operating or other margins, (xviii) budget and expense management, (xix) productivity ratios, (xx) working capital targets, (xxi) enterprise value, (xxii) safety record, (xxiii) completion of acquisitions or business expansion (xxiv) economic value added or other value added measurements, (xxv) expense targets, (xxvi) operating efficiency, (xxvii) regulatory body approvals for commercialization of products , (xxviii) implementation or completion of critical projects or related milestones, (xxix) quality control, (xxx) supply chain achievements and (xxxi) marketing and distribution of products. The committee may structure awards to qualify for the exemption for performance-based compensation to the limitations on the deductibility of compensation in excess of $1,000,000 paid to certain of our executive officers under Section 162(m) of the Code; however, the Plan Committee retains the discretion to grant awards that are not fully deductible under Section 162(m) of the Code. Performance goals with respect to awards that are not intended to constitute qualified performance-based compensation under Section 162(m) of the Code may be based on one or more of the preceding measures or any other measure that the Plan Committee may determine in its sole discretion. Performance goals may be measured absolutely or relative to an index or peer group.

Effects of a Change in Control. Upon the occurrence of a change in control of Parametric following the date of the consummation of the merger, the Plan Committee may, in its discretion: (i) fully vest any or all awards; (ii) determine whether all applicable performance goals have been achieved and the applicable level of performance; (iii) cancel any outstanding awards in exchange for a cash payment of an amount, but not less than zero, equal to the difference between the then fair market value of the award less the exercise or base price of the award; (iv) after having given the participant a chance to exercise any vested outstanding options or SARs, terminate any or all of the participant’s unexercised options or SARs; (v) where Parametric is not the surviving corporation after a change in control, cause the surviving corporation to assume or replace all outstanding awards with comparable awards; or (vi) take such other action as the Plan Committee shall determine appropriate.

Effects of Certain Corporate Transactions. In the event of a stock dividend, recapitalization, forward or reverse stock split, reorganization, division, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other corporate transaction or event that affects our common stock, the Plan Committee shall make equitable adjustments in (i) the number and kind of shares of common stock which may thereafter be issued in connection with awards, (ii) the number and kind of shares of common stock issuable in respect of outstanding awards, (iii) the aggregate number and kind of shares of common stock available under the Stock Plan, and (iv) the exercise or grant price relating to any award, or if deemed appropriate, the Plan Committee may also make provision for a cash payment with respect to any outstanding award.

Actions Requiring Stockholder Approval. The Parametric Board must obtain stockholder approval in order to take any action that would (i) increase the number of shares subject to the Stock Plan, except for adjustments upon changes in capitalization; (ii) result in the re-pricing, replacement or repurchase of any option, SAR or other award; or (iii) be required to be submitted for stockholder approval under any federal or state law or regulation or NASDAQ listing rules.

Clawback. Any award granted under the Stock Plan, including a common stock award, will be subject to mandatory repayment by the participant to Parametric pursuant to the terms of any company “clawback” or recoupment policy that is directly applicable to the Stock Plan and set forth in an award agreement or as required by law to be applicable to the participant.

Transfer Restrictions. No award or other right or interest of a participant under the Stock Plan may be assigned or transferred for any reason during the participant’s lifetime, other than to Parametric or any subsidiary or affiliate, and any attempt to do so shall be void and the relevant award shall be forfeited. Notwithstanding the foregoing, the Plan Committee may grant awards, other than incentive stock options, that are transferable by the participant during his or her lifetime, but only to the extent specifically provided in the award agreement entered into with such participant. No incentive stock option shall be transferable other than by will or the laws of descent and distribution.

Effective Date. The Stock Plan shall become effective when, and only when, (i) the stockholders have approved the Stock Plan, (ii) the stockholders have approved the merger proposal and (iii) the merger has been consummated.

Certain Federal Income Tax Considerations

The following discussion is a summary of certain federal income tax considerations that may be relevant to participants in the Stock Plan. The discussion is for general informational purposes only and does not purport to address specific federal income tax considerations that may apply to a participant based on his or her particular circumstances, nor does it address state or local income tax or other tax considerations that may be relevant to a participant.

Common Stock. Upon the grant of an award of common stock, a participant will recognize ordinary income equal to the difference between the amount paid, if any, for such common stock and the fair market value of such common stock on the grant date, and, subject to Section 162(m) of the Code, Parametric will be entitled to a corresponding deduction. The participant’s tax basis in such shares of common stock will equal the fair market value of such shares on the grant date. Upon sale of such shares of common stock, the participant will recognize short-term or long-term capital gain or loss, depending upon whether at the time of sale the shares have been held for more than one year following the grant date. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Deferred Stock. A participant recognizes no taxable income and Parametric is not entitled to a deduction when deferred stock is awarded. When the deferral period for the award ends and the participant receives shares of Parametric common stock, the participant will recognize ordinary income equal to the fair market value of the shares at that time, and, subject to Section 162(m) of the Code, Parametric will be entitled to a corresponding deduction. A participant’s tax basis in shares of common stock received at the end of a deferral period will be equal to the fair market value of such shares when the participant receives them. Upon sale of the shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether at the time of sale the shares have been held for more than one year following the end of the deferral period. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Restricted Stock. Restricted stock received pursuant to Awards will be considered subject to a substantial risk of forfeiture for federal income tax purposes. If a participant who receives restricted stock does not make the election described below, the participant recognizes no taxable income upon the receipt of restricted stock, and Parametric is not entitled to a deduction at such time. When the forfeiture restrictions with respect to the restricted stock lapse, the participant will recognize ordinary income equal to the fair market value of the shares at that time, and, subject to Section 162(m) of the Code, Parametric will be entitled to a corresponding deduction. A participant’s tax basis in restricted stock will be equal to the fair market value of such shares when the forfeiture restrictions lapse, and the participant’s holding period for the shares will begin when the forfeiture restrictions lapse. Upon a sale of shares of restricted stock, the participant will recognize short-term or long-term gain or loss, depending upon whether at the time of sale the shares have been held for more than one year following the lapse of the restrictions. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Participants receiving restricted stock may make an election under Section 83(b) of the Code with respect to the shares. By making a Section 83(b) election, the participant elects to recognize compensation income with respect to the shares when the shares are received rather than at the time the forfeiture restrictions lapse. The amount of such compensation income will be equal to the fair market value of the shares when the participant receives them (valued without taking the restrictions into account), and, subject to Section 162(m) of the Code, Parametric will be entitled to a corresponding deduction at that time. By making a Section 83(b) election, the participant will recognize no additional compensation income with respect to the shares when the forfeiture restrictions lapse and will instead recognize gain or loss with respect to the shares when they are sold. The participant’s tax basis in the shares with respect to which a Section 83(b) election is made will be equal to the fair market value of such shares when received by the participant, and the participant’s holding period for such shares begins at that time. If, however, the shares are subsequently forfeited to Parametric, the participant will not be entitled to claim a loss with respect to the shares to the extent of the income recognized by the participant upon the making of the Section 83(b) election. To make a Section 83(b) election, a participant must file an appropriate form of election with the Internal Revenue Service and with Parametric, each within 30 days after shares of restricted stock are received, and the participant must also attach a copy of the form of election to his or her federal income tax return for the year in which the shares are received.

Non-Qualified Options. A participant recognizes no taxable income and Parametric is not entitled to a deduction when a non-qualified option is granted. Upon exercise of a non-qualified option, a participant will recognize ordinary income equal to the excess of the fair market value of the shares received over the exercise price of the non-qualified option, and Parametric will be entitled to a corresponding deduction. A participant’s tax basis in the shares of common stock received upon exercise of a non-qualified option will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time. Upon sale of the shares of common stock received upon exercise of a non-qualified option, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the participant’s tax basis in such shares.

Under the Stock Plan, payment of the exercise price with respect to non-qualified options may, with the consent of the Plan Committee, be made in whole or in part with shares of common stock or restricted stock held by the participant. Payment in common stock or restricted stock will be treated as a tax-free exchange of the shares surrendered for an equivalent number of shares of common stock received, and the equivalent number of shares received will have a tax basis equal to the tax basis of the surrendered shares. In the case of payment in restricted stock, however, the equivalent number of shares of common stock received shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the restricted stock surrendered. The fair market value of shares of common stock received in excess of the number of shares surrendered will be treated as ordinary income, and such shares have a tax basis equal to their fair market value on the date of the exercise of the non-qualified option.

Incentive Stock Options. A participant recognizes no taxable income and Parametric is not entitled to a deduction when an incentive stock option is granted or exercised. Provided the participant meets the applicable holding period requirements for the shares received upon exercise of an incentive stock option (two years from the date of grant and one year from the date of exercise), gain or loss recognized by a participant upon sale of the shares received upon exercise will be a long-term capital gain or loss, and Parametric will not be entitled to a deduction. If, however, the participant disposes of the shares before meeting the applicable holding period requirements (a “disqualifying disposition”), the participant will recognize ordinary income at that time equal to the excess of the fair market value of the shares on the exercise date over the exercise price of the incentive stock option. Any amount recognized upon a disqualifying disposition in excess of the fair market value of the shares on the exercise date of the incentive stock option will be treated as capital gain and will be treated as long-term capital gain if the shares have been held for more than one year. If the sales price is less than the sum of the exercise price of the incentive stock option and the amount included in ordinary income due to the disqualifying disposition, this amount will be treated as a short-term or long-term capital loss, depending upon whether the shares have been held for more than one year.

Under the Stock Plan, payment of the exercise price with respect to incentive stock options may, with the consent of the Plan Committee, be made in whole or in part with shares of common stock or restricted stock held by the participant. Such an exercise will be treated as a tax-free exchange of the shares of common stock or restricted stock surrendered (assuming the surrender of the previously-owned shares does not constitute a disqualifying disposition of those shares) for an equivalent number of shares of common stock received, and the equivalent number of shares received will have a tax basis equal to the tax basis of the surrendered shares. In the case of payment in restricted stock, however, the equivalent number of shares of common stock received shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the restricted stock surrendered. Shares of common stock received in excess of the number of shares surrendered will have a tax basis of zero.

SARs. A participant recognizes no taxable income and Parametric is not entitled to a deduction when an SAR is granted. Upon exercising an SAR, a participant will recognize ordinary income in an amount equal to the cash or the fair market value of the shares received minus any amount paid for the shares, and, subject to Section 162(m) of the Code, Parametric will be entitled to a corresponding deduction. A participant’s tax basis in the shares of common stock received upon exercise of an SAR will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time.

Upon sale of the shares of common stock received upon exercise of a SAR, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the participant’s tax basis in such shares.

Withholding. Parametric is entitled to deduct from the payment of any award (whether made in stock or in cash) all applicable income and employment taxes required by federal, state, local or foreign law to be withheld or may require the participant to pay such withholding taxes to Parametric as a condition of receiving payment of the award. Participants who are subject to Section 16 of the Securities Exchange Act of 1934 may, and the Plan Committee may allow other participants to, satisfy his or her withholding obligations by directing the Parametric to retain the number of shares necessary to satisfy the withholding obligation or by delivering shares held by the participant to Parametric in an amount necessary to satisfy the withholding obligation.

New Plan Benefits

The benefits that will be awarded or paid under the Stock Plan are not currently determinable. Awards granted under the Stock Plan are within the discretion of the Plan Committee, and the Plan Committee has not determined the number of future awards or who might receive them.

Equity Compensation Plan Information

On September 27, 2010, Parametric adopted the 2010 Stock Option Plan (the “2010 Plan”). The 2010 Plan authorized the grant of options to purchase up to 600,000 shares of Parametric common stock to directors, officers, employees and consultants. On December 29, 2011 the Parametric Board adopted, and stockholders subsequently approved, the 2012 Stock Option Plan (the “2012 Plan”) providing the Parametric Board with authority to grant options to purchase up to 253,000 of the shares of common stock remaining available for issuance under the 2010 Plan and up to an additional 600,000 shares of common stock. The 2012 Plan replaced the 2010 Plan but awards previously granted under the 2010 Plan remain outstanding in accordance with their terms. Any outstanding awards under the 2010 Plan that expire or terminate, other than through exercise or share settlement, will also become eligible for grant under the 2012 Plan. In August 2012, the Parametric Board approved, and stockholders subsequently approved, an amendment to the 2012 Plan, authorizing an additional 500,000 shares of common stock for issuance under the 2012 Plan. At September 30, 2013 there were 195,500 shares available to grant under the 2012 Plan, as amended.

The following table sets forth information as of September 30, 2013, with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,322,854		$5.43	195,500
Equity compensation plans not approved by security holders	25,500	(1)	$9.25	—

Total	1,348,354		$5.51	195,500

(1)	Represents inducement options granted in connection with employment.

Vote Required

Approval of Stock Plan requires the affirmative vote of a majority of the votes cast on the proposal, excluding abstentions, at a meeting at which a quorum is present. Abstentions and broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PARAMETRIC SOUND CORPORATION 2013 STOCK-BASED INCENTIVE COMPENSATION PLAN

PROPOSAL 5 – APPROVAL OF THE ANNUAL INCENTIVE BONUS PLAN

The Parametric Board is asking Parametric’s stockholders to vote on the Parametric Sound Corporation Annual Incentive Bonus Plan (referred to as the “Bonus Plan”). Following the consummation of the merger, Parametric intends to pay annual cash bonuses to selected employees pursuant to the terms and conditions of the Bonus Plan. The general purpose of the Bonus Plan is to benefit and advance Parametric’s interests by rewarding selected employees of Parametric, its subsidiaries and affiliates for their contributions to Parametric’s financial success, and to thereby motivate employees to continue to make contributions in the future by granting performance-based cash awards that may be fully tax-deductible to Parametric. The Bonus Plan will become effective when, and only when, (i) the stockholders have approved the Bonus Plan, (ii) the stockholders have approved the merger proposal and (iii) the merger has been consummated.

Background

Section 162(m) of the Code disallows a deduction to Parametric for any compensation paid to a “Covered Employee” in excess of $1 million per year, subject to certain exceptions. In general, “Covered Employees” include the chief executive officer and the three most highly compensated executive officers, other than the chief financial officer, who are employed by Parametric at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for “performance-based compensation.” In general, those requirements include the establishment of objective performance goals for the payment of such compensation by a committee of the Board composed solely of two or more outside directors, stockholder approval of the material terms of such compensation prior to payment, and certification by the compensation committee of Parametric’s Board that the performance goals for the payment of such compensation have been achieved.

The Parametric Board believes that it is in the best interests of Parametric and its stockholders to enhance the ability of Parametric to attract and retain qualified personnel by providing annual and long-term incentive compensation bonus awards, as well as to preserve the ability to pay compensation to “Covered Employees” that would qualify as “performance-based compensation” under Section 162(m) of the Code. Notwithstanding the foregoing, the Parametric Board reserves the right to pay compensation that is not fully deductible due to application of Section 162(m) of the Code if it determines in its discretion that the payment of such compensation is in the interests of Parametric and its stockholders.

Summary of the Plan

The following general description of certain features of the Bonus Plan is qualified in its entirety by reference to the Bonus Plan, a copy of which is attached to this proxy statement as Annex F. Capitalized terms not otherwise defined in this summary have the meanings given to them in the Bonus Plan. The Bonus Plan will permit incentive compensation bonus awards to be structured to qualify as “performance-based” compensation under Section 162(m) of the Code.

Eligibility. All employees of Parametric, its subsidiaries and affiliates are eligible to participate in the Bonus Plan. As of the date of this proxy statement, we anticipate that following completion of the merger there will be approximately 130 employees eligible to participate in the Bonus Plan.

Administration. The Bonus Plan will be administered by the compensation committee or a subcommittee thereof that will be composed of two or more non-employee directors who are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The compensation committee will have the authority to (i) select employees to participate in the Bonus Plan; (ii) establish and administer the performance goals and the incentive bonus opportunities applicable to each participant and certify whether the performance goals have been attained; (iii) construe and interpret the Bonus Plan and any agreement or instrument entered into under or in connection with the Bonus Plan; (iv) establish, amend, and waive rules and regulations for the Bonus Plan’s administration; and (v) make all other determinations that may be necessary or advisable for the administration of the Bonus Plan. Any determination by the compensation committee with respect to the Bonus Plan will be final, binding and conclusive on all employees and participants, as well as anyone claiming any rights under or through them.

Incentive Cash Bonus Opportunities. The Bonus Plan provides for the payment of incentive cash bonuses based on the achievement of predetermined performance goals during a specified performance period. The compensation committee may structure incentive bonuses to qualify for the exemption for performance-based compensation to the limitations on the deductibility of compensation in excess of $1,000,000 paid to certain of our executive officers under Section 162(m) of the Code, which is referred to as a qualified incentive bonus; however, the compensation committee retains the discretion to pay incentive bonuses that are not fully deductible under Section 162(m) of the Code. The maximum aggregate amount of compensation that may be paid to a participant in any fiscal year pursuant to a qualified incentive bonus is $1,000,000.

Performance Goals. All incentive bonuses granted under the Bonus Plan will be subject to performance goals that must be met by the end of a performance period specified by the compensation committee, but that are substantially uncertain to be met at the time such goals are established, and that must be based upon any one or more of the following measures as they relate to our company, our subsidiaries or affiliates, or any business unit or department thereof: (i) stock price, (ii) market share, (iii) sales, (iv) earnings per share, (v) diluted earnings per share, (vi) diluted net income per share, (vii) return on stockholder equity, (viii) costs, (ix) cash flow, (x) return on total assets, (xi) return on capital or invested capital, (xii) return on net assets, (xiii) operating income, (xiv) net income, (xv) earnings (or net income) before interest, taxes, depreciation and amortization, (xvi) improvements in capital structure, (xvii) gross, operating or other margins, (xviii) budget and expense management, (xix) productivity ratios, (xx) working capital targets, (xxi) enterprise value, (xxii) safety record, (xxiii) completion of acquisitions or business expansion, (xxiv) economic value added or other value added measurements, (xxv) expenses targets, (xxvi) operating efficiency, (xxvii) regulatory body approvals for commercialization of products, (xxviii) implementation or completion of critical projects or related milestones, (xxix) quality control, (xxx) supply chain achievements and (xxxi) marketing and distribution of products. Performance goals with respect to incentive bonuses that are not intended to be qualified incentive bonuses may be based on one or more of the preceding measures or any other measure that the committee may determine in its sole discretion. Performance goals may be measured absolutely or relative to an index or peer group.

Effects of Termination of Employment. The Bonus Plan gives the compensation committee the discretion to accelerate the payment of incentive bonuses without regard to the satisfaction of the applicable performance goals to participants who undergo a termination of employment, except in the case of qualified incentive bonuses, which, unless such termination is due to the participant’s death or disability, may only be paid if the applicable performance goals are satisfied.

Effects of a Change in Control and other Corporate Transactions. The Bonus Plan permits the compensation committee to accelerate the payment of incentive bonuses (including qualified incentive bonuses) upon the consummation of a change in control of Parametric without regard to the satisfaction of the applicable performance goals. In addition, in the event of specified corporate transactions involving Parametric, such as any subdivision or combination or exchange of the outstanding shares of our common stock, stock dividend, stock split, spin-off, split-off, recapitalization, capital reorganization, liquidation, reclassification of shares of common stock, merger, consolidation, extraordinary cash distribution or sale, lease or transfer of substantially all of our assets, the compensation committee may make or provide for such adjustments in any performance goals applicable to an incentive bonus as the compensation committee may determine to be appropriate in order to prevent dilution or enlargement of the awards granted to participants under the Bonus Plan.

Clawback. All incentive bonuses paid or to be paid under the Bonus Plan are subject to rescission, cancellation or recoupment, in whole or in part, under any current or future “clawback” or similar policy of Parametric.

Effective Date. The Bonus Plan will become effective when, and only when, (i) the stockholders have approved the Bonus Plan, (ii) the stockholders have approved the merger proposal and (iii) the merger has been consummated.

New Plan Benefits

Incentive bonuses that will be paid under the Bonus Plan are not currently determinable. Incentive bonus opportunities under the Bonus Plan are within the discretion of the compensation committee, and the compensation committee has not yet determined who will participant in the Bonus Plan or what the terms and conditions of their incentive bonus opportunities under the Bonus Plan will be.

Vote Required

Approval of the Bonus Plan requires the affirmative vote of a majority of the votes cast on the proposal, excluding abstentions, at a meeting at which a quorum is present. Abstentions and broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PARAMETRIC SOUND CORPORATION ANNUAL INCENTIVE BONUS PLAN

COMPENSATION OF PARAMETRIC EXECUTIVE OFFICERS AND DIRECTORS

Because stockholders are being asked to approve the Stock Plan and the Bonus Plan in Proposals 4 and 5, respectively, we are required to include in this proxy statement the following information regarding the compensation of Parametric’s executive officers and directors with respect to the fiscal year ended September 30, 2013.

Compensation of our Named Executive Officers

Our named executive officers for fiscal 2013, which consist of our principal executive officer and the two other most highly compensated executive officers, were Kenneth F. Potashner, Elwood G. Norris and James A. Barnes. The following tables and narratives address and explain the compensation provided to our named executive officers in fiscal 2013. All figures below reflect our 1-for-5 reverse stock split which was effected on March 21, 2012.

Summary Compensation Table

The following table sets forth certain summary information with respect to the total compensation paid to the named executive officers during our fiscal years ended September 30, 2013 and 2012:

Name and Principal Position	Year	Salary		Bonus (3)	Option Awards (4)		All Other Compensation		Total
Kenneth F. Potashner, Executive Chairman (PEO)	2013	$350,000	(1)	$29,531	$251,312	(5)	—		$630,843
	2012	$204,167	(1)	—	$1,308,189	(6)	$127,000	(9)	$1,639,356

Elwood G. Norris,	2013	$162,000	(2)	$11,391	$195,465	(7)	—		$368,856
President (former Chief Executive Officer)	2012	$141,000	(2)	—	—		—		$141,000

James A. Barnes, CFO, Treasurer and Secretary (PFO)	2013	$162,000	(2)	$11,391	$153,579	(8)	—		$326,970
	2012	$126,000	(2)	—	—		—		$126,000

(1)	Mr. Potashner became an employee of Parametric and was appointed to serve as our Executive Chairman in March 2012. In connection with his appointment as our Executive Chairman, effective March 2012 the annual base salary of Mr. Potashner is $350,000.
(2)	From November 2010 through March 2012, we accrued monthly payments of $10,000 for Mr. Norris (our Chief Executive Officer from June 2010 until March 2012) and of $7,500 for Mr. Barnes (payable to Sunrise Capital, Inc., a company wholly-owned by Mr. Barnes) for their services as executive officers pursuant to arrangements agreed to in November 2010. These amounts were deferred and accrued without interest through the date of Parametric’s March 2012 secondary offering. As of April 2012, the annual base salaries for Messrs. Norris and Barnes were each increased to $162,000. In connection with Parametric’s March 2012 secondary offering, on March 27, 2012 a total of $80,000 of deferred base salary for Mr. Norris and $60,000 of deferred base salary for Mr. Barnes was paid by Parametric in shares of our common stock at the offering price of $4.50 per share (17,778 and 13,333 shares issued to each of Messrs. Norris and Barnes, respectively) with the balance of $100,000 of deferred base salary for Mr. Norris and the balance of $75,000 of deferred base salary for Mr. Barnes paid by Parametric in cash payments in March 2012.
(3)	Represents bonuses paid in March 2013 for 2012 bonuses pursuant to the 2012 Cash Bonus Plan.
(4)

Represents the aggregate grant date fair value, as determined under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation, of all option awards granted to the named executive officers during fiscal 2012. Fair value is calculated as of the grant date using a Black-Scholes option-pricing model and market price at grant. The determination of the fair value of share-based payment awards made on the date of grant is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. Our assumptions for option grants in 2012 in determining fair value are described in Note 9 to our audited financial statements for the year ended September 30, 2012. Our assumptions for option grants in 2013 include volatility of 88% (2012 – 91%), risk free interest rate of 0.41% (2012 – 1.00%), expected lives of 3.06 years (2012 – 4.76 years), dividends and forfeitures of 0% for both years. The grant and expiration dates, exercise prices and vesting terms of the options are described in footnotes (1) through (8) to the “Outstanding Equity Awards at Fiscal Year-End” table below.
(5)	Amount for 2013 is the fair value of 45,000 options granted in February 2013. Excludes any value for options on 50 shares of Parametric’s subsidiary HHI subject to vesting conditions, as amended, not currently considered probable. The fair value of these options on the grant date, assuming all performance conditions were achieved, was $26,503. These options terminate upon closing of the merger with Turtle Beach.
(6)	Amounts for 2012 include $22,131 as the fair value of 10,000 options granted for his service as a director in December 2011 and $1,286,058 as the fair value of 410,000 options originally granted for his service as a consultant in December 2011 with the reported value recomputed on assumptions including the then current market price in March 2012 upon Mr. Potashner’s change in status from a consultant to an employee. Excludes any value for 175,000 options granted in April 2012 subject to performance vesting conditions not currently considered probable. The fair value of these 175,000 options on the grant date, assuming all performance conditions were achieved, was $540,773. These options become vested pursuant to a change of control provision upon closing of the merger with Turtle Beach.
(7)	Amount for 2013 is the fair value of 35,000 options granted in February 2013.
(8)	Amount for 2013 is the fair value of 27,500 options granted in February 2013.
(9)	During fiscal 2012, Mr. Potashner was paid $2,000 for his services as a director prior to providing services to Parametric as an employee and $125,000 as a consulting bonus for his services as a consultant through the date of Parametric’s March 2012 secondary offering and prior to his employment as our Executive Chairman.

We do not have any annuity, retirement, pension or other arrangements for our executive officers or any employees. No named executive officer received a long-term incentive plan payout in the fiscal year ended September 30, 2013.

Employment Agreement with Kenneth F. Potashner

In April 2012, we entered into a five-year employment agreement with Kenneth F. Potashner as Executive Chairman. Upon expiration of the initial five-year term, the agreement automatically renews for additional one-year terms unless noticed by either party. Under the employment agreement, Mr. Potashner’s current annual salary is $350,000 subject to annual reviews and increases as approved by the Board of Directors and the Compensation Committee, if any. Mr. Potashner is eligible to participate in any benefits and other incentives generally available to other executives. Mr. Potashner is eligible to earn an annual performance-based bonus of up to 60% of his base salary then in effect, subject to the achievement by Mr. Potashner and Parametric of performance criteria for each bonus year as so designated by the Board of Directors. The bonus will be determined in accordance with Parametric’s bonus plan then in effect. Under the terms of the employment agreement, we may be obligated to pay to Mr. Potashner severance equal to one year of his annual base salary plus target bonus if his employment is terminated without cause or if he resigns for good reason. The definition of cause means (i) engagement in illegal, dishonest or fraudulent conduct or in any act of moral turpitude; (ii) engagement in willful misconduct or gross negligence that has had a material adverse effect on our reputation or business, (iii) engagement in any activity in competition with Parametric in a material manner (excluding a less than 5% investment in any public company), and (iv) commencement of employment with another company without the prior consent of the Board of Directors. The definition of good reason means that without the prior consent of Mr. Potashner (i) there is a material reduction in base salary then in effect, except those reductions generally affecting other similarly situated employees; (ii) a material adverse effect or reduction in benefits under any benefit plan, except those changes generally affecting similarly situated employees; (iii) a material breach of employment agreement terms by Parametric; or (iv) the relocation more than 100 miles from San Diego, California, and provided that, in each case, subject to a 30 day cure period.

Concurrent with the execution of this agreement, we granted Mr. Potashner a nonstatutory stock option under our 2012 Plan to purchase up to 175,000 shares of common stock, with an exercise price of $4.50 per share and which shall vest upon achievement of performance targets established by the Board of Directors or upon a change of control. Additionally, we modified the vesting of a previously awarded stock option under our 2012 Plan to Mr. Potashner in December 2011 in connection with him providing services to Parametric as a consultant to purchase up to 410,000 shares at an exercise price of $3.25 per common share. At original grant the option vested as follows: 10% at grant, with the balance over eight calendar quarters commencing March 31, 2012. The modification resulted in 198,000 shares being vested as of April 3, 2012, 195,000 shares to then vest equally over eight calendar quarters that commenced March 31, 2012 and 20,000 shares that vested in August 2012 upon achievement of performance approved by the Board of Directors. All unvested options vest on a change of control. The effect of the modification was an increase in 132,250 shares being vested as of April 3, 2012 versus prior to the modification. There was no change to the term or exercise price of the option.

No other executive officer had any employment agreement as of September 30, 2013 or currently has one.

Cash Bonus Plan

No bonuses were paid in fiscal 2012 to any of our named executive officers. In March 2013, Parametric paid bonuses to each named executive officer as described in the “Summary Compensation Table” above. These payments represented payments under the 2012 cash bonus plan covering the period April 1, 2012 to December 31, 2012.

On February 21, 2013 we adopted a cash bonus plan for the period January 1, 2013 to December 31, 2013, pursuant to which each of our executive officers and certain other officers, consultants and employees designated by the Board of Directors are eligible to receive a target bonus equal to a percentage of the executive officer’s or other individual’s annualized base compensation if applicable performance objectives are met. The performance objectives are based 25% upon Parametric achieving a revenue performance target, 25% upon Parametric achieving certain licensing targets, 25% based upon Parametric achieving certain technology development targets and 25% upon Parametric or its licensees or partners achieving certain consumer product launch targets and accordingly participants may receive bonuses ranging from none up to the maximum bonus. The performance objectives include both objective and subjective determinations to be made by the Board of Directors. The maximum bonus percentage for each participant (including Messrs. Norris and Barnes) is 50% of his or her annual base compensation, except for our Executive Chairman (Mr. Potashner) whose maximum bonus percentage is 60% of his annual base compensation. All payments of earned bonuses will be deferred if certain cash generation targets are not met. Bonuses, if any, will be determined by January 30, 2014 and paid by March 15, 2014. Each participant must be employed as of January 1, 2014 in order to receive a bonus unless otherwise provided in such participant’s employment agreement, offer letter or other agreement.

In August 2013, in connection with the proposed merger with Turtle Beach, and as authorized under the cash bonus plan, the Board of Directors approved, for its three executive officers, the closing of the merger as a performance objective eligible for the maximum bonus payout for 2013 aggregating $453,000. No amount was accrued pursuant to these arrangements at September 30, 2013 pending consummation of the transaction and no amounts were accrued under the performance targets.

Other Payments

Syzygy Licensing, LLC (“Syzygy”) an entity controlled by Messrs. Norris and Barnes, was entitled to receive a royalty in consideration of technology licensed until termination of the license in December 2011. These payments are not considered executive compensation. During the fiscal year ended September 30, 2011 aggregate royalties accrued were $3,835 and for the period from October 1, 2011 to December 31, 2011 aggregate royalties were $3,193. These royalties, in the aggregate amount of $7,028 were paid in April 2012 and no further royalties pursuant to this agreement have been earned or are payable.

Stock Option Plans

See “Executive Compensation – Stock Option Plans” in our Annual Report on Form 10-K for the year ended September 30, 2013 filed with the SEC on November 26, 2013, for descriptions of the Company’s stock option plans which are incorporated herein by reference.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares of our common stock covered by stock options held by the named executive officers as of September 30, 2013:

Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date
Kenneth F. Potashner					50	(1)	$1,000	3/5/2018
	16,875	(2)	28,125	(2)	—		$9.95	2/21/2018
	10,000	(3)	—		—		$3.25	12/29/2016
	360,625	(4)	24,375	(4)	—		$3.25	12/29/2016
	—		—		175,000	(5)	$4.50	4/3/2017

Elwood G. Norris	13,125	(6)	21,875	(6)	—		$10.95	2/21/2018
	75,000	(7)	—		—		$1.65	10/8/2015

James A. Barnes	10,313	(8)	17,187	(8)	—		$9.95	2/21/2018
	110,000	(9)	—		—		$1.50	10/8/2015

(1)	This option, as amended and restated on August 5, 2013, related to the proposed merger with Turtle Beach, was granted under the 2013 Equity Incentive Plan of HHI, with a per share exercise price equal to the fair market value of one of the shares of HHI common stock on the date of grant. A total of 37.5 shares are both time and performance based vesting 3.125 shares per calendar quarter commencing June 30, 2013 over twelve calendar quarters but subject to a HHI financing condition. The balance of 12.5 shares are milestone performance based but also subject to the HHI financing condition. The options terminate upon closing of the merger with Turtle Beach.
(2)	This time-based option was granted under the 2012 Plan on February 21, 2013, with a per share exercise price equal to the fair market value of one of our shares of common stock on the date of grant. The vesting commencement date was March 31, 2013 and the option vests as follows: (i) 5,625 shares vested on the vesting commencement date and (ii) an additional 5,625 shares vest each fiscal quarter end following the vesting commencement date, subject to continued service with Parametric.
(3)	This time-based option was granted under the 2012 Plan on December 29, 2011, with a per share exercise price equal to the fair market value of one of our shares of common stock on the date of grant. The vesting commencement date was December 31, 2011 and the option vests as follows: (i) 1,250 shares vested on the vesting commencement date and (ii) an additional 1,250 shares vest each fiscal quarter end following the vesting commencement date, subject to continued service with Parametric.
(4)	This time-based option was granted under the 2012 Plan on December 29, 2011, with a per share exercise price equal to the fair market value of one of our shares of common stock on the date of grant. On April 3, 2012 the vesting for this option was modified from 10% of the total shares subject to the option at grant and the balance over two years (each calendar quarter) to a new vesting schedule of 10% at grant (41,000 shares vested), 154,000 shares vested on April 3, 2012, 20,000 shares to vest upon achievement of performance targets established by the Board of Directors (which targets were achieved and vested in August 2012) and the remaining 195,000 shares vesting quarterly over eight calendar quarters commencing March 31, 2012, subject to continued service with Parametric. The executive officer exercised 25,000 of these options in February 2013.

(5)	This performance-based option was granted under the 2012 Plan on April 3, 2012 with a per share exercise price equal to the fair market value of our shares of common stock on the date of grant. The vesting commencement date was at grant and this option vests anytime during the option term as follows: 60,000 shares based upon a quarterly revenue goal; 55,000 shares upon achievement of a quarterly profit; 60,000 shares upon achieving licensing performance targets; or otherwise vesting as approved by the Board of Directors. The option also vests on a change of control.
(6)	This time-based option was granted under the 2012 Plan on February 21, 2013, with a per share exercise price equal to the fair market value of one of our shares of common stock on the date of grant. The vesting commencement date was March 31, 2013 and the option vests as follows: (i) 4,375 shares vested on the vesting commencement date and (ii) an additional 4,375 shares vest each fiscal quarter end following the vesting commencement date, subject to continued service with Parametric. On August 2, 2013 Parametric made a modification to vest these options in full upon a change of control followed by such executive’s departure from Parametric under certain circumstances thereafter (“double trigger” vesting).
(7)	This option was granted under the 2010 Plan on October 8, 2010, with a per share exercise price equal to 110% of the fair market value of one of our shares of common stock on the date of grant. The vesting commencement date was December 31, 2010.
(8)	This time-based option was granted under the 2012 Plan on February 21, 2013, with a per share exercise price equal to the fair market value of one of our shares of common stock on the date of grant. The commencement date was March 31, 2013 and the option vests as follows: (i) 3,437.5 shares vested on the vesting commencement date and (ii) an additional 3.437.5 shares vest each fiscal quarter end following the vesting commencement date, subject to continued service with Parametric. On August 2, 2013 Parametric made a modification to vest these options in full upon a change of control followed by such executive’s departure from Parametric under certain circumstances thereafter (“double trigger” vesting).
(9)	This option was granted under the 2010 Plan on October 8, 2010, with a per share exercise price equal to the fair market value of one of our shares of common stock on the date of grant. The vesting commencement date was December 31, 2010.

Potential Payments Upon Termination, Death, Disability, or Retirement

Under our employment agreement with Mr. Potashner, in the event that Mr. Potashner’s employment is terminated by us for any reason other than cause, or if he resigns for good reason, he will be entitled to severance equal to one year’s salary plus any prorated target bonus payable, as described more fully above in “Employment Agreement with Kenneth F. Potashner.” Mr. Potashner’s current annual salary is $350,000. In addition, Mr. Potashner is entitled to full vesting of any unvested options on occurrence of a change of control.

On August 2, 2013, Parametric made a modification to vest stock options held by Mr. Norris and Mr. Barnes in full upon a change of control followed by such executive’s departure from Parametric under certain circumstances thereafter (“double trigger” vesting).

Director Compensation

Each of our non-employee directors was paid a fee of $3,000 per quarter served (whether serving for the whole or partial quarter), payable quarterly in arrears. No additional amounts are payable for committee participation. In addition, non-employee directors receive equity compensation grants as consideration for board and committee service from time to time. There is no established policy as to the frequency or amount of equity compensation grants for non-employee directors. Directors who are also one of our employees, such as Mr. Potashner and Mr. Norris, do not and will not receive any compensation for their services as a director while providing service as an employee. In the case of Messrs. Potashner and Norris, who are named executive officers of Parametric for fiscal 2012 and 2013, their compensation for fiscal 2012 and 2013 is reported in the Summary Compensation Table above.

The following table sets forth the compensation paid to our non-employee directors for the fiscal year ended September 30, 2013:

Name	Fee Earned or Paid in Cash	Option Awards (1)(2)	All Other Compensation		Total
Seth Putterman	$12,000	$27,924	$202,775	(3)	$242,699
Robert M. Kaplan	$12,000	$27,924	—		$39,924
Andrew Wolfe	$12,000	$27,924	—		$39,924
James L. Honore	$12,000	$27,924	—		$39,924

(1)	Represents the aggregate grant date fair value, as determined under FASB ASC Topic 718, Stock Compensation, of all option awards granted to the directors during fiscal 2013. Fair value is calculated as of the grant date using a Black-Scholes option-pricing model. The determination of the fair value of share-based payment awards made on the date of grant is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. Our assumptions in determining fair value include volatility of 88%, risk free interest rate of 0.41%, expected lives of 3.06 years, dividends and forfeitures of 0%.
(2)	At September 30, 2013 each of our current directors had options outstanding exercisable for 15,000 shares of common stock. Each of these options were granted under either the 2010 Plan or the 2012 Plan and vest as follows: 12.5% of the total shares subject to the option vests on the last day of the quarter in which the grant date occurs and an additional 12.5% vests at the end of each calendar quarter thereafter. The number of shares under each option, the exercise price and the grant and expiration dates for each option are as follows:

Name	Grant Date	Number of Outstanding Shares as of September 30, 2012 Subject to Option	Exercise Price	Expiration Date
Seth Putterman	2/21/13	5,000	$9.95	2/21/18
	5/7/11	5,000	$3.30	5/7/16
	1/13/12	5,000	$4.55	1/13/17
Robert M. Kaplan	2/21/13	5,000	$9.95	2/21/18
	5/7/11	5,000	$3.30	5/7/16
	1/13/12	5,000	$4.55	1/13/17
Andrew Wolfe	2/21/13	5,000	$9.95	2/21/18
	2/16/12	10,000	$3.90	2/16/17
James L. Honore	2/21/13	5,000	$9.95	2/21/18
	3/5/12	10,000	$4.25	3/5/17

(3)	Dr. Putterman resigned as a director on November 21, 2013. Represents non-director service consulting fees of $40,000 paid to Dr. Putterman for technical services regarding our HSS technology and the grant date fair value of 25,000 options granted in September 2012 for such services but only effective upon stockholder approval of increased shares under the 2012 plan on February 21, 2013. These options were valued at $162,775 on the effective grant date of February 21, 2013 (the assumptions in determining fair value included volatility of 88%, risk free interest rate of 0.41%, expected lives of option term, dividends and forfeitures of 0%) but are revalued each reporting period.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Parametric files annual, quarterly and current reports, proxy statements and other information with the SEC. Parametric’s stockholders may read and copy the documents incorporated by reference, and any reports, statements or other information Parametric has filed, at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site that contains reports and other information regarding issuers that file electronically with the SEC. Parametric’s filings with the SEC are also available to the public through this web site at www.sec.gov.

If you have questions about the special meeting or the transactions after reading this proxy statement, you may contact Parametric’s proxy solicitor, Morrow & Co. LLC, at by mail at 470 West Ave., Stamford CT 06902 or by phone as follows: stockholders, please call (800) 279-6413 (toll free); banks and brokerage firms, please call (203) 658-9400.

Parametric has not authorized anyone to give you any information or to make any representation about the transactions or any of the parties involved that differs from or adds to the information contained in this proxy statement or in the documents Parametric has publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information filed with it, which means that Parametric can disclose important information to you by referring you to the documents containing such information. The information incorporated by reference is an important part of this proxy statement, and information filed later by us with the SEC will automatically update and supersede this information.

Parametric incorporates by reference its Annual Report on Form 10-K for the fiscal year ended September 30, 2013, as filed with the SEC on November 26, 2013, and, with respect to this proxy statement, any future filings that Parametric makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

All documents and reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and on or prior to the date of the special meeting are deemed to be incorporated by reference in this proxy statement, and only for the purpose of this proxy statement, from the date of filing of such documents or reports, except as to any portion of any future annual or quarterly reports or proxy statements which is not deemed to be filed under those sections. Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement, and only for the purposes of this proxy statement, to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

Any person receiving a copy of this proxy statement may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents. Requests should be directed to Parametric’s proxy solicitor, Morrow & Co. LLC, by mail at 470 West Ave., Stamford CT 06902 or by phone as follows: stockholders, please call (800) 279-6413 (toll free); banks and brokerage firms, please call (203) 658-9400. A copy will be provided by first class mail or other equally prompt means within one business day after receipt of your request. To obtain timely delivery of any of this information, you must make your request at least five business days prior to the date of the special meeting.

STOCKHOLDER PROPOSALS

To have been considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2014 (referred to as the “2014 Meeting”), we must have received stockholder proposals no later than September 12, 2013. To be considered for presentation at the 2014 Meeting, although not included in the proxy statement for the 2014 Meeting, proposals must be received no earlier than November 23, 2013 and no later than December 23, 2013; however, if the date of the 2014 Meeting changes by more than 30 days from the date of the 2013 Annual Meeting of Stockholders, notice by the stockholder to be timely must be so received not earlier than the close of business on the 90th day prior to the 2014 Meeting and not later than the close of business on the later of the 60th day prior to the 2014 Meeting or, in the event public announcement of the date of the 2014 Meeting is first made by Parametric fewer than 70 days prior to the date of the 2014 Meeting, the close of business on the 10th day following the day on which public announcement of the date of the 2014 Meeting is first made by Parametric. Proposals not received in a timely manner will not be voted on at the 2014 Meeting. If a proposal is received in a timely manner, the proxies that management solicits for the 2014 Meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC.

OTHER MATTERS

Other Business

As of this time, the Parametric Board knows of no other matters to be brought before the Special Meeting. However, if other matters properly come before the Special Meeting or any adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the enclosed proxy, the persons named in the proxy will vote the proxy in accordance with their best judgment as to such matters.

Other Proxy Statement Matters

A form of proxy is enclosed for your use. Please complete, date, sign and return the proxy at your earliest convenience in the enclosed envelope, which requires no postage if mailed in the United States, or submit your proxy by telephone or over the Internet following the instructions on the proxy card. A prompt submission of your proxy will be appreciated.

This proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

By order of the Board of Directors,

/s/ James A. Barnes

James A. Barnes, Chief Financial Officer, Treasurer and, Secretary

December 2, 2013

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PARAMETRIC SOUND CORPORATION,

PARIS ACQUISITION CORP.

AND

VTB HOLDINGS, INC.

DATED AS OF AUGUST 5, 2013

-A-i-

-A-ii-

Exhibits

Exhibit A	Certificate of Merger
Exhibit B	Certificate of Incorporation of the Surviving Corporation
Exhibit C	Bylaws of the Surviving Corporation
Exhibit D	Letter of Transmittal
Exhibit E	License Agreement

-A-iii-

Index of Defined Terms

Acceptable Confidentiality Agreement	A-50
Acquisition Proposal	A-54
Affiliate	A-77
Agreement	A-1
Alternative Acquisition Agreement	A-51
Antitrust Law	A-78
Bankruptcy and Equity Exception	A-12
Business Day	A-78
Certificate of Merger	A-2
Certificates	A-5
Change of Recommendation	A-52
Change of Recommendation Notice	A-53
Closing	A-2
Closing Date	A-2
Code	A-1
Common Stock Consideration	A-4
Contract	A-78
Copyrights	A-79
Craig-Hallum	A-17
Delaware Law	A-1
Effective Time	A-2
Environmental Law	A-78
Equity Equivalents	A-78
ERISA	A-19
Exchange Act	A-78
Exchange Fund	A-5
Excluded Party	A-54
Existing Parent Articles of Incorporation	A-9
Existing Parent Bylaws	A-9
Financing	A-78
Financing Sources	A-63
FIRPTA Compliance Certificate	A-68
Forfeitures and Cashless Settlements	A-78
GAAP	A-78
Governmental Entity	A-79
Grant Date	A-79
Health Laws	A-79
HSR Act	A-12
Indemnified Party	A-61
Injunction	A-79
Intellectual Property Rights	A-79
Intervening Event	A-55
IRS	A-19
Knowledge	A-80
Knowledge of Parent	A-80
Knowledge of VTBH	A-80
Law	A-80
Letter of Transmittal	A-5
Liens	A-10

Maximum Premium	A-61
Merger	A-2
Merger Consideration	A-4
Merger Sub	A-1
NASDAQ	A-7
No-Shop Period Start Date	A-50
Order	A-80
Organizational Documents	A-80
Outside Date	A-71
Parent	A-1
Parent Benefit Plan	A-19
Parent Board Recommendation	A-11
Parent Common Stock	A-4
Parent Disclosure Schedule	A-8
Parent ERISA Affiliate	A-20
Parent IPR	A-80
Parent IPR Agreements	A-22
Parent Leased Real Properties	A-17
Parent Material Adverse Effect	A-80
Parent Material Contract	A-26
Parent Permits	A-80
Parent Preferred Stock	A-10
Parent Real Property Leases	A-17
Parent Requisite Stockholder Vote	A-11
Parent SEC Documents	A-13
Parent Stock	A-81
Parent Stock Option	A-81
Parent Stock Plans	A-81
Parent Stockholders Meeting	A-11
Parent Subsidiary	A-83
Parent Warrants	A-81
Patents	A-79
Per Share Exchange Ratio	A-81
Per Share Number	A-81
Permitted Liens	A-82
Person	A-82
PNC Bank	A-82
Proceeding	A-16
Proxy Statement	A-56
Qualified Offering	A-83
Qualified Offering Investors	A-63
Reconstituted Parent Board	A-62
Representatives	A-50
Requisite Regulatory Approvals	A-69
SEC	A-83
Securities Act	A-83
Series A Preferred Stock Consideration	A-4
Share Issuance	A-83
Software	A-79

-A-iv-

Stockholder Agreement	A-1
Subsidiary	A-83
Substantial Compliance	A-84
Surviving Corporation	A-2
Tax	A-84
Tax Return	A-84
Taxing Authority	A-84
Trade Secrets	A-79
Trademarks	A-79
Treasury Regulations	A-84
Unsurrendered Certificate	A-6
Voting Agreements	A-1
VTB	A-31
VTBH Award Plans	A-84
VTBH Benefit Plan	A-36
VTBH Board	A-7
VTBH Bylaws	A-28
VTBH Charter	A-2
VTBH Common Stock	A-3
VTBH Confidentiality Agreement	A-58

VTBH Disclosure Schedule	A-27
VTBH ERISA Affiliate	A-36
VTBH Financial Statements	A-31
VTBH IPR	A-84
VTBH IPR Agreements	A-39
VTBH Leased Real Properties	A-34
VTBH Material Adverse Effect	A-84
VTBH Material Contract	A-42
VTBH Permits	A-85
VTBH Phantom Unit	A-85
VTBH Preferred Stock	A-3
VTBH Real Property Leases	A-34
VTBH Related Parties	A-85
VTBH Rollover Option	A-8
VTBH Series A Preferred Stock	A-3
VTBH Series B Preferred Stock	A-3
VTBH Stock	A-3
VTBH Stock Option	A-85
VTBH Subsidiary	A-84
willful breach	A-85

-A-v-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 5, 2013, is by and among Parametric Sound Corporation, a Nevada corporation (“Parent”), Paris Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and VTB Holdings, Inc., a Delaware corporation (“VTBH”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and VTBH deem it advisable and in the best interests of each corporation and its respective stockholders that Parent, Merger Sub and VTBH engage in a business combination;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and VTBH have determined that such business combination shall be effected pursuant to the terms of this Agreement through the Merger in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”);;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and VTBH, and the holders of a majority of the shares of VTBH Stock entitled to vote on a fully diluted basis and the holders of a majority of the outstanding VTBH Series A Preferred Stock have approved and declared advisable this Agreement and the Merger, and determined that the terms of this Agreement and the Merger are in the respective best interests of Parent, Merger Sub or VTBH, as the case may be, and the stockholders of Parent, Merger Sub and VTBH;

WHEREAS, as a condition to VTBH entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, (a) VTBH is entering into voting agreements (the “Voting Agreements”) with certain stockholders of Parent pursuant to which, among other things, such stockholders have agreed, subject to the terms of the Voting Agreements, to vote all of their respective shares of Parent Common Stock in accordance with the terms of the Voting Agreements and (b) Parent is entering into a stockholder agreement (the “Stockholder Agreement”); with all of the stockholders of VTBH, pursuant to which, among other things, Parent has agreed to provide such stockholders certain registration rights contingent and effective upon the consummation of the Merger;

WHEREAS, Parent, Merger Sub and VTBH desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, the parties intend that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and by executing this Agreement, the parties intend to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, on the Closing Date, Merger Sub shall be merged with and into VTBH (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and VTBH shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). As a result of the Merger, VTBH shall become a wholly owned subsidiary of Parent.

Section 1.2 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Dechert LLP, 1095 Avenue of the Americas, New York, NY 10036, at 10:00 a.m., Eastern time, as promptly as practicable (but in no event later than the third Business Day) following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in

Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between Parent and VTBH. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”), and, as soon as practicable on or after the Closing Date, shall make all other filings required under applicable Law in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of Delaware Law.

Section 1.5 Certificate of Incorporation and Bylaws. The certificate of incorporation of VTBH, as in effect immediately prior to the Effective Time (the “VTBH Charter”), shall be amended and restated at the Effective Time to read in the form of Exhibit B and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The bylaws of VTBH shall be amended and restated at the Effective Time to read in the form of Exhibit C and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.6 Officers and Directors.

(a) The directors of VTBH immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their respective successors are duly appointed and qualified or upon their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The officers of VTBH immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their respective successors are duly appointed and qualified or upon their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, VTBH, Merger Sub or the holder of any shares of VTBH Stock or any capital stock of Merger Sub:

(i) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub immediately prior to the Effective Time shall become one hundred thousand (100,000) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall all be held by Parent and, together with the shares of VTBH Series B Preferred Stock, shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the capital stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(ii) Cancellation of Certain VTBH Stock. Each share of Series A Convertible Preferred Stock, par value $0.01 per share, of VTBH (the “VTBH Series A Preferred Stock”), each share of Series B Preferred Stock, par value $0.01 per share, of VTBH (the “VTBH Series B Preferred Stock” and together with the VTBH Series A Preferred Stock, the “VTBH Preferred Stock”) and each share of common stock, par value $0.01 per share, of VTBH (the “VTBH Common Stock” and together with the VTBH Preferred Stock, the “VTBH Stock”), issued and outstanding immediately prior to the Effective Time that is owned by VTBH, Parent, Merger Sub or any of their respective Subsidiaries shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Conversion of VTBH Series A Preferred Stock. Subject to Section 2.2(f), each share of VTBH Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(a)(ii)), shall be converted into the right to receive the Per Share Number of validly issued, fully paid and nonassessable shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock” and, such shares of Parent Common Stock into which shares of VTBH Series A Preferred Stock are converted pursuant to this Section 2.1(a)(iii), together with any cash paid in lieu of fractional shares pursuant to Section 2.2(f), the “Series A Preferred Stock Consideration”). All shares of VTBH Series A Preferred Stock converted pursuant to this Section 2.1(a)(iii), when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that, immediately prior to the Effective Time, represented any such shares of VTBH Series A Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Series A Preferred Stock Consideration and any dividends or other distributions to which holders become entitled upon the surrender of such shares of VTBH Series A Preferred Stock in accordance with Section 2.2(d), in each case without interest.

(iv) VTBH Series B Preferred Stock. Each share of VTBH Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time.

(v) Conversion of VTBH Common Stock. Subject to Section 2.2(f), each share of VTBH Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(a)(ii)), shall be converted into the right to receive the Per Share Number of shares of Parent Common Stock (such shares of Parent Common Stock into which shares of VTBH Common Stock are converted pursuant to this Section 2.1(a)(v), together with any cash paid in lieu of fractional shares pursuant to Section 2.2(f), the “Common Stock Consideration” and together with the Series A Preferred Stock Consideration, the “Merger Consideration”). All shares of VTBH Common Stock converted pursuant to this Section 2.1(a)(v), when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that, immediately prior to the Effective Time, represented any such shares of VTBH Common Stock shall cease to have any rights with respect thereto, except the right to receive the Common Stock Consideration and any dividends or other distributions to which holders become entitled upon the surrender of such shares of VTBH Common Stock in accordance with Section 2.2(d), in each case without interest.

(b) Adjustments. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Article V), if between the date of this Agreement and the Effective Time the number of outstanding shares of capital stock of Parent or VTBH shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any dividend, subdivision, reclassification, recapitalization, split, split-up, distribution, combination, exchange of stock or similar transaction, the Per Share Number shall be equitably adjusted to reflect fully the effect of such dividend, subdivision, reclassification, recapitalization, split, split-up, distribution, combination, exchange of stock or similar transaction, and to provide the holders of VTBH Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.2 Exchange of Certificates.

(a) Letter of Transmittal. Prior to the Effective Time, VTBH shall deliver to each holder of VTBH Stock (other than VTBH Series B Preferred Stock) a letter of transmittal in the form attached hereto as Exhibit D (the “Letter of Transmittal”), which specifies that delivery shall be effected, and risk of loss and title to the VTBH

Stock shall pass, only upon proper delivery of the certificates or other instruments evidencing such VTBH Stock held by such holder (the “Certificates”) to Parent and instructions for use in effecting the surrender of such Certificates in exchange for the consideration associated with the VTBH Stock evidenced by the Certificates.

(b) Exchange Fund. Parent shall deliver, or shall cause to be delivered, to VTBH at the Effective Time, evidence of Parent Stock in book-entry form issuable pursuant to Section 2.1 (and/or certificates representing such shares, at Parent’s election). Parent shall make available from time to time after the Effective Time as necessary, cash in an amount sufficient to pay any dividends or distributions to which holders of shares of VTBH Stock may be entitled pursuant to Section 2.2(d). All such shares of Parent Stock and an amount of cash sufficient for payment in lieu of fractional shares of Parent Stock pursuant to Section 2.2(f) is hereinafter referred to as the “Exchange Fund.”

(c) Exchange Procedures. If a holder of VTBH Stock surrenders to Parent any Certificates, together with a properly executed Letter of Transmittal, prior to the Closing Date, and such holder is the record holder of such Certificate(s) as of the Closing Date, then the holder of such Certificate(s) shall be entitled to receive on the Closing Date (i) shares of Parent Stock representing that number of whole shares of Parent Stock that such holder has the right to receive in respect of the aggregate number of shares of VTBH Stock previously represented by such Certificate(s) pursuant to Section 2.1(a)(iii) or (v) and (ii) a check representing cash in lieu of fractional shares that the holder has the right to receive pursuant to Section 2.2(f) and in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.2(d), and such Certificate(s) shall forthwith be canceled. If a holder of VTBH Stock surrenders to Parent any Certificates, together with a properly executed Letter of Transmittal at any time on or after the Closing Date, and such holder is the record holder of such VTBH Stock as of the Closing Date, then the holder of such Certificate shall be entitled to receive as soon as reasonably practicable following the Closing Date in exchange therefor the consideration described in clauses (i) and (ii) of the preceding sentence, and such Certificate(s) shall forthwith be canceled. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and delivered to Parent with all documents required to evidence and effect such transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration that the holder of such Certificate has the right to receive in respect thereof pursuant to Section 2.1 (and cash in respect of any dividends or other distributions pursuant to Section 2.2(d)). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(d) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to Parent Stock with a record date after the Effective Time shall be paid to the holder of any Certificate that was not surrendered prior to the Effective Time (an “Unsurrendered Certificate,”), and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(f), in each case, until the surrender of such Unsurrendered Certificate in accordance with this Article II. Subject to escheat or other applicable Law, following surrender of any such Unsurrendered Certificate, there shall be paid to the holder thereof, without interest, (i) at the time of such surrender, (x) the amount of any cash that such holder has the right to receive pursuant to Section 2.2(f) and (y) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the number of whole shares of Parent Stock issuable in exchange for such Unsurrendered Certificate under Section 2.1 and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender, payable with respect to the number of whole shares of Parent Stock issuable in exchange for such Unsurrendered Certificate under Section 2.1.

(e) No Further Ownership Rights in Converted VTBH Stock. The Parent Stock delivered and cash paid in accordance with the terms of this Article II upon conversion of any shares of VTBH Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of VTBH Stock. From and after the Effective Time, except with respect to VTBH Series B Preferred Stock, (i) all holders of Certificates shall cease to have any rights as stockholders of VTBH other than the right to receive the Merger Consideration and any dividends or other distributions that holders have the right to receive upon the surrender of such Certificate in accordance with Section 2.2(d), without interest, and (ii) the stock transfer books of VTBH shall be closed with respect to all shares of VTBH Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, except with respect to VTBH Series B Preferred Stock, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of VTBH Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of VTBH Stock (other than VTBH Series B Preferred Stock) are presented to the Surviving Corporation or Parent for any reason, such Certificates shall be canceled and exchanged as provided in this Article II.

(f) No Fractional Shares. No fractional shares of Parent Stock shall be issued in connection with the Merger, no certificates or scrip representing fractional shares of Parent Stock shall be delivered upon the conversion of VTBH Stock pursuant to Section 2.1, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Stock. Notwithstanding any other provision of this Agreement, each holder of shares of VTBH Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Stock (after aggregating all shares represented by the Certificates delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of shares of Parent Common Stock on the NASDAQ Capital Market (“NASDAQ”) (as reported in The Wall Street Journal (Northeast edition) or, if not reported therein, in another authoritative source mutually selected by Parent and VTBH) on the first trading day immediately following the date on which the Effective Time occurs.

(g) No Liability. None of Parent, VTBH or Merger Sub shall be liable to any Person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article II that remains undistributed to the holders of Certificates as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Withholding Rights. Each of Parent and VTBH (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate who fails to satisfy the applicable back-up withholding certification requirements on Forms W-9 or W-8 in accordance with Section 3406 of the Code such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Any amounts so deducted, withheld and paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate in respect of which such deduction or withholding was made. Any amounts withheld shall be paid over to the appropriate Governmental Entity.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed (in a form reasonably acceptable to Parent), Parent shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

Section 2.3 Treatment of VTBH Stock Options.

(a) Prior to the Effective Time, the Board of Directors of VTBH (the “VTBH Board”) shall adopt such resolutions or take such other actions as may be required to adjust the terms of all outstanding VTBH Stock Options to provide that, at the Effective Time, each VTBH Stock Option outstanding immediately prior to the

Effective Time, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such VTBH Stock Option (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration thereof provided for in the relevant VTBH Award Plan or in the related award document by reason of the transactions contemplated hereby), a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of VTBH Common Stock subject to such VTBH Stock Option multiplied by (y) the Per Share Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of VTBH Common Stock subject to such VTBH Stock Option divided by and (B) the Per Share Exchange Ratio (each, a “VTBH Rollover Option”); provided, however, that such adjustment shall in all events comply with the requirements of Section 409A of the Code and in the case of any option to which Section 421 of the Code applies by reason of its qualification under either Section 422 or 424 of the Code, the option price, the number of shares of Parent Common Stock purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

(b) [RESERVED]

(c) At the Effective Time, and subject to compliance by VTBH with Section 2.3(a), Parent shall assume all the obligations of VTBH under the VTBH Award Plans and each outstanding VTBH Stock Option and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Parent shall deliver to the holders of outstanding VTBH Stock Options notices explaining the adjustments being made to such VTBH Stock Options in connection with the transactions contemplated by this Section 2.3, and the agreements evidencing the grants of such VTBH Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger).

(d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the VTBH Rollover Options assumed in accordance with this Section 2.3. As soon as reasonably practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to such VTBH Rollover Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as Parent is subject to the reporting requirements pursuant to Section 13 or 15(d) of the Exchange Act and such VTBH Rollover Options remain outstanding.

Section 2.4 Further Assurances. If, at any time before or after the Effective Time, Parent or the Surviving Corporation reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent and the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in (i) the disclosure letter delivered by Parent to VTBH on or prior to the date of this Agreement (the “Parent Disclosure Schedule”) or (ii) the Parent SEC Documents, Parent and Merger Sub, jointly and severally, represent and warrant to VTBH as set forth in this Article III. For purposes of the representations and warranties of Parent and Merger Sub contained herein, disclosure in any section of the Parent Disclosure Schedule of any facts or circumstances shall be deemed to be disclosure of such facts or circumstances with respect to all representations or warranties by Parent and Merger Sub to the extent the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on the face thereof. The inclusion of any information in the Parent Disclosure Schedule or other document delivered by Parent pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

Section 3.1 Corporate Organization.

(a) Parent.

(i) Parent (x) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, (y) has all organizational powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and (z) is duly qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except for such variances from the matters set forth in any of clauses (y) or (z) as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(ii) True and complete copies of the articles of incorporation of Parent, as amended through, and as in effect as of, the date of this Agreement (the “Existing Parent Articles of Incorporation”), and the bylaws of Parent, as amended through, and as in effect as of, the date of this Agreement (the “Existing Parent Bylaws”), have previously been made available to VTBH.

(iii) Each Parent Subsidiary (x) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (y) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, and (z) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except for such variances from the matters set forth in any of clauses (y) or (z) as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Merger Sub.

(i) True and complete copies of the certificate of incorporation of Merger Sub, as amended through, and as in effect as of, the date of this Agreement, and the bylaws of Merger Sub, as amended through, and as in effect as of, the date of this Agreement, have previously been made available to VTBH.

(ii) Except as contemplated by this Agreement, Merger Sub does not hold and has not held any assets or incurred any liabilities, and has not carried on any business activities other than in connection with the Merger and the other transactions contemplated by this Agreement. All of the capital stock of Merger Sub is owned by Parent, free and clear of any liens, pledges, charges and security interests and similar encumbrances (“Liens”).

Section 3.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”). As of the date of this Agreement, (i) 6,769,051 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding, (ii) no shares of Parent Stock were held in treasury, (iii) 1,365,354 shares of Parent Common Stock were subject to outstanding Parent Stock Options (of which Parent Stock Options to purchase an aggregate of 776,589 shares of Parent Common Stock were exercisable) and (iv) 186,864 shares of Parent Common Stock were subject to Parent Warrants. Section 3.2 of the Parent Disclosure Schedule contains a complete and correct list, as of the date hereof, of each outstanding Parent Stock Option and Parent Warrant, including, as applicable, the holder, date of grant, exercise price (to the extent applicable), vesting schedule, and number of shares of Parent Common Stock subject thereto, and Parent Stock Plan pursuant to which such Parent Stock Option or warrant was granted.

(b) As of the date of this Agreement, except for this Agreement, Parent Stock Options and Parent Warrants, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Equivalents of Parent or any Parent Subsidiary. Except for Forfeitures and Cashless Settlements in connection with the Parent Stock Options or Parent Warrants, there are not any outstanding obligations of Parent or any of the Parent Subsidiaries to directly or indirectly redeem, repurchase or otherwise acquire any shares of capital stock or voting securities of, other equity interests in or Equity Equivalents of Parent or any Parent Subsidiary. Except for the Stockholder Agreement, neither Parent nor any of the Parent Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Parent. All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement or warrant will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and fully paid. The consummation of the Merger and the other transactions contemplated hereby will not, as of the Effective Time, trigger any preemptive rights of any Person with respect to the capital stock of Parent, whether by law or otherwise. With respect to the Parent Stock Options, (i) each grant of a Parent Stock Option was duly authorized no later than the Grant Date by all necessary corporate action, including, as applicable, approval by the Parent Board, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the stockholders of Parent by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (ii) each such grant was made in accordance with the terms of the applicable Parent Stock Plan and all other applicable Law, (iii) the per share exercise price of each Parent Stock Option was not less than the fair market value of a share of Parent Common Stock on the applicable Grant Date, (iv) each such grant of Parent Stock Options was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of Parent, and (v) no amendments, modifications or other changes have been made to any such grants of Parent Stock Options after the Grant Date.

(c) No bonds, debentures, notes or other indebtedness of Parent having the right to vote on any matters on which stockholders may vote are issued or outstanding.

(d) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Parent are owned by Parent, directly or indirectly, free and clear of any Liens other than Permitted Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity ownership interest (other than restrictions under applicable securities Laws), and all of such shares or equity ownership interests are duly authorized, validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the capital stock or other equity ownership interests of the Parent Subsidiaries, as of the date of this Agreement, Parent does not beneficially own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

Section 3.3 Corporate Authorization.

(a) Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party contemplated hereby subject to obtaining the Parent Requisite Stockholder Vote. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions to which it is a party contemplated hereby have been duly and validly authorized and approved by the Parent Board. The Parent Board has, by resolutions duly adopted, unanimously determined that this Agreement and the transactions contemplated hereby are in the best interests of Parent and its stockholders, has approved this Agreement and the Merger, upon the terms and subject to the conditions set forth herein, approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions to which it is a party contemplated hereby, upon the terms and subject to the conditions set forth herein and resolved, subject to Section 5.5, to recommend approval of each of the matters constituting the Parent Requisite Stockholder Vote by the stockholders of Parent (such recommendation, the “Parent Board Recommendation”) and that such matters and recommendation be submitted for consideration at a duly held meeting of the stockholders of Parent for a vote for such purposes (the “Parent Stockholders

Meeting”). Except for approval of the Share Issuance, at a meeting where holders of at least 50% of the total outstanding shares of Parent Common Stock are represented and voting, the affirmative vote of holders representing at least 50% of the shares of Parent Common Stock voting at such meeting entitled to vote on such issuance (the “Parent Requisite Stockholder Vote”), no other corporate proceedings on the part of Parent or any other vote by the holders of any class or series of capital stock of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. The stockholders of Parent have no dissenters’ or appraisal rights in connection with the Merger or the other transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by Parent and, assuming due power and authority of, and due execution and delivery by, the other parties hereto, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) (together, the “Bankruptcy and Equity Exception”).

(c) Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions to which it is a party contemplated hereby have been duly and validly authorized. and approved by the board of directors and the sole stockholder of Merger Sub. The board of directors of Merger Sub has determined that this Agreement and the transactions contemplated hereby are in the best interests of Merger Sub and its sole stockholder and has approved and adopted this Agreement. No other corporate proceeding on the part of Merger Sub is necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby (except for the filing of the Certificate of Merger, as required by applicable Law). This Agreement has been duly executed and delivered by Merger Sub and, assuming due power and authority of, and due execution and delivery by, the other parties hereto, constitutes a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.4 Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions to which it is a party contemplated hereby (including any Qualified Offering) require at or prior to the Closing no consent or approval by, or filing with, or notification to any Governmental Entity, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other Antitrust Law, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. federal or state securities Laws or “blue sky” Laws, and any foreign securities Laws, (d) compliance with any applicable requirements of NASDAQ, and (e) any other consents, approvals or filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 3.5 Non-Contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement do not, and the consummation of the transactions to which it is a party contemplated hereby will not, (a) assuming (solely in the case of the Share Issuance) that the Parent Requisite Stockholder Vote is obtained, violate or conflict with or result in any breach of any provision of the Organizational Documents of Parent or any of its Subsidiaries; (b) assuming receipt of the Parent Requisite Stockholder Vote and compliance with the matters referred to in Section 3.4 and Section 4.4 (and assuming the accuracy and completeness of Section 4.4), violate or conflict with any provision of any applicable Law; (c) violate or conflict with or result in any breach or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled, or require consent by any Person under, any loan or credit agreement, note, mortgage, indenture, lease, Parent Benefit Plan, or Parent

Material Contract; or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Parent or any of its Subsidiaries, except in the case of clause (b), (c) or (d), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 3.6 Parent SEC Filings.

(a) Parent has timely filed all reports, schedules, forms, registration statements and other documents required to be filed by Parent with the SEC since September 27, 2010 (together with any documents furnished during such period by Parent to the SEC on a voluntary basis on Current Reports on Form 8-K and any reports, schedules, forms, registration statements and other documents filed with the SEC subsequent to the date hereof, collectively, the “Parent SEC Documents”). Each of the Parent SEC Documents, as amended prior to the date of this Agreement, complied (and each Parent SEC Document filed subsequent to the date hereof will comply) in all respects with, to the extent in effect at the time of filing or furnishing, the requirements of the Securities Act and the Exchange Act applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed or furnished or, if amended prior to the date of this Agreement, as of the date of such amendment, contained, or with respect to Parent SEC Documents filed subsequent to the date hereof, will contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, there are no unresolved comments received from the SEC staff with respect to the Parent SEC Documents on or prior to the date hereof. To the Knowledge of Parent, none of the Parent SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

(b) Parent maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by Parent in the Parent SEC Documents that it files pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by Parent in the Parent SEC Documents that it files pursuant to the Exchange Act is accumulated and communicated to management of Parent, as appropriate, to allow timely decisions regarding required disclosure, and (ii) has disclosed, based upon the most recent (prior to the date of this Agreement) evaluation by the principal executive officer and principal financial officer of Parent of Parent’s internal control over financial reporting, to its auditors and the audit committee of the Parent Board (A) all significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has made available to VTBH true and complete copies of any such disclosure contemplated by clauses (A) and (B) made by management to Parent’s independent auditors and the audit committee of the Parent Board since September 27, 2010.

(c) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, Parent or any of its Subsidiaries in the Parent SEC Documents.

(d) Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act of 2002, as amended and (ii) the rules and regulations of NASDAQ, in each case, that are applicable to Parent.

Section 3.7 Parent Financial Statements. The consolidated financial statements (including all related notes thereto) included in the Parent SEC Documents (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, the changes in stockholder’s equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to the absence of information or notes not required by GAAP or the SEC’s rules and regulations to be included in interim or unaudited financial statements) and were prepared, in all material respects, in accordance with, and complied, in all material respects, with GAAP during the periods involved (except, in the case of the unaudited statements, for the absence of footnotes and year-end adjustments) applied on a consistent basis (except as may be indicated therein or in the notes thereto).

Section 3.8 Information Supplied. The Proxy Statement will not, at the date the Proxy Statement is first mailed to the stockholders of Parent and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information supplied by or on behalf of VTBH specifically for inclusion in the Proxy Statement.

Section 3.9 Absence of Certain Changes or Events.

(a) From September 30, 2012 through the date hereof, no event or events or development or developments have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except in connection with the execution and delivery of this Agreement and the transactions contemplated by this Agreement (including a Qualified Offering), from September 30, 2012 through the date of this Agreement, Parent and the Parent Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.

Section 3.10 Undisclosed Liabilities. There are no material liabilities or obligations of Parent or any of its Subsidiaries of any nature, whether accrued, contingent, absolute, determined, determinable or otherwise, whether or not required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries other than: (a) liabilities or obligations reflected or reserved against in Parent’s consolidated balance sheet as of September 30, 2012 included in the Parent SEC Documents or in the notes thereto, (b) liabilities or obligations that were incurred since September 30, 2012 in the ordinary course of business consistent with past practice or in connection with this Agreement or the transactions contemplated hereby (including any Qualified Offering), (c) liabilities or obligations under Contracts to which Parent or any of its Subsidiaries is a party, other than liabilities or obligations with regard to which Parent or any of its Subsidiaries has breached or is in default and (d) liabilities that have not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.11 Compliance with Laws.

(a) Since September 27, 2010, (i) the business and operations of Parent and its Subsidiaries have been conducted in compliance with all applicable Laws (including Health Laws and Environmental Laws) and (ii) Parent has complied with the applicable listing and corporate governance rules and regulations of NASDAQ except, in each case, where the failure to so conduct such business and operations or comply with such rules and regulations would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) All of the Parent Permits are in full force and effect in accordance with their terms and there is no proceeding or investigation to which Parent or any Parent Subsidiary is subject before a Governmental Entity that is pending or threatened in writing that would reasonably be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such Parent Permits, except where the failure to be in full force and effect in accordance with their terms, revocation, failure to renew, suspension or restriction would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) There is no proceeding to which Parent or any Parent Subsidiary is subject before any Governmental Entity pending or, to the Knowledge of Parent, threatened in writing regarding whether any of the Parent Subsidiaries has violated any applicable Laws (including Health Laws and Environmental Laws), nor, to the Knowledge of Parent, any investigation by any Governmental Entity pending or threatened in writing with respect to possible violations of any applicable Laws, which, if determined or resolved adversely against Parent or any Parent Subsidiary, would, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, or would reasonably be expected to have a Parent Material Adverse Effect.

(d) None of Parent, any Parent Subsidiary, or any director, officer, employee, agent or Affiliate of Parent or any Parent Subsidiary (i) is excluded, suspended, debarred or otherwise ineligible to participate in any federal or state funded health care program or (ii) has engaged in any conduct which could result in debarment or disqualification by any such federal or state funded health care program, and no such exclusion or suspension is pending or threatened.

(e) Neither Parent nor any Parent Subsidiary, nor, to the Knowledge of Parent, any director, officer, agent, employee or Affiliate of Parent or any Parent Subsidiary is party to any action, or is the subject of any allegation made by any Governmental Entity, or has taken any action, directly or indirectly, (i) that would constitute a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, or (ii) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with Parent or any Parent Subsidiary, in order to unlawfully induce such person to act against the interest of his or her employer or principal, in each case, in contravention of the FCPA. There is no current, pending, or, to the Knowledge of Parent, threatened charges, proceedings, investigations, audits, or complaints against Parent or any Parent Subsidiary or, to the Knowledge of Parent, any director, officer, agent, employee or Affiliate of Parent with respect to the FCPA or any other similar anti-corruption Law or regulation.

Section 3.12 Litigation. There is no action, suit, investigation, claim, complaint, demand, summons, cease and desist letter, subpoena, Injunction, notice of violation or other proceeding (any such proceeding, a “Proceeding”) pending against or, to the Knowledge of Parent, threatened in writing against Parent, Merger Sub or any of their respective Subsidiaries (or, to the Knowledge of Parent, pending against or threatened in writing against any present or former officer, director or employee of Parent or any Parent Subsidiary in connection with which Parent or any Parent Subsidiary has an indemnification obligation) before any Governmental Entity, which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, or would reasonably be expected to have a Parent Material Adverse Effect. There is no Order outstanding against Parent or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 3.13 Title to Properties; Absence of Liens. Section 3.13 of the Parent Disclosure Schedule sets forth a true and complete description (including address, and for each lease, sublease and license, all amendments, extensions, renewals, guaranties, modifications, supplements or other agreements, if any, with respect thereto) of all real property leased, subleased or licensed by Parent or any of its Subsidiaries (collectively, the “Parent Leased Real Properties”; and the leases, subleases and licenses with respect thereto, collectively, the “Parent Real Property Leases”). Parent has delivered or otherwise made available to VTBH true, correct and complete copies of the Parent Real Property Leases, together with all amendments, extensions, renewals, guaranties, modifications, supplements or other agreements, if any, with respect thereto. To the Knowledge of Parent, each of the Parent Real Property Leases is in full force and effect. Parent or one of its Subsidiaries has a valid, binding and enforceable leasehold or subleasehold interest (or license, as applicable) in each Parent Leased Real Property, in each case as to such leasehold or subleasehold interest (or license, as applicable), free and clear of all Liens (other than Permitted Liens). Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any other party thereto is in default or breach under the terms of any Parent Real Property Lease. Neither Parent nor any of its Subsidiaries owns any real property or any interests (other than Parent Real Property Leases) in real property. No consents or approvals are necessary under the terms of the Parent Real Property Leases for the Merger.

Section 3.14 Opinion of Financial Advisor. The Parent Board has received an opinion from Craig-Hallum Capital Group LLC (“Craig-Hallum”); dated as of the date of this Agreement and addressed to the Parent Board to the effect that, as of the date hereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Per Share Exchange Ratio is fair, from a financial point of view, to Parent. Parent has been authorized by Craig-Hallum to include such opinion in its entirety in the Proxy Statement.

Section 3.15 Taxes.

(a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been duly filed when due (including extensions) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.

(b) Parent and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established in accordance with the applicable accounting standard an adequate accrual for all material Taxes on the most recent financial statements contained in the Parent SEC Documents.

(c) There is no claim, audit, action, suit, request for written ruling, proceeding or investigation pending or threatened in writing against or with respect to Parent or any of its Subsidiaries in respect of any Tax or Tax Return which (except in the case of a request for a written ruling) if determined adversely would, individually or in the aggregate, be expected to result in a material Tax deficiency, and there are no material Liens for Taxes (other than Permitted Liens) upon any of the assets of the Parent or any of its Subsidiaries.

(d) Parent and each of its Subsidiaries has withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. Parent and each of its Subsidiaries has reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under applicable Law.

(e) Neither Parent nor any of its Subsidiaries is liable for any Taxes of any Person (other than Parent and its Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a tax sharing, tax indemnity or tax allocation agreement or any other agreement to indemnify such Person.

(f) Neither Parent nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date, as a result of (1) any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign Law), (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (3) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (4) installment sale or open transaction made on or prior to the Closing Date, or (5) prepaid amount received on or prior to the Closing Date.

(g) Neither Parent nor any of its Subsidiaries has participated or engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or foreign Tax Law). Neither Parent nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.

(h) Neither Parent nor any of its Subsidiaries has (a) been informed by any Taxing Authority in any jurisdiction in which it does not file a Tax Return that it may be required to file a Tax Return in such jurisdiction, or (b) consented to extend the time in which any Tax may be assessed or collected by any taxing authority.

(i) Neither Parent nor any of its Subsidiaries has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed or described, in whole or in part, by Section 355 or Section 368(a)(1)(D) of the Code.

(j) To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has taken or agreed to take any action, nor does Parent have Knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code.

Section 3.16 Employee Benefit Plans.

(a) Section 3.16(a) of the Parent Disclosure Schedule sets forth as of the date of this Agreement a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all stock purchase, stock option, severance, employment, change-in-control, bonus, incentive, deferred compensation and all other material employee benefit plans, agreements, programs, policies and arrangements, under which any employee or former employee of Parent or its Subsidiaries has any present or future right to benefits or Parent or its Subsidiaries has any present or future liability (each, an “Parent Benefit Plan”). With respect to each such Parent Benefit Plan, Parent has made available to VTBH a true and complete copy of such Parent Benefit Plan, if written, or a description of the material terms of such Parent Benefit Plan if not written, and to the extent applicable: (i) all trust agreements, insurance Contracts or other funding arrangements; (ii) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes; (iii) the most recent Form 5500 with all attachments required to have been filed with the Internal Revenue Service (the “IRS”) or the Department of Labor and all schedules thereto; (iv) the most recent IRS determination or opinion letter; and (v) all current summary plan descriptions.

(b)(i) Each Parent Benefit Plan has been maintained in all material respects in accordance with its terms and the requirements of applicable Law, (ii) each of Parent and its Subsidiaries has performed all material obligations required to be performed by it under any Parent Benefit Plan and, to the Knowledge of Parent, is not in any material respect in default under or in violation of any Parent Benefit Plan and (iii) no action (other than individual claims for benefits in the ordinary course) is pending or threatened in writing with respect to any Parent Benefit Plan by any current or former employee, officer or director of Parent or any of its Subsidiaries.

(c) Each Parent Benefit Plan that is intended to meet the requirements for tax qualification under Section 401(a) of the Code has received favorable a determination or opinion letter from the IRS as to its tax-qualified status and the tax-exempt status of its related trust under Section 501(a) of the Code and, to the Knowledge of Parent, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected to adversely affect the tax-qualified status of any such Parent Benefit Plan or the tax-exempt status of any such trust.

(d) No liability under Title IV of ERISA has been or is reasonably expected to be incurred by Parent or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Parent or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (a “Parent ERISA Affiliate”). Parent and its Subsidiaries have no liability (contingent or direct) with respect to any “multiemployer plan” within the meaning of ERISA Section 3(37) under Title IV of ERISA (regardless of whether based on contributions of a Parent ERISA Affiliate) and no such liability is reasonably expected to be incurred by Parent or its Subsidiaries.

(e) All contributions required to be made under each Parent Benefit Plan, as of the date hereof, have been timely made when due. Neither any Parent Benefit Plan nor any single-employer plan of a Parent ERISA Affiliate has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA. It is not reasonably anticipated that any Parent Benefit Plan is, or is expected to be, in “at-risk” status (as defined in Section 430 of the Code or Section 303 of ERISA). Neither Parent nor any of its Subsidiaries has liability pursuant to Section 4069 of ERISA.

(f) Neither Parent nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of Parent or its Subsidiaries, except for group health plan continuation coverage as required by applicable Law. Parent has reserved the right to amend, terminate or modify at any time all Parent Benefit Plans providing for retiree health or life insurance coverage or other retiree death benefits, and there have been no communications to employees or former employees which could reasonably be interpreted to promise or guarantee such employees or former employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(g) Each Parent Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Parent Benefit Plan is subject to tax under Section 409A of the Code. Neither Parent nor any of its Subsidiaries has any obligation to provide any gross-up payment to any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A or 4999 of the Code.

(h) Except as set forth in Section 3.16(h) of the Parent Disclosure Schedule, the consummation of the transactions contemplated hereby to which each of Parent and Merger Sub is a party, will not, either alone or in combination with another event, (i) entitle any current or former director, officer or employee of Parent or of any of its Subsidiaries to severance pay, unemployment compensation or any other payment; (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, officer or employee; (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Parent Benefit Plan or impose any restrictions or limitations on Parent’s rights to administer, amend or terminate any Parent Benefit Plan; or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could reasonably be expected, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(i) Parent has previously provided to VTBH a list of all employees of Parent and its Subsidiaries with an annual salary and bonus in the aggregate of at least $75,000, setting forth each such employee’s name, job title, current annual rate of compensation (identifying bonuses separately) and any change in compensation since September 30, 2012.

Section 3.17 Employees; Labor Matters.

(a) Neither Parent nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, or, to the Knowledge of Parent, purporting to represent or, attempting to represent any employees of Parent or any of its Subsidiaries in their capacity as such.

(b) Since September 27, 2010, there has not occurred or been threatened in writing any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or union organizing campaign with respect to any employees of Parent or any of its Subsidiaries. There are no unfair labor practice charges or complaints pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries, and there is no representation petition pending or, to the Knowledge of Parent, threatened in writing with respect to any employee of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has engaged in any plant closing or employee layoff activities since September 27, 2010 that would violate or give rise to an obligation to provide any notice under the Worker Adjustment and Retraining Notification Act or any similar state or local Law.

(c) Parent and its Subsidiaries have been in compliance with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes, except where any such noncompliance would not reasonably be expected to result in a Parent Material Adverse Effect.

Section 3.18 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) neither Parent nor any of its Subsidiaries has received any written notice, demand, request for information, citation, summons or Order, and, to the Knowledge of Parent, no complaint has been filed, no penalty has been assessed, no liability has been incurred, and no investigation, action, written claim, suit or proceeding is pending or, to the Knowledge of the Parent, has been threatened in writing by any Governmental Entity or other Person with respect to or arising out of any applicable Environmental Law; (b) to the Knowledge of Parent, there has occurred no release of a hazardous or toxic substance, material or waste, pollutant or contaminant, including petroleum, petroleum constituents, and radioactive materials (“Hazardous Substance”) nor, to the Knowledge of Parent, has any Person been exposed to any Hazardous Substances at, on, under or from any properties currently or formerly owned, leased or operated by Parent or any Parent Subsidiary during or prior to the term of Parent’s ownership or control; (c) neither Parent nor any of its Subsidiaries has transported, stored, treated or disposed, or arranged for the transportation, storage, treatment or disposal, of any Hazardous Substances at any off-site location in breach or violation of any applicable Environmental Laws; and (d) neither Parent nor any Parent Subsidiary are party to a written agreement by which they have assumed or otherwise agreed to assume or perform, either expressly or by operation of law, the environmental liabilities of any other Person.

Section 3.19 Intellectual Property.

(a) Section 3.19(a) of the Parent Disclosure Schedule sets forth a complete and correct list of all (i) Patents, (ii) registered Trademarks, (iii) registered Copyrights and (iv) domain names owned or co-owned by Parent or any of its Subsidiaries, specifying as to each such item, as applicable, the owner of record (and co-owner, where applicable), jurisdiction of application and/or registration, the application and/or registration number, the date of application and/or registration, and the status of application and/or registration, including without limitation any deadlines for renewals, maintenance fees or other required filings (only with respect to Patents).

(b) Section 3.19(b) of the Parent Disclosure Schedule sets forth a complete and correct list of all agreements under which: (i) Parent or any of its Subsidiaries uses or has the right to use any Intellectual Property Rights owned by a third party (other than off-the-shelf software licensed under shrink wrap agreements); (ii) Parent or any of its Subsidiaries has granted a license or sublicense to any third party to use any Intellectual Property Rights; and (iii) any Intellectual Property Right is or has been developed for Parent or any of its Subsidiaries, assigned to Parent or any of its Subsidiaries, or assigned by Parent or any of its Subsidiaries to a third party (the agreements listed in subsections (i) through (iii) above, the “Parent IPR Agreements”).

(c) Except as set forth on Section 3.19(c) of the Parent Disclosure Schedule:

(i) To the Knowledge of Parent, the Parent IPR, together with the Intellectual Property Rights licensed to Parent under the Parent IPR Agreements, constitutes all of the Intellectual Property Rights necessary to conduct and operate the businesses of the Parent and its Subsidiaries as currently conducted in all material respects.

(ii) Parent holds the exclusive right, title and interest to the Parent IPR, free and clear of all Liens (other than the Parent IPR Agreements, or licenses granted by Parent or its Subsidiaries (expressly or implicitly) in the ordinary course of business in connection with the sale, lease or transfer of products), adverse claims or other restrictions, or any requirement of any past, present or future royalty payments. The consummation of the transactions contemplated by this Agreement will not result in a loss or impairment of, require payment of any amounts with respect to, nor require the consent of any other Person in respect of Parent’s and its Subsidiaries’ right to own, use or hold for use by Parent or its Subsidiaries, any of the Parent IPR or to use any Intellectual Property Rights licensed under the Parent IPR Agreements in the conduct and operation of the businesses of the Parent and its Subsidiaries as currently conducted in all material respects.

(iii) None of the Parent IPR is or has been involved in any opposition, cancellation, interference, reissue or reexamination proceeding; no material Software owned or co-owned by Parent, or any other Parent IPR, has been placed in escrow; and no Parent IPR is the subject of any Order (excluding rejections, orders or rulings issues in the context of the application for registration of Parent IPR) or any Proceeding. Except for the license agreements listed in Section 3.19(b)(i) and (iii) of the Parent Disclosure Schedule, Parent has not granted any options with respect to, or has otherwise encumbered or placed limitations on any Parent IPR or Parent’s or its Subsidiaries’ use thereof.

(iv) The Parent IPR are enforceable and in full force and effect. Parent or its Subsidiaries have not received in the past six (6) years any written notice alleging that any Parent IPR or any Parent IPR Agreements are invalid or unenforceable, or challenging Parent’s or any of its Subsidiaries’ ownership of or right to use any such rights. Each of the registrations and recordations of Parent IPR identified in Section 3.19(a) of the Parent Disclosure Schedule is held and/or recorded in the name of Parent or one of its Subsidiaries, is in full force, enforceable, has been duly applied for and registered in accordance with applicable Law, including without limitation in the case of Patents the duty of candor, and all past or outstanding maintenance obligations have been satisfied. All necessary and material registration, maintenance and renewal fees in connection with the Parent IPR have been paid and all necessary documents and certificates in connection with such Parent IPR have been filed with the relevant authorities in the jurisdictions in which such Parent IPR is registered for the purposes of maintaining such Parent IPR.

(v) The Parent IPR Agreements are valid and are in full force and effect and constitute legal, valid and binding obligations of Parent, and, to the Knowledge of Parent, of the other parties thereto. Parent has not given or received any notice of default or any event which with the lapse of time would constitute a default under the Parent IPR Agreements or any other agreement relating to the Parent IPR; neither Parent, any of its Subsidiaries, nor, to its Knowledge, any other Person, currently is in default with regard to any agreement relating to the Parent IPR, and there exists no condition or event (including without limitation the execution, delivery and performance of this Agreement) which, with the giving of notice or the lapse of time or both, would constitute a default by Parent or any of its Subsidiaries under any such agreement, or would give any Person any right of termination, cancellation or acceleration of any performance under any such agreement or result in the creation or imposition of any Lien, in each case.

(vi) The products and services and the business of Parent and its Subsidiaries as currently conducted do not infringe, misappropriate or violate, the Intellectual Property Rights of any third party, and Parent has not received any written cease and desist, invitation to license or other notice in the past six (6) years alleging, expressly or implicitly, that Parent or any of its Subsidiaries requires any license with respect to, or is infringing, misappropriating or violating the Intellectual Property Rights of any third party. Neither Parent nor any of its Subsidiaries is subject to any Order barring or limiting the use of any Intellectual Property Rights, and neither Parent nor any of its Subsidiaries is a party to any past, pending or, to the Knowledge of Parent, threatened, action, lawsuit, or any other judicial, arbitral or administrative proceeding relating to any Intellectual Property Rights, including without limitation involving any claim that Parent or any of its Subsidiaries infringed or infringes, misappropriated or is misappropriating, or violated or is violating the Intellectual Property Rights of any third party.

(vii) Parent has taken commercially reasonable and appropriate steps to protect and maintain all Parent IPR, including without limitation to preserve the confidentiality of any Trade Secrets. Any disclosure by Parent or its Subsidiaries of Trade Secrets to any third party has been pursuant to the terms of a written agreement with such Person or is otherwise lawful. Parent has in place appropriate written internal information security policies, which are published to employees and enforced, and which include guidelines for the use, processing, confidentiality and security of Parent, customer, employee and other confidential data consistent with applicable Law, contractual commitments of Parent and its Subsidiaries and data privacy promises and other data policies published to customers. Parent’s and its Subsidiaries’ practices with regard to the collection, dissemination and use of data are and have been in accordance in all material respects with applicable Laws relating to data protection, contractual commitments of Parent or the applicable Subsidiary and any published privacy policies, and Parent has a written agreement with each third party service provider having access to such data requiring compliance with such applicable laws and/or contractual commitments. Neither Parent nor any of its Subsidiaries has suffered a material security breach with respect to their data or systems, and neither Parent nor any of its Subsidiaries has notified or had reason to notify customers or employees of any information security breach.

(viii) All rights of inventors, authors and other persons who participated in the development of the Parent IPR have been duly assigned to Parent pursuant to a written agreement, and such assignments have been duly recorded in accordance with applicable Law. Parent has a policy to secure and has secured from all employees, consultants, contractors who contribute or have contributed to the creation or development of any Parent IPR, a written agreement assigning to Parent all rights to such contributions, which agreement includes a present tense assignment of future inventions.

(ix) To the Knowledge of Parent, no third party has or is infringing on, misappropriating or otherwise violating any Parent IPR. In the last six (6) years, neither Parent nor any of its Subsidiaries has sent any written notice to or asserted or threatened any action or claim against any Person involving or relating to any Parent IPR.

(x) No Parent IPR were developed, in whole or in part (A) pursuant to or in connection with the development of any professional, technical or industry standard, (B) under contract with any Governmental Authority, or (C) using any software, software development toolkits, databases, libraries, scripts, or other, similar modules of software that is or are subject to “open source” or similar license terms.

(xi) All material Software owned or used by Parent or its Subsidiaries under license is, in good working order and condition and is sufficient in all material respects for the purposes for which it is used; neither Parent nor its Subsidiaries has experienced any material defects in design, workmanship or material in connection with the use of such Software that have not been corrected; to the Knowledge of Parent, no such Software contains any computer code or any other procedures, routines or mechanisms which may: (A) disrupt, disable, harm or impair in any material way such Software’s operation, (B) cause such Software to damage or corrupt any data, storage media, programs, equipment or communications of Parent, its Subsidiaries or clients, or otherwise interfere with Parent’s or its Subsidiaries’ operations or (C) permit any third party to access any such Software to cause disruption, disablement, harm, impairment, damage or corruption (sometimes referred to as “traps”, “access codes” or “trap door” devices).

Section 3.20 Parent Material Contracts.

(a) Section 3.20 of the Parent Disclosure Schedule sets forth a list of each Contract to which Parent or any of its Subsidiaries is a party as of the date of this Agreement or by which Parent, any of its Subsidiaries or any of its respective properties or assets is bound as of the date of this Agreement, which:

(i) is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) contains covenants of Parent or any of its Subsidiaries not to compete or engage in any line of business or compete with any Person in any geographic area;

(iii) pursuant to which Parent or any of its Subsidiaries has entered into a partnership or joint venture with any other Person (other than Parent or any of its Subsidiaries);

(iv) relates to or evidences indebtedness for borrowed money or any guarantee of indebtedness for borrowed money by Parent or any of its Subsidiaries in excess of $1,000,000;

(v) evidences any guarantee of obligations of any Person other than a wholly owned Subsidiary of Parent in excess of $1,000,000;

(vi) relates to the spinoff of Parent from LRAD Corporation in September, 2010;

(vii) constitutes a Parent IPR Agreement;

(viii) provides for aggregate payments by or to it in excess of $2,000,000 in any 12 month period other than any Contracts that were entered into in the ordinary course of business;

(ix) contains provisions (a) restricting Parent or its Subsidiaries from freely setting prices for its products, services or technologies (including “most favored nations” terms and conditions (including with respect to pricing), (b) granting any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person, or (c) that limits or purports to limit in any material respects the ability of Parent or any of its Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or businesses, in each case, other than any Contracts that were entered into in the ordinary course of business;

(x) includes indemnification obligations of Parent or any of its Subsidiaries with a liability of $500,000 or more other than any Contracts that were entered into in the ordinary course of business; or

(xi) which would reasonably be expected to prohibit, impede or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (including any Qualified Offering).

Each such Contract set forth on Section 3.20 of the Parent Disclosure Schedule is a “Parent Material Contract.” Parent has provided VTBH with a true and correct copy of each Parent Material Contract.

(b) Each Parent Material Contract is (assuming due power and authority of, and due execution and delivery by the parties thereto other than Parent or any of its Subsidiaries) a valid and binding obligation of Parent or its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception, except for any failures to be valid and binding which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other party to any Parent Material Contract is in breach of or in default under any Parent Material Contract, and, to the Knowledge of Parent, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by any party thereto, and neither Parent nor any of its Subsidiaries has received any written claim of any such breach or default, except for such breaches and defaults which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 3.21 Brokers’ and Finders’ Fees. Except as set forth on Section 3.21 of the Parent Disclosure Schedule, and any investment banker, broker or finder retained in connection with a Qualified Offering in accordance with Section 5.2(p), the fees and expenses of which will be paid by Parent, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their respective Subsidiaries who is entitled to any fee or commission from Parent, Merger Sub or any of their respective Subsidiaries in connection with the transactions to which Parent is a party contemplated hereby.

Section 3.22 Product Liability.

(a) To the Knowledge of Parent, each of Parent’s products is free of, and does not contain, any defect in the design or formulation of such product, latent or otherwise. No product liability claims have been received in writing by Parent or a Parent Subsidiary and, to the Knowledge of Parent, no such claims have been threatened against Parent or a Parent Subsidiary relating to any of Parent’s products nor is there a basis for any such claim. There is no Order or Proceeding outstanding against Parent or a Parent Subsidiary relating to product liability claims.

(b) To the Knowledge of Parent, except as set forth on Section 3.22 of the Parent Disclosure Schedule, there have been no disputes, controversies, claims or written complaints since September 27, 2010 in which a customer, distributor or other user of any of Parent’s products claimed that such product caused adverse health-related effects or injury.

Section 3.23 Takeover Laws. No “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other anti-takeover statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby by reason of Parent or Merger Sub being a party to this Agreement, performing its obligations hereunder and consummating the Merger and the other transactions contemplated hereby, including, but not limited to, Sections 78.378 through 78.3793 of the Nevada Revised Statutes. There is no stockholder rights plan in effect, to which Parent is a party or otherwise bound.

Section 3.24 Affiliate Transactions. Except as set forth on Section 3.24 of the Parent Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between (i) Parent or any of its Subsidiaries, on the one hand, and (ii) any directors, officers or stockholders of Parent, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.25 Insurance. With respect to each insurance policy that is material to Parent and its Subsidiaries that is currently in place, neither Parent nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) and, to the Knowledge of Parent, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy. Except as would not reasonably be expected to result in a Parent Material Adverse Effect, Parent’s insurance policies protect Parent’s and its Subsidiaries’ properties from losses and risks in a manner reasonable for its and their respective assets and properties and are of the types and in amounts customarily carried by Persons conducting similar businesses or operating similar assets in the area(s) in which Parent’s business is conducted. Except as set forth on Section 3.25 of the Parent Disclosure Schedule, there is no material claim pending under any of such policies as to which coverage has been denied by the underwriters of such policies.

Section 3.26 Top Customers and Suppliers. Since January 1, 2013, none of the top ten customers or top five suppliers of Parent and its Subsidiaries has notified Parent or its Subsidiaries in writing that it intends to discontinue its relationship with Parent or its Subsidiaries.

Section 3.27 No Other Representations and Warranties; Disclaimer. Except for the representations and warranties made by Parent and Merger Sub in this Article III and the Parent Disclosure Schedules, neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and Parent and Merger Sub hereby disclaim any such other representations or warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VTBH

Except as set forth in the disclosure letter delivered by VTBH to Parent on or prior to the date of this Agreement (the “VTBH Disclosure Schedule”), VTBH represents and warrants to Parent and Merger Sub as set forth in this Article IV. For purposes of the representations and warranties of VTBH contained herein, disclosure in any section of the VTBH Disclosure Schedule of any facts or circumstances shall be deemed to be disclosure of such facts or circumstances with respect to all representations or warranties by VTBH to the extent the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on the face thereof. The inclusion of any information in the VTBH Disclosure Schedule or other document delivered by VTBH pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

Section 4.1 Corporate Organization.

(a) VTBH (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all organizational powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except for such variances from the matters set forth in any of clauses (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a VTBH Material Adverse Effect.

(b) True and complete copies of the VTBH Charter and the Bylaws of VTBH, as amended through, and as in effect as of, the date of this Agreement (the “VTBH Bylaws”), have previously been made available to Parent.

(c) Each VTBH Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except for such variances from the matters set forth in any of clauses (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a VTBH Material Adverse Effect.

Section 4.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of VTBH consists of 50,000,000 shares of VTBH Series A Preferred Stock, 1,000,000 shares of VTBH Series B Preferred Stock and 100,000,000 shares of VTBH Common Stock. As of the date of this Agreement, (i) 48,689,555 shares of VTBH Series A Preferred Stock, 1,000,000 shares of VTBH Series B Preferred Stock and 35,282,286 shares of VTBH Common Stock were issued and outstanding, (ii) no shares of VTBH Stock were held in treasury, (iii) 48,689,555 shares of VTBH Common Stock were issuable upon conversion of the outstanding VTBH Series A Preferred Stock, (iv) 11,490,597 shares of VTBH Common Stock were subject to outstanding VTBH Stock Options (of which VTBH Stock Options to purchase an aggregate of 1,793,519 shares of VTBH Common Stock were exercisable) and (v) 1,153,697 VTBH Phantom Units were outstanding. Section 4.2 of the VTBH Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each outstanding VTBH Stock Option and VTBH Phantom Unit, including, as applicable, the holder, date of grant, exercise price (to the extent applicable), vesting schedule and number of shares of VTBH Common Stock subject thereto and each VTBH Award Plan pursuant to which such VTBH Stock Option was granted.

(b) As of the date of this Agreement, except for this Agreement, the VTBH Series A Preferred Stock and VTBH Stock Options, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of VTBH or any VTBH Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Equivalents of VTBH or any VTBH Subsidiary. Except for Forfeitures and Cashless Settlements in connection with the VTBH Stock Options, there are not any outstanding obligations of VTBH or any of the VTBH Subsidiaries to directly or indirectly redeem, repurchase or otherwise acquire any shares of capital stock or voting securities of, other equity interests in or Equity Equivalents of VTBH or any VTBH Subsidiary. Neither VTBH nor any of the VTBH Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, VTBH. All outstanding shares of capital stock of VTBH have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement or warrant will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and fully paid. The consummation of the Merger and the other transactions contemplated hereby will not, as of the Effective Time, trigger any preemptive rights of any Person with respect to the capital stock of VTBH, whether by law or otherwise. With respect to the VTBH Stock Options, (A) each grant of a VTBH Stock Option was duly authorized no later than the Grant Date by all necessary corporate action, including, as applicable, approval by the VTBH Board, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the stockholders of VTBH by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (B) each such grant of VTBH Stock Options was made in accordance with the terms of the applicable VTBH Award Plan and all other applicable Law, (C) the per share exercise price of each VTBH Stock Option was not less than the fair market value of a share of VTBH Common Stock on the applicable Grant Date, (D) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of VTBH, and (E) no amendments, modifications or other changes have been made to any such grants of VTBH Stock Options after the Grant Date.

(c) No bonds, debentures, notes or other indebtedness of VTBH having the right to vote on any matters on which stockholders may vote are issued or outstanding.

(d) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of VTBH are owned by VTBH, directly or indirectly, free and clear of any Liens other than Permitted Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity ownership interest (other than restrictions under applicable securities Laws), and all of such shares or equity ownership interests are duly authorized, validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the capital stock or other equity ownership interests of the VTBH Subsidiaries, as of the date of this Agreement, VTBH does not beneficially own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

(e) All holders of VTBH Stock are “accredited investors” within the meaning of Rule 501(a) promulgated under the Securities Act.

Section 4.3 Corporate Authorization.

(a) VTBH has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party contemplated hereby. The execution, delivery and performance by VTBH of this Agreement and the consummation by VTBH of the transactions to which it is a party contemplated hereby have been duly and validly authorized and approved by the VTBH Board. No other corporate proceedings on the part of VTBH or any other vote by the holders of any class or series of capital stock of VTBH are necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby (except for the filing of the Certificate of Merger, as required by applicable Law). The stockholders of VTBH have no dissenters’ or appraisal rights in connection with the Merger or the other transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by VTBH and, assuming due power and authority of, and due execution and delivery by, the other parties hereto, constitutes a valid and binding obligation of VTBH, enforceable against VTBH in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.4 Governmental Authorization. The execution, delivery and performance by VTBH of this Agreement and the consummation by VTBH of the transactions to which it is a party contemplated hereby require at or prior to the Closing no consent or approval by, or filing with, or notification to any Governmental Entity, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which VTBH is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and any other Antitrust Law,

(c) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. federal or state securities Laws or “blue sky” Laws, and any foreign securities Laws, and (d) any other consents, approvals or filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a VTBH Material Adverse Effect.

Section 4.5 Non-Contravention. The execution, delivery and performance by VTBH of this Agreement do not, and the consummation of the transactions to which it is a party contemplated hereby will not, (a) violate or conflict with or result in any breach of any provision of the Organizational Documents of VTBH or any of its Subsidiaries; (b) assuming compliance with the matters referred to in Section 3.4 (and assuming the accuracy and completeness of Section 3.4), violate or conflict with any provision of any applicable Law; (c) violate or conflict with or result in any breach or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which VTBH or any of its Subsidiaries is entitled, or require consent by any Person under, any loan or credit agreement, note, mortgage, indenture, lease, VTBH Benefit Plan, or VTBH Material Contract; or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of VTBH or any of its Subsidiaries, except in the case of clause (b), (c) or (d), as would not, individually or in the aggregate, reasonably be expected to have a VTBH Material Adverse Effect.

Section 4.6 VTBH Financial Statements.

(a) VTBH has previously provided or made available to Parent or Merger Sub or their representatives: (i) the unaudited balance sheet of VTBH as of December 31, 2012 and the related statements of income and cash flows for the year then ended; (ii) the audited balance sheet of VTBH’s Subsidiary, Voyetra Turtle Beach, Inc. (“VTB”), as of December 31, 2011 and the related statements of income and cash flows for the year then ended; (iii) the unaudited balance sheet of VTB as of December 31, 2012 and the related unaudited statements of income and cash flows for the year then ended; and (iv) the unaudited balance sheet of VTB as of June 29, 2013 and the related unaudited statements of income and cash flows for the six-month period then ended (collectively, including with respect to the audited balance sheets and related statements of income and cash flows, any reports, notes and schedules thereto, the “VTBH Financial Statements”). The audited balance sheet of VTB as of December 31, 2012 and the related audited statements of income and cash flows for the year then ended will be substantially the same as the unaudited versions of the same included in the VTBH Financial Statements. Except as set forth in the notes thereto, the VTBH Financial Statements fairly present in all material respects the financial position of VTBH or VTB, as applicable, as at the respective dates thereof, and the results of operations and cash flows of VTBH or VTB, as applicable, for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to the absence of information or notes not required by GAAP to be included in interim financial statements) and were prepared, in all material respects, in accordance with, and complied, in all material respects, with GAAP during the periods involved (except, in the case of the unaudited statements, for the absence of footnotes and year-end adjustments) applied on a consistent basis (except as may be indicated therein or in the notes thereto).

(b) To the Knowledge of VTBH, VTB has established and maintains a system of internal accounting controls designed to give reasonable assurance: (i) regarding the reliability of financial reporting and the preparation of VTB’s financial statements in accordance with GAAP, (ii) that receipts and expenditures of VTB and its Subsidiaries are being made only in accordance with authorizations of management and the VTB Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of VTB’s and its Subsidiaries’ assets that could have a material effect on VTB’s financial statements. To the Knowledge of VTBH, there are no significant deficiencies or material weaknesses in the design or operation of VTBH’s internal controls which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data. VTBH has made available to Parent true and complete copies of any management letters issued to VTB by its auditors since October 12, 2010.

Section 4.7 Information Supplied. The information supplied or to be supplied by VTBH specifically for inclusion in the Proxy Statement shall not, at the time that the Proxy Statement (and all amendments thereto) is filed with the SEC and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, no representation or warranty is made by VTBH with respect to statements made therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion in the Proxy Statement.

Section 4.8 Absence of Certain Changes or Events.

(a) From December 31, 2012 through the date hereof, no event or events or development or developments have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a VTBH Material Adverse Effect.

(b) Except in connection with the execution and delivery of this Agreement and the transactions contemplated by this Agreement, from December 31, 2012 through the date of this Agreement, VTBH and the VTBH Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.

Section 4.9 Undisclosed Liabilities. There are no material liabilities or obligations of VTBH or any of its Subsidiaries of any nature, whether accrued, contingent, absolute, determined, determinable or otherwise, whether or not required by GAAP to be reflected on a consolidated balance sheet of VTBH and its Subsidiaries other than: (a) liabilities or obligations reflected or reserved against in VTBH’s consolidated balance sheet as of December 31, 2012 included in the VTBH Disclosure Schedules or in the notes thereto, (b) liabilities or obligations that were incurred since December 31, 2012 in the ordinary course of business consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, (c) liabilities or obligations under Contracts to which VTBH or any of its Subsidiaries is a party, other than liabilities or obligations with regard to which VTBH or any of its Subsidiaries has breached or is in default and (d) liabilities that have not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a VTBH Material Adverse Effect.

Section 4.10 Compliance with Laws.

(a) Since October 12, 2010, the business and operations of VTBH and its Subsidiaries have been conducted in compliance with all applicable Laws (including Health Laws) except where the failure to so conduct such business and operations or comply with such rules and regulations would not, individually or in the aggregate, reasonably be expected to have a VTBH Material Adverse Effect.

(b) All of the VTBH Permits are in full force and effect in accordance with their terms and there is no proceeding or investigation to which VTBH or any VTBH Subsidiary is subject before a Governmental Entity that is pending or threatened in writing that would reasonably be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such VTBH Permits, except where the failure to be in full force and effect in accordance with their terms, revocation, failure to renew, suspension or restriction would not, individually or in the aggregate, reasonably be expected to have a VTBH Material Adverse Effect.

(c) There is no proceeding to which VTBH or any VTBH Subsidiary is subject before any Governmental Entity pending or, to the Knowledge of VTBH, threatened in writing regarding whether any of the VTBH Subsidiaries has violated any applicable Laws (including Health Laws), nor, to the Knowledge of VTBH, any investigation by any Governmental Entity pending or threatened in writing with respect to possible violations of any applicable Laws, which, if determined or resolved adversely against VTBH or any VTBH Subsidiary, would, individually or in the aggregate, reasonably be expected to be material to VTBH and its Subsidiaries, taken as a whole, or would reasonably be expected to have a VTBH Material Adverse Effect.

(d) None of VTBH, any VTBH Subsidiary, or any director, officer, employee, agent or Affiliate of VTBH or any VTBH Subsidiary (i) is excluded, suspended, debarred or otherwise ineligible to participate in any federal or state funded health care program or (ii) has engaged in any conduct which could result in debarment or disqualification by any such federal or state funded health care program, and no such exclusion or suspension is pending or threatened.

(e) Neither VTBH nor any VTBH Subsidiary, nor, to the Knowledge of VTBH, any director, officer, agent, employee or Affiliate of VTBH or any VTBH Subsidiary is party to any action, or is the subject of any allegation made by any Governmental Entity, or has taken any action, directly or indirectly, (i) that would constitute a violation by such Persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, or (ii) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with VTBH or any VTBH Subsidiary, in order to unlawfully induce such person to act against the interest of his or her employer or principal, in each case, in contravention of the FCPA. There is no current, pending, or, to the Knowledge of VTBH, threatened charges, proceedings, investigations, audits, or complaints against VTBH or any VTBH Subsidiary or, to the Knowledge of VTBH, any director, officer, agent, employee or Affiliate of VTBH with respect to the FCPA or any other anti-corruption Law or regulation.

Section 4.11 Litigation. There is no Proceeding pending against or, to the Knowledge of VTBH, threatened in writing against VTBH or any of its Subsidiaries (or, to the Knowledge of VTBH pending against or threatened in writing against any present or former officer, director or employee of VTBH or any VTBH Subsidiary in connection with which VTBH or any VTBH Subsidiary has an indemnification obligation) before any Governmental Entity, which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would, individually or in the aggregate, reasonably be expected to be material to VTBH and its Subsidiaries, taken as a whole, or would reasonably be expected to have a VTBH Material Adverse Effect. There is no Order outstanding against VTBH or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a VTBH Material Adverse Effect.

Section 4.12 Title to Properties; Absence of Liens. Section 4.12 of the VTBH Disclosure Schedule sets forth a true and complete description (including address, and for each lease, sublease and license, all amendments, extensions, renewals, guaranties, modifications, supplements or other agreements, if any, with respect thereto) of all real property leased, subleased or licensed by VTBH or any of its Subsidiaries (collectively, the “VTBH Leased Real Properties”; and the leases, subleases and licenses with respect thereto, collectively, the “VTBH Real Property Leases”). VTBH has delivered or otherwise made available to Parent true, correct and complete copies of the VTBH Real Property Leases, together with all amendments, extensions, renewals, guaranties, modifications, supplements or other agreements, if any, with respect thereto. To the Knowledge of VTBH, each of the VTBH Real Property Leases is in full force and effect. VTBH or one of its Subsidiaries has a valid, binding and enforceable leasehold or subleasehold interest (or license, as applicable) in each VTBH Leased Real Property, in each case as to such leasehold or subleasehold interest (or license, as applicable), free and clear of all Liens (other than Permitted Liens). Neither VTBH nor any of its Subsidiaries, nor, to the Knowledge of VTBH, any other party thereto is in default or breach under the terms of any VTBH Real Property Lease. Neither VTBH nor any of its Subsidiaries owns any real property or any interests (other than VTBH Real Property Leases) in real property. No consents or approvals are necessary under the terms of the VTBH Real Property Leases for the Merger.

Section 4.13 Taxes.

(a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, VTBH or any of its Subsidiaries have been duly filed when due (including extensions) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.

(b) VTBH and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established in accordance with the applicable accounting standard an adequate accrual for all material Taxes on the most recent financial statements contained in Section 4.6 of the VTBH Disclosure Schedule.

(c) There is no claim, audit, action, suit, request for written ruling, proceeding or investigation pending or threatened in writing against or with respect to VTBH or any of its Subsidiaries in respect of any Tax or Tax Return which (except in the case of a request for a written ruling) if determined adversely would, individually or in the aggregate, be expected to result in a material Tax deficiency, and there are no material Liens for Taxes (other than Permitted Liens) upon any of the assets of VTBH or any of its Subsidiaries.

(d) VTBH and each of its Subsidiaries has withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. VTBH and each of its Subsidiaries has reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under applicable Law.

(e) Neither VTBH nor any of its Subsidiaries is liable for any Taxes of any Person (other than VTBH and its Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a tax sharing, tax indemnity or tax allocation agreement or any other agreement to indemnify such Person.

(f) Neither VTBH nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date, as a result of (1) any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign Law), (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (3) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (4) installment sale or open transaction made on or prior to the Closing Date, or (5) prepaid amount received on or prior to the Closing Date.

(g) Neither VTBH nor any of its Subsidiaries has participated or engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or foreign Tax Law). Neither VTBH nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.

(h) Neither VTBH nor any of its Subsidiaries has (a) been informed by any Taxing Authority in any jurisdiction in which it does not file a Tax Return that it may be required to file a Tax Return in such jurisdiction, or (b) consented to extend the time in which any Tax may be assessed or collected by any taxing authority.

(i) Neither VTBH nor any of its Subsidiaries has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed or described, in whole or in part, by Section 355 or Section 368(a)(1)(D) of the Code.

(j) As of the date hereof, neither VTBH nor any of its Subsidiaries has taken or agreed to take any action, nor does VTBH have Knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.14 Employee Benefit Plans.

(a) Section 4.14(a) of the VTBH Disclosure Schedule sets forth as of the date of this Agreement a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, bonus, incentive, deferred compensation and all other material employee benefit plans, agreements, programs, policies and arrangements, under which any employee or former employee of VTBH or its Subsidiaries has any present or future right to benefits or VTBH or its Subsidiaries has any present or future liability (each, a “VTBH Benefit Plan”). With respect to each such VTBH Benefit Plan, VTBH has made available to Parent a true and complete copy of such VTBH Benefit Plan, if written, or a description of the material terms of such VTBH Benefit Plan if not written, and to the extent applicable: (i) all trust agreements, insurance Contracts or other funding arrangements; (ii) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes; (iii) the most recent Form 5500 with all attachments required to have been filed with the IRS or the Department of Labor and all schedules thereto; (iv) the most recent IRS determination or opinion letter; and (v) all current summary plan descriptions.

(b)(i) Each VTBH Benefit Plan has been maintained in all material respects in accordance with its terms and the requirements of applicable Law, (ii) each of VTBH and its Subsidiaries has performed all material obligations required to be performed by it under any VTBH Benefit Plan and, to the Knowledge of VTBH, is not in any material respect in default under or in violation of any VTBH Benefit Plan and (iii) no action (other than individual claims for benefits in the ordinary course) is pending or threatened in writing with respect to any VTBH Benefit Plan by any current or former employee, officer or director of VTBH or any of its Subsidiaries.

(c) Each VTBH Benefit Plan that is intended to meet the tax qualification requirements under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the Knowledge of VTBH, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such VTBH Benefit Plan or the exempt status of any such trust.

(d) No liability under Title IV of ERISA has been or is reasonably expected to be incurred by VTBH or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with VTBH or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (a “VTBH ERISA Affiliate”). VTBH and its Subsidiaries have no liability (contingent or direct) with respect to any “multiemployer plan” within the meaning of ERISA Section 3(37) under Title IV of ERISA (regardless of whether based on contributions of a VTBH ERISA Affiliate) and no such liability is reasonably expected to be incurred by VTBH or its Subsidiaries.

(e) All contributions required to be made under each VTBH Benefit Plan, as of the date hereof, have been timely made when due. Neither any VTBH Benefit Plan nor any single-employer plan of a VTBH ERISA Affiliate has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA. It is not reasonably anticipated that any VTBH Benefit Plan is, or is expected to be, in “at-risk” status (as defined in Section 430 of the Code or Section 303 of ERISA). Neither VTBH nor any of its Subsidiaries has liability pursuant to Section 4069 of ERISA.

(f) Neither VTBH nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of VTBH or its Subsidiaries, except for group health plan continuation coverage as required by applicable Law. VTBH has reserved the right to amend, terminate or modify at any time all VTBH Benefit Plans providing for retiree health or life insurance coverage or other retiree death benefits, and there have been no communications to employees or former employees which could reasonably be interpreted to promise or guarantee such employees or former employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(g) Each VTBH Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such VTBH Benefit Plan is subject to tax under Section 409A of the Code. Neither VTBH nor any of its Subsidiaries has any obligation to provide any gross-up payment to any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A or 4999 of the Code.

(h) Except as set forth in Section 4.14(h) of the VTBH Disclosure Schedule, the consummation of the transactions contemplated hereby to which VTBH is a party, will not, either alone or in combination with another event, (i) entitle any current or former director, officer or employee of VTBH or of any of its Subsidiaries to severance pay, unemployment compensation or any other payment; (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, officer or employee; (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any VTBH Benefit Plan or impose any restrictions or limitations on VTBH’s rights to administer, amend or terminate any VTBH Benefit Plan; or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could reasonably be expected, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 4.15 Employees; Labor Matters.

(a) Neither VTBH nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or, to the Knowledge of VTBH, attempting to represent any employees of VTBH or any of its Subsidiaries in their capacity as such.

(b) Since October 12, 2010, there has not occurred or been threatened in writing any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or union organizing campaign with respect to any employees of VTBH or any of its Subsidiaries. There are no unfair labor practice charges or complaints pending or, to the Knowledge of VTBH, threatened in writing against VTBH or any of its Subsidiaries, and there is no representation petition pending or, to the Knowledge of VTBH, threatened in writing with respect to any employee of VTBH or any of its Subsidiaries. Neither VTBH nor any of its Subsidiaries has engaged in any plant closing or employee layoff activities since October 12, 2010 that would violate or give rise to an obligation to provide any notice under the Worker Adjustment and Retraining Notification Act or any similar state or local Law.

(c) VTBH and its Subsidiaries have been in compliance with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes, except where any such noncompliance would not reasonably be expected to result in a VTBH Material Adverse Effect.

Section 4.16 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a VTBH Material Adverse Effect, (a) neither VTBH nor any of its Subsidiaries has received any written notice, demand, request for information, citation, summons or Order, and, to the Knowledge of VTBH, no complaint has been filed, no penalty has been assessed, no liability has been incurred, and no investigation, action, written claim, suit or proceeding is pending or, to the Knowledge of VTBH, has been threatened in writing by any Governmental Entity or other Person with respect to or arising out of any applicable Environmental Law; (b) to the Knowledge of VTBH there has occurred no release of a Hazardous Substance nor has any Person been exposed to any Hazardous Substances at, on, under or from any properties currently or formerly owned, leased, or operated by VTBH or any VTBH Subsidiary during or prior to the term of their respective ownership or control; (c) neither VTBH nor any of its VTBH Subsidiaries has transported, stored, treated or disposed, or arranged for the transportation, storage, treatment or disposal, of any Hazardous

Substances at any off-site location in breach or violation of any applicable Environmental Laws; and (d) neither VTBH nor any VTBH Subsidiary are party to a written agreement by which they have assumed or otherwise agreed to assume or perform, either expressly or by operation of law, the environmental liabilities of any other Person.

Section 4.17 Intellectual Property.

(a) Section 4.17(a) of the VTBH Disclosure Schedule sets forth a complete and correct list of all (i) Patents, (ii) registered Trademarks, (iii) registered Copyrights and (iv) domain names owned or co-owned by VTBH or any of its Subsidiaries, specifying as to each such item, as applicable, the owner of record (and co-owner, where applicable), jurisdiction of application or registration, the application or registration number, the date of application or registration, and the status of application or registration, including without limitation any deadlines for renewals, maintenance fees or other required filings (only with respect to Patents).

(b) Section 4.17 (b) of the VTBH Disclosure Schedule sets forth a complete and correct list of all agreements under which: (i) VTBH or any of its Subsidiaries uses or has the right to use any Intellectual Property Rights owned by a third party (other than off-the-shelf software licensed under shrink wrap agreements); (ii) VTBH or any of its Subsidiaries has granted a license or sublicense to any third party to use any Intellectual Property Rights; and (iii) any Intellectual Property Right is or has been developed for VTBH or any of its Subsidiaries, assigned to VTBH or any of its Subsidiaries, or assigned by VTBH or any of its Subsidiaries to a third party (the agreements listed in subsections (i) through (iii) above, the “VTBH IPR Agreements”).

(c) Except as set forth on Section 4.17(c) of the VTBH Disclosure Schedule:

(i) To the Knowledge of VTBH, the VTBH IPR, together with the Intellectual Property Rights licensed to VTBH under the VTBH IPR Agreements, constitutes all of the Intellectual Property Rights necessary to conduct and operate the businesses of the VTBH and its Subsidiaries as currently conducted in all material respects.

(ii) VTBH holds the exclusive right, title and interest to the VTBH IPR, free and clear of all Liens (other than the VTBH IPR Agreements, or licenses granted by VTBH or its Subsidiaries (expressly or implicitly) in the ordinary course of business in connection with the sale, lease or transfer of products), adverse claims or other restrictions, or any requirement of any past, present or future royalty payments. The consummation of the transactions contemplated by this Agreement will not result in a loss or impairment of, require payment of any amounts with respect to, nor require the consent of any other Person in respect of Parent’s and its Subsidiaries’ right to own, use or hold for use by Parent or its Subsidiaries, any of the VTBH IPR or to use any Intellectual Property Rights licensed under the VTBH IPR Agreements in the conduct and operation of the businesses of the Parent and its Subsidiaries as currently conducted in all material respects.

(iii) None of the VTBH IPR is or has been involved in any opposition, cancellation, interference, reissue or reexamination proceeding; no material Software owned or co-owned by VTBH, or any other VTBH IPR, has been placed in escrow; and no VTBH IPR is the subject of any Order (excluding rejections, orders or rulings issues in the context of the application for registration of VTBH IPR) or Proceeding. Except for the license agreements listed in Section 4.17(b)(i) and (iii) of the VTBH Disclosure Schedule, VTBH has not granted any options with respect to, or has otherwise encumbered or placed limitations on any VTBH IPR or VTBH’s or its Subsidiaries’ use thereof.

(iv) The VTBH IPR are enforceable and in full force and effect. VTBH or its Subsidiaries have not received in the past six (6) years any written notice alleging that any VTBH IPR or any VTBH IPR Agreements are invalid or unenforceable, or challenging VTBH’s or any of its Subsidiaries’ ownership of or right to use any such rights. Each of the registrations and recordations of VTBH IPR identified in Section 4.17(a) of the VTBH Disclosure Schedule is held and/or recorded in the name of VTBH or one of its Subsidiaries, is in full force, enforceable, has been duly applied for and registered in accordance with applicable Law, including without limitation in the case of Patents the duty of candor, and all past or outstanding maintenance obligations have been satisfied. All necessary and material registration, maintenance and renewal fees in connection with the VTBH IPR have been paid and all necessary documents and certificates in connection with such VTBH IPR have been filed with the relevant authorities in the jurisdictions in which such VTBH IPR is registered for the purposes of maintaining such VTBH IPR.

(v) The VTBH IPR Agreements are valid and are in full force and effect and constitute legal, valid and binding obligations of VTBH, and, to the Knowledge of VTBH, of the other parties thereto. VTBH has not given or received any notice of default or any event which with the lapse of time would constitute a default under the VTBH IPR Agreements or any other agreement relating to the VTBH IPR; neither VTBH, any of its Subsidiaries, nor, to its Knowledge, any other Person, currently is in default with regard to any agreement relating to the VTBH IPR, and there exists no condition or event (including without limitation the execution, delivery and performance of this Agreement) which, with the giving of notice or the lapse of time or both, would constitute a default by VTBH or any of its Subsidiaries under any such agreement, or would give any Person any right of termination, cancellation or acceleration of any performance under any such agreement or result in the creation or imposition of any Lien, in each case.

(vi) The products and services and the business of VTBH and its Subsidiaries as currently conducted do not infringe, misappropriate or violate, the Intellectual Property Rights of any third party, and VTBH has not received any written cease and desist, invitation to license or other notice in the past six (6) years alleging, expressly or implicitly, that VTBH or any of its Subsidiaries requires any license with respect to, or is infringing, misappropriating or violating the Intellectual Property Rights of any third party. Neither VTBH nor any of its Subsidiaries is subject to any Order barring or limiting the use of any Intellectual Property Rights, and neither VTBH nor any of its Subsidiaries is a party to any past, pending or, to the Knowledge of VTBH, threatened, action, lawsuit, or any other judicial, arbitral or administrative proceeding relating to any Intellectual Property Rights, including without limitation involving any claim that VTBH or any of its Subsidiaries infringed or infringes, misappropriated or is misappropriating, or violated or is violating, the Intellectual Property Rights of any third party.

(vii) VTBH has taken commercially reasonable and appropriate steps to protect and maintain all VTBH IPR, including without limitation to preserve the confidentiality of any Trade Secrets. Any disclosure by VTBH or its Subsidiaries of Trade Secrets to any third party has been pursuant to the terms of a written agreement with such Person or is otherwise lawful. VTBH has in place appropriate written internal information security policies, which are published to employees and enforced, and which include guidelines for the use, processing, confidentiality and security of VTBH, customer, employee and other confidential data consistent with applicable Law, contractual commitments of VTBH and its Subsidiaries and data privacy promises and other data policies published to customers. VTBH’s and its Subsidiaries’ practices with regard to the collection, dissemination and use of data are and have been in accordance in all material respects with applicable Laws relating to data protection, contractual commitments of VTBH or the applicable Subsidiary and any published privacy policies, and VTBH has a written agreement with each third party service provider having access to such data requiring compliance with such applicable laws and/or contractual commitments. Neither VTBH nor any of its Subsidiaries has suffered a material security breach with respect to their data or systems, and neither VTBH nor any of its Subsidiaries has notified or had reason to notify customers or employees of any information security breach.

(viii) All rights of inventors, authors and other persons who participated in the development of the VTBH IPR have been duly assigned to VTBH pursuant to a written agreement, and such assignments have been duly recorded in accordance with applicable Law. VTBH has a policy to secure and has secured from all employees, consultants and contractors who contribute or have contributed to the creation or development of any VTBH IPR, a written agreement assigning to VTBH all rights to such contributions, which agreement includes a present tense assignment of future inventions.

(ix) To the Knowledge of VTBH, no third party has or is infringing on, misappropriating or otherwise violating any VTBH IPR. In the last six (6) years, neither VTBH nor any of its Subsidiaries has sent any written notice to or asserted or threatened any action or claim against any Person involving or relating to any VTBH IPR.

(x) No VTBH IPR were developed, in whole or in part (A) pursuant to or in connection with the development of any professional, technical or industry standard, (B) under contract with any Governmental Authority, or (C) using any software, software development toolkits, databases, libraries, scripts, or other, similar modules of software that are subject to “open source” or similar license terms.

(xi) All material Software owned or used by VTBH or its Subsidiaries under license is, in good working order and condition and is sufficient in all material respects for the purposes for which it is used; neither VTBH nor its Subsidiaries has experienced any material defects in design, workmanship or material in connection with the use of such Software that have not been corrected; to the Knowledge of VTBH, no such Software contains any computer code or any other procedures, routines or mechanisms which may: (A) disrupt, disable, harm or impair in any material way such Software’s operation, (B) cause such Software to damage or corrupt any data, storage media, programs, equipment or communications of VTBH, its Subsidiaries or clients, or otherwise interfere with VTBH’s or its Subsidiaries’ operations or (C) permit any third party to access any such Software to cause disruption, disablement, harm, impairment, damage or corruption (sometimes referred to as “traps”, “access codes” or “trap door” devices).

Section 4.18 VTBH Material Contracts.

(a) Section 4.18 of the VTBH Disclosure Schedule sets forth a list of each Contract to which VTBH or any of its Subsidiaries is a party as of the date of this Agreement or by which VTBH, any of its Subsidiaries or any of its respective properties or assets is bound as of the date of this Agreement, which:

(i) would constitute a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC if VTBH were subject to the SEC filing requirements of the Exchange Act;

(ii) contains covenants of VTBH or any of its Subsidiaries not to compete or engage in any line of business or compete with any Person in any geographic area;

(iii) pursuant to which VTBH or any of its Subsidiaries has entered into a partnership or joint venture with any other Person (other than VTBH or any of its Subsidiaries);

(iv) relates to or evidences indebtedness for borrowed money or any guarantee of indebtedness for borrowed money by VTBH or any of its Subsidiaries in excess of $1,000,000;

(v) evidences any guarantee of obligations of any Person other than a wholly owned Subsidiary of VTBH in excess of $1,000,000;

(vi) constitutes a VTBH IPR Agreement;

(vii) provides for aggregate payments by or to it in excess of $2,000,000 in any 12 month period other than any Contracts that were entered into in the ordinary course of business;

(viii) contains provisions (a) restricting VTBH or its Subsidiaries from freely setting prices for its products, services or technologies (including “most favored nations” terms and conditions (including with respect to pricing), (b) granting any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person, or (c) that limits or purports to limit in any material respects the ability of VTBH or any of its Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or businesses, in each case, other than any Contracts that were entered into in the ordinary course of business;

(ix) pursuant to which VTBH or any VTBH Subsidiary has agreed to the acquisition or disposition of any business (in each case, whether by merger, sale of stock, sale of assets or otherwise);

(x) includes indemnification obligations of VTBH or any of its Subsidiaries with a liability of $500,000 or more other than any Contracts that were entered into in the ordinary course of business; or

(xi) which would reasonably be expected to prohibit, impede or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (including a Qualified Offering).

Each such Contract set forth on Section 4.18 of the VTBH Disclosure Schedule is a “VTBH Material Contract.” VTBH has provided Parent with a true and correct copy of each VTBH Material Contract.

(b) Each VTBH Material Contract is (assuming due power and authority of, and due execution and delivery by the parties thereto other than VTBH or any of its Subsidiaries) a valid and binding obligation of VTBH or its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception, except for any failures to be valid and binding which would not, individually or in the aggregate, reasonably be expected to have a VTBH Material Adverse Effect. Neither VTBH nor any of its Subsidiaries nor, to the Knowledge of VTBH, any other party to any VTBH Material Contract is in breach of or in default under any VTBH Material Contract, and, to the Knowledge of VTBH, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by any party thereto, and neither VTBH nor any of its Subsidiaries has received any claim of any such breach or default, except for such breaches and defaults which would not, individually or in the aggregate, reasonably be expected to have a VTBH Material Adverse Effect.

Section 4.19 Brokers’ and Finders’ Fees. Except for J.P. Morgan Securities LLC, the fees and expenses of which will be paid by VTBH, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of VTBH or any of its Subsidiaries who is entitled to any fee or commission from VTBH or any of its Subsidiaries in connection with the transactions to which VTBH is a party contemplated hereby.

Section 4.20 Product Liability.

(a) To the Knowledge of VTBH, each of VTBH’s products is free of, and does not contain, any defect in the design or formulation of such product, latent or otherwise. No product liability claims have been received in writing by VTBH or a VTBH Subsidiary and, to the Knowledge of VTBH, no such claims have been threatened against VTBH or a VTBH Subsidiary relating to any of VTBH’s products nor is there a basis for any such claim. There is no Order or Proceeding outstanding against VTBH or a VTBH Subsidiary relating to product liability claims.

(b) To the Knowledge of VTBH, except as set forth on Section 4.20 of the VTBH Disclosure Schedule, there have been no disputes, controversies, claims or written complaints in the last five (5) years in which a customer, distributor or other user of any of VTBH’s products claimed that such product caused adverse health-related effects or injury.

Section 4.21 Takeover Laws. No “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other anti-takeover statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby by reason of VTBH being a party to this Agreement, performing its obligations hereunder and consummating the Merger and the other transactions contemplated hereby. There is no stockholder rights plan in effect, to which VTBH is a party or otherwise bound.

Section 4.22 Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between (i) VTBH or any of its Subsidiaries, on the one hand, and (ii) any directors, officers or stockholders of VTBH, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act if VTBH were subject to the SEC filing requirements of the Exchange Act.

Section 4.23 Insurance. With respect to each insurance policy that is material to VTBH and its Subsidiaries that is currently in place, neither VTBH nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) and, to the Knowledge of VTBH, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy. Except as would not reasonably be expected to result in a VTBH Material Adverse Effect, VTBH’s insurance policies protect VTBH’s and its Subsidiaries’ properties from losses and risks in a manner reasonable for its and their respective assets and properties and are of the types and in amounts customarily carried by Persons conducting similar businesses or operating similar assets in the area(s) in which VTBH’s business is conducted. Except as set forth on Section 4.23 of the VTBH Disclosure Schedule, there is no material claim pending under any of such policies as to which coverage has been denied by the underwriters of such policies.

Section 4.24 Top Customers and Suppliers. Since January 1, 2013, none of the top ten customers or top five suppliers of VTBH and its Subsidiaries has notified VTBH or its Subsidiaries in writing that it intends to discontinue its relationship with VTBH or its Subsidiaries.

Section 4.25 No Other Representations and Warranties; Disclaimer. Except for the representations and warranties made by VTBH in this Article IV and the VTBH Disclosure Schedule, neither VTBH nor any other Person makes any express or implied representation or warranty with respect to VTBH or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and VTBH hereby disclaims any such other representations or warranties.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except (a) as expressly contemplated or permitted by this Agreement (including by Section 5.2 or Section 5.3 below, as applicable), (b) as specifically set forth in Section 5.1 of the Parent Disclosure Schedule or Section 5.1 of the VTBH Disclosure Schedule, as applicable, or (c) with the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed), each of Parent and VTBH shall, and shall cause each of its respective Subsidiaries to (i) conduct its business in the ordinary course consistent with past practice in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its officers and key employees, and (iii) take no action that would prohibit or materially impair or delay the ability of either Parent or VTBH to obtain any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby or to consummate the transactions contemplated hereby. Notwithstanding the foregoing provisions of this Section 5.1, (i) neither party will take any action prohibited by Section 5.2 or Section 5.3, as applicable, in order to satisfy such party’s obligations under this Section 5.1, and (ii) neither party shall be deemed to have failed to satisfy its obligations under this Section 5.1 to the extent such failure resulted, directly or indirectly, from such party’s failure to take any action prohibited by Section 5.2 or Section 5.3, as applicable.

Section 5.2 Parent Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Parent Disclosure Schedule and except as required by Law or the rules and regulations of the SEC or NASDAQ or as expressly contemplated or permitted by this Agreement (including with respect to the Qualified Offering), Parent will not, and will not permit any of the Parent Subsidiaries to, without the prior written consent of VTBH (which shall not be unreasonably withheld, conditioned or delayed):

(a) amend its Organizational Documents (whether by merger, consolidation or otherwise);

(b)(i) split, combine or reclassify any shares of its capital stock, or propose to split, combine or reclassify, any of its share capital, or issue or authorize or propose the issuance or authorization of any other securities in respect of, or in lieu of or in substitution for, shares of its share capital, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except dividends paid by a direct or indirect wholly owned Subsidiary of Parent to Parent or to any of Parent’s other direct or indirect wholly owned Subsidiaries (to the extent that any such dividends do not result in any Subsidiary of Parent breaching or otherwise violating any applicable regulatory capital requirements or becoming subject to any additional regulatory oversight or reporting requirements) or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of Parent’s (or any of its Subsidiaries’) share capital or any securities convertible into or exercisable for any shares of Parent’s (or any of its Subsidiaries’) share capital, other than repurchases, redemptions or acquisitions by Parent or any wholly owned Subsidiary of Parent of share capital or such other securities, as the case may be, of any other wholly owned Subsidiary of Parent;

(c)(i) issue, deliver, pledge or sell, or authorize the issuance, delivery or sale of, any Parent Stock, Equity Equivalents or shares of capital stock of any Parent Subsidiary, other than the issuance of (A) any Parent Stock upon the exercise of Parent Stock Options or Parent Warrants that are outstanding on the date of this Agreement in accordance with the terms of the Parent Stock Plans or Parent Warrants on the date of this Agreement, (B) any capital stock of any Parent Subsidiary to Parent or any other Parent Subsidiary, (C) a number of Parent Stock Options to purchase not in excess of 200,000 shares of Parent Common Stock and (C) Parent Stock or Parent Warrants pursuant to a Qualified Offering or (ii) amend any term of any Parent Stock or Equity Equivalent (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget set forth in Section 5.2(d) of the Parent Disclosure Schedule and (ii) any unbudgeted capital expenditures not to exceed $500,000 individually or $1,000,000 in the aggregate;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies, equipment, inventory or other assets in the ordinary course of business consistent with past practice and/or (ii) acquisitions with a purchase price net of the total of assumed liabilities (including all operating liabilities, reserves and indebtedness) that does not exceed $1,000,000 individually or $2,000,000 in the aggregate;

(f) sell, lease, sublease, exchange or otherwise transfer, or create or incur any Lien, other than a Permitted Lien, on, any of Parent’s or any of its Subsidiaries’ assets, securities, properties, interests or businesses, or grant any option with respect to any of the foregoing, other than (i) sales of inventory in the ordinary course of business consistent with past practice and/or (ii) other sales of assets, securities, properties, interests or businesses with a sale price or carrying value net of the total of assumed liabilities (including all operating liabilities, reserves and indebtedness) that does not exceed $1,000,000 individually or $2,000,000 in the aggregate;

(g) other than in connection with actions permitted by Section 5.2(d) or Section 5.2(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice or loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of Parent;

(h) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof (including reimbursement obligations with respect to letters of credit), other than (i) in replacement of existing or maturing debt, and (ii) draw downs pursuant to existing credit facilities and letters of credit in support of Parent’s and its Subsidiaries’ business consistent with past practice;

(i)(i) with respect to any director, officer or employee of Parent or any of its Subsidiaries whose annual base salary exceeds $100,000, (A) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement; provided, that Parent may, to the extent appropriate, adjust the performance goals for, or convert, all Parent Stock Options that vest upon the achievement of performance criteria in the manner agreed to by

VTBH and Parent within 15 Business Days following the date hereof (or such later time as may be agreed to by the parties) to appropriately reflect the Merger with respect to performance periods that will not have ended prior to the Effective Time, or (iv) increase compensation, bonus or other benefits payable to any employee of Parent or any of its Subsidiaries, except, with respect to any director, officer or employee of Parent or any of its Subsidiaries whose annual base salary does not exceed $100,000, for increases in the ordinary course of business consistent with past practice;

(j) change Parent’s methods of accounting in any material respect, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

(k) settle, or offer or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim involving or against Parent or any of its Subsidiaries, except (i) where the amount paid in settlement or compromise, in each case, does not exceed $1,000,000, or (ii) arising from ordinary course claims for insurance or reinsurance (but excluding material litigation relating to such claims) that are handled pursuant to Parent’s normal claims handling process consistent with past practice;

(l)(i) make, change or rescind (or file a request to make, change or rescind) any material Tax election, (ii) change any annual tax accounting period, (iii) adopt or change any method of tax accounting (or file a request to make any such change), (iv) materially amend any Tax Returns, (v) enter into any material closing agreement, (vi) settle or compromise any material Tax claim, audit or assessment, (vii) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or (viii) consent to any extension or waiver of the statute of limitations applicable to any claim or assessment in respect of Taxes, except, in each case, as required by applicable Law;

(m) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any Parent Material Contract or waive, release or assign any material rights, claims or benefits of it or its Subsidiaries under any Parent Material Contract, or enter into any Contract or agreement that would have been a Parent Material Contract had it been entered into prior to this Agreement, except in the ordinary course of business consistent with past practice;

(n) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any Parent Subsidiary (other than the Merger);

(o) grant any license or sublicense to any third party, or otherwise enter into any agreement, with respect to any Parent IPR;

(p) retain any investment banker, broker or finder relating to the Qualified Offering without the prior written consent of VTBH, except for any retention pursuant to which compensation shall be paid by Parent or its Subsidiaries only upon the consummation of the Qualified Offering from the proceeds thereof (and that has no continuing obligations following the termination of such retention); or

(q) agree, resolve or commit to (i) do any action restricted by this Section 5.2 or (ii) accept any restriction that would prevent Parent or any of its Subsidiaries from taking any action required by this Agreement.

Section 5.3 VTBH Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.3 of the VTBH Disclosure Schedule and except as required by Law or as expressly contemplated or permitted by this Agreement (including with respect to the Financing), VTBH will not, and will not permit any of the VTBH Subsidiaries to, without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed):

(a) amend its Organizational Documents (whether by merger, consolidation or otherwise);

(b)(i) split, combine or reclassify any shares of its capital stock, or propose to split, combine or reclassify, any of its share capital, or issue or authorize or propose the issuance or authorization of any other securities in respect of, or in lieu of or in substitution for, shares of its share capital, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except dividends paid by a direct or indirect wholly owned Subsidiary of VTBH to VTBH or to any of VTBH’s other direct or indirect wholly owned Subsidiaries (to the extent that any such dividends do not result in any Subsidiary of VTBH breaching or otherwise violating any applicable regulatory capital requirements or becoming subject to any additional regulatory oversight or reporting requirements) or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of VTBH’s (or any of its Subsidiaries’) share capital or any securities convertible into or exercisable for any shares of VTBH’s (or any of its Subsidiaries’) share capital, other than repurchases, redemptions or acquisitions by VTBH or any wholly owned Subsidiary of VTBH of share capital or such other securities, as the case may be, of any other wholly owned Subsidiary of VTBH;

(c)(i) issue, deliver, pledge or sell, or authorize the issuance, delivery or sale of, any shares of any VTBH Stock, Equity Equivalents or capital stock of any VTBH Subsidiary, other than the issuance of (A) any shares of VTBH Common Stock upon the exercise of VTBH Stock Options that are outstanding on the date of this Agreement in accordance with the terms of VTBH Award Plans on the date of this Agreement, (B) a number of VTBH Stock Options to purchase not in excess of 2,000,000 shares of VTBH Common Stock and (C) any capital stock of any VTBH Subsidiary to VTBH or any other Subsidiary of VTBH, (ii) amend any term of any VTBH Stock or Equity Equivalent (in each case, whether by merger, consolidation or otherwise) or (iii) take any action that would adjust the “Conversion Price” of VTBH Series A Preferred Stock;

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget set forth in Section 5.3(d) of the VTBH Disclosure Schedule and (ii) any unbudgeted capital expenditures not to exceed $1,000,000 individually or $2,500,000 in the aggregate;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies, equipment, inventory or other assets in the ordinary course of business consistent with past practice and/or (ii) acquisitions with a purchase price net of the total of assumed liabilities (including all operating liabilities, reserves and indebtedness) that does not exceed $5,000,000 individually or $10,000,000 in the aggregate;

(f) sell, lease, sublease, exchange or otherwise transfer, or create or incur any Lien, other than a Permitted Lien, on, any of VTBH’s or any of its Subsidiaries’ assets, securities, properties, interests or businesses, or grant any option with respect to any of the foregoing other than (i) sales of inventory in the ordinary course of business consistent with past practice and/or (ii) other sales of assets, securities, properties, interests or businesses with a sale price or carrying value net of the total of assumed liabilities (including all operating liabilities, reserves and indebtedness) that does not exceed $5,000,000 individually or $10,000,000 in the aggregate;

(g) other than in connection with actions permitted by Section 5.3(d) or Section 5.3(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice or loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of VTBH;

(h) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof (including reimbursement obligations with respect to letters of credit), other than (i) in replacement of existing or maturing debt, and (ii) draw-downs pursuant to existing credit facilities and letters of credit in support of VTBH’s and its Subsidiaries’ business consistent with past practice;

(i)(i) with respect to any director, officer or employee of VTBH or any of its Subsidiaries whose annual base salary exceeds $100,000, (A) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement or (iv) increase compensation, bonus or other benefits payable to any employee of VTBH or any of its Subsidiaries, except, with respect to any director, officer or employee of VTBH or any of its Subsidiaries whose annual base salary does not exceed $100,000, for increases in the ordinary course of business consistent with past practice;

(j) change VTBH’s methods of accounting in any material respect, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

(k) settle, or offer or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim involving or against VTBH or any of its Subsidiaries, except (i) where the amount paid in settlement or compromise, in each case, does not exceed $1,000,000, (ii) arising from ordinary course claims for reinsurance (but excluding material litigation relating to such claims) that are handled pursuant to VTBH’s normal claims handling process consistent with past practice or (iii) where the amount paid in settlement does not exceed the amount reserved for such claim in the VTBH Financial Statements;

(l)(i) make or change any material Tax election, (ii) change any annual tax accounting period, (iii) adopt or change any method of tax accounting except as required by applicable Law, (iv) materially amend any Tax Returns, (v) enter into any material closing agreement, (vi) settle any material Tax claim, audit or assessment or (vii) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(m) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any VTBH Material Contract or waive, release or assign any material rights, claims or benefits of it or its Subsidiaries under any VTBH Material Contract, or enter into any Contract or agreement that would have been a VTBH Material Contract had it been entered into prior to this Agreement, except in the ordinary course of business consistent with past practice;

(n) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of VTBH or any VTBH Subsidiary (other than the Merger); or

(o) agree, resolve or commit to (i) do any action restricted by this Section 5.3 or (ii) accept any restriction that would prevent VTBH or any of its Subsidiaries from taking any action required by this Agreement.

Section 5.4 Control of Other Party’s Business. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control VTBH or any of the VTBH Subsidiaries or direct the business or operations of VTBH or any of the VTBH Subsidiaries prior to the Effective Time. Nothing contained in this Agreement will give VTBH, directly or indirectly, the right to control Parent or any of the Parent Subsidiaries or direct the business or operations of Parent or any of the Parent Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and VTBH will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place VTBH or Parent in violation of any applicable Law.

Section 5.5 Solicitation.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (Eastern time) on the 30th calendar day after the date of this Agreement (the “No-Shop Period Start Date”), Parent and the Parent Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to (i) initiate, solicit and encourage any inquiry or the making of any proposal or offer that constitutes an Acquisition Proposal, including by providing information

(including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, Parent and the Parent Subsidiaries to any Person pursuant to (x) a confidentiality agreement entered into by such Person containing confidentiality terms that are no more favorable in the aggregate to such Person than those contained in the VTBH Confidentiality Agreement (unless Parent offers to amend the VTBH Confidentiality Agreement to reflect such more favorable terms), or (y) to the extent applicable, the confidentiality agreement entered into with such Person prior to the date of this Agreement (any such confidentiality agreement, an “Acceptable Confidentiality Agreement”); provided that Parent shall promptly (and in any event within 48 hours) make available to VTBH any non-public information concerning Parent or the Parent Subsidiaries that is provided to any Person given such access that was not previously made available to VTBH, and (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Persons or group of Persons with respect to any Acquisition Proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals. No later than two (2) Business Days after the No-Shop Period Start Date, Parent shall notify VTBH in writing of the identity of each Person or group of Persons from whom Parent received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date and provide to VTBH (x) a copy of any Acquisition Proposal made in writing and any other written terms or proposals provided (including financing commitments) to Parent or any Parent Subsidiary and (y) a written summary of the material terms of any Acquisition Proposal not made in writing (including any terms proposed orally or supplementally).

(b) Except as may relate to any Excluded Party (but only for as long as such Person or group is an Excluded Party) or as expressly permitted by this Section 5.5, after the No-Shop Period Start Date, Parent and the Parent Subsidiaries shall, and Parent shall cause its and the Parent Subsidiaries’ Representatives to, immediately cease any activities permitted by Section 5.5(a) and any discussions or negotiations with any Person or group that may be ongoing with respect to any Acquisition Proposal. With respect to any Person or group with whom such discussions or negotiations have been terminated, Parent shall use reasonable best efforts to promptly require such Person or group to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any information furnished by or on behalf of Parent.

(c) Except as may relate to any Excluded Party (for so long as such Person or group is an Excluded Party) or as expressly permitted by this Section 5.5, from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, Parent and the Parent Subsidiaries shall not, and Parent shall instruct and use its reasonable best efforts to cause its and the Parent Subsidiaries’ Representatives not to, (i) initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, an Acquisition Proposal, (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning Parent or the Parent Subsidiaries to any Person relating to, any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal, or (iii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement (other than an Acceptable Confidentiality Agreement) relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary contained in Section 5.5(b) or 5.5(c) at any time following the No-Shop Period Start Date and prior to the time the Parent Requisite Stockholder Approval is obtained, if Parent or any Parent Subsidiary receives an Acquisition Proposal from any Person, Parent and its Representatives may contact such Person to clarify the terms and conditions thereof and (i) Parent and its Representatives may provide information (including non-public information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, Parent and the Parent Subsidiaries to such Person if Parent receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement; provided that Parent shall promptly (and in any event within 48 hours) make available to VTBH any non-public information concerning Parent or the Parent Subsidiaries that is provided to any Person given such access that was not previously made available to VTBH, and (ii) Parent and its Representatives may engage in, enter into, continue or otherwise participate in any discussions or negotiations with such Person with respect to such Acquisition Proposal, if and only to the extent that prior to taking any action described in clauses (i) or (ii) above, (A) the Parent Board determines in good faith and after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, (B) the Parent Board determines in good faith and after consultation with its outside legal counsel that it is necessary to take such actions in order to comply with the Parent Board’s fiduciary duties to the stockholders of Parent under applicable Law and (C) the Parent Board shall have given VTBH prior written notice of such determinations. For the avoidance of doubt, notwithstanding the commencement of the No-Shop Period Start Date, Parent may continue to engage in the activities described in Section 5.5(a) (subject to the limitations and obligations set forth therein) with respect to, and the restrictions in Section 5.5(b) and Section 5.5(c) shall not apply to, any Excluded Party (but only for so long as such Person or group is an Excluded Party), including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the No-Shop Period Start Date.

(e) Except as may relate to an Excluded Party, following the No-Shop Period Start Date, Parent shall promptly (and in any event within 48 hours after receipt), notify VTBH both orally and in writing of the receipt of any Acquisition Proposal, any inquiries that would reasonably be expected to result in an Acquisition Proposal, or any request for information from, or any negotiations sought to be initiated or resumed with, Parent or the Parent Subsidiaries or any of their Representatives concerning an Acquisition Proposal, which notice shall include (i) a copy of any Acquisition Proposal (including any financing commitments) made in writing and other written terms or proposals provided to Parent or any of the Parent Subsidiaries and (ii) a written summary of the material terms of any Acquisition Proposal not made in writing or any such inquiry or request. Except as may relate to an Excluded Party, following the No-Shop Period Start Date, Parent shall keep VTBH reasonably informed on a prompt basis (and in any event within 48 hours) of any material developments, material discussions or material negotiations regarding any Acquisition Proposal, inquiry that would reasonably be expected to result in an Acquisition Proposal, or request for non-public information and, upon the reasonable request of VTBH, shall apprise VTBH of the status of any discussions or negotiations with respect to any of the foregoing. None of Parent or the Parent Subsidiaries shall, after the date of this Agreement, enter into any agreement that would prohibit them from providing such information or the information contemplated by the last sentence of Section 5.5(a) to VTBH.

(f) Except as set forth in this Section 5.5(f), neither the Parent Board nor any committee thereof shall (i) (A) change, withhold, withdraw, qualify or modify, in a manner adverse to VTBH (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), the Parent Board Recommendation, (B) fail to include the Parent Board Recommendation in the Proxy Statement, (C) approve or recommend, or publicly propose to approve or recommend to the stockholders of Parent, an Acquisition Proposal or (D) if a tender offer or exchange offer for shares of capital stock of Parent that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Parent stockholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer; provided that a customary “stop, look and listen” communication by the Parent Board pursuant to Rule 14d-9(f) of the Exchange Act shall not be prohibited), within ten (10) Business Days after commencement of the tender offer or exchange offer (any of the foregoing clauses (A)-(D), a “Change of Recommendation”) or (ii) authorize, adopt or approve or propose to authorize, adopt or approve, an Acquisition Proposal, or cause or permit Parent or any Parent Subsidiary to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Parent Requisite Stockholder Approval is obtained (but not after), the Parent Board shall be permitted (i) to cause Parent to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, subject to compliance with Section 8.1(d)(ii) and Section 8.3 if and only if (A) the Parent Board has received an Acquisition Proposal that, in the good faith determination of the Parent Board, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by VTBH pursuant to this Section 5.5(f), and (B) the Parent Board determines in good faith, after consultation with outside legal counsel, it is necessary to take such action in order to comply with the directors’ fiduciary duties to the stockholders of Parent under applicable Law, or (ii) to effect a Change of Recommendation, if and only if (A) (1) the Parent Board has received an Acquisition Proposal that, in the good faith determination of the Parent Board, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by VTBH pursuant to this Section 5.5(f) or (2) an Intervening Event occurs and is continuing, and (B) the Parent Board determines in good faith, after consultation with outside legal counsel, it is necessary to take such action in order to comply with the directors’ fiduciary duties to the stockholders of Parent under applicable Law; provided that prior to the Parent Board’s effecting any such termination or Change of Recommendation:

(i) Parent shall provide a written notice to VTBH that the Parent Board intends to take such action and describing (A) the facts underlying the Parent Board’s determination that an Intervening Event has occurred and the rationale and basis for such Change of Recommendation; or (B) the terms and conditions of the Superior Proposal that is the basis of such action (including the identity of the party making the Superior Proposal and any financing commitments related thereto, which shall include any fee letters, which letters may be redacted to omit the numerical amounts provided therein, as applicable) (a “Change of Recommendation Notice”);

(ii) during the five (5) Business Day period following VTBH’s receipt of the Change of Recommendation Notice, Parent shall, and shall cause Parent’s Representatives to, negotiate with VTBH in good faith (to the extent VTBH desires to negotiate) to make adjustments in the terms and conditions of this Agreement (A) with respect to an Intervening Event, so as to obviate the need for an Change of Recommendation as a result of the Intervening Event or (B) with respect to a Superior Proposal, so that such Superior Proposal ceases to constitute a Superior Proposal, as applicable; and

(iii) following the end of the five (5) Business Day period described above in Section 5.5(f)(ii), the Parent Board shall have determined in good faith, after consultation with its financial advisor and outside legal counsel and taking into account any changes to this Agreement proposed in writing by VTBH in response to the Change of Recommendation Notice or otherwise, that (A) such Change of Recommendation in light of such Intervening Event is necessary to comply with the Parent Board’s fiduciary duties to the stockholders of Parent under applicable Law or (B)(1) such Superior Proposal continues to constitute a Superior Proposal, and (2) after consultation with its outside legal counsel, that it is necessary to take such action in order to comply with the directors’ fiduciary duties to the stockholders of Parent under applicable Law.

If (x) there is any material change in the circumstances of such Intervening Event or another Intervening Event occurs, or (y) any amendment to the financial terms or any other amendment of such Superior Proposal is made, Parent shall deliver a new Change of Recommendation Notice to VTBH, and Parent shall be required to comply again with the requirements of this Section 5.5(f); provided, however, that references to the five (5) Business Day period above shall be deemed to be references to a three (3) Business Day period.

(g) Subject to the proviso in this Section 5.5(g), nothing contained in this Section 5.5 shall be deemed to prohibit Parent, the Parent Board or any committee of the Parent Board from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), or (ii) making any “stop-look-and-listen” communication to the stockholders of Parent pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of Parent); provided, that neither the Parent Board nor any committee thereof shall effect a Change of Recommendation unless the applicable requirements of Section 5.5(f) shall have been satisfied.

(h) Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.5 by any Representative or Affiliate of Parent or any Parent Subsidiary shall be deemed to be a breach of this Section 5.5 by Parent.

(i) For purposes of this Agreement:

(i) “Acquisition Proposal” shall mean any bona fide inquiry, proposal or offer made by any Person for, in a single transaction or a series of transactions, (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, extra-ordinary dividend or share repurchase, dissolution, liquidation or similar transaction involving Parent, (B) the direct or indirect acquisition by any Person or group of twenty percent (20%) or more of the assets of Parent and the Parent Subsidiaries, on a consolidated basis, or assets of Parent and the Parent Subsidiaries representing twenty percent (20%) or more of the consolidated revenues or net income (including, in each case, securities of the Parent Subsidiaries) of Parent or (C) the direct or indirect acquisition by any Person or group of twenty percent (20%) or more of the voting power of the outstanding shares of Parent Stock, including any tender offer or exchange offer that if consummated would result in any Person beneficially owning shares of Parent with twenty percent (20%) or more of the voting power of the outstanding shares of Parent Stock.

(ii) “Excluded Party” means any Person, group of Persons or group of Persons that includes any Person or group of Persons, from whom Parent, any Parent Subsidiary or any of their Representatives has received prior to the No-Shop Period Start Date a written Acquisition Proposal that the Parent Board determines in good faith (such determination to be made no later than five (5) Business Days after the No-Shop Period Start Date), after consultation with outside counsel and its financial advisors, is or could reasonably be expected to result in a Superior Proposal; provided that some or all of such Persons and the other members of such group who were members of such group immediately prior to the No-Shop Period Start Date constitute, directly or indirectly, at least 66 2⁄3% of the equity financing of such group at any time thereafter when a determination as to whether such Person is an Excluded Party is required hereunder.

(iii) “Intervening Event” shall mean an event, fact, circumstance, development or occurrence that is material to Parent and its Subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by Parent or Merger Sub) that was not known to the Parent Board as of or prior to the date of this Agreement, which event, fact, circumstance, development or occurrence becomes known to the Parent Board prior to receipt of the Parent Requisite Stockholder Approval; provided, however, that in no event shall any event, fact, circumstance, development or occurrence resulting from or relating to any of the following give rise to an Intervening Event: (A) any Acquisition Proposal; (B) the public announcement of discussions among the parties regarding a potential transaction, the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or VTBH, or the public announcement, pendency or consummation of the transactions contemplated hereby (including the impact of any of the foregoing on relationships with customers, suppliers or employees, and any suit, action or proceeding arising therefrom or in connection therewith); (C) any change in the trading price or trading volume of Parent Common Stock on NASDAQ or any change in Parent’s credit rating (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to this clause (C) relating to or causing such change may be considered, along with the effects or consequences thereof); (D) the mere fact that Parent has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of Parent or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date hereof (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof); (E) changes in GAAP, other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date hereof (so long as Parent and its Subsidiaries, taken as a whole, are not disproportionately affected thereby relative to other similarly situated participants in Parent’s industry); or (F) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices) in the United States (so long as Parent and its Subsidiaries, taken as a whole, are not disproportionately affected thereby relative to other similarly situated participants in their industry).

(iv) “Superior Proposal” means a bona fide written Acquisition Proposal (with the percentages set forth in clauses (ii) and (iii) of the definition of such term changed from 20% to 50% and it being understood that any transaction that would constitute an Acquisition Proposal pursuant to clause (ii) or (iii) of the definition thereof cannot constitute a Superior Proposal under clause (i) under the definition thereof unless it also constitutes a Superior Proposal pursuant to clause (ii) or (iii), as applicable, after giving effect to this parenthetical) that the Parent Board has determined in its good faith judgment (after consultation with outside legal counsel and its financial advisor) is more favorable to Parent’s stockholders than the Merger and the other transactions contemplated by this Agreement, taking into account all of the terms and conditions of such Acquisition Proposal (including the financing, likelihood and timing of consummation thereof) and this Agreement (including any changes to the terms of this Agreement committed to by VTBH to Parent in writing in response to such Acquisition Proposal under the provisions of Section 5.5(f) or otherwise).

Section 5.6 Fees and Expenses; Transfer Taxes. All fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, except that (a) VTBH shall bear and pay the filing fee associated with the Notification and Report Form to be filed under Section 6.3(c)(i), (b) Parent shall pay the Proxy Statement filing fee and the costs of printing and mailing the Proxy Statement, (c) Parent and VTBH shall each bear and pay one-half of all applicable sales, use, transfer, stock transfer recording, documentary, deed, stamp and other similar taxes and fees, including, without limitation, any real property transfer or gains taxes (if any), and any deficiency, interest or penalty asserted with respect thereto (collectively, “Transfer Taxes”), and all necessary Tax Returns and other documentation with respect to Transfer Taxes will be prepared and filed, at its own expense, by the party required to file such Tax Returns under applicable law and, if required by applicable law, the applicable non-filing parties will join in the execution of any such Tax Returns or other documentation, and (d) VTBH shall pay all fees related to the initial listing application required by NASDAQ Marketplace Rule 5110(a) as a result of the transactions contemplated hereby.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of the Proxy Statement; Parent Stockholders Meeting.

(a) Parent shall, subject to the prompt assistance of VTBH, use its reasonable best efforts to cause to be prepared and filed with the SEC, as promptly as practicable after the execution of this Agreement, a proxy statement (the “Proxy Statement”) pursuant to which the Parent Stockholders would be asked to approve the Merger and the other transactions contemplated hereby. Each of Parent and VTBH shall furnish all information, in writing, concerning such Person and its Affiliates that is required for inclusion in the Proxy Statement to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement or to respond to any comments from the SEC thereon. The Proxy Statement shall include all information reasonably requested by such other party to be included therein. Parent shall promptly notify VTBH upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide VTBH with copies of all correspondence between Parent and its Representatives, on one hand, and the SEC, on the other hand. Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing the Proxy Statement (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent (i) shall provide VTBH an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall (A) in good faith consider for inclusion in such document or response all comments relating to Parent, its Subsidiaries or their respective businesses reasonably proposed by VTBH and (B) include in such document or response all comments relating to VTBH, its Subsidiaries or their respective businesses reasonably proposed by VTBH. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Merger, the issuance of the Merger Consideration and the issuance of Parent Common Stock in respect of VTBH Stock Options. VTBH shall furnish all information concerning VTBH and the holders of the VTBH Stock and rights to acquire VTBH Common Stock pursuant to the VTBH Award Plans as may be reasonably requested by Parent in connection with any such action.

(b) If, prior to the Effective Time, any event occurs with respect to VTBH or any VTBH Subsidiary, or any change occurs with respect to other information supplied by VTBH for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, VTBH shall promptly notify Parent of such event, and VTBH and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders. Nothing in this Section 6.1(b) shall limit the obligations of any party under Section 6.1(a).

(c) Parent shall, as soon as practicable, but in no event more than five (5) Business Days following the later to occur of (i) the date that is the 10th day following the filing with the SEC of the preliminary version of the Proxy Statement, in accordance with Exchange Act Rule 14a-6(a), or (ii) if the SEC requires revisions to the preliminary version of the Proxy Statement, such date on which the definitive version of the Proxy Statement that will be mailed or given to Parent Stockholders is filed (such date, the “Clearance Date”), duly call, give notice of, and as soon as practicable thereafter convene and hold the Parent Stockholders Meeting. Parent shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Clearance Date and to hold the Parent Stockholders Meeting as soon as practicable after the Clearance Date and (ii) solicit the Parent Requisite Stockholder Vote; provided, however, that this Section 6.1(c) shall not apply if the Parent Board has terminated this Agreement under Section 8.1(d)(ii) prior to the end of such five (5) Business Day period. Unless the Parent Board has made a Change of Recommendation in accordance with Section 5.5(f), Parent shall, through the Parent Board, recommend to its stockholders that they give the Parent Requisite Stockholder Vote and shall include such recommendation in the Proxy Statement. Parent agrees that its obligations pursuant to this Section 6.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Acquisition Proposal unless the Parent Board makes a Change of Recommendation in accordance with Section 5.5(f).

(d) Subject to Section 5.6(d) and the full and prompt assistance of VTBH, Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock which constitute Merger Consideration to be listed on NASDAQ as of the Effective Time.

(e) No later than 30 days after the signing of this Agreement, VTBH shall prepare and deliver to Parent the consolidated financial statements of VTBH required for inclusion in the Proxy Statement, including (i) consolidated and audited balance sheets as of the end of its two most recent fiscal years and audited statements of income and cash flows for each of its three most recent fiscal years, and (ii) an unaudited balance sheet as of the end of its most recent fiscal quarter, an unaudited balance sheet as of the end of the preceding fiscal year, and unaudited income statements and statements of cash flows for the interim period up to the date of such balance sheet and the comparable period of the preceding fiscal year, in each case prepared in accordance with GAAP, during the periods involved (except, in the case of unaudited statements, for the absence of footnotes and year-end adjustments) applied on a consistent basis (except as may be indicated therein or in the notes thereto).

Section 6.2 Access to Information; Confidentiality. Upon reasonable notice and subject to applicable Law, each of VTBH and Parent shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party reasonable access during the period prior to the Effective Time to all their respective properties, books, Contracts, commitments, personnel and records and, during such period, each of VTBH and Parent shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws or Health Laws (other than such documents that such party is not permitted to disclose under applicable Law) and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that either party may withhold any document or information (i) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business (provided that the withholding party shall use reasonable best efforts to obtain the required consent of such third party to provide such access or disclosure), (ii) the disclosure of which would violate any Law or fiduciary duty (provided that the withholding party shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or fiduciary duty) or (iii) that is subject to any attorney-client privilege (provided that the withholding party shall use reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege). Furthermore, the parties acknowledge that with respect to the “Confidential Information” (as defined in the VTBH Confidentiality Agreement), the VTBH Confidentiality Agreement imposes additional restrictions as to the manner in which such information will be exchanged by the parties. Without limiting the generality of the foregoing, each of Parent and VTBH shall, within two Business Days of a request by the other party therefor, provide to such other party the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act. All information exchanged pursuant to this Section 6.2 shall be subject to the confidentiality agreement, dated March 7, 2013, between Parent and VTB (to which VTBH agrees to be similarly bound) (as supplemented and amended from time to time, the “VTBH Confidentiality Agreement”). No investigation pursuant to this Section 6.2 or information provided, made available or delivered to VTBH or Parent pursuant to this Section 6.2 or otherwise shall affect any representations or warranties of Parent or VTBH or conditions or rights of Parent or VTBH contained in this Agreement.

Section 6.3 Required Actions.

(a) Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary to consummate and make effective, as soon as reasonably possible, the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof; provided, however, that nothing in this Section 6.3 shall prohibit either party from taking any action expressly contemplated by Section 5.5.

(b) In connection with and without limiting Section 6.3(a), subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all third parties and Governmental Entities, including those required to satisfy the conditions set forth in Section 7.1(c) and Section 7.1(e), so as to enable the Closing to occur as soon as reasonably practicable. If the actions taken by VTBH and Parent pursuant to the immediately preceding sentence do not result in the conditions set forth in Section 7.1(c) and Section 7.1(e) being satisfied, then each of VTBH and Parent shall jointly (to the extent practicable) initiate and/or participate in any proceedings, whether judicial or administrative, in order to (i) oppose or defend against any action or proceeding by any Governmental Entity or other Person to challenge, prevent or enjoin the consummation of the Merger or any of the other transactions contemplated by this Agreement and (ii) take such action as is necessary to overturn any regulatory action or proceeding by any Governmental Entity or other Person to challenge or block, in whole or in part, consummation of the Merger or any of the other transactions contemplated by this Agreement, including by defending any suit, action or other legal proceeding brought by any Governmental Entity or other Person in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Injunction or other prohibition resulting from any suit, action or other legal proceeding that would cause any condition set forth in Section 7.1(c) or Section 7.1(e) not to be satisfied, provided that VTBH and Parent shall cooperate with one another in connection with, and shall jointly control, all proceedings related to the foregoing. Nothing in this Section 6.3 shall require Parent, Merger Sub or VTBH or any of their Subsidiaries to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or agree or proffer to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or permit or agree to the sale, holding separate, licensing or other disposition of, any assets of Parent, Merger Sub, VTBH or any of their Subsidiaries, whether as a condition to obtaining any approval from, or to avoid potential litigation or administrative action by, a Governmental Entity.

(c) In connection with and without limiting the generality of the foregoing:

(i) Parent and VTBH shall make or cause to be made, in consultation and cooperation with the other party hereto and as promptly as practicable after the date of this Agreement (but in any event, with respect to clause (A) below, within fifteen (15) Business Days following the date of this Agreement), (A) if applicable, an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Merger and (B) all other necessary registrations, declarations, notices and filings relating to the Merger with any other Governmental Entities under any other antitrust, competition, trade regulation or similar Laws;

(ii) each of Parent and VTBH shall use its reasonable best efforts to furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice or filing and in order to achieve the effects set forth in Section 6.3(b);

(iii) each of Parent and VTBH shall keep the other apprised of the status of its filings, registrations and submissions with any Governmental Entity and give the other reasonable prior notice of any such registration, declaration, notice or filing and, to the extent reasonably practicable, of any communication with any Governmental Entity regarding the Merger (including with respect to any of the actions referred to in Section 6.3(b)), and permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with, any such registration, declaration, notice, filing or communication;

(iv) each of Parent and VTBH shall respond as promptly as practicable under the circumstances to any inquiries received from any Governmental Entity or any other authority enforcing applicable antitrust, competition, trade regulation or similar Laws for additional information or documentation in connection with antitrust, competition, trade regulation or similar matters; and

(v) unless prohibited by applicable Law or by the applicable Governmental Entity, (A) to the extent reasonably practicable, neither Parent nor VTBH shall participate in or attend any meeting, or engage in any substantive conversation with any Governmental Entity in respect of the Merger (including with respect to any of the actions referred to in Section 6.3(c)) without the other, (B) to the extent reasonably practicable, each of Parent and VTBH shall give the other reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating or attending any such meeting or engaging in any such conversation, the attending party shall keep the other reasonably apprised with respect thereto, (D) each of Parent and VTBH shall cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement and the Merger, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Entity, and (E) each of Parent and VTBH shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Merger.

(d) VTBH shall give prompt notice to Parent, and Parent shall give prompt notice to VTBH, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; provided further, that a failure to comply with this Section 6.3(d) will not constitute the failure of any condition set forth in Article VII to be satisfied, unless the underlying inaccuracy or breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

Section 6.4 Indemnification and Directors and Officers Insurance.

(a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of VTBH and the VTBH Subsidiaries (each, an “Indemnified Party”) as provided in the VTBH Charter and the VTBH Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed on Section 6.4 of the VTBH Disclosure Schedule, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and continue in full force and effect in accordance with their terms.

(b) At or prior to the Effective Time, Parent shall purchase a “tail” directors’ and officers’ liability insurance policy for VTBH, VTBH Subsidiaries and their respective current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by VTBH, in a form reasonably acceptable to VTBH, that shall provide VTBH, the VTBH Subsidiaries and such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by VTBH, with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event shall Parent be required to expend for such policy an amount in excess of 300% of the annual aggregate premiums currently paid by VTBH for such insurance (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent will cause to be maintained the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium. For at least six years after the Effective Time, Parent shall maintain a directors’ and officers’ liability insurance policy for Parent, its Subsidiaries and their respective current and former directors and officers of not less than the existing coverage and with other terms not less favorable to the insured persons than the existing terms. The current and former directors and officers of Parent and VTBH are express third party beneficiaries of this Section 6.4(b).

(c) The provisions of this Section 6.4 will survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and representatives. Parent shall pay or cause to be paid (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 6.4 (subject to reimbursement if the Indemnified Party is subsequently determined not to be entitled to indemnification under Section 6.4(a)).

(d) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Parent, as the case may be, will assume the obligations set forth in this Section 6.4.

Section 6.5 Transaction Litigation. Parent shall give VTBH the opportunity to participate in the defense or settlement of any stockholder litigation against Parent and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no settlement or other disposition thereof shall be agreed to without the prior written consent of VTBH, which consent shall not be unreasonably withheld, conditioned or delayed, except for any settlement or disposition which involves only monetary damages and is within the limits of Parent’s insurance policies. For purposes of this paragraph, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the litigating party, consistent with the common interest of Parent and VTBH in these matters and the applicable privileges and protections provided therein, and the non-litigating party may offer comments or suggestions with respect to the litigation, but will not be afforded any decision making power or other authority over the litigation except for the settlement consent set forth above.

Section 6.6 Board of Directors. Parent shall take all necessary action to cause, effective at the Effective Time, (a) the size of the Parent Board to consist of nine (9) members and (b) the Parent Board to be comprised of: (i) five (5) individuals identified by VTBH, one of whom shall be Parent’s chief executive offer post-Closing and two of whom shall be “independent directors” (and eligible to serve on Parent’s audit committee) and “financially sophisticated” (including one (1) “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K) under NASDAQ rules; (ii) two (2) individuals identified by Parent, one of whom shall be an “independent director” (and eligible to serve on Parent’s audit committee) and “financially sophisticated” under NASDAQ rules; and (iii) two (2) vacancies (the “Reconstituted Parent Board”); provided that if any such individual is unable or unwilling to serve on the Reconstituted Parent Board immediately after the Effective Time, a replacement individual shall be selected by VTBH, in case of an individual identified as a VTBH director, or Parent, in the case of an individual identified as a Parent director.

Section 6.7 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and VTBH. Thereafter, neither Parent nor VTBH, nor any of their respective Affiliates or Representatives shall issue or cause the publication or dissemination of any press release or other public announcement or statement (except to the extent previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), and Parent shall provide VTBH the opportunity to review and comment prior to any publication or dissemination of any other press release or other public announcement or statement, in each case except as may be required by Law or by any applicable listing agreement with NASDAQ as determined in the good faith judgment of the party proposing to make such release, announcement or statement (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party). Parent and VTBH shall cooperate to ensure that all such press releases or public announcements comply with the Securities Act and the Exchange Act, and the rules promulgated thereunder, including Exchange Act Rule 14a-12.

Section 6.8 Financing Assistance.

(a) On and prior to the Closing, Parent shall, and shall cause the Parent Subsidiaries to, use commercially reasonable efforts to provide and to cause their respective officers, employees, representatives and advisors, including legal and accounting advisors to provide, to VTBH such cooperation as may be reasonably requested by VTBH in connection with the Financing, including, but not limited to: (i) participation at reasonable times in a reasonable number of meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions, including direct contact between senior management and representatives (including accounting) of Parent, on the one hand, and potential sources of Financing, potential lenders and investors for the Financing, on the other hand (collectively, “Financing Sources”); (ii) furnishing VTBH and the Financing Sources with financial and other pertinent information regarding Parent and the Parent Subsidiaries and their industry as shall exist and be reasonably requested by VTBH; (iii) reasonably assisting VTBH and the Financing Sources in the preparation of definitive financing documents, offering documents, marketing documents, rating agency presentations and other materials reasonably and customarily requested to be used in connection with obtaining the Financing; (iv) executing customary authorization and management representation letters; (v) cooperating in satisfying the conditions precedent set forth in any definitive document relating to the Financing; (vi) issuing customary representation letters to auditors and using reasonable best efforts to obtain accountants’ comfort letters and consents to the use of accountants’ audit reports relating to Parent and (vii) using reasonable best efforts to obtain such consents, approvals, authorizations and instruments which may reasonably be requested by VTBH to permit the consummation of the Financing and collateral arrangements. Parent hereby consents to the use of its logos in connection with the Financing; provided that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage Parent or its Trademarks.

(b) On and prior to the Closing, VTBH shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide and to cause their respective officers, employees, representatives and advisors, including legal and accounting advisors to provide, to Parent such cooperation as may be reasonably requested by Parent in connection with any Qualified Offering, including, but not limited to: (i) participation at reasonable times in a reasonable number of meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions, including direct contact between senior management and representatives (including accounting) of VTBH, on the one hand, and potential sources of the Qualified Offering, potential lenders and investors for the Qualified Offering, on the other hand (collectively, “Qualified Offering Investors”); (ii) furnishing Parent and the Qualified Offering Investors with financial and other pertinent information regarding VTBH and its Subsidiaries and their industry as shall exist and be reasonably requested by Parent; (iii) reasonably assisting Parent and the Qualified Offering Investors in the preparation of definitive financing documents, offering documents, marketing documents, rating agency presentations and other materials reasonably and customarily requested to be used in connection with obtaining the Qualified Offering Investors; (iv) executing customary authorization and management representation letters; (v) cooperating in satisfying the conditions precedent set forth in any definitive document relating to the Qualified Offering; (vi) issuing customary representation letters to auditors and using reasonable best efforts to obtain accountants’ comfort letters and consents to the use of accountants’ audit reports relating to VTBH and (vii) using reasonable best efforts to obtain such consents, approvals, authorizations and instruments which may reasonably be requested by Parent to permit the consummation of the Qualified Offering and collateral arrangements. VTBH hereby consents to the use of its logos in connection with any Qualified Offering; provided that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage VTBH or its Trademarks.

Section 6.9 Tax Treatment of Merger.

(a) The parties intend, that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization under Section 368(a) of the Code and that this Agreement shall constitute a plan of reorganization under Section 368(a) of the Code. Parent and VTBH shall each use reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a)(1)(B) of the Code.

(b) The parties shall treat the Merger for all U.S. federal income tax purposes as a reorganization under Section 368(a) of the Code, and no party hereto will take any position on any U.S. federal, state or local income Tax Return or take any other Tax reporting position, in each case that is inconsistent with the treatment of the Merger as a tax-free reorganization described in Section 368(a) of the Code unless otherwise required by a “determination” (as defined in Section 1313(a)(1) of the Code) or by applicable federal, state or local income tax law.

(c) In furtherance of the foregoing:

(i) VTBH hereby provides the following representations, warranties and covenants:

(A) VTBH has not made, actually or constructively, any extraordinary distributions with respect to VTBH Common Stock or redeemed any VTBH Common Stock prior to and in connection with the Merger, and Persons related to VTBH have not made and shall not make any acquisitions of VTBH Common Stock prior to and in connection with the Merger. Solely for purposes of this

Section 6.9(c)(i)(A), one corporation is related to another corporation if (I) both corporations are members of the same affiliated group of corporations, or (II) the purchase of stock of one corporation by the other corporation would be treated as a distribution with respect to the stock of such other corporation for U.S. federal income tax purposes, in each case determined either immediately before or immediately after the Merger.

(B) Parent will have Control of VTBH immediately after the Merger. At the Effective Time, VTBH will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any Person could acquire VTBH Stock that, if exercised or converted, would affect Parent’s acquisition or retention of Control of VTBH. VTBH will not issue additional shares of VTBH Stock prior to the Closing. VTBH will not take any action that would affect or prevent Parent’s acquisition or retention of Control by VTBH.

(C) Prior to the Closing, VTBH will continue at least one significant line of its historic businesses, and no assets of VTBH will have been sold, transferred or otherwise disposed of that would prevent Parent or VTBH from conducting one such significant line.

(D) VTBH and the holders of VTBH Common Stock will pay their respective expenses, if any, incurred in connection with the Merger, and VTBH has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability of any holder of VTBH Common Stock.

(E) None of the compensation received by any shareholder-employee of VTBH will be separate consideration for, or allocable to, any of their shares of VTBH Common Stock, none of the shares of Parent Common Stock received by any shareholder-employee of VTBH will be separate consideration for, or allocable to, any employment agreement, and the compensation paid to any shareholder-employee of VTBH will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

(F) The facts related to the Merger as described in this Agreement are, and the facts related to the Merger as described in the Proxy Statement will be, in so far as they relate to VTBH, true, complete and correct in all material respects.

(G) VTBH is not under the jurisdiction of a court in a case under Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(H) VTBH is not an Investment Company.

(I) VTBH is not aware of any plan or intent of the holders of VTBH Stock to take any position on any U.S. federal, state or local income or franchise Tax Return, or any other Tax reporting position, that would be inconsistent with the treatment of the Merger as a tax-free reorganization.

(J) The VTBH Charter will be amended at or prior to Closing to provide voting rights to the VTBH Series B Preferred Stock pursuant to the overall plan of the Merger.

(ii) Parent hereby provides the following representations, warranties and covenants:

(A) Parent will have Control of VTBH immediately after the Merger, and Parent has no plan or intention as of the date hereof or the Closing to (I) cause or allow VTBH to issue additional shares of VTBH Stock to any Person other than Parent, or (II) take any other action (including issuing any rights to acquire VTBH Stock or transferring VTBH Stock to any other Person) that could result in Parent losing Control of VTBH.

(B) Parent has no plan or intention as of the date hereof or the Closing to (I) liquidate VTBH, (II) merge VTBH with or into another corporation or entity other than Merger Sub, (III) otherwise dispose of any VTBH Stock, or (IV) cause VTBH to sell or otherwise dispose of any of the assets held by VTBH at the time of the Merger; except in each case for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by VTBH.

(C) Parent has no plan or intention as of the date hereof or the Closing to reacquire any Parent Stock that is issued in the Merger.

(D) Parent has no plan or intention as of the date hereof or the Closing to make any distribution after and in connection with the Merger to holders of Parent Stock, other than dividends, if any, that may be paid in the ordinary course of business.

(E) Neither Parent nor any of its Subsidiaries owns or has owned within the last five years, directly or indirectly, any stock or debt securities of VTBH or any of its Subsidiaries, or any instrument giving the holder the right to acquire any such stock or debt securities.

(F) It is Parent’s plan and intention that Parent or another member of Parent’s “qualified group” (as such term is defined in Treasury Regulations Section 1.368-1(d)(4)(ii)) will continue at least one significant line of the historic business of VTBH or use a significant portion of VTBH’s historic business assets in a business and, absent a material change in circumstances after the Closing, Parent or another member of Parent’s “qualified group” will continue at least one significant line of the historic business of VTBH or use a significant portion of VTBH’s historic business assets in a business.

(G) Parent will pay its expenses, if any, incurred in connection with the Merger. Parent has not paid and will not pay, directly or indirectly, any expenses incurred by VTBH or the holders of VTBH Stock in connection with the Merger.

(H) The facts related to the Merger as described in this Agreement are, and the facts related to the Merger as described in the Proxy Statement will be, in so far as they relate to Parent, true, complete and correct in all material respects.

(I) Parent is not under the jurisdiction of a court in a case under Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(J) Parent is not an Investment Company.

(K) At all times during the existence of Merger Sub, Parent has directly owned all of the stock of Merger Sub, and Parent will continue to own all such stock until the Closing.

(L) Merger Sub was formed solely to effectuate the Merger, and (I) has not held, and will not hold at any time prior to the Merger, any assets (other than cash contributed by Parent upon incorporation), and (II) has not conducted, and will not conduct at any time prior to the Merger, any business activities or operations of any kind, other than activities in connection with the Merger.

(iii) VTBH and Parent hereby provide the following representations, warranties and covenants:

(A) There are substantial non-tax corporate business purposes for the Merger.

(B) Cash payments to be made to holders of VTBH Stock in lieu of fractional shares of Parent Stock that would otherwise be issued to such holders in the Merger will be made solely for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional shares of Parent Stock and will not represent separately bargained for consideration, and the total cash consideration that will be paid in the Merger to holders of VTBH Stock in lieu of fractional shares of Parent Stock will not exceed one percent of the total consideration that will be issued in the Merger to holders of VTBH Stock.

(C) There is no intercorporate indebtedness existing between VTBH or its Subsidiaries, on the one hand, and Parent or its Subsidiaries, on the other hand.

(D) The fair market value of Parent Stock and cash in lieu of fractional shares, if any, received by each holder of VTBH Stock will be approximately equal to the fair market value of VTBH Stock surrendered in the exchange, as determined by arm’s length negotiations between the respective management of Parent and VTBH.

(E) VTBH will pay its dissenting shareholders (if any) the value of their VTBH Stock out of its own funds, and no funds will be supplied for that purpose, directly or indirectly, by Parent, nor will parent directly or indirectly reimburse VTBH for any payments to dissenting shareholders.

(F) After the Closing, VTBH and Parent shall not amend the VTBH Charter in order to revoke the voting rights of the VTBH Series B Preferred Stock. Neither VTBH nor Parent has any plan or intention, after the Closing, to cause VTBH to redeem any shares of the VTBH Series B Preferred Stock.

(G) At least 50% of the proprietary interest in VTBH will be exchanged in the Merger for a proprietary interest in Parent that will be preserved (within the meaning of Treasury Regulations Section 1.368-1(e)).

(H) Parent will acquire VTBH Stock solely in exchange for voting Parent Stock.

(I) No liabilities of VTBH or of holders of VTBH Stock will be assumed by Parent, nor will any VTBH Stock be subject to any liabilities; provided, however, that the parties recognize that the VTBH Series B Preferred Stock may be reflected as a liability on Parent’s consolidated balance sheet.

(J) In the Merger, Merger Sub will have none of its liabilities assumed by VTBH and will not transfer to VTBH any assets subject to liabilities, except in each case for de minimis contingent liabilities.

(iv) For purposes of this Section 6.9(c)

(A) “Control” of a corporation means ownership of (I) at least 80% of the total combined voting power of all classes of stock of such corporation entitled to vote, and (II) at least 80% of the total number of shares of each other class of stock of such corporation.

(B) “Investment Company” has the meaning assigned to such term in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

Section 6.10 FIRPTA Certificate. At the Closing, VTBH shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

Section 6.11 VTBH Internal Control over Financial Reporting. VTBH shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to establish and maintain a system of “internal control over financial reporting” (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) that, as of the Closing, is reasonably likely to be considered effective at the reasonable assurance level.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction, or waiver by each of the parties, at or prior to the Effective Time of the following conditions:

(a) Parent Requisite Stockholder Vote. The Parent Requisite Stockholder Vote shall have been obtained.

(b) Listing. The Parent Common Stock to be issued in the Merger and in respect of VTBH Rollover Options shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(c) Regulatory Approvals. Any applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been earlier terminated (all such expirations, terminations, consents and filings collectively, the “Requisite Regulatory Approvals”).

(d) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent Injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity, or other legal restraint or prohibition shall be in effect preventing, the consummation of the Merger and the transactions contemplated by this Agreement.

(e) Governance Matters. The Parent Board Election Stockholder Approval shall have been obtained and not revoked.

(f) Qualified Equity Offering. PNC Bank shall have consented to the terms and conditions of any Qualified Equity Offering in connection with or following Parent’s consummation thereof and shall not have revoked such consent.

Section 7.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of VTBH set forth in Section 4.1, Section 4.2 and Section 4.3 shall be true and correct in all material respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), and (ii) the other representations and warranties of VTBH set forth in this Agreement shall be true and correct in all respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “VTBH Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a VTBH Material Adverse Effect, and Parent shall have received a certificate signed on behalf of VTBH by the Chief Executive Officer or the Chief Financial Officer of VTBH to the foregoing effects.

(b) Performance of Obligations of VTBH. VTBH shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of VTBH by the Chief Executive Officer or the Chief Financial Officer of VTBH to such effect.

(c) MAE. Since the date of this Agreement, there shall have been no VTBH Material Adverse Effect; provided, that, the matters set forth on Schedule 7.2(c) shall disregarded for the purposes of determining whether a VTBH Material Adverse Effect has occurred.

Section 7.3 Conditions to Obligations of VTBH. The obligation of VTBH to effect the Merger is also subject to the satisfaction, or waiver by VTBH, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent set forth in Section 3.1, Section 3.2 and Section 3.3 of this Agreement shall be true and correct in all material respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), and (ii) the other representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, and VTBH shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effects.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and VTBH shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

(c) MAE. Since the date of this Agreement, there shall have been no Parent Material Adverse Effect; provided, that, the matters set forth on Schedule 7.3(c) shall disregarded for the purposes of determining whether a Parent Material Adverse Effect has occurred.

(d) Qualified Offering. Parent shall have consummated a Qualified Offering; provided, however, that Parent shall not be required to have to consummate a Qualified Offering to the extent that the requisite lenders under the Credit Agreement waive the obligation to consummate a Qualified Offering as a condition to consummating the Merger and the effectiveness of the amended and restated form of the Credit Agreement (contemplated to become effective at the Closing).

(e) Releases. Those individuals set forth on Schedule 7.3(e) shall have executed and delivered to Parent (and not revoked) valid and binding release agreements substantially in the forms approved by VTBH prior to the date of this Agreement.

Section 7.4 Frustration of Closing Conditions. Neither Parent nor VTBH may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, or other breach of or noncompliance with this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of Parent and VTBH.

(b) by either of VTBH or Parent:

(i) if the Closing shall not have been consummated on or before February 28, 2014 (the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party if the inability to satisfy such condition was due to the failure of such party to perform in any material respect any of its obligations under this Agreement;

(ii) if any restraint having the effect set forth in Section 7.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if such restraint was due to the failure of such party to perform in any material respect any of its obligations under this Agreement; or

(iii) if the Parent Stockholders Meeting shall have concluded and the Parent Requisite Stockholder Vote shall not have been obtained.

(c) by VTBH:

(i) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or (b) and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) days following receipt of written notice from VTBH of such breach or failure; provided that VTBH shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if VTBH is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(ii) if the Parent Board or any committee thereof shall have effected a Change of Recommendation,

(iii) if Parent shall have materially breached its obligations under Sections 5.5 or 6.1(c); or

(iv) if Parent shall have entered into an Alternate Acquisition Agreement.

(d) by Parent:

(i) if VTBH shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of VTBH set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or (b) and (B) is incapable of being cured, or is not cured, by VTBH within thirty (30) days following receipt of written notice from Parent of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(ii) if at any time prior to the time the Parent Requisite Stockholder Vote is obtained, (A) the Parent Board shall have authorized the Parent to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and (B) Parent has complied in all material respects with Section 5.5; provided that substantially concurrently with such termination, Parent enters into such Alternative Acquisition Agreement and fulfills its obligations under Section 8.3; or

(iii) if all conditions in Sections 7.1 and 7.3 are satisfied or waived other than the condition in Section 7.1(f); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(iii) if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Sections 5.6, 8.2 and 8.3, and the provisions in Article IX, all of which shall survive termination of this Agreement), and there shall be no liability on the part of VTBH or Parent or their respective directors, officers and Affiliates, except as provided in Section 8.3.

Section 8.3 Termination Fee.

(a) In the event that this Agreement is terminated pursuant to:

(i) Section 8.1(c)(i) by VTBH as a result of a willful breach committed by Parent or Merger Sub prior to such termination, VTBH shall be entitled to receive the Reimbursement within one (1) Business Day after the date of such termination and the Fee by the Fee Payment Date;

(ii) Section 8.1(c)(ii) by VTBH, VTBH shall be entitled to receive the Reimbursement within one (1) Business Day after the date of such termination and the Fee by the Fee Payment Date;

(iii) Section 8.1(c)(iii) by VTBH, VTBH shall be entitled to receive the Reimbursement within one (1) Business Day after the date of such termination and the Fee by the Fee Payment Date;

(iv) Section 8.1(c)(iv) by VTBH or Section 8.1(d)(ii) by Parent, VTBH shall be entitled to receive the Reimbursement and the Fee within one (1) Business Day after the date of such termination and the Fee one (1) Business Day after the consummation of the transaction contemplated by the Alternate Acquisition Agreement;

(v) Section 8.1(b)(iii) by either VTBH or Parent in the event that an Acquisition Proposal shall have been publicly proposed or publicly disclosed and not withdrawn prior to the Parent Stockholders Meeting, VTBH shall be entitled to receive (A) the Reimbursement within (1) Business Day after the date of such termination and (B) if Parent enters into an Alternative Acquisition Agreement with any Person other than VTBH within twelve (12) months after the date of such termination under Section 8.1(b)(iii), the Fee within one (1) Business Day after the consummation of the transaction contemplated by such Alternate Acquisition Agreement;

(vi) Section 8.1(b)(iii) by either VTBH or Parent and no Acquisition Proposal shall have been publicly proposed or publicly disclosed and not withdrawn prior to the Parent Stockholders Meeting, VTBH shall be entitled to receive the Reimbursement within (1) Business Day after the date of such termination;

(vii) Section 8.1(d)(i) by Parent as a result of a willful breach committed by VTBH prior to such termination, Parent shall be entitled to receive from VTBH the Fee within ten (10) Business Days after the date of such termination; or

(viii) Section 8.1(d)(iii) by Parent, Parent shall be entitled to receive from VTBH the Fee within ten (10) Business Days after the date of such termination.

(b) For purposes of this Section 8.3:

(i) “Reimbursement” means a license agreement in form and substance set forth on Exhibit E, duly executed and subsequently fully performed by Parent throughout the term of such license agreement.

(ii) “Fee” means cash in the amount of $1,000,000, paid by wire transfer of immediately available funds to one or more accounts designated by VTBH or Parent, as applicable.

(iii) “Fee Payment Date” means, following a termination pursuant to Section 8.3(a)(i), (ii) or (iii), the earlier of (A) ten (10) Business Days following the time that the Company and its Subsidiaries have $3,000,000 in cash and (B) six months after the date of such termination.

(c) In the event that either party shall fail to perform its obligations under this Section 8.3 when required to be performed, such party shall pay all of the other party’s reasonable costs and expenses (including reasonable attorneys’ fees) in connection with efforts to enforce such obligations. Parent acknowledges that the provisions of this Section 8.3 are an integral part of the transactions contemplated hereby and that, without these agreements, VTBH would not enter into this Agreement. The parties agree that: (i) if Parent delivers any Reimbursement or the Fee required by, and in accordance with, this Section 8.3, then Parent shall have no further liability to VTBH of any kind in respect of this Agreement and the transactions contemplated hereby; and (ii) if VTBH delivers the Fee required by, and in accordance with, this Section 8.3, as applicable, then VTBH shall have no further liability to Parent of any kind in respect of this Agreement and the transactions contemplated hereby. For avoidance of doubt, neither VTBH nor Parent shall be required to pay the Fee more than once.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival of Representations and Warranties. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except those set forth in Sections 5.6, 8.2 and 8.3 and this Article IX shall survive termination of this Agreement. The VTBH Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 9.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Parent Requisite Stockholder Approval, by written agreement of the parties hereto; provided, however, that after receipt of the Parent Requisite Stockholder Approval, there shall be no amendment or change to the provisions of this Agreement which by Law would require further approval by the stockholders of Parent without such approval.

Section 9.3 Extension of Time; Waiver. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by Parent or VTBH in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 9.5 Counterparts. This Agreement may be executed in any number of original, facsimile or PDF counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the exhibits hereto, the Parent Disclosure Schedule, the VTBH Disclosure Schedule, the Voting Agreements, the Stockholder Agreement and the VTBH Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), as set forth in Section 6.4.

Section 9.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.8 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.9 Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be delivered personally, by overnight courier service, by facsimile or sent by certified, registered or express air mail, postage prepaid (and shall be deemed given when, delivered if delivered by hand, one Business Day after deposited with an overnight courier service if delivered by overnight courier, upon electronic confirmation of receipt if faxed during normal business hours and otherwise upon the opening of business on the next Business Day, and five days after mailing if mailed), as follows:

If to Parent or Merger Sub:

Parametric Sound Corporation

13771 Danielson Street, Suite L

Poway, California 92064

Facsimile: 888-639-2150

Attention: James A. Barnes

with a copy to (which shall not constitute notice):

Sheppard Mullin Richter & Hampton LLP

12775 El Camino Real, Suite 200

San Diego, CA 92130

Facsimile: 858-847-4865

Attention: John J. Hentrich

If to VTBH:

VTB Holdings, Inc.

100 Summit Lake Drive, Suite 100

Valhalla, NY 10594

Facsimile: 914-345-2266

Attention: Juergen Stark

with a copy to (which shall not constitute notice):

Stripes Group, LLC

402 W. 13th Street

New York, NY 10014

Facsimile: 212-823-0721

Attention: Kenneth A. Fox

and

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Facsimile: (215) 994-2222

Attention: Henry N. Nassau

or to such other address or facsimile number as any party hereto shall notify the other parties hereto (as provided above) from time to time.

Section 9.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.11 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Antitrust Law” means the HSR Act and any other Laws applicable to the Merger that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Contract” means all oral or written contracts, agreements, commitments, arrangements, leases and other instruments to which any Person is a party.

“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, Order, ordinance, decree, Injunction, judgment, governmental restriction or any other requirement of Law (including common law) regulating or relating to the protection of human health from exposure to any hazardous substance, natural resource damages or the protection of the environment, including Laws relating to the protection of wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, release or threatened release of hazardous substances.

“Equity Equivalents” of any Person means (x) any securities convertible into or exchangeable for, or any warrants or options or other rights to acquire, any capital stock, voting securities or equity interests of such Person, (y) any warrants or options or other rights to acquire from such Person, or any other obligation of such Person to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock, voting securities or other equity interests in such Person or (z) any rights that are linked in any way to the price of any capital stock of, or to the value of or of any part of, or to any dividends or distributions paid on any capital stock of, such Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financing” means a refinancing of VTBH’s existing credit facility.

“Forfeitures and Cashless Settlements” by any Person means (x) the forfeiture or satisfaction of Equity Equivalents of such Person, (y) the acceptance by such Person of shares of common stock of such Person as payment for the exercise price of Equity Equivalents of such Person and (z) the acceptance by such Person of shares of common stock of such Person for withholding Taxes incurred in connection with the exercise of Equity Equivalents of such Person or the vesting or satisfaction of Equity Equivalents of such Person, in each case, in accordance with past practice of such Person and the terms of the applicable award agreements.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any nation or government, any state, agency, commission, or other political subdivision thereof, any insurance regulatory authority, any self-regulatory authority, or any entity (including a court) of competent jurisdiction properly exercising executive, legislative, judicial or administration functions of the government.

“Grant Date” means, with respect to any Parent Stock Option or VTBH Stock Option, the date on which such Parent Stock Option or VTBH Stock Option was granted to the holder of such Parent Stock Option or VTBH Stock Option, respectively.

“Health Laws” means any Laws which regulate the quality, safety, or manufacturing of the Company’s products, including, but not limited to, any such Laws enforced by the United States Food and Drug Administration and comparable foreign Governmental Entities and any such Laws promulgated under the Federal Food, Drug and Cosmetic Act of 1938, as amended, or the Radiation Control for Health and Safety Act of 1968, as amended.

“Injunction” means any Order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition.

“Intellectual Property Rights” means any and all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction, whether registered or unregistered, including without limitation all rights pertaining to or deriving from: (a) patents, patent applications, utility models, design registrations and certificates of invention and other grants for the protection of inventions or industrial designs by any Governmental Entity (including all related continuations, continuations-in-part, divisions, reexaminations, extensions reissues, and counterparts claiming priority therefrom (collectively, “Patents”); (b) inventions, invention disclosures, discoveries and improvements, whether or not patented or patentable; (c) works of authorship, including designs, data and database rights, and registrations and applications for registration thereof, and all rights associated with works of authorship, including moral rights of authors; (“Copyrights”); (d) computer software and firmware, including without limitation without limitation data files, source code, object code and software-related specifications and documentation (collectively “Software”); (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress, slogans, logos, and other similar source or origin indicators, whether registered or unregistered, and all registrations and applications for registration therefor, and the goodwill associated therewith (collectively, “Trademarks”); (f) trade secrets (including without limitation without limitation those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), non-public information, and confidential information, business, technical and know-how information, and rights to limit the use or disclosure thereof by any Person (collectively “Trade Secrets”); (g) domain names; and (h) proprietary databases and data compilations and all documentation relating to the foregoing; and including without limitation in each case any and all (x) registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction, and (y) past, present and future claims, defenses and causes of action arising under any of the foregoing.

“Knowledge of Parent” or “Knowledge” when used in reference to Parent means the knowledge after reasonable inquiry of those individuals listed in Section 9.11 of the Parent Disclosure Schedule.

“Knowledge of VTBH” or “Knowledge” when used in reference to VTBH means the knowledge after reasonable inquiry of those individuals listed in Section 9.11 of the VTBH Disclosure Schedule.

“Law” means any statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity.

“Order” means any order, writ, Injunction, decree, judgment or stipulation issued, promulgated or entered into by or with any Governmental Entity.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation, bylaws or other similar organizational documents.

“Parent IPR” means any Intellectual Property Rights owned, in whole or in part, by Parent or any of its Subsidiaries.

“Parent Material Adverse Effect” means any change, state of facts, circumstance, event or effect that, individually or in the aggregate, is materially adverse to (A) the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of Parent and the Parent Subsidiaries, taken as a whole, and/or (B) the ability of Parent or Merger Sub to perform their respective obligations under this Agreement; provided, however, that any change, state of facts, circumstance, event or effect that arising from or related to: (i) conditions generally affecting the United States economy or generally affecting one or more industries in which Parent and its Subsidiaries operate; (ii) national or international political or social conditions, including terrorism or the engagement by the United States in hostilities or acts of war; (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP or other accounting requirements; (v) changes in any Laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity; (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement; or (vii) any failure, in and of itself, by Parent to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts and circumstances giving rise or contributing to such failure may be taken into account in determining whether there has been a Parent Material Adverse Effect) shall not be taken into account in determining whether a “Parent Material Adverse Effect” has occurred or would reasonably be expected to occur with respect to Parent or Merger Sub.

“Parent Permits” means all governmental licenses, authorizations, permits, certificates, registrations, consents, franchises, variances, exemptions, Orders and approvals required to own, lease and operate Parent and its Subsidiaries’ respective properties and to carry on their respective businesses as currently conducted.

“Parent Stock” means, collectively, the Parent Common Stock and the Parent Class A Preferred Stock.

“Parent Stock Option” means any option to purchase Parent Stock granted under any Parent Stock Plan.

“Parent Stock Plans” means the equity-based compensation plans identified in Section 9.11 of the Parent Disclosure Schedule.

“Parent Warrants” means warrants to purchase Parent Common Stock.

“Per Share Exchange Ratio” means the ratio of the Per Share Number to one (1).

“Per Share Number” means the Closing VTBH Share Amount divided by the VTBH Fully Diluted Share Amount, where:

(a) “Closing VTBH Share Amount” means the Total Post-Closing Share Amount minus the Parent Fully Diluted Share Amount;

(b) “Parent Fully Diluted Share Amount” means a number equal to the sum of: (i) the number of outstanding shares of Parent Common Stock as of the date of this Agreement (6,769,051), plus (ii) the number of shares of Parent Common Stock subject to outstanding Parent Stock Options as of the date of this Agreement (1,365,354), plus (iii) the number of shares of Parent Common Stock subject to outstanding Parent Warrants as of the date of this Agreement (186,864), plus (iv) the Qualified Offering Share Amount, if any, plus (v) (without duplication to (i) through (iv)) the number of shares of Parent Common Stock subject to any new issuances of Parent Common Stock, Parent Stock Options, Parent Warrants or other securities convertible into or exercisable for Parent Common Stock, less (vi) the number of shares of Parent Common Stock subject to Parent Stock Options, Parent Warrants or other securities convertible into or exercisable for Parent Common Stock that expire or are forfeited after the date of this Agreement, if any;

(c) “Parent Percentage” means .19 plus (i) .01 if a Qualified Equity Offering is completed prior to Closing, plus (ii) the product of (A) the Excess Offering Multiplier multiplied by (B) .0015;

(d) “Excess Offering Multiplier” means, with respect to a Qualified Equity Offering, the quotient of (i) the amount of the net proceeds received by Parent in a Qualified Equity Offering in excess of $5,000,000, if any, divided by (ii) $1,000,000;

(e) “Qualified Offering Share Amount” means, with respect to a Qualified Equity Offering, the sum of the number of shares of Parent Common Stock plus the number of shares of Parent Common Stock subject to Parent Warrants issued in the Qualified Equity Offering;

(f) “Total Post-Closing Share Amount” means the quotient (rounded down to the nearest whole number) of (i) the Parent Fully Diluted Share Amount, divided (ii) by the Parent Percentage; and

(g) “VTBH Fully Diluted Share Amount” means a number equal to the sum of: (i) 554,000, plus (ii) the number of outstanding shares of VTBH Common Stock as of the date of this Agreement (35,282,286), plus (iii) the number of outstanding shares of VTBH Series A Preferred Stock as of the date of this Agreement (48,689,555), plus (iv) the number of shares of VTBH Common Stock subject to outstanding VTBH Stock Options as of the date of this Agreement (11,490,597), plus (v) (without duplication to (i) through (iv)) the number of shares of VTBH Common Stock subject to any issuances after the date of this Agreement of VTBH Common Stock, VTBH Series A Preferred Stock, VTBH Stock Options or other securities convertible into or exercisable for Parent Common Stock (other than any VTBH Phantom Units), less (vi) the number of shares of VTBH Common Stock subject to VTBH Stock Options or other securities convertible into or exercisable for VTBH Common Stock that expire or are forfeited after the date of this Agreement, if any.

“Parent Board Election Stockholder Approval” means the election of all the members of the Parent Board specified in Section 6.6(a) at the Parent Stockholders Meeting by the requisite vote with a quorum present.

“Permitted Liens” means (a) any Liens for Taxes or other governmental charges not yet due and payable or the amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, landlords’ or other similar Liens not yet due and payable or the amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) pledges or deposits in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other social security legislation, (d) non-monetary Liens that do not, individually or in the aggregate, materially impair the continued or contemplated use or operation of the property to which they relate, (e) statutory Liens arising by operation of Law with respect to a liability incurred in the ordinary course of business on a basis consistent with past practice which is not yet due or payable or which is being contested in good faith by appropriate proceedings, (f) immaterial easements, rights of way or other similar matters or restrictions or exclusions that would be shown by a current title report or other similar report and that do not, individually or in the aggregate, materially impair the continued or contemplated use or operation of the property to which they relate, (g) transfer restrictions imposed by applicable securities laws and (h) Liens listed in Section 9.11 of the Parent Disclosure Schedule or Section 9.11 of the VTBH Disclosure Schedule, as applicable.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“PNC Bank” means PNC Bank, National Association, as administrative and collateral agent for the lenders under the Credit Agreement dated August 12, 2012 (as amended, the “Credit Agreement”), by and among VTBH, VTB, PNC Bank and the other lenders party thereto, or any successor agent thereto under such Credit Agreement or the agent under any new credit facility which replaces the facility under such Credit Agreement.

“Qualified Offering” means a Qualified Debt Offering or a Qualified Equity Offering

“Qualified Debt Offering” means any incurrence of indebtedness for borrowed money, on or before the Closing Date, resulting in net proceeds to Parent of at least $5,000,000 but no more than $10,000,000, on terms and conditions reasonably satisfactory to VTBH

“Qualified Equity Offering” means a sale of Parent Common Stock and/or Parent Warrants, in one or more transactions, on or before the Closing Date, resulting in net proceeds to Parent of at least $5,000,000 but not more than $15,000,000; provided, however, that, in connection with any such transaction, unless VTBH otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned): (a) Parent shall not agree to any redemption or repurchase rights, conversion or exchange rights, dividend rights or other obligations to make cash payments to investors after the closing of any such transaction other than customary fees and expenses related thereto; (b) Parent shall not agree to any restrictions on the business or operations of the Parent or its Subsidiaries (including VTBH and its Subsidiaries after the Closing) or their ability to comply with their obligations under the Credit Agreement after the Closing or to any restrictions with respect to future financings; and (c) Parent shall not agree to any terms and conditions that are otherwise not customary for such transactions, it being understood and agreed that, by way of example, customary representations and warranties, indemnification obligations and (in the event of an exempt transaction under the Securities Act) registration rights, which registration rights will not conflict with those set forth in the Stockholder Agreement, shall not be objectionable.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Issuance” means the issuance at the Closing by Parent of Parent Common Stock as Merger Consideration.

“Subsidiary”, with respect to any Person, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, (A) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (B) a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries. The terms “Parent Subsidiary” and “VTBH Subsidiary” mean any direct or indirect Subsidiary of Parent or VTBH, respectively.

“Substantial Compliance” means “substantial compliance” as such term is used in the HSR Act.

“Tax” means all income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental and windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest, additions to tax, and any penalties.

“Tax Return” means any statement, report, return, information return or claim for refund relating to Taxes (including any elections, declarations, schedules or attachments thereto), including, if applicable, any combined or consolidated return for any group of entities that includes Parent or any of its Subsidiaries, or VTBH or any of its Subsidiaries.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“VTBH Award Plans” means the equity-based compensation plans identified in Section 9.11 of the VTBH Disclosure Schedule.

“VTBH IPR” means any Intellectual Property Rights owned, in whole or in part, by VTBH or a VTBH Subsidiary.

“VTBH Material Adverse Effect” means any change, state of facts, circumstance, event or effect that, individually or in the aggregate, is materially adverse to (A) the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of VTBH and the VTBH Subsidiaries, taken as a whole, and/or (B) the ability of VTBH to perform its obligations under this Agreement; provided, however, that any change, state of facts, circumstance, event or effect that arising from or related to: (i) conditions generally affecting the United States economy or generally affecting one or more industries in which VTBH and its Subsidiaries operate; (ii) national or international political or social conditions, including terrorism or the engagement by the United States in hostilities or acts of war; (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP or other accounting requirements; (v) changes in any Laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity; (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement; or (vii) any failure, in and of itself, by VTBH to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts and circumstances giving rise or contributing to such failure may be taken into account in determining whether there has been a VTBH Material Adverse Effect) shall not be taken into account in determining whether a “VTBH Material Adverse Effect” has occurred or would reasonably be expected to occur with respect to VTBH.

“VTBH Permits” means all governmental licenses, authorizations, permits, certificates, registrations, consents, franchises, variances, exemptions, Orders and approvals required to own, lease and operate VTBH and its Subsidiaries’ respective properties and to carry on their respective businesses as currently conducted.

“VTBH Phantom Unit” means any phantom unit granted under any VTBH Award Plan.

“VTBH Related Parties” means (1) VTBH, (2) the Financing Sources and (3) the former, current and future (A) Affiliates, (B) directors, officers, managers, employees, agents, attorneys, consultants, advisors or other representatives and (C) general or limited partners, managers, shareholders, members, partners, successors, permitted assigns, in each case, of VTBH, any Financing Source or any Affiliate of any of the foregoing.

“VTBH Stock Option” means any option to purchase VTBH Common Stock granted under any VTBH Award Plan.

“willful breach” means (i) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or intentional omission undertaken by the breaching party (or, in the case of Section 5.5 with respect to Parent, the consequence of an act or omission of a Subsidiary of Parent, or of a Representative of Parent at the direction of Parent) with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of such covenant or agreement and (ii) the failure by any party to consummate the transactions contemplated hereby after all of the conditions set forth in Article VII have been satisfied or waived (by the party entitled to waive any such applicable conditions).

Section 9.12 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a Person are also to its permitted successors and assigns.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

*  *  *  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

PARAMETRIC SOUND CORPORATION

By:	/s/ Kenneth Potashner
Name: Kenneth Potashner
Title:	Executive Chairman

PARIS ACQUISITION CORP.

By:	/s/ James A. Barnes
Name: James A. Barnes
Title:	President

VTB HOLDINGS, INC.

By:	/s/ Kenneth Fox
Name: Kenneth Fox
Title:	President and CEO

[Explanatory Note: Exhibit A (Certificate of Merger), Exhibit B (Certificate of Incorporation of the Surviving Corporation), Exhibit C (Bylaws of the Surviving Corporation) and Exhibit D (Letter of Transmittal) are included as part of Exhibit 99.1 to the Form 8-K filed with the SEC by Parametric Sound Corporation on August 5, 2013 and are incorporated herein by reference. Exhibit E (License Agreement) is reproduced in full hereafter.]

EXHIBIT E

EXECUTION DRAFT

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into as of                     , 2013 (“Effective Date”) between PSC Licensing Corp., a California corporation having a principal business address at 13771 Danielson Street, Suite L, Poway, California 92064, (“Licensor”) and VTB Holdings, Inc., a Delaware corporation, having a principal business address 100 Summit Lake Drive, Suite 100, Valhalla, NY 10594 (“Licensee”) (each a “Party” and collectively the “Parties”).

RECITALS

A. WHEREAS, Licensor has certain intellectual property rights related to hypersonic sound technology;

B. WHEREAS, Licensee wishes to obtain from Licensor the right to use Licensor’s intellectual property under the terms and conditions set forth herein; and

C. WHEREAS, Licensor is willing to grant to Licensee the limited right to use its intellectual property, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Affiliate. “Affiliate” shall mean: (a) any corporation or other entity that a party owns, directly or indirectly, at least 50% of the voting shares; and/or (b) any corporation or other entity where a party owns, directly or indirectly, at least 50% of the equity.

1.2 Console Audio Products Field. The term “Console Audio Products Field” means gaming headsets and peripheral audio speakers that are (a) marketed specifically to be used in connection or combination with an entertainment console (including desktop consoles and mobile consoles) one of whose principal features is digital gaming and (b) which are designed to be connected directly to such entertainment consoles (including via audio cable, wireless or other future technology) or which are incorporated into such entertainment consoles. For the avoidance of doubt, such entertainment consoles include: (i) Microsoft’s Xbox 360 or Xbox One consoles, (ii) Sony’s Playstation 2, Playstation 3 or Playstation 4 consoles; (iii) Nintendo’s Wii or Wii-U consoles; (iv) mobile consoles such as Sony PSP, Nintendo DS, Ouya or NVidia Shield; and (v) any predecessor or successor console to any of the foregoing. For the avoidance of doubt, (A) the term “mobile console” includes consoles referred to “handheld” consoles or “mobile” consoles and (B) the Console Audio Products Field shall specifically not include any products in the Computer Audio Products Field.

1.3 Control or Controlled. The terms “Control” or “Controlled” means, with respect to the Intellectual Property Rights of a third party, the possession by a Party of the ability to grant a license or sublicense of such Intellectual Property Rights or technology as provided for herein without violating the terms of any arrangement or agreements between such Party and any third party.

1.4 Computer Audio Products Field. The term “Computer Audio Products Field” means any headsets and peripheral audio speakers that are (a) marketed specifically to be used in connection or combination with personal computers (including PC computers, Apple Mac computers, and any future technologies) including desktop computers, laptop computers and mobile personal computing devices such as tablets, smartphones and other portable computing devices or future technologies similar to the foregoing and (b) are designed to be connected directly to such devices (including via audio cable, wireless or other future technology).

1.5 Intellectual Property Rights. The term “Intellectual Property Rights” means intellectual and industrial property rights, arising in any jurisdiction, whether registered or unregistered, including such rights in and to trademarks, service marks, trade names, trade dress, logos, copyrights, rights of authorship, mask work rights, moral rights, patents, rights of inventorship, software database rights, trade secret rights, rights of publicity, privacy and/or defamation, rights under unfair competition and unfair trade practices laws, and all applications, reissues, extensions, registrations and renewals in connection with any of the foregoing, and all.

1.6 Licensed Technology and Materials. The term “Licensed Technology and Materials” means any and all Intellectual Property Rights other than the Licensed Patents, that are owned or Controlled by Licensor or any of its Affiliates as of the Effective Date or during the Term that (a) are related to any patent or patent application included in the Licensed Patents, (b) relate to the audio field and/or (c) are necessary or useful for Licensee to practice the licenses granted to Licensee hereunder, including methods, processes, techniques, ideas, know-how, technical information, , designs, know-how, trade secrets, works of authorship, trade names, trademarks and copyright, and all tangible embodiments of the Licensed Technology owned or Controlled by Licensor as of the Effective Date or during the Term, including data, results, algorithms, designs, specifications, engineering drawings, process information, software code (source code (“Source Code”) and object code), manuals and other operator or user documentation, manufacturing and assembly specifications and any other materials identified on Schedule B hereto. For the avoidance of doubt, Licensed Technology and Materials includes any fix, patch, update, upgrade, enhancement, improvement or modification to any of the foregoing which is owned or Controlled by Licensor during the Term.

1.7 Licensed Patents. The term “Licensed Patents” means all patents and patent applications owned or Controlled by Licensor or any of its Affiliates as of the Effective Date or during the Term that (a) relate to the audio field and/or (b) are necessary or useful for Licensee to practice the licenses granted to Licensee hereunder, including those described on Schedule A attached hereto, and any reissues, reexaminations, divisional, extensions, continuations, continuations in part, renewals or foreign counterparts of the foregoing.

1.8 Licensee Improvement. The term “Licensee Improvement” means any invention or discovery (a) developed by or for Licensee (or any sublicensee) and (b) owned or Controlled by Licensee during the Term, which constitutes a modification, enhancement or improvement to the subject matter of the Licensed Patents or Licensed Technology and Materials, including test results, data, derivative works, improvements, designs, specifications, and prototypes For the avoidance of doubt, Licensee Improvements excludes any such modification, enhancement, or improvement developed by Licensor, which for the further avoidance of doubt is comprised within the definition of either “Licensed Patents” or “Licensed Technology and Materials” and is licensed to Licensee hereunder.

1.9 Products. The term “Products” means (a) any product the manufacture, use, sale of which would, absent the license granted to Licensee hereunder, infringe any Valid Claim, (b) any product developed in whole or in part through the use of a process which is covered by a Valid Claim included in the Licensed Patents, or (c) any product that incorporates or utilizes the Licensed Technology and Materials.

1.10 Territory. The term “Territory” shall mean worldwide.

1.11 Valid Claim. The term “Valid Claim” shall mean any claim of (a) any issued and unexpired Licensed Patent in the Territory that has not been (i) revoked or held unenforceable, unpatentable or invalid by a court or other governmental body of competent jurisdiction in a decision that is not appealable or that has not been appealed within the time allowed for appeal, or (ii) finally abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; or (b) any patent application in the Territory that has not been (i) finally cancelled, withdrawn or abandoned without being refiled in another application in the applicable jurisdiction or (ii) finally rejected by an administrative agency or government authority of competent jurisdiction in a decision that is not appealable or that has not been appealed within the time allowed for appeal.

ARTICLE 2

LICENSE

2.1 License.

2.1.1 Licensor hereby grants to Licensee and its Affiliates during the Term a limited, personal, indivisible, non-transferable (except as permitted under Section 11.9), sublicensable (solely in accordance with Section 2.2 and 2.4), exclusive (even as to Licensor), royalty-bearing license under Licensor’s Intellectual Property Rights in the Licensed Patents, Licensed Technology and Materials to use, develop, make, have made, sell, offer for sale, import, export, service, market and repair Products in the Console Audio Products Field in the Territory. The forgoing license shall include the right for Licensee to make Licensee Improvements to the Licensed Patents and Licensed Technology and Materials, subject to the restrictions, terms and conditions set forth in Section 2.3. Licensed Marks may only be used in accordance with Section 4.3. For the avoidance of doubt, an Affiliate shall be a licensee hereunder only during the period that such entity meets the definition of Affiliate.

2.1.2 Licensor hereby grants to Licensee and its Affiliates during the Term a limited, personal, indivisible, non-transferable (except as permitted under Section 11.9), non-sublicenseable (except for a sublicense of Object Code as provided in Section 2.4), non-exclusive, royalty-bearing license under Licensor’s Intellectual Property Rights in the Licensed Patents and Licensed Technology and Materials to use, develop, make, have made, sell, offer for sale, import, export, service, market and repair Products in the Computer Audio Products Field in the Territory. The forgoing license shall include the right for Licensee to make Improvements to the Licensed Patents and Licensed Technology and Materials, subject to the restrictions, terms and conditions set forth in Section 2.3. Licensed Marks may only be used in accordance with Section 4.3. For the avoidance of doubt, an Affiliate shall be a licensee hereunder only during the period that such entity meets the definition of Affiliate.

2.2 Right to Sublicense. Licensee shall have the right to grant sublicenses to any third party to all or any portion of its rights granted under the exclusive license set forth in Section 2.1.1, provided, however, that (a) Licensor shall be notified of such sublicense, (b) with respect to any proposed sublicense of Source Code, Licensee shall provide prior written notice to Licensor and such sublicense may be granted only upon the prior written consent of Licensor, such consent not to be unreasonably withheld, delayed or conditioned; (c) Licensee shall remain obligated for the payment to Licensor of all of its payment obligations hereunder, including the payment of any royalties described in Section 5.1 hereof, and (d) during the term of any such sublicense, Licensee shall be responsible for and assume all obligations of any sublicensee hereunder.

2.3 Licensee Improvements. As between Licensor and Licensee, any Licensee Improvement and all Intellectual Property Rights therein shall be owned exclusively by Licensee and Licensor shall have no rights therein or thereto, provided that Licensor shall retain ownership of any Licensed Patents and Licensed Technology and Materials practiced by or incorporated in any Licensee Improvement. For the avoidance of doubt, Licensee’s use of any Licensee Improvement that practices or incorporates any Licensed Patent or Licensed Technology and Materials shall be subject to the licenses granted hereunder and all associated limitations and obligations expressly set forth herein. In the event that Licensee makes any fixes, corrections, patches or other corrective modifications to the Source Code (“Source Code Improvements”), Licensee hereby grants to Licensor a non-exclusive, royalty-free, perpetual, nonsublicenseable and nontransferable license to use such Source Code Improvements together with Licensor’s use of the Source Code. For the avoidance of doubt, during any period that Licensee has an exclusive license pursuant to Section 2.1.1, Licensor shall have no right to use the Source Code Improvements in the Console Audio Products Field.

2.4 Software Sublicenses. Except as expressly permitted under Section 2.2, the Source Code may not be sublicensed to third parties, but must be sublicensed in object code format only. Licensee shall have a limited right to sublicense the software included in the Licensed Technology and Materials in object code format only and solely as incorporated into the Products in the Console Audio Products Field and Computer Audio Products Field, together with copies of any related user documentation, in the Territory during the Term. Any such sublicense shall include an end user license agreement with restrictions on use in a form pre-approved by Licensor, such approval not to be unreasonably withheld, delayed or conditioned. Upon Licensor’s request from time to time, Licensee shall provide Licensor with a copy of its then-current end user license agreement. Licensee shall use commercially reasonable efforts to enforce the terms and conditions of each end user license agreement.

2.5 Source Code Restrictions. Licensee shall restrict access to the Source Code only to its employees or retained contractors who need to have access to the Source Code in order for Licensee to exercise its rights under this Agreement. Licensee shall use commercially reasonable efforts to prevent, prosecute and enjoin any actual or threatened unauthorized access, copying, use or disclosure of the Source Code. Without limiting Section 2.2, Licensee hereby agrees not to incorporate, link, distribute or use any third party software or code in conjunction with any Products in such a way that: (a) creates, purports to create or is reasonably likely to create, obligations to third parties with respect to any Source Code, including the distribution or disclosure of any source code; or (b) grants, purports to grant, or is a reasonably likely to grant to any third party any rights to or immunities under any Intellectual Property Rights to the Source Code. Without limiting the generality of the foregoing, Licensee shall not incorporate, link, distribute or use, in conjunction with the Products, any code or software licensed under the GNU General Public License (GPL), Lesser General Public License (LGPL), Affero GPL (AGPL), or any other open source license (including any open source license listed on http://www.opensource.org/licenses/alphabetical) (each an “Open Source License”), in any manner that causes, purports to cause, or is reasonably likely to cause any Source Code to become subject to disclosure or distribution to third parties pursuant to the terms and conditions of any Open Source License.

2.6 Delivery. Promptly following the Effective Date Licensor shall deliver to Licensee copies of tangible embodiments of the Licensed Technology and Materials that are reasonably sufficient for Licensee to practice the licenses granted hereunder. For time to time during the Term, promptly following the development or acquisition by Licensor of any improvements, enhancements, updates, upgrades, patches or fixes to the Licensed Technology and Material, Licensor shall deliver additional materials to Licensee for use pursuant to the terms of this Agreement. Promptly following the development by Licensee of any Source Code Improvements, Licensee shall deliver such additional materials to Licensor for use pursuant to the terms of this Agreement.

2.7 Rights Reserved. Notwithstanding anything to the contrary herein, all rights not specifically granted to Licensee herein shall be reserved and shall remain always with Licensor and, except as specifically set forth herein, nothing shall restrict Licensor from exploitation of the Licensed Patents Licensed Technology and Materials in any manner, industry, territory, or type of product or service. Title to the Licensed Technology and Materials shall always remain with Licensor, and Licensee shall not acquire any interest therein except the limited right to use the same pursuant to this Agreement. Licensee shall have no right to use, disclose, copy, distribute, or modify the Licensed Technology and Materials in any way other than as set forth herein.

2.8 Restrictions. Licensee shall utilize the Licensed Patents and Licensed Technology and Materials only as authorized under this Agreement and will not directly or indirectly use, permit the use or cause the use of such Licensed Patents and Licensed Technology and Materials in any other manner. Licensor shall not license to any third party the rights granted to Licensee under the exclusive license set forth in Section 2.1.1 with respect to Products in the Console Audio Products Field during the Term in the Territory. Licensee agrees that it will not, directly or indirectly via a third party, dispute, challenge, contest or otherwise knowingly impair the rights or interest of Licensor in the Licensed Patents; provided that the foregoing restriction shall not apply in the event that Licensor has asserted any claim under a Licensed Patent against Licensee or any of its Affiliates, and Licensee’s dispute, challenge or contest of the Licensed Patent is in response to such prior assertion by Licensor.

2.9 Patent Prosecution and Maintenance; Infringement. Licensor shall be primarily responsible for the filing, maintenance, continuation and prosecution/protection of all Intellectual Property Rights, including Licensed Patents, copyrights and trademarks, in and to the Licensed Patents and Licensed Technology and Materials. Licensor (a) will provide Licensee with a copy of any proposed application and filings with respect to the Licensed Patents and relevant to the Console Audio Products Field and Computer Audio Products Field for review and comment reasonably in advance of filing and (b) will keep Licensee reasonably informed of the status of such filing, prosecution and maintenance, including (i) by providing Licensee with copies of all communications received from or filed in patent office(s) with respect to such filing, and (ii) by providing Licensee, a reasonable time prior to taking or failing to take any action that would affect the scope or validity of any such of any such filing (including the substantially narrowing, cancellation or abandonment of any claim(s) without retaining the right to pursue such subject matter in a separate application, or the failure to file or perfect the filing of any claim(s) in any country), with prior written notice of such proposed action or inaction so that Licensee has a reasonable opportunity to review and comment.

2.10 Infringement Notification and Enforcement. Each Party shall use reasonable efforts to notify the other Party of any infringement or imitation by others of the Licensed Patents or Licensed Technology and Materials if and when such become known to such party or suspected. Licensor shall have the first right to determine whether or not any action shall be taken on account of such infringement. Licensee shall not institute any suit or take any action on account of any such infringements without the prior written consent of Licensor. If Licensor decides not to initiate litigation or otherwise take steps to remedy an infringement of the Licensed Patents or Licensed Technology and Materials within ninety (90) days of its receipt of notice thereof and request by Licensee to take such action, Licensee shall have the right (but not the obligation), at Licensee’s sole expense, to institute any such litigation or otherwise take steps to remedy an infringement. Each Party, upon request of the other Party, agrees to join in any such litigation, at the requesting Party’s expense, and in any event to cooperate with the other Party in such litigation or steps at the other Party’s expense. Licensee will have the right to consult with Licensor about any litigation or remedial steps related to any infringement, and to participate in and be represented by independent counsel in such litigation at Licensee’s own expense. Licensee shall not be permitted to settle any such suit without the prior written consent of Licensor, such consent shall not be unreasonably withheld, delayed or conditioned. The Party controlling any such enforcement action as set forth above shall be solely responsible for the costs of such action and may retain all recoveries or awards from such action, provided that with respect to any enforcement action by Licensor in the Console Audio Products Field, after reimbursement of reasonable litigation costs and fees, any remaining recoveries or awards shall be split 50/50 between the Parties.

2.11 U.S. Bankruptcy Code. The License granted hereunder is and will be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, a license of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. Licensee shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or equivalent legislation in any other jurisdiction. Without limiting the generality of the foregoing, Licensor acknowledges that the rights and license granted to Licensee pursuant to this Agreement shall not be affected by Licensor’s rejection of this Agreement in bankruptcy, and shall continue subject to the provisions of this Agreement. Upon the bankruptcy of Licensor, Licensee shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property comprising or relating to the Licensed Technology and Materials, and such, if not already in its possession, shall be promptly delivered to Licensee. In the event that this Agreement or the licenses granted hereunder should ever become subject to future United States bankruptcy proceeding, Licensor hereby agrees to waive the provisions of Section 365(c) of the Bankruptcy Code and applicable non-bankruptcy law to the extent such law could operate to prevent Licensee, as a debtor in United States bankruptcy cases and in its capacity as a licensee of intellectual property, from assuming the licenses granted hereunder based on any restriction on assignment or otherwise.

Licensor hereby irrevocably consents to the assumption by Licensee of the licenses granted hereunder notwithstanding the filing of any bankruptcy case in respect of Licensee and the provisions of Section 365(c) of the Bankruptcy Code and applicable non-bankruptcy law, to the extent such law could operate to restrict assumption or assignment of Licensee’s license rights under this Agreement.

2.12 Use. Licensee shall use the Licensed Patents and Licensed Technology and Materials in a professional, first-class manner in order to preserve and enhance the goodwill associated with the Licensed Patents and Licensed Technology and Materials.

2.13 Enforcement. The Parties agree that Licensor may be irreparably harmed and money damages would be inadequate compensation to it in the event Licensee breaches any provision of this Article 2. Accordingly, Licensee agrees that Licensor shall be entitled to injunctive relief without the requirement of notice or a bond to enforce this Section 2 in an action filed in San Diego County, California, or other court of competent jurisdiction (at Licensor’s option), in addition to any other remedies at law or in equity.

ARTICLE 3

PRODUCT DESIGN, DEVELOPMENT AND TESTING

3.1 Licensee shall develop, design, test and create prototypes of proposed Products. Licensee shall be solely responsible for the costs associated therewith and shall commit resources sufficient to accomplish same.

3.2 Licensee shall be solely responsible for testing the Products relative to safety, compliance with applicable laws and suitability for use by consumers in the manner intended should the Products be manufactured and sold to the general public.

3.3 Licensee shall be solely responsible for obtaining and maintaining all licenses, permits, regulatory approval and certifications relative to the Products.

ARTICLE 4

PRODUCT MANUFACTURING, PACKAGING, SALE AND SERVICING

4.1 Product Manufacturing. Licensee shall at its sole cost and expense make, have made, manufacture, test, package, market, sell and offer for sale to the general public Products in the Territory.

4.1.1 Regulatory Compliance. Licensee covenants that it shall strictly comply with all laws, regulations in the industry. Licensee has sole responsibility for complying with all federal, state and local statutes, ordinances, rules, regulations or laws applicable to the manufacturing, sale and use of the Products. Licensee shall be solely responsible for any regulatory obligations regarding the Products worldwide, including responding to governmental inquiries, if applicable, responding to medical inquiries, if applicable, and any Product complaints.

4.1.2 Defects and Recalls. If: (a) any regulatory authority issues a request, directive, or order that the Product be recalled, or (b) a court of competent jurisdiction orders such a recall, Licensee shall timely and fully comply with all such requests, directives and orders. Without limiting Licensor’s indemnity obligations pursuant to Section 8.2, the costs of any recall shall be borne exclusively by Licensee.

4.2 Product Pricing. Licensee, in its sole discretion, will set the pricing for any and all of the Products.

4.3 Use of Trademarks; Co-Branding. Licensee shall not have the right to use the Licensed Marks except in connection with co-branded Products. The Products and related packaging and promotional materials may be co-branded with Licensor’s trademarks in a manner mutually agreed upon by the parties, such as without limitation

“Powered by Parametric Sound,” “Powered by HyperSound,” indication of patent registrations, pending applications or rights or a similar designation provided to Licensee from time to time. If the Parties agree to co-brand using Licensor’s trademarks, Licensee shall use any trade name, trademark, service mark or logo of Licensor (collectively, “Licensor Mark”) only as designated by Licensor, and only in the manner and for the purposes authorized hereunder. Licensee will use commercially reasonable efforts to ensure that the “™” or “®” symbol(s) is included prominently immediately next to all promotional materials or packaging that display, feature or utilize any Licensor Mark, in each case with accordance with applicable law, including any patent marketing requirements. Licensee shall not obscure or obstruct any Licensor Mark contained on any Product and related packaging and promotional materials. Licensor shall have approval rights over the form of any product packaging, advertisements, newsletters, promotional materials, selling aids, websites or other materials used or proposed to be used that will display, feature or utilize any Licensor Mark, which approval rights will not be unreasonably exercised by Licensor. Each use of the Licensed Marks shall be in conformance with any other trademark usage guidelines that Licensor may communicate to Licensee from time to time, and Licensor reserves the right to require Licensee or any sublicensee to discontinue use of any advertising or marketing materials relating to Licensor, the Licensed Marks or the Licensed Patents or Licensed Technology and Materials. All goodwill resulting from any use of the Licensed Marks shall inure solely to Licensor. The Licensed Marks shall remain the exclusive property of Licensor and Licensee agrees (and shall ensure that each sublicensee agrees) not to register the Licensed Marks or take any action that jeopardizes Licensor’s proprietary rights in the Licensed Marks.

4.4 Customer Service. Licensee shall be solely responsible for providing customer service/support and all consumer warranties relative to all Products, and shall fully and timely perform pursuant to same.

ARTICLE 5

FINANCIAL ARRANGEMENTS

5.1 Royalties. Licensee shall pay Licensor, with respect to the sale of any Product by Licensee or its Affiliate to a third party during the Term and any sell-off period pursuant to Section 10.3.3, an amount equal to six percent (6%) of the Net Sales of such Product (collectively, “Licensee Royalty”). Licensee shall pay Licensor, with respect to sublicenses granted hereunder, an amount equal to thirty percent (30%) of the amount of any compensation (whether received in cash, equity or other non-cash consideration) received by Licensee from its sublicensee(s) (“Sublicense Royalty”) in consideration for the grant by Licensee of a sublicense pursuant to Section 2.4. For the avoidance of doubt, Sublicense Royalties shall be due on milestone or upfront payments made in consideration of the grants of sublicense rights, but no Sublicense Royalties shall be due on any payments received by Licensee as bona fide consideration for the provision of development or support services provided that such payments are a reasonable approximation of the value of such services. As used herein, Licensee Royalty, together with Sublicense Royalty, shall be referred to collectively as “Royalties”.

5.1.1 “Net Sales” shall be defined as follows:

(a) Where Licensee or its Affiliate sells Products during the Term any sell-off period pursuant to Section 10.3.3 to (i) wholesalers, Licensee’s regular, full, “top-of the-line”, in-territory delivered wholesale price at which Product is sold to unaffiliated wholesalers, and (ii) directly to consumers, via any means, manner or medium, Licensee’s regular, full, “top-of-the-line” in-territory delivered retail price at which Product is sold, provided in each case (i) and (ii), less the following deductions to the extent included in the gross invoiced sales price for such Product or otherwise directly paid, incurred, allowed, accrued or specifically allocated by Licensee with respect to the sale of such Product: (i) discounts, including trade, quantity or cash discounts, credits, adjustments or allowances, including those granted on account of price adjustments, billing errors, rejected goods, returned goods or damaged goods, which discounts are applied on a basis consistent with the selling Party’s practices, (ii) shipping costs, sales and excise taxes, other consumption taxes, or other governmental charges, (iii) bad debts actually written off which are attributable to sales of such Product, and (iv) freight and insurance charges, customs charges, postage, shipping, handling, and other transportation costs incurred in shipping such Product. For the avoidance of doubt, the sale of a Product between Licensee and any of its Affiliates shall not be a sale for purpose of this definition and shall not be subject to Royalties.

(b) A Product shall be considered “sold” on the date payment is received for such Product. Licensee or its Affiliates, as applicable, shall invoice each Product sold and shall sell the Products only on a cash or credit basis (with credit being deemed the same as cash for purposes of defining and computing the Net Sales).

5.1.2 The Royalties shall be paid without offset or deduction, free and clear of any taxes, duties, levies, fees or charges of any kind (except that Licensee shall make any applicable withholding payments due on behalf of Licensor and shall provide Licensor upon request with such written documentation regarding any such payment as available to Licensee relating to an application by Licensor for a foreign tax credit for such payment with the United States Internal Revenue Service), via wire transfer of immediately available funds in U.S. Dollars on or before thirty (30) days after the end of each calendar quarter. Licensee shall accompany each royalty payment with a reasonably detailed statement reflecting Net Sales of Products and the determination of the amount of the Royalties during the applicable reporting period. Such statements shall specify: the gross sales (if available) and Net Sales in each country’s currency; the applicable royalty rate; the royalties payable in each country’s currency, including accounting deductions taken in the calculation of Net Sales; the applicable exchange rate of convert from each country’s currency to U.S. Dollars; and the royalties payable in U.S. Dollars. Conversion of foreign currency shall be converted to U.S. Dollars at the conversion rate existing in the United States (as reported in The Wall Street Journal) on the last business day of the quarter immediately preceding the applicable calendar quarter. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree.

5.1.3 Minimum. To maintain its exclusive license hereunder, during the Term Licensee shall pay to Licensor at least two million U.S. dollars ($2,000,000) in Royalties during the first five (5) years of the Term, and at least one million U.S. dollars ($1,000,000) in Royalties in each year of the Agreement thereafter (the “Minimum Royalty”). In the event Licensee has not paid at least two million U.S. dollars ($2,000,000) in Royalties by the fourth anniversary of the Effective Date and it does not appear in Licensor’s reasonable judgment likely based on a reasonable projection of Licensee’s sales that Licensee will pay the full amount of the Minimum Royalty due to Licensor before the end of the fifth (5th) year of the Term, at Licensor’s option upon thirty (30) days prior written notice to Licensee, Licensee’s license to the Licensed Patents and Licensed Technology and Materials under Section 2.1.1 shall become non-exclusive until the termination or expiration of the Agreement, provided, however, Licensee shall have the option to pay the difference between the Royalties actually paid to Licensor as of such date and the Minimum Royalty within thirty (30) days of such notice from Licensor in order to retain its exclusive license to the Licensed Patents and Licensed Technology and Materials under Section 2.1.1 through the end of the fifth (5th) year of the Agreement. At the end of each successive year of the Agreement, upon written notice to Licensee, Licensor shall have the right to convert the exclusive license under Section 2.1.1 to a non-exclusive license if Licensor has not paid at least one million U.S. dollars ($1,000,000) in Royalties in the prior year of the Agreement, but Licensee shall have the right to retain the exclusive license under Section 2.1.1 by paying any balance of the applicable Minimum Royalty for that year within thirty (30) days of Licensor’s notice. For the avoidance of doubt Licensor’s right to convert the exclusive license under Section 2.1.1 to a non-exclusive license is Licensor’s sole remedy in the event that Licensee has not paid the Minimum Royalty as set forth in this Section 5.1.3. At any time during the Term, upon written notice to Licensor, Licensee can elect to convert the license granted under Section 2.1.1 to a non-exclusive license for the balance of the Term.

5.2 Late Payments. Any amount not timely paid shall bear interest at the rate of 1.5% per month (or such lesser amount as may be the maximum permitted by law) for each month or portion thereof during which it shall remain unpaid.

5.3 Audit of Royalty Payments. No more than once in any calendar year, and upon prior written notice, Licensor shall have the right request an audit of the books and records that form the basis of Licensee’s Net Sales and the calculation of the Royalties by an independent auditor designated by Licensor. Licensee agrees to give such independent auditor full and unfettered access to such books and records during normal business hours at a time mutually agreeable to the Parties. Licensee will have the right to require the independent auditor to sign appropriate non-disclosure agreements with Licensee prior to receiving any information, and the independent auditor may disclose only the final results of such audit to Licensor (i.e., whether the royalties actually paid were the correct amount). Licensor shall pay the entire costs and fees for such audit unless such audit reveals a discrepancy in the amount owed to Licensor greater than three percent (3%), in which case the reasonable costs of the audit shall be paid by Licensee. If it is determined during such audit that the amount of Royalties calculated and paid to Licensor was less than the correct amount of Royalties owed during the reviewed period, Licensee shall pay any outstanding Royalties due within five (5) days of such audit determination. If it is determined during such audit that the amount of Royalties calculated and paid to Licensor was greater than the amount owed, then Licensee may take a credit for the overpayment on the next Royalties payment, and shall reflect the credit in the statement accompanying the Royalties payment.

ARTICLE 6

CONFIDENTIALITY

6.1 Confidential Information. For purposes of this Agreement, “Confidential Information” means any and all confidential and/or proprietary knowledge, data or information of a Party (the “Disclosing Party”), its principals or Affiliates and any and all confidential and/or proprietary knowledge, data or information which the Disclosing Party has obtained or obtains from another party and which the Disclosing Party designates (whether or not in writing) as Confidential Information, or is reasonably understood to be treated a Confidential Information based upon the nature or disclosure of such information or materials, including methods, techniques, processes, know-how, formulas, potential new or supplemental formulas, designs, drawings, specifications, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, business plans, budgets and unpublished financial statements, licenses, prices and costs, vendors, collaborators and customers, trademarks, copyrights, patents, trade secrets, copyrightable material, trademarkable material, patentable material, databases and any other information or material considered proprietary by the Disclosing Party, not generally known by the public, or which derives independent economic value (actual or potential) from not being generally known to the public or persons unaffiliated with the Disclosing Party and which is subject of efforts by the Disclosing Party that are reasonable under the circumstances to maintain its secrecy, and any other information, know-how, techniques, material and data imparted or made available by the Disclosing Party which is known by other Party (the “Receiving Party”) to be considered confidential by the Disclosing Party, or by its nature is inherently or reasonably considered confidential. “Confidential Information” of Licensor includes tangible and intangible information relating to the Licensed Patents or Licensed Technology and Materials.

6.2 Nondisclosure. During the term of this Agreement and thereafter, a Receiving Party, its managers, officers, agents, employees and Affiliates shall hold in confidence and will not directly or indirectly disclose, use, make available, sell, transfer or otherwise use or exploit or permit the use or exploitation of the Confidential Information of the Disclosing Party or its principals or Affiliates disclosed hereunder. The foregoing obligations shall not apply to Confidential Information that the Receiving Party can demonstrate by tangible evidence: (a) is or becomes generally available to the public through no fault of the Receiving Party; (b) can be demonstrated in writing to have been known by the Receiving Party or its Affiliates at the time of its disclosure without the application or use of the Confidential Information; or (c) becomes known from a source other than the Disclosing Party without breach of this Agreement, provided that such other source has the right to disclose such Confidential Information. A Party may disclose the other Party’s Confidential Information pursuant to a final, binding non-appealable order or requirement of a court, administrative agency or other government body only if such Party, if legally permitted, provides the other Party with prompt written notice of such requirement sufficient to give the other Party the opportunity to seek a protective order, injunction or other measure to limit or prevent the disclosure of its Confidential Information. Any such disclosure shall be limited to such portions of the Confidential Information that the Party’s legal counsel advises is required under the applicable law, subpoena or order or process. Further, either Party may make such a disclosure to the extent required by securities laws or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded. In the event that such disclosure is required as aforesaid, the Disclosing Party shall make reasonable efforts to provide the other Party with notice beforehand and to coordinate with the other Party with respect to the wording and timing of any such disclosure.

6.3 Limitations on Use and Rights. A Party may directly and indirectly use the Confidential Information of the Disclosing Party only for the purposes set forth in this Agreement and for no other purpose. This Agreement does not grant the Receiving Party any ownership or other proprietary right in the Confidential Information of the Disclosing Party, or other rights, except those provided in this Agreement, and the Receiving Party shall not at any time do or allow any act or thing contesting or in any way impairing or tending to impair, any part of the Disclosing Party’s ownership, right, title and interest in an to the Confidential Information. These rights are not transferable or subject to division or sublicense without Licensor’s prior written consent. In the event of any disclosure required to be made to either party’s legal or financial advisors, the Receiving Party agrees to secure an agreement in writing from the recipient accepting obligations of confidentiality at least as stringent as those set forth herein, or ensuring that such party is legally bound to keep such information confidential.

6.4 Protection of Confidential Information. Each Party shall keep the Confidential Information of the other Party in the strictest of confidence and treat it with the utmost care and highest good faith, disclosing it only to such of its employees as necessary to carry out the transactions contemplated herein. Each Party shall advise each such employee of the confidential or proprietary nature of the Confidential Information and of the existence and importance of this Agreement, and shall use its best efforts to ensure that each of its employees who are given access to Confidential Information will protect its secrecy.

6.5 Return of All Confidential Information. Upon termination or expiration of this Agreement under any of the provisions hereof, each Party shall immediately cease any and all use of the other Party’s Confidential Information or information derived from such Confidential Information, and any tangible records or memorializations of such Confidential Information shall thereupon be returned to the Disclosing Party or, if so requested in writing by the Disclosing Party, be destroyed by the Receiving Party. Each Party agrees to make a thorough search of its business premises and to use commercially reasonable efforts to contact all its agents, employees, or independent contractors, past, present, or future, who had any access to any Confidential Information of the Disclosing Party to assure its return to the Disclosing Party. Should any such agent, employee, or independent contractor of the Receiving Party fail or refuse to return any Confidential Information of the other party, or any tangible records or memorialization thereof, the Receiving Party shall promptly notify the Disclosing Party of the same and shall assist the Disclosing Party in its recovery.

6.6 Injunctive Relief. Each Party understands and acknowledges that the Confidential Information, as well as customer, employee and consultant relationships of the other Party, have been developed or obtained by such Party by the investment of significant time, effort and expense and provide such Party with a significant competitive advantage in its business. If a Party fails to comply with any obligations set forth in this Article 6, the other Party will suffer immediate, irreparable harm that could not be adequately remedied by an action at law. Accordingly, each Party agrees that the other Party shall be entitled to injunctive relief without the requirement of notice or a bond to enforce this Section 6, in addition to any other remedies at law or in equity.

ARTICLE 7

WARRANTIES, REPRESENTATIONS, AND COVENANTS

7.1 Mutual Representations. Each Party represents and warrants to the other Party as follows: (a) it is not a party to any restrictions, agreements or understandings which would prevent or make unlawful such Party’s acceptance of the terms set forth in this Agreement or such Party’s performance hereunder; (b) its acceptance of the terms of this Agreement and the performance of its obligations hereunder does not and will not (with or without the passage of time) conflict with or constitute a breach or default of any contract, agreement or understanding, oral or written, to which such Party is a party or by which such Party is bound; (c) it has the right and authority to enter into this Agreement, to perform all of its respective obligations hereunder and to transfer and grant the rights transferred and granted herein; and (d) the persons executing this Agreement on behalf of such party have the authority from their respective governing bodies to enter into this Agreement and to bind their respective company to all the terms and conditions of this Agreement.

7.2 Licensor’s Warranties.

7.2.1 Licensor represents and warrants that: (a) it has all rights necessary to grant the license rights granted under this Agreement, (b) to its actual knowledge without investigation, the Licensed Patents and Licensed Technology and Materials do not infringe upon the Intellectual Property Rights of any person or entity and (c) no third party has been granted any rights under the Licensed Patents or Licensed Technology and Materials in the Console Audio Products Field.

7.2.2 Except as specifically set forth in this Section 7, Licensor does not make any express, implied or statutory representation or warranty with respect to any part of the Licensed Patents or Licensed Technology and Materials, including any warranty of design, any implied warranty of merchantability or fitness for a particular purpose (or safety for use) or any warranty arising from a course of dealing, trade usage or trade practice of any kind or nature. Except as specifically set forth in this Section 7, the Licensed Technology and Materials are being provided on an “as is, as available” basis. Licensor has not made and does not make any representation or guaranty as to the amount of revenues, profits or compensation of any type whatsoever that Licensee may realize in connection with the Licensee’s commercial exploitation of the rights granted to it under this Agreement or relative to the Licensed Technology and Materials. Licensor is not responsible for manufacture of the Products and therefore makes no warranty or representation whatsoever, to any party, as to the quality, safety or effectiveness of the Products.

7.3 Licensee’s Covenants. Licensee covenants that: (a) it will use commercially reasonable efforts to promote, market, distribute, honor warranties, provide customer service and coordinate servicing of the Products; (b) it will conduct business in a manner that does not reflect adversely on the Products and on Licensor’s goodwill and reputation; and (c) it will not register nor apply to register, any Intellectual Property Rights in the Licensed Patents or Licensed Technology and Materials, without the written consent of Licensor. The Parties acknowledge and agree that any failure of Licensee to comply with the covenants set forth in this Section 7.3 shall be deemed to be a material breach of this Agreement and entitle Licensor to terminate this Agreement, in addition to other remedies.

ARTICLE 8

ALLOCATION OF RISKS

8.1 Licensee’s Indemnity. Licensee hereby indemnifies, defends and holds harmless Licensor, its directors, officers, employees, representatives, consultants, Affiliates, successors, assigns and agents (each a “Licensor Indemnitee”) against all damages, claims, liabilities, losses and other expenses, including reasonable attorneys’ fees and costs, whether or not a lawsuit or other proceeding is filed, that arise out of or relate to a third party claim (“Claim”) alleging or arising out of: (a) Licensee’s use of the Licensed Patents and/or Licensed Technology and Materials; (b) claims relating to the Products developed by Licensee, including damages for personal injury, death or tangible property damage; (c) a breach or misrepresentation of any of Licensee’s representations or warranties set forth in Section 7.1; (d) Licensee’s transactions with third parties and/or the operation of its business; and/or (e) Licensee’s fraudulent acts or willful misconduct, except that in each case Licensee shall have no obligations under this Section 8.1 for any Claim alleging or arising out of (i) any design defect that was present in any Licensed Technology and Materials or any Licensed Patent at the time it was provided by Licensor to Licensee hereunder or (ii) a claim that use of the Licensed Patents and/or Licensed

Technology and Materials in accordance with this Agreement infringes upon or misappropriates the Intellectual Property Rights of any person or entity, except to the extent a claim arises from (A) the use of any version of the Licensed Technology and Materials other than a current, unaltered release, if such infringement would have been avoided by the use of a current, unaltered release (provided that Licensor informed Licensee that the new version should be used to avoid infringement); (B) a modification made by Licensee that was not approved by Licensor or specified in the specifications, designs or instructions supplied by Licensor, if such infringement or design defect would have been avoided in the absence of such modification; (C) the combination, operation or use of the Licensed Patents or Licensed Technology and Materials with materials not provided or approved by Licensor, or specified in the specifications, designs or instructions supplied by Licensor, if such infringement or design defect would have been avoided in the absence of such combination, operation or use; or (D) the use of the Licensed Patents or Licensed Technology and Materials in breach of this Agreement.

8.2 Licensor’s Indemnity. Licensor hereby indemnifies and holds harmless Licensee, its directors, officers, employees, representatives, consultants, Affiliates, successors, assigns and agents (each a “Licensee Indemnitee”) against all damages, claims, liabilities, losses and other expenses, including reasonable attorneys’ fees and costs, whether or not a lawsuit or other proceeding is filed, that arise out of or relate to a Claim alleging or arising out of (a) a breach or misrepresentation of any of Licensor’s representations or warranties set forth in Section 7.1 or 7.2, (b) Licensor’s fraudulent acts or willful misconduct, or (c) any design defect that was present in any Licensed Technology and Materials or Licensed Patent at the time it was provided by Licensor to Licensee hereunder; or (d) a claim that use of the Licensed Patents and/or Licensed Technology and Materials in accordance with this Agreement infringes upon or misappropriates the Intellectual Property Rights of any person or entity. In the defense or settlement of a Claim relative to the Licensed Patents or Licensed Technology and Materials, Licensor may at its option: (i) obtain for Licensee the right to continue to use the Licensed Patents or Licensed Technology and Materials, or (ii) replace or modify the Licensed Patents or Licensed Technology and Materials with substantially similar technology so that they avoid such claim while retaining the material usefulness to Licensee of the original Licensed Patents or Licensed Technology and Materials. Licensor shall have no obligations under this Section 8.2 to the extent a claim arises from (A) the use of any version of the Licensed Technology and Materials other than a current, unaltered release, if such infringement would have been avoided by the use of a current, unaltered release (provided that Licensor informed Licensee that the new version should be used to avoid infringement); (B) a modification made by Licensee that was not approved by Licensor or specified in the specifications, designs or instructions supplied by Licensor, if such infringement or design defect would have been avoided in the absence of such modification; (C) the combination, operation or use of the Licensed Patents or Licensed Technology and Materials with materials not provided or approved by Licensor, or specified in the specifications, designs or instructions supplied by Licensor, if such infringement or design defect would have been avoided in the absence of such combination, operation or use; or (D) the use of the Licensed Patents or Licensed Technology and Materials in breach of this Agreement. The foregoing and Sections 2.9, 2.10 and 7.2 state the entire obligation of Licensor with respect to the infringement of intellectual property rights.

8.3 Limitations on Indemnities.

8.3.1 To the extent that any Claims falling within Licensor’s indemnification obligations under Section 8.2(d) arise out of patent infringement claims arising under non-U.S. law, then Licensor’s liability under Section 8.2(d) for such Claim(s) shall in no event exceed an amount equal to the greater of (a) one million U.S, dollars ($1,000,000) and (b) the total Royalties paid by Licensee to Licensor hereunder. To the extent that any Claims falling within Licensee’s indemnification obligations under Sections 8.1(a), (b) or (d) arise out of patent infringement claims arising under non-U.S. law, then Licensor’s liability under Sections 8.1(a), (b) or (d) for such Claim(s) shall in no event exceed an amount equal to the greater of (i) one million U.S, dollars ($1,000,000) and (ii) the total Royalties paid by Licensee to Licensor hereunder.

8.3.2 Licensor’s liability for indemnification obligations under Section 8.2(c) shall in no event exceed an amount equal to the total Royalties paid by Licensee to Licensor hereunder.

8.4 Indemnification Procedures. In the event a Party is entitled to indemnification under this Article 8 (the “Indemnified Party”), written notice thereof shall be given to the Party that is obliged to give the indemnification (the “Indemnifying Party”) as soon as reasonably possible. If, after such notice, the Indemnifying Party acknowledges without reservation that Section 8.1 or 8.2, as applicable, applies with respect to such claim, the Indemnifying Party shall be entitled, if it so elects, in a written notice promptly delivered to the Indemnified Party, but in no event less than thirty (30) days prior to the date on which a response to such Claim is due, to immediately take control of the defense and investigation of such claim. The Indemnified Party shall cooperate, at the Indemnifying Party’s cost, in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising therefrom. No settlement of a Claim shall be entered into without the consent of the Indemnified Party (not to be unreasonably withheld or delayed), except where such settlement provides a full release of liability of the Indemnified Party and does not place any restrictions or monetary obligations upon the Indemnified Party. If after investigation of the facts known at the time, the Indemnifying Party disputes its obligation to indemnify the Indemnified Party: (a) the Parties shall cooperate to ensure that timely and adequate defense of the claim is provided, (b) all defense costs shall initially be shared equally, and (c) the dispute between the Parties regarding the Indemnifying Party’s obligation to indemnify shall be resolved in accordance with the provisions of Section 11.7; provided that if such dispute between the Parties is finally resolved in favor of the Indemnifying Party, all such defense costs shall be borne by the Indemnified Party, and if the matter is finally resolved in favor of the Indemnified Party, all such defense costs shall be borne by the Indemnifying Party.

8.5 Limitation of Liability.

8.5.1 EXCEPT FOR A BREACH OF THE CONFIDENTIALITY OBLIGATIONS HEREUNDER, OR FOR WILLFUL MISCONDUCT OR FRAUD, AND WITHOUT LIMITING A PARTY’S INDEMNITY OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR EXEMPLARY DAMAGES, WHETHER FORESEEABLE OR NOT, THAT ARE IN ANY WAY RELATED TO THIS AGREEMENT, THE BREACH HEREOF, LOSS OF GOODWILL OR PROFITS, LOST BUSINESS HOWEVER CHARACTERIZED AND/OR FROM ANY OTHER CAUSE WHATSOEVER.

8.5.2 Each Party agrees that, notwithstanding any other term or condition of this Agreement, except with respect to a Party’s indemnity obligations, confidentiality obligations, or obligations to pay Royalties, or a Party’s willful misconduct, or fraud, a Party’s maximum aggregate liability under this Agreement for any and all claims and causes whatsoever, regardless of the form of action, whether in contract or in tort (including negligence), shall not exceed the aggregate of the total amount of Royalties paid to Licensor by Licensee hereunder during the six (6) month period immediately preceding the date of the cause of action giving rise to such claim. The existence of more than one claim shall not enlarge or extend said maximum limitation. Each Party hereby waives any and all rights, obligations, liability, claims or demands related to the Licensed Technology and Materials and this Agreement in excess of said maximum limitation

8.6 Insurance. During the Term, Licensee shall obtain and maintain at its sole expense commercial general liability, products liability, and other types of insurance in such amounts as Licensee deems appropriate in its reasonable business judgment.

ARTICLE 9

RESTRICTIVE COVENANTS

9.1 Employees. During the Term of this Agreement and, for a period of two (2) years after termination or expiration of this Agreement, Licensee shall not, either directly or indirectly use any Confidential Information to solicit or encourage any employee, independent contractor or consultant of Licensor to leave the employ, consultancy or services of Licensor.

ARTICLE 10

TERM AND TERMINATION

10.1 Term

10.1.1 The initial term of this Agreement shall be ten (10) years from the Effective Date. At the end of such initial term, this Agreement shall automatically renew for successive two (2) year renewal terms, unless one Party sends a written notice of non-renewal at least ninety (90) days prior to the end of the then-current term (such initial term and all renewal terms, the “Term”).

10.2 Termination.

10.2.1 By either Party. This Agreement may be terminated prior to expiration at any time by either Party upon written notice to the other: (a) in the event that a Party materially breaches any of its obligations hereunder and, except as set forth in subsection (b) below, fails to cure such breach within thirty (30) days after receiving written notice of such breach or any other applicable cure period set forth herein; or (b) immediately upon (i) the material breach by a Party of its confidentiality obligations hereunder, (ii) the insolvency or bankruptcy of a Party, or (iii) a Party’s commission of an act of fraud, whether prior to or subsequent to the date hereof.

10.2.2 By Licensee. This Agreement may be terminated at any time by Licensee upon written notice to Licensor.

10.3 Effect of Termination.

10.3.1 Upon termination or expiration of this Agreement: (a) the license to the Licensed Patents and Licensed Technology and Materials shall terminate and Licensee shall cease to use, subject to Section 10.3.3, the Licensed Technology and Materials in any way; and (b) Licensee shall return to Licensor or destroy all Licensor Confidential Information, the Licensed Technology and Materials delivered and all other written materials (whether tangible or intangible and whether or not in electronic form) that utilize or reference the Licensed Technology and Materials. All sublicenses granted by Licensee shall automatically terminate upon termination or expiration of this Agreement; provided, however, that any sublicenses of software to end users in accordance with this Agreement shall continue in accordance with the terms of the applicable end user license agreement.

10.3.2 Termination or expiration of this Agreement will not terminate any obligations listed in this Agreement that are incurred prior to termination or expiration. Notwithstanding any termination or expiration, the provisions of Sections 2.3, 2.6, 2.12, 10.3 and Articles 5 (for payments accruing prior to termination or expiration and during any sell-off period pursuant to Section 10.3.3), 6, 7, 8, 9 and 11 shall survive expiration or termination of this Agreement.

10.3.3 Existing Obligations and Inventory. Upon termination or expiration of this Agreement for any reason, Licensee shall have the right to fulfill any outstanding agreements or orders for Products existing as of the date of termination or expiration. Subject to the foregoing, Licensor shall have the right, but not the obligation, to purchase all inventory of finished Products, work-in-process and raw materials relative to the Products in Licensee’s possession or control. In the event that Licensor does not exercise its foregoing purchase right by issuing written notice to Licensee within five (5) days of expiration or termination of the Agreement, Licensee shall have a sell-off period of nine (9) months for all inventory of finished Products in existence on the date of termination or expiration. Any such items remaining in inventory and not purchased by Licensor at the end of such period shall be destroyed at Licensee’s expenses and Licensee shall confirm such destruction in writing to Licensor.

10.4 Cumulative Remedies. All rights and remedies conferred herein shall be cumulative and in addition to all of the rights and remedies available to each Party at law, equity or otherwise.

ARTICLE 11

GENERAL PROVISIONS

11.1 Rules of Interpretation and Construction.

11.1.1 The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “any” shall mean “any and all” unless otherwise clearly indicated by context. Where either Party’s consent is required hereunder, except as otherwise specified herein, such Party’s consent may be granted or withheld in such Party’s sole discretion. Derivative forms of any capitalized term defined herein shall have meanings correlative to the meaning specified herein.

11.1.2 Unless the context requires otherwise: (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any laws herein shall be construed as referring to such laws as from time to time enacted, repealed or amended, (c) any reference herein to any person shall be construed to include the person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections, or Schedules, unless otherwise specifically provided, shall be construed to refer to Articles, Sections or Schedules of this Agreement.

11.2 Costs. Each party shall pay its own respective fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and any other documents or instruments contemplated by this Agreement including , fees and expenses of legal counsel, accountants, brokers or finders, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby.

11.3 Publicity. Licensor and Licensee shall not issue any press release or other announcement whether written or oral, with respect to the transactions contemplated hereby without first providing the other party a copy of such proposed release or announcement and an opportunity to comment thereon. Any party hereto may make any announcements required by applicable law as long as the party making the disclosure or announcement notifies the other party promptly upon learning such requirement and in good faith attempts to comply with this section.

11.4 Relationship of Parties. With respect to this Agreement and the transactions contemplated hereby, the relationship between the Parties is only that of a licensor and licensee. Neither Licensor nor Licensee is the agent, partner, joint venturer or legal representative of the other Party, and neither Party has the right or authority to bind the other Party in any way.

11.5 Governing Law. This Agreement shall be interpreted and enforced according to the substantive laws of the State of California without application of its conflicts or choice of law rules.

11.6 Dispute Resolution. In the event of a dispute arising out of or relating to this Agreement either Party shall provide written notice of the dispute to the other, in which event the dispute shall be referred to the executive officers designated by each Party for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. In the event the designated executive officers do not resolve such dispute within the allotted thirty (30) days, either Party may, after the expiration of the thirty (30) day period, seek to resolve the dispute pursuant to Section 11.7.

11.7 Arbitration of Disputes. In the event of any dispute between, any claim or controversy between the Parties arising out of, relating to or concerning this Agreement, the breach of this Agreement, including any statutory claims (including, the arbitrability of any claim or controversy), shall be settled by final, confidential and binding arbitration conducted by the Judicial Arbitration Mediation Service (“JAMS”) before a three person arbitration panel in Los Angeles County, California, in accordance with the JAMS expedited rules and procedures in effect at the time of such claim, which shall specifically include the right to discovery and the rules of evidence set forth in the California Evidence Code. Each Party shall select an independent neutral arbitrator and such arbitrators shall select a third arbitrator to complete the arbitration panel. The arbitration panel shall issue a written finding of fact and conclusions of law, which may be enforced in any court of competent jurisdiction. The arbitrator shall have the authority to grant all monetary or equitable relief, including, costs to the prevailing party where authorized by law. Adherence to this paragraph regarding arbitration shall not limit the rights of the parties hereto to obtain any provisional remedy including injunctive or similar relief, from a court of competent jurisdiction as may be necessary to protect their respective rights and interests pending arbitration, particularly if necessary to avoid irreparable harm. Any party also shall have the right to bring an action in a court of competent jurisdiction to compel arbitration hereunder or to otherwise enforce this arbitration provision. The Federal Arbitration Act shall govern the terms of this arbitration provision, and California Code of Civil Procedure section 1280 et seq. shall govern the terms of this arbitration provision to the extent not inconsistent with the Federal Arbitration Act.

11.8 Entire Agreement. This Agreement, including the Schedules hereto, constitutes the entire agreement between the Parties regarding the subject matter hereof and as of the date hereof supersedes all prior oral or written agreements or understandings regarding this subject matter, including any letter of intent or confidentiality agreement. This Agreement and the schedules thereto can only be amended by a writing signed by both Parties.

11.9 Assignment. Licensee shall not assign this Agreement or any of its rights or obligations hereunder, without the express prior written consent of Licensor, such consent not to be unreasonably withheld, conditioned or delayed; provided that Licensee may assign this Agreement or any of its rights or obligations hereunder without prior written consent to a third party in connection with a merger of Licensee, a sale of all or substantially all of the assets of the business of Licensee that relate to the subject matter of this Agreement, or to an Affiliate in any internal reorganization that does not involve any third party (whether such transaction is effected through one or a series of transactions). Subject to the forgoing, this Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns, transferees and delegates.

11.10 Export Restrictions. The Parties acknowledge that the Products may be subject to export controls under the U.S. Export Administration Regulations. Licensor and Licensee shall (a) comply strictly with all legal requirements established under these regulations, (b) cooperate fully with the each other in any official or unofficial audit or inspection that relates to these controls and (c) not export, re-export, divert, transfer or disclose, directly or indirectly, any Products to any of the following countries or to any national or resident of these countries, unless the other Party has obtained prior written authorization of the Party and the United States Commerce Department: Cuba, Iran, Iraq, Libya, North Korea, Sudan or Syria. Upon notice by the U.S. Government, this list of countries can be modified to conform to changes in the United States Export Administration Regulations.

11.11 Severability. If any provision of this Agreement is judicially determined to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect.

11.12 Notice. All notices, requests or other communications under this Agreement shall be in writing, and shall be sent to the designated representatives of the Parties at the addresses set forth on Page 1 of this Agreement, and shall be deemed to have been duly given on the date of service if sent by facsimile (provided a hard copy is sent in one of the manners specified herein), or on the day following service if sent by overnight air courier service with next day delivery with written confirmation of delivery, or five (5) calendar days after mailing if sent by prepaid first class, registered or certified mail, return receipt requested. Each Party is required to notify the other Party in the above manner of any change of address.

11.13 Counterparts/Facsimile. This Agreement may be executed in several counterparts and by facsimile or PDF attached to an email that together shall be originals and constitute one and the same instrument. Each Party shall send originals to the other Party following execution.

11.14 Waiver. The failure of any Party to enforce any of its rights hereunder or at law or in equity shall not be deemed a waiver or a continuing waiver of any of its rights or remedies against another Party, unless such waiver is in writing and signed by the Party to be charged.

11.15 Further Assurances. Both Parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Agreement.

11.16 Drafting Presumption, Advice of Counsel. No presumption shall be applied in any interpretation of this Agreement to the effect that the terms hereof shall be more strictly construed against one party by reason of any rule or construction that a document is to be construed more strictly against the party who prepared it. Each party has been advised of its right to seek independent legal counsel and has done so to the extent it deems necessary.

11.17 Captions. The captions of the Articles and Sections in this Agreement are for convenience only and shall not be used to interpret the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the Effective Date.

LICENSOR:	LICENSEE:
PSC LICENSING CORP.	VTB HOLDINGS, INC.

BY:	By:
Name: James Barnes	Name:
Title: President	Title:

ANNEX B

CRAIG-HALLUM FAIRNESS OPINION

August 2, 2013

Personal and Confidential

Board of Directors

Parametric Sound Corporation

13771 Danielson St, Suite I

Poway, CA 92064

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Parametric Sound Corporation (the “Company”) of the Per Share Exchange Ratio (as defined in the Agreement, defined below) set forth in the Agreement and Plan of Merger (the “Agreement”), to be entered into among the Company, Paris Acquisition Corp. (the “Merger Sub”), a wholly owned subsidiary of the Company, and VTB Holdings, Inc., a Delaware corporation (“VTB”). The Agreement provides for the merger (the “Merger”) of the Merger Sub with and into VTB pursuant to which, among other things, each share of common stock and Series A Preferred Stock of VTB, will be converted into common stock of the Company based on the Per Share Exchange Ratio. The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms not otherwise defined will have the same meaning as in the Agreement.

We, as a customary part of our investment banking business, engage in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have been engaged by the Company to render an opinion to its Board of Directors and we will receive a fee from the Company for rendering this opinion. This opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. Further the Company has agreed to reimburse our expenses and indemnify us against certain liabilities that may arise in relation to our engagement. We have not been requested to, and did not, (i) participate in negotiations with respect to the Agreement, (ii) solicit any expressions of interest from any other parties with respect to any business combination with the Company or any other alternative transaction or (iii) advise the Board of Directors or any other party with respect to alternatives to the Merger. In addition, we were not requested to and did not provide advice regarding the structure, the Per Share Exchange Ratio, any other aspect of the Merger, or to provide services other than the delivery of this opinion. We have not otherwise acted as financial advisor to any party to the Merger.

In the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities. We have not received compensation in the past two years from the Company or VTB , but we may seek to be engaged for compensation in the future to perform investment banking services for the Company or VTB.

In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed the financial terms of the draft of the Agreement dated August 2, 2013; (ii) reviewed certain business, financial and other information and data with respect to the Company and VTB publicly available or made available to us from internal records of the Company and VTB, respectively; (iii) reviewed certain internal financial projections for the Company and VTB on a stand-alone basis prepared for financial planning purposes and furnished to us by management of the Company and VTB, respectively, including but not limited to forecasts prepared by Company management of future utilization of the Company’s net operating losses; (v) conducted discussions with members of the senior management of the Company and VTB with respect to the business and prospects of the Company and VTB, respectively, on a stand-alone basis and on a combined basis; (vi) reviewed the reported prices and trading activity of Company common stock and similar information for certain other companies deemed by us to be comparable to the Company; (vii) compared the financial performance of the Company and VTB with that of certain other publicly traded companies deemed by us to be comparable to the Company and VTB, respectively; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; and (ix) performed a discounted cash flows analysis for the Company and VTB, each on a stand-alone basis. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at our opinion.

In conducting our review and in rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information discussed with us, reviewed by us, provided to us or otherwise made available to us, and have not attempted to independently verify, and have not assumed responsibility for the independent verification, of such information. We have further relied upon the assurances of the Company’s and VTB’s management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have assumed that there have been no material changes in either the Company’s or VTB’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that neither the Company nor VTB is a party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the Merger. With respect to financial forecasts, estimates of net operating loss tax benefits and other estimates and forward-looking information relating to the Company, VTB and the Merger reviewed by us, we have assumed that such information reflects the best currently available estimates and judgments of the Company’s and VTB’s management, respectively. We express no opinion as to any financial forecasts, net operating loss or other estimates or forward-looking information of the Company or VTB or the assumptions on which they were based. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company and VTB, and on the assumptions of the management of the Company and VTB, as to all accounting, legal, tax and financial reporting matters with respect to the Company, VTB and the Agreement.

We have assumed that the final form of the Agreement will be substantially similar to the draft, dated August 1, 2013, reviewed by us, without modification of material terms or conditions. We have assumed that the representations and warranties contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement, and that the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or VTB or alter the terms of the Merger. In rendering our opinion, we assumed that there would be no Qualified Offering on or prior to the Closing Date.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or VTB or concerning the solvency or appraised or fair value of the Company or VTB, and have not been furnished with any such appraisals or valuations, and we have made no physical inspection of the property or assets of the Company or VTB. We express no opinion regarding the liquidation value of any entity. The analyses we performed in connection with this opinion were going concern analyses of an entity. We were not requested to opine, and no opinion is hereby rendered, as to whether any analyses of an entity, other than as a going concern, is appropriate in the circumstances and, accordingly, we have performed no such analyses.

We have undertaken no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities, to which any of the Company, VTB or their respective affiliates is a party or may be subject and at the Company’s direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes, damages or recoveries arising out of any such matters. No company or transaction used in any analysis for purposes of comparison is identical to the Company, VTB or the Merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company, VTB and the Merger were compared and other factors that could affect the public trading value or transaction value of the companies.

This opinion is necessarily based upon the information available to us, facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of common stock of the Company have traded or such stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is furnished pursuant to our engagement letter dated April 24, 2013. This opinion is directed to the Board of Directors of the Company in connection with its consideration of the Merger. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval. This opinion has been approved by the Craig-Hallum Fairness Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to the Company of the Per Share Exchange Ratio set forth in the Agreement and does not address any other terms or agreement relating to the Merger. We were not requested to opine as to, and this opinion does not address, the decision to undertake or the terms of any Qualified Offering, the basic business decision to proceed with or effect the Merger, or any solvency or fraudulent conveyance consideration relating to the Merger. We express no opinion as to whether any alternative transaction might produce consideration in excess of the amount contemplated in the Merger. We express no opinion as to the relative merits of the Merger as compared to any alternative business strategies or transactions that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage. We express no opinion as to the amount, nature or fairness of the consideration or compensation to be received in or as a result of the Merger by preferred stock holders, warrant holders, option holders, officers, directors or employees of the Company or VTB, or any other class of such persons, or relative to or in comparison with the Per Share Exchange Ratio.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the Per Share Exchange Ratio is fair, from a financial point of view, to the Company.

Sincerely,

Craig-Hallum Capital Group, LLC

ANNEX C

PARAMETRIC SOUND CORP 13771 DANIELSON STREET, STE. L POWAY, CA 92064

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4 AND 5.	For	Against	Abstain

1      To approve the issuance of common stock, par value $0.001 per share, of Parametric Sound Corporation (Parametric) in connection with the merger contemplated by the Agreement and Plan of Merger dated as of August 5, 2013, among Parametric, VTB Holdings, Inc., a Delaware corporation, and Paris Acquisition Corp., a Delaware corporation, and the corresponding change of control of Parametric (the merger proposal).

	☐	☐	☐

2 To approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of Parametric in connection with the merger.	☐	☐	☐

3      To approve the adjournment of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal.

	☐	☐	☐

4 To approve the Parametric Sound Corporation 2013 Stock-Based Incentive Compensation Plan.	☐	☐	☐

5 To approve the Parametric Sound Corporation Annual Incentive Bonus Plan.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to consider and transact such other business as may properly come before the special meeting or any adjournment thereof. The undersigned revokes any prior proxies to vote the shares covered by this proxy. PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED “FOR” PROPOSALS 1, 2, 3, 4 AND 5.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

PARAMETRIC SOUND CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS OF PARAMETRIC SOUND CORPORATION

PARAMETRIC SOUND CORPORATION (THE “COMPANY”)

FOR USE AT THE SPECIAL MEETING OF STOCKHOLDERS OF THE COMPANY

TO BE HELD AT HAMPTON INN & SUITES, 14068 STOWE DRIVE, POWAY, CA 92064,

1:00 PM PACIFIC TIME, ON DECEMBER 27, 2013

The undersigned hereby appoints James A. Barnes and Kenneth F. Potashner, and each of them, as the true and lawful attorneys-in-fact, agents and proxies with full power of substitution to vote in the name of and as proxy for the undersigned all the shares of common stock of the Company held of record by the undersigned on November 11, 2013 at the Special Meeting of Stockholders of the Company to be held on December 27, 2013 at 1:00 p.m. Pacific Time, at Hampton Inn & Suites, 14068 Stowe Drive, Poway, CA 92064, and at any adjournment thereof.

Continued and to be signed on reverse side

ANNEX D

VTB Holdings, Inc.

Index to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 and the Years Ended December 31, 2012, 2011 and 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

VTB Holdings, Inc.

We have audited the accompanying consolidated balance sheet of VTB Holdings, Inc. as of December 31, 2012 and the related consolidated statements of operations, comprehensive income, convertible preferred stock and stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VTB Holdings, Inc. as of December 31, 2012, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ FREED MAXICK CPAs, P.C.

Buffalo, New York

November 4, 2013

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

VTB Holdings, Inc.

Valhalla, New York

We have audited the accompanying consolidated balance sheet of VTB Holdings, Inc. as of December 31, 2011 and the related consolidated statements of operations and comprehensive income, convertible preferred stock and stockholders’ (deficit) equity, and cash flows for each of the two years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VTB Holdings, Inc. at December 31, 2011, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3, certain restatements have been made to the previously issued consolidated financial statements for the year ended December 31, 2010.

/s/ BDO USA, LLP

New York, New York

November 4, 2013

VTB HOLDINGS, INC.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of September 28,	As of December 31,
	2013	2012	2011
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,062	$5,219	$15,942
Accounts receivable, net of allowances of $3,033, $14,404 and $10,934 as of September 28, 2013 (unaudited) and December 31, 2012 and 2011	32,810	65,586	48,994
Inventories, net	62,270	40,706	30,480
Deferred tax assets	8,148	4,452	2,672
Prepaid expenses and other current assets	6,897	3,130	1,591

Total current assets	115,187	119,093	99,679
Property and equipment, net	6,798	5,732	1,680
Deferred tax assets, long term portion	3,794	2,266	3,197
Intangible assets, net	4,243	4,955	—
Other assets, net	2,025	2,149	609

TOTAL ASSETS	$132,047	$134,195	$105,165

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Revolving line of credit	$30,186	$33,000	$12,000
Term loan, current portion	18,750	15,000	16,200
Accounts payable	50,480	24,190	19,886
Accrued liabilities	9,545	12,496	9,588
Due to shareholders, current portion	3,125	3,125	3,125
Income taxes payable	—	8,106	9,207
Other current liabilities	878	470	60

Total current liabilities	112,964	96,387	70,066
Term loan, long-term portion	5,000	26,250	9,000
Due to shareholders, long-term portion	—	3,125	6,250
Series B redeemable preferred stock	13,448	12,703	13,648
Income tax payable, long term portion	1,934	1,933	1,385
Deferred tax liabilities	1,174	1,174	536
Subordinated loan	10,000	—	—

TOTAL LIABILITIES	144,520	141,572	100,885

Commitments and Contingencies (Note 9)
Series A convertible preferred stock, $0.01 par value – 50,000,000 shares authorized; 48,689,555 shares issued and outstanding as of September 28, 2013 (unaudited), December 31, 2012 and 2011	24,345	24,345	24,345

STOCKHOLDERS’ DEFICIT:
Common stock, $0.01 par value – 100,000,000 shares authorized; 35,282,286 shares issued and outstanding as of September 28, 2013 (unaudited), December 31, 2012 and 2011	353	353	353
Additional paid-in capital	(55,015)	(56,934)	(57,919)
Retained earnings	17,894	24,938	37,501
Accumulated other comprehensive loss	(50)	(79)	—

TOTAL STOCKHOLDERS’ DEFICIT	(36,818)	(31,722)	(20,065)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$132,047	$134,195	$105,165

The accompanying notes are an integral part of these consolidated financial statements.

VTB HOLDINGS, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

	Nine Months Ended		Years Ended December 31,
	September 28, 2013	September 29, 2012	2012	2011	2010 As Restated
	(Unaudited)
Net revenue	$92,352	$97,099	$207,136	$166,121	$91,870
Cost of revenue	68,759	62,890	132,795	96,536	50,556

Gross profit	23,593	34,209	74,341	69,585	41,314

Operating expenses:
Selling and marketing	21,783	12,193	22,837	13,009	5,641
Product development	3,239	1,538	2,099	1,839	825
General and administrative	5,678	3,359	6,153	7,094	2,128
Business transaction	2,287	—	342	9,375	14,433

Total operating expenses	32,987	17,090	31,431	31,317	23,027

Operating (loss) income	(9,394)	17,119	42,910	38,268	18,287

Other expense (income), net:
Interest expense, net	4,580	2,873	4,738	2,932	581
Other expense, net	256	—	7	—	—
Gain on bargain purchase from acquisition	—	—	(2,303)	—	—

Total other expense, net	4,836	2,873	2,442	2,932	581

(Loss) income before (benefit) provision for income taxes	(14,230)	14,246	40,468	35,336	17,706
(Benefit) provision for income taxes	(7,186)	4,957	14,008	13,782	7,584

Net (loss) income	$(7,044)	$9,289	$26,460	$21,554	$10,122

Net (loss) income attributable to common stockholders:
Basic	$(7,044)	$(13,338)	$1,611	$8,855	$9,339

Diluted	$(7,044)	$(13,338)	$1,611	$8,855	$9,339

Net (loss) income per share attributable to common stockholders:
Basic	$(0.20)	$(0.38)	$0.05	$0.26	$0.07

Diluted	$(0.20)	$(0.38)	$0.04	$0.25	$0.07

Weighted-average shares used in computing net (loss) income per share attributable to common stockholders:
Basic	35,282	35,282	35,282	33,952	127,356

Diluted	35,282	35,282	36,265	34,924	127,356

The accompanying notes are an integral part of these consolidated financial statements.

VTB HOLDINGS, INC.

Consolidated Statements of Comprehensive (Loss) Income

(In thousands)

	Nine Months Ended		Years Ended December 31,
	September 28, 2013	September 29, 2012	2012	2011	2010 As Restated
	(Unaudited)
Net (loss) income	$(7,044)	$9,289	$26,460	$21,554	$10,122

Other comprehensive gain (loss), net of tax:
Foreign currency translation adjustments	29	—	(79)	—	—

Other comprehensive gain (loss), net of tax	29	—	(79)	—	—

Comprehensive (loss) income	$(7,015)	$9,289	$26,381	$21,554	$10,122

The accompanying notes are an integral part of these consolidated financial statements.

VTB HOLDINGS, INC.

Consolidated Statements of Convertible Preferred Stock and of Stockholders’ (Deficit) Equity

(In thousands, except share data)

	Series A Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance – December 31, 2009	—	$—	153,993,675	$1,540	$309	$5,825	$—	$7,674
Net income As Restated	—	—	—	—	—	10,122	—	10,122
Cancellation of common stock	—	—	(153,993,675)	(1,540)	1,540	—	—	—
Issuance of common stock	—	—	32,459,434	325	(325)	—	—	—
Issuance of Series A convertible preferred stock	48,689,555	24,345	—	—	—	—	—	—
Issuance of Series B redeemable preferred stock (liability)	—	—	—	—	(12,425)	—	—	(12,425)
Distributions to former shareholders related to recapitalization	—	—	—	—	(48,866)	—	—	(48,866)
Purchase price adjustment	—	—	—	—	(1,145)	—	—	(1,145)

Balance – December 31, 2010 As Restated	48,689,555	24,345	32,459,434	325	(60,912)	15,947	—	(44,640)
Net income	—	—	—	—	—	21,554	—	21,554
Restricted stock grant	—	—	2,822,852	28	(28)	—	—	—
Purchase price adjustment to prior shareholders	—	—	—	—	(728)	—	—	(728)
Stock-based compensation	—	—	—	—	3,749	—	—	3,749

Balance – December 31, 2011	48,689,555	24,345	35,282,286	353	(57,919)	37,501	—	(20,065)
Net income	—	—	—	—	—	26,460	—	26,460
Other comprehensive loss, net of tax	—	—	—	—	—	—	(79)	(79)
Stock-based compensation	—	—	—	—	985	—	—	985
Cash dividends	—	—	—	—	—	(39,023)	—	(39,023)

Balance – December 31, 2012	48,689,555	24,345	35,282,286	353	(56,934)	24,938	(79)	(31,722)
Net loss (unaudited)	—	—	—	—	—	(7,044)	—	(7,044)
Other comprehensive gain, net of tax (unaudited)	—	—	—	—	—	—	29	29
Stock-based compensation (unaudited)	—	—	—	—	1,919	—	—	1,919

Balance – September 28, 2013 (unaudited)	48,689,555	$24,345	35,282,286	$353	$(55,015)	$17,894	$(50)	$(36,818)

The accompanying notes are an integral part of these consolidated financial statements.

VTB HOLDINGS, INC.

Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended		Years Ended December 31,
	September 28, 2013	September 29, 2012	2012	2011	2010 As Restated
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(7,044)	$9,289	$26,460	$21,554	$10,122
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	3,051	1,127	1,858	700	211
Amortization of intangible assets	712	—	748	—	29
Amortization of debt financing costs	1,209	638	835	207	—
Stock-based compensation	1,919	402	985	3,749	—
Accrued interest on Series B redeemable preferred stock	745	(1,189)	(945)	1,011	212
Gain on bargain purchase from acquisition			(2,303)	—	—
Deferred income taxes	(5,224)	(60)	(1,598)	(1,388)	(3,311)
Sales returns reserve	(5,756)	(2,571)	1,596	2,046	(2,000)
Provision for (reversal of) doubtful accounts	(350)	35	358	(705)	570
Provision for obsolete inventory	(347)	2,283	588	219	334
(Gain) loss on disposal of property and equipment	(9)	—	47	—	—
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable, net	38,882	23,845	(23,461)	(25,724)	(16,392)
Inventories	(21,217)	(34,100)	(857)	(11,530)	(17,047)
Accounts payable	26,290	13,014	4,123	14,442	11,015
Accrued liabilities	(2,951)	(3,378)	1,081	(2,197)	(85)
Due to shareholders	(3,125)	(3,125)	(3,125)	—	9,375
Prepaid expenses and other current assets	(3,832)	(1,034)	(1,203)	(1,543)	3
Income taxes payable	(8,105)	(7,629)	(534)	1,558	8,064
Other liabilities	411	240	347	2	6

Net cash provided by (used in) operating activities	15,259	(2,213)	5,000	2,401	1,106

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(4,109)	(5,305)	(5,945)	(1,634)	(822)
Acquisition of business, net of cash acquired	—	—	(5,335)	—	—

Net cash used in investing activities	(4,109)	(5,305)	(11,280)	(1,634)	(822)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on revolving line of credit	30,250	37,000	48,000	12,000	—
Borrowings on term loan	—	45,000	45,000	—	28,000
Repayment of revolving line of credit	(33,064)	(22,000)	(27,000)	—	—
Repayment of term loan	(17,500)	(25,200)	(28,950)	(2,800)	—
Debt financing costs	(1,021)	(2,391)	(2,391)	(143)	(666)
Proceeds from subordinated notes	10,000	—	—	—	—
Cash dividends on Series A preferred and common stock	—	(39,023)	(39,023)	—	—
Distributions to former shareholders related to recapitalization	—	—	—	—	(48,866)
Payments to former shareholders	—	—	—	(1,872)	—
Proceeds from issuance of Series A convertible preferred stock, net of issuance costs	—	—	—	—	24,345

Net cash (used in) provided by financing activities	(11,335)	(6,614)	(4,364)	7,185	2,813

Effect of exchange rate changes on cash and cash equivalents	28	—	(79)	—	—
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(157)	(14,132)	(10,723)	7,952	3,097
CASH AND CASH EQUIVALENTS — Beginning of period	5,219	15,942	15,942	7,990	4,893

CASH AND CASH EQUIVALENTS — End of period	$5,062	$1,810	$5,219	$15,942	$7,990

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$2,349	$3,115	$4,716	$1,682	$207

Cash paid for income taxes	$8,224	$12,838	$16,749	$14,669	$2,708

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of Series B preferred stock upon recapitalization	$—	$—	$—	$—	$12,425

Settlement of accounts receivable related to acquisition	$—	$—	$8,920	$—	$—

Recapitalization purchase price adjustment	$—	$—	$—	$—	$1,145

The accompanying notes are an integral part of these consolidated financial statements.

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

1.	Organization and Description of Business

Organization

VTB Holdings, Inc. (“VTBH” or the “Company”) was incorporated in the State of Delaware in 2010 and is headquartered in Valhalla, New York. In January 2011, a reorganization of the business was effected whereby VTBH became the parent holding company of the historical business of Voyetra Turtle Beach and Subsidiary (“VTB”). Subsequent to the reorganization, VTB is a wholly-owned subsidiary of VTBH.

VTB was incorporated in the State of Delaware in 1975 and is headquartered in Valhalla, New York with warehouse distribution centers in New York, New Jersey, Texas and California. VTB is a designer and marketer of stereo video gaming headsets and audio accessories for the Microsoft Xbox 360 console, Sony PlayStation 3 console and personal computer. Sales of gaming headsets represented the majority of VTB’s gross sales, with the remaining gross sales derived from accessories, including replacement parts for gaming headsets and audio cables and sound cards. The Company currently derives the majority of revenue from headsets for the Xbox 360 and PS 3. The majority of VTB’s products are distributed domestically to specialty retailers of consumer electronics and wholesalers, and internationally to wholesalers. Products are also sold directly to consumers through VTB’s website. International sales are generally shipped directly from VTB’s supplier in China to the international wholesalers.

In October 2012, VTB acquired Lygo International Limited (“Lygo”), which is a corporation established in the United Kingdom. As a result of the acquisition, Lygo become a wholly-owned subsidiary of VTB. Lygo’s results are included prospectively in the accompanying consolidated financial statements after the acquisition date.

Recapitalization

In October 2010, VTB effected a transaction that allowed Stripes Group to acquire an equity ownership interest in VTB. The transaction was effected by having SG VTB Merger Sub, an inactive nonpublic shell incorporated in Delaware, merge with and into VTB, the surviving corporation. As a result of this merger, VTB cancelled 153,993,675 shares of its $0.01 par value common stock that it had outstanding. VTB then issued 32,459,434 shares of its $0.01 par value common stock to certain former shareholders, 48,689,555 shares of its $0.01 par value Series A convertible preferred stock to Stripes Group and 1,000,000 shares of Series B redeemable preferred stock to one of the former shareholders. Concurrent with this transaction, VTB also entered into a long-term debt financing arrangement for $28.0 million.

As a result of this transaction, Stripes Group acquired the ownership interest in VTB for $66.2 million, including a final purchase price adjustment. The transaction value of $66.2 million was allocated as follows: $48.9 million for acquiring the equity interests of the former shareholders, $12.4 million for incurring liabilities associated with the issuance of the Series B redeemable preferred stock and the purchase price adjustment payable to certain former shareholders of $1.2 million with the remaining balance of $3.7 million used for transaction-related expenses. During 2011, an additional payment of $0.7 million was made to the former shareholders towards a purchase price adjustment, which was recorded as a distribution to the former shareholders in additional paid-in capital in the accompanying consolidated statements of stockholders’ (deficit) equity. Additionally, performance bonuses of $9.4 million were paid to certain members of management for the year ended December 31, 2011, which is included as a business transaction expense in the accompanying consolidated statements of operations.

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

The transaction was treated as a recapitalization for accounting purposes rather than a business combination since SG VTB Merger Sub is not substantive and does not meet the definition of a business. SG VTB Merger was formed to facilitate the transaction, did not have any prior operations and the debt financing was incurred by VTB. Accordingly, the consolidated financial statements of VTB subsequent to the recapitalization have been prepared based upon the historical cost and operations of VTB.

Reorganization

In January 2011, VTB effected a reorganization whereby VTBH became the holding company of VTB. This resulted in VTB becoming a wholly-owned subsidiary of VTBH.

Prior to the reorganization, VTB executed a reverse stock split of its common stock by issuing 1 share for each 6,890.7 shares of common stock held by its former shareholders. VTBH also executed a stock split of its Series A convertible preferred stock and common stock by issuing 47.1 shares for each 1 share of Series A convertible preferred stock and common stock held by its former shareholders. The stock split has been recorded retroactively in the consolidated financial statements for all periods presented.

In the reorganization, all of VTB’s equity interests in the form of shares of common stock and preferred stock were contributed and transferred to VTBH. VTBH then issued its $0.01 par value common stock, Series A $0.01 par value convertible preferred stock and Series B redeemable preferred stock, as applicable, to VTB’s existing shareholders. There were no changes in the Company’s equity structure as a result of the reorganization.

The reorganization was accounted for as a recapitalization because VTBH did not have any prior operations. Accordingly, the consolidated financial statements of VTBH subsequent to the reorganization have been prepared based upon the historical cost and operations of VTB.

Merger Agreement

On August 5, 2013, the company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Parametric Sound Corporation (“Parametric”). Subject to the terms and conditions of the Merger Agreement, Parametric will issue shares of its common stock to the former VTBH stockholders which, together with options to purchase shares of VTBH common stock that will be converted into options to purchase shares of Parametric common stock (and will be assumed by Parametric at the effective time of the merger), will represent approximately 80 percent of the shares of Parametric common stock on a fully-diluted basis after the merger, subject to adjustment as provided in the Merger Agreement.

The acquisition will be effected by VTBH’s issued and outstanding common stock being cancelled and converted into shares of Parametric’s common stock upon the consummation of the merger, based on the formula set forth in the Merger Agreement. VTBH’s issued and outstanding Series A convertible preferred stock will also be cancelled and converted into shares of Parametric’s common stock upon the consummation of the merger, based on the same formula. VTBH’s issued and outstanding Series B redeemable preferred stock and the phantom units issued under the 2011 Phantom Equity Appreciation Plan will remain outstanding following the merger.

The consummation of the Merger is subject to a number of conditions, including, but not limited to, (i) adoption and approval of the Merger Agreement by Parametric stockholders in accordance with NASDAQ rules, (ii) the approval of the continued listing application by NASDAQ, (iii) the completion of a qualifying capital-raising transaction through the occurrence of debt or the issuance of equity by Parametric, with net proceeds to

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

Parametric of at least $5.0 million, and (iv) certain other closing conditions. On November 15, 2013 Parametric completed the sale of 364,286 shares of its common stock in a registered direct offering, with net proceeds to Parametric of $5.1 million.

The Merger Agreement may be terminated by either Parametric or the Company if the Merger has not occurred on or prior to February 28, 2014. In addition, the Merger Agreement contains certain termination rights by each party under special circumstances. If the Company were to terminate the Merger Agreement under special circumstances, it may be required to pay Parametric a termination fee of $1.0 million.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Subsequent to the reorganization in 2011, the accompanying consolidated financial statements include the accounts of VTBH and its wholly-owned subsidiaries. Prior to the reorganization in 2011, the accompanying consolidated financial statements include the accounts of VTB and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

The Company historically records its results on a four-four-five week basis such that its fiscal quarters end on the last Saturday of each calendar quarter. For the fourth quarter of each year, the Company uses December 31 as both its fiscal and calendar quarter ending date.

Unaudited Interim Financial Information

The accompanying interim consolidated balance sheet as of September 28, 2013, the interim consolidated statements of operations, comprehensive (loss) income and statements of cash flows for the nine months ended September 28, 2013 and September 29, 2012 and the interim consolidated statement of convertible preferred stock and stockholders’ deficit for the nine months ended September 28, 2013 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements, and, in the opinion of management, reflect all adjustments, which only include normal recurring adjustments, necessary to present fairly the consolidated balance sheet as of September 28, 2013 and the consolidated statements of operations, comprehensive (loss) income and statements of cash flows for the nine months ended September 28, 2013 and September 29, 2012 and convertible preferred stock and stockholders’ deficit for the nine months ended September 28, 2013. The consolidated financial data disclosed in these notes to the consolidated financial statements related to the nine months ended September 28, 2013 and September 29, 2012 are also unaudited. The consolidated results of operations for the nine months ended September 28, 2013 are not necessarily indicative of the results to be expected for the entire year ending December 31, 2013, or for any other future annual or interim period.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires the Company to make estimates, judgments and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and accompanying notes. Those management estimates include, but are not limited to: revenue recognition and sales return reserves; determination of the fair value of net assets acquired in

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

a business combination; valuation of inventories; useful lives of property and equipment; determination of fair value of stock-based awards; income taxes and various other contingencies. The Company evaluates estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from these estimates, and those differences could be material to the consolidated financial statements.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and receivables. The Company places its cash and cash equivalents with various domestic and foreign financial institutions of high credit quality. Periodic evaluations of the relative credit standing of all of the institutions are performed. From time to time, cash balances with domestic financial institutions may exceed Federal Deposit Insurance Corporation insurance limits.

Accounts receivable are unsecured and represent amounts due based on contractual obligations of customers. Concentrations of credit risk with respect to accounts receivable are mitigated due to the Company’s large number of customers. Credit risk is also mitigated by performing ongoing credit evaluations of customers to assess the probability of accounts receivable collection based on a number of factors, including past transaction experience with the customer, evaluation of their credit history, limiting the credit extended, and review of the invoicing terms of the contract. The Company generally does not require customers to provide collateral to support accounts receivable. The Company has recorded an allowance for doubtful accounts for those receivables that were determined not to be collectible.

Business Concentrations

The Company relies on foreign third parties to manufacture its products. For the nine months ended September 28, 2013, two suppliers accounted for 57% of the Company’s purchases and 72% of the accounts payable outstanding. For the year ended December 31, 2012, two suppliers accounted for 54% of the Company’s purchases and 90% of the accounts payable outstanding. For the year ended December 31, 2011, two suppliers accounted for 67% of the Company’s purchases and 92% of the accounts payable outstanding. Quality or performance failures of the Company’s products or changes in the manufacturers’ or vendors’ financial or business condition could disrupt the Company’s ability to supply quality products to customers, and thereby have a material adverse effect on the Company’s business and consolidated financial statements.

Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, derivative instruments, revolving line of credit and long-term debt. Cash equivalents are stated at amortized cost, which approximated fair value as of the balance sheet dates, due to the short period of time to maturity. Accounts receivable and accounts payable are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment. The revolving line of credit and long-term debt are stated at the carrying value as the stated interest rate approximates market rates currently available to the Company. As of September 28, 2013 and December 31, 2012 and 2011, the Company has not elected the fair value option for any financial assets and liabilities for which such an election would have been permitted.

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

Assets and liabilities recorded at fair value on a recurring basis in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level I – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level II – Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level III – Unobservable inputs that are supported by little or no market data for the related assets or liabilities.

The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Financial instruments consist of Level I and Level II assets and liabilities. Level I assets include highly liquid money market funds that are included in cash and cash equivalents. Level II liabilities include derivative instruments. The Company does not have any Level III assets or liabilities.

Cash and Cash Equivalents

All highly liquid investments with an original maturity of three months or less when purchased are considered to be cash equivalents. Cash and cash equivalents consist of cash on hand and money market accounts. Interest is accrued as earned.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at their invoiced amount, net of any allowance for doubtful accounts and reserve for sales returns, and do not bear interest. Accounts receivable from wholesale transactions are recorded at their outstanding unpaid principal balances. Accounts receivable from e-commerce transactions consist of amounts from credit cards billed for which payment has not been received. The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible accounts, which is recorded based upon a detailed review of all outstanding invoices, including the number of days that receivables are outstanding, historical and expected loss patterns and an evaluation of the potential risk associated with delinquent accounts.

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

Concentrations of Revenue and Accounts Receivable

Significant customers are those which represent 10% or more of the revenues for each period presented or gross accounts receivable balance at each balance sheet date. For each significant customer, revenue as a percentage of total revenues and accounts receivable as a percentage of gross accounts receivable are as follows:

	Percentage of Revenues
	Nine Months Ended		Year Ended December 31,
	September 28, 2013	September 29, 2012	2012	2011	2010 As Restated
	(Unaudited)
Customers
Customer A	11%	14%	18%	16%	11%
Customer B	10%	14%	16%	24%	34%
Customer C	12%	13%	12%	12%	*
Customer D	*	*	*	*	19%
Customer E	*	12%	*	*	*

*	Less than 10%

	Percentage of Accounts Receivable
	As of September 28,	As of December 31,
	2013	2012	2011
	(Unaudited)
Customers
Customer A	14%	28%	19%
Customer B	23%	27%	35%

*	Less than 10%

Derivative Instruments

The Company uses derivatives to partially offset its business exposure to foreign currency exchange risk. The Company may enter into foreign currency forward and option contracts to offset some of the foreign exchange risk on expected future cash flows on certain operating expenses. These instruments are not entered into for speculative purposes and the Company does not seek to qualify for hedge accounting.

All derivative instruments are recorded at fair value on the accompanying consolidated balance sheets. The notional amounts of the Company’s outstanding derivative instruments associated with outstanding or unsettled derivative instruments as of September 28, 2013 and December 31, 2012 were $10.0 million and $8.8 million and the fair value of the derivative liabilities was $0.6 million and $0.2 million. Derivative liabilities include foreign currency forward and option contracts which are measured using observable quoted prices for similar instruments. There were no derivative instruments for the year ended and as of December 31, 2011 and for the nine months ended and as of September 29, 2012. The gain/loss recognized in other expense, net for foreign currency forward and option contracts instruments was not significant during the year ended December 31, 2012. For the nine months ended September 28, 2013, the loss recognized in other expense net for foreign currency forward and option contracts was $0.4 million. These amounts represent the net gain or loss on the derivative instruments and do not include changes in the related exposures, which generally offset a portion of the gain or

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

loss on the derivative contracts. Counterparties to these instruments are major banking institutions with credit ratings of investment grade or better and no collateral is required. Management believes the risk of incurring any losses on these derivative instruments related to credit risk is remote.

Inventories, net

Inventories consist primarily of finished goods and related component parts, and are stated at the lower of standard cost (which approximates actual cost on a first-in, first-out basis) or market value (estimated net realizable value). The Company maintains an inventory allowance for returned goods, slow-moving and unused inventories based on the historical trend and estimates. Inventory write-downs, once established, are not reversed as they establish a new cost basis for the inventory. Inventory write-downs are included as a component of cost of revenues in the accompanying consolidated statements of operations. Inventory write-downs for the periods presented had been insignificant.

Property and Equipment, net

Property and equipment, net including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from two to five years. Repairs and maintenance expenditures are expensed as incurred.

Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the respective assets or the property lease terms, which range up to five years. Upon the retirement or disposition of property and equipment, the related costs and accumulated depreciation is removed and any related gain or loss is recorded in the consolidated statements of operations.

Intangible Assets

Intangible assets consist of identifiable intangible assets, including customer relationships and non-compete agreements, resulting from the Company’s acquisition of Lygo in October 2012. Intangible assets are recorded at their initial fair value, net of accumulated amortization. The Company amortizes intangible assets that are subject to amortization over their estimated useful life based on economic benefit, which range from two to thirteen years.

Impairment of Long-Lived Assets

The carrying amounts of long-lived assets, including property and equipment and intangible assets subject to depreciation and amortization, are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. No impairment of long-lived assets was identified for any of the periods presented.

Revenue Recognition and Sales Return Reserves

Net revenue consists primarily of revenue from the sale of gaming headsets and accessories to wholesalers, retailers and to a lesser extent, on-line customers. The Company recognizes revenue when persuasive evidence of

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collection is reasonably assured. Product is considered delivered to the customer once it has been shipped and title and risk of loss have been transferred. Net revenue for on-line purchases are recognized when products are shipped from the Company’s distribution facilities.

Provisions for sales discounts, product returns and price adjustments are recorded as a reduction of revenue. These revenue reductions are established by the Company based upon management’s best estimates at the time of sale following the historical trend, adjusted to reflect known changes in the factors that impact such reserves and allowances, and the terms of agreements with customers.

Revenue is recognized net of sales taxes collected from customers and subsequently remitted to governmental authorities.

Cost of Revenues

Cost of revenues primarily consists of expenses from the manufacturing of the Company’s products. Cost of revenues also consists of personnel costs and facility costs.

Shipping and Handling

Freight charges billed to customers are included in net revenue and the related freight costs are included in cost of revenues in the accompanying consolidated statements of operations.

Product Warranty Obligations

The Company provides for product warranties in accordance with the contract terms given to various customers by accruing estimated warranty costs at the time of revenue recognition. Warranties are generally fulfilled by replacing defective products with new products.

Advertising Costs

Advertising costs are expensed to selling and marketing expenses as incurred in the accompanying consolidated statements of operations. Advertising costs were $3.4 million, $1.7 million, $8.2 million, $4.3 million and $0.5 million for the nine months ended September 28, 2013 and September 29, 2012 and for the years ended December 31, 2012, 2011 and 2010.

Product Development

Development costs incurred in the research and development of new products and enhancements to existing products are charged to expense as incurred. Development costs include personnel costs and third-party development and programming costs, localization costs incurred to translate software for international markets and in-process research and development. Such costs related to product development are expensed as incurred until the point that technological feasibility is reached, which for the Company’s products, is generally shortly before the products are released to manufacturing.

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

Software Development Costs

Software development costs not qualifying for capitalization are expensed as incurred. The Company capitalizes software development costs when the product is available for general release to customers. Capitalized costs are amortized on a product-by-product basis, as the greater of the ratio of current gross revenues for a product to the total of current and future gross revenues for the product or the straight-line amortization over the estimated useful life of the product (generally three years). Unamortized capitalized software development costs determined to be in excess of the net realizable value of the product is expensed immediately. The Company did not incur significant capitalized software development costs for any of the periods presented.

The Company capitalizes costs incurred during the application development stage relating to the development of its websites and computer software developed or purchased for internal use and has been insignificant to date. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. Once placed into service, the Company anticipates amortizing these costs over a period of three years. Total costs incurred to date during the application development stage have been insignificant.

Business Transaction Costs

For the nine months ended September 28, 2013, the Company incurred business transaction costs associated with the proposed merger with Parametric in the amount of $2.3 million. For the year ended December 31, 2012, business transaction costs of $0.3 million consist of acquisition-related costs related to the Company’s Lygo acquisition. For the year ended December 31, 2011, business transaction costs consists of performance bonuses related to the recapitalization. For the year ended December 31, 2010, business transaction costs consist of $4.0 million in legal and professional fees and $10.4 million in performance bonuses related to the recapitalization.

Stock-Based Compensation

Compensation costs related to stock options and restricted stock grants are calculated based on the fair value of the stock-based awards on the date of grant, net of estimated forfeitures. The grant date fair value of awards is determined using the Black-Scholes option-pricing model and the related stock-based compensation is recognized on a straight-line basis, over the period in which an employee is required to provide service in exchange for the award, which is generally four years.

For stock-based awards issued to non-employees, including consultants, compensation expense is based on the fair value of the awards calculated using the Black-Scholes option-pricing model over the service performance period. The fair value of options granted to non-employees for each reporting period is re-measured over the vesting period and recognized as an expense over the period the services are received.

Income Taxes

The Company accounts for income taxes using the asset and liability approach to record deferred taxes. Deferred income tax assets represent temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities that will result in deductible amounts in future years. The measurement of current and deferred tax assets and liabilities is based on provisions of enacted tax laws; the effects of changes in tax laws are not anticipated. Based on estimates, the carrying value of the Company’s deferred tax assets assumes

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

that it is more likely than not that the Company will be able to generate sufficient future taxable income in the respective tax jurisdictions. Judgment’s regarding future profitability may change due to future market conditions, changes in U.S. or international tax laws and other factors. The Company did not record a valuation allowance in any periods presented as management believes that it is more likely than not that deferred income tax assets will be utilized against future taxable income based upon its expected financial performance in the future. The Company will assess the realization of deferred income tax assets on an ongoing basis.

The Company accounts for uncertain tax positions by reporting a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. Interest and penalties, if any, related to unrecognized tax benefits are recognized in the income tax provision in the accompanying consolidated statements of operations.

Foreign Currency

The functional currency of the Company’s subsidiary is the local currency. The assets and liabilities of the subsidiary, therefore, translated into U.S. dollars at exchange rates in effect at each balance sheet date. Revenues and expense accounts are translated at weighted-average monthly exchange rates during the period. Translation adjustments are accumulated as a separate component of accumulated other comprehensive (loss) income within stockholders’ (deficit) equity. Cumulative foreign currency translation adjustments constitute the sole component of accumulated other comprehensive (loss) income. Foreign currency transaction gains and losses resulting from or expected to result from transactions denominated in a currency other than the functional currency are recognized in other expense, net in the accompanying consolidated statements of operations. There were no foreign currency transaction gains and losses for the periods prior to the acquisition of Lygo. Foreign currency transaction losses for the period ended September 28, 2013 was $0.3 million, net of derivative. Foreign currency transaction gains and losses for the year ended December 31, 2012 was insignificant.

Segment Information

Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company’s chief operating decision maker (CODM) in deciding how to allocate resources and assessing performance. The CODM is the Chief Executive Officer.

The Company operates as one operating segment. The CODM manages the Company’s operations on a consolidated basis for purposes of allocating resources. The CODM reviews financial information presented on a consolidated basis, accompanied by information about revenue by geographic region for purposes of allocating resources and evaluating financial performance.

Net (Loss) Income per Share of Common Stock

Basic and diluted net (loss) income per share of common stock is presented in conformity with the two-class method required for participating securities. Holders of Series A convertible preferred stock are entitled to receive noncumulative dividends when and if declared by the board of directors and are payable prior and in preference to any dividends on shares of the Company’s common stock. In the event a dividend is paid on common stock, the convertible preferred stockholders are entitled to a share of that dividend in proportion to the holders of common shares on an as-if converted basis. The Series A convertible preferred stock is considered a participating security. Holders of participating securities do not have a contractual obligation to share in the

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

Company’s losses. In accordance with the two-class method, earnings allocated to these participating securities and the related number of outstanding shares of the participating securities, which include contractual participation rights in undistributed earnings, have been excluded from the computation of basic and diluted net (loss) income per share of common stock.

Under the two-class method, net (loss) income attributable to common stockholders is determined by allocating undistributed earnings, calculated as net (loss) income less current period Series A convertible preferred stock non-cumulative dividends, among the common stock and participating securities. In computing diluted net (loss) income attributable to common stockholders, undistributed earnings are re-allocated to reflect the potential impact of dilutive securities. Basic net (loss) income per share of common share is computed by dividing the net (loss) income attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net (loss) income per share of common stock is computed by dividing the net income attributable to common stockholders by the weighted-average number of common shares outstanding, including potential dilutive common shares assuming the dilutive effect of outstanding stock options using the treasury stock method. For purposes of this calculation, participating securities and stock options to purchase common stock are considered to be common stock equivalents and are excluded from the calculation of diluted net (loss) income per share of common stock if their effect is antidilutive.

Recently Issued and Adopted Accounting Standards

In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2010-06, Improving Disclosures about Fair Value Measurements (Topic 820)—Fair Value Measurements and Disclosures, to add additional disclosures about the different classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, and the activity in Level III fair value measurements. The Company adopted ASU No. 2010-06 on January 1, 2011, and the adoption did not have a material impact on the consolidated financial statements, but did have a significant impact on the consolidated financial statement presentation.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. This update results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and IFRS. The Company adopted ASU 2011-04 on January 1, 2012, and the adoption did not have a material impact on the consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. This statement requires companies to present the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements of net income and other comprehensive income. The Company adopted ASU 2011-04 on January 1, 2012, and the adoption did not have a material impact on the disclosures.

Recent Accounting Pronouncements Not Yet Adopted

In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. This update requires entities to disclose items reclassified out of accumulated other comprehensive income and into net income in a single location within the financial statements. This new

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

guidance is effective for the Company beginning January 1, 2014, with early adoption permitted. The adoption of ASU 2013-02 will not have a significant impact on the Company’s consolidated financial position or results of operations.

3.	Restatements of Previously Issued Financial Statements

The Company has restated its VTB financial statements as of December 31, 2010, to correct for the following errors:

•	The Company determined that the reserve for sales returns and the allowance for doubtful accounts as of December 31, 2010, were overstated by $1.4 million and $0.6 million due to errors in the calculation of these estimates. The correction of these errors increased revenue by $1.4 million and decreased operating expenses by $0.6 million.

•	The Company has recorded additional adjustments in the 2010 VTB financial statements in order to correct other errors which were determined not to be material individually or in the aggregate. The most significant of such adjustments was to increase income tax expense for reserves associated with uncertain tax positions, decrease business transactions expenses for amounts that should have been recorded to additional paid in capital and to increase interest expense related to the Company’s Series B redeemable preferred stock.

The following table presents the impact of the restatement adjustments on the Company’s statement of operations for the period ended December 31, 2010 (in thousands):

	Year Ended December 31, 2010
	As Previously Reported	Effect of Restatement	As Restated
Net revenue	$90,470	$1,400	$91,870
Cost of revenue	49,387	1,169	50,556
Operating expenses	25,217	(2,190)	23,027
Operating income	15,865	2,422	18,287
Other expense, net	340	241	581
Income before provision for income tax	15,525	2,181	17,706
Provision for income tax	6,255	1,329	7,584
Net income	9,270	852	10,122

In addition, the Company also recorded certain audit adjustments to VTBH’s operating company, VTB, in 2011 to correct the following:

•	The Company determined that the stock based compensation expense was understated by $2.7 million because the Company, on a retrospective basis determined the fair value of the options granted during 2011 exceeded the exercise price.

•	The Company determined inventory was understated by $1.0 million due to a $0.6 million error in the calculation of excess inventory reserves and to a $0.4 million error in the calculation of capitalized freight.

•	The Company has recorded additional adjustments in the 2011 VTB financial statements in order to correct other errors which were determined not to be material individually or in the aggregate.

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

The impact of these adjustments on the Company’s consolidated financial statements was a $1.7 million increase in total assets, $0.2 million increase in stockholders’ equity and $3.3 million decrease in net income.

4.	Fair Value Measurement

The following table sets forth the fair value of financial assets and liabilities by level within the fair value hierarchy:

	As of September 28, 2013
	Level I	Level II	Level III	Total
	(In thousands and Unaudited)
Financial Liabilities:
Other current liabilities – derivative liabilities	$—	$(613)	$—	$(613)

Total financial liabilities	$—	$(613)	$—	$(613)

	As of December 31, 2012
	Level I	Level II	Level III	Total
	(In thousands)
Financial Assets and Liabilities:
Cash and cash equivalents – money market funds	$50	$—	$—	$50

Total financial assets	$50	$—	$—	$50

Other current liabilities – derivative liabilities	$—	$(194)	$—	$(194)

Total financial liabilities	$—	$(194)	$—	$(194)

	As of December 31, 2011
	Level I	Level II	Level III	Total
	(In thousands)
Financial Assets:
Cash and cash equivalents – money market funds	$3,016	$—	$—	$3,016

Total financial assets	$3,016	$—	$—	$3,016

5.	Consolidated Balance Sheet Components

Cash and Cash Equivalents

Cash and cash equivalents consist of the following:

	As of September 28,	As of December 31,
	2013	2012	2011
	(Unaudited)
	(In thousands)
Cash	$5,052	$5,169	$12,926
Money market accounts	10	50	3,016

Total cash and cash equivalents	$5,062	$5,219	$15,942

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

Sales Return Reserves

The sales return reserves consist of the following activity:

	As of September 28,	As of December 31,
	2013	2012	2011
	(Unaudited)
	(In thousands)
Sales return reserves, beginning balance	$7,748	$6,151	$4,105
Reserve accrual	9,554	19,659	17,833
Recoveries and deductions, net	(15,310)	(18,062)	(15,787)

Sales return reserves, ending balance	$1,992	$7,748	$6,151

Inventories

Inventories consist of the following:

	As of September 28,	As of December 31,
	2013	2012	2011
	(Unaudited)
	(In thousands)
Raw materials	$3,783	$2,809	$3,408
Finished goods	58,487	37,897	27,072

Total inventories	$62,270	$40,706	$30,480

Property and Equipment, net

Property and equipment, net consists of the following:

	As of September 28,	As of December 31,
	2013	2012	2011
	(Unaudited)
	(In thousands)
Machinery and equipment	$150	$136	$1,161
Software and software development	530	353	490
Furniture and fixtures	155	131	266
Tooling	1,361	1,101	760
Leasehold improvements	67	67	9
Demonstration units and convention booth	9,495	5,948	1,862

Total property and equipment, gross	11,758	7,736	4,548
Less: accumulated depreciation and amortization	(4,960)	(2,004)	(2,868)

Total property and equipment, net	$6,798	$5,732	$1,680

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

Depreciation and amortization expense on property and equipment, for the nine months ended September 28, 2013 and September 29, 2012 and for the years ended December 31, 2012, 2011 and 2010 was $3.1 million, $1.1 million, $1.9 million, $0.7 million and $0.2 million.

Other Assets

Other assets consist of the following:

	As of September 28,	As of December 31,
	2013	2012	2011
	(Unaudited)
	(In thousands)
Deferred financing costs, net	$1,921	$2,128	$572
Deposits and other assets	104	21	37

Total other assets	$2,025	$2,149	$609

Amortization of deferred financing costs is included in interest expense on the accompanying consolidated statements of operations and for the nine months ended September 28, 2013 and September 29, 2012 and for the years ended December 31, 2012, and 2011, was $0.8 million, $0.6 million, $0.8 million and $0.2 million respectively. Amortization expense of deferred financing costs for the year ended December 31, 2010 was insignificant. Included in interest expense for the nine months ended September 28, 2013 and year ended December 31, 2012 were the write-off of $0.4 million and $0.3 million in deferred financing costs related to the partial extinguishment of term notes.

Accrued Liabilities

Accrued liabilities consist of the following:

	As of September 28,	As of December 31,
	2013	2012	2011
	(Unaudited)	(In thousands)
Accrued expenses	$6,446	$9,723	$6,594
Accrued compensation expenses	1,555	2,189	2,495
Other	1,544	584	499

Total accrued liabilities	$9,545	$12,496	$9,588

Warranty Accruals

The warranty accruals are included in accrued liabilities on the balance sheet and consist of the following:

	As of September 28,	As of December 31,
	2013	2012	2011
	(Unaudited)
		(In thousands)
Warranty – beginning of period	$165	$109	$—
Warranty costs accrued	320	618	625
Warranty claims	(468)	(562)	(516)

Warranty – end of period	$17	$165	$109

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

6.	Acquisition

In October 2012, the Company’s subsidiary, VTB, acquired all of the common stock of Lygo in order to gain access to the distribution channels in Europe. Lygo has historically been VTB’s sole distributor in Europe.

As a result of the acquisition of Lygo, the Company expects to increase its market share by expanding into new geographic areas overseas and new related products and leveraging distribution channels to reach new customers.

The Lygo acquisition was accounted using the acquisition method of accounting for business combinations. The total fair value of consideration transferred amounted to $14.4 million, which includes $5.5 million of cash and the effective settlement of $8.9 million of accounts receivable from Lygo, was allocated to the assets acquired and liabilities assumed based on their respective fair values. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed (in thousands):

(In thousands)
Cash	$133
Accounts receivable	4,046
Inventories	9,957
Other current assets	321
Property and equipment	12
Intangible assets:
Customer relationships	5,526
Non-compete agreement	177
Liabilities assumed:
Accounts payables	(223)
Other liabilities	(1,889)
Derivative liability	(1,369)

Total fair values of assets and liabilities	16,691
Fair value of total consideration transferred	(14,388)

Gain on bargain purchase	$2,303

The excess of the net assets acquired over consideration transferred was assigned to a gain on bargain purchase in the amount of $2.3 million, which is recorded as gain on bargain purchase from acquisition in the accompanying consolidated statements of operations. As a result of the bargain purchase, the Company reassessed the recognition and measurement of identifiable assets acquired and liabilities assumed and concluded that the valuation procedures and resulting measures were appropriate. The bargain purchase gain was primarily driven from the exclusive nature of the arrangement between the two companies prior to the acquisition whereby Lygo did not generate significant revenue from other vendors’ products. As a result, the value of the customer relationships, the primary intangible asset acquired, was attributed to the difference between the cash flows associated with owning the asset versus building the asset.

For tax purposes, the acquired intangible assets are not amortized. Accordingly, a deferred tax liability was recorded on the acquisition date for the difference between the book and cost basis related to the acquired intangible assets. In connection with the acquisition, the Company issued 398,010 phantom units under the 2011 Phantom Equity Appreciation Plan, which had an exercise price of $2.01 per share, to continuing employees of Lygos. The phantom units will vest upon the occurrence of a performance condition and upon the satisfaction of

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

service conditions. The Company’s phantom units are discussed further in Note 13 “2011 Phantom Equity Appreciation Plan”. These equity awards were not included in the Company’s determination of the total purchase consideration as these equity awards have post-acquisition performance and service conditions.

The Company incurred $0.3 million in acquisition-related transaction costs for the year ended December 31, 2012, which is included as business transaction expense in the accompanying consolidated statements of operations.

Unaudited Pro Forma Information

Supplemental information on a pro forma basis is presented below for the years ended December 31, 2012 and 2011:

	Year Ended December 31,
	2012	2011
	(Unaudited)
	(In thousands)
Pro forma revenues	$205,341	$172,271
Pro forma net income	18,303	22,998

The unaudited pro forma financial information combines the Company’s results of operations and Lygo’s results of operations as if the acquisition of Lygo had occurred as of January 1, 2011. The pro forma results include the business combination accounting effects resulting from the acquisition such as the amortization charges from the acquired intangible assets and the gain on bargain purchase. The pro forma information presented does not purport to present what the actual results would have been had the acquisition actually occurred on January 1, 2011, nor is the information intended to project results for any future period.

From the acquisition date through December 31, 2012, the Company recognized revenues and net income for Lygo of $13.1 million and $0.6 million in the accompanying consolidated statements of operations. During the same period VTB recorded intercompany sales to Lygo in the amount of $5.9 million and elimination of intercompany profit of $1.4 million.

7.	Intangible Assets

The gross carrying amount and accumulated amortization of intangible assets is as follows:

	As of September 28, 2013
	Amortization Period at Date of Acquisition	Gross Carrying Value	Accumulated Amortization	Net Book Value
		(Unaudited)
		(In thousands)
Customer relationships	13.0 years	$5,526	$1,384	$4,142
Non-compete agreements	2.0 years	177	76	101

Total		$5,703	$1,460	$4,243

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

	As of December 31, 2012
	Amortization Period at Date of Acquisition	Gross Carrying Value	Accumulated Amortization	Net Book Value
		(In thousands)
Customer relationships	13.0 years	$5,526	$747	$4,779
Non-compete agreements	2.0 years	177	1	176

Total		$5,703	$748	$4,955

Amortization expense of approximately $0.7 million and $0.7 million on the intangible assets was recognized in the accompanying consolidated statements in selling and marketing expenses for the periods ended September 28, 2013 and December 31, 2012.

As of December 31, 2012, estimated annual amortization expense related to identifiable acquisition-related intangible assets in future periods is as follows:

Year Ending December 31,	Estimated Amortization Expense
(In thousands)
2013	$923
2014	782
2015	619
2016	519
2017	436
Thereafter	1,676

Total	$4,955

8.	Long-Term Debt

The Company’s long-term debt obligations are as follows:

	As of September 28,	As of December 31,
	2013	2012	2011
	(Unaudited)
		(In thousands)
Revolving lines of credit	$30,186	$33,000	$12,000
Term loans	23,750	41,250	25,200
Subordinated notes	10,000	—	—

Total outstanding debt	63,936	74,250	37,200
Less: current portion of revolving line of credit	(30,186)	(33,000)	(12,000)
Less: current portion of term loan	(18,750)	(15,000)	(16,200)

Total noncurrent portion of long-term debt	$15,000	$26,250	$9,000

Total interest expense, inclusive of amortization of deferred financing costs, on long-term debt obligations was $3.8 million and $2.1 million for the nine months ended September 28, 2013 and September 29, 2012 and $3.7 million, $1.9 million and $0.3 million for years ended December 31, 2012, 2011 and 2010.

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

Loan and Security Agreement

Term Loan

In October 2010, pursuant to the recapitalization discussed in Note 1, “Organization and Description of Business”, VTB entered into a Loan and Security Agreement with various financial institutions. The Loan and Security Agreement provided for term loans aggregating $28.0 million. Turtle Beach’s obligations under its credit facility are secured by a first priority lien against substantially all of Turtle Beach’s assets. The term loans bear interest at the greater of (i) the minimum interest rate of 5.50% or (ii) LIBOR (London interbank offered rate) plus 4.0% per annum. Interest is due monthly. The term loans mature on October 12, 2015 and have combined scheduled quarterly principal repayments, due on the last day of each quarter, of $0.7 million to $1.4 million, with the balance of $5.6 million due on maturity. During the year ended December 31, 2010, the Company paid $0.7 million of debt issuance costs that are being amortized into interest expense, net in the accompanying consolidated statements of operations over the contractual life of the term loan. The term loans can be repaid at any time after the second anniversary of the loan without penalty.

In August 2012, the Loan and Security Agreement was amended and restated to increase the principal amount on the term loans to $45.0 million and amend the maturity date to August 22, 2015. The Company drew down $45 million on the term loan. The term loans bear interest at the Company’s option at (i) the Adjusted Base Rate plus the applicable margin ranging from 2.50% to 3.25% as determined by the Company’s total leverage ratio, or (ii) LIBOR rate, plus the applicable margin ranging from 3.50% to 4.25%. The Applicable Base Rate is equal to the highest of (1) the Prime Rate as determined by the syndication agent, (b) Federal Funds Rate plus 0.5% and (c) the LIBOR rate plus 1%. As of December 31, 2012, the interest rate on the term loans was 5.50%. Interest is due, at the Company’s option, every 30, 60 or 90 days. The term loans have scheduled quarterly principal repayments of $3.8 million, due on the last day of each quarter, commencing on December 29, 2012. In addition, the term loans shall be reduced, commencing in 2013, by an amount equal to 50% of the excess cash flows, as defined in the Loan and Security Agreement, for the fiscal year ended December 31, 2012 and for each fiscal year thereafter; however, no such payment was required for the 2012 fiscal year. Upon full repayment of the term loans, any excess cash flow will then be applied against the outstanding balance of the revolving loan. The term loans can be repaid at any time without penalty.

In conjunction with the August 2012 amendment, the Company incurred $1.1 million in debt issuance costs that are being amortized to interest expense, net in the accompanying consolidated statements of operations over the contractual life of the term loans using the effective interest method. As a result of the August 2012 amendment, the Company recognized $0.3 million through interest expense, net of unamortized debt issuance costs related to the decrease in principal balance on the term loan to the existing lender that was treated as a partial debt extinguishment. The remaining rollover principal balance to the existing lender was treated as a debt modification.

As of December 31, 2012 and 2011, the unamortized debt issuance costs related to the term loans are $0.9 million and $0.5 million.

Revolving Line of Credit

In August 2011, the Loan and Security Agreement was amended and restated with various financial institutions to include a $15.0 million revolving line of credit. The revolving line of credit bears interest at the greater of

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

(i) the minimum interest rate of 4.50% or (ii) LIBOR plus 3.0%. Interest is due monthly and at December 31, 2011 was at a rate of 4.5%. During the year ended December 31, 2011, the Company incurred $0.1 million in debt issuance costs related to the revolving line of credit that are being amortized over the contractual life of the revolving line of credit on a straight-line basis. The Company is also required to pay a quarterly commitment fee of up to 0.25% per annum on the unused portion of the revolving line of credit. The maturity date of the revolving line of credit was May 31, 2012.

In August 2012, the Loan and Security Agreement was amended and restated to increase the borrowing capacity on the revolving line of credit to $55.0 million to fund the acquisition of Lygo in October 2012 and to fund distributions to the Company’s shareholders. During the year ended December 31, 2012, subsequent to the amendment, the Company drew down $38.0 million on the revolving line of credit. The additional borrowings were provided by new lenders while the outstanding balance from 2011 to an existing lender was reduced. The maturity date on the revolving line of credit was amended to August 22, 2015. The revolving line of credit is subject to limitations based on specific percentages of eligible accounts receivables and inventory and bears interest at the Company’s option at (i) the Adjusted Base Rate plus the applicable margin ranging from 2.50% to 3.25 % as determined by the Company’s total leverage ratio, or (ii) LIBOR rate plus the applicable margin ranging from 3.50% to 4.25%. The Applicable Base Rate is equal to the highest of (1) the Prime Rate as determined by the syndication agent, (b) Federal Funds Rate plus 0.5% and (c) the LIBOR rate plus 1%. As of December 31, 2012, the interest rates on the revolving loans were 5.50% and 6.25%. Interest is due, at the Company’s option, every 30, 60 or 90 days. The Company is also required to pay a quarterly commitment fee of up to 0.50% per annum on the unused portion of the revolving line of credit. The revolving line of credit is subject to an annual provision that requires that there be no amounts outstanding for a 30 day period during the first quarter of each fiscal year; however, it can otherwise be repaid at any time without penalty.

In 2012, the Company incurred $1.3 million in debt issuance costs related to the amendment, which are being amortized over the contractual life of the revolving line of credit facility on a straight-line basis. As of December 31, 2012, the unamortized debt issuance costs related to the revolving line of credit was $1.1 million.

Other Facilities

Under the terms of the Loan and Security Agreement (as amended and restated), the Company can also draw down on a swing loan commitment of up to $5.0 million. Any borrowings on the swing loan mature in seven days of the borrowing date. In addition, the Company can arrange for certain letters of credit with a maximum amount of $5.0 million. Any borrowings against these facilities reduce the amount available pursuant to the revolving line of credit. As of December 31, 2012, the Company had not drawn any amounts on the swing loan. At December 31, 2012 and 2011, the Company had drawn $0.2 million and $0.1 million under the letter of credit facility.

Covenants

Outstanding borrowings on the Loan and Security Agreement (as amended and restated) are secured by substantially all of the assets of the Company and pledges of certain shares in the Company’s subsidiaries. The Loan and Security Agreement (as amended and restated) contains certain affirmative and negative covenants to which the Company must comply. The Company is also required to comply with the following financial covenants:

•	Minimum total fixed charge coverage ratio (defined as the ratio of EBITDA minus capital expenditures to the sum of income taxes paid or payable, interest paid, scheduled payments of principal on indebtedness, as well as Founder Earn-out payments made during the period);

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

•	Maximum total leverage ratio (defined as the ratio of total debt outstanding to EBITDA); and

•	Maximum amount of capital expenditures that can be incurred during a fiscal year.

The Company was not in compliance with the fixed charge coverage ratio as of June 30, 2013 and December 31, 2012. However, in July 2013 and August 2013, the Company entered into two amendments to the Loan and Security Agreement (collectively the “2013 Amendments”) that waived the default of the fixed charge coverage ratio for those periods. In addition, the 2013 Amendments provided for (i) a minimum EBITDA financial covenant which required that EBITDA for the 12 month period ended June 30, 2013 not be less than $37.0 million, (ii) modification of the total fixed charge coverage ratio for periods ending September 28, 2013 through maturity, (iii) modification of the maximum total leverage ratio for the periods ending September 28, 2013 through maturity, and (iv) modification of the annual clean-down requirements of the revolving line of credit and swing loan to provide for an increase in the eligible amount outstanding from $0 to $16.5 million.

In addition, the 2013 Amendments amended the interest rate on the outstanding term loans to bear interest at the Company’s option at (i) the Adjusted Base Rate plus the applicable margin of 3.25%, or (ii) LIBOR rate plus the applicable margin of 4.25%. As of September 28, 2013, the interest rates on the term loans were 5.75%. There were no amendments to the interest rate on the revolving line of credit facilities. As of September 28, 2013, the interest rates on the revolving loan were 5.75% and 6.50%. The 2013 Amendments also required the Company to issue at least $10.0 million, but not more than $15.0 million, in Subordinated Notes on or before August 30, 2013 to reduce the outstanding borrowings on the term loan. Failure to do so required that the maximum borrowing capacity on the revolving line of credit be reduced to $28.0 million. On August 30, 2013, the Company issued $10.0 million of Subordinated Notes to certain affiliated investors, including the Stripes Group and the Chief Executive Officer of the Company, the proceeds of which were applied against the outstanding balance of the term loan. The Subordinated Notes bear interest at a rate of (i) 10% per annum for the first year and (ii) 20% per annum for all periods thereafter. Interest accrues quarterly by increasing the principal on the notes. Accrued interest on the notes was approximately $0.1 million as of September 28, 2013. Principal and interest on the Subordinated Notes is due at maturity. The Subordinated Notes mature on the one year anniversary of the later of (i) the term loan maturity date of August 22, 2015 or (ii) the revolving line of credit termination date of August 22, 2015.

In conjunction with the 2013 Amendments, the Company incurred $0.4 million in debt issuance costs related to the term notes that are being amortized to interest expense, net in the accompanying consolidated statements of operations over the contractual life of the term loans using the effective interest method. As a result of the 2013 Amendments, the Company recognized $0.4 million through interest expense, net of unamortized debt issuance costs related to the decrease in principal balance on the term loans to the existing lenders that were treated as a partial debt extinguishment. The remaining rollover principal balances to the existing lenders were treated as a debt modification. As of September 28, 2013, the unamortized debt issuance costs related to the term loans were $0.6 million.

In conjunction with 2013 Amendments, the Company incurred $0.6 million in debt issuance costs related to the revolving line of credit facilities, which are being amortized over the contractual life of the revolving line of credit facilities on a straight-line basis. As of September 28, 2013, the unamortized debt issuance costs related to the revolving line of credit were $1.3 million.

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

In conjunction with 2013 Amendments, other than as previously disclosed, there were no other significant changes to the swing loan and letter of credit facility. As of September 28, 2013, the Company had not drawn any amounts on the swing loan. At September 28, 2013, the Company had drawn $0.2 million under the letter of credit facility.

Scheduled principal payments on outstanding long-term debt borrowings as of December 31, 2012 are as follows (in thousands):

Year Ending December 31,
2013	$15,000
2014	15,000
2015	11,250

Total	$41,250

9.	Commitments and Contingencies

Purchase Commitments

As of September 28, 2013, December 31, 2012 and 2011, the Company has non-cancelable purchase commitments of $28.5 million, $8.4 million and $10.1 million to purchase finished goods from third-party vendors. These purchase commitments result from the vendors’ contractual obligation to procure, assemble and manufacture the Company’s products in advance of anticipated sales.

Lease Commitments

The Company leases office and warehouse spaces under operating leases that provide for future minimum rental lease payments under non-cancelable operating leases as of December 31, 2012, are as follows:

Year Ending December 31,	Future Minimum Rental Lease Payments
(In thousands)
2013	$731
2014	623
2015	607
2016	581
2017	538
Thereafter	930

Total minimum lease payments	$4,010

Rent expense for the nine months ended September 28, 2013 and September 29, 2012 was $0.5 million and $0.5 million and for the years ended December 31, 2012, 2011 and 2010 was $0.6 million, $0.5 million and $0.3 million.

Rent expense is recognized on a straight-line basis. Total deferred rent as of September 28, 2013, December 31, 2012 and 2011 was $0.3 million, $0.3 million and $0.1 million and is included in other current liabilities in the accompanying consolidated balance sheet.

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

Litigation

The Company is involved in certain legal proceedings from time to time in the normal course of its operations. The Company believes that the eventual outcome of such proceedings will not have a material adverse effect on the Company’s consolidated financial position or its consolidated results of operations or cash flows.

On August 5, 2013, VTBH and Parametric announced that they had entered into a stock-for-stock merger agreement pursuant to which VTBH would have an approximately 80% ownership interest and Parametric shareholders would have an approximately 20% ownership interest in the combined company. Following the announcement, several of Parametric’s shareholders filed class action lawsuits in California and Nevada seeking to enjoin the merger. The plaintiffs in each case allege that members of Parametric’s board of directors breached their fiduciary duties to the shareholders by agreeing to a proposed merger that allegedly undervalues Parametric. VTBH was named as a defendant in these lawsuits under the theory that VTBH aided and abetted the Parametric board of directors in allegedly violating their fiduciary duties. At this time, the California cases have been consolidated in San Diego, the Nevada cases have been consolidated in Las Vegas, and lead counsel has been appointed for the plaintiffs in each consolidated case. Following the Parametric’s filing of a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) on November 4, 2013, amended consolidated complaints were filed on November 14, 2013 in the consolidated action pending in Nevada and on November 19, 2013 in the consolidated action pending in California. These amended complaints reiterate the same claims and seeks the same relief as asserted and sought in the original complaints. On November 20, 2013, Shana Vasek, a purported shareholder of Parametric, filed a class action lawsuit in the United States District Court for the District of Nevada, under the caption Vasek v. Parametric Sound Corp., Case No. 2:13-cv-02148-JAD-GWF, naming the same defendants, asserting substantially the same allegations and seeking substantially the same relief as asserted and sought in the above-referenced consolidated action pending in Nevada state court. In addition to asserting substantially the same claims for breach of fiduciary duty and aiding and abetting as asserted in the above-referenced consolidated action pending in Nevada state court, the plaintiff in the federal court action asserts a claim for violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 14a-9. VTBH believes that the plaintiffs’ claims against it are without merit and intends to vigorously defend itself in litigation. As of September 28, 2013, the Company is unable to estimate a possible loss or range of possible loss in regards to this matter; therefore, no litigation reserve has been recorded in the consolidated financial statements.

10.	Preferred Stock

Series B Redeemable Preferred Stock

In September 2010, the Company issued 1,000,000 shares of its Series B redeemable preferred stock with a fair value of $12.4 million. The Series B redeemable preferred stock was recorded at fair value on the date of issuance.

The Series B redeemable preferred stock is non-voting and does not contain any conversion rights.

The Series B redeemable preferred stock must be redeemed on the earlier of September 28, 2030 or the occurrence of a liquidation event at its original issue price of $12.425371 per share plus any accrued but unpaid dividends. Dividends are cumulative and accrue at a rate of 8.0% per annum, compounded quarterly. Dividends are payable as and when declared by the board of directors of the Company.

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

The Company has recorded the Series B redeemable preferred stock as a non-current liability due to its mandatory redemption provisions for all periods presented. The carrying value of the Series B redeemable preferred stock is increased at each reporting date for accrued but unpaid dividends. When dividends are paid, the carrying value of the Series B redeemable preferred stock is decreased. Accrued dividends are recognized through interest expense in the accompanying consolidated statements of operations at each reporting period based on the stated dividend rate plus any additional declared dividends.

As of September 28, 2013, December 31, 2012 and 2011, 1,000,000 shares of Series B redeemable preferred stock are authorized, issued and outstanding. During the year ended December 31, 2012, $2.0 million in dividends were declared and paid on the Series B redeemable preferred stock. As of September 28 2013, December 31, 2012 and 2011, accrued and unpaid dividends are $1.0 million, $0.3 million and $1.2 million.

For the nine months ended September 28, 2013 and September 29, 2012 and for the year ended December 31, 2012, 2011 and 2010, the Company recognized $0.8 million, $0.8 million, $1.0 million, $1.0 million and $0.2 million of interest expense in the accompanying consolidated statements of operations on the Series B redeemable preferred stock.

Series A Convertible Preferred Stock

In September 2010, the Company issued 48,689,555 shares of its Series A convertible preferred stock for aggregate proceeds of $24.3 million.

For the year ended December 31, 2012, $22.6 million of dividends were declared and paid on the Series A convertible preferred stock. There are no accrued but unpaid dividends on the Series A convertible preferred stock for any periods presented.

The Series A convertible preferred stock was recorded at fair value on the date of issuance, net of issuance costs. Shares of the Series A convertible preferred stock are not currently redeemable. The Series A convertible preferred stock is classified outside of stockholders’ (deficit) equity because, in the event of certain “liquidation events” that are not solely within the Company’s control (including merger, acquisition, or sale of all or substantially all of the Company’s assets), the shares would become redeemable at the option of the holders. The Company has not adjusted the carrying values of the Series A convertible preferred stock to its deemed liquidation values since a liquidation event was not probable as of any of the balance sheet dates. Subsequent adjustments to increase or decrease the carrying values to the ultimate liquidation values will be made only if and when it becomes probable that such a liquidation event will occur.

The various rights, preferences, and privileges of the Series A convertible preferred stock are as follows:

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution, or winding-up of the corporation, each holder of Series B redeemable preferred stock shall be entitled to payment of the Series B redemption price for such shares of Series B redeemable preferred stock before any distribution or payment is made on any shares of common stock or Series A convertible preferred stock. If the corporation does not have sufficient assets to

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

redeem the Series B redeemable preferred stock, then the entire assets available for distribution shall be distributed pro rata among the holders of the Series B redeemable preferred shares.

Once payment is made to the holders of the Series B redeemable preferred stock, the holders of the Series A convertible preferred stock are entitled to be paid an amount in cash equal to the higher of either (i) the aggregate liquidation preference of $0.50 per share plus all declared and unpaid dividends on all shares of Series A convertible preferred stock held by such holder before any distribution or payment is made upon any shares of common stock or (ii) such holder’s pro rata amount of any assets of the corporation available for distribution assuming that immediately prior to such liquidation event each share of Series A convertible preferred stock then outstanding had been converted into the number of shares of common stock issuable upon conversion of shares of Series A convertible preferred stock. If upon any such liquidation event, the corporation’s assets are insufficient to permit payment to such holders of the aggregate amount that they are entitled to be paid, then the entire assets available for distribution to the corporation’s stockholders shall be distributed pro rata among the holders of the Series A convertible preferred stock based upon the aggregate liquidation preference plus all declared and unpaid dividends on the shares of Series A convertible preferred stock held by each such holder.

A liquidation event is defined as any acquisition of the corporation by means of merger or other form of corporate reorganization in which the outstanding shares of the corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a reincorporation transaction) or a sale of all or substantially all of the assets of the corporation.

Conversion Rights

At any time and from time to time (including upon or in connection with a liquidation event), any holder of shares of Series A convertible preferred stock may convert all or any portion of the Series A convertible preferred stock held by such holder into a number of shares of common stock computed by multiplying the number of shares of Series A convertible preferred stock to be converted by the liquidation value of $0.50 per share, plus any declared but unpaid dividends) and dividing the result by the original conversion price of $0.50 per share. The conversion price per share for Series A convertible preferred stock shall be adjusted for certain recapitalizations, splits, combinations, common stock dividends, or similar events. At the current conversion prices, each share of Series A convertible preferred stock will convert on a one-for-one basis into common stock.

Each share of convertible preferred stock shall automatically be converted into shares of common stock at the then-effective conversion price upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series A convertible preferred stock.

Voting Rights

Each share of Series A convertible preferred stock has a number of votes equal to the number of shares of common stock into which it is convertible. Certain holders of the Series A convertible preferred stock, voting together as a single class on an as-if-converted basis, have the right to elect three directors. Certain holders of the common stock, voting together as a single class, have the right to elect two directors.

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

Dividend Rights

No dividends or other distributions shall be declared by the board of directors at any time while any shares of Series B redeemable preferred stock are outstanding unless the 8.0% cumulative dividends on the Series B Original Issue Price of $12.425371 per share have been paid to the holders of the Series B redeemable preferred stock.

As and when dividends are declared or paid with respect to the Series A convertible preferred stock, the holders of the Series A convertible preferred stock shall be entitled to participate in such dividends ratably on a per-share basis with respect to the shares of Series A convertible preferred stock. Dividends are payable only when and if declared by the board of directors.

No dividends or other distributions shall be declared by the board of directors on any shares of common stock at any time any shares of series A convertible preferred stock are outstanding unless, a pro rata amount, on an as-converted basis, has been paid or declared and set apart for payment on the shares of Series A convertible preferred stock.

Redemption Rights

The Series A convertible preferred stock is not mandatorily redeemable except in the event of certain liquidation events. If a deemed liquidation event were to become probable to occur, the Company would need to reassess the ASC 480 definition of being a mandatorily redeemable financial instrument as redemption would become “an event certain to occur.”

11.	Common Stock

Shares Reserved for Issuance

Shares of common stock reserved for future issuance, on an as-converted basis, are as follows:

	As of September 28,	As of December 31,
	2013	2012	2011
	(Unaudited)
Shares reserved for future issuance under the equity incentive plan	3,949,020	4,543,324	3,814,846
Outstanding stock options	11,050,980	10,456,676	3,241,611
Conversion of Series A convertible preferred stock	48,689,555	48,689,555	48,689,555

	63,689,555	63,689,555	55,746,012

Dividends

Dividends on common stock declared and paid by the Company’s board of directors were $16.4 million for the year ended December 31, 2012 on common stock. There were no other dividends declared or paid by the board of directors for any other periods.

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

12.	Stock-Based Compensation

The Company recognized stock-based compensation for employees and non-employees in connection with the 2011 Equity Incentive Plan (the “2011 Plan”) in the accompanying consolidated statements of operations as follows:

	Nine Months Ended		Year Ended December 31,
	September 28, 2013	September 29, 2012	2012	2011	2010
	(Unaudited)
	(In thousands)
Cost of revenue	$56	$40	$60	$19	$—
Selling and marketing	251	207	281	132	—
Product development	249	88	121	77	—
General and administrative	1,363	67	523	3,521	—

Total stock-based compensation	$1,919	$402	$985	$3,749	$—

Determination of Fair Value

The estimated grant date fair value of the stock-based awards granted was calculated based on the assumptions discussed below:

	Nine Months Ended		Year Ended December 31,
	September 28, 2013	September 29, 2012	2012	2011
	(Unaudited)
Expected term (in years)	6.0	N/A	6.0	6.0
Risk-free interest rate	1.0%-1.1%	N/A	0.8%-1.1%	1.5%-2.4%
Expected volatility	50.4%-50.5%	N/A	50.5%-51.1%	51.2%-52.4%
Dividend rate	0%	N/A	0%	0%

The fair value of each grant of the stock options was determined by the Company’s board of directors using the Black-Scholes option-pricing model and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

Fair value of common stock – Because there has been no public market for the Company’s common stock, the board of directors has determined the fair value of the common stock at the time of grant of the option by considering a number of objective and subjective factors, valuations of comparable companies, operating and financial performance, the lack of liquidity of capital stock and general and industry specific economic outlook. The fair value of the underlying common stock will be determined by the board of directors until such time as the Company’s common stock is listed on an established stock exchange or national market system.

Expected Term – The expected term represents the period that its stock-based awards are expected to be outstanding. The Company estimates the expected term for its equity incentive grants based on a study of several unrelated public peer companies within the Company’s industry that the Company considers to be

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

comparable to its business and the historical data on employee exercises and post-vesting employment termination behavior taking into account the contractual life of the award.

Risk-Free Interest Rate – The risk-free interest rate is based on the interest yield in effect at the date of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the option’s expected term.

Expected Volatility – Since the Company does not have a trading history for its common stock, the expected volatility was derived from the historical stock volatilities of several unrelated public companies within the Company’s industry that are considered to be comparable to the Company’s business over a period equivalent to the expected term of the stock option grants.

Dividend Rate – The expected dividend was assumed to be zero based on the fact that the Company’s credit agreement prohibits the payment of dividends. Thus, a zero dividend yield is assumed in the stock option fair value computations.

The Company estimates its forfeiture rate based on an analysis of actual forfeitures and will continue to evaluate the adequacy of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover behavior, and other factors. The impact from any forfeiture rate adjustment would be recognized in full in the period of adjustment and if the actual number of future forfeitures differs from estimates, the Company might be required to record adjustments to stock-based compensation in future periods.

2011 Plan

In January 2011, the Company adopted the 2011 Plan that covers certain employees, consultants and directors of the Company who are entitled to stock options and restricted stock, as applicable, pursuant to the provisions of respective award agreements. The 2011 Plan is shareholder-approved, which permits the granting of nonqualified stock options and restricted stock to the Company’s Participants of up to 15,000,000 shares, 15,000,000 shares and 7,056,457 shares of common stock for the nine months ended September 28, 2013 and for the years ended December 31, 2012 and 2011.

Stock options are time-based and exercisable within ten years of the date of grant, but only to the extent they have vested. The options generally vest as specified in the option agreements or upon a change in control of the Company, subject to continued employment with the Company.

In the event participants in the 2011 Plan cease to be employed or engaged by the Company, then all of the options would be forfeited if they are not exercised within 90 days.

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

The following table summarizes stock option activity for the nine months ended September 28, 2013 and for the years ended December 31, 2012 and 2011:

		Options Outstanding
	Shares Available for Grant	Number of Shares Underlying Outstanding Options	Weighted-Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
				(In years)
Outstanding – December 31, 2010	—	—	$—	—	$—
Authorized option pool under 2011 Equity Incentive Plan	7,056,457
Granted	(5,975,982)	5,975,982	0.50
Forfeited	2,734,371	(2,734,371)	0.50

Outstanding – December 31, 2011	3,814,846	3,241,611	0.50	9.17	4,149,262
Additional options authorized	7,943,543
Granted	(7,656,094)	7,656,094	2.03
Forfeited	441,029	(441,029)	0.50

Outstanding – December 31, 2012	4,543,324	10,456,676	1.62	9.29	5,842,409
Granted (unaudited)	(1,175,000)	1,175,000	2.01
Forfeited (unaudited)	580,696	(580,696)	0.50

Outstanding – September 28, 2013 (unaudited)	3,949,020	11,050,980	1.68	8.63	447,661

Vested and expected to vest – December 31, 2012		10,456,676	$1.62	9.29	$5,842,409

Exercisable – December 31, 2012		1,320,169	$0.50	8.14	$2,214,695

Vested and expected to vest – September 28, 2013 (unaudited)		11,050,980	$1.68	8.63	$447,661

Exercisable – September 28, 2013 (unaudited)		3,622,253	$1.34	8.03	$1,376,908

The weighted-average grant-date fair value of options granted to employees for the nine months ended September 28, 2013 and September 29, 2012 was $1.16 and $1.03 per share, respectively. For the years ended December 31, 2012 and 2011 the weighted-average grant-date fair value of options granted was $1.02 and $0.46 per share. The aggregate fair value of stock options which vested for the nine months ended September 28, 2013 and September 29, 2012 was $2.3 million and $0.5 million and for the years ended December 31, 2012 and 2011 was $0.5 million and $0.4 million. None of the Company’s stock options have been exercised.

The income tax benefit related to share-based compensation expense was $0.5 million, $0.1 million, $0.4 million and $1.4 million for September 28, 2013 and September 29, 2012 and December 31, 2012 and 2011. As of September 28, 2013 and December 31, 2012, the Company has stock-based compensation of $7.3 million and $8.1 million related to unvested stock options, net of estimated forfeitures, that the Company expects to recognize over a weighted-average period of 2.6 years and 3.0 years.

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

The following table summarizes additional information regarding outstanding and exercisable options under the 2011 Plan as of September 28, 2013 (unaudited):

	Options Outstanding			Options Exercisable
Exercise Prices	Number of Shares Underlying Outstanding Options	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price per Share	Number of Shares Underlying Vested Options	Weighted- Average Exercise Price Per Share
		(In Years)
$0.50	2,484,503	7.45	$0.50	1,637,535	$0.50
$2.01	7,905,448	8.96	$2.01	1,682,612	$2.01
$2.16	661,029	9.02	$2.16	302,106	$2.16

	11,050,980			3,622,253

Restricted Stock

During the year ended December 31, 2011, the board of directors issued 2,822,582 shares of restricted common stock to one of the directors of VTB, in the capacity of consultant director at a fair value of $1.21 per share. Restricted stock was valued with a price equal to the estimated fair value of the Company’s common stock at the date of grant. This restricted stock vested immediately upon its issuance and the Company recognized stock-based compensation of $3.4 million for the year ended December 31, 2011.

13.	2011 Phantom Equity Appreciation Plan

In November 2011, the Company adopted a 2011 Phantom Equity Appreciation Plan that covers certain employees, consultants, and directors (“Participants”) of the Company who are entitled to phantom units, as applicable, pursuant to the provisions of respective award agreements. This Phantom Equity Appreciation Plan is shareholder-approved, which permits the granting of phantom units to the Company’s Participants of up to 1,500,000 units, 1,500,000 units and 991,692 units for the nine months ended September 28, 2013 and for the years ended December 31, 2012 and 2011. Under the plan, eligible participants are granted a plan unit at an exercise price which vests over a period of time, generally four years. Upon a change in control, meaning any event that constitutes a qualifying liquidation event, the participant will earn and be paid a cash bonus for the vested plan units that is equal to the difference between the exercise price of the plan on the date of grant and the fair market value of the plan unit on the date of the change in control event. The amount of the cash bonus payment may be reduced for the amount of required employee payroll withholding tax.

If Participants incur a termination of service for any reason (excluding a termination for cause), (i) the Participants unvested phantom units shall immediately terminate and be cancelled for no consideration and (ii) the Participants’ vested phantom units shall remain outstanding until a change of control. If Participants are terminated for cause, the Participants shall forfeit their entire award, including all vested and unvested phantom units.

As of September 28, 2013 and December 31, 2012, 1,255,280, and 1,389,702 units of the Company at a weighted-average exercise price of $0.89 and $0.93 have been granted and are outstanding. No phantom units were granted during the year ended December 31, 2011. As of September 28, 2013 and December 31, 2012, all

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

compensation expense related to the Phantom Equity Appreciation Plan units remained unrecognized because as of those dates the Company did not believe the change in control event was probable of occurring. If the change in control had occurred on September 28, 2013 or December 31, 2012, the Company would have recognized $1.0 million and $0.5 million of compensation expense for the vested phantom units based on the fair value of the Company’s common stock as determined by the board of directors of $1.72 per share and $2.18 per share as of September 28, 2013 and December 31, 2012.

14.	Net (Loss) Income per Share of Common Stock

The following table sets forth the computation of basic and diluted net (loss) income per share of common stock attributable to common stockholders:

	Nine Months Ended		Year Ended December 31,
	September 28, 2013	September 29, 2012	2012	2011	2010 As Restated
	(Unaudited)
	(In thousands, except per share data)
Numerator:
Basic and diluted:
Net (loss) income	$(7,044)	$9,289	$26,460	$21,554	$10,122
Noncumulative dividends on Series A convertible preferred stock	—	(22,627)	(22,627)	—	—
Undistributed earnings allocated to Series A convertible preferred stock	—	—	(2,222)	(12,699)	(783)

Net (loss) income attributable to common stockholders, basic and diluted	$(7,044)	$(13,338)	$1,611	$8,855	$9,339

Basic:
Weighted-average shares used in computing net (loss) income per share attributable to common stockholders, basic	35,282	35,282	35,282	33,952	127,356

Diluted:
Weighted-average shares used in computing net (loss) income per share attributable to common stockholders, basic	35,282	35,282	35,282	33,952	127,356
Add weighted-average effect of dilutive securities	—	—	983	972	—

Weighted-average shares used in computing net (loss) income per share attributable to common stockholders, diluted	35,282	35,282	36,265	34,924	127,356

Net (loss) income per share attributable to common stockholders:
Basic	$(0.20)	$(0.38)	$0.05	$0.26	$0.07

Diluted	$(0.20)	$(0.38)	$0.04	$0.25	$0.07

The net (loss) income per share attributable to common stockholders in 2010 reflects the 47.1:1 stock split on convertible Series A convertible preferred stock.

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

The following weighted-average shares of common stock equivalents were excluded from the computation of diluted net (loss) income per share of common stock for the periods presented because including them would have been antidilutive (in thousands):

	Nine Months Ended		Year Ended December 31,
	September 28, 2013	September 29, 2012	2012	2011	2010
	(Unaudited)
Stock options to purchase common stock	10,915	1,142	2,779	265	—

15.	Income Taxes

The geographical breakdown of income before the provision for income taxes is as follows:

	Years Ended December 31,
	2012	2011	2010 As Restated
	(In thousands)
Domestic	$39,626	$35,336	$17,706
Foreign	842	—	—

Income before provision for income taxes	$40,468	$35,336	$17,706

The components of the provision for income taxes are as follows:

	Years Ended December 31,
	2012	2011	2010 As Restated
	(In thousands)
Current:
Federal	$13,660	$13,752	$9,876
State	1,510	1,418	1,152
Foreign	436	—	—

Total current	15,606	15,170	11,028

Deferred:
Federal	(1,148)	(1,358)	(3,261)
State	(120)	(30)	(183)
Foreign	(330)	—	—

Total deferred	(1,598)	(1,388)	(3,444)

Total provision for income taxes	$14,008	$13,782	$7,584

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

The reconciliation of federal statutory income tax provision to the Company’s effective income tax provision is as follows:

	Years Ended December 31,
	2012	2011	2010 As Restated
	(In thousands)
U.S. federal taxes at statutory tax rate	$14,024	$12,368	$6,197
State taxes, net of federal benefit	904	902	511
Foreign tax rate differential	(49)	—	—
Gain on bargain purchase	(804)	—	—
Permanent and other	(67)	512	876

Provision for income taxes	$14,008	$13,782	$7,584

The following table presents the breakdown between current and non-current deferred tax assets and liabilities:

	As of December 31,
	2012	2011
	(In thousands)
Deferred tax assets, current	$4,452	$2,672
Deferred tax assets, non-current	2,266	3,197
Deferred tax liabilities, non-current	(1,174)	(536)

Total net deferred tax assets	$5,544	$5,333

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

	As of December 31,
	2012	2011
	(In thousands)
Deferred tax assets:
Allowance for doubtful accounts	$84	$38
Inventory	1,093	548
Compensation accrual	2,830	3,738
Accruals and other	3,204	1,552

Net deferred tax assets	7,211	5,876
Deferred tax liabilities:
Property and equipment	(493)	(543)
Intangible assets	(1,174)	—

Net deferred tax liabilities	(1,667)	(543)

Net deferred tax assets	$5,544	$5,333

As of December 31, 2012 and 2011, the Company did not have any net operating loss carryforwards from prior years.

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

The Company intends to indefinitely reinvest earnings from foreign subsidiaries and, accordingly, no related provision for U.S. federal and state income taxes has been provided on such earnings. Upon distribution of those earnings in the form of dividends or otherwise, the Company may be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes in the various countries. At December 31, 2012, the undistributed earnings approximated $2.6 million. There were no undistributed earnings at December 31, 2011. The determination of the future tax consequences of the remittance of these earnings is not practicable.

Uncertain Tax Positions

The following is a reconciliation of the beginning and ending amount of total gross unrecognized tax benefit liabilities:

	As of December 31,
	2012	2011	2010
	(In thousands)
Gross unrecognized tax benefit – beginning balance	$1,069	$521	$—
Increases related to tax positions taken during current year	399	548	521

Gross unrecognized tax benefit – ending balance	$1,468	$1,069	$521

The Company recognizes accrued interest and penalties related to unrecognized tax benefits in the income tax provision. As of December 31, 2012, the Company had $1.5 million of uncertain tax positions of which $1.0 million represent the amount that, if recognized, would impact the effective income tax rate in future periods. While it is often difficult to predict the final outcome of any particular uncertain tax position, the Company does not believe that the amount of unrecognized tax benefits will change significantly in the next twelve months. Interest and penalty accrued for the periods presented were insignificant.

The Company files income tax returns in the U.S. federal, various states and foreign tax jurisdictions. The Company is subject to U.S. federal income tax examination for the 2009 through 2012 tax years. Additionally, the Company is subject to various state income tax examinations for the 2008 through 2012 tax years.

16.	Defined Contribution Plans

VTB maintains a defined contribution 401(k) profit sharing plan (the “Plan”) for all employees who are over the age of 21. Participants may make voluntary contributions up to the maximum amount allowable by law. The Company may make contributions to the Plan on a discretionary basis that vest to the participants ratably over a six-year graded vesting schedule, beginning with the second year of participation. The Company made an employer match to the Plan which was insignificant for all periods presented.

Lygo operates a defined contribution pension plan and the pension charge represents the amounts payable by the company to the fund in respect of the year. The assets of the plan are held separately from those of Lygo in an independently administered fund. Pension costs for the nine months ended September 28, 2013 and for the year ended December 31, 2012 were insignificant.

VTB HOLDINGS, INC.

Notes to Consolidated Financial Statements

Nine Months Ended September 28, 2013 and September 29, 2012 (Unaudited) and the

Years Ended December 31, 2012, 2011 and 2010

17.	Geographical Information

The following table represents total revenues based on where customers are physically located:

	Nine Months Ended		Year Ended December 31,
	September 28, 2013	September 29, 2012	2012	2011	2010 As Restated
	(Unaudited)
	(In thousands)
United States	$61,330	$65,876	$146,365	$131,115	$78,876
Europe	25,682	24,362	50,874	27,900	12,135
Other	5,340	6,861	9,897	7,106	859

Total revenues	$92,352	$97,099	$207,136	$166,121	$91,870

Revenues earned in the United Kingdom comprised $15.0 million and $27.1 million for the nine months ended September 28, 2013 and for the year ended December 31, 2012. No other country outside of the United States comprised 10% or greater of total revenues for the nine months ended September 28, 2013 and September 29, 2012 and for the years ended December 31, 2012, 2011 and 2010.

Property and equipment, net by location are summarized as follows:

	As of September 28,	As of December 31,
	2013	2012	2011
	(Unaudited)
	(In thousands)
United States	$6,102	$5,006	$1,210
China	596	657	470
United Kingdom	100	69	—

Total property and equipment, net	$6,798	$5,732	$1,680

18.	Related Party

For the year ended December 31, 2012, the Company incurred consulting fees of $0.3 million towards professional services provided by one of its shareholders.

ANNEX E

PARAMETRIC SOUND CORPORATION

2013 STOCK-BASED

INCENTIVE COMPENSATION PLAN

1. Purpose of the Plan

The purpose of the Plan is to assist the Company, its Subsidiaries and Affiliates in attracting and retaining valued Employees, Consultants and Non-Employee Directors by offering them a greater stake in the Company’s success and a closer identity with it, and to encourage ownership of the Company’s stock by such Employees, Consultants and Non-Employee Directors. On and after the Effective Date, no further grants shall be made under the Prior Plans, which shall remain in effect solely as to outstanding Options thereunder.

2. Definitions

As used herein, the following definitions shall apply:

2.1. “Affiliate” means any entity other than the Subsidiaries in which the Company has a substantial direct or indirect equity interest, as determined by the Board.

2.2. “Award” means a grant of Common Stock, Deferred Stock, Restricted Stock, Restricted Stock Units, Options or SARs under the Plan.

2.3. “Award Agreement” means the written agreement, instrument or document evidencing an Award or Prior Plan Award, including any such item in an electronic medium.

2.4. “Board” means the Board of Directors of the Company.

2.5. “Change in Control” means, after the Effective Date (and the consummation of the transactions described in the Agreement and Plan of Merger by and among the Company, Paris Acquisition Corp. and VTB Holdings, Inc., dated as of August 5, 2013, which shall not be treated as a Change in Control for purposes of the Plan), any of the following events:

(a) a “person” (as such term in used in Sections 13(d) and 14(d) of the 1934 Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13D-3 under the 1934 Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Section 2.5(a), Section 2.5(c) or Section 2.5(d) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved, cease for any reason to constitute a majority thereof; or

(c) the Company merges or consolidates with any other corporation, other than in a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(d) the complete liquidation of the Company or the sale or other disposition of all or substantially all of the Company’s assets.

(e) Notwithstanding anything in the Plan or an Award Agreement to the contrary, if an Award is subject to Section 409A of the Code, no event that, but for this Section, would be a Change in Control as defined in the Plan or the Award Agreement, as applicable, shall be a Change in Control unless such event is also a “change in control event” as defined in Section 409A of the Code.

2.6. “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder. A reference to any provision of the Code or the Treasury regulations promulgated thereunder shall include reference to any successor provision of the Code or the Treasury regulations.

2.7. “Committee” means the committee designated by the Board to administer the Plan under Section 4.

2.8. “Common Stock” means the common stock of the Company, par value $0.001 per share, or such other class or kind of shares or other securities resulting from the application of Section 13.

2.9. “Company” means Parametric Sound Corporation, a Nevada corporation, or any successor corporation.

2.10. “Consultant” means an individual who renders services to the Company, a Subsidiary or an Affiliate as a consultant, advisor or independent contractor.

2.11. “Deferral Period” means the period during which the receipt of a Deferred Stock Award under Section 7 will be deferred.

2.12. “Deferred Stock” means Common Stock to be delivered at the end of a Deferral Period and awarded by the Committee under Section 7.

2.13. “Effective Date” has the meaning set forth in Section 25.

2.14. “Employee” means an individual, including an officer or director, who is employed by the Company, a Subsidiary or an Affiliate.

2.15. “Fair Market Value” means the fair market value of Common Stock determined by such methods or procedures as shall be established from time to time by the Committee in good faith and in accordance with applicable law. Unless otherwise determined by the Committee, the Fair Market Value of Common Stock shall mean, on any given date, the closing price of a share of Common Stock on the principal national securities exchange on which the Common Stock is listed on such date or, if Common Stock was not traded on such date, on the last preceding day on which the Common Stock was traded.

2.16. “Incentive Stock Option” means an Option or a portion thereof intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code and designated as an Incentive Stock Option in the applicable Award Agreement.

2.17. “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. A reference to any provision of the 1934 Act or rule promulgated under the 1934 Act shall include reference to any successor provision or rule.

2.18. “Non-Employee Director” means a member of the Board who meets the definition of a “non-employee director” under Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the 1934 Act.

2.19. “Non-Qualified Option” means an Option or a portion thereof not intended to be an Incentive Stock Option and designated as a Non-Qualified Option in the applicable Award Agreement.

2.20. “Option” means a right to purchase a specified number of shares of Common Stock at a specified price awarded by the Committee under Section 10 of the Plan.

2.21. “Participant” means any Employee, Consultant or Non-Employee Director who receives an Award.

2.22. “Performance Cycle” means the period selected by the Committee during which the performance of the Company, any Subsidiary, any Affiliate or any business unit thereof, or any individual is measured for the purpose of determining the extent to which a Performance Goal has been achieved.

2.23. “Performance Goal” means a goal that must be met by the end of a period specified by the Committee (but that is substantially uncertain of being met before the grant of the Award) and that, in the case of Qualified Performance-Based Awards, must be based upon any one or more of the following as they relate to the Company, its Subsidiaries or Affiliates (or any business unit or department thereof): (i) stock price, (ii) market share, (iii) sales, (iv) earnings per share, (v) diluted earnings per share, (vi) diluted net income per share, (vii) return on stockholder equity, (viii) costs, (ix) cash flow, (x) return on total assets, (xi) return on capital or invested capital, (xii) return on net assets, (xiii) operating income, (xiv) net income, (xv) earnings (or net income) before interest, taxes, depreciation and amortization, (xvi) improvements in capital structure, (xvii) gross, operating or other margins, (xviii) budget and expense management, (xix) productivity ratios, (xx) working capital targets, (xxi) enterprise value, (xxii) safety record, (xxiii) completion of acquisitions or business expansion of the company, our subsidiaries or affiliates (or any business unit or department thereof) (xxiv) economic value added or other value added measurements, (xxv) expense targets, (xxvi) operating efficiency, (xxvii) regulatory body approvals for commercialization of products (xxviii) implementation or completion of critical projects or related milestones, (xxix) quality control, (xxx) supply chain achievements and (xxxi) marketing and distribution of products, in all cases, whether measured absolutely or relative to an index or peer group. The Committee shall have discretion to determine the specific targets with respect to each of these categories of Performance Goals. Performance Goals with respect to Awards that are not intended to be Qualified Performance-Based Awards may be based on one or more of the preceding measures or any other measure that the Committee may determine in its sole discretion. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee may modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

2.24. “Plan” means the Parametric Sound Corporation 2013 Stock-Based Incentive Compensation Plan herein set forth, as amended from time to time.

2.25. “Prior Plans” means the 2010 Stock Option Plan of Parametric Sound Corporation and the 2012 Stock Option Plan of Parametric Sound Corporation, in each case as amended.

2.26. “Prior Plan Award” means an “Option” as defined in the applicable Prior Plan.

2.27. “Qualified Performance-Based Award” means an Award or portion of an Award that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

2.28. “Restricted Stock” means Common Stock awarded by the Committee under Section 8 of the Plan.

2.29. “Restricted Stock Unit” means the right to a payment in Common Stock or in cash, or in a combination thereof, awarded by the Committee under Section 9 of the Plan.

2.30. “Restriction Period” means the period during which Restricted Stock awarded under Section 8 of the Plan and Restricted Stock Units awarded under Section 9 of the Plan are subject to forfeiture.

2.31. “SAR” means a stock appreciation right awarded by the Committee under Section 11 of the Plan.

2.32. “Subsidiary” means any corporation (other than the Company), partnership, joint venture or other business entity of which 50% or more of the outstanding voting power is beneficially owned, directly or indirectly, by the Company.

2.33. “Ten Percent Stockholder” means a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary.

3. Eligibility

Any Employee, Consultant or Non-Employee Director is eligible to receive an Award.

4. Administration and Implementation of Plan

4.1. The Plan shall be administered by the Committee. Any action of the Committee in administering the Plan shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries and Affiliates, their Employees, Consultants and directors, Participants, persons claiming rights from or through Participants and stockholders of the Company. No member of the Committee shall be personally liable for any action, determination, or interpretation taken or made in good faith by the Committee with respect to the Plan, any Awards granted hereunder or any Prior Plan Awards, and all members of the Committee shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

4.2. Subject to the provisions of the Plan, the Committee shall have full and final authority in its discretion (a) to select the Employees, Consultants and Non-Employee Directors who will receive Awards pursuant to the Plan, (b) to determine the type or types of Awards to be granted to each Participant, (c) to determine the number of shares of Common Stock to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, and waivers of or modifications to performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award; (d) to determine whether, to what extent, and under what circumstances an Award may be canceled, forfeited, or surrendered; (e) to determine whether, and to certify that, Performance Goals to which the settlement of an Award is subject are satisfied; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan, and to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; and (g) to construe and interpret the Plan and to make all other determinations as it may deem necessary or advisable for the administration of the Plan.

4.3. The Committee’s powers shall also include responsibility to determine the effect, if any, of a Change in Control of the Company upon outstanding Awards. Upon a Change in Control, the Committee may, at its discretion, (i) fully vest any or all Awards made under the Plan, (ii) determine whether all applicable Performance Goals have been achieved and the applicable level of performance, (iii) cancel any outstanding Awards in exchange for a cash payment of an amount (including zero) equal to the difference between the then Fair Market Value of the Award less the option or base price of the Award, (iv) after having given the Participant a reasonable chance to exercise any vested outstanding Options or SARs, terminate any or all of the Participant’s unexercised Options or SARs, (v) where the Company is not the surviving corporation, cause the surviving corporation to assume all outstanding Awards or replace all outstanding Awards with comparable awards or (vi) take such other action as the Committee shall determine to be appropriate.

4.4. The Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of the Participant’s termination of employment or service with the Company or any Subsidiary or Affiliate; provided, however, that the Committee shall retain full power to accelerate or waive any such term or condition as it may have previously imposed, including, without limitation, any vesting period. All Awards shall be evidenced by an Award Agreement. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such Performance Goals as may be specified by the Committee.

4.5. To the extent permitted by applicable law, the Committee may delegate some or all of its authority with respect to the Plan and Awards to any executive officer of the Company or any other person or persons designated by the Committee, in each case, acting individually or as a committee, provided that the Committee may not delegate its authority hereunder to make awards to Employees who are (i) “officers” as defined in Rule 16a-1(f) under the 1934 Act, (ii) “covered employees” within the meaning of Section 162(m) of the Code or (iii) officers or other Employees who are delegated authority by the Committee pursuant to this Section. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. The Committee may at any time rescind the authority delegated to any person pursuant to this Section. Any action undertaken by any such person or persons in accordance with the Committee’s delegation of authority pursuant to this Section shall have the same force and effect as if undertaken directly by the Committee.

5. Shares of Stock Subject to the Plan

5.1. Subject to adjustment as provided in Section 13, the total number of shares of Common Stock available for Awards and Prior Plan Awards under the Plan shall be 2,250,000 plus the number of shares that were authorized but unissued under the Prior Plans.

5.2. Subject to adjustment as provided in Section 13, (i) the maximum number of shares of Common Stock available for Awards that are intended to be Incentive Stock Options shall not exceed 2,250,000 and (ii) the maximum number of shares of Common Stock available for Awards that may be granted to any individual Participant shall not exceed 450,000 during any calendar year.

5.3. If any shares subject to an Award or Prior Plan Award are forfeited or such Award otherwise terminates, any shares counted against the number of shares available for issuance pursuant to the Plan with respect to such Award or Prior Plan Award shall, to the extent of any such forfeiture or termination, again be available for Awards under the Plan; provided, however, that the Committee may adopt procedures for the counting of shares relating to any Award to ensure appropriate counting, avoid double counting, and provide for adjustments in any case in which the number of shares actually distributed differs from the number of shares previously counted in connection with such Award. SARs or Restricted Stock Units to be settled in shares of Common Stock shall be counted in full against the number of shares available for award under the Plan, regardless of the number of shares of Common Stock issued upon settlement of the SAR or Restricted Stock Unit. If any shares subject to an Award or Prior Plan Award are retained or reacquired by the Company in payment of an exercise price or satisfaction of a withholding or other tax obligation in connection with any Award, such shares shall not be made available for future Awards under the Plan.

5.4. Any shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares. Any shares issued by the Company through the assumption or substitution of outstanding grants in connection with the acquisition of another entity shall not reduce the maximum number of shares available for delivery under the Plan.

6. Common Stock

An Award of Common Stock is a grant by the Company of a specified number of shares of Common Stock to the Participant, which shares are not subject to forfeiture except as set forth in Section 21. Upon the Award of

Common Stock, the Committee may direct the number of shares of Common Stock subject to such Award be issued to the Participant, designating the Participant as the registered owner. The Participant shall have all of the customary rights of a stockholder with respect to the Award of Common Stock, including the right to vote shares of the Common Stock and receive dividends with respect to the Common Stock.

7. Deferred Stock

An Award of Deferred Stock is an agreement by the Company to deliver to the Participant a specified number of shares of Common Stock at the end of a specified Deferral Period or Periods. Such an Award shall be subject to the following terms and conditions:

7.1. Upon the Award of Deferred Stock, the Committee shall direct that the number of shares subject to such Award be credited to the Participant’s account on the books of the Company but that issuance and delivery of the same shall be deferred until the date or dates provided in the Award Agreement. Prior to issuance and delivery of the Deferred Stock, the Participant shall have no rights as a stockholder with respect to any shares of Deferred Stock credited to the Participant’s account.

7.2. During the Deferral Period, no dividend shall be paid with respect to shares covered by a Deferred Stock Award and the Participant shall have no future right to any dividend paid during the Deferral Period.

7.3. The Deferral Period may consist of one or more installments. Provided that the Deferred Stock has not been previously forfeited, at the end of the Deferral Period or any installment thereof, the shares of Deferred Stock applicable to such installment, shall be issued and delivered to the Participant (or, where appropriate, the Participant’s legal representative) in accordance with the terms of the Award Agreement.

8. Restricted Stock

An Award of Restricted Stock is a grant by the Company of a specified number of shares of Common Stock to the Participant, which shares are subject to forfeiture upon the happening of specified events. Such an Award shall be subject to the following terms and conditions:

8.1. Upon the Award of Restricted Stock, the Committee may direct the number of shares of Common Stock subject to such Award be issued to the Participant or placed in a restricted stock account (including an electronic account) with the transfer agent and in either case designating the Participant as the registered owner. The certificate(s), if any, representing such shares shall be physically or electronically legended, as applicable, as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and, if issued to the Participant, returned to the Company to be held in escrow during the Restriction Period. In all cases, the Participant shall sign a stock power endorsed in blank to the Company to be held in escrow during the Restriction Period.

8.2. During the Restriction Period, the Participant shall have the right to vote shares of Restricted Stock. During the Restriction Period, no dividend shall be paid with respect to the number of shares covered by a Restricted Stock Award and the Participant shall have no future right to any dividend paid during the Restriction Period.

8.3. Provided that the Restricted Stock has not been previously forfeited, at the end of the Restriction Period the restrictions imposed under the Award Agreement shall lapse with respect to the number of shares specified thereunder, and the legend, if any, imposed hereunder shall be removed and such number of shares delivered to the Participant (or, where appropriate, the Participant’s legal representative).

9. Restricted Stock Units

An Award of Restricted Stock Units is a grant by the Company of the right to receive a payment in Common Stock or in cash, or in a combination thereof, that is equal to the Fair Market Value of a share of

Common Stock as of the date of vesting or payment, as set forth in the applicable Award Agreement, which right is subject to forfeiture upon the happening of specified events. Such an Award shall be subject to the following terms and conditions:

9.1. Any amount payable upon the end of the Restriction Period with respect to a Restricted Stock Unit shall be paid by the Company in shares of Common Stock, in cash or in a combination of shares of Common Stock and cash, as determined by the Committee in its sole discretion or as set forth in the Award Agreement.

9.2. Provided that the Restricted Stock Units have not been previously forfeited, at the end of the Restriction Period the restrictions imposed under the Award Agreement shall lapse with respect to the number of Restricted Stock Units specified thereunder, and shares of Common Stock or cash with a value equal to the Fair Market Value of the shares of Common Stock underlying such Restricted Stock Units shall be delivered to the Participant (or, where appropriate, the Participant’s legal representative).

10. Options

Options give a Participant the right to purchase a specified number of shares of Common Stock from the Company for a specified time period at a fixed price. Options may be either Incentive Stock Options or Non-Qualified Stock Options. The grant of Options shall be subject to the following terms and conditions:

10.1. Option Price: The price per share at which Common Stock may be purchased upon exercise of an Option shall be determined by the Committee, but shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date of grant (or 110% of such Fair Market Value in the case of an Incentive Stock Option granted to a Ten Percent Stockholder), unless the Option was granted through the assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or any Subsidiary or Affiliate or with which the Company or any Subsidiary or Affiliate combines.

10.2. Term of Options: The term of an Option shall in no event be greater than ten years (five years in the case of an Incentive Stock Option granted to a Ten Percent Stockholder).

10.3. Incentive Stock Options: Each provision of the Plan and each Award Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in Section 422 of the Code, and any provisions of an Award Agreement that cannot be so construed shall be disregarded. In no event may a Participant be granted an Incentive Stock Option which does not comply with the grant and vesting limitations prescribed by Section 422(b) of the Code. Incentive Stock Options may not be granted to Employees of Affiliates or to Consultants or Non-Employee Directors.

10.4. Payment of Option Price: The option price of the shares of Common Stock received upon the exercise of an Option shall be paid within three days of the date of exercise: (i) in cash, or (ii) with the proceeds received from a broker-dealer whom the Participant has authorized to sell all or a portion of the Common Stock covered by the Option, or (iii) with the consent of the Committee, in whole or in part in Common Stock held by the Participant and valued at Fair Market Value on the date of exercise. With the consent of the Committee, payment upon the exercise of a Non-Qualified Option may be made in whole or in part by Restricted Stock held by the Participant and valued at Fair Market Value on the date the Option is exercised. In such case, the Common Stock to which the Option relates shall be subject to the same forfeiture restrictions originally imposed on the Restricted Stock exchanged therefor. An Option may be exercised only for a whole number of shares of Common Stock.

11. Stock Appreciation Rights

SARs give the Participant the right to receive, upon exercise of the SAR, the excess of (i) the Fair Market Value of one share of Common Stock on the date of exercise over (ii) the grant price of the SAR as determined by the Committee, but which may never be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant. The grant of SARs shall be subject to the following terms and conditions:

11.1. The term of a SAR shall in no event be greater than ten years.

11.2. The Committee shall determine the time or times at which a SAR may be exercised in whole or in part, the method of exercise, the method of settlement, form of consideration payable in settlement, method by which Common Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR.

11.3. The Committee may provide that a SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR.

12. Qualified Performance-Based Awards.

To the extent the Committee determines, in its sole discretion, that it is necessary or advisable in order to comply with the deductibility limitations of Section 162(m) of the Code applicable to Qualified Performance-Based Awards, the following rules shall apply:

12.1. Only an Employee who is a “covered employee” within the meaning of Section 162(m) of the Code shall be eligible to receive Qualified Performance-Based Awards. The Committee shall designate in its sole discretion which covered employees will be Participants for a Performance Cycle within the earlier of (i) the first 90 days of a Performance Cycle and (ii) the lapse of 25% of the Performance Cycle.

12.2. The Committee shall establish in writing within the earlier of (i) the first 90 days of a Performance Cycle and (ii) the lapse of 25% of the Performance Cycle, and in any event, while the outcome is substantially uncertain, (A) Performance Goals for the Performance Cycle, and (B) in respect of such Performance Goals, a minimum acceptable level of achievement below which no payment will be made or no Award shall vest or become exercisable, and an objective formula or other method for determining the amount of any payment to be made or the extent to which an Award hereunder shall vest or become exercisable if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Goals.

12.3. Following the completion of a Performance Cycle, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Qualified Performance-Based Awards earned for the Performance Cycle based upon the Performance Goals and the related formulas or methods as determined pursuant to Section 12.2. The Committee shall then determine the actual amount payable or the extent to which an Award is vested or exercisable as a result of attainment of such Performance Goals under each Participant’s Award for the Performance Cycle, and, in doing so, may reduce or eliminate, except as otherwise provided in the Award Agreement, the amount of the Award. In no event shall the Committee have the authority to increase Award amounts to any covered employee under a Qualified Performance-Based Award.

12.4. A Qualified Performance-Based Award granted, vesting or becoming exercisable with respect to a Performance Cycle shall be paid (unless such Award is subject to the Participant’s exercise, which exercise such Participant has not effectuated) as soon as practicable following completion of the certification described in Section 12.3 but in no event later than December 31 of the year following the year in which the applicable Performance Cycle ends.

13. Adjustments upon Changes in Capitalization

13.1. In order to prevent dilution or enlargement of the rights of Participants under the Plan as a result of any stock dividend, recapitalization, forward stock split or reverse stock split, reorganization, division, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event that affects the Common Stock, the Committee shall adjust (i) the number and kind of shares of Common Stock which may thereafter be issued in connection with Awards or Prior Plan Awards, (ii) the number and kind of shares of Common Stock issuable in respect of outstanding Awards or Prior Plan Awards, (iii) the aggregate number and kind of shares of Common Stock available under the Plan, and (iv) the exercise or grant price relating to any Award or Prior Plan Award. Any such adjustment shall be made in an equitable manner which reflects the effect of such transaction or event. It is provided, however, that in the case of any such transaction or event, the Committee may make any additional adjustments to the items in (i) through (iv) above which it deems appropriate in the circumstances, or make provision for a cash payment with respect to any outstanding Award or Prior Plan Award; and it is provided, further, that no adjustment shall be made under this Section that would cause the Plan to violate Section 422 of the Code with respect to Incentive Stock Options or that would adversely affect the status of any Award or Prior Plan Award that is “performance-based compensation” under Section 162(m) of the Code.

13.2. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards, including any Performance Goals, in recognition of unusual or nonrecurring events (including, without limitation, events described in Section 13.1) affecting the Company, any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, no adjustment shall be made in any outstanding Awards to the extent that such adjustment would adversely affect the intended status of the Award as “performance-based compensation” under Section 162(m) of the Code.

14. Termination and Amendment

14.1. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of the Company’s stockholders or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s stockholders if (i) such action would increase the number of shares subject to the Plan, (ii) such action results in the repricing, replacement or repurchase of any Option or SAR, or (iii) such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted, in each case, except as provided in Section 13.1; provided, however, that without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted and any Award Agreement relating thereto, except as the Committee determines in its sole discretion to be necessary or advisable to ensure a deduction under Section 162(m) of the Code or to comply with Section 409A of the Code or an exemption therefrom. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuation, or termination of any Award may materially and adversely affect the rights of such Participant under such Award, except as the Committee determines in its sole discretion to be necessary or advisable to ensure a deduction under Section 162(m) of the Code or to comply with Section 409A of the Code or an exemption therefrom.

14.2. The foregoing notwithstanding, any Performance Goal or other performance condition specified in connection with an Award shall not be deemed a fixed contractual term, but shall remain subject to adjustment by the Committee, in its discretion at any time in view of the Committee’s assessment of the Company’s strategy, performance of comparable companies, and other circumstances, except to the extent that any such adjustment to a performance condition would adversely affect the intended status of an Award as “performance-based compensation” under Section 162(m) of the Code.

15. No Right to Award, Employment or Service

Neither the Plan nor any action taken hereunder shall be construed as giving any Employee, Consultant or Non-Employee Director any right to be retained in the employ or service of the Company, any Subsidiary or Affiliate. For purposes of the Plan, transfer of employment or service between the Company and its Subsidiaries and Affiliates shall not be deemed a termination of employment or service.

16. Taxes

The Company, any Subsidiary or Affiliate is authorized to withhold from any payment relating to an Award under the Plan, including from a distribution of Common Stock or any payroll or other payment to a Participant amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, the Subsidiary or Affiliate and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations. Withholding of taxes in the form of shares of Common Stock shall not occur at a rate that exceeds the minimum required statutory federal and state withholding rates. Participants who are subject to the reporting requirements of Section 16 of the 1934 Act may elect to pay all or a portion of any withholding or other taxes due in connection with an Award by directing the Company to withhold shares of Common Stock that would otherwise be received in connection with such Award.

17. Limits on Transferability; Beneficiaries

No Award or other right or interest of a Participant under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company, any Subsidiary or Affiliate, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Awards or other rights or interests of a Participant granted pursuant to the Plan (other than an Incentive Stock Option) be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. The Committee may attach to such transferability feature such terms and conditions as it deems advisable. In addition, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or a trust) to exercise the rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant. A beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.

18. No Rights to Awards; No Stockholder Rights

No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. No Award shall confer on any Participant any of the rights of a stockholder of the Company unless and until Common Stock is duly issued or transferred to the Participant in accordance with the terms of the Award.

19. Foreign Nationals.

Without amending the Plan, Awards may be granted to Employees, Consultants and Non-Employee Directors who are foreign nationals or are employed or providing services outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purpose of the Plan. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of the Plan, as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

20. Securities Law Requirements

20.1. No Award or Prior Plan Award shall be exercisable if the Company shall at any time determine that (a) the listing upon any securities exchange, registration or qualification under any state or federal law of any Common Stock otherwise deliverable upon such exercise, or (b) the consent or approval of any regulatory body or the satisfaction of withholding tax or other withholding liabilities, is necessary or appropriate in connection with such exercise. In any of the events referred to in clause (a) or clause (b) above, the exercisability of such Awards or Prior Plan Awards shall be suspended and shall not be effective unless and until such withholding, listing, registration, qualifications or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion, notwithstanding any termination of any Award or Prior Plan Award or any portion of any Award or Prior Plan Award during the period when exercisability has been suspended.

20.2. The Committee may require, as a condition to the right to exercise any Award or Prior Plan Award that the Company receive from the Participant, at the time any such Award or Prior Plan Award is exercised, vests or any applicable restrictions lapse, representations, warranties and agreements to the effect that the shares are being purchased or acquired by the Participant for investment only and without any present intention to sell or otherwise distribute such shares and that the Participant will not dispose of such shares in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act of 1933, as then amended, and the rules and regulations thereunder. The certificates issued to evidence such shares shall bear appropriate legends summarizing such restrictions on the disposition thereof.

21. Recoupment

Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Participant to the Company pursuant to the terms of any Company “clawback” or recoupment policy directly applicable to the Plan and (i) set forth in the Participant’s Award Agreement or (ii) required by law to be applicable to the Participant.

22. Termination

Unless the Plan previously shall have been terminated by action of the Board, the Plan shall terminate on the 10-year anniversary of the Effective Date, and no Awards under the Plan shall thereafter be granted.

23. Fractional Shares

The Company will not be required to issue any fractional shares of Common Stock pursuant to the Plan. The Committee may provide for the elimination of fractions and for the settlement of fractions in cash.

24. Governing Law

To the extent that Federal laws do not otherwise control, the validity and construction of the Plan and any Award Agreement entered into thereunder shall be construed and enforced in accordance with the laws of the State of California, but without giving effect to the choice of law principles thereof.

25. Effective Date

The Plan shall be effective as of the date when, and only when, (i) the Company’s stockholders have approved the Plan, (ii) the Company’s stockholders have approved the proposal to approve the issuance of Common Stock in connection with the merger (“Merger”) contemplated by the Agreement and Plan of Merger dated as of August 5, 2013, among Parametric, VTB Holdings, Inc., a Delaware corporation, and Paris Acquisition Corp., a Delaware corporation, and the corresponding change of control of the Company, and (iii) the Merger has been consummated.

ANNEX F

PARAMETRIC SOUND CORPORATION

ANNUAL INCENTIVE BONUS PLAN

I. Statement and Purpose of Plan

The Parametric Sound Corporation Annual Incentive Bonus Plan provides additional compensation opportunities for selected employees based on the achievement of pre-determined performance goals.

II. Definitions

A. “Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the specified Person.

B. “Board” means the Board of Directors of the Company.

C. “Change in Control” means a “change in control event” within the meaning of Treasury regulation 1.409A-3(i)(5).

D. “Code” means the Internal Revenue Code of 1986, as amended.

E. “Committee” means the Compensation Committee of the Board or, if appointed by the Board, a subcommittee thereof which shall be comprised exclusively of two or more members of the Board who are non-employee “outside directors” within the meaning of section 162(m)(4)(C) of the Code and Treasury regulation 1.162-27(e)(3).

F. “Company” means Parametric Sound Corporation, a Nevada corporation.

G. “Company Stock” means the common stock of the Company, par value $0.001 per share.

H. “Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

I. “Determination Date” means the date upon which the Committee determines Performance Goals and Incentive Bonus opportunities for Participants. With respect to any Incentive Bonus that is intended to be a Qualified Incentive Bonus, the Determination Date must be no later than the earlier of (1) 90 days after the commencement of the Performance Period and (2) the date upon which 25% of the Performance Period has elapsed.

J. “Disability” means, as determined by the Committee in its sole discretion, that a Participant (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (2) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company, its Subsidiaries or Affiliates.

K. “Fair Market Value” means, on any given date, the closing price of a share of Company Stock on the principal national securities exchange on which Company Stock is listed on such date, or, if Company Stock was not publicly traded on such date, on the last preceding date on which Company Stock was publicly traded.

L. “Incentive Bonus” means a bonus that is payable hereunder to a Participant based on the achievement of specified pre-determined Performance Goals. An Incentive Bonus may be a Qualified Incentive Bonus or a Non-Qualified Incentive Bonus.

M. “Non-Qualified Incentive Bonus” means an Incentive Bonus that is not intended to be a Qualified Incentive Bonus.

N. “Participant” means any employee of the Company or one of its Subsidiaries who has been designated by the Committee to participate in the Plan for an applicable Performance Period.

O. “Performance Goal” means a measure of performance, the achievement of which is substantially uncertain at the time such goal is established, which is used to determine a Participant’s Incentive Bonus and is established by the Committee not later than the applicable Determination Date. Performance Goals may be measured on an absolute or relative basis. Relative performance may be measured against an external index, such as, by way of example and not limitation, a group of peer companies, industry groups or a financial market index. Performance Goals with respect to Incentive Bonuses that are intended to be Qualified Incentive Bonuses must be based upon any one or more of the following measures as they relate to the Company, its Subsidiaries or Affiliates (or any business unit or department thereof): (i) stock price, (ii) market share, (iii) sales, (iv) earnings per share, (v) diluted earnings per share, (vi) diluted net income per share, (vii) return on stockholder equity, (viii) costs, (ix) cash flow, (x) return on total assets, (xi) return on capital or invested capital, (xii) return on net assets, (xiii) operating income, (xiv) net income, (xv) earnings (or net income) before interest, taxes, depreciation and amortization, (xvi) improvements in capital structure, (xvii) gross, operating or other margins, (xviii) budget and expense management, (xix) productivity ratios, (xx) working capital targets, (xxi) enterprise value, (xxii) safety record, (xxiii) completion of acquisitions or business expansion of the company, our subsidiaries or affiliates (or any business unit or department thereof) (xxiv) economic value added or other value added measurements, (xxv) expenses targets, (xxvi) operating efficiency, (xxvii) regulatory body approvals for commercialization of products, (xxviii) implementation or completion of critical projects or related milestones, (xxix) quality control, (xxx) supply chain achievements and (xxxi) marketing and distribution of products. Performance Goals with respect to Incentive Bonuses that are not intended to be Qualified Incentive Bonuses may be based on one or more of the preceding measures or any other measure that the Committee may determine in its sole discretion.

P. “Performance Period” means a period of one or more consecutive fiscal years, or portions thereof, of the Company as established by the Committee during which the performance of the Company, its Subsidiaries or Affiliates or any business unit or department thereof, or any individual is measured for the purpose of determining the extent to which a Performance Goal is achieved. Nothing in this Plan shall prevent the Committee from establishing a Performance Period that commences prior to the termination of one or more other Performance Periods.

Q. “Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

R. “Plan” means the Parametric Sound Corporation Annual Incentive Bonus Plan herein set forth, as amended from time to time.

S. “Qualified Incentive Bonus” means an Incentive Bonus that is intended to be “qualified performance-based compensation” under section 162(m) of the Code and Treasury regulation 1.162-27(e), including any successor provision.

T. “Subsidiary” means, at any relevant time, any corporation or other entity of which 50% or more of the total combined voting power of all classes of stock (or other equity interests in the case of an entity other than a corporation) entitled to vote is owned, directly or indirectly, by the Company.

III. Eligibility

All employees of the Company, its Subsidiaries and Affiliates shall be eligible to be selected by the Committee to participate in the Plan.

IV. Administration

A. General. The Committee shall have the authority, subject to the provisions herein, (A) to select employees to participate in the Plan; (B) to establish and administer the Performance Goals and the Incentive Bonus opportunities applicable to each Participant and certify whether the Performance Goals have been attained; (C) to construe and interpret the Plan and any agreement or instrument entered into under or in connection with the Plan; (D) to establish, amend, and waive rules and regulations for the Plan’s administration; and (E) to make all other determinations that may be necessary or advisable for the administration of the Plan. Any determination by the Committee with respect to the Plan shall be final, binding and conclusive on all employees and Participants and anyone claiming under or through any of them. Neither the Committee, nor any member of the Committee, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Committee shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law.

B. Adjustments. In the event of any corporate transaction involving the Company (including, without limitation, any subdivision or combination or exchange of the outstanding shares of common stock, stock dividend, stock split, spin-off, split-off, recapitalization, capital reorganization, liquidation, reclassification of shares of common stock, merger, consolidation, extraordinary cash distribution or sale, lease or transfer of substantially all of the assets of the Company, in each case, as determined by the Committee in its sole discretion), the Committee may make or provide for such adjustments in any Performance Goals applicable to an Incentive Bonus as the Committee may determine to be appropriate in order to prevent dilution or enlargement of the benefits of Participants hereunder (provided that with respect to Qualified Incentive Bonuses, any such adjustment shall be made in accordance with Code section 162(m) and the regulations thereunder).

V. Establishment of Performance Goals and Incentive Bonus Opportunities

No later than the Determination Date for each Performance Period, the Committee shall establish in writing (i) the employees of the Company, its Subsidiaries and Affiliates who shall be Participants in the Plan with respect to such Performance Period, (ii) the Performance Goals applicable to each such Participant (including, as the Committee deems advisable, threshold, target and maximum levels of performance), (iii) each Participant’s target and, if applicable, threshold and maximum Incentive Bonus opportunities for such Performance Period, (iv) the method for computing the amount of Incentive Bonuses that may be payable under the Plan to each Participant for such Performance Period if the Performance Goals established by the Committee for such Performance Period are attained in whole or in part and (v) whether such Incentive Bonuses are intended to be Qualified Incentive Bonuses or Non-Qualified Incentive Bonuses.

VI. Termination of Employment

Except as otherwise provided in Sections VI.A and VI.B below, payment of an Incentive Bonus shall be contingent upon (i) attainment of the applicable Performance Goals within the applicable Performance Period and (ii) the Participant’s continuing employment with the Company, a Subsidiary or Affiliate on the date such Incentive Bonus is paid.

A. Termination due to Death or Disability. If a Participant’s employment with the Company, a Subsidiary or Affiliate is terminated due to the Participant’s death or Disability prior to payment of an Incentive Bonus, the Committee may, in its sole discretion, permit all or any part of such Incentive Bonus to be paid without regard to the attainment of the applicable Performance Goals. Any Incentive Bonus to be paid pursuant to this Section VI.A shall be paid to the Participant or the Participant’s estate, as applicable, at the time the Company pays Incentive Bonuses to its employees generally in accordance with Section IX.

B. Other Terminations. If a Participant’s employment with the Company, a Subsidiary or Affiliate terminates for any reason other than the Participant’s death or Disability prior to the payment of an Incentive Bonus, then (i) in the case of a Qualified Incentive Bonus, the Committee may, in its sole discretion, permit the payment of all or any part of such Qualified Incentive Bonus, if any, that would have been paid to the Participant absent such termination based on the actual outcome of the applicable Performance Goals during the applicable Performance Period, as certified pursuant to Section VII.F, and (ii) in the case of a Non-Qualified Incentive Bonus, the Committee may, in its sole discretion, permit all or any part of such Non-Qualified Incentive Bonus to be paid without regard to the attainment of the applicable Performance Goals. Any Incentive Bonus to be paid pursuant to this Section VI.B shall be paid to the Participant at the time the Company pays Incentive Bonuses to its employees generally in accordance with Section IX.

VII. Additional Rules Applicable to Qualified Incentive Bonuses

A. Unless otherwise specifically determined by the Committee, any Incentive Bonus granted to a “covered employee” whose “applicable employee remuneration” (each within the meaning of Code Section 162(m)) is expected to exceed $1,000,000 for the year in which such Incentive Bonus may be paid is intended to be a Qualified Incentive Bonus.

B. Qualified Incentive Bonuses must be based solely on the attainment of one or more objective Performance Goals and may not be based on subjective criteria. In addition, no later than the Determination Date, the Committee shall designate in writing how the relevant Performance Goals with respect to the Performance Period will be calculated.

C. Neither the grant nor the payment of any Non-Qualified Incentive Bonus shall be made contingent on the failure to earn any Qualified Incentive Bonus.

D. The maximum aggregate Qualified Incentive Bonus that may be payable to any Participant under the Plan with respect to any fiscal year of the Company shall not exceed $1,000,000.

E. The Committee shall have no discretion to increase the amount of Qualified Incentive Bonuses that would otherwise be due upon attainment of the relevant Performance Goals; provided, however, that the Committee may exercise negative discretion within the meaning of Treasury regulation 1.162-27(e)(2)(iii)(A) with respect to any Qualified Incentive Bonus hereunder to reduce any amount that would otherwise be payable hereunder.

F. Payment of any Qualified Incentive Bonus pursuant to the Plan shall be contingent upon the Committee’s certifying in writing that the Performance Goals and any other material terms applicable to such Qualified Incentive Bonus were in fact satisfied, in accordance with applicable regulations under Code section 162(m). Unless and until the Committee so certifies, such Qualified Incentive Bonus shall not be paid.

VIII. Change in Control

In connection with the consummation of a Change in Control of the Company, the Committee may, in its sole discretion, permit all or any part of a Participant’s target Incentive Bonus for the Performance Period in which such Change in Control occurs to be paid without regard to the attainment of the applicable Performance Goals. Any Incentive Bonus to be paid pursuant to this Section VIII shall be paid to the Participant on or as soon as administratively practicable following the consummation of such Change in Control, but in no event later than March 15 of the year following the year in which such Change in Control occurs.

IX. Payment of Incentive Bonuses; Tax Withholdings

A. Earned Incentive Bonuses shall be paid no later than March 15th of the calendar year following the calendar year that includes the last day of the Performance Period with respect to which such Incentive Bonuses are earned.

B. The Company shall have the right to deduct from all Incentive Bonuses payable hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such payments and no Incentive Bonuses will be paid until the Participant has made arrangements with the Company to satisfy any such withholding taxes.

X. Non-exclusivity of Plan

Nothing in the Plan shall be construed in any way as limiting the authority of the Committee, the Board, the Company or any Subsidiary or Affiliate to establish any other annual or incentive compensation plan or as limiting the authority of any of the foregoing to pay cash bonuses or other supplemental or additional incentive compensation to any persons employed by the Company, its Subsidiaries or Affiliates, whether or not such person is a Participant in this Plan and regardless of how the amount of such bonus or compensation is determined.

XI. Amendment, Termination and Term of Plan

The Board, without the consent of any Participant, may at any time terminate or from time to time amend the Plan in whole or in part; provided, however, that no amendment with respect to, or affecting, Qualified Incentive Bonuses that would require the consent of the stockholders of the Company pursuant to section 162(m) of the Code shall be effective without such consent.

XII. Interpretation and Construction

A. No provision of the Plan, nor the status of any employee as a Participant, shall constitute an employment agreement or in any way affect the duration of any Participant’s employment, or the rights of the Company or the Participant to terminate such employment. Both the Participant and the applicable employer shall have the same ability to terminate employment as if the Plan had not been adopted.

B. Any provision of the Plan that could be construed to prevent Qualified Incentive Bonuses under the Plan from qualifying for deductibility under section 162(m) of the Code or Treasury regulation 1.162-27(e) shall, to such extent, be disregarded.

XIII. Adjustment; Repayment of Incentive Bonuses

All Incentive Bonuses paid or to be paid under the Plan are subject to rescission, cancellation or recoupment, in whole or in part, under any current or future “clawback” or similar policy of the Company.

XIV. Effective Date

The Plan shall be effective as of the date when, and only when, (i) the Company’s stockholders have approved the Plan, (ii) the Company’s stockholders have approved the proposal to approve the issuance of Common Stock in connection with the merger (“Merger”) contemplated by the Agreement and Plan of Merger dated as of August 5, 2013, among Parametric, VTB Holdings, Inc., a Delaware corporation, and Paris Acquisition Corp., a Delaware corporation, and the corresponding change of control of the Company, and (iii) the Merger has been consummated.

XV. Governing Law

The terms of the Plan shall be governed by the laws of the State of California, without reference to the conflicts of laws principles thereof.

*        *        *         *        *

IN WITNESS WHEREOF, the Company has caused the Plan to be effective as of the date set forth below.

PARAMETRIC SOUND CORPORATION

By:

Name:

Title:

Date:

F-7

ANNEX G

CONSENT OF SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We agree to the incorporation by reference in this Proxy Statement of our report dated November 26, 2013, relating to our audits of the consolidated financial statements of Parametric Sound Corporation as of and for the years ended September 30, 2013 and 2012 included in its Annual Report on Form 10-K for the year ended September 30, 2013 filed with the Securities and Exchange Commission on November 26, 2013.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

San Diego, California

December 2, 2013

ANNEX H

CONSENT OF FREED MAXICK CPAS, P.C.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statements on Form S-3 (File No. 333-188389 and File No. 333-173017), the Registration Statements on Form S-8 (File No. 333-171838, File No. 333-181653 and File No. 333-188390) and the proxy statement on Schedule 14A filed on or about the date hereof (the “proxy statement”) of Parametric Sound Corporation of our report dated November 4, 2013, relating to the consolidated financial statements of VTB Holdings, Inc. as of end for the year ended December 31, 2012, which is contained in the proxy statement.

/s/ FREED MAXICK CPAs, P.C.

Buffalo, New York

December 2, 2013

ANNEX I

CONSENT OF BDO USA, LLP

Consent of Independent Registered Public Accounting Firm

VTB Holdings, Inc.

Valhalla, New York

We hereby consent to the use in the Registration Statements on Form S-3 (File No. 333-188389 and File No. 333-173017), the Registration Statements on Form S-8 (File No. 333-171838, File No. 333-181653 and File No. 333-188390) and the proxy statement on Schedule 14A (the “proxy statement”) of Parametric Sound Corporation of our report dated November 4, 2013, relating to the consolidated financial statements of VTB Holdings, Inc., which is contained in the proxy statement.

/s/BDO USA, LLP

New York, New York

December 2, 2013